EXHIBIT 4

                                 Trust Agreement

================================================================================

                         GSAA HOME EQUITY TRUST 2005-12

                            ASSET-BACKED CERTIFICATES

                                 SERIES 2005-12

                                MASTER SERVICING

                                       and

                                 TRUST AGREEMENT

                                      among

                          GS MORTGAGE SECURITIES CORP.,
                                   Depositor,

                      HSBC BANK USA, NATIONAL ASSOCIATION,
                                     Trustee

                             WELLS FARGO BANK, N.A.

                                       and

                      DEUTSCHE BANK NATIONAL TRUST COMPANY

                                       and

                J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION,
                                   Custodians

                                       and

                             WELLS FARGO BANK, N.A.,
                  Master Servicer and Securities Administrator

                              Dated October 1, 2005


================================================================================

                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                                   DEFINITIONS

Section 1.01  Definitions..................................................

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                         REPRESENTATIONS AND WARRANTIES

Section 2.01  Conveyance of Mortgage Loans.................................
Section 2.02  Acceptance by the Custodians of the Mortgage Loans...........
Section 2.03  Execution and Delivery of Certificates.......................
Section 2.04  REMIC Matters................................................
Section 2.05  Representations and Warranties of the Depositor..............
Section 2.06  Representations and Warranties of JPMorgan...................
Section 2.07  Representations and Warranties of Deutsche Bank..............
Section 2.08  Representations and Warranties of Wells Fargo................

                                   ARTICLE III

                                 TRUST ACCOUNTS

Section 3.01  Excess Reserve Fund Account; Distribution Account............
Section 3.02  Investment of Funds in the Distribution Account..............

                                   ARTICLE IV

                                  DISTRIBUTIONS

Section 4.01  Priorities of Distribution...................................
Section 4.02  Monthly Statements to Certificateholders.....................
Section 4.03  Allocation of Applied Realized Loss Amounts..................
Section 4.04  Certain Matters Relating to the Determination of LIBOR.......
Section 4.05  Certain Matters Regarding the Class AF-3W Certificate
               Insurer.....................................................
Section 4.06  Claims Upon the Class AF-3W Certificate Insurance Policy;
               Policy Payments Account.....................................
Section 4.07  Effect of Payments by Class AF-3W Certificate Insurer;
               Subrogation.................................................
Section 4.08  Notices to Class AF-3W Certificate Insurer...................
Section 4.09  Securities Administrator To Hold Class AF-3W Certificate
               Insurance Policy............................................

                                    ARTICLE V

                                THE CERTIFICATES

Section 5.01  The Certificates.............................................
Section 5.02  Certificate Register; Registration of Transfer and
               Exchange of Certificates....................................
Section 5.03  Mutilated, Destroyed, Lost or Stolen Certificates............
Section 5.04  Persons Deemed Owners........................................
Section 5.05  Access to List of Certificateholders' Names and Addresses....
Section 5.06  Maintenance of Office or Agency..............................
Section 5.07  Rights of the Class AF-3W Certificate Insurer to Exercise
               Rights of Class AF-3W Certificateholders....................
Section 5.08  Class AF-3W Certificate Insurer Default......................

                                   ARTICLE VI

                                  THE DEPOSITOR

Section 6.01  Respective Liabilities of the Depositor......................
Section 6.02  Merger or Consolidation of the Depositor.....................
Section 6.03  Limitation on Liability of the Depositor and Others..........
Section 6.04  Servicing Compliance Review..................................
Section 6.05  Option to Purchase Defaulted Mortgage Loans..................

                                   ARTICLE VII

                                SERVICER DEFAULT

Section 7.01  Events of Default............................................
Section 7.02  Master Servicer to Act; Appointment of Successor.............
Section 7.03  Master Servicer to Act as Servicer...........................
Section 7.04  Notification to Certificateholders...........................

                                  ARTICLE VIII

                    CONCERNING THE TRUSTEE AND THE CUSTODIANS

Section 8.01  Duties of the Trustee and the Custodians.....................
Section 8.02  Custodial Responsibilities...................................
Section 8.03  Certain Matters Affecting the Trustee and the Custodians.....
Section 8.04  Trustee and Custodians Not Liable for Certificates or
               Mortgage Loans..............................................
Section 8.05  Trustee and Securities Administrator May Own Certificates....
Section 8.06  Trustee's Fees and Expenses..................................
Section 8.07  Eligibility Requirements for the Trustee.....................
Section 8.08  Resignation and Removal of the Trustee.......................
Section 8.09  Successor Trustee............................................
Section 8.10  Merger or Consolidation of the Trustee or the Custodians.....
Section 8.11  Appointment of Co-Trustee or Separate Trustee................
Section 8.12  Tax Matters..................................................
Section 8.13  Periodic Filings.............................................
Section 8.14  Tax Classification of the Excess Reserve Fund Account........
Section 8.15  Resignation of Custodian; Limitation on Liability............

                                   ARTICLE IX

                      ADMINISTRATION OF THE MORTGAGE LOANS
                             BY THE MASTER SERVICER

Section 9.01  Duties of the Master Servicer; Enforcement of Servicer's
               Obligations.................................................
Section 9.02  Maintenance of Fidelity Bond and Errors and Omissions
               Insurance...................................................
Section 9.03  Representations and Warranties of the Master Servicer........
Section 9.04  Master Servicer Events of Default............................
Section 9.05  Waiver of Default............................................
Section 9.06  Successor to the Master Servicer.............................
Section 9.07  Compensation of the Master Servicer..........................
Section 9.08  Merger or Consolidation......................................
Section 9.09  Resignation of the Master Servicer...........................
Section 9.10  Assignment or Delegation of Duties by the Master Servicer....
Section 9.11  Limitation on Liability of the Master Servicer...............
Section 9.12  Indemnification; Third Party Claims..........................

                                    ARTICLE X

                     CONCERNING THE SECURITIES ADMINISTRATOR

Section 10.01 Duties of Securities Administrator...........................
Section 10.02 Certain Matters Affecting the Securities Administrator.......
Section 10.03 Securities Administrator Not Liable for Certificates or
               Mortgage Loans..............................................
Section 10.04 Securities Administrator May Own Certificates................
Section 10.05 Securities Administrator's Fees and Expenses.................
Section 10.06 Eligibility Requirements for Securities Administrator........
Section 10.07 Resignation and Removal of Securities Administrator..........
Section 10.08 Successor Securities Administrator...........................
Section 10.09 Merger or Consolidation of Securities Administrator..........
Section 10.10 Assignment or Delegation of Duties by the Securities
               Administrator...............................................

                                   ARTICLE XI

                                   TERMINATION

Section 11.01 Termination upon Liquidation or Purchase of the Mortgage
               Loans.......................................................
Section 11.02 Final Distribution on the Certificates.......................
Section 11.03 Additional Termination Requirements..........................

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

Section 12.01 Amendment....................................................
Section 12.02 Recordation of Agreement; Counterparts.......................
Section 12.03 Governing Law................................................
Section 12.04 Intention of Parties.........................................
Section 12.05 Notices......................................................
Section 12.06 Severability of Provisions...................................
Section 12.07 Limitation on Rights of Certificateholders...................
Section 12.08 Certificates Nonassessable and Fully Paid....................
Section 12.09 Third Party Beneficiary......................................
Section 12.10 Waiver of Jury Trial.........................................


SCHEDULES

Schedule I  Mortgage Loan Schedule

EXHIBITS

EXHIBIT A   Form of Class A, Class M and Class B Certificates

EXHIBIT B   Form of Class P Certificate

EXHIBIT C   Form of Request for Release

EXHIBIT D   Form of Class R-1 and R-2 Certificates

EXHIBIT E   Form of Class X Certificate

EXHIBIT F   Form of Initial Certification of Custodian

EXHIBIT G   Form of Document Certification and Exception Report of Custodian

EXHIBIT H   Form of Residual Transfer Affidavit

EXHIBIT I   Form of Transferor Certificate

EXHIBIT J   Form of Rule 144A Letter

EXHIBIT K   Form of Certification to be Provided with Form 10-K

EXHIBIT L   Form of Master Servicer Certification to be Provided to Depositor

EXHIBIT M   Master Seller's Warranties and Servicing Agreement, dated August
            1, 2004, as amended by Amendment No. 1, dated as of April 26, 2005, between Goldman Sachs Mortgage Company and Wells Fargo Bank, N.A.

EXHIBIT N   Master Mortgage Loan Purchase and Interim Servicing Agreement,
            dated March 24, 2004, between Goldman Sachs Mortgage Company and
            First National Bank of Nevada

EXHIBIT O   Flow Servicing Rights Purchase and Servicing Agreement, dated
            August 22, 2005, between Goldman Sachs Mortgage Company and M&T
            Mortgage Corporation

EXHIBIT P   Form of Master Loan Purchase Agreement, between various sellers and Goldman Sachs Mortgage Company

EXHIBIT Q   Flow Servicing Agreement, dated May 1, 2005, between Goldman
            Sachs Mortgage Company and Countrywide Home Loans Servicing LP

EXHIBIT R   Representations and Warranties Agreement, dated as of October 28,
            2005, between Goldman Sachs Mortgage Company and GS Mortgage
            Securities Corp.

            THIS MASTER SERVICING AND TRUST AGREEMENT, dated as of October 1, 2005 (this "Agreement"), is hereby executed by and among GS MORTGAGE SECURITIES CORP., a Delaware corporation (the "Depositor"), HSBC BANK USA, NATIONAL ASSOCIATION, as trustee (in such capacity, the "Trustee"), WELLS FARGO BANK, N.A. ("Wells Fargo"), as a custodian, DEUTSCHE BANK NATIONAL TRUST COMPANY ("Deutsche Bank"), as a custodian, J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION ("JPMorgan"), as a custodian (Wells Fargo, Deutsche Bank and JPMorgan, each a "Custodian" and together the "Custodians") and WELLS FARGO BANK, N.A., as master servicer (in such capacity, the "Master Servicer") and as securities administrator (in such capacity, the "Securities Administrator").

                              W I T N E S S E T H:

            In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

                              PRELIMINARY STATEMENT

            The Securities Administrator on behalf of the Trust shall elect that two segregated asset pools within the Trust Fund be treated for federal income tax purposes as comprising two REMICs (each, a "Trust REMIC" or, in the alternative, the "Lower-Tier REMIC" and the "Upper-Tier REMIC", respectively). The Class X Interest and each Class of Principal Certificates (other than the right of each Class of Principal Certificates to receive Basis Risk Carry Forward Amounts), represents ownership of a regular interest in the Upper-Tier REMIC for purposes of the REMIC Provisions. The Class R-1 Certificates represent ownership of the sole class of residual interest in the Upper-Tier REMIC, and the Class R-2 Certificates represent ownership of the sole class of residual interest in the Lower-Tier REMIC for purposes of the REMIC Provisions. The Startup Day for each REMIC described herein is the Closing Date. The latest possible maturity date for each Certificate is the latest date referenced in
Section 2.04. The Upper-Tier REMIC shall hold as assets the several classes of uncertificated Lower-Tier Regular Interests, set out below. The Lower-Tier REMIC shall hold as assets the assets described in the definition of "Trust Fund" herein (other than the Prepayment Premiums and the Excess Reserve Fund Account). Each such Lower-Tier Regular Interest is hereby designated as a regular interest in the Lower-Tier REMIC. The Class LT-AV-1, Class LT-AF-2, Class LT-AF-3, Class LT-AF-3W, Class LT-AF-4, Class LT-AF-5, Class LT-AF-6, Class LT-M-1, Class LT-M-2, Class LT-M-3, Class LT-M-4, Class LT-M-5, Class LT-M-6, Class LT-B-1, Class LT-B-2, Class LT-B-3 and Class LT-B-4 Interests are hereby designated the LT-Accretion Directed Classes (the "LT Accretion Directed Classes"). The Class P Certificates represent beneficial ownership of the Prepayment Premiums, each Class of Principal Certificates represents a beneficial ownership of a regular interest in the Upper-Tier REMIC and the right to receive Basis Risk Carry Forward Amounts, the Class R-2 Certificates represent beneficial ownership of the right to receive payment of the Fair Market Value Excess, on or after the Optional Termination Date, by the Master Servicer of all Mortgage Loans (and REO Properties) and the Class X Interest represents beneficial ownership of a regular interest in the Upper-Tier REMIC and the Excess Reserve Fund Account, which portions of the Trust Fund shall be treated as a grantor trust.

                       Lower-Tier                                 Corresponding
 Lower-Tier Interest    Interest   Initial Lower-Tier Principal    Upper-Tier
     Designation          Rate                Amount               REMIC Class
--------------------- ----------- ------------------------------ ---------------
Class LT-AV-1             (1)      1/2 initial Class Certificate        AV-1
                                   Balance of Corresponding
                                   Upper-Tier REMIC Regular
                                   Interest
Class LT-AF-2             (1)      1/2 initial Class Certificate        AF-2
                                   Balance of Corresponding
                                   Upper-Tier REMIC Regular
                                   Interest
Class LT-AF-3             (1)      1/2 initial Class Certificate        AF-3
                                   Balance of Corresponding
                                   Upper-Tier REMIC Regular
                                   Interest
Class LT-AF-3W            (1)      1/2 initial Class Certificate        AF-3W
                                   Balance of Corresponding
                                   Upper-Tier REMIC Regular
                                   Interest
Class LT-AF-4             (1)      1/2 initial Class Certificate        AF-4
                                   Balance of Corresponding
                                   Upper-Tier REMIC Regular
                                   Interest
Class LT-AF-5             (1)      1/2 initial Class Certificate        AF-5
                                   Balance of Corresponding
                                   Upper-Tier REMIC Regular
                                   Interest
Class LT-AF-6             (1)      1/2 initial Class Certificate        AF-6
                                   Balance of Corresponding
                                   Upper-Tier REMIC Regular
                                   Interest
Class LT-M-1              (1)      1/2 initial Class Certificate         M-1
                                   Balance of Corresponding
                                   Upper-Tier REMIC Regular
                                   Interest
Class LT-M-2              (1)      1/2 initial Class Certificate         M-2
                                   Balance of Corresponding
                                   Upper-Tier REMIC Regular
                                   Interest
Class LT-M-3              (1)      1/2 initial Class Certificate         M-3
                                   Balance of Corresponding
                                   Upper-Tier REMIC Regular
                                   Interest
Class LT-M-4              (1)      1/2 initial Class Certificate         M-4
                                   Balance of Corresponding
                                   Upper-Tier REMIC Regular
                                   Interest
Class LT-M-5              (1)      1/2 initial Class Certificate         M-5
                                   Balance of Corresponding
                                   Upper-Tier REMIC Regular
                                   Interest
Class LT-M-6              (1)      1/2 initial Class Certificate         M-6
                                   Balance of Corresponding
                                   Upper-Tier REMIC Regular
                                   Interest
Class LT-B-1              (1)      1/2 initial Class Certificate         B-1
                                   Balance of Corresponding
                                   Upper-Tier REMIC Regular
                                   Interest
Class LT-B-2              (1)      1/2 initial Class Certificate         B-2
                                   Balance of Corresponding
                                   Upper-Tier REMIC Regular
                                   Interest
Class LT-B-3              (1)      1/2 initial Class Certificate         B-3
                                   Balance of Corresponding
                                   Upper-Tier REMIC Regular
                                   Interest
Class LT-B-4              (1)      1/2 initial Class Certificate         B-4
                                   Balance of Corresponding
                                   Upper-Tier REMIC Regular
                                   Interest
Class LT-Accrual          (1)      1/2 Pool Stated Principal
                                   Balance plus 1/2
                                   Overcollateralized Amount,
                                   less aggregate initial Lower
                                   Tier Principal Amounts of
                                   Class LT-Group I and
                                   Class LT-Group II Interests

------------

(1) The interest rate with respect to any Distribution Date for these interests is a per annum variable rate equal to the WAC Cap (without reduction for the Premium Rate).

            The Lower-Tier REMIC shall hold as assets all of the assets included in the Trust Fund, other than the Prepayment Premiums and the Excess Reserve Fund Account.

            On each Distribution Date, 50% of the increase in the Overcollateralized Amount shall be payable as a reduction of the Lower-Tier Principal Amount of the LT-Accretion Directed Classes (each such Class will be reduced by an amount equal to 50% of any increase in the Overcollateralized Amount that is attributable to a reduction in the Class Certificate Balance of its Corresponding Class) and shall be accrued and added to the Lower-Tier Principal Amount of the Class LT-Accrual Interest. On each Distribution Date, the increase in the Lower-Tier Principal Amount of the Class LT-Accrual Interest may not exceed interest accruals for such Distribution Date for the Class LT-Accrual Interest. In the event that: (i) 50% of the increase in the Overcollateralized Amount exceeds (ii) interest accruals on the Class LT-Accrual Interest for such Distribution Date, the excess for such Distribution Date (accumulated with all such excesses for all prior Distribution Dates) will be added to any increase in the Overcollateralized Amount for purposes of determining the amount of interest accrual on the Class LT-Accrual Interest payable as principal on the LT-Accretion Directed Classes on the next Distribution Date pursuant to the first sentence of this paragraph. All payments of scheduled principal and prepayments of principal generated by the Mortgage Loans or paid under the Class AF-3W Certificate Insurance Policy and all Subsequent Recoveries shall be allocated (i) 50% to the Class LT-Accrual Interest and (ii) 50% to the LT-Accretion Directed Classes (principal payments and Subsequent Recoveries shall be allocated among such LT-Accretion Directed Classes in an amount equal to 50% of the principal amounts allocated to their respective Corresponding Classes), until paid in full. Notwithstanding the above, principal payments allocated to the Class X Interest that result in the reduction in the Overcollateralized Amount shall be allocated to the Class LT-Accrual Interest (until paid in full). Realized Losses shall be applied so that after all distributions have been made on each Distribution Date (i) the Lower-Tier Principal Amount of each of the LT-Accretion Directed Classes is equal to 50% of the Class Certificate Balance of its Corresponding Class, and
(ii) the Class LT-Accrual Interest is equal to 50% of the aggregate Stated Principal Balance of the Mortgage Loans plus 50% of the Overcollateralized Amount. Any increase in the Class Certificate Balance of a Class of LIBOR Certificates as a result of a Subsequent Recovery shall increase the Lower-Tier Principal Amount of the Corresponding Class of Lower-Tier Regular Interest by 50% of such increase, and the remaining 50% of such increase shall increase the Lower-Tier Principal Amount of the Class LT-Accrual Interest.

            In addition to issuing the Lower-Tier Regular Interests, the Lower-Tier REMIC shall issue the Class R-2 Certificates, which shall be the sole class of residual interests in the Lower-Tier REMIC. The Class R-2 Certificates will be issued as a single certificate in definitive form in a principal amount of $100 and shall have no interest rate. Amounts received by the Class R-2 Certificates shall be deemed paid from the Lower-Tier REMIC. The Class LT R-2 Interest shall be deemed to receive amounts received by the Class R-2 Certificates.

            The Upper-Tier REMIC shall issue the following classes of Upper-Tier Regular Interests, and each such interest, other than the Class UT-R Interest, is hereby designated as a regular interest in the Upper-Tier REMIC.

                                               Initial Upper-Tier
                        Upper-Tier Interest     Principal Amount
                             Rate and          and Corresponding   Corresponding
     Upper-Tier            Corresponding       Class Certificate     Class of
  Class Designation   Class Pass-Through Rate       Balance        Certificates
-------------------- ------------------------ ------------------- --------------
Class AV-1                      (1)               $ 253,054,000    AV-1
Class AF-2                      (2)               $  21,174,000    AF-2
Class AF-3                      (3)               $  18,492,000    AF-3
Class AF-3W                     (4)               $  75,000,000    AF-3W
Class AF-4                      (5)               $  64,211,000    AF-4
Class AF-5                      (6)               $  42,067,000    AF-5
Class AF-6                      (7)               $  52,666,000    AF-6
Class M-1                       (8)               $   7,105,000    Class M-1(19)
Class M-2                       (9)               $   7,105,000    Class M-2(19)
Class M-3                      (10)               $   3,979,000    Class M-3(19)
Class M-4                      (11)               $   3,694,000    Class M-4(19)
Class M-5                      (12)               $   3,694,000    Class M-5(19)
Class M-6                      (13)               $   2,842,000    Class M-6(19)
Class B-1                      (14)               $   2,558,000    Class B-1
Class B-2                      (15)               $   1,989,000    Class B-2
Class B-3                      (16)               $   2,842,000    Class B-3
Class B-4                      (17)               $   3,126,000    Class B-4
Class X                        (18)                        (18)    Class X(18)

------------

(1) The Class AV-1 Interest will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (i) LIBOR plus 0.13000% and (ii) the WAC Cap.

(2) The Class AF-2 Interest will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (i) 4.97160% and (ii) the WAC Cap.

(3) The Class AF-3 Interest will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (i) 5.06940% and (ii) the WAC Cap.

(4) The Class AF-3W Interest will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (i) 4.99900% and (ii) the WAC Cap.

(5) The Class AF-4 Interest will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (i) 5.34387% and (ii) the WAC Cap.

(6) The Class AF-5 Interest will bear interest during each Interest Accrual Period at a per annum rate equal to (a) on or prior to the first possible Optional Termination Date, the lesser of (i) 5.65845% and (ii) the WAC Cap or (b) after the first distribution date on which the optional clean up call is exercisable, the lesser of (i) 6.15845% and (ii) the WAC Cap.

(7) The Class AF-6 Interest will bear interest during each Interest Accrual Period at a per annum rate equal to (a) on or prior to the first possible Optional Termination Date, the lesser of (i) 5.17605% and (ii) the WAC Cap or (b) after the first distribution date on which the optional clean up call is exercisable, the lesser of (i) 5.67605% and (ii) the WAC Cap.

(8) The Class M-1 Interest will bear interest during each Interest Accrual Period at a per annum rate equal to (a) on or prior to the first possible Optional Termination Date, the lesser of (i) 5.44765% and (ii) the WAC Cap or (b) after the first distribution date on which the optional clean up call is exercisable, the lesser of (i) 5.94765% and (ii) the WAC Cap.

(9) The Class M-2 Interest will bear interest during each Interest Accrual Period at a per annum rate equal to (a) on or prior to the first possible Optional Termination Date, the lesser of (i) 5.54697% and (ii) the WAC Cap or (b) after the first distribution date on which the optional clean up call is exercisable, the lesser of (i) 6.04697% and (ii) the WAC Cap.

(10) The Class M-3 Interest will bear interest during each Interest Accrual Period at a per annum rate equal to (a) on or prior to the first possible Optional Termination Date, the lesser of (i) 5.59657% and (ii) the WAC Cap or (b) after the first distribution date on which the optional clean up call is exercisable, the lesser of (i) 6.19657% and (ii) the WAC Cap.

(11) The Class M-4 Interest will bear interest during each Interest Accrual Period at a per annum rate equal to (a) on or prior to the first possible Optional Termination Date, the lesser of (i) 5.69603% and (ii) the WAC Cap or (b) after the first distribution date on which the optional clean up call is exercisable, the lesser of (i) 6.19603% and (ii) the WAC Cap.

(12) The Class M-5 Interest will bear interest during each Interest Accrual Period at a per annum rate equal to (a) on or prior to the first possible Optional Termination Date, the lesser of (i) 5.79545% and (ii) the WAC Cap or (b) after the first distribution date on which the optional clean up call is exercisable, the lesser of (i) 6.29545% and (ii) the WAC Cap.

(13) The Class M-6 Interest will bear interest during each Interest Accrual Period at a per annum rate equal to (a) on or prior to the first possible Optional Termination Date, the lesser of (i) 5.94437% and (ii) the WAC Cap or (b) after the first distribution date on which the optional clean up call is exercisable, the lesser of (i) 6.44437% and (ii) the WAC Cap.

(14) The Class B-1 Interest will bear interest during each Interest Accrual Period at a per annum rate equal to (a) on or prior to the first possible Optional Termination Date, the lesser of (i) 6.09089% and (ii) the WAC Cap or (b) after the first distribution date on which the optional clean up call is exercisable, the lesser of (i) 6.59089% and (ii) the WAC Cap.

(15) The Class B-2 Interest will bear interest during each Interest Accrual Period at a per annum rate equal to (a) on or prior to the first possible Optional Termination Date, the lesser of (i) 6.10000% and (ii) the WAC Cap or (b) after the first distribution date on which the optional clean up call is exercisable, the lesser of (i) 6.60000% and (ii) the WAC Cap.

(16) The Class B-3 Interest will bear interest during each Interest Accrual Period at a per annum rate equal to (a) on or prior to the first possible Optional Termination Date, the lesser of (i) 6.10000% and (ii) the WAC Cap or (b) after the first distribution date on which the optional clean up call is exercisable, the lesser of (i) 6.60000% and (ii) the WAC Cap.

(17) The Class B-4 Interest will bear interest during each Interest Accrual Period at a per annum rate equal to (a) on or prior to the first possible Optional Termination Date, the lesser of (i) 6.10000% and (ii) the WAC Cap or (b) after the first distribution date on which the optional clean-up call is exercisable, the lesser of (i) 6.60000% and (ii) the WAC Cap.

(18) The Class X Interest will have a principal balance to the extent of any Overcollateralized Amount. The Class X Interest will not accrue interest on such balance but will accrue interest on a notional principal balance. As of any Distribution Date, the Class X Interest shall have a notional principal balance equal to the aggregate of the principal balances of the Lower-Tier Regular Interests as of the first day of the related Interest Accrual Period. With respect to any Interest Accrual Period, the Class X Interest shall bear interest at a rate equal to the excess, if any, of the WAC Cap (without reduction for the Premium Rate) over the product of (i) 2 and (ii) the weighted average Lower-Tier Interest Rate of the Lower-Tier Regular Interests, where the Lower-Tier Interest Rate on the Class LT-Accrual Interest is subject to a cap equal to zero and each LT-Accretion Directed Class is subject to a cap equal to the Pass-Through Rate on its Corresponding Class; provided, however, that if the Pass-Through Rate of the Class AF-3W Interest is calculated by reference to clause (i) of its Pass-Through Rate, the cap with respect to the LT-AF-3W Interest shall be increased by the lesser of (A) the Premium Rate and (B) the excess of clause (ii) over clause (i) thereof for purposes of the calculation. With respect to any Distribution Date, interest that so accrues on the notional principal balance of the Class X Interest shall be deferred in an amount equal to any increase in the Overcollateralized Amount on such Distribution Date. Such deferred interest shall not itself bear interest. The Class X Certificates will represent beneficial ownership of the Class X Interest and amounts in the Excess Reserve Fund Account, subject to the obligation to make payments from the Excess Reserve Fund Account in respect of Basis Risk Carry Forward Amounts. For federal income tax purposes, the Securities Administrator will treat the Class X Certificateholders' obligation to make payments from the Excess Reserve Fund Account as payments made pursuant to an interest rate cap contract written by the Class X Certificateholders in favor of each Class of Principal Certificates. Such rights of the Class X Certificateholders and Principal Certificateholders shall be treated as held in a portion of the Trust Fund that is treated as a grantor trust under subpart E, Part I of subchapter J of the Code.

(19) Each of these Certificates will represent not only the ownership of the Corresponding Class of Upper-Tier Regular Interest but also the right to receive payments from the Excess Reserve Fund Account in respect of any Basis Risk Carry Forward Amounts. For federal income tax purposes, the Securities Administrator will treat a Certificateholder's right to receive payments from the Excess Reserve Fund Account as payments made pursuant to an interest rate cap contract written by the Class X Certificateholders.

            In addition to issuing the Upper-Tier Regular Interests, the Upper-Tier REMIC shall issue the Class R-1 Certificates, which shall be the sole class of residual interests in the Upper-Tier REMIC. The Class R-1 Certificates will be issued as a single certificate in definitive form in a principal amount of $100 and shall have no interest rate. Amounts received by the Class R-1 Certificates shall be deemed paid from the Upper-Tier REMIC.

            The foregoing REMIC structure is intended to cause all of the cash from the Mortgage Loans to flow through to the Upper-Tier REMIC as cash flow on a REMIC regular interest, without creating any shortfall--actual or potential (other than for credit losses) to any REMIC regular interest. It is not intended that the Class R-1 or Class R-2 Certificates be entitled to any cash flow pursuant to this Agreement except as provided in Section 4.01(a)(ii)(A)(I)(a) hereunder.

            For any purpose for which the Pass-Through Rates are calculated, the interest rate on the Mortgage Loans shall be appropriately adjusted to account for the difference between the monthly day count convention of the Mortgage Loans and the monthly day count convention of the regular interests issued by each of the REMICs. For purposes of calculating the Pass-Through Rates for each of the interests issued by the Lower-Tier REMIC such rates shall be adjusted to equal a monthly day count convention based on a 30 day month for each Due Period and a 360-day year so that the Mortgage Loans and all regular interests will be using the same monthly day count convention.

            The minimum denomination for each Class of the Offered Certificates will be $50,000 initial Certificate Balance, with integral multiples of $1 in excess thereof except that one Certificate in each Class may be issued in a different amount. The minimum denomination for (a) the Class R-1 and Class R-2 Certificates will each be $100 and each will be a 100% Percentage Interest in such Class and (b) the Class P and X Certificates will be a 1% Percentage Interest in each such Class.

            Set forth below are designations of Classes of Certificates to the categories used herein:

Book-Entry Certificates           All Classes of Certificates other than the
                                  Physical Certificates.

Class A Certificates              The Class AV-1, Class AF-2, Class AF-3, Class
                                  AF-3W, Class AF-4, Class AF-5 and Class AF-6, collectively.

Class B Certificates              The Class B-1, Class B-2, Class B-3 and Class
                                  B-4, collectively.

Class M Certificates              The Class M-1, Class M-2, Class M-3, Class
                                  M-4, Class M-5 and Class M-6, collectively.

Class R Certificates              The Class R-1 and Class R-2 Certificates,
                                  collectively.

ERISA-Restricted                  The Class B-4 Certificates, the Physical
Certificates                      Certificates and any Certificate with a rating
                                  below the lowest applicable permitted rating under the Underwriters' Exemption.

Fixed Rate Certificates           The Class AF-2, Class AF-3, Class AF-3W, Class
                                  AF-4, Class AF-5, Class AF-6, Class M-1, Class
                                  M-2, Class M-3, Class M-4, Class M-5, Class
                                  M-6, Class B-1, Class B-2, Class B-3 and Class
                                  B-4 Certificates, collectively.

LIBOR Certificates                The Class AV-1 Certificates.

Offered Certificates              All Classes of Certificates other than the
                                  Private Certificates.

Physical Certificates             The Class P, Class X and Class R Certificates.

Principal Certificates            Fixed Rate Certificates and LIBOR
                                  Certificates.

Private Certificates              Class B-4, Class P and Class X Certificates.

Rating Agencies                   Moody's and S&P.

Regular Certificates              All Classes of Certificates other than the
                                  Class R Certificates.

Residual Certificates             The Class R Certificates.

Subordinated Certificates         The Class M and Class B Certificates.

                                    ARTICLE I

                                   DEFINITIONS

            Section 1.01 Definitions. Capitalized terms used herein but not defined herein shall have the meanings given them in the applicable Servicing Agreement or Sale Agreement. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

            60+ Day Delinquent Mortgage Loan: Each Mortgage Loan with respect to which any portion of a Monthly Payment is, as of the last day of the prior Due Period, two months or more past due (without giving effect to any grace period), each Mortgage Loan in foreclosure, all REO Property and each Mortgage Loan for which the Mortgagor has filed for bankruptcy.

            Account: Any of the Distribution Account, the Policy Payments Account or the Excess Reserve Fund Account. Each Account shall be an Eligible Account.

            Accrued Certificate Interest Distribution Amount: With respect to any Distribution Date for each Class of Principal Certificates, the amount of interest accrued during the related Interest Accrual Period at the applicable Pass-Through Rate on the related Class Certificate Balance immediately prior to such Distribution Date, as reduced by such Class's share of Net Prepayment Interest Shortfalls and Relief Act Interest Shortfalls for the related Due Period allocated to such Class pursuant to Section 4.02. The term "Accrued Certificate Interest" as used in the Class AF-3W Certificate Insurance Policy has the same meaning as the term "Accrued Certificate Interest Distribution Amount" used herein.

            Adjusted Net Mortgage Interest Rate: As to each Mortgage Loan and at any time, the per annum rate equal to the Mortgage Interest Rate less the Expense Fee Rate and solely for the purpose of determining the Pass-Through Rate on the Class AF-3W Certificates, the Premium Rate.

            Advance: Any Monthly Advance or Servicing Advance.

            Affiliate: With respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For the purposes of this definition, "control" means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agreement: This Master Servicing and Trust Agreement and all amendments or supplements hereto.

            Applied Realized Loss Amount: With respect to any Distribution Date, the amount, if any, by which the aggregate Class Certificate Balance of the Principal Certificates after distributions of principal on such Distribution Date exceeds the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date.

            Assignment Agreement: A Step 1 Assignment Agreement or a Step 2 Assignment Agreement.

            Assignment of Mortgage: An executed assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form (other than the assignee's name and recording information not yet returned from the recording office), reflecting the sale of the Mortgage to the Trustee.

            Available Funds: With respect to any Distribution Date and the Mortgage Loans to the extent received by the Master Servicer (x) the sum of (without duplication) (i) all scheduled installments of interest (net of the related Expense Fees) and principal due on the Due Date on such Mortgage Loans in the related Due Period and received on or prior to the related Determination Date, together with any Monthly Advances in respect thereof; (ii) all Condemnation Proceeds, Insurance Proceeds and Liquidation Proceeds received during the related Principal Prepayment Period (in each case, net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed Advances, if any); (iii) all partial or full prepayments (excluding Prepayment Premiums) on the Mortgage Loans received during the related Principal Prepayment Period together with all Compensating Interest paid in connection therewith; (iv) all amounts received with respect to such Distribution Date in connection with a purchase or repurchase of a Deleted Mortgage Loan; (v) all amounts received with respect to such Distribution Date as a Substitution Adjustment Amount received in connection with the substitution of a Mortgage Loan; and (vi) all proceeds received with respect to the termination of the Trust Fund pursuant to clause (a) of Section 11.01; reduced by (y) all amounts in reimbursement for Monthly Advances and Servicing Advances previously made with respect to the Mortgage Loans, and other amounts as to which the Servicers, the Depositor, the Master Servicer, the Securities Administrator, the Trustee (or co-trustee) or the Custodians are entitled to be paid or reimbursed pursuant to this Agreement.

            Basic Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the aggregate Principal Remittance Amount for such Distribution Date over (ii) the Excess Overcollateralized Amount, if any, for such Distribution Date.

            Basis Risk Carry Forward Amount: With respect to each Class of Principal Certificates, as of any Distribution Date, the sum of (A) if on such Distribution Date the Pass-Through Rate for any Class of Principal Certificates is based upon the WAC Cap, the excess, if any, of (i) the Accrued Certificate Interest Distribution Amount on such Class of Certificates would otherwise be entitled to receive on such Distribution Date had such Pass-Through Rate not been subject to the WAC Cap, over (ii) the Accrued Certificate Interest Distribution Amount payable on such Class of Certificates received on such Distribution Date taking into account the WAC Cap and (B) the Basis Risk Carry Forward Amount for such Class of Certificates for all previous Distribution Dates not previously paid, together with interest thereon at a rate equal to the applicable Pass-Through Rate for such Class of Certificates for such Distribution Date, without giving effect to the WAC Cap).

            Basis Risk Payment: For any Distribution Date, an amount equal to the lesser of (i) the aggregate of the Basis Risk Carry Forward Amounts for such Distribution Date and (ii) the Class X Distributable Amount (prior to any reduction for Basis Risk Payments).

            Book-Entry Certificates: As specified in the Preliminary Statement.

            Business Day: Any day other than (i) Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in (a) the States of New York or California, (b) the State in which a Servicer's servicing operations are located, or (c) the State in which the Trustee's operations are located, are authorized or obligated by law or executive order to be closed.

            Certificate: Any one of the Certificates executed by the Securities Administrator in substantially the forms attached hereto as exhibits.

            Certificate Balance: With respect to any Class of Principal Certificates or Residual Certificates, at any date, the maximum dollar amount of principal to which the Holder thereof is then entitled hereunder, such amount being equal to the Denomination thereof minus all distributions of principal previously made with respect thereto and in the case of any Subordinated Certificates, reduced by any Applied Realized Loss Amounts applicable to such Class of Subordinated Certificates; provided, however, that immediately following the Distribution Date on which a Subsequent Recovery is distributed, the Class Certificate Balances of any Class or Classes of Certificates that have been previously reduced by Applied Realized Loss Amounts will be increased, in order of seniority, by the amount of the Subsequent Recovery distributed on such Distribution Date (up to the amount of Applied Realized Loss Amounts allocated to such Class or Classes). The Class X and Class P Certificates have no Certificate Balance.

            Certificate Owner: With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Book-Entry Certificate.

            Certificate Register: The register maintained pursuant to Section 5.02.

            Certificateholder or Holder: The Person in whose name a Certificate is registered in the Certificate Register, except that, solely for the purpose of giving any consent pursuant to this Agreement, any Certificate registered in the name of the Depositor or any Affiliate of the Depositor shall be deemed not to be Outstanding and the Percentage Interest evidenced thereby shall not be taken into account in determining whether the requisite amount of Percentage Interests necessary to effect such consent has been obtained; provided, however, that if any such Person (including the Depositor) owns 100% of the Percentage Interests evidenced by a Class of Certificates, such Certificates shall be deemed to be Outstanding for purposes of any provision hereof that requires the consent of the Holders of Certificates of a particular Class as a condition to the taking of any action hereunder. The Securities Administrator is entitled to rely conclusively on a certification of the Depositor or any Affiliate of the Depositor in determining which Certificates are registered in the name of an Affiliate of the Depositor.

            Certification: As defined in Section 8.13(b).

            Class: All Certificates bearing the same class designation as set forth in this Agreement.

            Class A Certificates: As specified in the Preliminary Statement.

            Class A Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the aggregate Class Certificate Balance of the Class A Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 85.30% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over the Overcollateralization Floor.

            Class AF-2 Certificates: All Certificates bearing the class designation of "Class AF-2."

            Class AF-3 Certificates: All Certificates bearing the class designation of "Class AF-3."

            Class AF-3W Certificate Insured Amount: With respect to each Distribution Date, the distribution to be made to Holders of Class AF-3W Certificates on such Distribution Date, in an aggregate amount equal to the sum of (a) the Accrued Certificate Interest Distribution Amount on the Class AF-3W Certificates on such Distribution Date, (b) any Class AF-3W Principal Parity Amount for such Distribution Date, and (c) if such Distribution Date is the Final Scheduled Distribution Date or the date of earlier termination of the Trust pursuant to the terms of this Agreement, the Class Certificate Balance of the Class AF-3W Certificates, to the extent unpaid on such date (without duplication of amounts included pursuant to clause (b) above), after giving effect to all payments of principal of the Class AF-3W Certificates, including all Prior Principal Parity Payments, in each case in accordance with the original terms of the Class AF-3W Certificates when issued and without regard to any amendment or modification of the Class AF-3W Certificates or this Agreement except amendments or modifications to which the Class AF-3W Certificate Insurer has given its prior written consent. The Class AF-3W Certificate Insured Amount shall not include, nor shall coverage be provided under the Class AF-3W Certificate Insurance Policy in respect of, any taxes, withholding or other charge imposed by any governmental authority due in connection with the payment of any Class AF-3W Certificate Insured Amount to a Holder, any Relief Act Interest Shortfall, any Prepayment Interest Shortfalls to the extent not covered by a Servicer, or any Basis Risk Carry Forward Amounts that may be incurred or that may be distributable to the Class AF-3W Certificates.

            Class AF-3W Certificate Insurance Policy: The Financial Security Assurance Inc. Policy No. 51691-N, and all endorsements thereto dated the Closing Date, issued by the Class AF-3W Certificate Insurer for the benefit of the Class AF-3W Certificateholders.

            Class AF-3W Certificate Insurer: Financial Security Assurance Inc., a New York stock insurance company organized and created under the laws of the State of New York, and its successors in interest.

            Class AF-3W Certificate Insurer Default: The existence and continuance of any of the following:

            (a) the Class AF-3W Certificate Insurer shall have failed to make a required payment when due under the Class AF-3W Certificate Insurance Policy in accordance with its terms;

            (b) the Class AF-3W Certificate Insurer shall have (i) filed a petition or commenced any case or proceeding under any provision or chapter of the United States Bankruptcy Code, the New York State Insurance Law or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation, or reorganization, (ii) made a general assignment for the benefit of its creditors or (iii) had an order for relief entered against it under the United States Bankruptcy Code, the New York State Insurance Law or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation, or reorganization that is final and nonappealable; or

            (c) a court of competent jurisdiction, the New York Department of Insurance or any other competent regulatory authority shall have entered a final and nonappealable order, judgment or decree (i) appointing a custodian, trustee, agent, or receiver for the Class AF-3W Certificate Insurer or for all or any material portion of its property or (ii) authorizing the taking of possession by a custodian, trustee, agent, or receiver of the Class AF-3W Certificate Insurer (or the taking of possession of all or any material portion of property of the Class AF-3W Certificate Insurer).

            Class AF-3W Certificates: All Certificates bearing the class designation of "Class AF-3W."

            Class AF-3W Principal Parity Amount: With respect to any Distribution Date, the product of (i) the Principal Parity Deficit and (ii) a fraction, the numerator of which is the Class Certificate Balance of the Class A-3W Certificates and the denominator of which is the aggregate Class Certificate Balances of all Class A Certificates, in each case on such Distribution Date after giving effect to all distributions to be made on such date.

            Class AF-4 Certificates: All Certificates bearing the class designation of "Class AF-4."

            Class AF-5 Certificates: All Certificates bearing the class designation of "Class AF-5."

            Class AF-6 Certificates: All Certificates bearing the class designation of "Class AF-6."

            Class AF-6 Calculation Percentage: With respect to any Distribution Date, a fraction, expressed as a percentage, the numerator of which is the Class Certificate Balance of the Class AF-6 Certificates and the denominator of which is the aggregate Class Certificate Balance of the Class-A Certificates, in each case before giving effect to distribution of principal on that Distribution Date.

            Class AF-6 Lockout Distribution Amount: With respect to any Distribution Date, an amount equal to the product of (i) the applicable Class AF-6 Calculation Percentage for that Distribution Date, (ii) the Class AF-6 Lockout Percentage for that Distribution Date and (iii) the aggregate amount of principal distributable to the Class-A Certificates on that Distribution Date. In no event will the Class AF-6 Lockout Distribution Amount exceed the lesser of the outstanding Class Certificate Balance for the Class AF-6 Certificates or the Class-A Principal Distribution Amount for the applicable Distribution Date.

            Class AF-6 Lockout Percentage: For any Distribution Date, the following:

                        Class AF-6       Distribution Date
                    Lockout Percentage       (Months)
                    ------------------   -----------------
                          1 to 36                0%
                          37 to 60               45%
                          61 to 72               80%
                          73 to 84              100%
                     85 and thereafter          300%


            Class AV-1 Certificates: All Certificates bearing the class designation of "Class AV-1."

            Class B Certificates: As specified in the Preliminary Statement.

            Class B-1 Certificates: All Certificates bearing the class designation of "Class B-1."

            Class B-1 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution
Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (F) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the payment of the Class M-5 Principal Distribution Amount on such Distribution Date), (G) the Class Certificate Principal Balance of the Class M-6 Certificates (after taking into account the payment of the Class M-6 Principal Distribution Amount on such Distribution Date), and (H) the Class Certificate Balance of the Class B-1 Certificates immediately prior to such Distribution Date over (ii) the lesser of
(A) the product of (x) 96.20% and (y) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date, and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over the Overcollateralization Floor.

            Class B-2 Certificates: All Certificates bearing the class designation of "Class B-2."

            Class B-2 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution
Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (F) the Class Certificate Balance of the Class B-1 Certificates (after taking into account the distribution of the Class B-1 Principal Distribution Amount on such Distribution Date) and (G) the Class Certificate Balance of the Class B-2 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) (x) the product of 96.90% and (y) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over the Overcollateralization Floor.

            Class B-3 Certificates: All Certificates bearing the class designation of "Class B-3."

            Class B-3 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution
Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (F) the Class Certificate Balance of the Class B-1 Certificates (after taking into account the distribution of the Class B-1 Principal Distribution Amount on such Distribution Date), (G) the Class Certificate Balance of the Class B-2 Certificates (after taking into account the distribution of the Class B-2 Principal Distribution Amount on such Distribution
Date) and (H) the Class Certificate Balance of the Class B-3 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) (x) the product of 97.90% and (y) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over the Overcollateralization Floor.

            Class B-4 Certificates: All Certificates bearing the class designation of "Class B-4."

            Class B-4 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution
Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (F) the Class Certificate Balance of the Class B-1 Certificates (after taking into account the distribution of the Class B-1 Principal Distribution Amount on such Distribution Date), (G) the Class Certificate Balance of the Class B-2 Certificates (after taking into account the distribution of the Class B-2 Principal Distribution Amount on such Distribution
Date), (H) the Class Certificate Balance of the Class B-3 Certificates (after taking into account the distribution of the Class B-3 Principal Distribution Amount on such Distribution Date) and (I) the Class Certificate Balance of the Class B-4 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) (x) the product of 99.00% and (y) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over the Overcollateralization Floor.

            Class Certificate Balance: With respect to any Class and as to any date of determination, the aggregate of the Certificate Balances of all Certificates of such Class as of such date.

            Class M Certificates: As specified in the Preliminary Statement.

            Class M-1 Certificates: All Certificates bearing the class designation of "Class M-1."

            Class M-1 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution
Date), and (B) the Class Certificate Balance of the Class M-1 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) (x) the product of 87.80% and (y) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over the Overcollateralization Floor.

            Class M-2 Certificates: All Certificates bearing the class designation of "Class M-2."

            Class M-2 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date) and (C) the Class Certificate Balance of the Class M-2 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) (x) the product of 90.30% and (y) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over the Overcollateralization Floor.

            Class M-3 Certificates: All Certificates bearing the class designation of "Class M-3."

            Class M-3 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date) and (D) the Class Certificate Balance of the Class M-3 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) (x) the product of 91.70% and (y) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over the Overcollateralization Floor.

            Class M-4 Certificates: All Certificates bearing the class designation of "Class M-4."

            Class M-4 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution
Date) and (E) the Class Certificate Balance of the Class M-4 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) (x) the product of 93.00% and (y) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over the Overcollateralization Floor.

            Class M-5 Certificates: All Certificates bearing the class designation of "Class M-5."

            Class M-5 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution
Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date) and (F) the Class Certificate Balance of the Class M-5 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) (x) the product of 94.30% and (y) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over the Overcollateralization Floor.

            Class M-6 Certificates: All Certificates bearing the class designation of "Class M-6."

            Class M-6 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution
Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (F) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution Date) and (G) the Class Certificate Balance of the Class M-6 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) (x) the product of 95.30% and (y) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over the Overcollateralization Floor.

            Class P Certificates: All Certificates bearing the class designation of "Class P."

            Class R Certificates: All Certificates bearing the class designation of "Class R."

            Class R-1 Certificates: All Certificates bearing the class designation of "Class R-1."

            Class R-2 Certificates: All Certificates bearing the class designation of "Class R-2."

            Class X Certificates: All Certificates bearing the class designation of "Class X."

            Class X Distributable Amount: On any Distribution Date, (i) as a distribution in respect of interest, the amount of interest that has accrued on the Class X Interest and not applied as an Extra Principal Distribution Amount on such Distribution Date, plus any such accrued interest remaining undistributed from prior Distribution Dates, plus, without duplication, (ii) as a distribution in respect of principal, any portion of the principal balance of the Class X Interest which is distributable as an Overcollateralization Reduction Amount, minus (iii) any amounts paid as a Basis Risk Payment.

            Class X Interest: The Upper-Tier Regular Interest represented by the Class X Certificates as specified and described in the Preliminary Statement and the related footnote thereto.

            Closing Date: October 28, 2005.

            Code: The Internal Revenue Code of 1986, including any successor or amendatory provisions.

            Collection Account: The "Custodial Account" as defined in the applicable Servicing Agreement.

            Compensating Interest: For any Distribution Date and Servicer (other than Wells Fargo and M&T Mortgage), the lesser of (a) the Prepayment Interest Shortfall, if any, for such Distribution Date, with respect to voluntary Principal Prepayments by the Mortgagor (excluding any payments made upon liquidation of the Mortgage Loan), and (b) in the case of Countrywide Servicing, one half of the Servicing Fee payable to such Servicer for such Distribution Date. For any Distribution Date and Wells Fargo and M&T Mortgage, "Compensating Interest" shall mean the amount specified in clause (a) above.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Corporate Trust Office: With respect to the Securities Administrator, the principal office of the Securities Administrator at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attention: Corporate Trust, GSAA Home Equity Trust 2005-12, or at such other address as the Securities Administrator may designate from time to time by notice to the Certificateholders and the Class AF-3W Certificate Insurer. With respect to the Trustee, the principal office of the Trustee at 452 Fifth Avenue, New York, New York 10018, Attention: Corporate Trust & Loan Agency or at such other address as the Trustee may designate from time to time by notice to the Certificateholders and the Class AF-3W Certificate Insurer.

            Corresponding Class: The Class of interests in one Trust REMIC created under this Agreement that corresponds to the Class of interests in the other Trust REMIC or to a Class of Certificates in the manner set out below:

        Lower-Tier                  Upper-Tier               Corresponding
     Regular Interest            Regular Interest        Class of Certificates
--------------------------- ------------------------- --------------------------
Class LT-AV-1                       Class AV-1                 Class AV-1
Class LT-AF-2                       Class AF-2                 Class AF-2
Class LT-AF-3                       Class AF-3                 Class AF-3
Class LT-AF-3W                     Class AF-3W                Class AF-3W
Class LT-AF-4                       Class AF-4                 Class AF-4
Class LT-AF-5                       Class AF-5                 Class AF-5
Class AF-6                          Class AF-6                 Class AF-6
Class LT-M-1                         Class M-1                  Class M-1
Class LT-M-2                         Class M-2                  Class M-2
Class LT-M-3                         Class M-3                  Class M-3
Class LT-M-4                         Class M-4                  Class M-4
Class LT-M-5                         Class M-5                  Class M-5
Class LT-M-6                         Class M-6                  Class M-6
Class LT-B-1                         Class B-1                  Class B-1
Class LT-B-2                         Class B-2                  Class B-2
Class LT-B-3                         Class B-3                  Class B-3
Class LT-B-4                         Class B-4                  Class B-4

            Countrywide Servicing: Countrywide Home Loans Servicing LP, a Texas limited partnership, and its successors in interest.

            Countrywide Servicing Agreement: The Flow Servicing Agreement, dated May 1, 2005, between Goldman Sachs Mortgage Company and Countrywide Home Loans Servicing LP, a copy of which is attached hereto as Exhibit Q.

            Custodial File: With respect to each Mortgage Loan, all Mortgage Loan Documents which are delivered to the applicable Custodian or which at any time comes into the possession of that Custodian.

            Custodian: With respect to the Wells Fargo Mortgage Loans, Wells Fargo, with respect to the FNBN Mortgage Loans, Deutsche Bank and with respect to the Goldman Conduit Mortgage Loans, JPMorgan.

            Cut-off Date: October 1, 2005.

            Cut-off Date Pool Principal Balance: The aggregate Stated Principal Balances of all Mortgage Loans as of the Cut-off Date.

            Cut-off Date Principal Balance: As to any Mortgage Loan, the Stated Principal Balance thereof as of the close of business on the Cut-off Date (after giving effect to payments of principal due on that date, whether or not received).

            Definitive Certificates: Any Certificate evidenced by a Physical Certificate and any Certificate issued in lieu of a Book-Entry Certificate pursuant to Section 5.02(e).

            Deleted Mortgage Loan: A Mortgage Loan which is purchased or repurchased by any Responsible Party, the Purchaser or the Depositor in accordance with the terms of any Sale Agreement, any Assignment Agreement or this Agreement, as applicable, or which is, in the case of a substitution pursuant to the applicable Sale Agreement or any related Assignment Agreement, replaced or to be replaced with a substitute mortgage loan.

            Denomination: With respect to each Certificate, the amount set forth on the face thereof as the "Initial Certificate Balance of this Certificate" or the Percentage Interest appearing on the face thereof.

            Depositor: GS Mortgage Securities Corp., a Delaware corporation, and its successors in interest.

            Depository: The initial Depository shall be The Depository Trust Company, the nominee of which is CEDE & Co., as the registered Holder of the Book-Entry Certificates. The Depository shall at all times be a "clearing corporation" as defined in Section 8-102(a)(5) of the Uniform Commercial Code of the State of New York.

            Depository Institution: Any depository institution or trust company, including the Trustee and the Securities Administrator, that (a) is incorporated under the laws of the United States of America or any State thereof, (b) is subject to supervision and examination by federal or state banking authorities and (c) has outstanding unsecured commercial paper or other short-term unsecured debt obligations that are rated "P-1" by Moody's and "A-1" by Standard & Poor's.

            Depository Participant: A broker, dealer, bank or other financial institution or other Person for whom from time to time a Depository effects book-entry transfers and pledges of securities deposited with the Depository.

            Determination Date: With respect to each Distribution Date, the Business Day immediately preceding the Remittance Date.

            Deutsche Bank: Deutsche Bank National Trust Company.

            Distribution Account: The separate Eligible Account created and maintained by the Master Servicer pursuant to Section 3.01(b) in the name of the Securities Administrator as paying agent for the benefit of the Trustee and the Certificateholders and designated "Wells Fargo Bank, N.A., as paying agent, in trust for registered holders of GSAA Home Equity Trust 2005-12, Asset-Backed Certificates, Series 2005-12." Funds in the Distribution Account shall be held in trust for the Certificateholders for the uses and purposes set forth in this Agreement.

            Distribution Date: The 25th day of each month or, if such day is not a Business Day, the immediately succeeding Business Day, commencing in November 2005.

            Document Certification and Exception Report: The report attached to Exhibit G hereto.

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Due Period: With respect to any Distribution Date, the period commencing on the second day of the calendar month preceding the month in which that Distribution Date occurs and ending on the first day of the calendar month in which that Distribution Date occurs, except, in the case of the Goldman Conduit Mortgage Loans, the period commencing on the first day of the month and ending on the last day of the month preceding the month of the Remittance Date.

            Eligible Account: Either (i) an account maintained with a federal or state-chartered depository institution or trust company that complies with the definition of Eligible Institution, (ii) an account maintained with the corporate trust department of a federal depository institution or state-chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the U.S. Code of Federal Regulation Section 9.10(b), which, in either case, has corporate trust powers and is acting in its fiduciary capacity or (iii) any other account acceptable to each Rating Agency and the Class AF-3W Certificate Insurer. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Securities Administrator or the Trustee.

            Eligible Institution: A federal or state-chartered depository institution or trust company the commercial paper, short-term debt obligations, or other short-term deposits of which are rated at least "A-1+" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 365 days (or at least "A-2" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 30 days), or the long-term unsecured debt obligations of which are rated at least "AA-" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 365 days, and the commercial paper, short-term debt obligations, or other short-term deposits of which are rated at least "P 1" by Moody's and "F1+" by Fitch (or a comparable rating if another Rating Agency is specified by the Depositor by written notice to the Master Servicer, Servicer, Securities Administrator and Trustee) (in each case to the extent they are designated as Rating Agencies in the Preliminary Statement).

            ERISA: The Employee Retirement Income Security Act of 1974, as amended.

            ERISA-Qualifying Underwriting: A best efforts or firm commitment underwriting or private placement that meets the requirements of Prohibited Transaction Exemption ("PTE") 2002-41, 67 Fed. Reg. 54487 (2002) (or any successor thereto), or any substantially similar administrative exemption granted by the U.S. Department of Labor.

            ERISA-Restricted Certificate: As specified in the Preliminary Statement.

            Event of Default: As defined in the applicable Servicing Agreement.

            Excess Overcollateralized Amount: With respect to any Distribution Date, the excess, if any, of (a) the Overcollateralized Amount on such Distribution Date over (b) the Specified Overcollateralized Amount for such Distribution Date.

            Excess Reserve Fund Account: The separate Eligible Account created and maintained by the Securities Administrator pursuant to Section 3.01(a) in the name of the Securities Administrator as paying agent for the benefit of the Regular Certificateholders and designated "Wells Fargo Bank, N.A., as paying agent, in trust for registered Holders of GSAA Home Equity Trust 2005-12, Asset-Backed Certificates, Series 2005-12." Funds in the Excess Reserve Fund Account shall be held in trust for the Regular Certificateholders for the uses and purposes set forth in this Agreement. Amounts on deposit in the Excess Reserve Fund Account shall not be invested.

            Exchange Act: The Securities Exchange Act of 1934, as amended.

            Expense Fee Rate: As to each Mortgage Loan, a per annum rate equal to the sum of the applicable Servicing Fee Rate and, if set forth on the Mortgage Loan Schedule, the applicable Primary Mortgage Insurance Policy premium rate.

            Expense Fees: As to each Mortgage Loan, the fees calculated by reference to the Expense Fee Rate.

            Extra Principal Distribution Amount: As of any Distribution Date, the lesser of (x) the related Total Monthly Excess Spread for that Distribution Date and (y) the related Overcollateralization Deficiency for such Distribution Date.

            Fair Market Value Excess: As defined in Section 11.01.

            Fannie Mae: The Federal National Mortgage Association, and its successors in interest.

            Final Scheduled Distribution Date: The Final Scheduled Distribution Date for each Class of Certificates is the Distribution Date occurring in September 2035.

            Fitch: Fitch, Inc.

            Fixed Rate Certificates: As specified in the Preliminary Statement.

            FNBN: First National Bank of Nevada, a national banking association, and its successors in interest.

            FNBN Mortgage Loans: The Mortgage Loans acquired by the Purchaser from FNBN pursuant to the FNBN Sale Agreement.

            FNBN Sale Agreement: The Master Mortgage Loan Purchase and Interim Servicing Agreement, dated March 24, 2004, between Goldman Sachs Mortgage Company and First National Bank of Nevada, a copy of which is attached hereto as Exhibit N.

            Freddie Mac: The Federal Home Loan Mortgage Corporation, a corporate instrumentality of the United States created and existing under Title III of the Emergency Home Finance Act of 1970, as amended, and its successors in interest.

            Goldman Conduit: Goldman Sachs Mortgage Conduit Program.

            Goldman Conduit Mortgage Loans: The Mortgage Loans acquired by the Purchaser pursuant to the applicable Goldman Conduit Sale Agreements.

            Goldman Conduit Sale Agreements: The Master Loan Purchase Agreements, between various mortgage loan sellers and Goldman Sachs Mortgage Company, dated as of their respective dates, a copy of a form of which is attached hereto as Exhibit P.

            Insurance Agreement: The Insurance and Indemnity Agreement, dated as of October 1, 2005, among the Purchaser, the Depositor and the Class AF-3W Certificate Insurer.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Accrual Period: With respect to any Distribution Date, (i) with respect to the LIBOR Certificates, the period commencing on the immediately preceding Distribution Date (or commencing on the Closing Date in the case of the first Distribution Date) and ending on the day immediately preceding the current Distribution Date, and (ii) with respect to the Fixed Rate Certificates, the calendar month immediately preceding the month which such Distribution Date occurs.

            Interest Remittance Amount: With respect to any Distribution Date, that portion of Available Funds allocated to interest.

            Investment Account: As defined in Section 3.02(a).

            JPMorgan: J.P. Morgan Trust Company, National Association, a national banking corporation, and its successors in interest.

            Late Payment Rate: The lesser of (a) the greater of (i) the per annum rate of interest publicly announced from time to time by JP Morgan Chase Bank at its principal office in the City of New York, as its prime or base lending rate (any change in such rate of interest to be effective on the date such change is announced by JP Morgan Chase Bank) plus 3%, and (ii) the then applicable highest rate of interest on the Class AF-3W Certificates and (b) the maximum rate permissible under applicable usury or similar laws limiting interest rates as determined by the Class AF-3W Certificate Insurer. The Late Payment Rate shall be computed on the basis of the actual number of days elapsed over a year consisting of 360 days.

            LIBOR: With respect to any Interest Accrual Period for the LIBOR Certificates, the rate determined by the Securities Administrator on the related LIBOR Determination Date on the basis of the offered rate for one month U.S. dollar deposits as such rate appears on Telerate Page 3750 as of 11:00 a.m. (London time) on such date; provided, that if such rate does not appear on Telerate Page 3750, the rate for such date will be determined on the basis of the rates at which one-month U.S. dollar deposits are offered by the Reference Banks at approximately 11:00 a.m. (London time) on such date to prime banks in the London interbank market. In such event, the Securities Administrator shall request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations (rounded upwards if necessary to the nearest whole multiple of 1/16%). If fewer than two quotations are provided as requested, the rate for that date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Securities Administrator (after consultation with the Depositor), at approximately 11:00 a.m. (New York City time) on such date for one-month U.S. dollar deposits of leading European banks.

            LIBOR Certificates: As specified in the Preliminary Statement.

            LIBOR Determination Date: With respect to any Interest Accrual Period for the LIBOR Certificates, the second London Business Day preceding the commencement of such Interest Accrual Period.

            Liquidated Mortgage Loan: With respect to any Distribution Date, a defaulted Mortgage Loan (including any REO Property) which was liquidated in the Principal Prepayment Period preceding the month of such Distribution Date and as to which the applicable Servicer has certified that it has received all amounts it expects to receive in connection with the liquidation of such Mortgage Loan including the final disposition of an REO Property.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan, including any Subsequent Recoveries.

            London Business Day: Any day on which dealings in deposits of United States dollars are transacted in the London interbank market.

            Lower-Tier Principal Amount: As described in the Preliminary Statement.

            Lower-Tier Regular Interest: Each of the Class LT-AV-1, Class LT-AF-2, Class LT-AF-3, Class LT-AF-3W, Class LT-AF-4, Class LT-AF-5, Class LT-AF-6, Class LT-M-1, Class LT-M-2, Class LT-M-3, Class LT-M-4, Class LT-M-5, Class LT-M-6, Class LT-B-1, Class LT-B-2, Class LT-B-3, Class LT-B-4 and Class LT-Accrual Interests as described in the Preliminary Statement.

            Lower-Tier REMIC: As described in the Preliminary Statement.

            M&T Mortgage: M&T Mortgage Corporation, a New York state chartered corporation, and its successors in interest.

            M&T Servicing Agreement: The Flow Servicing Rights Purchase and Servicing Agreement, dated August 22, 2005, between Goldman Sachs Mortgage Company and M&T Mortgage Corporation, a copy of which is attached hereto as Exhibit O.

            Master Servicer: Wells Fargo, and if a successor master servicer is appointed hereunder, such successor.

            Master Servicer Float Period: With respect to any Distribution Date and the related amounts in the Distribution Account, the period commencing on the Remittance Date and ending on such Distribution Date.

            Master Servicer Event of Default: As defined in Section 9.04.

            MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

            MERS Loan: Any Mortgage Loan registered with MERS on the MERS
System.

            MERS System: The system of recording transfers of mortgages electronically maintained by MERS.

            Monthly Advance: As defined in the applicable Servicing Agreement.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Monthly Statement: The statement made available to the Certificateholders pursuant to Section 4.02.

            Moody's: Moody's Investors Service, Inc. and its successors in interest. If Moody's is designated as a Rating Agency in the Preliminary Statement, for purposes of Section 12.05(b) the address for notices to Moody's shall be Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007, Attention: Residential Mortgage Pass-Through Group, or such other address as Moody's may hereafter furnish to the Depositor, the Servicer and the Trustee.

            Mortgage: The mortgage, deed of trust or other instrument identified on the Mortgage Loan Schedule as securing a Mortgage Note, including all riders thereto.

            Mortgage File: The items pertaining to a particular Mortgage Loan contained in either the Servicing File or Custodial File.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Loan: An individual Mortgage Loan which is the subject of a Sale Agreement and a Servicing Agreement, each Mortgage Loan originally sold and subject to any Sale Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Custodial File, the Servicing File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition proceeds, Prepayment Premiums and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

            Mortgage Loan Documents: The mortgage loan documents pertaining to each Mortgage Loan.

            Mortgage Loan Schedule: A schedule of Mortgage Loans delivered to the Trustee and the Securities Administrator and referred to on Schedule I, such schedule setting forth the following information with respect to each Mortgage Loan as of the Cut-off Date: (1) Responsible Party's Mortgage Loan number; (2) the address, city, state and zip code of the Mortgaged Property; (3) a code indicating whether the Mortgagor is self-employed; (4) a code indicating whether the Mortgaged Property is owner-occupied, investment property or a second home;
(5) a code indicating whether the Mortgaged Property is a single family residence, two family residence, three-family residence, four family residence, condominium, manufactured housing or planned unit development; (6) the purpose of the Mortgage Loan; (7) the type of Mortgage Loan; (8) the Mortgage Interest Rate at origination; (9) the current Mortgage Interest Rate; (10) the name of the applicable Servicer; (11) the applicable Servicing Fee Rate; (12) the current Monthly Payment; (13) the original term to maturity; (14) the remaining term to maturity; (15) the principal balance of the Mortgage Loan as of the Cut-off Date after deduction of payments of principal due on or before the Cut-off Date whether or not collected; (16) the LTV at origination and if the Mortgage Loan has a second lien, combined LTV at origination; (17) the actual principal balance of the Mortgage Loan as of the Cut-off Date; (18) social security number of the Mortgagor; (19) a code indicating whether the Mortgage Loan had a second lien at origination; (20) if the Mortgage Loan has a second lien, combined loan balance as of the Cut-off Date; (21) a code indicating whether the Mortgaged Property is a leasehold estate; (22) the Due Date of the Mortgage Loan; (23) whether the Mortgage Loan is insured by a Primary Mortgage Insurance Policy and the name of the insurer; (24) the certificate number of the Primary Mortgage Insurance Policy; (25) the amount of coverage of the Primary Mortgage Insurance Policy, and if it is a lender-paid Primary Mortgage Insurance Policy, the premium rate; (26) the type of appraisal; (27) a code indicating whether the Mortgage Loan is a MERS Mortgage Loan; (28) documentation type (including asset and income type); (29) first payment date; (30) the schedule of the payment delinquencies in the prior 12 months; (31) FICO score; (32) the Mortgagor's name; (33) the stated maturity date; (34) the original principal amount of the mortgage; (35) the name of the applicable Custodian and (36) the "pay through" date or the date of the last payment made. With respect to the Mortgage Loans in the aggregate: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            Mortgaged Property: The real property (or leasehold estate, if applicable) identified on the Mortgage Loan Schedule as securing repayment of the debt evidenced by a Mortgage Note.

            Mortgagor: The obligor on a Mortgage Note.

            Net Monthly Excess Cash Flow: For any Distribution Date the amount remaining for distribution pursuant to subsection 4.01(a)(iii) (before giving effect to distributions pursuant to such subsection).

            Net Prepayment Interest Shortfall: For any Distribution Date, the amount by which the sum of the Prepayment Interest Shortfalls exceeds the sum of the Compensating Interest payments made on such Distribution Date.

            NIM Issuer: The entity established as the issuer of NIM Securities.

            NIM Securities: Any debt securities secured or otherwise backed by some or all of the Class P and Class X Certificates.

            NIM Trustee: The trustee for the NIM Securities.

            Non-Permitted Transferee: As defined in Section 8.12(e).

            Nonrecoverable Monthly Advance: With respect to a Servicer, as defined in the Servicing Agreement. With respect to the Master Servicer or any successor Master Servicer, including the Trustee, as applicable, any Monthly Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the good faith business judgment of the Master Servicer or any successor Master Servicer including the Trustee, as applicable, will not or, in the case of a proposed Monthly Advance, would not be ultimately recoverable from related late payments, Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds on such Mortgage Loan or REO Property as provided herein.

            Nonrecoverable Servicing Advance: With respect to a Servicer, as defined in the Servicing Agreement. With respect to the Master Servicer or any successor Master Servicer, including the Trustee, as applicable, any Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property, which, in the good faith business judgment of the Servicer, the Master Servicer or any successor Master Servicer including the Trustee, as applicable, will not or, in the case of a proposed Servicing Advance, would not, be ultimately recoverable from related Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise.

            Notice of Final Distribution: The notice to be provided pursuant to
Section 11.02 to the effect that final distribution on any of the Certificates shall be made only upon presentation and surrender thereof.

            Offered Certificates: As specified in the Preliminary Statement.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or the President or a Vice President or an Assistant Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of any Servicer or any Responsible Party, and delivered to the Trustee and the Securities Administrator, as required by any Servicing Agreement or Sale Agreement, and to the Class AF-3W Certificate Insurer.

            Opinion of Counsel: A written opinion of counsel, who may be in-house counsel for the applicable Servicer, reasonably acceptable to the Trustee, the Securities Administrator and/or the Class AF-3W Certificate Insurer, as applicable (and/or such other Persons as may be set forth herein); provided, that any Opinion of Counsel relating to (a) qualification of either the Lower-Tier REMIC or Upper-Tier REMIC or (b) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the applicable Servicer or the Master Servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the applicable Servicer or the Master Servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the applicable Servicer or the Master Servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            Optional Termination Date: The date determined as follows:

            (i) the Master Servicer may cause the Optional Termination Date to occur on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans, as of the last day of the related Due Period, is equal to 10% or less of the Cut-off Date Pool Principal Balance; and

            (ii) The Class AF-3W Certificate Insurer may cause the Optional Termination Date to occur on the third Distribution Date after the Distribution Date when the aggregate Stated Principal Balance of the Mortgage Loans, as of the last day of the related Due Period, is equal to 10% or less of the Cut-off Date Pool Principal Balance, provided that the Master Servicer has not exercised its option in clause (i) above.

            Notwithstanding the foregoing, in the event that both the Master Servicer and the Class AF-3W Certificate Insurer may cause the Optional Termination Date to occur, the first to provide notice to the Trustee exercising such right shall be entitled to purchase the Mortgage Loans.

            Outstanding: With respect to the Certificates as of any date of determination, all Certificates theretofore executed and authenticated under this Agreement except:

                  (i) Certificates theretofore canceled by the Securities
            Administrator or delivered to the Securities Administrator for cancellation; and

                  (ii) Certificates in exchange for which or in lieu of which other Certificates have been executed and delivered by the Securities Administrator pursuant to this Agreement.

            Outstanding Mortgage Loan: As of any Due Date, a Mortgage Loan with a Stated Principal Balance greater than zero which was not the subject of a Principal Prepayment in Full prior to such Due Date and which did not become a Liquidated Mortgage Loan prior to such Due Date.

            Overcollateralized Amount: As of any Distribution Date, the excess, if any, of (a) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over (b) the aggregate of the Class Certificate Balances of the Principal Certificates and the Residual Certificates as of such Distribution Date (after giving effect to the payment of the Principal Remittance Amount on such Certificates on that Distribution Date).

            Overcollateralization Deficiency: With respect to any Distribution Date, the excess, if any, of (a) the Specified Overcollateralized Amount applicable to such Distribution Date over (b) the Overcollateralized Amount applicable to such Distribution Date.

            Overcollateralization Reduction Amount: With respect to any Distribution Date, an amount equal to the lesser of (a) the Excess Overcollateralized Amount and (b) the Net Monthly Excess Cash Flow.

            Ownership Interest: As to any Residual Certificate, any ownership interest in such Certificate including any interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial.

            Pass-Through Rate: For each Class of Certificates and each Lower-Tier Regular Interest, the per annum rate set forth or calculated in the manner described in the Preliminary Statement.

            Percentage Interest: As to any Certificate, the percentage interest evidenced thereby in distributions required to be made on the related Class, such percentage interest being set forth on the face thereof or equal to the percentage obtained by dividing the Denomination of such Certificate by the aggregate of the Denominations of all Certificates of the same Class.

            Permitted Investments: Any one or more of the following obligations or securities acquired at a purchase price of not greater than par, regardless of whether issued by the Servicer, the Trustee, the Securities Administrator or any of their respective Affiliates:

                  (i) direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

                  (ii) demand and time deposits in, certificates of deposit of, or bankers' acceptances (which shall each have an original maturity of not more than 90 days and, in the case of bankers' acceptances, shall in no event have an original maturity of more than 365 days or a remaining maturity of more than 30 days) denominated in United States dollars and issued by any Depository Institution and rated F1+ by Fitch, P-1 by Moody's and A-1+ by S&P;

                  (iii) repurchase obligations with respect to any security
            described in clause (i) above entered into with a Depository Institution (acting as principal);

                  (iv) securities bearing interest or sold at a discount that are issued by any corporation incorporated under the laws of the United States of America or any state thereof and that are rated by each Rating Agency that rates such securities in its highest long-term unsecured rating categories at the time of such investment or contractual commitment providing for such investment;

                  (v) commercial paper (including both non-interest-bearing
            discount obligations and interest-bearing obligations payable on demand or on a specified date not more than 30 days after the date of acquisition thereof) that is rated by each Rating Agency that rates such securities in its highest short-term unsecured debt rating available at the time of such investment;

                  (vi) units of money market funds, including money market funds advised by the Depositor, the Securities Administrator or the Trustee or an Affiliate thereof, that are rated, if rated by Moody's, at least "Aaa" by Moody's, and, if rated by Standard & Poor's, at least, "AAAm" or "AAAm-G" by Standard & Poor's; and

                  (vii) if previously confirmed in writing to the Securities
            Administrator, any other demand, money market or time deposit, or any other obligation, security or investment, as may be acceptable to the Rating Agencies as a permitted investment of funds backing "Aaa" or "AAA" rated securities;

provided, however, that no instrument described hereunder shall evidence either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations.

            Permitted Transferee: Any Person other than (i) the United States, any State or political subdivision thereof, or any agency or instrumentality of any of the foregoing, (ii) a foreign government, international organization or any agency or instrumentality of either of the foregoing, (iii) an organization (except certain farmers' cooperatives described in Section 521 of the Code) which is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to any Residual Certificate, (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, (v) a Person that is not a U.S. Person or a U.S. Person with respect to whom income from a Residual Certificate is attributable to a foreign permanent establishment or fixed base (within the meaning of an applicable income tax treaty) of such Person or any other U.S. Person, (vi) an "electing large partnership" within the meaning of Section 775 of the Code and (vii) any other Person so designated by the Depositor based upon an Opinion of Counsel that the Transfer of an Ownership Interest in a Residual Certificate to such Person may cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms "United States," "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions. A corporation will not be treated as an instrumentality of the United States or of any State or political subdivision thereof for these purposes if all of its activities are subject to tax and, with the exception of Freddie Mac, a majority of its board of directors is not selected by such government unit.

            Person: Any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or government, or any agency or political subdivision thereof.

            Physical Certificates: As specified in the Preliminary Statement.

            Policy Payments Account: The separate Eligible Account created and maintained by the Securities Administrator pursuant to Section 4.06(b) in the name of the Securities Administrator for the benefit of the Class AF-3W Certificateholders and the Class AF-3W Certificate Insurer and designated "Wells Fargo Bank, N.A., in trust for Financial Security Assurance Inc. and the registered holders of GSAA Home Equity Trust 2005-12, Asset-Backed Certificates, Series 2005-12, Class AF-3W".

            Pool Stated Principal Balance: As to any Distribution Date, the aggregate of the Stated Principal Balances of the Mortgage Loans for such Distribution Date that were Outstanding Mortgage Loans on the Due Date in the related Due Period.

            Preference Amount: Any amounts covered by the Class AF-3W Certificate Insurance Policy that were distributed in respect of the Class AF-3W Certificates which are recovered from any Holder of a Class AF-3W Certificate as a voidable preference by a trustee in bankruptcy pursuant to the United States Bankruptcy Code or other similar law in accordance with a final, nonappealable order of a court having competent jurisdiction and which have not theretofore been repaid to such Holders.

            Preference Claim: As defined in Section 4.06(d) hereof.

            Premium Amount: The product of the Premium Rate and the Class Certificate Balance of the Class AF-3W Certificates immediately prior to such Distribution Date.

            Premium Rate: The rate set forth in the Premium Letter, dated October 28, 2005, among the Class AF-3W Certificate Insurer, the Purchaser and the Depositor. The initial Premium Rate is 0.07%.

            Prepayment Interest Shortfall: With respect to any Remittance Date, the sum of, for each Mortgage Loan that was, during the related Principal Prepayment Period, the subject of a Principal Prepayment that was applied by the applicable Servicer to reduce the outstanding principal balance of such Mortgage Loan on a date preceding the Due Date in the succeeding Principal Prepayment Period, an amount equal to the product of (a) the Mortgage Interest Rate net of the applicable Servicing Fee Rate for such Mortgage Loan, (b) the amount of the Principal Prepayment for such Mortgage Loan, (c) 1/360 and (d) the number of days commencing on the date on which such Principal Prepayment was applied and ending on the last day of the related Principal Prepayment Period.

            Prepayment Premium: Any prepayment premium, penalty or charge, if any, required under the terms of the related Mortgage Note to be paid in connection with a Principal Prepayment, to the extent permitted by law.

            Principal Certificates: As specified in the Preliminary Statement.

            Principal Distribution Amount: For any Distribution Date, the sum of
(i) the Basic Principal Distribution Amount for such Distribution Date and (ii) the Extra Principal Distribution Amount for such Distribution Date.

            Principal Parity Deficit: With respect to any Distribution Date, the excess of (i) the aggregate Class Certificate Balances of the Class A Certificates on that Distribution Date, after taking into account any reduction (and, with respect to the Class AF-3W Certificates, as reduced by the Prior Principal Parity Payments) of those Class Certificate Balances on that Distribution Date, less the excess of (a) all Principal Parity Deficits for all prior Distribution Dates over (b) the sum of all Class AF-3W Principal Parity Amounts for all prior Distribution Dates, over (ii) the aggregate of the Stated Principal Balances of the Mortgage Loans for that Distribution Date. For the first Distribution Date, the Principal Parity Deficit will equal zero.

            Principal Prepayment: Any full or partial payment or other recovery of principal on a Mortgage Loan (including upon liquidation of a Mortgage Loan) which is received in advance of its scheduled Due Date, including any Prepayment Premium, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Principal Prepayment in Full: Any Principal Prepayment made by a Mortgagor of the entire principal balance of a Mortgage Loan.

            Principal Prepayment Period: With respect to any Distribution Date, the calendar month preceding the month in which that Distribution Date occurs.

            Principal Remittance Amount: With respect to any Distribution Date and the Mortgage Loans, the amount equal to the sum of the following amounts (without duplication): (i) all scheduled payments of principal due on the Due Date on such Mortgage Loans in the related Due Period and received on or prior to the related Determination Date, together with any Monthly Advances in respect thereof; (ii) all Condemnation Proceeds, Insurance Proceeds and Liquidation Proceeds allocable to principal and received during the related Principal Prepayment Period; (iii) all Principal Prepayments allocable to principal and received during the related Principal Prepayment Period; (iv) all amounts received with respect to such Distribution Date representing the portion of the purchase price allocable to principal in connection with a purchase or repurchase of a Deleted Mortgage Loan; (v) principal portion of all amounts received with respect to such Distribution Date as a Substitution Adjustment Amount and received in connection with the substitution of a Mortgage Loan and
(vi) the allocable portion of the proceeds received with respect to the termination of the Trust Fund pursuant to clause (a) of Section 11.01 (to the extent such proceeds relate to principal).

            Prior Principal Parity Payments: With respect to any Distribution Date, the sum of all Class AF-3W Principal Parity Amounts paid by the Class AF-3W Certificate Insurer prior to such Distribution Date.

            Private Certificates: As specified in the Preliminary Statement.

            Prospectus Supplement: The Prospectus Supplement, dated October 24, 2005, relating to the Offered Certificates.

            PTCE 95-60: As defined in Section 5.02(b).

            PUD: A planned unit development.

            Purchaser: Goldman Sachs Mortgage Company, a New York limited partnership, and its successors in interest.

            Rating Agency: Each of the Rating Agencies specified in the Preliminary Statement. If such organization or a successor is no longer in existence, "Rating Agency" shall be such nationally recognized statistical rating organization, or other comparable Person, as is designated by the Depositor, notice of which designation shall be given to the Trustee and the Securities Administrator. References herein to a given rating or rating category of a Rating Agency shall mean such rating category without giving effect to any modifiers. For purposes of Section 12.05(b), the addresses for notices to each Rating Agency shall be the address specified therefor in the definition corresponding to the name of such Rating Agency, or such other address as either such Rating Agency may hereafter furnish to the Depositor and the Servicer.

            Realized Losses: With respect to any date of determination and any Liquidated Mortgage Loan, the amount, if any, by which (a) the unpaid principal balance of such Liquidated Mortgage Loan together with accrued and unpaid interest thereon exceeds (b) the Liquidation Proceeds with respect thereto net of the expenses incurred by the Servicer in connection with the liquidation of such Liquidated Mortgage Loan and net of any amount of unreimbursed Servicing Advances with respect to such Liquidated Mortgage Loan.

            Record Date: With respect to any Distribution Date, the close of business on the last Business Day of the related Interest Accrual Period; provided, however, that for any Definitive Certificate issued pursuant to
Section 5.02(e), the Record Date shall be the close of business on the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs.

            Reference Bank: As defined in Section 4.04.

            Regular Certificates: As specified in the Preliminary Statement.

            Reimbursement Amount: As of any Distribution Date, the sum as calculated by the Class AF-3W Certificate Insurer of (i) all Class AF-3W Certificate Insured Amounts and Preference Amounts previously paid by the Class AF-3W Certificate Insurer and, in each case not previously repaid to the Class AF-3W Certificate Insurer pursuant to Section 4.01 plus (ii) interest accrued on each such Class AF-3W Certificate Insured Amounts and Preference Amounts not previously repaid calculated at the Late Payment Rate from the date the Class AF-3W Certificate Insurer paid to the Securities Administrator the related Class AF-3W Certificate Insured Amounts or Preference Amounts, as applicable.

            Relief Act Interest Shortfall: With respect to any Distribution Date and any Mortgage Loan, any reduction in the amount of interest collectible on such Mortgage Loan for the most recently ended Due Period as a result of the application of the Servicemembers' Civil Relief Act of 1940 or any similar state statutes.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and regulations promulgated thereunder, as the foregoing may be in effect from time to time as well as provisions of applicable state laws.

            Remittance Advice Date: The 10th day of each calendar month, respectively, with respect to the Wells Fargo Mortgage Loans and the FNBN Mortgage Loans or the immediately following Business Day if such day is not a Business Day, and with respect to the Goldman Conduit Mortgage Loans, not later than each Remittance Date.

            Remittance Date: With respect to any Distribution Date, the 18th day (or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day or, in the case of Countrywide Servicing, the first Business Day immediately succeeding such 18th day) of the month in which such Distribution Date occurs.

            REO Disposition: The final sale by the Servicer of any REO Property.

            REO Property: A Mortgaged Property acquired by the Trust Fund through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan.

            Representations and Warranties Agreement: That certain Representations and Warranties Agreement, dated as of October 28, 2005, between Goldman Sachs Mortgage Company and GS Mortgage Securities Corp., a copy of which is attached hereto as Exhibit R.

            Residual Certificates: As specified in the Preliminary Statement.

            Responsible Officer: When used with respect to the Trustee, the Securities Administrator or the Master Servicer, any vice president, any assistant vice president, any assistant secretary, any assistant treasurer, any associate or any other officer of the Trustee, the Securities Administrator or the Master Servicer, customarily performing functions similar to those performed by any of the above designated officers who at such time shall be officers to whom, with respect to a particular matter, such matter is referred because of such officer's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Agreement.

            Responsible Party: Each of Wells Fargo or FNBN, as the context may require, in its capacity as seller under the related Sale Agreement. With respect to the Goldman Conduit Mortgage Loans, the Purchaser.

            Rule 144A Letter: As defined in Section 5.02(b).

            Sale Agreement: Each of the Wells Fargo Sale and Servicing Agreement, the FNBN Sale Agreement and the Goldman Conduit Sale Agreement.

            Securities Act: The Securities Act of 1933, as amended.

            Securities Administrator: Wells Fargo, and if a successor securities administrator is appointed hereunder, such successor.

            Senior Enhancement Percentage: With respect to any Distribution Date, the percentage obtained by dividing (x) the sum of (i) the aggregate Class Certificate Balance of the Subordinated Certificates and (ii) the Overcollateralized Amount (in each case after taking into account the distributions of the Principal Distribution Amount for such Distribution Date) by (y) the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the month in which such Distribution Date occurs.

            Senior Specified Enhancement Percentage: As of any date of determination, 14.70%.

            Servicer: Each of Wells Fargo, M&T Mortgage and Countrywide Servicing in its capacity as servicer under the related Servicing Agreement, or any successor servicer appointed pursuant to such Servicing Agreement.

            Servicing Advances: As defined in the Servicing Agreement.

            Servicing Agreement: Each of the Wells Fargo Sale and Servicing Agreement, the M&T Mortgage Servicing Agreement and the Countrywide Servicing Agreement.

            Servicing Fee: As defined in the related Servicing Agreement.

            Servicing Fee Rate: With respect to each Mortgage Loan, the per annum rate for such Mortgage Loan specified on the Mortgage Loan Schedule.

            Servicing File: As defined in the applicable Servicing Agreement.

            Similar Law: As defined in Section 5.02(b).

            Specified Overcollateralized Amount: Prior to the Stepdown Date, an amount equal to 0.50% of the Cut-off Date Pool Principal Balance. On and after the Stepdown Date, an amount equal to 1.00% of the aggregate Stated Principal Balance of the Mortgage Loans for that Distribution Date, subject, until the Class Certificate Balance of each Class of Principal Certificates has been reduced to zero, to a minimum amount equal to the Overcollateralization Floor; provided, however, that if, on any Distribution Date, a Trigger Event has occurred, the Specified Overcollateralized Amount shall not be reduced to the applicable percentage of the then aggregate Stated Principal Balance of the Mortgage Loans but instead will remain the same as the prior period's Specified Overcollateralized Amount until the Distribution Date on which a Trigger Event is no longer occurring. When the Class Certificate Balance of each Class of Principal Certificates has been reduced to zero, the Specified Overcollateralized Amount will thereafter equal zero.

            Standard & Poor's or S&P: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors in interest. If Standard & Poor's is designated as a Rating Agency in the Preliminary Statement, for purposes of Section 12.05(b) the address for notices to Standard & Poor's shall be Standard & Poor's, 55 Water Street, New York, New York 10041,
Attention: Residential Mortgage Surveillance Group - GSAA Home Equity Trust 2005-12, or such other address as Standard & Poor's may hereafter furnish to the Depositor, the Servicer and the Trustee.

            Startup Day: As defined in Section 2.04.

            Stated Principal Balance: As to each Mortgage Loan and as of any Determination Date, (i) the principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, minus (ii) all amounts previously remitted to the Securities Administrator with respect to the related Mortgage Loan representing payments or recoveries of principal including advances in respect of scheduled payments of principal. For purposes of any Distribution Date, the Stated Principal Balance of any Mortgage Loan will give effect to any scheduled payments of principal received or advanced prior to the related Remittance Date and any unscheduled principal payments and other unscheduled principal collections received during the related Principal Prepayment Period, and the Stated Principal Balance of any Mortgage Loan that has prepaid in full or has become a Liquidated Mortgage Loan during the related Prepayment Period shall be zero.

            Step 1 Assignment Agreement: Each of the (i) Assignment, Assumption and Recognition Agreement, dated as of October 28, 2005, between the Purchaser, Wells Fargo and the Depositor, (ii) Assignment, Assumption and Recognition Agreement, dated as of October 28, 2005, between the Purchaser, FNBN, M&T Mortgage and the Depositor and (iii) Assignment, Assumption and Recognition Agreement, dated as of October 28, 2005, between the Purchaser, Countrywide Servicing and the Depositor.

            Step 2 Assignment Agreement: Each of the (i) Assignment, Assumption and Recognition Agreement, dated as of October 28, 2005, among the Depositor, the Master Servicer, the Trustee and Wells Fargo, (ii) Assignment, Assumption and Recognition Agreement, dated as of October 28, 2005, among the Depositor, the Master Servicer, the Trustee, FNBN and M&T Mortgage and (iii) Assignment, Assumption and Recognition Agreement, dated as of October 28, 2005, among the Depositor, the Master Servicer, the Trustee and Countrywide Servicing.

            Stepdown Date: The earlier to occur of (a) the Distribution Date following the Distribution Date on which the aggregate Class Certificate Balance of the Class A Certificates has been reduced to zero and (b) the later to occur of (i) the Distribution Date in November 2008 and (ii) the first Distribution Date on which the Senior Enhancement Percentage is greater than or equal to the Senior Specified Enhancement Percentage.

            Subordinated Certificates: As specified in the Preliminary
Statement.

            Subsequent Recoveries: Amounts received with respect to any Liquidated Mortgage Loan after it has become a Liquidated Mortgage Loan.

            Substitution Adjustment Amount: With respect to any applicable Sale Agreement or with respect to a Mortgage Loan substituted by the Purchaser, an amount of cash received from the applicable Responsible Party in connection with a substitution for a Deleted Mortgage Loan.

            Tax Matters Person: The Holder of the Class R-1 and Class R-2 Certificates is designated as "tax matters person" of the Lower-Tier REMIC and the Upper-Tier REMIC, respectively, in the manner provided under Treasury Regulations Section 1.806F-4(d) and Treasury Regulations Section
301.6234(a)(7)-1.

            Telerate Page 3750: The display page currently so designated on the Bridge Telerate Service (or such other page as may replace that page on that service for displaying comparable rates or prices).

            Termination Price: As defined in Section 11.01.

            Total Monthly Excess Spread: As to any Distribution Date, an amount equal to the excess if any, of (i) the interest collected (prior to the Remittance Date) or advanced on the Mortgage Loans for Due Dates during the related Due Period (net of Expense Fees and the Premium Amount) over (ii) the sum of the interest payable to the Principal Certificates and to the Class AF-3W Certificate Insurer on such Distribution Date pursuant to Section 4.01(a)(i).

            Transfer: Any direct or indirect transfer or sale of any Ownership Interest in a Residual Certificate.

            Transfer Affidavit: As defined in Section 5.02(c).

            Transferor Certificate: As defined in Section 5.02(b).

            Trigger Event: With respect to any Distribution Date, a Trigger Event exists if (i) on such Distribution Date the quotient (expressed as a percentage) of (x) the rolling three month average of the aggregate unpaid principal balance of 60+ Day Delinquent Mortgage Loans divided by (y) the aggregate unpaid principal balance of the Mortgage Loans equals or exceeds 40% of the Senior Enhancement Percentage as of the last day of the prior Due Period or (ii) the quotient (expressed as a percentage) of (x) the aggregate amount of Realized Losses incurred since the Cut-off Date through the last day of the related Principal Prepayment Period divided by (y) the Cut-off Date Pool Principal Balance exceeds the applicable percentages set forth below with respect to such Distribution Date:

    Distribution Date Occurring In                 Loss Percentage
-------------------------------------- -----------------------------------------

     November 2007 - October 2008        0.300% for the first month, plus an
                                         additional 1/12th of 0.450% for each
                                         month thereafter

     November 2008 - October 2009        0.750% for the first month, plus an
                                         additional 1/12th of 0.400% for each
                                         month thereafter

     November 2009 - October 2010        1.150% for the first month, plus an
                                         additional 1/12th of 0.300% for each
                                         month thereafter

     November 2010 - October 2011        1.450% for the first month, plus an
                                         additional 1/12th of 0.150% for each
                                         month thereafter

     November 2010 and thereafter        1.600%


            Trust: The express trust created hereunder in Section 2.01(c).

            Trust Fund: The corpus of the trust created hereunder consisting of
(i) the Mortgage Loans and all interest and principal received on or with respect thereto after the related Cut-off Date, other than such amounts which were due on the Mortgage Loans on or before the related Cut-off Date; (ii) the Excess Reserve Fund Account, the Distribution Account, and all amounts deposited therein pursuant to the applicable provisions of this Agreement; (iii) property that secured a Mortgage Loan and has been acquired by foreclosure, deed-in-lieu of foreclosure or otherwise; (iv) the rights of the Trust under the Step 2 Assignment Agreements and the rights of the Depositor under the Representations and Warranties Agreement; (v) with respect to the Class A-3W Certificates only, the rights of the Trustee under the Class AF-3W Certificate Insurance Policy; and (vi) all proceeds of the conversion, voluntary or involuntary, of any of the foregoing.

            Trust REMIC: As specified in the Preliminary Statement.

            Trustee: HSBC Bank USA, National Association, a national banking association, and its successors in interest and, if a successor trustee is appointed hereunder, such successor.

            Underwriters' Exemption: Any exemption listed in footnote 1 of, and amended by, Prohibited Transaction Exemption 2002-41, 67 Fed. Reg. 54487 (2002), or amended by Prohibited Transaction Exemption 2002-19, 67 Fed. Reg. 14979, or any successor exemption.

            Unpaid Interest Amount: As of any Distribution Date and any Class of Certificates, the sum of (a) the portion of the Accrued Certificate Interest Distribution Amount from prior Distribution Dates remaining unpaid prior to the current Distribution Date and (b) interest on the amount in clause (a) at the applicable Pass-Through Rate (to the extent permitted by applicable law).

            Upper-Tier Regular Interest: As described in the Preliminary Statement.

            Upper-Tier REMIC: As described in the Preliminary Statement.

            U.S. Person: (i) A citizen or resident of the United States; (ii) a corporation (or entity treated as a corporation for tax purposes) created or organized in the United States or under the laws of the United States or of any state thereof, including, for this purpose, the District of Columbia; (iii) a partnership (or entity treated as a partnership for tax purposes) organized in the United States or under the laws of the United States or of any State thereof, including, for this purpose, the District of Columbia (unless provided otherwise by future Treasury regulations); (iv) an estate whose income is includible in gross income for United States income tax purposes regardless of its source; or (v) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have authority to control all substantial decisions of the trust. Notwithstanding the last clause of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. Persons prior to such date, may elect to continue to be U.S. Persons.

            Voting Rights: The portion of the voting rights of all of the Certificates which is allocated to any Certificate. As of any date of determination, (a) 1% of all Voting Rights shall be allocated to the Class X Certificates, if any (such Voting Rights to be allocated among the holders of Certificates of each such Class in accordance with their respective Percentage Interests), (b) 1% of all Voting Rights shall be allocated to the Class P Certificates, if any (such Voting Rights to be allocated among the holders of Certificates of each such Class in accordance with their respective Percentage Interests) and (c) the remaining Voting Rights shall be allocated among Holders of the remaining Classes of Certificates in proportion to the Certificate Balances of their respective Certificates on such date.

            WAC Cap: With respect to the Mortgage Loans as of any Distribution Date, a per annum rate equal to (a) the weighted average of the Adjusted Net Mortgage Interest Rates then in effect on the beginning of the related Due Period on the Mortgage Loans multiplied by (b) 30 divided by the actual number of days in the related Interest Accrual Period, in the case of the LIBOR Certificates, and 30 divided by 360, in the case of the Fixed Rate Certificates.

            Wells Fargo: Wells Fargo Bank, N.A., a national banking association, and its successors in interest.

            Wells Fargo Mortgage Loans: The Mortgage Loans acquired by the Purchaser from Wells Fargo pursuant to the Wells Fargo Sale and Servicing Agreement.

            Wells Fargo Sale and Servicing Agreement: The Master Seller's Warranties and Servicing Agreement, dated August 1, 2004, as amended by Amendment No. 1, dated as of April 26, 2005, between Goldman Sachs Mortgage Company and Wells Fargo Bank, N.A., a copy of which is attached hereto as Exhibit M.

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                         REPRESENTATIONS AND WARRANTIES

            Section 2.01 Conveyance of Mortgage Loans. (a) The Depositor, concurrently with the execution and delivery hereof, hereby sells, transfers, assigns, sets over and otherwise conveys to the Trustee for the benefit of the Certificateholders and the Class AF-3W Certificate Insurer, without recourse, all the right, title and interest of the Depositor in and to the Trust Fund.

            (b) In connection with the transfer and assignment of each Mortgage Loan, the Depositor has delivered or caused to be delivered to each Custodian on behalf of the Trustee for the benefit of the Certificateholders and the Class AF-3W Certificate Insurer the following documents or instruments with respect to each applicable Mortgage Loan so assigned:

            (i) the original Mortgage Note, endorsed without recourse in blank by the last endorsee, including all intervening endorsements showing a complete chain of endorsement from the originator to the last endorsee;

            (ii) The original Assignment of Mortgage in blank, unless the Mortgage Loan is a MERS Mortgage Loan;

            (iii) personal endorsement and/or guaranty agreements executed in connection with all non individual Mortgage Loans (corporations, partnerships, trusts, estates, etc. (if any);

            (iv) the related original Mortgage and evidence of its recording or, in certain limited circumstances, a certified copy of the mortgage with evidence of recording;

            (v) except with respect to a MERS Loan, originals of any intervening Mortgage assignment or certified copies in either case evidencing recording; provided, that the assignment may be in the form of a blanket assignment or assignments, a copy of which with evidence of recording shall be acceptable;

            (vi) originals of all assumption, modification, agreements or certified copies thereof, in either case with evidence of recording if required to maintain the lien of the mortgage or if otherwise required, or, if recordation is not required, an original or copy of the agreement;

            (vii) an original or copy of a title insurance policy or evidence of title;

            (viii) to the extent applicable, an original power of attorney; and

            (ix) a security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage, if any.

            The Depositor shall deliver to each Custodian the applicable recorded document promptly upon receipt from the respective recording office but in no event later than 120 days from the Closing Date.

            From time to time, pursuant to the applicable Sale Agreement, the Responsible Party may forward to the applicable Custodian additional original documents, additional documents evidencing an assumption, modification, consolidation or extension of a Mortgage Loan, in accordance with the terms of the applicable Sale Agreement. All such mortgage documents held by the Custodians as to each Mortgage Loan shall constitute the "Custodial File."

            On or prior to the Closing Date, the Depositor shall deliver to the Custodians Assignments of Mortgages (except in the case of MERS Loans), in blank, for each applicable Mortgage Loan. On the Closing Date, the Trustee shall provide a written request to each Responsible Party to submit the Assignments of Mortgage for recordation, at the Responsible Party's expense, pursuant to the applicable Sale Agreement. Each Custodian shall deliver the Assignment of Mortgages to be submitted for recordation to the applicable Responsible Party.

            In the event that such original or copy of any document submitted for recordation to the appropriate public recording office is not so delivered to the Custodian within the time period and in the manner specified in the applicable Sale Agreement, the Trustee shall take or cause to be taken such remedial actions under the Sale Agreement against the applicable Responsible Party as may be permitted to be taken thereunder, including without limitation, if applicable, the repurchase by the applicable Responsible Party of such Mortgage Loan. The foregoing repurchase remedy shall not apply in the event that the Responsible Party cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided, that the applicable Responsible Party shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of an officer of the applicable Responsible Party, confirming that such document has been accepted for recording.

            Notwithstanding anything to the contrary contained in this Section 2.01, in those instances where the public recording office retains or loses the original Mortgage or assignment after it has been recorded, the obligations of the Responsible Party shall be deemed to have been satisfied upon delivery by the Responsible Party to the applicable Custodian prior to the Closing Date of a copy of such Mortgage or assignment, as the case may be, certified (such certification to be an original thereof) by the public recording office to be a true and complete copy of the recorded original thereof.

            (c) The Depositor does hereby establish, pursuant to the further provisions of this Agreement and the laws of the State of New York, an express trust (the "Trust") to be known, for convenience, as "GSAA Home Equity Trust 2005-12" and HSBC Bank USA, National Association is hereby appointed as Trustee in accordance with the provisions of this Agreement.

            (d) It is the policy and intention of the Trust that none of the Mortgage Loans included in the Trust is (a) covered by the Home Ownership and Equity Protection Act of 1994, or (b) considered a "high cost home," "threshold," "predatory" or "covered" loan (excluding "covered home loans" as defined under clause (1) of the definition of "covered home loans" in the New Jersey Home Ownership Security Act of 2002) under applicable state, federal or local laws.

            Section 2.02 Acceptance by the Custodians of the Mortgage Loans. Each Custodian acknowledges receipt of the documents identified in the Initial Certification in the form annexed hereto as Exhibit F, and declares that it holds and will hold such documents and the other documents delivered to it pursuant to Section 2.01, and that it holds or will hold such other assets as are included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders and with respect to the Class AF-3W Certificates, the Class AF-3W Certificate Insurer. Wells Fargo, as Custodian, acknowledges that it will maintain possession of the related Mortgage Notes in the State of Minnesota, Deutsche Bank, as Custodian, acknowledges that it will maintain possession of the related Mortgage Notes in the State of California and JPMorgan, as Custodian, acknowledges that it will maintain possession of the related Mortgage Notes in the State of Texas, unless otherwise permitted by the Rating Agencies.

            Prior to and as a condition to the Closing, each Custodian shall deliver via facsimile (with original to follow the next Business Day) to the Depositor and the Class AF-3W Certificate Insurer an Initial Certification prior to the Closing Date, or as the Depositor agrees to, on the Closing Date, certifying receipt of a Mortgage Note and Assignment of Mortgage for each Mortgage Loan. Neither Custodian shall be responsible to verify the validity, sufficiency or genuineness of any document in any Custodial File.

            On the Closing Date, each Custodian shall ascertain that all documents required to be delivered to it are in its possession and shall deliver to the Depositor and the Class AF-3W Certificate Insurer an Initial Certification, in the form annexed hereto as Exhibit F, and shall deliver to the Depositor and the Class AF-3W Certificate Insurer a Document Certification and Exception Report, in the form annexed hereto as Exhibit G, within 90 days after the Closing Date to the effect that, as to each applicable Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or any Mortgage Loan specifically identified in such certification as an exception and not covered by such certification): (i) all documents required to be delivered to it are in its possession; (ii) such documents have been reviewed by it and appear regular on their face and relate to such Mortgage Loan; (iii) based on its examination and only as to the foregoing documents, as to Wells Fargo, the information set forth in items 2, 8, 33 and 34 of the Mortgage Loan Schedule respecting such Mortgage Loan is correct; (iv) based on its examination and only as to the foregoing documents, as to Deutsche Bank, the information set forth in items 2, 8, 33, and 34 of the Mortgage Loan Schedule respecting such Mortgage Loan is correct; (v) based on its examination and only as to the foregoing documents, as to JPMorgan, the information set forth in items 2, 8, 33, and 34 of the Mortgage Loan Schedule respecting such Mortgage Loan is correct; and (vi) each Mortgage Note has been endorsed as provided in Section 2.01 of this Agreement. Neither Custodian shall be responsible to verify the validity, sufficiency or genuineness of any document in any Custodial File.

            Each Custodian shall retain possession and custody of each applicable Custodial File in accordance with and subject to the terms and conditions set forth herein. The Servicer shall promptly deliver to the applicable Custodian, upon the execution or receipt thereof, the originals of such other documents or instruments constituting the Custodial File as come into the possession of the Servicer from time to time.

            Each Custodian shall notify the Trustee of any Mortgage Loans that do not conform to such requirements of Sections 2.01 and 2.02 hereof. The Trustee shall enforce the obligation of the Responsible Parties to cure or repurchase Mortgage Loans that do not conform to such requirements as determined in the Custodian's review as required herein, or based upon notification from the applicable Custodian, by notifying the applicable Responsible Party to correct or cure such default. The Trustee shall also enforce the obligation of the Responsible Parties under the Sale Agreements, and the Servicing Agreements and of the Purchaser under the Assignment Agreements to cure or repurchase Mortgage Loans for which there is a defect or a breach of a representation or warranty thereunder of which a Responsible Officer of the Trustee has actual knowledge, by notifying the applicable party to correct or cure such default. If any Servicer, any Responsible Party or the Purchaser, as the case may be, fails or is unable to correct or cure the defect or breach within the period set forth in the applicable agreement, the Trustee shall notify the Depositor of such failure to correct or cure. Unless otherwise directed by the Depositor within five (5) Business Days after notifying the Depositor of such failure by the applicable party to correct or cure, the Trustee shall notify such party to repurchase the Mortgage Loan. If, within ten (10) Business Days of receipt of such notice by such party, such party fails to repurchase such Mortgage Loan, the Trustee shall notify the Depositor, the Master Servicer and the Class AF-3W Certificate Insurer of such failure. The Trustee shall pursue all legal remedies available to the Trustee against the Servicers, the Responsible Parties and the Purchaser, as applicable, under this Agreement, if the Trustee has received written notice from the Depositor directing the Trustee to pursue such remedies.

            Section 2.03 Execution and Delivery of Certificates. The Trustee acknowledges the transfer and assignment to it of the Trust Fund and, concurrently with such transfer and assignment, the Securities Administrator has executed and delivered to or upon the order of the Depositor, the Certificates in authorized Denominations evidencing directly or indirectly the entire ownership of the Trust Fund. The Trustee agrees to hold the Trust Fund and exercise the rights referred to above for the benefit of all present and future Holders of the Certificates and with respect to the Class AF-3W Certificates, for the benefit of the Class AF-3W Certificate Insurer (and all references in this Agreement for the benefit of or actions on behalf of the Class AF-3W Certificateholders shall be deemed to include the Class AF-3W Certificate Insurer). The Trustee shall cooperate with all reasonable requests by the Class AF-3W Certificate Insurer regarding action to preserve or enforce the Class AF-3W Certificate Insurer's rights or interests under this Agreement and the Class AF-3W Certificates.

            Section 2.04 REMIC Matters. The Preliminary Statement sets forth the designations for federal income tax purposes of all interests created hereby. The "Startup Day" for purposes of the REMIC Provisions shall be the Closing Date. The "latest possible maturity date" is September 25, 2035, which is the Distribution Date in the month following the month in which the latest maturity date of any Mortgage Loan occurs. Amounts paid to the Class X Certificates (prior to any reduction for any Basis Risk Payment) shall be deemed paid from the Upper-Tier REMIC in respect of the Class X Interest to the holders of the Class X Certificates prior to distribution of Basis Risk Payments to the Principal Certificates.

            Section 2.05 Representations and Warranties of the Depositor. The Depositor hereby represents, warrants and covenants to the Trustee, the Master Servicer, the Securities Administrator and the Class AF-3W Certificate Insurer that as of the date of this Agreement or as of such date specifically provided herein:

            (a) The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

            (b) The Depositor has the corporate power and authority to convey the Mortgage Loans and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by, this Agreement;

            (c) This Agreement has been duly and validly authorized, executed and delivered by the Depositor, all requisite corporate action having been taken, and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes or will constitute the legal, valid and binding agreement of the Depositor, enforceable against the Depositor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

            (d) No consent, approval, authorization or order of or registration or filing with, or notice to, any governmental authority or court is required for the execution, delivery and performance of or compliance by the Depositor with this Agreement or the consummation by the Depositor of any of the transactions contemplated hereby, except as have been made on or prior to the Closing Date;

            (e) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or thereby, or the fulfillment of or compliance with the terms and conditions of this Agreement,
(i) conflicts or will conflict with or results or will result in a breach of, or constitutes or will constitute a default or results or will result in an acceleration under (A) the charter or bylaws of the Depositor, or (B) of any term, condition or provision of any material indenture, deed of trust, contract or other agreement or instrument to which the Depositor or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound; (ii) results or will result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Depositor of any court or governmental authority having jurisdiction over the Depositor or its subsidiaries; or (iii) results in the creation or imposition of any lien, charge or encumbrance which would have a material adverse effect upon the Mortgage Loans or any documents or instruments evidencing or securing the Mortgage Loans;

            (f) There are no actions, suits or proceedings before or against or investigations of, the Depositor pending, or to the knowledge of the Depositor, threatened, before any court, administrative agency or other tribunal, and no notice of any such action, which, in the Depositor's reasonable judgment, might materially and adversely affect the performance by the Depositor of its obligations under this Agreement, or the validity or enforceability of this Agreement;

            (g) The Depositor is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency that may materially and adversely affect its performance hereunder; and

            (h) Immediately prior to the transfer and assignment by the Depositor to the Trustee on the Closing Date, the Depositor had good title to, and was the sole owner of each Mortgage Loan, free of any interest of any other Person, and the Depositor has transferred all right, title and interest in each Mortgage Loan to the Trustee. The transfer of each Mortgage Note and each Mortgage as and in the manner contemplated by this Agreement is sufficient either (i) fully to transfer to the Trustee, for the benefit of the Certificateholders and for the benefit of the Class AF-3W Certificate Insurer, all right, title, and interest of the Depositor thereto as note holder and mortgagee or (ii) to grant to the Trustee, for the benefit of the Certificateholders and for the benefit of the Class AF-3W Certificate Insurer, the security interest referred to in Section 12.04 hereof.

            It is understood and agreed that the representations, warranties and covenants set forth in this Section 2.05 shall survive delivery of the respective Custodial Files to the Custodians, and shall inure to the benefit of the Certificateholders and the Class AF-3W Certificate Insurer.

            Section 2.06 Representations and Warranties of JPMorgan. JPMorgan hereby represents and warrants to the Depositor, the Master Servicer and the Trustee, as of the Closing Date:

            (a) Such Custodian is duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by such Custodian or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such state, to the extent necessary to perform any of its obligations under this Agreement in accordance with the terms thereof.

            (b) Such Custodian has the full power and authority to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary action on the part of such Custodian the execution, delivery and performance of this Agreement; and this Agreement, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes a legal, valid and binding obligation of such Custodian, enforceable against such Custodian in accordance with its terms, except that (i) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            (c) The execution and delivery of this Agreement by such Custodian, the consummation of any other of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms thereof are in the ordinary course of business of such Custodian and will not (i) result in a material breach of any term or provision of the articles of incorporation or by laws of such Custodian, (ii) materially conflict with, result in a material breach, violation or acceleration of, or result in a material default under, the terms of any other material agreement or instrument to which such Custodian is a party or by which it may be bound, or (iii) constitute a material violation of any statute, order or regulation applicable to such Custodian of any court, regulatory body, administrative agency or governmental body having jurisdiction over such Custodian; and such Custodian is not in breach or violation of any material indenture or other material agreement or instrument, or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it which breach or violation may materially impair such Custodian's ability to perform or meet any of its obligations under this Agreement.

            (d) No litigation is pending or threatened against such Custodian that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of such Custodian to perform any of its obligations under this Agreement in accordance with the terms thereof.

            (e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by such Custodian of, or compliance by such Custodian with, this Agreement or the consummation of the transactions contemplated thereby, or if any such consent, approval, authorization or order is required, such Custodian has obtained the same.

            Section 2.07 Representations and Warranties of Deutsche Bank. Deutsche Bank hereby represents and warrants to the Depositor, the Master Servicer and the Trustee, as of the Closing Date:

            (a) Such Custodian is duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by such Custodian or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such state, to the extent necessary to perform any of its obligations under this Agreement in accordance with the terms thereof.

            (b) Such Custodian has the full power and authority to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary action on the part of such Custodian the execution, delivery and performance of this Agreement; and this Agreement, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes a legal, valid and binding obligation of such Custodian, enforceable against such Custodian in accordance with its terms, except that (i) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            (c) The execution and delivery of this Agreement by such Custodian, the consummation of any other of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms thereof are in the ordinary course of business of such Custodian and will not result in a material breach of any term or provision of the articles of incorporation or by laws of such Custodian.

            Section 2.08 Representations and Warranties of Wells Fargo. Wells Fargo hereby represents and warrants to the Depositor, the Master Servicer and the Trustee, as of the Closing Date:

            (a) Wells Fargo is duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by Wells Fargo in any state in which a Mortgaged Property is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such state, to the extent necessary to perform any of its obligations under this Agreement in accordance with the terms thereof.

            (b) Wells Fargo has the full power and authority to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary action on the part of Wells Fargo the execution, delivery and performance of this Agreement; and this Agreement, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes a legal, valid and binding obligation of Wells Fargo, enforceable against Wells Fargo in accordance with its terms, except that (i) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            (c) The execution and delivery of this Agreement by Wells Fargo, the consummation of any other of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms thereof are in the ordinary course of business of Wells Fargo and will not (i) result in a material breach of any term or provision of the articles of incorporation or bylaws of Wells Fargo, (ii) materially conflict with, result in a material breach, violation or acceleration of, or result in a material default under, the terms of any other material agreement or instrument to which Wells Fargo is a party or by which it may be bound, or (iii) constitute a material violation of any statute, order or regulation applicable to Wells Fargo of any court, regulatory body, administrative agency or governmental body having jurisdiction over Wells Fargo; and Wells Fargo is not in breach or violation of any material indenture or other material agreement or instrument, or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it which breach or violation may materially impair Wells Fargo's ability to perform or meet any of its obligations under this Agreement.

            (d) No litigation is pending or threatened against Wells Fargo that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of Wells Fargo to perform any of its obligations under this Agreement in accordance with the terms thereof. For purposes of the foregoing, Wells Fargo does not regard any actions, proceedings or investigations "threatened" unless the potential litigants or governmental authority has manifested to a member of the Wells Fargo & Company Law Department having responsibility for litigation matters involving the corporate trust activities of Wells Fargo its present intention to initiate such proceedings.

            (e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Wells Fargo of, or compliance by Wells Fargo with, this Agreement or the consummation of the transactions contemplated thereby, or if any such consent, approval, authorization or order is required, Wells Fargo has obtained the same.

                                  ARTICLE III

                                 TRUST ACCOUNTS

            Section 3.01 Excess Reserve Fund Account; Distribution Account. (a) The Securities Administrator shall establish and maintain the Excess Reserve Fund Account to receive any Basis Risk Payment and to secure their limited recourse obligation to pay to the Principal Certificateholders any Basis Risk Carry Forward Amounts. On each Distribution Date, the Securities Administrator shall deposit the amount of any Basis Risk Payment received by it for such date into the Excess Reserve Fund Account.

            On each Distribution Date on which there exists a Basis Risk Carry Forward Amount on any Class or Classes of Principal Certificates, the Securities Administrator shall (1) withdraw from the Distribution Account, to the extent of funds available therefor in the Distribution Account, and deposit in the Excess Reserve Fund Account, as set forth in Section 4.01(a)(iii)(L), the lesser of (x) the Class X Distributable Amount (without regard to the reduction in clause
(iii) of the definition thereof with respect to Basis Risk Payments) (to the extent remaining after the distributions specified in Sections 4.01(a)(iii)(A)-(K)) and (y) the aggregate Basis Risk Carry Forward Amounts of the Principal Certificates for such Distribution Date and (2) withdraw from the Excess Reserve Fund Account amounts necessary to pay to such Class or Classes of Principal Certificates the related Basis Risk Carry Forward Amount. Such payments shall be allocated to those Classes based upon the amount of Basis Risk Carry Forward Amount owed to each such Class and shall be paid in the priority set forth in Section 4.01(a)(iii)(M).

            The Securities Administrator shall account for the Excess Reserve Fund Account as an asset of a grantor trust under subpart E, Part I of subchapter J of the Code and not as an asset of either Trust REMIC created pursuant to this Agreement. The beneficial owners of the Excess Reserve Fund Account are the Class X Certificateholders. For all federal income tax purposes, amounts transferred by the Upper-Tier REMIC to the Excess Reserve Fund Account shall be treated as distributions by the Securities Administrator to the Class X Certificateholders in respect of the Class X Interest and then contributed by the Class X Certificateholders to the Excess Reserve Fund Account.

            Any Basis Risk Carry Forward Amounts distributed by the Securities Administrator to the Principal Certificateholders from the Excess Reserve Fund Account shall be accounted for by the Securities Administrator, for federal income tax purposes, as amounts paid first to the Holders of the Class X Certificates (in respect of the Class X Interest) and then to the respective Class or Classes of Principal Certificates. In addition, the Securities Administrator shall account for the Principal Certificateholders' rights to receive payments of Basis Risk Carry Forward Amounts from the Excess Reserve Fund Account as rights in a limited recourse interest rate cap contract written by the Class X Certificateholders in favor of the Holders of each such Class.

            Notwithstanding any provision contained in this Agreement, the Securities Administrator shall not be required to make any distributions from the Excess Reserve Fund Account except as expressly set forth in this Section 3.01(a).

            (b) The Master Servicer shall establish and maintain the Distribution Account on behalf of the Certificateholders. The Master Servicer shall, promptly upon receipt on the Business Day received, deposit in the Distribution Account and retain therein the following:

            (i) the aggregate amount remitted by the Servicers to the Master Servicer pursuant to the Servicing Agreements; and

            (ii) any other amounts deposited hereunder which are required to be deposited in the Distribution Account.

            In the event that any Servicer shall remit any amount not required to be remitted pursuant to the applicable Servicing Agreement, and such Servicer directs the Master Servicer in writing to withdraw such amount from the Distribution Account, the Master Servicer shall return such funds to the applicable Servicer. All funds deposited in the Distribution Account shall be held by the Securities Administrator in trust for the Certificateholders until disbursed in accordance with this Agreement or withdrawn in accordance with
Section 4.01.

            Section 3.02 Investment of Funds in the Distribution Account. (a) The Master Servicer may (but shall not be obligated to) invest funds in the Distribution Account during the Master Servicer Float Period (for purposes of this Section 3.02, such Account is referred to as an "Investment Account"), in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand or maturing on such Distribution Date, in the case of an investment that is an obligation of Wells Fargo Bank, N.A., no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this Agreement. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Master Servicer. The Master Servicer shall be entitled to sole possession over each such investment, and any certificate or other instrument evidencing any such investment shall be delivered directly to the Master Servicer or its agent, together with any document of transfer necessary to transfer title to such investment to the Master Servicer. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Master Servicer may:

            (x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

            (y) demand payment of all amounts due thereunder that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

            (b) All income and gain realized from the investment of funds deposited in the Distribution Account held by the Master Servicer during the Master Servicer Float Period shall be subject to the Securities Administrator's withdrawal in the manner set forth in Section 10.05.

            (c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Securities Administrator shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings. Notwithstanding the foregoing, the Securities Administrator shall be liable to the Trust for any such loss on any funds it has invested under this Section 3.02 only during the Securities Administrator Float Period, and the Securities Administrator shall deposit funds in the amount of such loss in the Distribution Account promptly after such loss is incurred.

            (d) The Securities Administrator or its Affiliates are permitted to receive additional compensation that could be deemed to be in the Securities Administrator's economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Permitted Investments, (ii) using Affiliates to effect transactions in certain Permitted Investments and (iii) effecting transactions in certain Permitted Investments. Such compensation is not payable or reimbursable under Section 8.06 of this Agreement.

            (e) In order to comply with its duties under the USA Patriot Act of 2001, the Trustee and the Custodians shall obtain and verify certain information and documentation from the other parties to this Agreement including, but not limited to, each such party's name, address and other identifying information.

                                   ARTICLE IV

                                  DISTRIBUTIONS

            Section 4.01 Priorities of Distribution. (a) On each Distribution Date, the Securities Administrator shall make the disbursements and transfers from amounts then on deposit in the Distribution Account in the following order of priority and to the extent of the Available Funds remaining:

            (i) to the Holders of each Class of Principal Certificates and to the Class AF-3W Certificate Insurer in the following order of priority:

                  (A) from the Interest Remittance Amount, to the Class AF-3W
            Certificate Insurer, any accrued and unpaid Premium Amount payable to the Class AF-3W Certificate Insurer for that Distribution Date;

                  (B) from any remaining Interest Remittance Amount, to the
            Class A Certificates, the related Accrued Certificate Interest Distribution Amounts and Unpaid Interest Amounts for those Classes, allocated pro rata based on their respective entitlements to those amounts;

                  (C) from any remaining Interest Remittance Amount, to the
            Class AF-3W Certificate Insurer, to the extent of any remaining Reimbursement Amount then owing to it (or to the Class AF-3W Certificates in lieu of any claims under the Class AF-3W Certificate Insurance Policy for such Distribution Date), as well as other amounts owed to the Class AF-3W Certificate Insurer;

                  (D) from any remaining Interest Remittance Amount, to the
            Class M-1 Certificates, the Accrued Certificate Interest Distribution Amounts for that Class;

                  (E) from any remaining Interest Remittance Amount, to the
            Class M-2 Certificates, the Accrued Certificate Interest Distribution Amounts for that Class;

                  (F) from any remaining Interest Remittance Amount, to the
            Class M-3 Certificates, the Accrued Certificate Interest Distribution Amounts for that Class;

                  (G) from any remaining Interest Remittance Amount, to the
            Class M-4 Certificates, the Accrued Certificate Interest Distribution Amounts for that Class;

                  (H) from any remaining Interest Remittance Amount, to the
            Class M-5 Certificates, the Accrued Certificate Interest Distribution Amounts for that Class;

                  (I) from any remaining Interest Remittance Amount, to the
            Class M-6 Certificates, the Accrued Certificate Interest Distribution Amounts for that Class;

                  (J) from any remaining Interest Remittance Amount, to the
            Class B-1 Certificates, the Accrued Certificate Interest Distribution Amounts for that Class;

                  (K) from any remaining Interest Remittance Amount, to the
            Class B-2 Certificates, the Accrued Certificate Interest Distribution Amounts for that Class;

                  (L) from any remaining Interest Remittance Amount, to the
            Class B-3 Certificates, the Accrued Certificate Interest Distribution Amounts for that Class; and

                  (M) from any remaining Interest Remittance Amount, to the
            Class B-4 Certificates, the Accrued Certificate Interest Distribution Amounts for that Class.

            (ii) (A) on each Distribution Date (x) prior to the Stepdown Date or
      (y) with respect to which a Trigger Event is in effect, to the Holders of the Class or Classes of Principal Certificates and Residual Certificates then entitled to distributions of principal and to the Class AF-3W Certificate Insurer, from Available Funds remaining after making distributions pursuant to clause (i) above, an amount equal to the Principal Distribution Amount in the following order of priority:

                        (1) concurrently, to the Class R-1 and R-2 Certificates,
                  pro rata based on their respective Class Certificate Balances, until their respective Class Certificate Balances have been reduced to zero;

                        (2) to the Class A Certificates, allocated sequentially
                  as follows:

                              a. to the Class AF-6 Certificates, an amount equal
                        to the Class AF-6 Lockout Distribution Amount, until their Class Certificate Balance has been reduced to zero;

                              b. to the Class AV-1 Certificates, until their
                        Class Certificate Balance has been reduced to zero;

                              c. to the Class AF-2 Certificates, until their
                        Class Certificate Balance has been reduced to zero;

                              d. to the Class AF-3 and Class AF-3W Certificates,
                        pro rata, based on their respective Class Certificate Balances, until their respective Class Certificate Balances have been reduced to zero;

                              e. sequentially, to the Class AF-4, Class AF-5 and
                        Class AF-6 Certificates, in that order, until their respective Class Certificate Balances have been reduced to zero;

                        (3) to the Class AF-3W Certificate Insurer, to the
                  extent of principal payments made to the Class AF-3W Certificates the remaining Reimbursement Amount then owing to it;

                        (4) sequentially, to the Class M-1, Class M-2, Class
                  M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates, in that order, until their respective Class Certificate Balances have been reduced to zero;

                  (B) on each Distribution Date (x) on and after the Stepdown
            Date and (y) as long as a Trigger Event is not in effect, to the Holders of the Class or Classes of Principal Certificates then entitled to distribution of principal and to the Class AF-3W Certificate Insurer, from Available Funds remaining on deposit in the Distribution Account after making distributions pursuant to clause (i) above, an amount equal to the Principal Distribution Amount in the following order of priority:

                        (1) to the Class A Certificates, the lesser of (x) the
                  Principal Distribution Amount and (y) the Class A Principal Distribution Amount, allocated sequentially as follows:

                              a. to the Class AF-6 Certificates, an amount equal
                        to the Class AF-6 Lockout Distribution Amount, until their Class Certificate Balance has been reduced to zero;

                              b. to the Class AV-1 Certificates, until their
                        Class Certificate Balance has been reduced to zero;

                              c. to the Class AF-2 Certificates, until their
                        Class Certificate Balance has been reduced to zero;

                              d. to the Class AF-3 and Class AF-3W Certificates,
                        pro rata, based on their respective Class Certificate Balances, until their respective Class Certificate Balances have been reduced to zero; and

                              e. sequentially, to the Class AF-4, Class AF-5 and
                        Class AF-6 Certificates, in that order, until their respective Class Certificate Balances have been reduced to zero;

                        (2) to the Class AF-3W Certificate Insurer, to the
                  extent of principal payments made to the Class AF-3W Certificates the remaining Reimbursement Amount then owing it;

                        (3) to the Class M-1 Certificates, the lesser of (x) the
                  excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificates in clause
                  (ii)(B)(1) above and to the Class AF-3W Certificate Insurer in clause (ii)(B)(2) above and (y) the Class M-1 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

                        (4) to the Class M-2 Certificates, the lesser of (x) the
                  excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificates in clause
                  (ii)(B)(1) above, to the Class AF-3W Certificate Insurer in clause (ii)(B)(2) above and to the Class M-1 Certificates in clause (ii)(B)(2) above and (y) the Class M-2 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

                        (5) to the Class M-3 Certificates, the lesser of (x) the
                  excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificates in clause
                  (ii)(B)(1) above, to the Class AF-3W Certificate Insurer in clause (ii)(B)(2) above, to the Class M-1 Certificates in clause (ii)(B)(2) above and to the Class M-2 Certificates in clause (ii)(B)(3) above and (y) the Class M-3 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

                        (6) to the Class M-4 Certificates, the lesser of (x) the
                  excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificates in clause
                  (ii)(B)(1) above, to the Class AF-3W Certificate Insurer in clause (ii)(B)(2) above, to the Class M-1 Certificates in clause (ii)(B)(2) above, to the Class M-2 Certificates in clause (ii)(B)(3) above and to the Class M-3 Certificates in clause (ii)(B)(4) above and (y) the Class M-4 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

                        (7) to the Class M-5 Certificates, the lesser of (x) the
                  excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificates in clause
                  (ii)(B)(1) above, to the Class AF-3W Certificate Insurer in clause (ii)(B)(2) above, to the Class M-1 Certificates in clause (ii)(B)(2) above, to the Class M-2 Certificates in clause (ii)(B)(3) above, to the Class M-3 Certificates in clause (ii)(B)(4) above and to the Class M-4 Certificates in clause (ii)(B)(5) above and (y) the Class M-5 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

                        (8) to the Class M-6 Certificates, the lesser of (x) the
                  excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificates in clause
                  (ii)(B)(1) above, to the Class AF-3W Certificate Insurer in clause (ii)(B)(2) above, to the Class M-1 Certificates in clause (ii)(B)(2) above, to the Class M-2 Certificates in clause (ii)(B)(3) above, to the Class M-3 Certificates in clause (ii)(B)(4) above, to the Class M-4 Certificates in clause (ii)(B)(5) above and to the Class M-5 Certificates in clause (ii)(B)(6) above and (y) the Class M-6 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

                        (9) to the Class B-1 Certificates, the lesser of (x) the
                  excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificates in clause
                  (ii)(B)(1) above, to the Class AF-3W Certificate Insurer in clause (ii)(B)(2) above, to the Class M-1 Certificates in clause (ii)(B)(2) above, to the Class M-2 Certificates in clause (ii)(B)(3) above, to the Class M-3 Certificates in clause (ii)(B)(4) above, to the Class M-4 Certificates in clause (ii)(B)(5) above, to the Class M-5 Certificates in clause (ii)(B)(6) above and to the Class M-6 Certificates in clause (ii)(B)(7) above and (y) the Class B-1 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

                        (10) to the Class B-2 Certificates, the lesser of (x)
                  the excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificates in clause
                  (ii)(B)(1) above, to the Class AF-3W Certificate Insurer in clause (ii)(B)(2) above, to the Class M-1 Certificates in clause (ii)(B)(2) above, to the Class M-2 Certificates in clause (ii)(B)(3) above, to the Class M-3 Certificates in clause (ii)(B)(4) above, to the Class M-4 Certificates in clause (ii)(B)(5) above, to the Class M-5 Certificates in clause (ii)(B)(6) above, to the Class M-6 Certificates in clause (ii)(B)(7) above and to the Class B-1 Certificates in clause (ii)(B)(8) above and (y) the Class B-2 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

                        (11) to the Class B-3 Certificates, the lesser of (x)
                  the excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificates in clause
                  (ii)(B)(1) above, to the Class AF-3W Certificate Insurer in clause (ii)(B)(2) above, to the Class M-1 Certificates in clause (ii)(B)(2) above, to the Class M-2 Certificates in clause (ii)(B)(3) above, to the Class M-3 Certificates in clause (ii)(B)(4) above, to the Class M-4 Certificates in clause (ii)(B)(5) above, to the Class M-5 Certificates in clause (ii)(B)(6) above, to the Class M-6 Certificates in clause (ii)(B)(7) above, to the Class B-1 Certificates in clause (ii)(B)(8) above and to the Class B-2 Certificates in clause (ii)(B)(9) above and (y) the Class B-3 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero; and

                        (12) to the Class B-4 Certificates, the lesser of (x)
                  the excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificates in clause
                  (ii)(B)(1) above, to the Class AF-3W Certificate Insurer in clause (ii)(B)(2) above, to the Class M-1 Certificates in clause (ii)(B)(2) above, to the Class M-2 Certificates in clause (ii)(B)(3) above, to the Class M-3 Certificates in clause (ii)(B)(4) above, to the Class M-4 Certificates in clause (ii)(B)(5) above, to the Class M-5 Certificates in clause (ii)(B)(6) above, to the Class M-6 Certificates in clause (ii)(B)(7) above, to the Class B-1 Certificates in clause (ii)(B)(8) above, to the Class B-2 Certificates in clause (ii)(B)(9) above and to the Class B-3 Certificates in clause (ii)(B)(10) above and (y) the Class B-4 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

            (iii) any amount remaining after the distributions in clauses (i) and (ii) above shall be distributed in the following order of priority:

                  (A) to the Class AF-3W Certificate Insurer, to the extent of any remaining Reimbursement Amount then owing to it, as well as other amounts owed to the Class AF-3W Certificate Insurer;

                  (B) to the Holders of the Class M-1 Certificates, any Unpaid
            Interest Amount for that Class;

                  (C) to the Holders of the Class M-2 Certificates, any Unpaid
            Interest Amount for that Class;

                  (D) to the Holders of the Class M-3 Certificates, any Unpaid
            Interest Amount for that Class;

                  (E) to the Holders of the Class M-4 Certificates, any Unpaid
            Interest Amount for that Class;

                  (F) to the Holders of the Class M-5 Certificates, any Unpaid
            Interest Amount for that Class;

                  (G) to the Holders of the Class M-6 Certificates, any Unpaid
            Interest Amount for that Class;

                  (H) to the Holders of the Class B-1 Certificates, any Unpaid
            Interest Amount for that Class;

                  (I) to the Holders of the Class B-2 Certificates, any Unpaid
            Interest Amount for that Class;

                  (J) to the Holders of the Class B-3 Certificates, any Unpaid
            Interest Amount for that Class;

                  (K) to the Holders of the Class B-4 Certificates, any Unpaid
            Interest Amount for that Class;

                  (L) to the Excess Reserve Fund Account, the amount of any
            Basis Risk Payment for such Distribution Date;

                  (M) from funds on deposit in the Excess Reserve Fund Account with respect to that Distribution Date, an amount equal to any Basis Risk Carry Forward Amount with respect to the Principal Certificates for that Distribution Date, first, concurrently to the Class A Certificates, pro rata, based on their respective Class Certificate Balances immediately prior to that Distribution Date, up to their respective unpaid remaining Basis Risk Carry Forward Amounts (provided that, if for any Distribution Date, after the allocation of the remaining unpaid Basis Risk Carry Forward Amounts to the Class A Certificates, the remaining unpaid Basis Risk Carry Forward Amounts for any of the Class A Certificates is reduced to zero, any amount of remaining unpaid Basis Risk Carry Forward Amounts that would have been allocated to that Class A Certificate for that Distribution Date will instead be allocated, pro rata, based on their respective remaining unpaid Basis Risk Carry Forward Amounts, to the other Class A Certificates to the extent the other Class A Certificates have any remaining unpaid Basis Risk Carry Forward Amounts), and, second, sequentially to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates, in that order, in each case up to their respective unpaid remaining Basis Risk Carry Forward Amounts;

                  (N) to the Holders of the Class X Certificates, the remainder of the Class X Distributable Amount not distributed pursuant to Sections 4.01(a)(iii)(A)-(M); and

                  (O) to the Holders of the Class R-1 and Class R-2
            Certificates, pro rata, any remaining amount in respect of the Upper-Tier REMIC and Lower-Tier REMIC, respectively.

            If on any Distribution Date, as a result of the foregoing allocation rules, any Class of Class A Certificates does not receive the related Accrued Certificate Interest Distribution Amount or the related Unpaid Interest Amount, if any, then that unpaid amount will be recoverable by the holders of those Classes, with interest thereon, on future Distribution Dates, as an Unpaid Interest Amount, subject to the priorities described above. In the event the Class Certificate Balance of any Class of Principal Certificates has been reduced to zero, that Class of Certificates shall no longer be entitled to receive any related unpaid Basis Risk Carry Forward Amounts except to the extent the Class Certificate Balance is increased as a result of any Subsequent Recovery.

            (b) On each Distribution Date, all amounts representing Prepayment Premiums from the Mortgage Loans received during the related Principal Prepayment Period shall be distributed by the Securities Administrator to the holders of the Class P Certificates.

            (c) Upon any exercise of the purchase option set forth in Section 11.01(a), the Securities Administrator shall distribute to the holders of the Class R-2 Certificates any amounts required to be distributed on the Class R-2 Certificates pursuant to Section 11.02.

            (d) [Reserved]

            (e) Notwithstanding the allocation of principal to the Class A Certificates described in the preceding paragraphs, from and after the Distribution Date on which the aggregate Class Certificate Balance of the Subordinated Certificates and the principal balance of the Class X Certificates have been reduced to zero, any principal distributions allocated to the Class A Certificates shall be allocated pro rata to the Class A Certificates based on their respective Class Certificate Balances, until their Class Certificate Balances have been reduced to zero.

            (f) On any Distribution Date, any Relief Act Interest Shortfalls and Net Prepayment Interest Shortfalls for such Distribution Date shall be allocated pro rata, as a reduction of the Accrued Certificate Interest Distribution Amount for the Class A, Class M and Class B Certificates, based on the Accrued Certificate Interest Distribution Amount to which such Classes would otherwise be entitled on such Distribution Date.

            Section 4.02 Monthly Statements to Certificateholders. (a) Not later than each Distribution Date, the Securities Administrator shall make available to each Certificateholder, the Class AF-3W Certificate Insurer, the Depositor, the Trustee and each Rating Agency a statement based upon the information provided by the Servicers setting forth with respect to the related distribution:

            (i) the amount thereof allocable to principal, separately identifying the aggregate amount of any Principal Prepayments, Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds included therein;

            (ii) the amount thereof allocable to interest, any Unpaid Interest Amount included in such distribution and any remaining Unpaid Interest Amount after giving effect to such distribution, any Basis Risk Carry Forward Amount for such Distribution Date and the amount of all Basis Risk Carry Forward Amount covered by withdrawals from the Excess Reserve Fund Account on such Distribution Date;

            (iii) if the distribution to the Holders of such Class of Certificates is less than the full amount that would be distributable to such Holders if there were sufficient funds available therefor, the amount of the shortfall and the allocation thereof as between principal and interest, including any Basis Risk Carry Forward Amount not covered by amounts in the Excess Reserve Fund Account;

            (iv) the Class Certificate Balance of each Class of Certificates after giving effect to the distribution of principal on such Distribution Date;

            (v) the Pool Stated Principal Balance for the following Distribution Date;

            (vi) the amount of the Servicing Fees paid to or retained by the Servicers with respect to such Distribution Date;

            (vii) the Pass-Through Rate for each such Class of Certificates with respect to such Distribution Date;

            (viii) the amount of Advances included in the distribution on such Distribution Date and the aggregate amount of Advances reported by the Servicers as outstanding as of the close of business on the Determination Date immediately preceding such Distribution Date;

            (ix) the number and aggregate outstanding principal balances of Mortgage Loans (1) as to which the Monthly Payment is delinquent 31 to 60 days, 61 to 90 days and 91 or more days, (2) that have become REO Property, (3) that are in foreclosure and (4) that are in bankruptcy, in each case as of the close of business on the last Business Day of the immediately preceding month;

            (x) for each of the preceding 12 calendar months, or all calendar months since the related Cut-off Date, whichever is less, the aggregate dollar amount of the Monthly Payments (A) due on all Outstanding Mortgage Loans on each of the Due Dates in each such month and (B) delinquent 60 days or more on each of the Due Dates in each such month;

            (xi) with respect to each Mortgage Loan that became an REO Property during the preceding calendar month, the loan number and Stated Principal Balance of such Mortgage Loan as of the close of business on the last Business Day of the immediately preceding month prior to such Distribution Date and the date of acquisition thereof;

            (xii) the total number and principal balance of any REO Properties (and market value, if available) as of the close of business on the last Business Day of the immediately preceding month prior to such Distribution Date;

            (xiii) whether a Trigger Event has occurred and is continuing (including the calculation of thereof and the aggregate outstanding balance of all 60+ Day Delinquent Mortgage Loans);

            (xiv) the amount on deposit in the Excess Reserve Fund Account (after giving effect to distributions on such Distribution Date);

            (xv) the aggregate amount of Applied Realized Loss Amounts incurred during the preceding calendar month and aggregate Applied Realized Loss Amounts through such Distribution Date;

            (xvi) the amount of any Net Monthly Excess Cash Flow on such Distribution Date and the allocation thereof to the Certificateholders with respect to Unpaid Interest Amounts;

            (xvii) the Overcollateralized Amount and Specified
      Overcollateralized Amount;

            (xviii) the Prepayment Premiums collected by the Servicers;

            (xix) the amount distributed on the Class X, Class P and Class R Certificates;

            (xx) the amount of any Subsequent Recoveries for such Distribution Date; and

            (xxi) the amount of any payment of principal or of interest on the Class AF-3W Certificates to be paid from funds transferred from the Policy Payments Account.

            (b) The Securities Administrator's responsibility for providing the above statement to the Certificateholders, each Rating Agency, the Trustee and the Depositor is limited to the availability, timeliness and accuracy of the information derived from the Master Servicer, the Servicers and the Responsible Parties. The Securities Administrator shall provide the above statement via the Securities Administrator's internet website. The Securities Administrator's website will initially be located at https://www.ctslink.com and assistance in using the website can be obtained by calling the Securities Administrator's investor relations desk at (301) 815-6600. The Securities Administrator will also make a paper copy of the above statement available upon request.

            (c) Upon request, within a reasonable period of time after the end of each calendar year, the Securities Administrator shall cause to be furnished to each Person who at any time during the calendar year was a Certificateholder, a statement containing the information set forth in clauses (a)(i), (a)(ii),
(a)(iii) and (a)(vii) of this Section 4.02 aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder. Such obligation of the Securities Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Securities Administrator pursuant to any requirements of the Code as from time to time in effect.

            The Securities Administrator shall be entitled to rely on information provided by third parties for purposes of preparing the foregoing report, but shall not be responsible for the accuracy of such information.

            Section 4.03 Allocation of Applied Realized Loss Amounts. Any Applied Realized Loss Amounts shall be allocated by the Securities Administrator to the most junior Class of Subordinated Certificates then Outstanding in reduction of the Class Certificate Balance thereof. In the event, Applied Realized Loss Amounts are allocated to any Class of Certificates, their Class Certificate Balances shall be reduced by the amount so allocated and no funds shall be distributed with respect to the written down amounts or with respect to interest or Basis Risk Carry Forward Amounts on the written down amounts on that Distribution Date or any future Distribution Dates, even if funds are otherwise available therefor.

            Notwithstanding the foregoing, the Class Certificate Balance of each Class of Subordinated Certificates that has been previously reduced by Applied Realized Loss Amounts will be increased, in that order or seniority, by the amount of the Subsequent Recoveries (but not in excess of the Applied Realized Loss Amount allocated to the applicable Class of Subordinated Certificates).

            Section 4.04 Certain Matters Relating to the Determination of LIBOR. LIBOR shall be calculated by the Securities Administrator in accordance with the definition of "LIBOR." Until all of the LIBOR Certificates are paid in full, the Securities Administrator will at all times retain at least four Reference Banks for the purpose of determining LIBOR with respect to each LIBOR Determination Date. The Securities Administrator initially shall designate the Reference Banks (after consultation with the Depositor). Each "Reference Bank" shall be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market, shall not control, be controlled by, or be under common control with, the Securities Administrator and shall have an established place of business in London. If any such Reference Bank should be unwilling or unable to act as such or if the Securities Administrator should terminate its appointment as Reference Bank, the Securities Administrator shall promptly appoint or cause to be appointed another Reference Bank (after consultation with the Depositor). The Securities Administrator shall have no liability or responsibility to any Person for (i) the selection of any Reference Bank for purposes of determining LIBOR or (ii) any inability to retain at least four Reference Banks which is caused by circumstances beyond its reasonable control.

            The Pass-Through Rate for each Class of LIBOR Certificates for each Interest Accrual Period shall be determined by the Securities Administrator on each LIBOR Determination Date so long as the LIBOR Certificates are Outstanding on the basis of LIBOR and the respective formulae appearing in footnotes corresponding to the LIBOR Certificates in the table relating to the Certificates in the Preliminary Statement. The Securities Administrator shall not have any liability or responsibility to any Person for its inability, following a good faith reasonable effort, to obtain quotations from the Reference Banks or to determine the arithmetic mean referred to in the definition of LIBOR, all as provided for in this Section 4.04 and the definition of LIBOR. The establishment of LIBOR and each Pass-Through Rate for the LIBOR Certificates by the Securities Administrator shall (in the absence of manifest error) be final, conclusive and binding upon each Holder of a Certificate and the Trustee.

            Section 4.05 Certain Matters Regarding the Class AF-3W Certificate Insurer (a) Each of the Depositor, the Master Servicer, the Securities Administrator and the Trustee, and, by accepting its Class AF-3W Certificate, each Holder of a Class AF-3W Certificate, agrees that unless a Class AF-3W Certificate Insurer Default has occurred and is continuing, the Class AF-3W Certificate Insurer shall have the right to exercise all rights of the Holders of the Class AF-3W Certificates under this Agreement (except as provided in Section 5.07 hereof) without any further consent of the Holders of the Class AF-3W Certificates.

            In addition, each Holder of Class AF-3W Certificates agrees that, unless a Class AF-3W Certificate Insurer Default has occurred and is continuing, the rights specifically set forth above may be exercised by the Holders of Class AF-3W Certificates only with the prior written consent of the Class AF-3W Certificate Insurer.

            (b) Unless a Class AF-3W Certificate Insurer Default has occurred and is continuing, the Trustee shall not undertake any litigation pursuant to
Section 8.03(i) at the request or direction of the Holders of the Class AF-3W Certificates, without the prior written consent of the Class AF-3W Certificate Insurer, which consent shall not be unreasonably withheld; provided, however, nothing contained herein shall prohibit or prevent the Trustee from defending itself or the Trust Fund or taking any action related thereto.

            Section 4.06 Claims Upon the Class AF-3W Certificate Insurance Policy; Policy Payments Account. (a) If, at or before 12:00 p.m., New York time, on the second Business Day prior to a Distribution Date, the Securities Administrator determines that the Class AF-3W Certificate Insured Amount will be greater than zero, then the Securities Administrator shall give notice to the Class AF-3W Certificate Insurer by telephone or telecopy of the amount of such Class AF-3W Certificate Insured Amount. Such notice of such Class AF-3W Certificate Insured Amount shall be confirmed in writing in the form set forth as Exhibit A to the Endorsement to the Class AF-3W Certificate Insurance Policy, to the Class AF-3W Certificate Insurer and the Fiscal Agent (as defined in the Class AF-3W Certificate Insurance Policy), if any, at or before 12:00 p.m., New York time, on the second Business Day prior to such Distribution Date. Following Receipt (as defined in the Class AF-3W Certificate Insurance Policy) by the Class AF-3W Certificate Insurer of such notice in such form, the Class AF-3W Certificate Insurer or the Fiscal Agent will pay any amount payable under the Class AF-3W Certificate Insurance Policy on the later to occur of (i) 12:00 p.m., New York time, on the second Business Day following such receipt and (ii) 12:00 p.m., New York time, on the Distribution Date to which such Class AF-3W Certificate Insured Amount relates, as provided in the Endorsement to the Class AF-3W Certificate Insurance Policy.

            (b) The Securities Administrator shall establish a segregated non-interest bearing trust account for the benefit of Holders of the Class AF-3W Certificates and the Class A-F-3W Certificate Insurer referred to herein as the "Policy Payments Account" over which the Securities Administrator shall have exclusive control and sole right of withdrawal. The Securities Administrator shall deposit any amount paid under the Class AF-3W Certificate Insurance Policy in the Policy Payments Account and distribute such amount only for purposes of payment to Holders of Class AF-3W Certificates of the Class AF-3W Certificate Insurance Amount or any amount in respect of a Preference Claim (as defined in the Class AF-3W Certificate Insurance Policy) for which a claim under the Class AF-3W Certificate Insurance Policy was made, and such amount may not be applied to satisfy any costs, expenses or liabilities of any Servicer, the Depositor, the Master Servicer, the Securities Administrator, the Trustee or the Trust Fund. Amounts paid under the Class AF-3W Certificate Insurance Policy shall be transferred to the Distribution Account in accordance with the next succeeding paragraph and disbursed by the Securities Administrator to Holders of Class AF-3W Certificates in accordance with this Section 4.06(b) (or, in the case of an amount in respect of a Preference Claim, to the related Holders of Class AF-3W Certificates as contemplated in Section 4.06(d)). It shall not be necessary for such payments to be made by checks or wire transfers separate from the checks or wire transfers used to pay the other distributions to be made to such Holders pursuant to Section 4.01. However, the amount of any payment of principal of or interest on the Class AF-3W Certificates to be paid from funds transferred from the Policy Payments Account shall be noted as provided in
Section 4.06(c) and in the statement to be furnished to Holders of the Class AF-3W Certificates pursuant to Section 4.02. Funds held in the Policy Payments Account shall not be invested.

            On any Distribution Date with respect to which a claim has been made under the Class AF-3W Certificate Insurance Policy, the amount of any funds received by the Securities Administrator as a result of any claim under the Class AF-3W Certificate Insurance Policy, to the extent required to pay the Class AF-3W Certificate Insured Amount on such Distribution Date, shall be withdrawn from the Policy Payments Account and deposited in the Distribution Account and applied by the Securities Administrator, directly to the payment in full of the Class AF-3W Certificate Insured Amount due on the Class AF-3W Certificates. Funds received by the Securities Administrator as a result of any claim under the Class AF-3W Certificate Insurance Policy shall be deposited by the Securities Administrator in the Policy Payments Account and used solely for payment to the Holders of the Class AF-3W Certificates and may not be applied to satisfy any costs, expenses or liabilities of any Servicer, the Depositor, the Master Servicer, the Securities Administrator, the Trustee or the Trust Fund. Any funds remaining in the Policy Payments Account on the first Business Day following a Distribution Date shall be remitted to the Class AF-3W Certificate Insurer, pursuant to the instructions of the Class AF-3W Certificate Insurer, by the end of such Business Day.

            (c) The Securities Administrator shall keep a complete and accurate record of the amount of interest and principal paid in respect of any Class AF-3W Certificate from moneys received under the Class AF-3W Certificate Insurance Policy. The Class AF-3W Certificate Insurer shall have the right to inspect such records at reasonable times during normal business hours upon two Business Days' prior notice to the Securities Administrator.

            (d) The Securities Administrator shall promptly notify the Class AF-3W Certificate Insurer and its fiscal agent of any proceeding or the institution of any action, of which a Responsible Officer of the Securities Administrator has actual knowledge, seeking the avoidance as a preferential transfer under applicable bankruptcy, insolvency, receivership or similar law (a "Preference Claim") of any Class AF-3W Certificate Insured Amount made with respect to the Class AF-3W Certificates. Each Holder of the Class AF-3W Certificates, by its purchase of such Certificates, the Servicers, the Master Servicer, the Securities Administrator, the Depositor and the Trustee hereby agree that the Class AF-3W Certificate Insurer (so long as no Class AF-3W Certificate Insurer Default has occurred and is continuing) may at any time during the continuation of any proceeding relating to a Preference Claim direct all matters relating to such Preference Claim, including, without limitation,
(i) the direction of any appeal of any order relating to such Preference Claim and (ii) the posting of any surety, supersedeas or performance bond pending any such appeal. In addition and without limitation of the foregoing, the Class AF-3W Certificate Insurer shall be subrogated to the rights of the Servicers, the Depositor, the Master Servicer, the Securities Administrator, the Trustee and each Holder of the Class AF-3W Certificates in the conduct of any such Preference Claim, including, without limitation, all rights of any party to an adversary proceeding action with respect to any court order issued in connection with any such Preference Claim.

            (e) The Trustee designates, appoints, authorizes and directs the Securities Administrator to deliver on behalf of the Trustee the notice in accordance with Section 4.06(a) and to make, on behalf of and with full power to bind the Trustee, any of the agreements or covenants of the Trustee contained herein. To the extent necessary, this Agreement shall constitute an irrevocable limited power of attorney, coupled with an interest, from the Trustee to the Securities Administrator, to accomplish the foregoing.

            Section 4.07 Effect of Payments by Class AF-3W Certificate Insurer; Subrogation. Anything herein to the contrary notwithstanding, any payment with respect to principal of or interest on any of the Class AF-3W Certificates which is made with moneys received pursuant to the terms of the Class AF-3W Certificate Insurance Policy shall not, other than for federal income tax purposes, be considered payment of such Certificates from the Trust Fund and shall not, other than for federal income tax purposes, result in the payment of or the provision for the payment of the principal of or interest on such Certificates within the meaning of Section 4.01. The Depositor, the Master Servicer, the Securities Administrator and the Trustee acknowledge, and each Holder of a Class AF-3W Certificate by its acceptance of such a Certificate agrees, that without the need for any further action on the part of the Class AF-3W Certificate Insurer, the Depositor, the Master Servicer, the Securities Administrator or the Trustee (a) to the extent the Class AF-3W Certificate Insurer makes payments, directly or indirectly, on account of principal of or interest on any Class AF-3W Certificates to the Holders of such Certificates, the Class AF-3W Certificate Insurer will be fully subrogated to the rights of such Holders to receive such principal and interest from the Trust Fund and (b) the Class AF-3W Certificate Insurer shall be paid such principal and interest but only from the sources and in the manner provided herein for the payment of such principal and interest.

            The Trustee, the Depositor, the Master Servicer and the Securities Administrator shall cooperate in all respects with any reasonable request by the Class AF-3W Certificate Insurer for action to preserve or enforce the Class AF-3W Certificate Insurer's rights or interests under this Agreement without limiting the rights or affecting the interests of the Holders as otherwise set forth herein.

            Section 4.08 Notices to Class AF-3W Certificate Insurer. All notices, statements, reports, certificates or opinions required by this Agreement to be sent to any other party hereto or to any of the Holders of the Class AF-3W Certificates shall also be sent to the Class AF-3W Certificate Insurer until the later of (a) the date upon which the Certificate Principal Balance of the Class AF-3W Certificates has been reduced to zero and all Class AF-3W Certificate Insured Amounts have been paid and (b) the date the Term of This Policy (as defined in the Class AF-3W Certificate Insurance Policy) ends.

            Section 4.09 Securities Administrator To Hold Class AF-3W Certificate Insurance Policy. The Securities Administrator shall hold the Class AF-3W Certificate Insurance Policy in trust as agent for the Holders of the Class AF-3W Certificates for the purpose of making claims thereon and distributing the proceeds thereof. Upon the later of (a) the date upon which the Certificate Principal Balance of the Class AF-3W Certificates has been reduced to zero and all Class AF-3W Certificate Insured Amounts have been paid and (b) the date the Term of This Policy (as defined in the Class AF-3W Certificate Insurance Policy) ends, Securities Administrator shall surrender the Class AF-3W Certificate Insurance Policy to the Class AF-3W Certificate Insurer for cancellation. Neither the Class AF-3W Certificate Insurance Policy nor the amounts paid on the Class AF-3W Certificate Insurance Policy will constitute part of the Trust Fund or assets of any Trust REMIC created by this Agreement. Each Holder of Class AF-3W Certificates, by accepting its Certificates, appoints the Securities Administrator as attorney in fact for the purpose of making claims under the Class AF-3W Certificate Insurance Policy.

                                   ARTICLE V

                                THE CERTIFICATES

            Section 5.01 The Certificates. The Certificates shall be substantially in the forms attached hereto as exhibits. The Certificates shall be issuable in registered form, in the minimum denominations, integral multiples in excess thereof (except that one Certificate in each Class may be issued in a different amount which must be in excess of the applicable minimum denomination) and aggregate denominations per Class set forth in the Preliminary Statement.

            The Depositor hereby directs the Securities Administrator to register the Class X and Class P Certificates in the name of the Depositor or its designee. On a date as to which the Depositor notifies the Securities Administrator, the Depositor hereby directs the Securities Administrator to transfer the Class X and Class P Certificates in the name of the NIM Trustee or such other name or names as the Depositor shall request, and to deliver the Class X and Class P Certificates to the NIM Trustee, or to such other Person or Persons as the Depositor shall request.

            Subject to Section 11.02 respecting the final distribution on the Certificates, on each Distribution Date the Securities Administrator shall make distributions to each Certificateholder of record on the preceding Record Date either (x) by wire transfer in immediately available funds to the account of such Holder at a bank or other entity having appropriate facilities therefor as directed by that Certificateholder by written wire instructions provided to the Securities Administrator or (y), in the event that no wire instructions are provided to the Securities Administrator, by check mailed by first class mail to such Certificateholder at the address of such Holder appearing in the Certificate Register.

            The Certificates shall be executed by manual or facsimile signature on behalf of the Securities Administrator by an authorized officer. Certificates bearing the manual or facsimile signatures of individuals who were, at the time such signatures were affixed, authorized to sign on behalf of the Securities Administrator shall bind the Securities Administrator, notwithstanding that such individuals or any of them have ceased to be so authorized prior to the authentication and delivery of any such Certificates or did not hold such office at the date of such Certificate. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless authenticated by the Securities Administrator by manual signature, and such authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly executed and delivered hereunder. All Certificates shall be dated the date of their authentication. On the Closing Date, the Securities Administrator shall authenticate the Certificates to be issued at the direction of the Depositor, or any Affiliate thereof.

            Section 5.02 Certificate Register; Registration of Transfer and Exchange of Certificates. (a) The Securities Administrator shall maintain, or cause to be maintained in accordance with the provisions of Section 5.06, a Certificate Register for the Trust Fund in which, subject to the provisions of subsections (b) and (c) below and to such reasonable regulations as it may prescribe, the Securities Administrator shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. Upon surrender for registration of transfer of any Certificate, the Securities Administrator shall execute and deliver, in the name of the designated transferee or transferees, one or more new Certificates of the same Class and aggregate Percentage Interest.

            At the option of a Certificateholder, Certificates may be exchanged for other Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest upon surrender of the Certificates to be exchanged at the office or agency of the Securities Administrator. Whenever any Certificates are so surrendered for exchange, the Securities Administrator shall execute, authenticate and deliver the Certificates which the Certificateholder making the exchange is entitled to receive. Every Certificate presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the Holder thereof or his attorney duly authorized in writing. In the event, the Depositor or an Affiliate of the Depositor transfers the Class X Certificates, or a portion thereof, to another Affiliate, it shall notify the Securities Administrator in writing of the affiliated status of the transferee. The Trustee and the Securities Administrator shall have no liability regarding the lack of notice with respect thereto.

            No service charge to the Certificateholders shall be made for any registration of transfer or exchange of Certificates, but payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Certificates may be required.

            All Certificates surrendered for registration of transfer or exchange shall be cancelled and subsequently destroyed by the Securities Administrator in accordance with the Securities Administrator's customary procedures.

            (b) No transfer of a Private Certificate shall be made unless such transfer is made pursuant to an effective registration statement under the Securities Act and any applicable state securities laws or is exempt from the registration requirements under said Act and such state securities laws. Except with respect to (i) the initial transfer of the Class X or Class P to the Depositor or an Affiliate of the Depositor on the Closing Date, (ii) the transfer of the Class X or Class P Certificates to the NIM Issuer or the NIM Trustee, or (iii) a transfer of the Class X or Class P Certificates from the NIM Issuer or the NIM Trustee to the Depositor or any Affiliate of the Depositor, in the event that a transfer of a Private Certificate which is a Physical Certificate is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such transfer shall certify to the Securities Administrator in writing the facts surrounding the transfer in substantially the form set forth in Exhibit I (the "Transferor Certificate") and either (i) there shall be delivered to the Securities Administrator a letter in substantially the form of Exhibit J (the "Rule 144A Letter") or (ii) there shall be delivered to the Securities Administrator at the expense of the transferor an Opinion of Counsel that such transfer may be made without registration under the Securities Act. In the event that a transfer of a Private Certificate which is a Book-Entry Certificate is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such transfer will be deemed to have made as of the transfer date each of the certifications set forth in the Transferor Certificate in respect of such Certificate and the transferee will be deemed to have made as of the transfer date each of the certifications set forth in the Rule 144A Letter in respect of such Certificate, in each case as if such Certificate were evidenced by a Physical Certificate. The Depositor shall provide to any Holder of a Private Certificate and any prospective transferee designated by any such Holder, information regarding the related Certificates and the Mortgage Loans and such other information as shall be necessary to satisfy the condition to eligibility set forth in Rule 144A(d)(4) for transfer of any such Certificate without registration thereof under the Securities Act pursuant to the registration exemption provided by Rule 144A. The Trustee and the Securities Administrator shall cooperate with the Depositor in providing the Rule 144A information referenced in the preceding sentence, including providing to the Depositor such information regarding the Certificates, the Mortgage Loans and other matters regarding the Trust Fund as the Depositor shall reasonably request to meet its obligation under the preceding sentence. Each Holder of a Private Certificate desiring to effect such transfer shall, and does hereby agree to, indemnify the Trustee and the Depositor and each Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

            Except with respect to (i) the initial transfer of the Class X, Class P or Class R Certificates to the Depositor or an Affiliate of the Depositor on the Closing Date, (ii) the transfer of the Class X or Class P Certificates to the NIM Issuer or the NIM Trustee or (iii) a transfer of the Class X or Class P Certificates from the NIM Issuer or the NIM Trustee to the Depositor or any Affiliate of the Depositor, no transfer of an ERISA-Restricted Certificate shall be made unless the Securities Administrator shall have received either (i) a representation from the transferee of such Certificate acceptable to and in form and substance satisfactory to the Securities Administrator (in the event such Certificate is a Private Certificate or a Residual Certificate, such requirement is satisfied only by the Securities Administrator's receipt of a representation letter from the transferee substantially in the form of Exhibit J), to the effect that such transferee is not an employee benefit plan or arrangement subject to Section 406 of ERISA, a plan subject to Section 4975 of the Code or a plan subject to any Federal, state or local law ("Similar Law") materially similar to the foregoing provisions of ERISA or the Code, nor a Person acting on behalf of any such plan or arrangement or using the assets of any such plan or arrangement to effect such transfer,
(ii) in the case of an ERISA-Restricted Certificate (other than a Residual Certificate or Class P Certificate) that has been the subject of an ERISA-Qualifying Underwriting, a representation that the purchaser is an insurance company that is purchasing such Certificates with funds contained in an "insurance company general account" (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption 95-60 ("PTCE 95-60")) and that the purchase and holding of such Certificates satisfy the requirements for exemptive relief under Sections I and III of PTCE 95-60 or (iii) in the case of any ERISA-Restricted Certificate other than a Residual Certificate or Class P Certificate presented for registration in the name of an employee benefit plan subject to Title I of ERISA, a plan or arrangement subject to Section 4975 of the Code (or comparable provisions of any subsequent enactments), or a plan subject to Similar Law, or a trustee of any such plan or any other person acting on behalf of any such plan or arrangement or using such plan's or arrangement's assets, an Opinion of Counsel satisfactory to the Trustee, the Securities Administrator and the Depositor, which Opinion of Counsel shall not be an expense of the Trustee, the Depositor, the Securities Administrator or the Trust Fund, addressed to the Securities Administrator and the Depositor, to the effect that the purchase and holding of such ERISA-Restricted Certificate will not constitute or result in a non-exempt prohibited transaction within the meaning of ERISA, Section 4975 of the Code or any Similar Law and will not subject the Trustee, the Depositor, the Master Servicer, any other servicer or the Securities Administrator to any obligation in addition to those expressly undertaken in this Agreement or to any liability. For purposes of the preceding sentence, with respect to an ERISA-Restricted Certificate that is not a Private Certificate or a Residual Certificate, in the event the representation letter referred to in the preceding sentence is not furnished, such representation shall be deemed to have been made to the Securities Administrator by the transferee's (including an initial acquirer's) acceptance of the ERISA-Restricted Certificates. Notwithstanding anything else to the contrary herein, (a) any purported transfer of an ERISA Restricted Certificate, other than a Class P Certificate or a Residual Certificate, to or on behalf of an employee benefit plan subject to ERISA, the Code or Similar Law without the delivery to the Trustee of an Opinion of Counsel satisfactory to the Trustee as described above shall be void and of no effect and (b) any purported transfer of a Residual Certificate or Class P Certificate to a transferee that does not make the representation in clause (i) above shall be void and of no effect.

            None of the Class R or Class P Certificates may be sold to any employee benefit plan subject to Title I of ERISA, any plan subject to Section 4975 of the Code, or any plan subject to any Similar Law or any Person investing on behalf of or with plan assets of such plan.

            Neither the Securities Administrator nor the Trustee shall have any duty to monitor transfers of beneficial interests in any Book-Entry Certificate, and neither the Securities Administrator nor the Trustee shall be under liability to any Person for any registration of transfer of any ERISA-Restricted Certificate that is in fact not permitted by this Section 5.02(b) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement so long as the transfer was registered by the Securities Administrator in accordance with the foregoing requirements.

            (c) Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

            (i) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Permitted Transferee and shall promptly notify the Securities Administrator of any change or impending change in its status as a Permitted Transferee;

            (ii) No Ownership Interest in a Residual Certificate may be registered on the Closing Date or thereafter transferred, and the Securities Administrator shall not register the Transfer of any Residual Certificate unless, in addition to the certificates required to be delivered to the Securities Administrator under subparagraph (b) above, the Securities Administrator shall have been furnished with an affidavit (a "Transfer Affidavit") of the initial owner or the proposed transferee in the form attached hereto as Exhibit H;

            (iii) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest in a Residual Certificate, (B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of a Residual Certificate and (C) not to Transfer its Ownership Interest in a Residual Certificate or to cause the Transfer of an Ownership Interest in a Residual Certificate to any other Person if it has actual knowledge that such Person is not a Permitted Transferee;

            (iv) Any attempted or purported Transfer of any Ownership Interest in a Residual Certificate in violation of the provisions of this Section 5.02(c) shall be absolutely null and void and shall vest no rights in the purported Transferee. If any purported transferee shall become a Holder of a Residual Certificate in violation of the provisions of this Section 5.02(c), then the last preceding Permitted Transferee shall be restored to all rights as Holder thereof retroactive to the date of registration of Transfer of such Residual Certificate. Neither the Securities Administrator nor the Trustee shall have any liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by Section 5.02(b) and this Section 5.02(c) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement. The Securities Administrator shall be entitled but not obligated to recover from any Holder of a Residual Certificate that was in fact not a Permitted Transferee at the time it became a Holder or, at such subsequent time as it became other than a Permitted Transferee, all payments made on such Residual Certificate at and after either such time. Any such payments so recovered by the Securities Administrator shall be paid and delivered by the Securities Administrator to the last preceding Permitted Transferee of such Certificate; and

            (v) The Depositor shall use its best efforts to make available, upon receipt of written request from the Securities Administrator, all information necessary to compute any tax imposed under Section 860E(e) of the Code as a result of a Transfer of an Ownership Interest in a Residual Certificate to any Holder who is not a Permitted Transferee.

            The restrictions on Transfers of a Residual Certificate set forth in this Section 5.02(c) shall cease to apply (and the applicable portions of the legend on a Residual Certificate may be deleted) with respect to Transfers occurring after delivery to the Securities Administrator of an Opinion of Counsel, which Opinion of Counsel shall not be an expense of the Trust Fund, the Depositor, the Trustee, or the Securities Administrator, to the effect that the elimination of such restrictions will not cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are Outstanding or result in the imposition of any tax on the Trust Fund, a Certificateholder or another Person. Each Person holding or acquiring any Ownership Interest in a Residual Certificate hereby consents to any amendment of this Agreement which, based on an Opinion of Counsel furnished to the Securities Administrator, is reasonably necessary (a) to ensure that the record ownership of, or any beneficial interest in, a Residual Certificate is not transferred, directly or indirectly, to a Person that is not a Permitted Transferee and (b) to provide for a means to compel the Transfer of a Residual Certificate which is held by a Person that is not a Permitted Transferee to a Holder that is a Permitted Transferee.

            (d) The preparation and delivery of all certificates and opinions referred to above in this Section 5.02 in connection with transfer shall be at the expense of the parties to such transfers.

            (e) Except as provided below, the Book-Entry Certificates shall at all times remain registered in the name of the Depository or its nominee and at all times: (i) registration of the Certificates may not be transferred by the Securities Administrator except to another Depository; (ii) the Depository shall maintain book entry records with respect to the Certificate Owners and with respect to ownership and transfers of such Book-Entry Certificates; (iii) ownership and transfers of registration of the Book-Entry Certificates on the books of the Depository shall be governed by applicable rules established by the Depository; (iv) the Depository may collect its usual and customary fees, charges and expenses from its Depository Participants; (v) the Trustee and the Securities Administrator shall deal with the Depository, Depository Participants and indirect participating firms as representatives of the Certificate Owners of the Book-Entry Certificates for purposes of exercising the rights of holders under this Agreement, and requests and directions for and votes of such representatives shall not be deemed to be inconsistent if they are made with respect to different Certificate Owners; and (vi) the Securities Administrator may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its Depository Participants and furnished by the Depository Participants with respect to indirect participating firms and persons shown on the books of such indirect participating firms as direct or indirect Certificate Owners.

            All transfers by Certificate Owners of Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owner. Each Depository Participant shall only transfer Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository's normal procedures.

            If (x) (i) the Depository or the Depositor advises the Securities Administrator in writing that the Depository is no longer willing or able to properly discharge its responsibilities as Depository, and (ii) the Securities Administrator or the Depositor is unable to locate a qualified successor, or (y) the Depositor notifies the Depository of its intent to terminate the book entry system through the Depository, the Depository Participants holding beneficial interests in the Book-Entry Certificates agree to initiate such termination, the Securities Administrator shall notify all Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of definitive, fully registered Certificates (the "Definitive Certificates") to Certificate Owners requesting the same. Upon surrender to the Securities Administrator of the related Class of Certificates by the Depository, accompanied by the instructions from the Depository for registration, the Securities Administrator shall issue the Definitive Certificates. Neither the Depositor nor the Securities Administrator shall be liable for any delay in delivery of such instruction and each may conclusively rely on, and shall be protected in relying on, such instructions. The Depositor shall provide the Securities Administrator with an adequate inventory of Certificates to facilitate the issuance and transfer of Definitive Certificates. Upon the issuance of Definitive Certificates all references herein to obligations imposed upon or to be performed by the Depository shall be deemed to be imposed upon and performed by the Securities Administrator, to the extent applicable with respect to such Definitive Certificates and the Securities Administrator shall recognize the Holders of the Definitive Certificates as Certificateholders hereunder; provided, that the Securities Administrator shall not by virtue of its assumption of such obligations become liable to any party for any act or failure to act of the Depository.

            (f) Each Private Certificate presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer and accompanied by IRS Form W-8ECI, W-8BEN, W-8IMY (and all appropriate attachments) or W-9 in form satisfactory to the Securities Administrator, duly executed by the Certificateholder or his attorney duly authorized in writing. Each Certificate presented or surrendered for registration of transfer or exchange shall be canceled and subsequently disposed of by the Securities Administrator in accordance with its customary practice. No service charge shall be made for any registration of transfer or exchange of Private Certificates, but the Securities Administrator may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Private Certificates.

            Section 5.03 Mutilated, Destroyed, Lost or Stolen Certificates. If
(a) any mutilated Certificate is surrendered to the Securities Administrator, or the Securities Administrator receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (b) there is delivered to the Depositor, the Trustee, the Class AF-3W Certificate Insurer and the Securities Administrator such security or indemnity as may be required by them to hold each of them harmless, then, in the absence of notice to the Securities Administrator that such Certificate has been acquired by a protected purchaser, the Securities Administrator shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like Class, tenor and Percentage Interest. In connection with the issuance of any new Certificate under this Section 5.03, the Securities Administrator may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Securities Administrator) connected therewith. Any replacement Certificate issued pursuant to this Section
5.03 shall constitute complete and indefeasible evidence of ownership, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

            Section 5.04 Persons Deemed Owners. The Trustee, the Depositor, the Class AF-3W Certificate Insurer, the Securities Administrator and any agent of the Depositor, the Class AF-3W Certificate Insurer, Securities Administrator or the Trustee may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and none of the Trustee, the Depositor, the Class AF-3W Certificate Insurer, the Securities Administrator or any agent of the Trustee, the Depositor, the Class AF-3W Certificate Insurer or the Securities Administrator shall be affected by any notice to the contrary.

            Section 5.05 Access to List of Certificateholders' Names and Addresses. If three or more Certificateholders (a) request such information in writing from the Securities Administrator, (b) state that such Certificateholders desire to communicate with other Certificateholders with respect to their rights under this Agreement or under the Certificates, and (c) provide a copy of the communication which such Certificateholders propose to transmit, or if the Depositor or a Servicer shall request such information in writing from the Securities Administrator, then the Securities Administrator shall, within ten Business Days after the receipt of such request, provide the Depositor, such Servicer or such Certificateholders at such recipients' expense the most recent list of the Certificateholders of such Trust Fund held by the Securities Administrator, if any. The Depositor and every Certificateholder, by receiving and holding a Certificate, agree that the Securities Administrator shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which such information was derived.

            Section 5.06 Maintenance of Office or Agency. The Securities Administrator will maintain or cause to be maintained at its expense an office or agency or agencies where Certificates may be surrendered for registration of transfer or exchange. The Securities Administrator initially designates its office for such purposes, located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attention: Corporate Trust Services - GSAA Home Equity Trust 2005-12. The Securities Administrator will give prompt written notice to the Certificateholders of any change in such location of any such office or agency.

            Section 5.07 Rights of the Class AF-3W Certificate Insurer to Exercise Rights of Class AF-3W Certificateholders. By accepting its Class AF-3W Certificate, each Class AF-3W Certificateholder agrees that, unless a Class AF-3W Certificate Insurer Default exists, the Class AF-3W Certificate Insurer shall be deemed to be the Class AF-3W Certificateholders for all purposes (other than with respect to the receipt of payment on the Class AF-3W Certificates) and shall have the right to exercise all rights of the Class AF-3W Certificateholders under this Agreement and under the Class AF-3W Certificates without any further consent of the Class AF-3W Certificateholders.

            Section 5.08 Class AF-3W Certificate Insurer Default. Notwithstanding anything elsewhere in this Agreement or in the Certificates to the contrary, if a Class AF-3W Certificate Insurer Default exists, or if and to the extent the Class AF-3W Certificate Insurer has delivered its written renunciation of all of its rights under this Agreement, all provisions of this Agreement which (a) permit the Class AF-3W Certificate Insurer to exercise rights of the Class AF-3W Certificateholders, (b) restrict the ability of the Certificateholders, the Master Servicer, the Securities Administrator or the Trustee to act without the consent or approval of the Class AF-3W Certificate Insurer, (c) provide that a particular act or thing must be acceptable to the Class AF-3W Certificate Insurer, (d) permit the Class AF-3W Certificate Insurer to direct (or otherwise to require) the actions of the Trustee, the Master Servicer, the Securities Administrator or the Certificateholders, (e) provide that any action or omission taken with the consent, approval or authorization of the Class AF-3W Certificate Insurer shall be authorized hereunder or shall not subject the party taking or omitting to take such action to any liability hereunder or (f) have a similar effect, shall be of no further force and effect and the Trustee shall administer the Trust Fund and perform its obligations hereunder solely for the benefit of the Holders of the Certificates. Nothing in the foregoing sentence, nor any action taken pursuant thereto or in compliance therewith, shall be deemed to have released the Class AF-3W Certificate Insurer from any obligation or liability it may have to the Class AF-3W Certificateholders, under the Class AF-3W Certificate Insurance Policy or under applicable law; provided, however, that any rights relating to payment (including reimbursements and payment of Premium), receipt of notices or reports, or consent rights relating to amendments to this Agreement or consent rights relating to the optional termination provided for in Section 11.01 of this Agreement shall continue during any such Class AF-3W Certificate Insurer Default. At such time as the Class AF-3W Certificates are no longer outstanding hereunder, and no amounts owed to the Class AF-3W Certificate Insurer hereunder remain unpaid and the Class AF-3W Certificate Insurance Policy is marked cancelled and returned to the Class AF-3W Certificate Insurer, the Class AF-3W Certificate Insurer's rights hereunder (other than rights of indemnification) shall terminate.

                                   ARTICLE VI

                                  THE DEPOSITOR

            Section 6.01 Respective Liabilities of the Depositor. The Depositor shall be liable in accordance herewith only to the extent of the obligations specifically and respectively imposed upon and undertaken by them herein.

            Section 6.02 Merger or Consolidation of the Depositor. The Depositor will keep in full effect its existence, rights and franchises as a corporation under the laws of the United States or under the laws of one of the states thereof and will each obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its respective duties under this Agreement.

            Any Person into which the Depositor may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Depositor shall be a party, or any Person succeeding to the business of the Depositor, shall be the successor of the Depositor, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that such merger, consolidation or succession does not adversely affect the then current rating or ratings on the Principal Certificates without reference to the Class AF-3W Certificate Insurance Policy.

            Section 6.03 Limitation on Liability of the Depositor and Others. Neither the Depositor nor any of its directors, officers, employees or agents shall be under any liability to the Certificateholders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor or any such Person against any breach of representations or warranties made by it herein or protect the Depositor or any such Person from any liability which would otherwise be imposed by reasons of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. The Depositor and any director, officer, employee, Affiliate or agent of the Depositor may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor and any director, officer, employee or agent of the Depositor shall be indemnified by the Trust Fund and held harmless against any loss, liability or expense incurred in connection with any audit, controversy or judicial proceeding relating to a governmental taxing authority or any legal action relating to this Agreement or the Certificates or any other unanticipated or extraordinary expense, other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder. The Depositor shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its respective duties hereunder and which in its opinion may involve it in any expense or liability; provided, however, that the Depositor may in its discretion undertake any such action (or direct the Trustee to undertake such actions for the benefit of the Certificateholders) that it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto and interests of the Trustee and the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, the Depositor shall be entitled to be reimbursed therefor out of the Distribution Account.

            Section 6.04 Servicing Compliance Review. Promptly upon receipt from each Servicer of its annual statement of compliance and accountant's report described in the applicable Step 2 Assignment Agreement the Master Servicer shall furnish a copy thereof to the Depositor. Promptly after the Depositor's receipt thereof, the Depositor shall review the same and, if applicable, consult with such Servicer as to the nature of any defaults by such Servicer in the fulfillment of any of its Servicer's obligations under the applicable Servicing Agreement.

            Section 6.05 Option to Purchase Defaulted Mortgage Loans. The Depositor shall have the option, but is not obligated, to purchase from the Trust any Mortgage Loan that is 90 days or more delinquent. The purchase price therefor, which shall be deposited in the Distribution Account, shall be 100% of the unpaid principal balance of such Mortgage Loan, plus all related accrued and unpaid interest, and the amount of any unreimbursed Servicing Advances made by the Servicers or the Master Servicer related to the Mortgage Loan.

                                  ARTICLE VII

                                SERVICER DEFAULT

            Section 7.01 Events of Default. If an Event of Default described in any Servicing Agreement shall occur with respect to the related Servicer then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Master Servicer may, or at the direction of Certificateholders entitled to a majority of the Voting Rights the Master Servicer shall, by notice in writing to the applicable Servicer (with a copy to each Rating Agency), terminate all of the rights and obligations of such Servicer under the applicable Servicing Agreement and in and to the Mortgage Loans serviced by such Servicer and the proceeds thereof. The Holders of Certificates evidencing at least 66% of the Voting Rights of Certificates affected by a Event of Default may waive such Event of Default; provided, however, that (a) an Event of Default with respect to any Servicer's obligation to make Monthly Advances may be waived only by all of the holders of the Certificates affected by such Event of Default and (b) no such waiver is permitted that would materially adversely affect any non-consenting Certificateholder. On and after the receipt by such Servicer of such written notice of termination, all authority and power of such Servicer hereunder, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the Master Servicer. The Master Servicer is hereby authorized and empowered to execute and deliver, on behalf of such Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise.

            Section 7.02 Master Servicer to Act; Appointment of Successor. Within 120 days after the Master Servicer gives, and the applicable Servicer receives a notice of termination pursuant to Section 7.01, the Master Servicer shall, subject to and to the extent provided in Section 7.03, and subject to the rights of the Master Servicer to appoint a successor Servicer pursuant to this
Section 7.02, be the successor to the Servicer in its capacity as servicer under the applicable Servicing Agreement and the transactions set forth or provided for herein and in such Servicing Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions of such Servicing Agreement and applicable law including the obligation to make Monthly Advances or Servicing Advances pursuant to such Servicing Agreement (it being understood and agreed that if any Servicer fails to make an Advance, the Master Servicer shall do so unless a determination has been made that such Advance would constitute a Nonrecoverable Monthly Advance or a Nonrecoverable Servicing Advance). As compensation therefor, the Master Servicer shall be entitled to all funds relating to the Mortgage Loans that the Servicer would have been entitled to charge to the Collection Account if the Servicer had continued to act under the Servicing Agreement including, if the Servicer was receiving the Servicing Fee at the Servicing Fee Rate set forth in the Servicing Agreement (as set forth in the Mortgage Loan Schedule with respect to the related Mortgage Loans), such Servicing Fee and the income on investments or gain related to the Collection Account.

            Notwithstanding the foregoing, the Master Servicer may, if it shall be unwilling to so act, or shall, if it is prohibited by applicable law from making Monthly Advances and Servicing Advances pursuant to the applicable Servicing Agreement, or if it is otherwise unable to so act, or, at the written request of Certificateholders entitled to a majority of the Voting Rights, appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution the appointment of which does not adversely affect the then current rating of the Certificates by each Rating Agency, as the successor to such Servicer under the applicable Servicing Agreement in the assumption of all or any part of the responsibilities, duties or liabilities of such Servicer. No such appointment of a successor to a Servicer hereunder shall be effective until the Depositor shall have consented thereto. Any successor to such Servicer shall be an institution which is a Fannie Mae and Freddie Mac approved seller/servicer in good standing, which has a net worth of at least $25,000,000, which is willing to service the Mortgage Loans and which executes and delivers to the Depositor and the Master Servicer an agreement accepting such delegation and assignment, containing an assumption by such Person of the rights, powers, duties, responsibilities, obligations and liabilities of such terminated Servicer, (other than liabilities of such terminated Servicer incurred prior to termination of such Servicer under Section 7.01), with like effect as if originally named as a party to this Agreement; provided, that each Rating Agency acknowledges that its rating of the Certificates in effect immediately prior to such assignment and delegation will not be qualified or reduced, as a result of such assignment and delegation. Pending appointment of a successor to a Servicer hereunder, the Master Servicer, unless the Master Servicer is prohibited by law from so acting, shall, subject to this Section 7.02, act in such capacity as hereinabove provided. In connection with such appointment and assumption, the Master Servicer may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it, the Depositor and such successor shall agree; provided, however, that no such compensation shall be in excess of the Servicing Fee Rate and amounts paid to the Servicer from investments. The Master Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Neither the Master Servicer nor any other successor to a Servicer shall be deemed to be in default hereunder by reason of any failure to make, or any delay in making, any distribution hereunder or any portion thereof or any failure to perform, or any delay in performing, any duties or responsibilities hereunder, in either case caused by the failure of the predecessor Servicer to deliver or provide, or any delay in delivering or providing, any cash, information, documents or records to it.

            Any successor Servicer shall give notice to the Mortgagors of such change of Servicer, in accordance with applicable federal and state law, and shall, during the term of its service as Servicer, maintain in force the policy or policies that each Servicer is required to maintain pursuant to the applicable Servicing Agreement.

            Notwithstanding the foregoing, the Master Servicer may not terminate a Servicer without cause.

            Section 7.03 Master Servicer to Act as Servicer. In the event that a Servicer shall for any other reason no longer be the Servicer, the Master Servicer or another successor Servicer, shall thereupon assume all of the rights and obligations of the predecessor Servicer hereunder arising thereafter pursuant to Section 7.02.

            Section 7.04 Notification to Certificateholders. (a) Upon any termination of or appointment of a successor to a Servicer, the Securities Administrator shall give prompt written notice thereof to Certificateholders, the Class AF-3W Certificate Insurer and to each Rating Agency.

            (b) Promptly after the occurrence of any Event of Default, the Securities Administrator shall transmit by mail to all Certificateholders, the Class AF-3W Certificate Insurer and each Rating Agency notice of each such Event of Default hereunder known to the Securities Administrator, unless such Event of Default shall have been cured or waived.

                                  ARTICLE VIII

                    CONCERNING THE TRUSTEE AND THE CUSTODIANS

            Section 8.01 Duties of the Trustee and the Custodians. The Trustee, before the occurrence of a Master Servicer Event of Default and after the curing of all Master Servicer Events of Default that may have occurred, shall undertake to perform such duties and only such duties as are specifically set forth in this Agreement. In case a Master Servicer Event of Default has occurred and remains uncured, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

            The Trustee and the Custodians, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee or the Custodians, as applicable, that are specifically required to be furnished pursuant to any provision of this Agreement shall examine them to determine whether on their face they are in the form required by this Agreement, or with respect to the documents in the respective Custodial Files whether they satisfy the review criteria set forth in
Section 2.02. Neither the Trustee nor the Custodians shall be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order, or other instrument.

            No provision of this Agreement shall be construed to relieve the Trustee or any of the Custodians from liability for its own negligent action, its own negligent failure to act or its own bad faith or willful misfeasance; provided, however, that:

            (a) unless a Master Servicer Event of Default of which a Responsible Officer of the Trustee obtains actual knowledge has occurred and is continuing, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of the duties and obligations specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee, and the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement which it believed in good faith to be genuine and to have been duly executed by the proper authorities respecting any matters arising hereunder;

            (b) the Trustee shall not be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, unless it is finally proven that the Trustee was negligent in ascertaining the pertinent facts; and

            (c) the Trustee shall not be liable with respect to any action taken, suffered, or omitted to be taken by it in good faith in accordance with the direction of the Holders of Certificates evidencing not less than 25% of the Voting Rights of Certificates relating to the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Agreement.

            Section 8.02 Custodial Responsibilities. Each of the Custodians shall provide access to the Mortgage Loan documents in possession of such Custodian regarding the related Mortgage Loans and REO Property and the servicing thereof to the Trustee, the Certificateholders, the Class AF-3W Certificate Insurer, the FDIC, and the supervisory agents and examiners of the FDIC, such access being afforded only upon two (2) Business Days prior written request and during normal business hours at the office of such Custodian; provided, however, that, unless otherwise required by law or any regulatory or administrative agency (including the FDIC), such Custodian shall not be required to provide access to such records and documentation if the provision thereof would violate the legal right to privacy of any Mortgagor. Each of the Custodians shall allow representatives of the above entities to photocopy any of the records and documentation and shall provide equipment for that purpose at the expense of the Trust that covers such Custodians actual costs.

            Upon receipt of a request for release by a Servicer made in accordance with the applicable Servicing Agreement (including, in the case of Wells Fargo, as a Custodian, a request for release in the form of Exhibit C hereto), the applicable Custodian shall release within five Business Days the related Mortgage File to such Servicer and the Trustee shall execute and deliver to such Servicer, without recourse, a request for reconveyance, deed of reconveyance or release or satisfaction of mortgage or such instrument releasing the lien of the Mortgage (furnished by such Servicer), together with the Mortgage Note.

            Section 8.03 Certain Matters Affecting the Trustee and the Custodians. Except as otherwise provided in Section 8.01:

            (a) the Trustee and the Custodians may request and rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, Opinion of Counsel, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties and the Trustee and the Custodians shall have no responsibility to ascertain or confirm the genuineness of any signature of any such party or parties;

            (b) the Trustee and the Custodians may consult with counsel, financial advisers or accountants and the advice of any such counsel, financial advisers or accountants and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

            (c) the Trustee and the Custodians shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

            (d) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates evidencing not less than 25% of the Voting Rights allocated to each Class of Certificates; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require indemnity satisfactory to the Trustee against such cost, expense or liability as a condition to taking any such action. The reasonable expense of every such examination shall be paid by the applicable Servicer or, if paid by the Trustee, shall be repaid by the Servicer upon demand from the applicable Servicer's own funds;

            (e) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, accountants or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agents, accountants or attorneys appointed with due care by it hereunder;

            (f) neither the Trustee nor the Custodians shall be required to risk or expend its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not assured to it;

            (g) the Trustee shall not be liable for any loss on any investment of funds pursuant to this Agreement (other than as issuer of the investment security;

            (h) unless a Responsible Officer of the Trustee has actual knowledge of the occurrence of a Master Servicer Event of Default or an Event of Default, the Trustee shall not be deemed to have knowledge of a Master Servicer Event of Default or an Event of Default, until a Responsible Officer of the Trustee shall have received written notice thereof; and

            (i) the Trustee shall be under no obligation to exercise any of the trusts, rights or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby.

            (j) the right of the Trustee to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Trustee shall not be answerable for other than its negligence or willful misconduct in the performance of such act;

            (k) the Trustee shall not be required to give any bond or surety in respect of the execution of the Trust Fund created hereby or the powers granted hereunder; and

            (l) notwithstanding anything to the contrary in any Servicing Agreement, the Trustee shall not consent to a Servicer's request of assigning the Servicing Agreement or the servicing rights thereunder to any other party.

            Section 8.04 Trustee and Custodians Not Liable for Certificates or Mortgage Loans. The recitals contained herein and in the Certificates shall be taken as the statements of the Depositor and neither the Trustee nor the Custodians assumes any responsibility for their correctness. The Trustee and the Custodians make no representations as to the validity or sufficiency of this Agreement or of the Certificates or of any Mortgage Loan or related document. Neither the Trustee nor the Custodians shall be accountable for the use or application by the Depositor, the Master Servicer, any Servicer or the Securities Administrator of any funds paid to the Depositor, the Master Servicer, any Servicer or the Securities Administrator in respect of the Mortgage Loans or deposited in or withdrawn from the Collection Account or the Distribution Account by the Depositor, the Master Servicer, any Servicer, or the Securities Administrator.

            The Trustee shall have no responsibility (i) for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless the Trustee shall have become and remains the successor Master Servicer) (ii) to see to any insurance (unless the Trustee shall have become the successor Master Servicer), or (iii) to confirm or verify the contents of any reports or certificates of the Servicers, Securities Administrator or Master Servicer delivered to the Trustee pursuant to this Agreement believed by the Trustee to be genuine and to have been signed or presented by the proper party or parties.

            The Securities Administrator executes the Certificates not in its individual capacity but solely as Securities Administrator of the Trust Fund created by this Agreement, in the exercise of the powers and authority conferred and vested in it by this Agreement. Each of the undertakings and agreements made on the part of the Trustee on behalf of the Trust Fund in the Certificates is made and intended not as a personal undertaking or agreement by the Trustee but is made and intended for the purpose of binding only the Trust Fund.

            Section 8.05 Trustee and Securities Administrator May Own Certificates. Each of the Trustee and the Securities Administrator in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights as it would have if it were not the Trustee.

            Section 8.06 Trustee's Fees and Expenses. As compensation for its activities under this Agreement, the Trustee shall be paid an on-going monthly or annual fee, as applicable, by the Securities Administrator from the Securities Administrator's own funds pursuant to a separate agreement. The Trustee shall have no lien on the Trust Fund for the payment of such fees. The Trustee shall be entitled to be reimbursed, from funds on deposit in the Distribution Account, amounts sufficient to indemnify and hold harmless the Trustee and any director, officer, employee, or agent of the Trustee against any loss, liability, or expense (including reasonable attorneys' fees) incurred in connection with any claim or legal action relating to:

            (a) this Agreement,

            (b) the Certificates, or

            (c) the performance of any of the Trustee's duties under this Agreement,

other than any loss, liability, or expense (i) resulting from any breach of any Servicer's obligations in connection with a Servicing Agreement for which that Servicer has performed its obligation to indemnify the Trustee pursuant to Servicing Agreement, (ii) resulting from any breach of the Responsible Party's obligations in connection with any Sale Agreement for which it has performed its obligation to indemnify the Trustee pursuant to the Sale Agreement, (iii) resulting from any breach of the Master Servicer's obligations hereunder for which the Master Servicer has performed its obligation to indemnify the Trustee pursuant to this Agreement, or (iv) incurred because of willful misfeasance, bad faith, or negligence in the performance of any of the Trustee's duties under this Agreement. This indemnity shall survive the termination of this Agreement or the resignation or removal of the Trustee under this Agreement. Without limiting the foregoing, except as otherwise agreed upon in writing by the Depositor and the Trustee, and except for any expense, disbursement, or advance arising from the Trustee's negligence, bad faith, or willful misfeasance, the Trust Fund shall pay or reimburse the Trustee, for all reasonable expenses, disbursements, and advances incurred or made by the Trustee in accordance with this Agreement with respect to:

                  (A) the reasonable compensation, expenses, and disbursements of its counsel not associated with the closing of the issuance of the Certificates, and

                  (B) the reasonable compensation, expenses, and disbursements of any accountant, engineer, or appraiser that is not regularly employed by the Trustee, to the extent that the Trustee must engage them to perform services under this Agreement.

            Except as otherwise provided in this Agreement, the Trustee shall not be entitled to payment or reimbursement for any routine ongoing expenses incurred by the Trustee in the ordinary course of its duties as Trustee under this Agreement or for any other expenses; provided, however, no expense shall be reimbursed hereunder if it would not constitute an "unanticipated expense incurred by the REMIC" within the meaning of the REMIC Provisions.

            Section 8.07 Eligibility Requirements for the Trustee. The Trustee hereunder shall at all times be a corporation, banking association or other association organized and doing business under the laws of a state or the United States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal or state authority and with a credit rating which would not cause any of the Rating Agencies to reduce their respective then current ratings of the Certificates (without reference to the Class AF-3W Certificate Insurance Policy) (or having provided such security from time to time as is sufficient to avoid such reduction) as evidenced in writing by each Rating Agency. If such corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this
Section 8.07 the combined capital and surplus of such corporation or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with this Section 8.07, the Trustee shall resign immediately in the manner and with the effect specified in Section 8.08. The entity serving as Trustee may have normal banking and trust relationships with the Depositor and its Affiliates or with the Servicer and its Affiliates; provided, however, that such entity cannot be an Affiliate of the Depositor or of any Servicer other than the Trustee in its role as successor to the Master Servicer.

            Section 8.08 Resignation and Removal of the Trustee. The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice of resignation to the Depositor, the Master Servicer, the Securities Administrator, the Class AF-3W Certificate Insurer and each Rating Agency not less than 60 days before the date specified in such notice, when, subject to Section 8.09, such resignation is to take effect, and acceptance by a successor trustee in accordance with Section 8.09 meeting the qualifications set forth in Section 8.07. If no successor trustee meeting such qualifications shall have been so appointed and have accepted appointment within 30 days after the giving of such notice or resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

            If at any time the Trustee shall cease to be eligible in accordance with Section 8.07 and shall fail to resign after written request thereto by the Depositor, or if at any time the Trustee shall become incapable of acting, or shall be adjudged as bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or a tax is imposed with respect to the Trust Fund by any state in which the Trustee or the Trust Fund is located and the imposition of such tax would be avoided by the appointment of a different trustee, then the Depositor may remove the Trustee and appoint a successor trustee by written instrument, in duplicate, one copy of which shall be delivered to the Trustee and one copy to the successor trustee.

            The Holders of Certificates entitled to a majority of the Voting Rights may at any time remove the Trustee and appoint a successor trustee by written instrument or instruments, in duplicate, signed by such Holders or their attorneys in fact duly authorized, one complete set of which shall be delivered to the Trustee so removed and one complete set to the successor so appointed. The successor trustee shall notify each Rating Agency of any removal of the Trustee.

            Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to this Section 8.08 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 8.09.

            Section 8.09 Successor Trustee. Any successor trustee appointed as provided in Section 8.08 shall execute, acknowledge and deliver to the Depositor and to its predecessor trustee an instrument accepting such appointment hereunder and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee herein. The Depositor and the predecessor trustee shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor trustee all such rights, powers, duties, and obligations.

            No successor trustee shall accept appointment as provided in this
Section 8.09 unless at the time of its acceptance, the successor trustee is eligible under Section 8.06 and its appointment does not adversely affect the then current rating of the Certificates.

            Upon acceptance of appointment by a successor trustee as provided in this Section 8.09, the Depositor shall mail notice of the succession of such trustee hereunder to all Holders of Certificates and the Custodians. If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of the Depositor.

            Section 8.10 Merger or Consolidation of the Trustee or the Custodians. Any corporation into which the Trustee or the Custodians, as applicable, may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Trustee or the Custodians, as applicable, shall be a party, or any corporation succeeding to the business of the Trustee or the Custodians, as applicable, shall be the successor of the Trustee or the Custodians, as applicable, hereunder; provided, that such corporation shall be eligible under
Section 8.07 without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

            Section 8.11 Appointment of Co-Trustee or Separate Trustee. Notwithstanding any other provisions of this Agreement, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing any Mortgage Note may at the time be located, the Trustee shall have the power and shall execute and deliver all instruments to appoint one or more Persons to act as co-trustee or co-trustees jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity and for the benefit of the Certificateholders, such title to the Trust Fund or any part thereof, whichever is applicable, and, subject to the other provisions of this Section 8.11, such powers, duties, obligations, rights and trusts as the Trustee may consider appropriate. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.09 and no notice to Certificateholders of the appointment of any co-trustee or separate trustee shall be required under
Section 8.09.

            Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

            (a) To the extent necessary to effectuate the purposes of this
Section 8.11, all rights, powers, duties and obligations conferred or imposed upon the Trustee, except for the obligation of the Trustee (as successor Master Servicer) under this Agreement to advance funds on behalf of the Master Servicer, shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the applicable Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

            (b) No trustee hereunder shall be held personally liable because of any act or omission of any other trustee hereunder and such appointment shall not, and shall not be deemed to, constitute any such separate trustee or co-trustee as agent of the Trustee;

            (c) The Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee; and

            (d) The Trust Fund, and not the Trustee, shall be liable for the payment of reasonable compensation, reimbursement and indemnification to any such separate trustee or co-trustee.

            Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the separate trustees and co-trustees, when and as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee and a copy thereof given to the Master Servicer and the Depositor.

            Any separate trustee or co-trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

            Section 8.12 Tax Matters. It is intended that the assets with respect to which any REMIC election pertaining to the Trust Fund is to be made, as set forth in the Preliminary Statement, shall constitute, and that the conduct of matters relating to such assets shall be such as to qualify such assets as, a "real estate mortgage investment conduit" as defined in, and in accordance with, the REMIC Provisions. In furtherance of such intention, the Securities Administrator covenants and agrees that it shall act as agent (and the Securities Administrator is hereby appointed to act as agent) on behalf of each REMIC described in the Preliminary Statement and that in such capacity it shall:

            (a) prepare and file, in a timely manner, a U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return (Form 1066 or any successor form adopted by the Internal Revenue Service) and prepare and file with the Internal Revenue Service and applicable state or local tax authorities income tax or information returns for each taxable year with respect to each Trust REMIC containing such information and at the times and in the manner as may be required by the Code or state or local tax laws, regulations, or rules, and furnish to Certificateholders the schedules, statements or information at such times and in such manner as may be required thereby;

            (b) within thirty days of the Closing Date, apply for an employer identification number from the Internal Revenue Service via Form SS-4 or any other acceptable method for all tax entities and shall also furnish to the Internal Revenue Service, on Form 8811 or as otherwise may be required by the Code, the name, title, address, and telephone number of the person that the Holders of the Certificates may contact for tax information relating thereto, together with such additional information as may be required by such Form, and update such information at the time or times in the manner required by the Code;

            (c) make an election that each of the Lower-Tier REMIC and the Upper-Tier REMIC be treated as a REMIC on the federal tax return for its first taxable year (and, if necessary, under applicable state law);

            (d) prepare and forward to the Certificateholders and to the Internal Revenue Service and, if necessary, state tax authorities, all information returns and reports as and when required to be provided to them in accordance with the REMIC Provisions, including the calculation of any original issue discount using the prepayment assumption (as described in the Prospectus Supplement);

            (e) provide information necessary for the computation of tax imposed on the Transfer of a Residual Certificate to a Person that is not a Permitted Transferee (a "Non-Permitted Transferee"), or an agent (including a broker, nominee or other middleman) of a Non-Permitted Transferee, or a pass through entity in which a Non-Permitted Transferee is the record holder of an interest (the reasonable cost of computing and furnishing such information may be charged to the Person liable for such tax);

            (f) to the extent that they are under its control, conduct matters relating to such assets at all times that any Certificates are Outstanding so as to maintain the status of each Trust REMIC as a REMIC under the REMIC Provisions;

            (g) not knowingly or intentionally take any action or omit to take any action that would cause the termination of the REMIC status of any Trust REMIC created hereunder;

            (h) pay, from the sources specified in the last paragraph of this
Section 8.12, the amount of any federal or state tax, including prohibited transaction taxes as described below, imposed on either Trust REMIC before its termination when and as the same shall be due and payable (but such obligation shall not prevent the Securities Administrator or any other appropriate Person from contesting any such tax in appropriate proceedings and shall not prevent the Securities Administrator from withholding payment of such tax, if permitted by law, pending the outcome of such proceedings);

            (i) cause federal, state or local income tax or information returns to be signed by the Securities Administrator or, if required by applicable tax law, the Trustee or such other Person as may be required to sign such returns by the Code or state or local laws, regulations or rules;

            (j) maintain records relating to each of the Trust REMICs, including the income, expenses, assets, and liabilities thereof on a calendar year basis and on the accrual method of accounting and the fair market value and adjusted basis of the assets determined at such intervals as may be required by the Code, as may be necessary to prepare the foregoing returns, schedules, statements or information; and

            (k) as and when necessary and appropriate, represent each Trust REMIC in any administrative or judicial proceedings relating to an examination or audit by any governmental taxing authority, request an administrative adjustment as to any taxable year of each Trust REMIC, enter into settlement agreements with any governmental taxing agency, extend any statute of limitations relating to any tax item of either Trust REMIC, and otherwise act on behalf of each Trust REMIC in relation to any tax matter or controversy involving it.

            The Holder of the largest Percentage Interest of the Class R-2 and Class R-1 Certificates shall act as Tax Matters Person for the Lower-Tier REMIC and the Upper-Tier REMIC, respectively, within the meaning of Treasury Regulations Section 1.860F-4(d), and the Securities Administrator is hereby designated as agent of such Certificateholder for such purpose (or if the Securities Administrator is not so permitted, such Holder shall be the Tax Matters Person in accordance with the REMIC Provisions). In such capacity, the Securities Administrator shall, as and when necessary and appropriate, represent each Trust REMIC in any administrative or judicial proceedings relating to an examination or audit by any governmental taxing authority, request an administrative adjustment as to any taxable year of each Trust REMIC, enter into settlement agreements with any governmental taxing agency, extend any statute of limitations relating to any tax item of either Trust REMIC, and otherwise act on behalf of each Trust REMIC in relation to any tax matter or controversy involving it.

            The Securities Administrator shall treat the rights of the Class P Certificateholders to receive Prepayment Premiums, the rights of the Class X Certificateholders to receive amounts in the Excess Reserve Fund Account (subject to the obligation to pay Basis Risk Carry Forward Amounts) and the rights of the Principal Certificateholders to receive Basis Risk Carry Forward Amounts as the beneficial ownership interests in a grantor trust and not as an obligations of any REMIC created hereunder, for federal income tax purposes. The Securities Administrator shall file or cause to be filed with the Internal Revenue Service Form 1041 or such other form as may be applicable and shall furnish or cause to be furnished, to the Class X Certificateholders, the Class P Certificateholders and the Principal Certificateholders, the respective amounts described above that are received, in the time or times and in the manner required by the Code.

            To enable the Securities Administrator to perform its duties under this Agreement, the Depositor shall provide to the Securities Administrator within ten days after the Closing Date all information or data that the Securities Administrator requests in writing and determines to be relevant for tax purposes to the valuations and offering prices of the Certificates, including the price, yield, prepayment assumption, and projected cash flows of the Certificates and the Mortgage Loans. Moreover, the Depositor shall provide information to the Securities Administrator concerning the value, if any, to each Class of Principal Certificates of the right to receive Basis Risk Carry Forward Amounts from the Excess Reserve Fund Account. Thereafter, the Depositor shall provide to the Securities Administrator promptly upon written request therefor any additional information or data that the Securities Administrator may, from time to time, reasonably request to enable the Securities Administrator to perform its duties under this Agreement; provided, however, that the Depositor shall not be required to provide any information regarding the Mortgage Loans after the Closing Date or any information that the Servicers are required to provide to the Securities Administrator. The Depositor hereby indemnifies the Securities Administrator for any losses, liabilities, damages, claims, or expenses of the Securities Administrator arising from any errors or miscalculations of the Securities Administrator that result from any failure of the Depositor to provide, pursuant to this paragraph, accurate information or data to the Securities Administrator on a timely basis.

            The Securities Administrator shall not (i) cause the creation of any interests in either Trust REMIC other than the regular and residual interests set forth in the Preliminary Statement, (ii) receive any amount representing a fee or other compensation for services (except as otherwise permitted by this Agreement) or (iii) otherwise knowingly or intentionally take any action, cause the Trust Fund to take any action or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of either Trust REMIC as a REMIC or (ii) result in the imposition of a tax upon either Trust REMIC or the Trust Fund (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, or the tax on "net income from foreclosure property") unless the Trustee receives an Opinion of Counsel (at the expense of the Trust Fund, but in no event at the expense of the Trustee), to the effect that the contemplated action will not, with respect to the Trust Fund, result in the imposition of a tax upon either Trust REMIC created hereunder or endanger the status of any Trust REMIC.

            If any tax is imposed on "prohibited transactions" of either Trust REMIC as defined in Section 860F(a)(2) of the Code, on the "net income from foreclosure property" of the Lower-Tier REMIC as defined in Section 860G(c) of the Code, on any contribution to any Trust REMIC after the Startup Day pursuant to Section 860G(d) of the Code, or any other tax is imposed, including any minimum tax imposed on either Trust REMIC pursuant to Sections 23153 and 24874 of the California Revenue and Taxation Code, if not paid as otherwise provided for herein, the tax shall be paid by (i) the Master Servicer, the Trustee or the Securities Administrator, as applicable if such tax arises out of or results from negligence of the Master Servicer, the Trustee or the Securities Administrator, as applicable in the performance of any of its obligations under this Agreement, (ii) a Servicer, in the case of any such minimum tax, and otherwise if such tax arises out of or results from a breach by the Servicer of any of its obligations under the applicable Servicing Agreement, (iii) a Responsible Party if such tax arises out of or results from the Responsible Party's obligation to repurchase a Mortgage Loan pursuant to the applicable Sale Agreement or (iv) in all other cases, or if the Trustee, the Master Servicer, the Securities Administrator, the Servicer or the Responsible Party fails to honor its obligations under the preceding clause (i), (ii), or (iii), any such tax will be paid with amounts otherwise to be distributed to the Certificateholders, as provided in Section 4.01(a).

            For as long as each Trust REMIC shall exist, the Securities Administrator shall act as specifically required herein, and the Securities Administrator shall comply with any directions of the Depositor or a Servicer stating that such directions are being given to assure such continuing treatment. In particular, the Securities Administrator shall not (a) sell or authorize the sale of all or any portion of the Mortgage Loans or of any investment of deposits in an Account unless such sale is as a result of a purchase or repurchase of the Mortgage Loans pursuant to this Agreement or (b) accept any contribution to either Trust REMIC after the Startup Day without receipt of an Opinion of Counsel that such action described in clause (a) or (b) will not result in the imposition of a tax on either Trust REMIC or cause either Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding.

            Section 8.13 Periodic Filings. (a) The Securities Administrator shall reasonably cooperate with the Depositor in connection with the Trust's satisfying the reporting requirements under the Exchange Act. The Securities Administrator shall prepare on behalf of the Trust any Forms 8-K and 10-K customary for similar securities as required by the Exchange Act and the Rules and Regulations of the Securities and Exchange Commission thereunder, and the Securities Administrator shall file (via the Securities and Exchange Commission's Electronic Data Gathering and Retrieval System) such Forms on behalf of the Depositor. In the event the Securities Administrator is signing on behalf of the Depositor pursuant to the preceding sentence, the Depositor hereby grants to the Securities Administrator a limited power of attorney to execute and file Forms 8-K and 15 on behalf of the Depositor. Such power of attorney shall continue until the earlier of either (i) receipt by the Securities Administrator from the Depositor of written termination of such power of attorney and (ii) the termination of the Trust. Notwithstanding the foregoing, the Securities Administrator shall prepare such Form 10-K to be signed by the Depositor, and the Depositor shall sign such form.

            (b) Each Form 8-K shall be filed by the Securities Administrator within 15 days after each Distribution Date, including a copy of the statement to the Certificateholders for such Distribution Date as an exhibit thereto. Prior to March 30th of each year (or such earlier date as may be required by the Exchange Act and the Rules and Regulations of the Securities and Exchange Commission), the Securities Administrator shall file a Form 10-K in substance as required by applicable law or applicable Securities and Exchange Commission staff's interpretations, with respect to the Trust Fund. Such Form 10-K shall include the Servicer's annual statement of compliance described in the applicable Servicing Agreement (upon which the Securities Administrator may rely in delivering its certification hereunder) and the accountant's report described in the applicable Servicing Agreement, in each case to the extent they have been timely delivered to the Securities Administrator. If they are not so timely delivered, the Securities Administrator shall file an amended Form 10-K including such documents as exhibits reasonably promptly after they are delivered to the Securities Administrator. The Securities Administrator shall have no liability with respect to any failure to properly prepare or file such periodic reports resulting from or relating to the Securities Administrator's inability or failure to obtain any information not resulting from its own negligence, willful misconduct or bad faith. The Form 10-K shall also include a certification in the form attached hereto as Exhibit K, with such changes as may be necessary or appropriate as a result of changes promulgated by the Securities and Exchange Commission (the "Certification"), which shall be signed by the senior officer of the Depositor in charge of securitization.

            (c) The Securities Administrator shall sign a certification (in the form attached hereto as Exhibit L with such changes as may be necessary or appropriate as a result of changes promulgated by the Securities and Exchange Commission) for the benefit of the Depositor and its officers, directors and Affiliates in respect of items 1 through 3 of the Certification; provided, however, that the Securities Administrator shall not undertake an analysis of the accountant's report attached as an exhibit to the Form 10 K. Such certification shall be delivered to the Depositor by March 20th of each year (or if not a Business Day, the immediately preceding Business Day). The Certification shall be delivered to the Securities Administrator for filing by March 25th of each year (or if not a Business Day, the immediately preceding Business Day). In addition, the Securities Administrator shall indemnify and hold harmless the Depositor, the Trustee and their respective officers, directors and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the Securities Administrator's obligations under this Section 8.13(c) or the Securities Administrator's negligence, bad faith or willful misconduct in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless the Depositor and the Trustee, then the Securities Administrator agrees in connection with a breach of the Securities Administrator's obligations under this Section 8.13(c) or the Securities Administrator's negligence, bad faith or willful misconduct in connection therewith that it shall contribute to the amount paid or payable by the Depositor as a result of the losses, claims, damages or liabilities of the Depositor in such proportion as is appropriate to reflect the relative fault of the Depositor on the one hand and the Securities Administrator on the other.

            (d) Upon any filing with the Securities and Exchange Commission, the Securities Administrator shall promptly deliver to the Depositor a copy of any such executed report, statement or information.

            (e) Prior to January 30 of the first year in which the Securities Administrator is able to do so under applicable law, the Securities Administrator shall file a Form 15 Suspension Notification with respect to the Trust.

            Section 8.14 Tax Classification of the Excess Reserve Fund Account. For federal income tax purposes, the Securities Administrator shall treat the Excess Reserve Fund Account as beneficially owned by the holder of the Class X Certificates and shall treat such portion of the Trust Fund as a grantor trust under subpart E, Part I of subchapter J of the Code. The Securities Administrator shall treat the rights that each Class of Principal Certificates has to receive payments of Basis Risk Carry Forward Amounts from the Excess Reserve Fund Account as rights to receive payments under an interest rate cap contract written by the Class X Certificateholders in favor of each Class. Accordingly, each Class of Principal Certificates will comprise two components--a regular interest in the Upper-Tier REMIC and an interest in an interest rate cap contract, and the Class X Certificates will be comprised of two components--a regular interest in the Upper-Tier REMIC and the Excess Reserve Fund Account. The Securities Administrator shall allocate the issue price for a Class of Certificates among these components for purposes of determining the issue price of the Upper-Tier Regular Interest component based on information received from the Depositor. Unless otherwise advised by the Depositor in writing, for federal income tax purposes, the Securities Administrator is hereby directed to assign a value of zero to the right of each Holder of a Principal Certificate to receive the related Basis Risk Carry Forward Amount for purposes of allocating the purchase price of an initial Principal Certificateholder between such right and the related Upper-Tier Regular Interest.

            Section 8.15 Resignation of Custodian; Limitation on Liability. (a) Each of the Custodians may resign at any time or may be terminated by the Trustee with cause, in each case, upon 60 days written notice to the applicable Servicer, the Depositor, the Class AF-3W Certificate Insurer and the Securities Administrator, in which event the Depositor will be obligated to appoint a successor; provided, however, that the appointment of such successor shall not adversely affect the then current rating of the Certificates (without regard to the Class AF-3W Certificate Insurance Policy), as confirmed in writing by each Rating Agency. If no successor has been appointed and has accepted appointment within 60 days after the resignation or termination of such Custodian, such Custodian may petition any court of competent jurisdiction for appointment of a successor.

            (b) The Securities Administrator, pursuant to a separate agreement, shall compensate from its own funds the Custodians ongoing reasonable fees for their respective activities under this Agreement after the Closing Date. The Custodians shall have no lien on the Trust Fund for the payment of such fees. The Custodians shall be entitled to be reimbursed, from funds on deposit in the Distribution Account, amounts sufficient to indemnify and hold harmless each of the Custodians and any director, officer, employee, or agent of a Custodian against any loss, liability, or expense (including reasonable attorneys' fees) incurred in connection with any claim or legal action relating to:

            (a) this Agreement;

            (b) the Certificates; or

            (c) the performance of any of such Custodian's duties under this Agreement,

other than any loss, liability, or expense (i) resulting from any breach of a Servicer's obligations in connection with a Servicing Agreement for which the Servicer has performed its obligation to indemnify such Custodian pursuant to such Servicing Agreement, (ii) resulting from any breach of the Responsible Party's obligations in connection with a Servicing Agreement for which the Responsible Party has performed its obligation to indemnify such Custodian pursuant to such Servicing Agreement, or (iii) incurred because of willful misfeasance, bad faith, or negligence in the performance of any of such Custodian's duties under this Agreement.

                                   ARTICLE IX

                      ADMINISTRATION OF THE MORTGAGE LOANS
                             BY THE MASTER SERVICER

            Section 9.01 Duties of the Master Servicer; Enforcement of Servicer's Obligations. (a) The Master Servicer, on behalf of the Trustee, the Securities Administrator, the Depositor and the Certificateholders, shall monitor the performance of the Servicers under the related Servicing Agreements, and (except as set forth below) shall use its reasonable good faith efforts to cause the Servicers to duly and punctually perform their duties and obligations thereunder as applicable. Upon the occurrence of an Event of Default of which a Responsible Officer of the Master Servicer has actual knowledge, the Master Servicer shall promptly notify the Securities Administrator, the Class AF-3W Certificate Insurer and the Trustee and shall specify in such notice the action, if any, the Master Servicer plans to take in respect of such default. So long as an Event of Default shall occur and be continuing, the Master Servicer shall take the actions specified in Article VII.

            If (i) a Servicer reports a delinquency on a monthly report and (ii) such Servicer, by 11 a.m. (New York Time) on the Business Day preceding the related Remittance Date, neither makes a Monthly Advance nor provides the Securities Administrator and the Master Servicer with a report certifying that such a Monthly Advance would be a Nonrecoverable Monthly Advance, then the Master Servicer shall deposit in the Distribution Account not later than the Business Day immediately preceding the related Distribution Date a Monthly Advance in an amount equal to the difference between (x) with respect to each Monthly Payment due on a Mortgage Loan that is delinquent (other than Relief Act Interest Shortfalls) and for which the related Servicer was required to make a Monthly Advance pursuant to the related Servicing Agreement and (y) amounts deposited in the Collection Account to be used for Monthly Advances with respect to such Mortgage Loan, except to the extent the Master Servicer determines any such Monthly Advance to be a Nonrecoverable Monthly Advance or Nonrecoverable Servicing Advance. Subject to the foregoing, the Master Servicer shall continue to make such Monthly Advances for so long as the related Servicer is required to do so under the related Servicing Agreement. If applicable, on the Business Day immediately preceding the Distribution Date, the Master Servicer shall deliver an Officer's Certificate to the Trustee stating that the Master Servicer elects not to make a Monthly Advance in a stated amount and detailing the reason(s) it deems the Monthly Advance to be a Nonrecoverable Monthly Advance. Any amounts deposited by the Master Servicer pursuant to this Section 9.01 shall be net of the Servicing Fee for the related Mortgage Loans.

            (b) The Master Servicer shall pay the costs of monitoring the Servicers as required hereunder (including costs associated with (i) termination of any Servicer, (ii) the appointment of a successor servicer or (iii) the transfer to and assumption of, the servicing by the Master Servicer) and shall, to the extent permitted by the related Servicing Agreement, seek reimbursement therefor initially from the terminated Servicer. In the event the full costs associated with the transition of servicing responsibilities to the Master Servicer are not paid for by the predecessor or successor Servicer (provided such successor Servicer is not the Master Servicer), the Master Servicer shall be reimbursed therefor by the Trust for out-of-pocket costs incurred by the Master Servicer associated with any such transfer of servicing duties from a Servicer to the Master Servicer or any other successor servicer.

            (c) If the Master Servicer assumes the servicing with respect to any of the Mortgage Loans, it will not assume liability for the representations and warranties of any Servicer it replaces or for any errors or omissions of such Servicer.

            If the Depositor or an affiliate of the Depositor is the owner of the servicing rights for a servicer and the Depositor chooses to terminate such servicer with or without cause and sell those servicing rights to a successor servicer, then the Depositor must provide 30 days' notice to the Master Servicer and the Class AF-3W Certificate Insurer, such successor servicer must be reasonably acceptable to the Master Servicer, the terminated servicer must be reimbursed for any unreimbursed Monthly Advances, servicing fees and any related expenses, the successor servicer must be qualified to service mortgage loans for Fannie Mae or Freddie Mac and the Depositor must obtain prior written consent from the Rating Agencies that the transfer of the servicing of the mortgage loans will not result in a downgrade, qualification or withdrawal of the then current ratings of the Certificates (without regard to the Class AF-3W Certificate Insurance Policy). The costs of such transfer (including any costs of the Master Servicer) are to be borne by the Depositor.

            (d) Neither the Depositor nor the Securities Administrator shall consent to the assignment by any Servicer of such Servicer's rights and obligations under the Agreement without the prior written consent of the Master Servicer, which consent shall not be unreasonably withheld.

            Section 9.02 Maintenance of Fidelity Bond and Errors and Omissions Insurance. The Master Servicer, at its expense, shall maintain in effect a blanket fidelity bond and an errors and omissions insurance policy, affording coverage with respect to all directors, officers, directors, employees and other Persons acting on such Master Servicer's behalf, and covering errors and omissions in the performance of the Master Servicer's obligations hereunder. The errors and omissions insurance policy and the fidelity bond shall be in such form and amount generally acceptable for entities serving as master servicers or trustees.

            Section 9.03 Representations and Warranties of the Master Servicer.
(a) The Master Servicer hereby represents and warrants to the Depositor, the Securities Administrator and the Trustee, for the benefit of the Certificateholders and the Class AF-3W Certificate Insurer, as of the Closing Date that:

            (i) it is a national banking association validly existing and in good standing under the laws of the United States of America, and as Master Servicer has full power and authority to transact any and all business contemplated by this Agreement and to execute, deliver and comply with its obligations under the terms of this Agreement, the execution, delivery and performance of which have been duly authorized by all necessary corporate action on the part of the Master Servicer;

            (ii) the execution and delivery of this Agreement by the Master Servicer and its performance and compliance with the terms of this Agreement will not (A) violate the Master Servicer's charter or bylaws,
      (B) violate any law or regulation or any administrative decree or order to which it is subject or (C) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which the Master Servicer is a party or by which it is bound or to which any of its assets are subject, which violation, default or breach would materially and adversely affect the Master Servicer's ability to perform its obligations under this Agreement;

            (iii) this Agreement constitutes, assuming due authorization, execution and delivery hereof by the other respective parties hereto, a legal, valid and binding obligation of the Master Servicer, enforceable against it in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights in general, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

            (iv) the Master Servicer is not in default with respect to any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency to the extent that any such default would materially and adversely affect its performance hereunder;

            (v) the Master Servicer is not a party to or bound by any agreement or instrument or subject to any charter provision, bylaw or any other corporate restriction or any judgment, order, writ, injunction, decree, law or regulation that may materially and adversely affect its ability as Master Servicer to perform its obligations under this Agreement or that requires the consent of any third person to the execution of this Agreement or the performance by the Master Servicer of its obligations under this Agreement;

            (vi) no litigation is pending or, to the best of the Master Servicer's knowledge, threatened against the Master Servicer which would prohibit its entering into this Agreement or performing its obligations under this Agreement;

            (vii) [Reserved];

            (viii) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Master Servicer of or compliance by the Master Servicer with this Agreement or the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations and orders (if any) as have been obtained; and

            (ix) the consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Master Servicer.

            (b) Section 11.01(a) of this Agreement and Section 7 of the Step 2 Assignment Agreements provide that the Master Servicer may purchase, on or after the Optional Termination Date, all Mortgage Loans (and REO Properties) at the Termination Price. The Master Servicer, in consideration of the benefits to it of the transactions occurring under this Agreement, the Assignment Agreements and the Servicing Agreements, hereby represents, covenants and agrees with the Depositor and any applicable NIM Issuer that it will not exercise its right to purchase, on or after the Optional Termination Date, all Mortgage Loans (and REO Properties) unless it has received (x) written notification from the NIM Trustee that all of the outstanding notes issued under the applicable indenture have been paid in full or (y) an Officer's Certificate of the NIM Issuer pursuant to the applicable section of the relevant indenture to the effect that all conditions precedent to the satisfaction and discharge of the indenture have been complied with.

            (c) It is understood and agreed that the representations and warranties set forth in this Section shall survive the execution and delivery of this Agreement. The Master Servicer shall indemnify the Depositor, Securities Administrator, and the Trustee and hold them harmless against any loss, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other reasonable costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a material breach of the Master Servicer's representations and warranties contained in Section 9.03(a) above. It is understood and agreed that the enforcement of the obligation of the Master Servicer set forth in this Section
9.03 to indemnify the Depositor, Securities Administrator, and the Trustee constitutes the sole remedy of the Depositor and the Trustee, respecting a breach of the foregoing representations and warranties. Such indemnification shall survive any termination of the Master Servicer as Master Servicer hereunder and any termination of this Agreement.

            Any cause of action against the Master Servicer relating to or arising out of the breach of any representations and warranties made in this Section shall accrue upon discovery of such breach by either the Depositor, the Master Servicer, Securities Administrator or the Trustee or notice thereof by any one of such parties to the other parties.

            Section 9.04 Master Servicer Events of Default. Each of the following shall constitute a "Master Servicer Event of Default":

            (a) any failure by the Master Servicer to deposit in the Distribution Account any payment received by it from any Servicer or required to be made by the Master Servicer under the terms of this Agreement which continues unremedied for a period of two (2) Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer by any other party hereto;

            (b) failure by the Master Servicer to duly observe or perform, in any material respect, any other covenants, obligations or agreements of the Master Servicer as set forth in this Agreement which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer by the Trustee or to the Master Servicer and Trustee by the holders of Certificates evidencing at least 25% of the Voting Rights;

            (c) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force, undischarged or unstayed for a period of sixty (60) days;

            (d) the Master Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer or relating to all or substantially all of its property;

            (e) the Master Servicer shall admit in writing its inability to pay its debts as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations for three (3) Business Days;

            (f) Except as otherwise set forth herein, the Master Servicer attempts to assign this Agreement or its responsibilities hereunder or to delegate its duties hereunder (or any portion thereof) without the consent of the Trustee, Securities Administrator and the Depositor; or

            (g) the indictment of the Master Servicer for the taking of any action by the Master Servicer, any employee thereof, any Affiliate or any director or employee thereof that constitutes fraud or criminal activity in the performance of its obligations under this Agreement, in each case, where such indictment materially and adversely affects the ability of the Master Servicer to perform its obligations under this Agreement (subject to the condition that such indictment is not dismissed within ninety (90) days).

            In each and every such case, so long as a Master Servicer Event of Default shall not have been remedied, in addition to whatever rights the Trustee may have at law or equity to damages, including injunctive relief and specific performance, the Trustee, by notice in writing to the Master Servicer, may, and upon the request of the Holders of Certificates representing at least 51% of the Voting Rights shall, terminate with cause all the rights and obligations of the Master Servicer under this Agreement.

            Upon receipt by the Master Servicer of such written notice, all authority and power of the Master Servicer under this Agreement, shall pass to and be vested in any successor master servicer appointed hereunder which accepts such appointments. Upon written request from the Trustee or the Depositor, the Master Servicer shall prepare, execute and deliver to the successor entity designated by the Trustee any and all documents and other instruments related to the performance of its duties hereunder as the Master Servicer and, place in such successor's possession all such documents with respect to the master servicing of the Mortgage Loans and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, at the Master Servicer's sole expense. The Master Servicer shall cooperate with the Trustee and such successor master servicer in effecting the termination of the Master Servicer's responsibilities and rights hereunder, including without limitation, the transfer to such successor master servicer for administration by it of all cash amounts which shall at the time be credited to the Distribution Account or are thereafter received with respect to the Mortgage Loans.

            Section 9.05 Waiver of Default. By a written notice, the Trustee may with the consent of a Holders of Certificates evidencing at least 51% of the Voting Rights waive any default by the Master Servicer in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Master Servicer Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

            Section 9.06 Successor to the Master Servicer. Upon termination of the Master Servicer's responsibilities and duties under this Agreement, the Trustee shall appoint or may petition any court of competent jurisdiction for the appointment of a successor, which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Master Servicer under this Agreement prior to the termination of the Master Servicer. Any successor shall be a Fannie Mae and Freddie Mac approved servicer in good standing and acceptable to the Depositor and the Rating Agencies. In connection with such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that in no event shall the master servicer fee paid to such successor master servicer exceed that paid to the Master Servicer hereunder. In the event that the Master Servicer's duties, responsibilities and liabilities under this Agreement are terminated, the Master Servicer shall continue to discharge its duties and responsibilities hereunder until the effective date of such termination with the same degree of diligence and prudence which it is obligated to exercise under this Agreement and shall take no action whatsoever that might impair or prejudice the rights of its successor. The termination of the Master Servicer shall not become effective until a successor shall be appointed pursuant hereto and shall in no event (i) relieve the Master Servicer of responsibility for the representations and warranties made pursuant to Section 9.03(a) hereof and the remedies available to the Trustee under Section 9.03(b) hereof, it being understood and agreed that the provisions of Section 9.03 hereof shall be applicable to the Master Servicer notwithstanding any such sale, assignment, resignation or termination of the Master Servicer or the termination of this Agreement; or (ii) affect the right of the Master Servicer to receive payment and/or reimbursement of any amounts accruing to it hereunder prior to the date of termination (or during any transition period in which the Master Servicer continues to perform its duties hereunder prior to the date the successor master servicer fully assumes its duties).

            If no successor Master Servicer has accepted its appointment within 90 days of the time the Trustee receives the resignation of the Master Servicer, the Trustee shall be the successor Master Servicer in all respects under this Agreement and shall have all the rights and powers and be subject to all the responsibilities, duties and liabilities relating thereto, including the obligation to make Monthly Advances; provided, however, that any failure to perform any duties or responsibilities caused by the Master Servicer's failure to provide information required by this Agreement shall not be considered a default by the Trustee hereunder. In the Trustee's capacity as such successor, the Trustee shall have the same limitations on liability herein granted to the Master Servicer. As compensation therefor, the Trustee shall be entitled to receive the compensation, reimbursement and indemnities otherwise payable to the Master Servicer, including the fees and other amounts payable pursuant to
Section 9.07 hereof.

            Any successor master servicer appointed as provided herein, shall execute, acknowledge and deliver to the Master Servicer, the Class AF-3W Certificate Insurer and to the Trustee an instrument accepting such appointment, wherein the successor shall make the representations and warranties set forth in
Section 9.03 hereof, and whereupon such successor shall become fully vested with all of the rights, powers, duties, responsibilities, obligations and liabilities of the Master Servicer, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Master Servicer or termination of this Agreement shall not affect any claims that the Trustee may have against the Master Servicer arising out of the Master Servicer's actions or failure to act prior to any such termination or resignation or in connection with the Trustee's assumption of such obligations, duties and responsibilities.

            Upon a successor's acceptance of appointment as such, the Master Servicer shall notify by mail the Trustee of such appointment.

            Section 9.07 Compensation of the Master Servicer. As compensation for its activities under this Agreement, the Master Servicer shall be entitled to the investment income earned on amounts in the Distribution Account during the Master Servicer Float Period.

            Section 9.08 Merger or Consolidation. Any Person into which the Master Servicer may be merged or consolidated, or any Person resulting from any merger, conversion, other change in form or consolidation to which the Master Servicer shall be a party, or any Person succeeding to the business of the Master Servicer, shall be the successor to the Master Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or resulting Person to the Master Servicer shall (i) be a Person (or have an Affiliate) that is qualified and approved to service mortgage loans for Fannie Mae and FHLMC (provided further that a successor Master Servicer that satisfies subclause (i) through an Affiliate agrees to service the Mortgage Loans in accordance with all applicable Fannie Mae and FHLMC guidelines) and (ii) have a net worth of not less than $25,000,000.

            Section 9.09 Resignation of the Master Servicer. Except as otherwise provided in Sections 9.08 and 9.10 hereof, the Master Servicer shall not resign from the obligations and duties hereby imposed on it unless the Master Servicer's duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it and cannot be cured. Any such determination permitting the resignation of the Master Servicer shall be evidenced by an Opinion of Counsel that shall be independent to such effect delivered to the Trustee and the Class AF-3W Certificate Insurer. No such resignation shall become effective until the Trustee shall have assumed, or a successor master servicer satisfactory to the Trustee and the Depositor shall have assumed, the Master Servicer's responsibilities and obligations under this Agreement. Notice of such resignation shall be given promptly by the Master Servicer and the Depositor to the Trustee.

            If at any time, Wells Fargo Bank, N.A., as Master Servicer, resigns under this Section 9.09, or is removed as Master Servicer pursuant to Section 9.04, then at such time Wells Fargo Bank, N.A. shall also resign (and shall be entitled to resign) as Securities Administrator under this Agreement.

            Section 9.10 Assignment or Delegation of Duties by the Master Servicer. Except as expressly provided herein, the Master Servicer shall not assign or transfer any of its rights, benefits or privileges hereunder to any other Person, or delegate to or subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by the Master Servicer; provided, however, that the Master Servicer shall have the right with the prior written consent of the Depositor (which shall not be unreasonably withheld or delayed), and upon delivery to the Trustee, the Class AF-3W Certificate Insurer and the Depositor of a letter from each Rating Agency to the effect that such action shall not result in a downgrade of the ratings assigned to any of the Certificates (without regard to the Class AF-3W Certificate Insurance Policy), to delegate or assign to or subcontract with or authorize or appoint any qualified Person to perform and carry out any duties, covenants or obligations to be performed and carried out by the Master Servicer hereunder. Notice of such permitted assignment shall be given promptly by the Master Servicer to the Depositor, the Class AF-3W Certificate Insurer and the Trustee. If, pursuant to any provision hereof, the duties of the Master Servicer are transferred to a successor master servicer, the entire compensation payable to the Master Servicer pursuant hereto shall thereafter be payable to such successor master servicer but in no event shall the fee payable to the successor master servicer exceed that payable to the predecessor master servicer.

            Section 9.11 Limitation on Liability of the Master Servicer. Neither the Master Servicer nor any of the directors, officers, employees or agents of the Master Servicer shall be under any liability to the Trustee, Securities Administrator, the Servicers or the Certificateholders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Master Servicer or any such person against any liability that would otherwise be imposed by reason of willful malfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard for its obligations and duties under this Agreement. The Master Servicer and any director, officer, employee or agent of the Master Servicer may rely in good faith on any document prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Master Servicer shall be under no obligation to appear in, prosecute or defend any legal action that is not incidental to its duties as Master Servicer with respect to the Mortgage Loans under this Agreement and that in its opinion may involve it in any expenses or liability; provided, however, that the Master Servicer may in its sole discretion undertake any such action that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom, shall be liabilities of the Trust, and the Master Servicer shall be entitled to be reimbursed therefor out of the Master Servicer Account in accordance with the provisions of Section 9.07 and Section 9.12.

            The Master Servicer shall not be liable for any acts or omissions of any Servicer except to the extent that damages or expenses are incurred as a result of such act or omissions and such damages and expenses would not have been incurred but for the negligence, willful malfeasance, bad faith or recklessness of the Master Servicer in supervising, monitoring and overseeing the obligations of the Servicers as required under the Agreement.

            Section 9.12 Indemnification; Third Party Claims. The Master Servicer agrees to indemnify the Depositor, Securities Administrator and the Trustee, and hold them harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liability, fees and expenses that the Depositor, the Securities Administrator or the Trustee may sustain as a result of the Master Servicer's willful malfeasance, bad faith or negligence in the performance of its duties hereunder or by reason of its reckless disregard for its obligations and duties under this Agreement. The Depositor, Securities Administrator, the Servicer, and the Trustee shall immediately notify the Master Servicer if a claim is made by a third party with respect to this Agreement or the Mortgage Loans which would entitle the Depositor, the Servicer or the Trustee to indemnification under this
Section 9.12, whereupon the Master Servicer shall assume the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim.

            The Master Servicer agrees to indemnify and hold harmless the Trustee from and against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liability, fees and expenses (including reasonable attorneys' fees) that the Trustee may sustain as a result of such liability or obligations of the Master Servicer and in connection with the Trustee's assumption (not including the Trustee's performance, except to the extent that costs or liability of the Trustee are created or increased as a result of negligent or wrongful acts or omissions of the Master Servicer prior to its replacement as Master Servicer) of the Master Servicer's obligations, duties or responsibilities under such agreement.

            The Trust will indemnify the Master Servicer and hold it harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that the Master Servicer may incur or sustain in connection with, arising out of or related to this Agreement, the Servicing Agreements, the Sale Agreements, the Step 2 Assignment Agreements or the Certificates, except to the extent that any such loss, liability or expense is related to (i) a material breach of the Master Servicer's representations and warranties in this Agreement or (ii) the Master Servicer's willful malfeasance, bad faith or negligence or by reason of its reckless disregard of its duties and obligations under any such agreement; provided that any such loss, liability or expense constitutes an "unanticipated expense incurred by the REMIC" within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii). The Master Servicer shall be entitled to reimbursement for any such indemnified amount from funds on deposit in the Distribution Account.

                                   ARTICLE X

                     CONCERNING THE SECURITIES ADMINISTRATOR

            Section 10.01 Duties of Securities Administrator. The Securities Administrator shall undertake to perform such duties and only such duties as are specifically set forth in this Agreement.

            The Securities Administrator, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Securities Administrator that are specifically required to be furnished pursuant to any provision of this Agreement shall examine them to determine whether they are in the form required by this Agreement; provided, however, that the Securities Administrator shall not be responsible for the accuracy or content of any such resolution, certificate, statement, opinion, report, document, order or other instrument. If any such instrument is found not to conform in any material respect to the requirements of this Agreement, the Securities Administrator shall notify the Certificateholders of such non conforming instrument in the event the Securities Administrator, after so requesting, does not receive a satisfactorily corrected instrument.

            No provision of this Agreement shall be construed to relieve the Securities Administrator from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

            (i) the duties and obligations of the Securities Administrator shall be determined solely by the express provisions of this Agreement, the Securities Administrator shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Securities Administrator and the Securities Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Securities Administrator and conforming to the requirements of this Agreement which it believed in good faith to be genuine and to have been duly executed by the proper authorities respecting any matters arising hereunder;

            (ii) the Securities Administrator shall not be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Securities Administrator, unless it shall be conclusively determined by a court of competent jurisdiction, such determination no longer subject to appeal, that the Securities Administrator was negligent in ascertaining the pertinent facts;

            (iii) the Securities Administrator shall not be liable with respect to any action or inaction taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates evidencing not less than 25% of the Voting Rights of Certificates relating to the time, method and place of conducting any proceeding for any remedy available to the Securities Administrator, or exercising or omitting to exercise any trust or power conferred upon the Securities Administrator under this Agreement; and

            (iv) the Securities Administrator shall not be accountable, shall have no liability and makes no representation as to any acts or omissions hereunder of the Master Servicer or the Trustee.

            Section 10.02 Certain Matters Affecting the Securities Administrator. Except as otherwise provided in Section 10.01:

            (i) the Securities Administrator may request and conclusively rely upon and shall be fully protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties and the Securities Administrator shall have no responsibility to ascertain or confirm the genuineness of any signature of any such party or parties;

            (ii) the Securities Administrator may consult with counsel, financial advisers or accountants and the advice of any such counsel, financial advisers or accountants and any advice or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

            (iii) the Securities Administrator shall not be liable for any action or inaction taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

            (iv) the Securities Administrator shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by Holders of Certificates evidencing not less than 25% of the Voting Rights allocated to each Class of Certificates; provided, however, that if the payment within a reasonable time to the Securities Administrator of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Securities Administrator, not reasonably assured to the Securities Administrator by the security afforded to it by the terms of this Agreement, the Securities Administrator may require reasonable indemnity against such expense or liability as a condition to so proceeding. Nothing in this clause (iv) shall derogate from the obligation of the Master Servicer to observe any applicable law prohibiting disclosure of information regarding the Mortgagors, provided that the Master Servicer shall have no liability for disclosure required by this Agreement;

            (v) the Securities Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys or a custodian and the Securities Administrator shall not be responsible for any misconduct or negligence on the part of any such agent, attorney or custodian appointed by the Securities Administrator with due care;

            (vi) the Securities Administrator shall not be required to risk or expend its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not assured to it, and none of the provisions contained in this Agreement shall in any event require the Securities Administrator to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer under this Agreement;

            (vii) the Securities Administrator shall be under no obligation to exercise any of the trusts, rights or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Securities Administrator reasonable security or indemnity satisfactory to the Securities Administrator against the costs, expenses and liabilities which may be incurred therein or thereby; and

            (viii) the Securities Administrator shall have no obligation to appear in, prosecute or defend any legal action that is not incidental to its duties hereunder and which in its opinion may involve it in any expense or liability; provided, however, that the Securities Administrator may in its discretion undertake any such action that it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto and the interests of the Trustee, the Securities Administrator and the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Securities Administrator shall be entitled to be reimbursed therefor out of the Collection Account.

            The Securities Administrator shall have no duty (A) to see to any recording, filing, or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing thereof, (B) to see to the provision of any insurance or (C) to see to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Trust Fund other than from funds available in the Distribution Account.

            Section 10.03 Securities Administrator Not Liable for Certificates or Mortgage Loans. The recitals contained herein and in the Certificates shall be taken as the statements of the Depositor or the Transferor, as the case may be, and the Securities Administrator assumes no responsibility for their correctness. The Securities Administrator makes no representations as to the validity or sufficiency of this Agreement or of the Certificates or of any Mortgage Loan or related document other than with respect to the Securities Administrator's execution and authentication of the Certificates. The Securities Administrator shall not be accountable for the use or application by the Depositor or the Master Servicer of any funds paid to the Depositor or the Master Servicer in respect of the Mortgage Loans or deposited in or withdrawn from the Collection Account by the Depositor or the Master Servicer.

            Section 10.04 Securities Administrator May Own Certificates. The Securities Administrator in its individual or any other capacity may become the owner or pledgee of Certificates and may transact business with the parties hereto and their Affiliates with the same rights as it would have if it were not the Securities Administrator.

            Section 10.05 Securities Administrator's Fees and Expenses. As compensation for its activities under this Agreement, the Securities Administrator shall be paid by the Master Servicer from the Master Servicer's own funds from compensation received in its capacity as Master Servicer. The Securities Administrator shall be entitled to the investment income earned on amounts in the Distribution Account during the Securities Administrator Float Period. The Securities Administrator and any director, officer, employee, agent or "control person" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange of 1934, as amended ("Control Person"), of the Securities Administrator shall be indemnified by the Trust and held harmless against any loss, liability or expense (including reasonable attorney's fees)
(i) incurred in connection with any claim or legal action relating to (a) this Agreement, (b) the Mortgage Loans or (c) the Certificates, other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of any of the Securities Administrator's duties hereunder, (ii) incurred in connection with the performance of any of the Securities Administrator's duties hereunder, other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of any of the Securities Administrator's duties hereunder or
(iii) incurred by reason of any action of the Securities Administrator taken at the direction of the Certificateholders, provided that any such loss, liability or expense constitutes an "unanticipated expense incurred by the REMIC" within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii). Such indemnity shall survive the termination of this Agreement or the resignation or removal of the Securities Administrator hereunder. Without limiting the foregoing, and except for any such expense, disbursement or advance as may arise from the Securities Administrator's negligence, bad faith or willful misconduct, or which would not be an "unanticipated expense" within the meaning of the second preceding sentence, the Securities Administrator shall be reimbursed by the Trust for all reasonable expenses, disbursements and advances incurred or made by the Securities Administrator in accordance with any of the provisions of this Agreement with respect to: (A) the reasonable compensation and the expenses and disbursements of its counsel not associated with the closing of the issuance of the Certificates, (B) the reasonable compensation, expenses and disbursements of any accountant, engineer, appraiser or other agent that is not regularly employed by the Securities Administrator, to the extent that the Securities Administrator must engage such Persons to perform acts or services hereunder and
(C) printing and engraving expenses in connection with preparing any Definitive Certificates. The Trust shall fulfill its obligations under this paragraph from amounts on deposit from time to time in the Distribution Account.

            The Securities Administrator may retain or withdraw from the Distribution Account, (i) the master servicing fee which has been determined pursuant to a separate agreement, (ii) amounts necessary to reimburse it or the Master Servicer for any previously unreimbursed Advances and any Advances the Master Servicer deems to be non-recoverable from the related Mortgage Loan proceeds, (iii) an aggregate annual amount to indemnify the Master Servicer and itself for amounts due in accordance with this Agreement, and (iv) any other amounts which it or the Master Servicer is entitled to receive hereunder for reimbursement, indemnification or otherwise, including the amount to which the Securities Administrator is entitled pursuant to Section 3.02 hereof. The Securities Administrator shall be required to pay all expenses incurred by it in connection with its activities hereunder and shall not be entitled to reimbursement therefor except as provided in this Agreement.

            Section 10.06 Eligibility Requirements for Securities Administrator. The Securities Administrator hereunder shall at all times be a corporation or association organized and doing business under the laws the United States of America or any state thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal or state authority and with a credit rating of at least investment grade. If such corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 10.06 the combined capital and surplus of such corporation or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Securities Administrator shall cease to be eligible in accordance with the provisions of this Section 10.06, the Securities Administrator shall resign immediately in the manner and with the effect specified in Section 10.07 hereof. The entity serving as Securities Administrator may have normal banking and trust relationships with the Depositor and its affiliates or the Trustee and its affiliates.

            Any successor Securities Administrator (i) may not be an originator, the Master Servicer, the Servicer, the Depositor or an affiliate of the Depositor unless the Securities Administrator functions are operated through an institutional trust department of the Securities Administrator, (ii) must be authorized to exercise corporate trust powers under the laws of its jurisdiction of organization, and (iii) must be rated at least "A/F1" by Fitch, if Fitch is a Rating Agency, or the equivalent rating by S&P or Moody's. If no successor Securities Administrator shall have been appointed and shall have accepted appointment within 60 days after the Securities Administrator ceases to be the Securities Administrator pursuant to Section 10.07, then the Trustee may (but shall not be obligated to) become the successor Securities Administrator. The Depositor shall appoint a successor to the Securities Administrator in accordance with Section 10.07. The Trustee shall notify the Rating Agencies of any change of Securities Administrator.

            Section 10.07 Resignation and Removal of Securities Administrator. The Securities Administrator may at any time resign by giving written notice of resignation to the Depositor, the Class AF-3W Certificate Insurer and the Trustee and each Rating Agency not less than 60 days before the date specified in such notice when, subject to Section 10.08, such resignation is to take effect, and acceptance by a successor Securities Administrator in accordance with Section 10.08 meeting the qualifications set forth in Section 10.06. If no successor Securities Administrator meeting such qualifications shall have been so appointed by the Depositor and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Securities Administrator may petition any court of competent jurisdiction for the appointment of a successor Securities Administrator.

            If at any time the Securities Administrator shall cease to be eligible in accordance with the provisions of Section 10.06 hereof and shall fail to resign after written request thereto by the Depositor, or if at any time the Securities Administrator shall become incapable of acting, or shall be adjudged as bankrupt or insolvent, or a receiver of the Securities Administrator or of its property shall be appointed, or any public officer shall take charge or control of the Securities Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or a tax is imposed with respect to the Trust Fund by any state in which the Securities Administrator or the Trust Fund is located and the imposition of such tax would be avoided by the appointment of a different Securities Administrator, then the Depositor may remove the Securities Administrator and appoint a successor Securities Administrator by written instrument, in triplicate, one copy of which instrument shall be delivered to the Securities Administrator so removed, one copy of which shall be delivered to the Master Servicer and one copy to the successor Securities Administrator.

            The Holders of Certificates entitled to at least 51% of the Voting Rights may at any time remove the Securities Administrator and appoint a successor Securities Administrator by written instrument or instruments, in triplicate, signed by such Holders or their attorneys in fact duly authorized, one complete set of which instruments shall be delivered by the successor Securities Administrator to the Trustee, one complete set to the Securities Administrator so removed and one complete set to the successor so appointed. Notice of any removal of the Securities Administrator shall be given to each Rating Agency by the successor Securities Administrator.

            Any resignation or removal of the Securities Administrator and appointment of a successor Securities Administrator pursuant to any of the provisions of this Section 10.07 shall become effective upon acceptance by the successor Securities Administrator of appointment as provided in Section 10.08 hereof.

            Section 10.08 Successor Securities Administrator. Any successor Securities Administrator (which may be the Trustee) appointed as provided in
Section 10.07 hereof shall execute, acknowledge and deliver to the Depositor, its predecessor Securities Administrator, the Class AF-3W Certificate Insurer and the Trustee an instrument accepting such appointment hereunder and thereupon the resignation or removal of the predecessor Securities Administrator shall become effective and such successor Securities Administrator, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Securities Administrator herein. The Depositor, the Trustee, the Master Servicer and the predecessor Securities Administrator shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor Securities Administrator all such rights, powers, duties, and obligations.

            No successor Securities Administrator shall accept appointment as provided in this Section 10.08 unless at the time of such acceptance such successor Securities Administrator shall be eligible under the provisions of
Section 10.06 hereof and its appointment shall not adversely affect the then current rating of the Certificates (without regard to the Class AF-3W Certificate Insurance Policy), as confirmed in writing by each Rating Agency.

            Upon acceptance by a successor Securities Administrator of appointment as provided in this Section 10.08, the Depositor shall mail notice of the succession of such Securities Administrator hereunder to all Holders of Certificates and the Class AF-3W Certificate Insurer. If the Depositor fails to mail such notice within 10 days after acceptance by the successor Securities Administrator of appointment, the successor Securities Administrator shall cause such notice to be mailed at the expense of the Depositor.

            Section 10.09 Merger or Consolidation of Securities Administrator. Any corporation or other entity into which the Securities Administrator may be merged or converted or with which it may be consolidated or any corporation or other entity resulting from any merger, conversion or consolidation to which the Securities Administrator shall be a party, or any corporation or other entity succeeding to the business of the Securities Administrator, shall be the successor of the Securities Administrator hereunder, provided that such corporation or other entity shall be eligible under the provisions of Section
10.06 hereof, without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

            Section 10.10 Assignment or Delegation of Duties by the Securities Administrator. Except as expressly provided herein, the Securities Administrator shall not assign or transfer any of its rights, benefits or privileges hereunder to any other Person, or delegate to or subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by the Securities Administrator; provided, however, that the Securities Administrator shall have the right with the prior written consent of the Depositor (which shall not be unreasonably withheld or delayed), and upon delivery to the Trustee and the Depositor of a letter from each Rating Agency to the effect that such action shall not result in a downgrade of the ratings assigned to any of the Certificates (without regard to the Class AF-3W Certificate Insurance Policy), to delegate or assign to or subcontract with or authorize or appoint any qualified Person to perform and carry out any duties, covenants or obligations to be performed and carried out by the Securities Administrator hereunder. Notice of such permitted assignment shall be given promptly by the Securities Administrator to the Depositor and the Trustee. If, pursuant to any provision hereof, the duties of the Securities Administrator are transferred to a successor securities administrator, the entire compensation payable to the Securities Administrator pursuant hereto shall thereafter be payable to such successor securities administrator but in no event shall the fee payable to the successor securities administrator exceed that payable to the predecessor securities administrator.

                                   ARTICLE XI

                                   TERMINATION

            Section 11.01 Termination upon Liquidation or Purchase of the Mortgage Loans. Subject to Section 11.03, the obligations and responsibilities of the Depositor, the Master Servicer, the Servicers, the Securities Administrator and the Trustee created hereby with respect to the Trust Fund shall terminate upon the earlier of (a) the purchase on or after the Optional Termination Date, by the Master Servicer or the Class AF-3W Certificate Insurer of all Mortgage Loans (and REO Properties), at the price (the "Termination Price") equal to the greater of (1) sum of (i) 100% of the unpaid principal balance of each Mortgage Loan (other than in respect of REO Property) plus accrued and unpaid interest thereon at the applicable Mortgage Interest Rate, and (ii) the lesser of (x) the appraised value of any REO Property as determined by the higher of two appraisals completed by two independent appraisers selected by the Master Servicer at its expense, plus accrued and unpaid interest on the related mortgage loans at the applicable mortgage rate and (y) the unpaid principal balance of each Mortgage Loan related to any REO Property, in each case plus accrued and unpaid interest thereon at the applicable Mortgage Interest Rate and (2) the aggregate fair market value of each Mortgage Loan and any REO Property, as determined by the highest bid received by the Trustee from closed bids solicited by the Depositor or its designee from at least three recognized broker/dealers (one of which may be an affiliate of the Depositor) as of the close of business on the third Business Day preceding the date upon which a Notice of Final Distribution is furnished to Certificateholders pursuant to
Section 11.02, plus accrued and unpaid interest on the Mortgage Loans at the applicable Mortgage Interest Rate; and (b) the later of (i) the maturity or other liquidation (or any Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and the disposition of all REO Property and
(ii) the distribution to Certificateholders of all amounts required to be distributed to them pursuant to this Agreement. In no event shall the trusts created hereby continue beyond the expiration of 21 years from the death of the survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James's, living on the date hereof.

            No such purchase will be permitted without the consent of the Class A-F-3W Certificate Insurer, if the resulting amount available for payment on the Class AF-3W Certificates would result in a claim under the Class AF-3W Certificate Insurance Policy or any Reimbursement Amounts would remain unpaid to the Class AF-3W Certificate Insurer.

            The proceeds of the sale of such assets of the Trust (other than, with respect to any mortgage loan and the related property, an amount equal to the excess, if any, of the amount in Section 11.01(a)(2) over the sum of the amount in Section 11.01(a)(1) (such excess, the "Fair Market Value Excess")) will be distributed to the holders of the Certificates in accordance with
Section 4.01. Any Fair Market Value Excess received in connection with the purchase of the Mortgage Loans and REO properties will be distributed to the holders of the Class R-2 Certificates.

            Except to the extent provided above with regard to allocating any Fair Market Value Excess to the holders of the Class R-2 Certificates, the proceeds of such a purchase will be treated as a prepayment of the Mortgage Loans for purposes of distributions to Certificateholders. Accordingly, the exercise by the electing Person of its option to purchase the Mortgage Loans and REO properties will result in the final distribution on the Certificates on that Distribution Date.

            Section 11.02 Final Distribution on the Certificates. If, on any Remittance Date, the Servicers notify the Securities Administrator that there are no Outstanding Mortgage Loans and no other funds or assets in the Trust Fund other than the funds in the Collection Account, the Securities Administrator shall promptly send a Notice of Final Distribution to the applicable Certificateholders. If the electing Person elects to terminate the Trust Fund pursuant to clause (a) of Section 11.01, by no later than the 10th day of the month of the final distribution, the Master Servicer upon request by the electing Person, if not the Master Servicer, pursuant to the Step 2 Assignment Agreements, shall notify the Trustee and the Securities Administrator of the final Distribution Date and of the applicable repurchase price of the Mortgage Loans and REO Properties.

            A Notice of Final Distribution, specifying the Distribution Date on which Certificateholders may surrender their Certificates for payment of the final distribution and cancellation, shall be given promptly by the Securities Administrator by letter to Certificateholders mailed not later than the 15th day of the month of such final distribution. Any such Notice of Final Distribution shall specify (a) the Distribution Date upon which final distribution on the Certificates will be made upon presentation and surrender of Certificates at the office therein designated, (b) the amount of such final distribution, (c) the location of the office or agency at which such presentation and surrender must be made, and (d) that the Record Date otherwise applicable to such Distribution Date is not applicable, distributions being made only upon presentation and surrender of the Certificates at the office therein specified. The Securities Administrator will give such Notice of Final Distribution to each Rating Agency at the time such Notice of Final Distribution is given to Certificateholders.

            In the event the electing Person purchases the Mortgage Loans (and REO Properties) pursuant to Section 11.01(a), pursuant to the Step 2 Assignment Agreements such electing Person is required thereunder to remit to the Securities Administrator the applicable Termination Price on the Remittance Date immediately preceding the applicable final Distribution Date. Upon such final deposit with respect to the Trust Fund and the receipt by the Securities Administrator and the Custodians of a request for release therefor, the Master Servicer shall direct the Custodians to release and the relevant Custodians shall promptly release to the Master Servicer or its designee the Custodial Files for the Mortgage Loans. In the event the Notice of Final Distribution is given and the Person electing to terminate the Trust Fund is the Class AF-3W Certificate Insurer, the Class AF-3W Certificate Insurer shall remit the applicable Termination Price in immediately available funds to the Securities Administrator at least one Business Day prior to the applicable Distribution Date.

            Upon presentation and surrender of the Certificates, the Securities Administrator shall cause to be distributed to the Certificateholders of each Class (after reimbursement of all amounts due the Depositor, the Class AF-3W Certificate Insurer and the Trustee hereunder), in each case on the final Distribution Date and in the order set forth in Section 4.01, in proportion to their respective Percentage Interests, with respect to Certificateholders of the same Class, an amount up to an amount equal to (i) as to each Class of Regular Certificates (except the Class X Certificates), the Certificate Balance thereof plus for each such Class and the Class X Certificates accrued interest thereon in the case of an interest-bearing Certificate and all other amounts to which such Classes are entitled pursuant to Section 4.01, (ii) as to the Class R-2 Certificates, upon any exercise of the purchase option set forth in Section 11.01(a), held by the Trust after the distribution pursuant to clause (i) above and (iii) as to the Residual Certificates, the amount, if any, which remains on deposit in the Distribution Account after application pursuant to clause (i) above (other than the amounts retained to meet claims, which retained amounts shall also be released to the Residual Certificates, as applicable, as and to the extent such amounts shall no longer be required to be so retained). The foregoing provisions are intended to distribute to each Class of Regular Certificates any accrued and unpaid interest and principal to which they are entitled based on the Pass-Through Rates and actual Class Certificate Balances or notional principal balances set forth in the Preliminary Statement upon liquidation of the Trust.

            In the event that any affected Certificateholders shall not surrender Certificates for cancellation within six months after the date specified in the above mentioned written notice, the Securities Administrator shall give a second written notice to the remaining Certificateholders to surrender their Certificates for cancellation and receive the final distribution with respect thereto. If within six months after the second notice all the applicable Certificates shall not have been surrendered for cancellation, the Securities Administrator may take appropriate steps, or may appoint an agent to take appropriate steps, to contact the remaining Certificateholders concerning surrender of their Certificates, and the cost thereof shall be paid out of the funds and other assets which remain a part of the Trust Fund. If within one year after the second notice all Certificates shall not have been surrendered for cancellation, the Class R Certificateholders shall be entitled to all unclaimed funds and other assets of the Trust Fund which remain subject hereto.

            Section 11.03 Additional Termination Requirements. In the event the electing Person elects to purchase the Mortgage Loans as provided in Section 11.01, the Trust Fund shall be terminated in accordance with the following additional requirements, unless the Trustee and the Securities Administrator have been supplied with an Opinion of Counsel, at the expense of the electing Person, to the effect that the failure to comply with the requirements of this
Section 11.03 will not (i) result in the imposition of taxes on "prohibited transactions" on either Trust REMIC as defined in Section 860F of the Code, or
(ii) cause either Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are Outstanding:

            (a) The Securities Administrator on behalf of the Trustee shall sell all of the assets of the Trust Fund to the person electing to terminate the Trust Fund, or its designee, and, by the next Distribution Date after such sale, shall distribute to the Certificateholders the proceeds of such sale in complete liquidation of each of the Trust REMICs; and

            (b) The Securities Administrator shall attach a statement to the final federal income tax return for each of the Trust REMICs stating that pursuant to Treasury Regulations Section 1.860F-1, the first day of the 90 day liquidation period for each such Trust REMIC was the date on which the Securities Administrator on behalf of the Trustee sold the assets of the Trust Fund to the electing Person.

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

            Section 12.01 Amendment. This Agreement may be amended from time to time by the Depositor, the Master Servicer, the Securities Administrator, the Custodians and the Trustee (and the Master Servicer may request an amendment or consent to any amendment of a Servicing Agreement as directed by the Depositor) without the consent of any of the Certificateholders (i) to cure any ambiguity or mistake, (ii) to correct any defective provision herein or in the applicable Servicing Agreement, or to supplement any provision in this Agreement which may be inconsistent with any other provision herein or in the applicable Servicing Agreement, (iii) to add to the duties of the Depositor, or the Trustee (or with respect to the applicable Servicing Agreement, of the applicable Servicer) the Master Servicer, the Securities Administrator or the Custodians, (iv) to add any other provisions with respect to matters or questions arising hereunder or under the applicable Servicing Agreement, or (v) to modify, alter, amend, add to or rescind any of the terms or provisions contained in this Agreement or in the applicable Servicing Agreement; provided that any action pursuant to clause (iv) or (v) above shall not, as evidenced by an Opinion of Counsel (which Opinion of Counsel shall be an expense of the requesting party, but in any case shall not be an expense of the Trustee, the Master Servicer, the Securities Administrator, the Custodians or the Trust Fund), adversely affect in any material respect the interests of any Certificateholder; provided, further, that the amendment shall not be deemed to adversely affect in any material respect the interests of the Certificateholders if the Person requesting the amendment obtains a letter from each Rating Agency stating that the amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates; it being understood and agreed that any such letter in and of itself will not represent a determination as to the materiality of any such amendment and will represent a determination only as to the credit issues affecting any such rating. The Trustee, the Depositor, the Custodians, the Securities Administrator and the Master Servicer also may at any time and from time to time amend this Agreement (and the Master Servicer shall request the Servicers amend the applicable Servicing Agreements), without the consent of the Certificateholders, to modify, eliminate or add to any of its provisions to such extent as shall be necessary or helpful to (i) maintain the qualification of each Trust REMIC under the REMIC Provisions, (ii) avoid or minimize the risk of the imposition of any tax on either Trust REMIC pursuant to the Code that would be a claim at any time prior to the final redemption of the Certificates or
(iii) comply with any other requirements of the Code; provided, that the Trustee and the Master Servicer have been provided an Opinion of Counsel, which opinion shall be an expense of the party requesting such opinion but in any case shall not be an expense of the Trustee or the Trust Fund, to the effect that such action is necessary or helpful to, as applicable, (i) maintain such qualification, (ii) avoid or minimize the risk of the imposition of such a tax or (iii) comply with any such requirements of the Code.

            This Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Custodians, the Securities Administrator and the Trustee (and the Master Servicer shall consent to any amendment to the applicable Servicing Agreement as directed by the Depositor) with the consent of the Holders of Certificates evidencing Percentage Interests aggregating not less than 66?% of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) adversely affect in any material respect the interests of the Holders of any Class of Certificates in a manner other than as described in clause (i), without the consent of the Holders of Certificates of such Class evidencing, as to such Class, Percentage Interests aggregating not less than 66?%, or (iii) reduce the aforesaid percentages of Certificates the Holders of which are required to consent to any such amendment, without the consent of the Holders of all such Certificates then Outstanding.

            Notwithstanding any contrary provision of this Agreement, the Trustee and the Master Servicer shall not consent to any amendment to this Agreement or any Servicing Agreement unless (i) each shall have first received an Opinion of Counsel, which opinion shall not be an expense of the Trustee, the Master Servicer or the Trust Fund, to the effect that such amendment will not cause the imposition of any tax on either Trust REMIC or the Certificateholders or cause either Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are Outstanding and (ii) the party seeking such amendment shall have provided written notice to the Rating Agencies (with a copy of such notice to the Trustee and the Master Servicer) of such amendment, stating the provisions of the Agreement to be amended.

            Notwithstanding the foregoing provisions of this Section 12.01, with respect to any amendment that significantly modifies the permitted activities of the Trustee or a Servicer under the applicable Servicing Agreement, any Certificate beneficially owned by the Depositor or any of its Affiliates or by the Responsible Party or any of its Affiliates shall be deemed not to be Outstanding (and shall not be considered when determining the percentage of Certificateholders consenting or when calculating the total number of Certificates entitled to consent) for purposes of determining if the requisite consents of Certificateholders under this Section 12.01 have been obtained.

            Promptly after the execution of any amendment to this Agreement or any Servicing Agreement requiring the consent of Certificateholders, the Trustee shall furnish written notification of the substance or a copy of such amendment to each Certificateholder and each Rating Agency.

            It shall not be necessary for the consent of Certificateholders under this Section 12.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

            Nothing in this Agreement shall require the Trustee, the Custodians, the Master Servicer or the Securities Administrator to enter into an amendment which modifies its obligations or liabilities without its consent and in all cases without receiving an Opinion of Counsel (which Opinion shall not be an expense of the Trustee, the Custodians, the Master Servicer, the Securities Administrator or the Trust Fund), satisfactory to the Trustee, the Master Servicer or the Securities Administrator, as applicable, that (i) such amendment is permitted and is not prohibited by this Agreement or the applicable Servicing Agreement and that all requirements for amending this Agreement or such Servicing Agreement have been complied with; and (ii) either (A) the amendment does not adversely affect in any material respect the interests of any Certificateholder or (B) the conclusion set forth in the immediately preceding clause (A) is not required to be reached pursuant to this Section 12.01.

            Notwithstanding the foregoing, no amendment to this Agreement shall be made without the prior written consent of the Class AF-3W Certificate Insurer until the later of (a) the date on which the Class Certificate Balance of the Class AF-3W Certificates is reduced to zero and (b) the date on which all amounts owing to the Class AF-3W Certificate Insurer under the Class AF-3W Certificate Insurance Policy and the Insurance Agreement have been paid in full.

            Notwithstanding the Trustee's consent to, or the Master Servicer's request for, any amendment of any Servicing Agreement pursuant to the terms of this Section 12.01, such Servicing Agreement cannot be amended without the consent of the applicable Servicer. Neither the Master Servicer nor the Trustee shall be responsible for any failure by such Servicer to consent to any amendment to the applicable Servicing Agreement.

            Section 12.02 Recordation of Agreement; Counterparts. This Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation shall be effected by the Depositor at the expense of the Trust, but only if an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders is delivered to the Depositor.

            For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

            Section 12.03 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO AND THE CERTIFICATEHOLDERS SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

            Section 12.04 Intention of Parties. It is the express intent of the parties hereto that the conveyance (i) of the Mortgage Loans by the Depositor and (ii) of the Trust Fund by the Depositor to the Trustee each be, and be construed as, an absolute sale thereof. It is, further, not the intention of the parties that such conveyances be deemed a pledge thereof. However, in the event that, notwithstanding the intent of the parties, either of such assets are held to be the property of the Depositor, or if for any other reason this Agreement is held or deemed to create a security interest in either of such assets, then
(i) this Agreement shall be deemed to be a security agreement within the meaning of the Uniform Commercial Code of the State of New York and (ii) the conveyances provided for in this Agreement shall be deemed to be an assignment and a grant by the Depositor to the Trustee, for the benefit of the Certificateholders, of a security interest in all of the assets transferred, whether now owned or hereafter acquired.

            The Depositor, for the benefit of the Certificateholders, shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Trust Fund, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Agreement. The Depositor shall arrange for filing any Uniform Commercial Code continuation statements in connection with any security interest granted or assigned to the Trustee for the benefit of the Certificateholders.

            Section 12.05 Notices. (a) The Securities Administrator shall use its best efforts to promptly provide notice to each Rating Agency with respect to each of the following of which it has actual knowledge:

            (i) Any material change or amendment to this Agreement;

            (ii) The occurrence of any Event of Default that has not been cured;

            (iii) The resignation or termination of a Servicer, Master Servicer, Securities Administrator or the Trustee and the appointment of any successor;

            (iv) The repurchase or substitution of Mortgage Loans pursuant to this Agreement or the Sale Agreements; and

            (v) The final payment to Certificateholders.

            (b) In addition, the Securities Administrator shall promptly make available on its internet website to each Rating Agency copies of the following:

            (i) Each report to Certificateholders described in Section 4.02.

            (ii) The Servicer's annual statement of compliance and the accountant's report described in the Servicing Agreements; and

            (iii) Any notice of a purchase of a Mortgage Loan pursuant to this Agreement and any Sale Agreement.

            (c) All directions, demands and notices hereunder shall be in writing and shall be deemed to have been duly given when delivered to (a) in the case of the Depositor or GS Mortgage Securities Corp. or Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, Attention: Principal Finance Group/Christopher M. Gething and Asset Management Group/Senior Asset Manager, or such other address as may be hereafter furnished to the Securities Administrator by the Depositor in writing; (b) in the case of Wells Fargo as Servicer and Responsible Party, 1 Home Campus, Des Moines, Iowa 50328-0001, or such other address as may be hereafter furnished to the Depositor and the Securities Administrator by Wells Fargo in writing; (c) in the case of M&T Mortgage, One Fountain Plaza, Buffalo, New York 14203, or such other address as may be hereafter furnished to the Depositor and the Securities Administrator by M&T Mortgage in writing; (d) in the case of Countrywide Servicing, 7105 Corporate Drive, Plano, Texas 75024, or such other address as may be hereafter furnished to the Depositor and the Securities Administrator by Countrywide Servicing in writing; (e) in the case of FNBN, 17600 North Perimeter Drive, Scottsdale, Arizona 85255, or such other address as may be hereafter furnished to the Depositor and the Securities Administrator by FNBN in writing; (f) in the case of the Goldman Conduit, Goldman Sachs Mortgage Company, 85 Broad Street, New York, New York 10004; (g) in the case of the Trustee or the Securities Administrator to its Corporate Trust Office, or such other address as the Trustee or the Securities Administrator may hereafter furnish to the Depositor;
(h) in the case of the Master Servicer, Wells Fargo Bank, N.A., P.O. Box 98, Columbia, Maryland 21046, Attention: GSAA 2005-12, or such other address as may be hereafter furnished to the Depositor and the Securities Administrator by the Master Servicer in writing; (i) in the case of Wells Fargo as Servicer and Responsible Party, 1015 10th Avenue Southeast, Minneapolis, Minnesota 55414, or such other address as may be hereafter furnished to the Depositor and the Securities Administrator by Wells Fargo in writing; (j) in the case of Deutsche Bank National Trust Company, 1761 East St. Andrew Place, Santa Ana, California 92705, Attention: Mortgage Custody - GS05RC; (k) in the case of J.P. Morgan Trust Company, National Association, 2220 Chemsearch Blvd., Suite 150, Irving, Texas 75062; (l) in the case of each of the Rating Agencies, the address specified therefor in the definition corresponding to the name of such Rating Agency; and (m) in the case of the Class AF-3W Certificate Insurer, to Financial Security Assurance Inc., 31 West 52nd Street, New York, New York 10019. Notices to Certificateholders shall be deemed given when mailed, first class postage prepaid, to their respective addresses appearing in the Certificate Register.

            Section 12.06 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

            Section 12.07 Limitation on Rights of Certificateholders. The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust created hereby, nor entitle such Certificateholder's legal representative or heirs to claim an accounting or to take any action or commence any proceeding in any court for a petition or winding up of the Trust created hereby, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

            No Certificateholder shall have any right to vote (except as provided herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth or contained in the terms of the Certificates be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

            No Certificateholder shall have any right by virtue or by availing itself of any provisions of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless such Holder previously shall have given to the Trustee a written notice of an Event of Default and of the continuance thereof, as herein provided, and unless the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates shall also have made written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity shall have neglected or refused to institute any such action, suit or proceeding; it being understood and intended, and being expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatever by virtue or by availing itself or themselves of any provisions of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of the Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Agreement, except in the manner herein provided and for the common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 12.07, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

            Section 12.08 Certificates Nonassessable and Fully Paid. It is the intention of the Depositor that Certificateholders shall not be personally liable for obligations of the Trust Fund, that the interests in the Trust Fund represented by the Certificates shall be nonassessable for any reason whatsoever, and that the Certificates, upon due authentication thereof by the Trustee pursuant to this Agreement, are and shall be deemed fully paid.

            Section 12.09 Third Party Beneficiary. The parties agree that the Class AF-3W Certificate Insurer is intended and shall have all rights of a third-party beneficiary of this Agreement to the same extent as if it were a party to this Agreement.

            Section 12.10 Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

                                      * * *

            IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                       GS MORTGAGE SECURITIES CORP.

                                       By:   /s/ Michelle Gill
                                          --------------------------------------
                                          Name:  Michelle Gill
                                          Title: Vice President

                                       HSBC BANK USA, NATIONAL ASSOCIATION,
                                          solely as Trustee and not in its
                                          individual capacity

                                       By:   /s/ Elena Zheng
                                          --------------------------------------
                                          Name:  Elena Zheng
                                          Title: Assistant Vice President

                                       WELLS FARGO BANK, N.A., as Master
                                          Servicer, Securities Administrator
                                          and a Custodian

                                       By:   /s/ Sandra Whalen
                                          --------------------------------------
                                          Name:  Sandra Whalen
                                          Title: Vice President

                                       DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                          as a Custodian

                                       By:   /s/ Andrew Hays
                                          --------------------------------------
                                          Name:  Andrew Hays
                                          Title: Associate

                                       By:   /s/ Christopher Corcoran
                                          --------------------------------------
                                          Name:  Christopher Corcoran
                                          Title: Vice President

                                       J.P. MORGAN TRUST COMPANY, NATIONAL
                                          ASSOCIATION, as a Custodian

                                       By:   /s/ Barbara G. Robinson
                                          --------------------------------------
                                          Name:  Barbara G. Robinson
                                          Title: Asst. Vice President

                                   SCHEDULE I

                             Mortgage Loan Schedule

    [Available from the Trustee or the Securities Administrator upon Request]

                                    EXHIBIT A

   FORM OF CLASS AV-1, CLASS AF-2, CLASS AF-3, CLASS AF-3W, CLASS AF-4, CLASS
    AF-5, CLASS AF-6, CLASS M-1, CLASS M-2, CLASS M-3, CLASS M-4, CLASS M-5,
         CLASS M-6, CLASS B-1, CLASS B-2, B-3 AND CLASS B-4 CERTIFICATES

[To be added to the Class B-4 Certificates while they remain Private
Certificates: IF THIS CERTIFICATE IS A PHYSICAL CERTIFICATE, NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO THE SECURITIES ADMINISTRATOR A TRANSFEROR CERTIFICATE (THE "TRANSFEROR CERTIFICATE") IN THE FORM OF EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE SECURITIES ADMINISTRATOR RECEIVES A RULE 144A LETTER (THE "RULE 144A LETTER") IN THE FORM OF EXHIBIT J TO THE AGREEMENT REFERRED TO HEREIN OR (II) THE SECURITIES ADMINISTRATOR RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT-REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.]

IF THIS CERTIFICATE IS A BOOK-ENTRY CERTIFICATE, THE PROPOSED TRANSFEROR WILL BE DEEMED TO HAVE MADE EACH OF THE CERTIFICATIONS SET FORTH IN THE TRANSFEROR LETTER AND THE PROPOSED TRANSFEREE WILL BE DEEMED TO HAVE MADE EACH OF THE CERTIFICATIONS SET FORTH IN THE RULE 144A LETTER, IN EACH CASE AS IF SUCH CERTIFICATE WERE EVIDENCED BY A PHYSICAL CERTIFICATE.

[To be added to the Class B-4 Certificates while they remain non-investment grade Certificates: NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE SECURITIES ADMINISTRATOR EITHER A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE, OR A PLAN SUBJECT TO APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN, OR, IF THE TRANSFEREE IS AN INSURANCE COMPANY, A REPRESENTATION LETTER THAT IT IS USING THE ASSETS OF ITS GENERAL ACCOUNT AND THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE SATISFY THE REQUIREMENTS FOR EXEMPTIVE RELIEF UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, OR AN OPINION OF COUNSEL SATISFACTORY TO THE TRUSTEE, THE SECURITIES ADMINISTRATOR AND THE DEPOSITOR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF ERISA,
SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE DEPOSITOR, THE TRUSTEE, THE MASTER SERVICER, THE SERVICERS OR THE SECURITIES ADMINISTRATOR TO ANY OBLIGATION IN ADDITION TO THOSE EXPRESSLY UNDERTAKEN IN THIS AGREEMENT OR TO ANY LIABILITY. NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY HEREIN, ANY PURPORTED TRANSFER OF THIS CERTIFICATE TO OR ON BEHALF OF AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW WITHOUT THE REPRESENTATION LETTER OR OPINION OF COUNSEL SATISFACTORY TO THE SECURITIES ADMINISTRATOR, TRUSTEE AND DEPOSITOR AS DESCRIBED ABOVE SHALL BE VOID AND OF NO EFFECT.]

IN THE EVENT THAT A TRANSFER OF A PRIVATE CERTIFICATE WHICH IS A BOOK-ENTRY CERTIFICATE IS TO BE MADE IN RELIANCE UPON AN EXEMPTION FROM THE SECURITIES ACT AND SUCH LAWS, IN ORDER TO ASSURE COMPLIANCE WITH THE SECURITIES ACT AND SUCH LAWS, THE CERTIFICATEHOLDER DESIRING TO EFFECT SUCH TRANSFER WILL BE DEEMED TO HAVE MADE AS OF THE TRANSFER DATE EACH OF THE CERTIFICATIONS SET FORTH IN THE TRANSFEROR CERTIFICATE IN RESPECT OF SUCH CERTIFICATE AND THE TRANSFEREE WILL BE DEEMED TO HAVE MADE AS OF THE TRANSFER DATE EACH OF THE CERTIFICATIONS SET FORTH IN THE RULE 144A LETTER IN RESPECT OF SUCH CERTIFICATE, IN EACH CASE AS IF SUCH CERTIFICATE WERE EVIDENCED BY A PHYSICAL CERTIFICATE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS AN INTEREST IN A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), AND CERTAIN OTHER ASSETS.

[To be added to the Class B-4 Certificates while they remain Private
Certificates: THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). ANY RESALE OR TRANSFER OF THIS CERTIFICATE WITHOUT REGISTRATION THEREOF UNDER THE ACT MAY ONLY BE MADE IN A TRANSACTION EXEMPTED FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT REFERRED TO HEREIN.]



Certificate No.                            :
Cut-off Date                               :  October 1, 2005
First Distribution Date                    :  November 25, 2005
Initial Certificate Balance of
this Certificate
("Denomination")                           :
Initial Certificate Balances of
all Certificates of this Class             :  [AV-1] [$253,054,000]
                                              [AF-2] [$21,174,000] [AF-3]
                                              [$18,492,000] [AF-3W]
                                              [$75,000,000] [AF-4] [$64,211,000]
                                              [AF-5] [$42,067,000] [AF-6]
                                              [$52,666,000] [M-1] [$7,105,000]
                                              [M-2] [$7,105,000] [M-3]
                                              [$3,979,000] [M-4] [$3,694,000]
                                              [M-5] [$3,694,000] [M-6]
                                              [$2,842,000] [B-1] [$2,558,000]
                                              [B-2] [$1,989,000] [B-3]
                                              [$2,842,000] [B-4] [$3,126,000]

CUSIP                                      :  [AV-1] [362341 SP 5]
                                              [AF-2] [362341 SQ 3]
                                              [AF-3] [362341 SR 1]
                                              [AF-3W] [362341 TK 5]
                                              [AF-4] [362341 SS 9]
                                              [AF-5] [362341 ST 7]
                                              [AF-6] [362341 SU 4]
                                              [M-1] [362341 SV 2]
                                              [M-2] [362341 SW 0]
                                              [M-3] [362341 SX 8]
                                              [M-4] [362341 SY 6]
                                              [M-5] [362341 SZ 3]
                                              [M-6] [362341 TA 7]
                                              [B-1] [362341 TB 5]
                                              [B-2] [362341 TC 3]
                                              [B-3] [362341 TD 1]
                                              [B-4] [362341 TJ 8]

ISIN                                       :  [AV-1] [US362341SP52]
                                              [AF-2] [US362341SQ36]
                                              [AF-3] [US362341SR19]
                                              [AF-3W][US362341TK56]
                                              [AF-4] [US362341SS91]
                                              [AF-5] [US362341ST74]
                                              [AF-6][US362341SU48]
                                              [M-1] [US362341SV21]
                                              [M-2] [US362341SW04]
                                              [M-3] [US362341SX86]
                                              [M-4] [US362341SY69]
                                              [M-5] [US362341SZ35]
                                              [M-6] [US362341TA74]
                                              [B-1] [US362341TB57]
                                              [B-2] [US362341TC31]
                                              [B-3] [US362341TD14]
                                              [B-4] [US362341TJ83]

                         GS MORTGAGE SECURITIES CORP.

                         GSAA Home Equity Trust 2005-12
                    Asset-Backed Certificates, Series 2005-12
       [Class AV-1][Class AF-2][Class AF-3][Class AF-3W][Class AF-4][Class
                                AF-5][Class AF-6]
       [Class M-1][Class M-2][Class M-3][Class M-4][Class M-5][Class M-6]
                  [Class B-1][Class B-2][Class B-3][Class B-4]

evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Balance at any time may be less than the Certificate Balance as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Master Servicer, the Securities Administrator or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that CEDE & CO. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Master Servicing and Trust Agreement dated as of the Cut-off Date specified above (the "Agreement") among GS Mortgage Securities Corp., as depositor (the "Depositor"), HSBC Bank USA, National Association, as trustee (the "Trustee"), Wells Fargo Bank, N.A., as Master Servicer (in such capacity, the "Master Servicer"), Securities Administrator (in such capacity, the "Securities Administrator") and a custodian, Deutsche Bank National Trust Company, as a custodian and J.P. Morgan Trust Company, National Association, as a custodian. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Securities Administrator.

                                      * * *

            IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated:

                                       WELLS FARGO BANK, N.A.,
                                          not in its individual capacity, but
                                          solely as
                                          Securities Administrator

                                       By:

Authenticated:

By:
   Authorized Signatory of
   WELLS FARGO BANK, N.A.,
   not in its individual capacity,
   but solely as Securities Administrator

                          GS MORTGAGE SECURITIES CORP.
                         GSAA Home Equity Trust 2005-12
                            Asset-Backed Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as GSAA Home Equity Trust 2005-12 Asset-Backed Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee and the other parties to the Agreement.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date for each Distribution Date is the last Business Day of the applicable Interest Accrual Period for the related Distribution Date; provided, however, that for any Definitive Certificates, the Record Date shall be the last Business Day of the month immediately preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Securities Administrator in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office designated by the Securities Administrator for such purposes, or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Trustee and the other parties to the Agreement with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Securities Administrator upon surrender of this Certificate for registration of transfer at the office designated by the Securities Administrator for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Trustee, the Depositor and the Securities Administrator and any agent of the Trustee, the Depositor or the Securities Administrator may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Trustee, the Securities Administrator, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Pool Principal Balance, the Person specified in Section 11.01 of the Agreement will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section
11.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
                ----------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Securities Administrator to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

-------------------------------------------------------------------------------.

Dated:

                                        --------------------------------------
                                        Signature by or on behalf of assignor

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ______________________________________________,
_____________________________________________________________________________,
for the account of __________________________________________________________,
account number ______, or, if mailed by check, to ___________________________.
Applicable statements should be mailed to ___________________________________,
_____________________________________________________________________________.

            This information is provided by _________________________________, the assignee named above, or ________________________________________________, as its agent.

                                    EXHIBIT B

                           FORM OF CLASS P CERTIFICATE

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO THE SECURITIES ADMINISTRATOR A TRANSFEROR CERTIFICATE IN THE FORM OF EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE SECURITIES ADMINISTRATOR RECEIVES A RULE 144A LETTER IN THE FORM OF EXHIBIT J TO THE AGREEMENT REFERRED TO HEREIN OR (II) THE TRUSTEE RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE SECURITIES ADMINISTRATOR A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE, OR A PLAN SUBJECT TO APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN. NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY HEREIN, ANY PURPORTED TRANSFER OF THIS CERTIFICATE TO OR ON BEHALF OF AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW WITHOUT THE REPRESENTATION LETTER SATISFACTORY TO THE SECURITIES ADMINISTRATOR AS DESCRIBED ABOVE SHALL BE VOID AND OF NO EFFECT.

Certificate No.                          :       1

Cut-off Date                             :       October 1, 2005

First Distribution Date                  :       November 25, 2005

Percentage Interest of this Certificate

("Denomination")                         :       [_____]%

CUSIP                                    :       362341 TH 2

ISIN                                     :       US362341TH28

                          GS MORTGAGE SECURITIES CORP.
                         GSAA Home Equity Trust 2005-12
                    Asset-Backed Certificates, Series 2005-12
                                     Class P

evidencing a percentage interest in the distributions allocable to the Certificates of the above referenced Class.

            Distributions in respect of this Certificate are distributable monthly as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Master Servicer, the Securities Administrator or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that [_______________________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Master Servicing and Trust Agreement dated as of the Cut-off Date specified above (the "Agreement") among GS Mortgage Securities Corp., as depositor (the "Depositor"), HSBC Bank USA, National Association, as trustee (the "Trustee"), Wells Fargo Bank, N.A., as Master Servicer (in such capacity, the "Master Servicer"), Securities Administrator (in such capacity, the "Securities Administrator") and a custodian, Deutsche Bank National Trust Company, as a custodian and J.P. Morgan Trust Company, National Association, as a custodian. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            This Certificate does not have a Pass-Through Rate and will be entitled to distributions only to the extent set forth in the Agreement. In addition, any distribution of the proceeds of any remaining assets of the Trust will be made only upon presentment and surrender of this Certificate at the office designated by the Securities Administrator for such purposes or the office or agency maintained by the Securities Administrator.

            No transfer of a Certificate of this Class shall be made unless such disposition is exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and any applicable state securities laws or is made in accordance with the 1933 Act and such laws. In the event of any such transfer, the Securities Administrator shall require the transferor to execute a transferor certificate (in substantially the form attached to the Agreement) and deliver either (i) a Rule 144A Letter, in either case substantially in the form attached to the Agreement, or (ii) a written Opinion of Counsel to the Securities Administrator that such transfer may be made pursuant to an exemption, describing the applicable exemption and the basis therefor, from the 1933 Act or is being made pursuant to the 1933 Act, which Opinion of Counsel shall be an expense of the transferor. No transfer of a Certificate of this Class shall be made unless the Securities Administrator shall have received a representation letter from the transferee of such Certificate, acceptable to and in form and substance satisfactory to the Securities Administrator, to the effect that such transferee is not an employee benefit plan subject to Section 406 of ERISA or Section 4975 of the Code or any materially similar provisions of applicable federal, state or local law ("Similar Law") or a person acting on behalf of or investing plan assets of any such plan, which representation letter shall not be an expense of the Securities Administrator.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Securities Administrator.

                                      * * *

            IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated:

                                       WELLS FARGO BANK, N.A.,
                                          not in its individual capacity,
                                          but solely as Securities
                                          Administrator


                                       By:


Authenticated:

By:

   Authorized Signatory of
   WELLS FARGO BANK, N.A.,
   not in its individual capacity,
   but solely as Securities Administrator

                          GS MORTGAGE SECURITIES CORP.
                         GSAA Home Equity Trust 2005-12
                            Asset-Backed Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as GSAA Home Equity Trust 2005-12 Asset-Backed Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee and the other parties to the Agreement.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date for each Distribution Date is the last Business Day of the month immediately preceding the month in which such Distribution Date occurs.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Securities Administrator in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office designated by the Securities Administrator for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Trustee and the other parties to the Agreement with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Securities Administrator upon surrender of this Certificate for registration of transfer at the office designated by the Securities Administrator for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Trustee, the Depositor and the Securities Administrator and any agent of the Trustee, the Depositor or the Securities Administrator may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Trustee, the Depositor, the Securities Administrator, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Principal Balance, the Person specified in Section 11.01 of the Agreement will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section
11.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
                ----------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Securities Administrator to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:


                                         ---------------------------------------
                                         Signature by or on behalf of assignor

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ______________________________________________,
_____________________________________________________________________________,
for the account of __________________________________________________________,
account number ______, or, if mailed by check, to ___________________________.
Applicable statements should be mailed to ___________________________________,
_____________________________________________________________________________.

            This information is provided by _________________________________, the assignee named above, or ________________________________________________, as its agent.

                                    EXHIBIT C



                           FORM OF REQUEST FOR RELEASE
                  (for Wells Fargo Bank, N.A., as a custodian)



            In connection with the administration of the Mortgage Loans held by you as a custodian, we request the release, and acknowledge receipt, of the (Custodial File/[specify documents]) for the Mortgage Loan described below, for the reason indicated.

Mortgagor's Name, Address & Zip Code:

Mortgage Loan Number:

Send Custodial File to:

Reason for Requesting Documents (check one)

_______     1.    Mortgage   Loan  Paid  in  Full.   (The   requestor   hereby
                  certifies that all amounts received in connection therewith have been credited to the Collection Account pursuant to the Trust Agreement.)

_______ 2. Mortgage Loan Repurchased Pursuant to any or all of the Trust Agreement, the applicable Servicing Agreements or the Assignment Agreements. (The requestor hereby certifies that the Repurchase Price (as defined in the applicable agreement) has been credited to the Collection Account pursuant to the Trust Agreement.)

_______           3. Mortgage Loan Liquidated by _________________. (The
                  requestor hereby certifies that all proceeds of foreclosure, insurance, condemnation or other liquidation have been finally received and credited to the Collection Account pursuant to the Trust Agreement.)

_______     4.    Mortgage Loan in Foreclosure.

_______     5.    Other (explain).

            If box 1, 2 or 3 above is checked, and if all or part of the Custodial File was previously released to us, please release to us our previous request and receipt on file with you, as well as any additional documents in your possession relating to the specified Mortgage Loan.

            Capitalized terms not defined herein shall have the meanings set forth in the Master Servicing and Trust Agreement, dated as of October 1, 2005 (the "Trust Agreement"), among GS Mortgage Securities Corp., as depositor, HSBC Bank USA, National Association, as trustee, Deutsche Bank National Trust Company, as a custodian, J.P. Morgan Trust Company, National Association, as a custodian and Wells Fargo Bank, N.A., as master servicer, securities administrator and as a custodian.

            I, the undersigned, hereby certify that the above statements are true and correct and set my name hereof on this __ day of ___________, 200_.



                                    [REQUESTOR]


                                    By:
                                       ------------------------------------
                                       Name:
                                       Title:

            If box 4 or 5 above is checked, upon our return of all of the above documents to you as the custodian, please acknowledge your receipt by signing in the space indicated below, and returning this form, if requested.



WELLS FARGO BANK, N.A.,
as a Custodian



By:
   -----------------------------------
   Name:
   Title

                                  EXHIBIT D

                 FORM OF CLASS R-1 AND CLASS R-2 CERTIFICATES

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEREE DELIVERS TO THE SECURITIES ADMINISTRATOR A TRANSFER AFFIDAVIT IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT REFERRED TO HEREIN.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE SECURITIES ADMINISTRATOR A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN. IN THE EVENT THAT SUCH REPRESENTATION IS VIOLATED, OR ANY ATTEMPT IS MADE TO TRANSFER TO A PLAN OR ARRANGEMENT SUBJECT TO SECTION 406 OF ERISA, A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO SIMILAR LAW, OR A PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR ARRANGEMENT OR USING THE ASSETS OF ANY SUCH PLAN OR ARRANGEMENT, SUCH ATTEMPTED TRANSFER OR ACQUISITION SHALL BE VOID AND OF NO EFFECT.

Certificate No.                          :      [R-1][R-2]

Cut-off Date                             :      October 1, 2005

First Distribution Date                  :      November 25, 2005

Initial Certificate Balance
of this Certificate
("Denomination")                         :      $100

Initial Certificate Balance
of all Certificates of this
Class:                                   :      $100

                                                [R-1] [362341 TE 9]
CUSIP                                    :      [R-2] [362341 TF 6]

                                                [R-1] [US362341TE96]
ISIN                                     :      [R-2] [US362341TF61]

                         GS MORTGAGE SECURITIES CORP.

                         GSAA Home Equity Trust 2005-12
                    Asset-Backed Certificates, Series 2005-12

                                Class [R-1] [R-2]

evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Balance at any time may be less than the Certificate Balance as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Master Servicer, the Securities Administrator or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that [____________] is the registered owner of the Percentage Interest specified above of any monthly distributions due to the Class [R-1][R-2] Certificates pursuant to a Master Servicing and Trust Agreement dated as of the Cut-off Date specified above (the "Agreement") among GS Mortgage Securities Corp., as depositor (the "Depositor"), HSBC Bank USA, National Association, as trustee (the "Trustee"), Wells Fargo Bank, N.A., as Master Servicer (in such capacity, the "Master Servicer"), Securities Administrator (in such capacity, the "Securities Administrator") and a custodian, Deutsche Bank National Trust Company, as a custodian and J.P. Morgan Trust Company, National Association, as a custodian. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            Any distribution of the proceeds of any remaining assets of the Trust Fund will be made only upon presentment and surrender of this Class [R-1][R-2] Certificate at the office designated by the Securities Administrator for such purposes.

            No transfer of a Class [R-1][R-2] Certificate shall be made unless the Securities Administrator shall have received a representation letter from the transferee of such Certificate, acceptable to and in form and substance satisfactory to the Securities Administrator, to the effect that such transferee is not an employee benefit plan or arrangement subject to Section 406 of ERISA, a plan or arrangement subject to Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement or using the assets of any such plan or arrangement to effect such transfer, which representation letter shall not be an expense of the Securities Administrator or the Trust Fund. In the event that such representation is violated, or any attempt is made to transfer to a plan or arrangement subject to Section 406 of ERISA or a plan subject to Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement or using the assets of any such plan or arrangement, such attempted transfer or acquisition shall be void and of no effect.

            Each Holder of this Class [R-1][R-2] Certificate shall be deemed by the acceptance or acquisition an Ownership Interest in this Class [R-1][R-2] Certificate to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in this Class [R-1][R-2] Certificate are expressly subject to the following provisions: (i) each Person holding or acquiring any Ownership Interest in this Class [R-1][R-2] Certificate shall be a Permitted Transferee and shall promptly notify the Securities Administrator of any change or impending change in its status as a Permitted Transferee, (ii) no Ownership Interest in this Class [R-1][R-2] Certificate may be registered on the Closing Date or thereafter transferred, and the Securities Administrator shall not register the Transfer of this Certificate unless, in addition to the certificates required to be delivered to the Securities Administrator under Section 5.02(b) of the Agreement, the Securities Administrator shall have been furnished with a Transfer Affidavit of the initial owner or the proposed transferee in the form attached as Exhibit H to the Agreement, (iii) each Person holding or acquiring any Ownership Interest in this Class [R-1][R-2] Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest this Class [R-1][R-2] Certificate, (B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of this Class [R-1][R-2] Certificate, (C) not to cause income with respect to the Class [R-1][R-2] Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such Person or any other U.S. Person and (D) not to Transfer the Ownership Interest in this Class [R-1][R-2] Certificate or to cause the Transfer of the Ownership Interest in this Class [R-1][R-2] Certificate to any other Person if it has actual knowledge that such Person is not a Permitted Transferee and (iv) any attempted or purported Transfer of the Ownership Interest in this Class [R-1][R-2] Certificate in violation of the provisions herein shall be absolutely null and void and shall vest no rights in the purported Transferee.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Securities Administrator.

            IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated:

                                       WELLS FARGO BANK, N.A.,
                                          not in its individual capacity,
                                          but solely as Securities
                                          Administrator

                                       By:

Authenticated:



By:
   Authorized Signatory of
   WELLS FARGO BANK, N.A.,
   not in its individual capacity,

   but solely as Securities Administrator

                          GS MORTGAGE SECURITIES CORP.
                         GSAA Home Equity Trust 2005-12
                            Asset-Backed Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as GSAA Home Equity Trust 2005-12 Asset-Backed Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee and the other parties to the Agreement.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date for each Distribution Date is the last Business Day of the monthly immediately preceding the month in which such Distribution Date occurs.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Securities Administrator in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office designated by the Securities Administrator for such purposes, or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Trustee and the other parties to the Agreement with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Securities Administrator upon surrender of this Certificate for registration of transfer at the office designated by the Securities Administrator for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Trustee, the Depositor, the Securities Administrator and any agent of the Trustee, the Depositor or the Securities Administrator may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Trustee or Securities Administrator, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Pool Principal Balance, the Person specified in Section 11.01 of the Agreement will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section
11.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
                ----------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Securities Administrator to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:


Dated:

                                           ------------------------------------
                                           Signature by or on behalf of
                                           assignor

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ______________________________________________,
_____________________________________________________________________________,
for the account of __________________________________________________________,
account number ______, or, if mailed by check, to ___________________________.
Applicable statements should be mailed to ___________________________________,
_____________________________________________________________________________.

            This information is provided by _________________________________, the assignee named above, or ________________________________________________, as its agent.

                                  EXHIBIT E

                         FORM OF CLASS X CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") AND CERTAIN OTHER ASSETS

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO THE SECURITIES ADMINISTRATOR A TRANSFEROR CERTIFICATE IN THE FORM OF EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE SECURITIES ADMINISTRATOR RECEIVES A RULE 144A LETTER IN THE FORM OF EXHIBIT J TO THE AGREEMENT REFERRED TO HEREIN OR (II) THE SECURITIES ADMINISTRATOR RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT-REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE SECURITIES ADMINISTRATOR EITHER A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE, OR A PLAN SUBJECT TO APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN, OR IF THE TRANSFEREE IS AN INSURANCE COMPANY AND THE CERTIFICATE HAS BEEN THE SUBJECT OF AN ERISA-QUALIFYING UNDERWRITING, A REPRESENTATION LETTER THAT IT IS USING THE ASSETS OF ITS GENERAL ACCOUNT AND THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE SATISFY THE REQUIREMENTS FOR EXEMPTIVE RELIEF UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, OR AN OPINION OF COUNSEL SATISFACTORY TO THE TRUSTEE, THE SECURITIES ADMINISTRATOR AND THE DEPOSITOR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF ERISA,
SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE MASTER SERVICER, THE DEPOSITOR OR THE SECURITIES ADMINISTRATOR TO ANY OBLIGATION IN ADDITION TO THOSE EXPRESSLY UNDERTAKEN IN THIS AGREEMENT OR TO ANY LIABILITY. NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY HEREIN, ANY PURPORTED TRANSFER OF THIS CERTIFICATE TO OR ON BEHALF OF AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW WITHOUT THE REPRESENTATION LETTER OR OPINION OF COUNSEL SATISFACTORY TO THE SECURITIES ADMINISTRATOR AS DESCRIBED ABOVE SHALL BE VOID AND OF NO EFFECT.

Certificate No.                        :    X-1

Cut-off Date                           :    October 1, 2005

First Distribution Date                :    November 25, 2005

Percentage Interest of this
Certificate ("Denomination")           :    100%

CUSIP                                  :    362341 TG 4

ISIN                                   :    US362341TG45

                          GS MORTGAGE SECURITIES CORP.

                         GSAA Home Equity Trust 2005-12
                    Asset-Backed Certificates, Series 2005-12

                                     Class X

            evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Distributions in respect of this Certificate are distributable monthly as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor the Master Servicer, to Securities Administrator or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that [_______________________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the Denomination of this Certificate by the aggregate of the Denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Master Servicing and Trust Agreement dated as of the Cut-off Date specified above (the "Agreement") among GS Mortgage Securities Corp., as depositor (the "Depositor"), HSBC Bank USA, National Association, as trustee (the "Trustee"), Wells Fargo Bank, N.A., as Master Servicer (in such capacity, the "Master Servicer"), Securities Administrator (in such capacity, the "Securities Administrator") and a custodian, Deutsche Bank National Trust Company, as a custodian and J.P. Morgan Trust Company, National Association, as a custodian. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            This Certificate does not have a Pass-Through Rate and will be entitled to distributions only to the extent set forth in the Agreement. In addition, any distribution of the proceeds of any remaining assets of the Trust will be made only upon presentment and surrender of this Certificate at the office designated by the Securities Administrator for such purposes or the office or agency maintained by the Securities Administrator.

            No transfer of a Certificate of this Class shall be made unless such disposition is exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and any applicable state securities laws or is made in accordance with the 1933 Act and such laws. In the event of any such transfer, the Securities Administrator shall require the transferor to execute a transferor certificate (in substantially the form attached to the Agreement) and deliver either (i) a Rule 144A Letter, in either case substantially in the form attached to the Agreement, or (ii) a written Opinion of Counsel to the Securities Administrator that such transfer may be made pursuant to an exemption, describing the applicable exemption and the basis therefor, from the 1933 Act or is being made pursuant to the 1933 Act, which Opinion of Counsel shall be an expense of the transferor. No transfer of a Certificate of this Class shall be made unless the Securities Administrator shall have received either (i) a representation letter from the transferee of such Certificate, acceptable to and in form and substance satisfactory to the Securities Administrator, to the effect that such transferee is not an employee benefit plan subject to Section 406 of ERISA or Section 4975 of the Code or any materially similar provisions of applicable federal, state or local law ("Similar Law") or a person acting on behalf of or investing plan assets of any such plan, which representation letter shall not be an expense of the Securities Administrator, or (ii) if the transferee is an insurance company and the certificate has been the subject of an ERISA-Qualifying Underwriting, a representation letter that it is purchasing such Certificates with the assets of its general account and that the purchase and holding of such Certificates satisfy the requirements for exemptive relief under Sections I and III of PTCE 95-60, or (iii) in the case of a Certificate presented for registration in the name of an employee benefit plan subject to ERISA, or a plan or arrangement subject to Section 4975 of the Code (or comparable provisions of any subsequent enactments) or a plan subject to Similar Law, or a trustee of any such plan or any other person acting on behalf of any such plan or arrangement or using such plan's or arrangement's assets, an Opinion of Counsel satisfactory to the Securities Administrator, which Opinion of Counsel shall not be an expense of the Securities Administrator, the Depositor, the Trustee or the Trust Fund, addressed to the Securities Administrator, the Trustee and the Depositor to the effect that the purchase and holding of such Certificate will not constitute or result in a non-exempt prohibited transaction within the meaning of ERISA,
Section 4975 of the Code or any Similar Law and will not subject the Trustee to any obligation in addition to those expressly undertaken in this Agreement or to any liability.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Securities Administrator.

                                      * * *

            IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated:

                                       WELLS FARGO BANK, N.A.,
                                          not in its individual capacity,
                                          but solely as Securities
                                          Administrator

                                       By:

Authenticated:



By:
   Authorized Signatory of
   WELLS FARGO BANK, N.A.,
   not in its individual capacity,
   but solely as Securities Administrator

                          GS MORTGAGE SECURITIES CORP.
                         GSAA Home Equity Trust 2005-12
                            Asset-Backed Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as GSAA Home Equity Trust 2005-12 Asset-Backed Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee and the other parties to the Agreement.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date for each Distribution Date is the last Business Day of the month immediately preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Securities Administrator in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office designated by the Securities Administrator for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Trustee and the other parties to the Agreement with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Securities Administrator upon surrender of this Certificate for registration of transfer at the office designated by the Securities Administrator for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Trustee, the Depositor and the Securities Administrator and any agent of the Trustee, the Depositor or the Securities Administrator may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Trustee, the Depositor, the Securities Administrator, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Principal Balance, the Person specified in Section 11.01 of the Agreement will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section
11.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
                ----------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Securities Administrator to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:


Dated:

                                           ------------------------------------
                                           Signature by or on behalf of
                                           assignor

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ______________________________________________,
_____________________________________________________________________________,
for the account of __________________________________________________________,
account number ______, or, if mailed by check, to ___________________________.
Applicable statements should be mailed to ___________________________________,
_____________________________________________________________________________.

            This information is provided by _________________________________, the assignee named above, or ________________________________________________, as its agent.

                                    EXHIBIT F

                   FORM OF INITIAL CERTIFICATION OF CUSTODIAN

                                     [date]

[Depositor]

[Trustee]

[Class AF-3W Certificate Insurer]

---------------------

---------------------

      Re: Master Servicing and Trust Agreement, dated as of October 1, 2005, among GS Mortgage Securities Corp., as depositor, HSBC Bank USA, National Association, as trustee, Wells Fargo Bank, N.A., as Master Servicer, Securities Administrator and a custodian, Deutsche Bank National Trust Company, as a custodian and J.P. Morgan Trust Company, National Association, as a custodian

Ladies and Gentlemen:

            In accordance with Section 2.02 of the above-captioned Master Servicing and Trust Agreement (the "Trust Agreement"), the undersigned, as Custodian, for each Mortgage Loan listed in the Mortgage Loan Schedule for which the undersigned is specified as the Custodian (other than any Mortgage Loan listed in the attached schedule), certifies that it has received:

            (i) the original Mortgage Note, endorsed as provided in the following form: "Pay to the order of ________, without recourse"; and

            (ii) except with respect to a MERS Loan, a duly executed Assignment of the Mortgage (which may be included in a blanket assignment or assignments).

            Based on its review and examination and only as to the foregoing documents, such documents appear regular on their face and related to such Mortgage Loan.

            The Custodian has made no independent examination of any documents contained in each Mortgage File beyond the review specifically required in the Trust Agreement. The Custodian makes no representations as to: (i) the validity, legality, sufficiency, enforceability, recordability or genuineness of any of the documents contained in each Mortgage File of any of the Mortgage Loans identified on the Mortgage Loan Schedule, or (ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan or the perfection or priority of any Mortgage. Notwithstanding anything herein to the contrary, the Custodian has made no determination and makes no representations as to whether (i) any endorsement is sufficient to transfer all right, title and interest of the party so endorsing, as noteholder or assignee thereof, in and to that Mortgage Note or (ii) any assignment is in recordable form or sufficient to effect the assignment of and transfer to the assignee thereof, under the Mortgage to which the assignment relates.

            Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Trust Agreement.

                                       [WELLS FARGO BANK, N.A.]

                                       [DEUTSCHE BANK NATIONAL TRUST
                                          COMPANY], [J.P. MORGAN TRUST
                                          COMPANY, NATIONAL ASSOCIATION]

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                    EXHIBIT G

                         FORM OF DOCUMENT CERTIFICATION
                        AND EXCEPTION REPORT OF CUSTODIAN

                                     [date]

[Depositor]

[Servicer]

[Responsible Party]

---------------------

---------------------

      Re: Master Servicing and Trust Agreement, dated as of October 1, 2005, among GS Mortgage Securities Corp., as depositor, HSBC Bank USA, National Association, as trustee, Wells Fargo Bank, N.A., as Master Servicer, Securities Administrator and a custodian, Deutsche Bank National Trust Company, as a custodian and J.P. Morgan Trust Company, National Association, as a custodian

Ladies and Gentlemen:

            In accordance with Section 2.02 of the above-captioned Master Servicing and Trust Agreement (the "Trust Agreement"), the undersigned, as Custodian, hereby certifies that as to each Mortgage Loan listed in the Mortgage Loan Schedule for which the undersigned is specified as the Custodian (other than any Mortgage Loan paid in full or listed on the attached Document Exception Report) it has received:

            (a) the original Mortgage Note, endorsed without recourse in blank by the last endorsee, including all intervening endorsements showing a complete chain of endorsement from the originator to the last endorsee;

            (b) The original Assignment of Mortgage in blank, unless the Mortgage Loan is a MERS Mortgage Loan;

            (c) personal endorsement and/or guaranty agreements executed in connection with all non-individual Mortgage Loans (corporations, partnerships, trusts, estates, etc. (if any);

            (d) the related original Mortgage and evidence of its recording or, in certain limited circumstances, a certified copy of the mortgage with evidence of recording with the standard Fannie Mae/FHLMC Condominium Rider or PUD Rider be attached if the mortgaged property is a condominium or is located in a PUD;

            (e) except with respect to a MERS Loan, originals of any intervening Mortgage assignment or certified copies in either case evidencing recording; provided that the assignment may be in the form of a blanket assignment or assignments, a copy of which with evidence of recording shall be acceptable;

            (f) originals of all assumption, modification, agreements or certified copies thereof, in either case with evidence of recording if required to maintain the lien of the mortgage or if otherwise required, or, if recordation is not required, an original or copy of the agreement;

            (g) an original or copy of a title insurance policy, a certificate of title, or attorney's opinion of title and abstract of title;

            (h) to the extent applicable, (1) an original power of attorney, or a certified copy thereof, in either case with evidence of recordation thereon if necessary to maintain the lien of the Mortgage or if the document to which such power of attorney relates is required to be recorded, or, if recordation is not so required, an original or copy of such power of attorney, and (2) an original or copy of any surety agreement or guaranty agreement;

            (i) for each Mortgage Loan with respect to which the Mortgagor's name as it appears on the note does not match the borrower's name on the mortgage loan schedule, one of the following: the original of the assumption agreement, or a certified copy thereof, in either case with evidence of recording thereon if required to maintain the lien of the mortgage or if otherwise required, or, if recordation is not so required, an original or copy of such assumption agreement;

            (j) a security agreement, chattel mortgage or equivalent document executed in connection with the mortgage, if any.

            Based on its review and examination and only as to the foregoing documents, (a) such documents appear regular on their face and related to such Mortgage Loan, and (b) the information set forth in items 2, 8, 33 and 34 of the Mortgage Loan Schedule accurately reflects information set forth in the Custodial File.

            The Custodian has made no independent examination of any documents contained in each Mortgage File beyond the review of the Custodial File specifically required in the Trust Agreement. The Custodian makes no representations as to: (i) the validity, legality, sufficiency, enforceability or genuineness of any of the documents contained in each Mortgage File of any of the Mortgage Loans identified on the Mortgage Loan Schedule, or (ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan or the perfection or priority of any Mortgage. Notwithstanding anything herein to the contrary, the Custodian has made no determination and makes no representations as to whether (i) any endorsement is sufficient to transfer all right, title and interest of the party so endorsing, as noteholder or assignee thereof, in and to that Mortgage Note or (ii) any assignment is in recordable form or sufficient to effect the assignment of and transfer to the assignee thereof, under the Mortgage to which the assignment relates.

            Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Trust Agreement.

                                       [WELLS FARGO BANK, N.A.]

                                       [DEUTSCHE BANK NATIONAL TRUST
                                          COMPANY], [J.P. MORGAN TRUST
                                          COMPANY, NATIONAL ASSOCIATION] not
                                          in its individual capacity, but
                                          solely as Custodian

                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT H

                       FORM OF RESIDUAL TRANSFER AFFIDAVIT

                         GSAA Home Equity Trust 2005-12,
                    Asset-Backed Certificates, Series 2005-12

STATE OF          )
                  ) ss.:
COUNTY OF         )

            The undersigned, being first duly sworn, deposes and says as follows:

            1. The undersigned is an officer of ___________________, the proposed Transferee of an Ownership Interest in a Class [R-1][R-2] Certificate (the "Certificate") issued pursuant to the Master Servicing and Trust Agreement (the "Agreement"), among GS Mortgage Securities Corp., as depositor (the "Depositor"), HSBC Bank USA, National Association, as trustee (the "Trustee"), Wells Fargo Bank, N.A., as Master Servicer (in such capacity, the "Master Servicer"), Securities Administrator (in such capacity, the "Securities Administrator") and a custodian, Deutsche Bank National Trust Company, as a custodian and J.P. Morgan Trust Company, National Association, as a custodian. Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in the Agreement. The Transferee has authorized the undersigned to make this affidavit on behalf of the Transferee for the benefit of the Depositor, the Securities Administrator and the Trustee.

            2. The Transferee is, as of the date hereof, and will be, as of the date of the Transfer, a Permitted Transferee. The Transferee is acquiring its Ownership Interest in the Certificate for its own account. The Transferee has no knowledge that any such affidavit is false.

            3. The Transferee has been advised of, and understands that (i) a tax will be imposed on Transfers of the Certificate to Persons that are not Permitted Transferees; (ii) such tax will be imposed on the transferor, or, if such Transfer is through an agent (which includes a broker, nominee or middleman) for a Person that is not a Permitted Transferee, on the agent; and
(iii) the Person otherwise liable for the tax shall be relieved of liability for the tax if the subsequent Transferee furnished to such Person an affidavit that such subsequent Transferee is a Permitted Transferee and, at the time of Transfer, such Person does not have actual knowledge that the affidavit is false.

            4. The Transferee has been advised of, and understands that a tax will be imposed on a "pass-through entity" holding the Certificate if at any time during the taxable year of the pass through entity a Person that is not a Permitted Transferee is the record holder of an interest in such entity. The Transferee understands that such tax will not be imposed for any period with respect to which the record holder furnishes to the pass through entity an affidavit that such record holder is a Permitted Transferee and the pass through entity does not have actual knowledge that such affidavit is false. (For this purpose, a "pass through entity" includes a regulated investment company, a real estate investment trust or common trust fund, a partnership, trust or estate, and certain cooperatives and, except as may be provided in Treasury Regulations, persons holding interests in pass through entities as a nominee for another Person.)

            5. The Transferee has reviewed the provisions of Section 5.02(c) of the Agreement and understands the legal consequences of the acquisition of an Ownership Interest in the Certificate including, without limitation, the restrictions on subsequent Transfers and the provisions regarding voiding the Transfer and mandatory sales. The Transferee expressly agrees to be bound by and to abide by the provisions of Section 5.02(c) of the Agreement and the restrictions noted on the face of the Certificate. The Transferee understands and agrees that any breach of any of the representations included herein shall render the Transfer to the Transferee contemplated hereby null and void.

            6. The Transferee agrees to require a Transfer Affidavit from any Person to whom the Transferee attempts to Transfer its Ownership Interest in the Certificate, and in connection with any Transfer by a Person for whom the Transferee is acting as nominee, trustee or agent, and the Transferee will not Transfer its Ownership Interest or cause any Ownership Interest to be Transferred to any Person that the Transferee knows is not a Permitted Transferee. In connection with any such Transfer by the Transferee, the Transferee agrees to deliver to the Securities Administrator a certificate substantially in the form set forth as Exhibit H to the Agreement (a "Transferor Certificate") to the effect that such Transferee has no actual knowledge that the Person to which the Transfer is to be made is not a Permitted Transferee.

            7. The Transferee has historically paid its debts as they have come due, intends to pay its debts as they come due in the future, and understands that the taxes payable with respect to the Certificate may exceed the cash flow with respect thereto in some or all periods and intends to pay such taxes as they become due. The Transferee does not have the intention to impede the assessment or collection of any tax legally required to be paid with respect to the Certificate.

            8. The Transferee's taxpayer identification number is __________.

            9. The Transferee is a U.S. Person as defined in Code Section 7701(a)(30).

            10. The Transferee is aware that the Certificate may be a "noneconomic residual interest" within the meaning of proposed Treasury regulations promulgated pursuant to the Code and that the transferor of a noneconomic residual interest will remain liable for any taxes due with respect to the income on such residual interest, unless no significant purpose of the transfer was to impede the assessment or collection of tax.

            11. The Transferee will not cause income from the Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Transferee or any other U.S. person.

            12. Check one of the following:

            [_] The present value of the anticipated tax liabilities associated with holding the Certificate, as applicable, does not exceed the sum of:

                  (i) the present value of any consideration given to the
            Transferee to acquire such Certificate;

                  (ii) the present value of the expected future distributions on such Certificate; and

                  (iii) the present value of the anticipated tax savings
            associated with holding such Certificate as the related REMIC generates losses.

            For purposes of this calculation, (i) the Transferee is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Transferee has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Transferee:

            [_] The transfer of the Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly:

                  (i) the Transferee is an "eligible corporation," as defined in
            U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Certificate will only be taxed in the United States;

                  (ii) at the time of the transfer, and at the close of the
            Transferee's two fiscal years preceding the year of the transfer, the Transferee had gross assets for financial reporting purposes (excluding any obligation of a person related to the Transferee within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

                  (iii) the Transferee will transfer the Certificate only to another "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and
            (iii) and Section 1.860E-1(c)(5) of the U.S. Treasury Regulations;
            and

                  (iv) the Transferee determined the consideration paid to it to acquire the Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Transferee) that it has determined in good faith.

            [_] None of the above.

            13. The Transferee is not an employee benefit plan that is subject to Title I of ERISA or a plan that is subject to Section 4975 of the Code or a plan subject to any federal, state or local law that is substantially similar to Title I of ERISA or Section 4975 of the Code, and the Transferee is not acting on behalf of or investing plan assets of such a plan.

            IN WITNESS WHEREOF, the Transferee has caused this instrument to be executed on its behalf, pursuant to authority of its Board of Directors, by its duly authorized officer and its corporate seal to be hereunto affixed, duly attested, this ____ day of _______, 20__.

                                    -------------------------------
                                    Print Name of Transferee


                                    By:
                                       -------------------------------
                                       Name:
                                       Title:

[Corporate Seal]

ATTEST:

-------------------------------
[Assistant] Secretary

            Personally appeared before me the above-named __________, known or proved to me to be the same person who executed the foregoing instrument and to be the ___________ of the Transferee, and acknowledged that he executed the same as his free act and deed and the free act and deed of the Transferee.

            Subscribed and sworn before me this ____ day of ________, 20__.

                                    ---------------------------
                                          NOTARY PUBLIC


                                    My Commission expires the __ day
                                    of _________, 20__

                                    EXHIBIT I

                         FORM OF TRANSFEROR CERTIFICATE

                                                                __________, 20__

GS Mortgage Securities Corp.
85 Broad Street
New York, New York 10004
Attention:
Wells Fargo Bank, N.A.
[Address]

            Re:   GSAA Home Equity Trust 2005-12,
                  Asset-Backed Certificates Series 2005-12, Class [?]
                  ---------------------------------------------------

Ladies and Gentlemen:

            In connection with our disposition of the above Certificates we certify that (a) we understand that the Certificates have not been registered under the Securities Act of 1933, as amended (the "Act"), and are being disposed by us in a transaction that is exempt from the registration requirements of the Act, (b) we have not offered or sold any Certificates to, or solicited offers to buy any Certificates from, any person, or otherwise approached or negotiated with any person with respect thereto, in a manner that would be deemed, or taken any other action which would result in, a violation of Section 5 of the Act and
(c) to the extent we are disposing of a Residual Certificate, (A) we have no knowledge the Transferee is not a Permitted Transferee and (B) after conducting a reasonable investigation of the financial condition of the Transferee, we have no knowledge and no reason to believe that the Transferee will not pay all taxes with respect to the Residual Certificates as they become due and (C) we have no reason to believe that the statements made in paragraphs 7, 10 and 11 of the Transferee's Residual Transfer Affidavit are false.

                                       Very truly yours,



                                       -----------------------------------------
                                       Print Name of Transferor

                                       By:
                                          -------------------------------------
                                            Authorized Officer

                                    EXHIBIT J

                            FORM OF RULE 144A LETTER

                                                              ____________, 20__

GS Mortgage Securities Corp.
85 Broad Street
New York, New York 10004
Attention:

Wells Fargo Bank, N.A.

[Address]

            Re:   GSAA Home Equity Trust 2005-12,
                  Asset-Backed Certificates, Series 2005-12, Class [?]
                  ----------------------------------------------------

Ladies and Gentlemen:

            In connection with our acquisition of the above Certificates we certify that (a) we understand that the Certificates are not being registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws and are being transferred to us in a transaction that is exempt from the registration requirements of the Act and any such laws, (b) we have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of investments in the Certificates,
(c) we have had the opportunity to ask questions of and receive answers from the Depositor concerning the purchase of the Certificates and all matters relating thereto or any additional information deemed necessary to our decision to purchase the Certificates, (d) either we are purchasing a Class AV-1 Certificate, Class AF-2 Certificate, Class AF-3 Certificate, Class AF-3W Certificate, Class AF-4 Certificate, Class AF-5 Certificate, Class AF-6 Certificate, Class M-1 Certificate, Class M-2 Certificate, Class M-3 Certificate, Class M-4 Certificate, Class M-5 Certificate, Class M-6 Certificate, Class B-1, Class B-2 or a Class B-3 Certificate, or we are not an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a plan or arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a plan subject to any federal, state or local law materially similar to the foregoing provisions of ERISA or the Code, nor are we acting on behalf of any such plan or arrangement or using the assets of any such plan or arrangement to effect such acquisition, or, with respect to a Class B-4 or Class X Certificate that has been the subject of an ERISA-Qualifying Underwriting, the purchaser is an insurance company that is purchasing this certificate with funds contained in an "insurance company general account" (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption 95-60 ("PTCE 95-60")) and the purchase and holding of such Certificates satisfy the requirements for exemptive relief under Sections I and III of PTCE 95-60, (e) we have not, nor has anyone acting on our behalf offered, transferred, pledged, sold or otherwise disposed of the Certificates, any interest in the Certificates or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Certificates, any interest in the Certificates or any other similar security from, or otherwise approached or negotiated with respect to the Certificates, any interest in the Certificates or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action, that would constitute a distribution of the Certificates under the Securities Act or that would render the disposition of the Certificates a violation of Section 5 of the Securities Act or require registration pursuant thereto, nor will act, nor has authorized or will authorize any person to act, in such manner with respect to the Certificates and (f) we are a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act and have completed either of the forms of certification to that effect attached hereto as Annex 1 or Annex 2. We are aware that the sale to us is being made in reliance on Rule 144A. We are acquiring the Certificates for our own account or for resale pursuant to Rule 144A and further, understand that such Certificates may be resold, pledged or transferred only (i) to a person reasonably believed to be a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (ii) pursuant to another exemption from registration under the Securities Act.

                                                            ANNEX 1 TO EXHIBIT I

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A
            --------------------------------------------------------

            [For Transferees Other Than Registered Investment Companies]

            The undersigned (the "Buyer") hereby certifies as follows to the parties listed in the Rule 144A Transferee Certificate to which this certification relates with respect to the Certificates described therein:

            1. As indicated below, the undersigned is the President, Chief Financial Officer, Senior Vice President or other executive officer of the Buyer.

            2. In connection with purchases by the Buyer, the Buyer is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because (i) the Buyer owned and/or invested on a discretionary basis $___________(1) in securities (except for the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A and (ii) the Buyer satisfies the criteria in the category marked below.

--------
(1) Buyer must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Buyer is a dealer, and, in that case, Buyer must own and/or invest on a discretionary basis at least $10,000,000 in securities.

____ Corporation, etc. The Buyer is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or charitable organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

____ Bank. The Buyer (a) is a national bank or banking institution organized under the laws of any State, territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

____ Savings and Loan. The Buyer (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

____ Broker-dealer. The Buyer is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934.

____ Insurance Company. The Buyer is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, territory or the District of Columbia.

____ State or Local Plan. The Buyer is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

____ ERISA Plan. The Buyer is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974.

____ Investment Advisor. The Buyer is an investment advisor registered under the Investment Advisors Act of 1940.

____ Small Business Investment Company. Buyer is a small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

____ Business Development Company. Buyer is a business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940.

            3. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Buyer, (ii) securities that are part of an unsold allotment to or subscription by the Buyer, if the Buyer is a dealer, (iii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iv) bank deposit notes and certificates of deposit,
(v) loan participations, (vi) repurchase agreements, (vii) securities owned but subject to a repurchase agreement and (viii) currency, interest rate and commodity swaps.

            4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Buyer, the Buyer used the cost of such securities to the Buyer and did not include any of the securities referred to in the preceding paragraph, except (i) where the Buyer reports its securities holdings in its financial statements on the basis of their market value, and (ii) no current information with respect to the cost of those securities has been published. If clause (ii) in the preceding sentence applies, the securities may be valued at market. Further, in determining such aggregate amount, the Buyer may have included securities owned by subsidiaries of the Buyer, but only if such subsidiaries are consolidated with the Buyer in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under the Buyer's direction. However, such securities were not included if the Buyer is a majority-owned, consolidated subsidiary of another enterprise and the Buyer is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

            5. The Buyer acknowledges that it is familiar with Rule 144A and understands that the seller to it and other parties related to the Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Buyer may be in reliance on Rule 144A.

            6. Until the date of purchase of the Rule 144A Securities, the Buyer will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Buyer's purchase of the Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Buyer is a bank or savings and loan as provided above, the Buyer agrees that it will furnish to such parties updated annual financial statements promptly after they become available.

                                       -----------------------------
                                         Print Name of Transferee

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                          Date:

                                                            ANNEX 2 TO EXHIBIT I

           QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A
           --------------------------------------------------------

            [For Transferees That are Registered Investment Companies]

            The undersigned (the "Buyer") hereby certifies as follows to the parties listed in the Rule 144A Transferee Certificate to which this certification relates with respect to the Certificates described therein:

            1. As indicated below, the undersigned is the President, Chief Financial Officer or Senior Vice President of the Buyer or, if the Buyer is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because Buyer is part of a Family of Investment Companies (as defined below), is such an officer of the Adviser.

            2. In connection with purchases by Buyer, the Buyer is a "qualified institutional buyer" as defined in SEC Rule 144A because (i) the Buyer is an investment company registered under the Investment Company Act of 1940, as amended and (ii) as marked below, the Buyer alone, or the Buyer's Family of Investment Companies, owned at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year. For purposes of determining the amount of securities owned by the Buyer or the Buyer's Family of Investment Companies, the cost of such securities was used, except (i) where the Buyer or the Buyer's Family of Investment Companies reports its securities holdings in its financial statements on the basis of their market value, and (ii) no current information with respect to the cost of those securities has been published. If clause (ii) in the preceding sentence applies, the securities may be valued at market.

____ The Buyer owned $___________ in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

____ The Buyer is part of a Family of Investment Companies which owned in the aggregate $__________ in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

            3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

            4. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Buyer or are part of the Buyer's Family of Investment Companies, (ii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements,
(vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

            5. The Buyer is familiar with Rule 144A and understands that the parties listed in the Rule 144A Transferee Certificate to which this certification relates are relying and will continue to rely on the statements made herein because one or more sales to the Buyer will be in reliance on Rule 144A. In addition, the Buyer will only purchase for the Buyer's own account.

            6. Until the date of purchase of the Certificates, the undersigned will notify the parties listed in the Rule 144A Transferee Certificate to which this certification relates of any changes in the information and conclusions herein. Until such notice is given, the Buyer's purchase of the Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.

                                       -----------------------------------------
                                         Print Name of Transferee

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                       IF AN ADVISER:

                                       -----------------------------------------
                                         Print Name of Buyer

                                       Date:
                                            ------------------------------------

                                    EXHIBIT K

                           FORM OF CERTIFICATION TO BE
                             PROVIDED WITH FORM 10-K

                  GSAA Home Equity Trust 2005-12 (the "Trust")
                            Asset-Backed Certificates
                                 Series 2005-12

I, [identify the certifying individual], certify that:

1. I have reviewed this annual report on Form 10 K (the "Annual Report"), and all reports on Form 8 K containing distribution date reports (collectively with this Annual Report, the "Reports") filed in respect of periods included in the year covered by this Annual Report, of the Trust;

2. Based on my knowledge, the information in these Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this Annual Report;

3. Based on my knowledge, the distribution or servicing information required to be provided to the Securities Administrator by the Master Servicer under the Trust Agreement for inclusion in the Reports is included in the Reports;

4. Based on my knowledge and upon the annual compliance statement included in this Annual Report and required to be delivered to the Master Servicer in accordance with the terms of the Trust Agreement, and except as disclosed in the Reports, the Master Servicer has fulfilled its obligations under the Trust Agreement; and; and

5. The Reports disclose all significant deficiencies relating to the Master Servicer's compliance with the minimum servicing standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the Trust Agreement, that is included in the Reports.

            In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: the Securities Administrator and the Master Servicer.

Dated:
      -------------------------------------

      -------------------------------------
      [Signature]
      [Title]

                                    EXHIBIT L

                    FORM OF MASTER SERVICER CERTIFICATION TO
                            BE PROVIDED TO DEPOSITOR

            Re: GSAA Home Equity Trust 2005-12 (the "Trust") Asset-Backed Certificates Series 2005-12, issued pursuant to the Master Servicing and Trust Agreement, dated as of October 1, 2005 (the "Trust Agreement"), among GS Mortgage Securities Corp., as depositor, HSBC Bank USA, National Association, as trustee, Wells Fargo Bank, N.A., as Master Servicer, Securities Administrator and a custodian, Deutsche Bank National Trust Company, as a custodian and J.P. Morgan Trust Company, National Association, as a custodian

            I, [identify the certifying individual], a [title] of Wells Fargo Bank, N.A., certify to the Depositor and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

            1. I have reviewed the annual report on Form 10-K (the "Annual Report") for the fiscal year [___], and all reports on Form 8 K containing distribution reports filed in respect of periods included in the year covered by the Annual Report (collectively with the Annual Report, the "Reports"), of the Trust;

            2. Based on my knowledge, the information in the Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by the Annual Report; and

            3. Based on my knowledge, the distribution or servicing information required to be provided to the Master Servicer by Wells Fargo Bank, N.A., M&T Mortgage Corporation and Countrywide Home Loans Servicing LP, as servicers, for inclusion in the Reports is included in the Reports.

Dated:

                                       WELLS FARGO BANK, N.A.

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                    EXHIBIT M

  MASTER SELLER'S WARRANTIES AND SERVICING AGREEMENT, DATED AUGUST 1, 2004, AS AMENDED BY AMENDMENT NO. 1, DATED AS OF APRIL 26, 2005, BETWEEN GOLDMAN SACHS
                   MORTGAGE COMPANY AND WELLS FARGO BANK, N.A.

                                                                  EXECUTION COPY


             ----------------------------------------------------


                         GOLDMAN SACHS MORTGAGE COMPANY

                                    Purchaser

                                       and

                             WELLS FARGO BANK, N.A.

                                     Company



              ----------------------------------------------------

               MASTER SELLER'S WARRANTIES AND SERVICING AGREEMENT

                           Dated as of August 1, 2004

              ----------------------------------------------------


          Fixed Rate and Adjustable Rate Residential Mortgage Loans

                                TABLE OF CONTENTS

                                    ARTICLE I

                                   DEFINITIONS

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                          POSSESSION OF MORTGAGE FILES;
                               BOOKS AND RECORDS;
                              DELIVERY OF DOCUMENTS

Section 2.1 Conveyance of Mortgage Loans; Possession of Mortgage
            Files; Maintenance of Servicing Files..........................
Section 2.2 Books and Records; Transfers of Mortgage Loans.................
Section 2.3 Delivery of Documents..........................................
Section 2.4 Mortgage Schedule..............................................
Section 2.5 Examination of Mortgage Files..................................
Section 2.6 Representations, Warranties and Agreements of the
            Company........................................................
Section 2.7 Representation, Warranties and Agreement of Purchaser..........
Section 2.8 Closing........................................................
Section 2.9 Closing Documents..............................................

                                 ARTICLE III

              REPRESENTATIONS AND WARRANTIES REMEDIES AND BREACH

Section 3.1 Company Representations and Warranties.........................
Section 3.2 Representations and Warranties Regarding Individual
            Mortgage Loans.................................................
Section 3.3 Repurchase.....................................................

                                  ARTICLE IV

                ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.1 Company to Act as Servicer.....................................
Section 4.2 Liquidation of Mortgage Loans..................................
Section 4.3 Collection of Mortgage Loan Payments...........................
Section 4.4 Establishment of and Deposits to Custodial Account.............
Section 4.5 Permitted Withdrawals From Custodial Account...................
Section 4.6 Establishment of and Deposits to Escrow Account................
Section 4.7 Permitted Withdrawals From Escrow Account......................
Section 4.8 Payment of Taxes, Insurance and Other Charges..................
Section 4.9 Protection of Accounts.........................................
Section 4.10 Maintenance of Hazard Insurance ..............................
Section 4.11 Maintenance of Primary Mortgage Insurance Policy; Claims .....
Section 4.12 Maintenance of Mortgage Impairment Insurance .................
Section 4.13 Maintenance of Fidelity Bond and Errors
               and Omissions Insurance ....................................
Section 4.14 Inspections ..................................................
Section 4.15 Restoration of Mortgaged Property ............................
Section 4.16 Claims .......................................................
Section 4.17 Title, Management and Disposition of REO Property ............
Section 4.18 Real Estate Owned Reports ....................................
Section 4.19 Liquidation Reports ..........................................
Section 4.20 Reports of Foreclosures and
               Abandonments of Mortgaged Property .........................
Section 4.21 Fair Credit Reporting Act ....................................

                                    ARTICLE V

                              PAYMENTS TO PURCHASER

Section 5.1 Remittances....................................................
Section 5.2 Statements to Purchaser........................................
Section 5.3 Monthly Advances by Company....................................

                                  ARTICLE VI

                         GENERAL SERVICING PROCEDURES

Section 6.1 Transfers of Mortgaged Property................................
Section 6.2 Satisfaction of Mortgages and Release of Mortgage
            Files..........................................................
Section 6.3 Servicing Compensation.........................................
Section 6.4 Annual Statement as to Compliance..............................
Section 6.5 Annual Independent Public Accountants' Servicing
            Report.........................................................
Section 6.6 Right to Examine Company Records...............................
Section 6.7 Compliance with REMIC Provisions...............................

                                 ARTICLE VII

                             COMPANY TO COOPERATE

Section 7.1 Provision of Information.......................................
Section 7.2 Financial Statements; Servicing Facility.......................

                                  ARTICLE VIII

                                   THE COMPANY

Section 8.1 Indemnification; Third Party Claims............................
Section 8.2 Merger or Consolidation of the Company.........................
Section 8.3 Limitation on Liability of Company and Others..................
Section 8.4 Limitation on Resignation and Assignment by Company............

                                   ARTICLE IX

                              PASS-THROUGH TRANSFER

Section 9.1 Removal of Mortgage Loans from Inclusion Under this
              Agreement Upon a Pass-Through Transfer.......................

                                    ARTICLE X

                                     DEFAULT

Section 10.1 Events of Default ............................................
Section 10.2 Waiver of Defaults ...........................................

                                   ARTICLE XI

                                   TERMINATION

Section 11.1 Termination ..................................................
Section 11.2 Termination Without Cause ....................................
Section 11.3 Termination With Cause .......................................

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

Section 12.1 Successor to Company .........................................
Section 12.2 Amendment ....................................................
Section 12.3 Governing Law ................................................
Section 12.4 Duration of Agreement ........................................
Section 12.5 Notices ......................................................
Section 12.6 Relationship of Parties ......................................
Section 12.7 Execution; Successors and Assigns ............................
Section 12.8 Recordation of Assignments of Mortgage .......................
Section 12.9 Assignment by Purchaser ......................................
Section 12.10 Solicitation of Mortgagor ...................................

EXHIBITS

Exhibit A     Form of Assignment and Conveyance Agreement
Exhibit A-1   Data File Elements
Exhibit B     Contents of Each Mortgage Loan File
Exhibit C     Form of Custodial Agreement
Exhibit D     Form of Opinion of Counsel
Exhibit E     Items to Be Included in Monthly Remittance Advice
Exhibit F     Form of Assignment and Assumption Agreement
Exhibit G     Form of Seller's Officer's Certificate
Exhibit H     Form of Annual Certification

      This is a Master Seller's Warranties and Servicing Agreement for fixed rate and adjustable rate residential first mortgage loans, dated and effective as of August 1, 2004, and is executed between Goldman Sachs Mortgage Company, as purchaser (the "Purchaser"), and Wells Fargo Bank, N.A., as seller and servicer (the "Company").

                               W I T N E S S E T H

      WHEREAS, the Purchaser desires to purchase from time to time from the Company and the Company desires to sell from time to time to the Purchaser certain first-lien, fixed rate and adjustable rate residential mortgage loans (the "Mortgage Loans") which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

      WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a one-to-four family residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan; and

      WHEREAS, the Purchaser and the Company wish to prescribe the manner of purchase of the Mortgage Loans and the conveyance, servicing and control of the Mortgage Loans;

      NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS

      Whenever used herein, the following words and phrases, unless the content otherwise requires, shall have the following meanings:

      Accepted Servicing Practices: With respect to any Mortgage Loan, those customary mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

      Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

      Agreement: This Seller's Warranties and Servicing Agreement and all exhibits hereto, amendments hereof and supplements hereto.

      ALTA: The American Land Title Association or any successor thereto.

      Applicable Law: All provisions of statutes, rules and regulations, interpretations and orders of governmental bodies or regulatory agencies applicable to a Person, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.

      Appraised Value: With respect to any Mortgage Loan, the lesser of (i) the value set forth on the appraisal made in connection with the origination of the related Mortgage Loan as the value of the related Mortgage Property, or (ii) the purchase price paid for the Mortgage Property, provided, however, in the case of a refinanced Mortgage Loan, such value shall be based solely on the appraisal made in connection with the refinance of such Mortgage Loan.

      Assignment of Mortgage or Assignment: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser or its designated assignee, of if the related Mortgage has been recorded in the name of MERS or its designee, such actions as are necessary to cause the Purchaser to be shown as the owner of the related Mortgage on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS.

      Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in the states where the parties are located are authorized or obligated by law or executive order to be closed.

      Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Company from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

      Code: The Internal Revenue Code of 1986, as it may be amended from time to time or any successor statute thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto.

      Company: Wells Fargo Bank, N.A., or its successor in interest or assigns, or any successor to the Company under this Agreement appointed as herein provided.

      Company Certification: The certification delivered by the Company in a form substantially similar to Exhibit H of this Agreement.

      Company Employees: The meaning assigned to such term in Section 4.13.

      Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

      Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

      Covered Loan: A Mortgage Loan categorized as "Covered" pursuant to the Standard & Poor's Glossary for File Format for LEVELS(R) Version 5.6, Appendix E, as revised from time to time and in effect on each related Closing Date.

      Custodial Account: The separate account or accounts created and maintained pursuant to Section 4.4.

      Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents if applicable, a form of which is annexed hereto as Exhibit C.

      Custodial Mortgage File: The items pertaining to a particular Mortgage Loan referred to in items (1), (2), (3) and (4) of Exhibit B annexed hereto, and any additional documents required to be added to the Custodial Mortgage File pursuant to this Agreement that have been delivered to the Custodian as of the related Closing Date.

      Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement as provided therein.

      Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

      Data File: The electronic data file prepared by Company and delivered to the Purchaser including the data fields set forth on Exhibit A-1 with respect to each Mortgage Loan.

      Determination Date: The day preceding the Remittance Date, or if such day is not a Business Day, the preceding Business Day.

      Due Date: The first day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

      Due Period: With respect to each Remittance Date, the period commencing on the second day of the month preceding the month in which such Remittance Date occurs and ending on (and including) the first day of the month in which such Remittance Date occurs.

      Errors and Omissions Insurance Policy: An errors and omissions insurance policy to be maintained by the Company pursuant to Section 4.12.

      Escrow Account: The separate account or accounts created and maintained pursuant to Section 4.6.

      Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other related document.

      Event of Default: Any one of the conditions or circumstances enumerated in
Section 10.1.

      Exchange Act: The Securities Exchange Act of 1934, as amended.

      Fannie Mae: Fannie Mae, and its successors.

      FDIC: The Federal Deposit Insurance Corporation, and its successors.

      Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to
Section 4.12.

      First Remittance Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

      Freddie Mac: Freddie Mac, and its successors.

      Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

      Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

      High Cost Loan: A Mortgage Loan classified as (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994, (b) a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002), "high risk home," "predatory" or similar loan under any other applicable state, federal or local law or (c) a Mortgage Loan categorized as "High Cost" pursuant to the Standard & Poor's Glossary for File Format for LEVELS(R) Version 5.6, Appendix E, as revised from time to time and in effect on each related Closing Date.

      Home Loan: A Mortgage Loan categorized as "Home Loan" pursuant to the Standard & Poor's Glossary for File Format for LEVELS(R) Version 5.6, Appendix E, as revised from time to time and in effect on each related Closing Date.

      Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth in the related loan documents.

      Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

      Insurance Proceeds: Proceeds of any mortgage insurance, title policy, hazard policy or other insurance policy covering a Mortgage Loan, if any, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that the Company would follow in servicing mortgage loans held for its own account.

      Interest Only Mortgage Loan: A Mortgage Loan for which an interest-only payment feature is allowed during the period prior to the first Interest Rate Adjustment Date.

      Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

      Investor: With respect to each MERS Mortgage Loan, the Person named on the MERS System as the investor pursuant to the MERS Procedures Manual.

      Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the Mortgage Loan Schedule.

      Liquidation Proceeds: Cash (other than Insurance Proceeds or Condemnation Proceeds) received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale, sale of REO Property, or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

      Loan-to-Value Ratio: With respect to any Mortgage Loan, the ratio of the original loan amount of the Mortgage Loan at its origination or refinancing, as applicable, to the Appraised Value of the Mortgaged Property.

      MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

      MERS Mortgage Loan: Any Mortgage Loan registered with MERS on the MERS System.

      MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

      MERS System: The system of recording transfers of mortgages electronically maintained by MERS.

      MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

      MIN: The Mortgage Identification Number for any MERS Mortgage Loan.

      MOM Loan: Any Mortgage Loan as to which MERS is acting as mortgagee, solely as nominee for the originator of such Mortgage Loan and its successors and assigns.

      Monthly Advance: The portion of each Monthly Payment that is delinquent with respect to each Mortgage Loan at the close of business on the Determination Date required to be advanced by the Company pursuant to Section 5.3 on the Business Day immediately preceding the Remittance Date of the related month.

      Monthly Payment: The scheduled monthly payment of principal and interest, or in the case of an Interest Only Mortgage Loan, payments of interest on a Mortgage Loan.

      Monthly Remittance Advice: The meaning assigned to such term in Section
5.2.

      Mortgage: The mortgage, deed of trust or other instrument and riders thereto securing a Mortgage Note, which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

      Mortgage Interest Rate: The annual rate of interest borne on a Mortgage
Note in accordance with the provisions of the Mortgage Note.

      Mortgage Interest Rate Cap: With respect to an Adjustable Rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

      Mortgage Loan: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the related Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Retained Mortgage File, the Custodial Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

      Mortgage Loan Documents: With respect to a Mortgage Loan, the original related Mortgage Note with applicable addenda and riders, the original related security instrument and the originals of any required addenda and riders, the original related Assignment and any original intervening related Assignments, the original related title insurance policy, and the related appraisal report.

      Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Company from time to time on each Closing Date.

      Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate.

      Mortgage Loan Schedule: A schedule of Mortgage Loans included in each Mortgage Loan Package, such schedule setting forth the following information with respect to each Mortgage Loan: (1) the Company's Mortgage Loan number; (2) the address, city, state and zip code of the Mortgaged Property; (3) a code indicating whether the Mortgaged Property is a single family residence, two-family residence, three-family residence, four-family residence, planned unit development; (4) the Gross Margin; (5) the current Mortgage Interest Rate;
(6) the Servicing Fee Rate; (7) the current Monthly Payment; (8) the original term to maturity; (9) the scheduled maturity date (and, if different, the stated maturity date indicated on the Mortgage Note on its date of origination); (10) the principal balance of the Mortgage Loan as of the related Cut-off Date after deduction of payments of principal due on or before the related Cut-off Date whether or not collected; (11) the Loan-to-Value Ratio; (12) the Interest Rate Adjustment Date; (13) the Lifetime Rate Cap under the terms of the Mortgage Note; (14) whether the Mortgage Loan is convertible or not; (15) a code indicating the mortgage guaranty insurance company and (16) a field indicating whether the Mortgage Loan is a Home Loan.

      Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage and riders thereto.

      Mortgaged Property: The real property securing repayment of the debt evidenced by a Mortgage Note.

      Mortgagor: The obligor on a Mortgage Note.

      Officer's Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Vice President, an Assistant Vice President, the Treasurer, the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

      Opinion of Counsel: A written opinion of counsel, who may be an employee of the Company, reasonably acceptable to the Purchaser.

      Pass-Through Transfer: The sale or transfer of some or all of the Mortgage Loans by the Purchaser to a trust to be formed as part of a publicly issued or privately placed mortgage-backed securities transaction.

      Periodic Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above or below the Mortgage Interest Rate previously in effect. The Periodic Rate Cap for each Adjustable Rate Mortgage Loan is the rate set forth on the Mortgage Loan Schedule.

      Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect. The Periodic Rate Floor for each Adjustable Rate Mortgage Loan is the rate set forth on the Mortgage Loan Schedule.

      Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

      Primary Mortgage Insurance Policy: Each policy of primary mortgage insurance represented to be in effect pursuant to Section 3.2(xxxii), or any replacement policy therefor obtained by the Servicer pursuant to Section 4.8.

      Prime Rate: The prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal.

      Principal Balance: As to each Mortgage Loan, (i) the actual outstanding principal balance of the Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts attributable to principal collected from or on behalf of the Mortgagor, including the principal portion of Liquidation Proceeds, Condemnation Proceeds, and Insurance Proceeds.

      Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

      Principal Prepayment Period: With respect to each Remittance Date, the period commencing on the first day of the month preceding the month in which such Remittance Date occurs, and ending on the last day of such month.

      Purchase Price: The purchase price for a Mortgage Loan Package specified in the related Purchase Price and Terms Letter.

      Purchase Price and Terms Letter: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, between the Company and the Purchaser.

      Purchaser: Goldman Sachs Mortgage Company, or its successor in interest or any successor to the Purchaser under this Agreement as herein provided.

      Qualification Defect: With respect to a Mortgage Loan, (a) a defective document in the Retained Mortgage File or Custodial Mortgage File, (b) the absence of a document in the Retained Mortgage File or Custodial Mortgage File, or (c) the breach of any representation, warranty or covenant with respect to the Mortgage Loan made by the Company, but, in each case, only if the affected Mortgage Loan would cease to qualify as a "qualified mortgage" for purposes of the REMIC Provisions.

      Qualified Depository: A federal or state chartered depository institution, the deposits in which are insured by the FDIC to the applicable limits and the short-term unsecured debt obligations of which (or, in the case of a depository institution that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's Ratings Group and Prime-1 by Moody's Investors Service, Inc. (or a comparable rating if another rating agency is specified by the Purchaser by written notice to the Company) at the time any deposits are held on deposit therein; provided however, that in the event any of the Mortgage Loans are subject to a Pass-Through Transfer, the Company agrees that the holding company or other entity which maintains any accounts subject to this definition, shall satisfy the rating requirements established by any Rating Agency which rates securities issued as part of the Pass-Through Transfer.

      Qualified Insurer: A mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and approved as an insurer by Fannie Mae.

      Rating Agency: Moody's Investors Service, Inc., Standard & Poor's Ratings Group, division of The McGraw-Hill Companies, Fitch, Inc (doing business as "Fitch Ratings"), or any other nationally recognized statistical credit rating agency rating any security issued in connection with any Pass-Through Transfer.

      Rating Agency Delivery Event: The meaning specified in Section 9.1(h) of this Agreement.

      Reconstitution Date: The date on which any or all of the Mortgage Loans serviced under this Agreement shall be reconstituted as part of a Pass-Through Transfer or Whole Loan Transfer pursuant to Section 9.1 hereof. The Reconstitution Date shall be such date the Purchaser shall designate in writing to the Company.

      REMIC: A "real estate mortgage investment conduit" within the meaning of
Section 860D of the Code.

      REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions, regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

      Remittance Advice Date: The 10th Business Day of each month.

      Remittance Date: The 18th day (or if such 18th day is not a Business Day, the first Business Day immediately preceding such date) of any month, beginning with the First Remittance Date.

      REO Disposition: The final sale by the Company of any REO Property.

      REO Disposition Proceeds: All amounts received with respect to an REO Disposition pursuant to Section 4.16.

      REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchaser through foreclosure or by deed in lieu of foreclosure, as described in Section 4.16.

      Repurchase Price: Unless agreed otherwise by the Purchaser and the Company (including without limitation as set forth in the related Purchase Price and Terms Letter), a price equal to (i) the Scheduled Principal Balance of the Mortgage Loan plus (ii) interest on such Scheduled Principal Balance at the Mortgage Loan Remittance Rate from the date on which interest has last been paid and distributed to the Purchaser to the last day of the month of repurchase less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase, to the extent such amounts are actually paid to the Purchaser upon the repurchase of the related Mortgage Loan, plus (iii) any costs and damages, including reasonable attorneys' fees and costs, incurred by the trust in the applicable Pass-Through Transfer in connection with any violation by the Mortgage Loan of any predatory or abusive lending law.

      Retained Mortgage File: The items pertaining to a particular Mortgage Loan referred to in items (5), (6), (7) and (8) of Exhibit B annexed hereto, and any additional documents required to be added to the Retained Mortgage File pursuant to this Agreement, which items are retained in the possession of the Company.

      Scheduled Principal Balance: As to each Mortgage Loan and as of any date of determination, (i) the principal balance of the Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously collected by the Company as servicer hereunder or advanced and distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal or advances made in lieu thereof.

      Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses other than Monthly Advances (including reasonable attorney's fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, (c) the management and liquidation of any REO Property and (d) compliance with the obligations under Section 4.8.

      Servicing Fee: With respect to each Mortgage Loan, the amount of the per annum fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the Scheduled Principal Balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and same period for which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by Section 4.5) of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.5.

      Servicing Fee Rate: With respect to any Mortgage Loan, the rate per annum set forth in the related Purchase Price and Terms Letter.

      Servicing File: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Retained Mortgage File which are not delivered to the Custodian and copies of the Mortgage Loan Documents listed in the Custodial Agreement the originals of which are delivered to the Custodian pursuant to Section 2.3.

      Servicing Officer: Any officer of the Company involved in or responsible for the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

      Time$aver(R) Mortgage Loan: A Mortgage Loan which has been refinanced pursuant to a Company program that allows a rate/term refinance of an existing Company-serviced loan with minimal documentation.

      Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans by the Purchaser to a third party, which sale or transfer is not a Pass-Through Transfer.

                                   ARTICLE II

      CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES; BOOKS AND
                         RECORDS; DELIVERY OF DOCUMENTS

      Section 2.1 Conveyance of Mortgage Loans; Possession of Mortgage Files; Maintenance of Servicing Files.

      The Company, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit A (the "Assignment and Conveyance Agreement").

      The Company, simultaneously with the execution and delivery of each Assignment and Conveyance Agreement, shall sell, transfer, assign, set over and convey to the Purchaser, without recourse, but subject to the terms of this Agreement, all the right, title and interest of the Company in and to the Mortgage Loans, including all interest and principal received by the Company on or with respect to the related Mortgage Loans after the related Cut-off Date (and including Monthly Payments due after the related Cut-off Date but received by the Company on or before the related Cut-off Date, but not including payments of principal and interest due on the Mortgage Loans on or before the related Cut-off Date).

      The principal balance of each Mortgage Loan as of the related Cut-off Date shall be determined after application of payments of principal due on or before the related Cut-off Date whether or not collected. Therefore, payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts (minus interest at the Servicing Fee Rate) shall be the property of the Purchaser. The Company shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser, and shall remit such amounts as provided in Section 5.1.

      With respect to each Closing Date and pursuant to Section 2.3, the Company shall deliver the Custodial Mortgage File to the Custodian. The Retained Mortgage File for each Mortgage Loan shall be held in trust by the Company for the benefit of the Purchaser as the owner thereof. Additionally and separate to the Retained Mortgage File, the Company shall maintain a Servicing File consisting of a copy of the contents of the Custodial Mortgage File and the Retained Mortgage File. The possession of each Retained Mortgage File by the Company shall be at the will of the Purchaser, and such retention and possession by the Company shall be in a custodial capacity only. The possession of each Servicing File by the Company shall be at the will of the Purchaser for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company shall be in a custodial capacity only. Upon the sale of the Mortgage Loans the ownership of each Mortgage Note, the related Mortgage and the related Custodial Mortgage File, Retained Mortgage File and Servicing File shall vest immediately in the Purchaser, and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Company shall vest immediately in the Purchaser and shall be retained and maintained by the Company, in trust, at the will of the Purchaser and only in such custodial capacity. The Company shall release its custody of the contents of any Retained Mortgage File and Servicing File only in accordance with written instructions from the Purchaser, unless such release is required as incidental to the Company's servicing of the Mortgage Loans, in the case of the Servicing File, or is in connection with a repurchase of any Mortgage Loan pursuant to Sections 2.03, 3.3 or 6.2.

      In addition, in connection with the assignment of any MERS Mortgage Loan, the Company agrees that it will cause, at its own expense, the MERS(R) System to indicate that such Mortgage Loans have been assigned by the Company to the Purchaser in accordance with this Agreement by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files the information required by the MERS(R) System to identify the Purchaser of such Mortgage Loans. Prior to the assignment of any MERS Mortgage Loan, the Purchaser will provide the Company with Purchaser's MERS registration number. The Company further agrees that it will not alter the information referenced in this paragraph with respect to any Mortgage Loan during the term of this Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of this Agreement.

      Section 2.2 Books and Records; Transfers of Mortgage Loans.

      From and after the sale of the Mortgage Loans to the Purchaser all rights arising out of the Mortgage Loans including but not limited to all funds received on or in connection with the Mortgage Loans, shall be received and held by the Company in trust for the benefit of the Purchaser as owner of the Mortgage Loans, and the Company shall retain record title to the related Mortgages for the sole purpose of facilitating the servicing and the supervision of the servicing of the Mortgage Loans.

      The sale of each Mortgage Loan shall be reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by Fannie Mae or Freddie Mac, and records of periodic inspections as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Company complies with the requirements of the Fannie Mae or Freddie Mac Selling and Servicing Guide, as amended from time to time.

      The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with Applicable Law.

      The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any Person with respect to this Agreement or the Mortgage Loans unless the books and records show such Person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and shall release the previous Purchaser from its obligations hereunder with respect to the Mortgage Loans sold or transferred. Such notification of a transfer shall include a final loan schedule which shall be received by the Company no fewer than five (5) Business Days before the monthly Determination Date. If such notification is not received as specified above, the Company's duties to remit and report to the new purchaser(s) as required by Section 5 shall begin with the first Determination Date after the Reconstitution Date.

      Section 2.3 Delivery of Documents.

      Pursuant to the Custodial Agreement delivered to the Purchaser prior to or contemporaneously with the delivery of this Agreement, the Company shall deliver and release to the Custodian those Mortgage Loan Documents as required by the Custodial Agreement and by this Agreement with respect to each Mortgage Loan.

      The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement. The Company will be responsible for the Custodian's fees and expenses with respect to the delivery and certification of those Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement. The Company will be responsible for the fees and expenses related to the recording of the initial Assignments of Mortgage (including any fees and expenses related to any preparation and recording of any intervening or prior assignments of the Mortgage Loans to the Company or to any prior owners of or mortgagees with respect to the Mortgage Loans). The Purchaser will be responsible for the Custodian's fees and expenses with respect to the initial inventory and maintenance of the Mortgage Loans on or after the related Closing Date, including the costs associated with clearing exceptions.

      Within 180 days after the related Closing Date, the Company shall deliver to the Custodian each of the documents described in Exhibit B not delivered pursuant to the Agreement. Upon the occurrence of the events described in
Section 9.1(h), Section 11.2 or Section 11.3 of this Agreement or in the event the Company fails to allow the Purchaser access to the Retained Mortgage File as required pursuant to Section 2.5 (each such occurrence, a "Delivery Event"), the Company shall deliver to the Custodian the additional documents required to be delivered pursuant to the Custodial Agreement within the time period specified therein. All of the provisions of this Section 2.3 relating to a failure to deliver required documentation, delays in such delivery and the delivery of defective documentation shall apply equally to any obligation on the part of the Company to deliver documents which arises after the related Closing Date upon the occurrence of a Delivery Event.

      The Company shall pay all initial recording fees for the Assignments of Mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee. The Company shall prepare, in recordable form, all Assignments of Mortgage necessary to assign the Mortgage Loans to the Purchaser, or its designee. The Company shall be responsible for recording the Assignments of Mortgage.

      The Company shall forward to the Custodian original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.1 or 6.1 within one week of their execution, provided, however, that the Company shall provide the Custodian with a certified true copy of any such document submitted for recordation within ten
(10) days of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within 60 days of its submission for recordation.

      In the event the public recording office is delayed in returning any original document, which the Company is required to deliver at any time to the Custodian in accordance with the terms of the Custodial Agreement or which the Company is required to maintain in the Retained Mortgage File, the Company shall deliver to the Custodian or to the Retained Mortgage File, as applicable, within 240 days of its submission for recordation, a copy of such document and an Officer's Certificate, which shall (i) identify the recorded document; (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. The Company will be required to deliver the document to the Custodian by the date specified in (iv) above. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

      Notwithstanding the foregoing, if the originals or certified copies required in this Section 2.3 are not delivered as required within 180 days following the related Closing Date or as otherwise extended as set forth above, or within the designated time period, following any date subsequent to the related Closing Date as of which the Company becomes obligated to deliver additional documents from its Retained Mortgage File pursuant to the Custodial Agreement, the related Mortgage Loan shall, upon request of the Purchaser, be repurchased by the Company in accordance with Section 3.3 hereof; provided, however, that the foregoing repurchase obligation shall not apply in the event the Company cannot deliver such items due to a delay caused by the recording office in the applicable jurisdiction; provided that the Company shall deliver instead a recording receipt of such recording office or, if such recording receipt is not available, an Officer's Certificate from the Company confirming that such documents have been accepted for recording. Any such document shall be delivered to the Purchaser or its designee promptly upon receipt thereof from the related recording office.

      If the Company, the Purchaser or the Custodian finds any document or documents constituting a part of a Retained Mortgage File or the Custodial Mortgage File pertaining to a Mortgage Loan to be defective (or missing) in any material respect (regardless of whether the Company was required to deliver such document(s) to the Custodian pursuant to this Agreement or whether such document(s) were to remain in the possession of the Company), and such defect or missing document materially and adversely affects the value of the related Mortgage Loan or the interests of the Purchaser therein, the party discovering such defect shall promptly so notify the Company. The Company shall have a period of 90 days after receipt of such written notice within which to correct or cure any such defect. The Company hereby covenants and agrees that, if any material defect cannot be corrected or cured, the Company will, upon the expiration of the applicable cure period described above, repurchase the related Mortgage Loan in the manner set forth in Section 3.3; provided, however, that with respect to any Mortgage Loan, if such defect constitutes a Qualification Defect, any such repurchase must take place within 75 days of the date such defect is discovered.

      Notwithstanding the foregoing, with respect to a Mortgage Loan, if, at the end of such 90-day period, the Company delivers an Officer's Certificate to the Purchaser certifying that the Company is using good faith efforts to correct or cure such defect and identifying progress made, then the Purchaser shall grant the Company an extension to correct or cure such defect. The extension shall not extend beyond (1) the date that is 75 days after the date the defect is discovered, or, (2) if the defect is not a Qualification Defect (as evidenced by an Opinion of Counsel), the date that is 30 days beyond the original 90-day cure period. If the defect is not a Qualification Defect, additional 30-day extensions may be obtained pursuant to the same procedure, as long as the Company demonstrates continued progress toward a correction or cure; provided that no extension shall be granted beyond 180 days from the date on which the Company received the original notice of the defect.

      Notwithstanding the foregoing, with respect to a Mortgage Loan, the failure of the Purchaser to notify the Company of any defective or missing document in either the Retained Mortgage File or Custodial Mortgage File within such 90-day period, or the failure of the Purchaser to require the Company to cure or repurchase the related Mortgage Loan upon expiration of such 90-day period, shall not constitute a waiver of its rights hereunder, including the rights with respect to a Mortgage Loan, to require the Company to repurchase the affected Mortgage Loan and the right to indemnification pursuant to Section 3.3 hereof.

      Section 2.4 Mortgage Schedule.

      The Company shall provide the Purchaser with certain information constituting a listing of the Mortgage Loans, in each Mortgage Loan Package, to be purchased under this Agreement (the "Mortgage Loan Schedule"). The Mortgage Loan Schedule shall conform to the definition of "Mortgage Loan Schedule" hereunder.

      Section 2.5 Examination of Mortgage Files.

      Prior to the related Closing Date, the Company shall (a) deliver to the Purchaser in escrow, for examination, the Custodial Mortgage File for each Mortgage Loan, including a copy of the Assignment of Mortgage, pertaining to each Mortgage Loan, or (b) make the Mortgage Files available to the Purchaser for examination at the Company's offices or such other location as shall otherwise be agreed upon by the Purchaser and the Company. Such examination may be made by the Purchaser or by any prospective purchaser of the Mortgage Loans from the Purchaser, at any time before or after the related Closing Date upon prior reasonable notice to the Company. The fact that the Purchaser or any prospective purchaser of the Mortgage Loans has conducted or has failed to conduct any partial or complete examination of the Custodial Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided under this Agreement.

      The Company shall make the Retained Mortgage Files available to the Purchaser for examination at the Company's offices or such other location as shall otherwise be agreed upon by the Purchaser and the Company. Such examination may be made by the Purchaser or by any prospective purchaser of the Mortgage Loans from the Purchaser, at any time before or after the related Closing Date upon prior reasonable notice to the Company. The fact that the Purchaser or any prospective purchaser of the Mortgage Loans has conducted or has failed to conduct any partial or complete examination of the Retained Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided under this Agreement.

      Section 2.6 Representations, Warranties and Agreements of the Company.

      The Company agrees and acknowledges that it shall, as a condition to the consummation of the transactions contemplated hereby, make the representations and warranties specified in Sections 3.1 and 3.2 as of the related Closing Date. The Company, without conceding that the Mortgage Loans are securities, hereby makes the following additional representations, warranties and agreements which shall be deemed to have been made as of the related Closing Date: Neither the Company nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of any Mortgage Loans, any interest in any Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of any Mortgage Loans, any interest in any Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to any Mortgage Loans, any interest in any Mortgage Loans or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933, as amended (the "1933 Act") or which would render the disposition of any Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Mortgage Loans.

      Section 2.7 Representation, Warranties and Agreement of Purchaser.

      The Purchaser, without conceding that the Mortgage Loans are securities, hereby makes the following representations, warranties and agreements, which shall have been deemed to have been made as of the related Closing Date.

            (i) the Purchaser understands that the Mortgage Loans have not been registered under the 1933 Act or the securities laws of any state;

            (ii) the Purchaser is acquiring the Mortgage Loans for its own account only and not for any other person; and

            (iii) the Purchaser considers itself a substantial, sophisticated institutional investor having such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Mortgage Loans.

      Section 2.8 Closing.

      The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. At the Purchaser's option, each Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree; or conducted in person, at such place as the parties shall agree.

      The closing shall be subject to each of the following conditions:

      (i) all of the representations and warranties of the Company under this Agreement shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement;

      (ii) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all Closing Documents as specified in
            Section 2.9 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the respective terms thereof;

      (iii) the Company shall have delivered and released to the Custodian all documents required pursuant to this Agreement and the Custodial Agreement; and

      (iv) all other terms and conditions of this Agreement shall have been complied with.

      Subject to the foregoing conditions, the Purchaser shall pay to the Company on the related Closing Date the Purchase Price by wire transfer of immediately available funds to the account designated by the Company.

      Section 2.9 Closing Documents.

      The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

      (i) this Agreement (to be executed and delivered only for the initial Closing Date);

      (ii) with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

      (iii) the related Mortgage Loan Schedule, segregated by Mortgage Loan Package, to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

      (iv)  a Custodian's Certification, as required under the Custodial
            Agreement;

      (v) an officer's certificate of the Company substantially in the form of Exhibit F attached hereto (with respect to the initial Closing
            Date);

      (vi) an Opinion of Counsel of the Company, in the form of Exhibit D hereto (with respect to the initial Closing Date); and

      (vii) Assignment and Conveyance Agreement in the form of Exhibit A hereto.


                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES REMEDIES AND BREACH

      Section 3.1 Company Representations and Warranties.

      The Company hereby represents and warrants to the Purchaser that, as of the related Closing Date:

                        (i) Due Organization and Authority.

      The Company is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Company, and in any event the Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement; the Company has the full power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of the Company; and all requisite action has been taken by the Company to make this Agreement valid and binding upon the Company in accordance with its terms;

                        (ii) Ordinary Course of Business.

      The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Company, which is in the business of selling and servicing loans, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

                        (iii) No Conflicts.

      Neither the execution and delivery of this Agreement, the acquisition of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser or the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement will conflict with or result in a breach of any of the terms, articles of incorporation or by-laws or any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject, or impair the ability of the Purchaser to realize on the Mortgage Loans, or impair the value of the Mortgage Loans;

                        (iv) Ability to Service.

      The Company is an approved seller/servicer of residential mortgage loans for Fannie Mae and Freddie Mac, with the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Company is a HUD approved mortgagee pursuant to Section 203 of the National Housing Act and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae and Freddie Mac, and no event has occurred, including but not limited to a change in insurance coverage, which would make the Company unable to comply with Fannie Mae or Freddie Mac eligibility requirements or which would require notification to Fannie Mae or Freddie Mac;

                        (v) Reasonable Servicing Fee.

      The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement;

                        (vi) Ability to Perform.

      The Company does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken to hinder, delay or defraud any of the Company's creditors;

                        (vii) No Litigation Pending.

      There is no action, suit, proceeding or investigation pending or threatened against the Company which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company, or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted, or in any material liability on the part of the Company, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be contemplated herein, or which would be likely to impair materially the ability of the Company to perform under the terms of this Agreement;

                        (viii) Selection Process

      The Mortgage Loans were selected from among the outstanding adjustable rate one to four family mortgage loans in the Company's mortgage banking portfolio at the related Closing Date as to which the representations and warranties in Section 3.2 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser.

                        (ix) No Consent Required.

      No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the sale of the Mortgage Loans as evidenced by the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

                        (x) No Untrue Information.

      Neither this Agreement nor any statement, report or other document furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of fact or omits to state a fact necessary to make the statements contained therein not misleading;

                        (xi) Sale Treatment.

      The Company has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for accounting and tax purposes;

                        (xii) No Material Change.

      There has been no material adverse change in the business, operations, financial condition or assets of the Company since the date of the Company's most recent financial statements;

                        (xiii) No Brokers' Fees.

      The Company has not dealt with any broker, investment banker, agent or other Person that may be entitled to any commission or compensation in the connection with the sale of the Mortgage Loans; and

                        (xiv) MERS Status

      The Company is a member of MERS in good standing.

      Section 3.2 Representations and Warranties Regarding Individual Mortgage Loans.

      As to each Mortgage Loan, the Company hereby represents and warrants to the Purchaser that as of the related Closing Date:

                        (i) Mortgage Loans as Described.

            The information set forth in the Mortgage Loan Schedule and the information contained on the electronic Data File is true and correct;

                        (ii) Payment History.

            All payments required to be made up to the Cutoff Date for each Mortgage Loan under the terms of the Mortgage Note have been made and credited. No payment under any Mortgage Loan has been 30 days delinquent more than one time within twelve months prior to the related Closing Date;

                        (iii) No Outstanding Charges.

            There are no defaults by the Company in complying with the terms of the Mortgage Note or Mortgage, and all taxes, governmental assessments, insurance premiums, leasehold payments, water, sewer and municipal charges, which previously became due and owing have been paid, or an escrow of funds has been established for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Company has not advanced funds, or induced or solicited directly or indirectly, the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is later, to the day which precedes by one month the Due Date of the first installment of principal and interest;

                        (iv) Original Terms Unmodified.

            The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Purchaser. The substance of any such waiver, alteration or modification has been approved by the mortgage insurer, if the Mortgage Loan is insured, the title insurer, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part. No Mortgage Loan has been modified so as to restructure the payment obligations or re-age the Mortgage Loan;

                        (v) No Defenses.

            The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

                        (vi) No Satisfaction of Mortgage.

            The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, release, cancellation, subordination or rescission;

                        (vii) Validity of Mortgage Documents.

            The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment charges). All parties to the Mortgage Note and the Mortgage had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties;

                        (viii) No Fraud.

            No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Company, the Mortgagor, or, to the best of the Company's knowledge, any appraiser, any builder, or any developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan;

                        (ix) Compliance with Applicable Laws.

            Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, predatory and abusive lending or disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment charges, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Company shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

                        (x) Location and Type of Mortgaged Property.

            The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel (or more than one contiguous parcels) of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a townhouse. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development), such condominium, or planned unit development project meets the Company's eligibility requirements as set forth in the Company's underwriting guidelines. No Mortgage Loan is secured by manufactured housing. As of the related appraisal date for each Mortgaged Property, no portion of any Mortgaged Property has been used for commercial purposes outside of the Company's underwriting guidelines;

                        (xi) Valid First Lien.

            The Mortgage is a valid, subsisting and enforceable first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                        (a) the lien of current real property taxes and assessments not yet due and payable;

                        (b) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender's title insurance policy or attorney's title opinion delivered to the originator of the Mortgage Loan and (i) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan and (ii) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                        (c) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property;

            Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and the Company has full right to sell and assign the same to the Purchaser;

                        (xii) Full Disbursement of Proceeds.

            The proceeds of the Mortgage Loan have been fully disbursed, except for escrows established or created due to seasonal weather conditions, and there is no requirement for future advances thereunder. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

                        (xiii) Ownership.

            The Company is the sole owner of record and holder of the Mortgage Loan and the related Mortgage Note and the Mortgage are not assigned or pledged, and the Company has good and marketable title thereto and has full right and authority to transfer and sell the Mortgage Loan to the Purchaser. The Company is transferring the Mortgage Loan free and clear of any and all encumbrances, liens, pledges, equities, participation interests, claims, charges or security interests of any nature encumbering such Mortgage Loan;

                        (xiv) Origination/Doing Business.

            The Mortgage Loan was originated by a savings and loan association, a savings bank, a commercial bank, a credit union, an insurance company, or similar institution which is supervised and examined by a federal or state authority or by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 or the National Housing Act. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and any qualification requirements of Fannie Mae or Freddie Mac, and (2) organized under the laws of such state, or (3) qualified to do business in such state, or (4) federal savings and loan associations or national banks having principal offices in such state, or (5) not doing business in such state;

                        (xv) Title Insurance.

            The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy of insurance acceptable to Fannie Mae or Freddie Mac, issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (a), (b) and (c) of paragraph (xi) of this Section 3.02, and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment; provided, however, that in the case of any Mortgage Loan secured by a Mortgaged Property located in a jurisdiction where such policies are generally not available, the Mortgage Loan is the subject of an opinion of counsel of the type customarily rendered in such jurisdiction in lieu of title insurance. The Company is the sole insured of such lender's title insurance policy, and such lender's title insurance policy is in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

                        (xvi) No Mechanics' Liens.

            There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage which are not insured against by the title insurance policy referenced in clause (xv) above;

                        (xvii) Location of Improvements; No Encroachments.

            Except as insured against by the title insurance policy referenced in clause (xv) above, all improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

                        (xviii) Customary Provisions.

            The Mortgage and the related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

                        (xix) Occupancy of the Mortgaged Property.

            As of the date of origination, the Mortgaged Property was lawfully occupied under Applicable Law;

                        (xx) No Additional Collateral.

            The Mortgage Note is not and has not been secured by any collateral, pledged account or other security except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in (xi) above;

                        (xxi) Deeds of Trust.

            In the event that the Mortgage constitutes a deed of trust, a trustee, duly qualified under Applicable Law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Mortgagee to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

                        (xxii) Transfer of Mortgage Loans.

            As to any Mortgage Loan which is not a MERS Mortgage Loan, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

                        (xxiii) Mortgaged Property Undamaged.

            The Mortgaged Property is undamaged by waste, water, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended;

                        (xxiv) Collection Practices; Escrow Deposits.

            The origination and collection practices used with respect to the Mortgage Loan have been in accordance with Acceptable Servicing Practices, and have been in all material respects legal and proper, and in accordance with the terms of the Mortgage Note and Mortgage. All Escrow Payments have been collected in full compliance with state and federal law. An escrow of funds is not prohibited by Applicable Law and has been established to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Company have been capitalized under the Mortgage Note. All Mortgage Interest Rate adjustments have been made in compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date;

                        (xxv) No Condemnation.

            To the best of Company's knowledge, there is no proceeding pending or threatened for the total or partial condemnation of the related Mortgaged Property;

                        (xxvi) The Appraisal.

            The Mortgage Loan Documents contain an appraisal of the related Mortgaged Property, As to each Time$aver(R) Mortgage Loan, the appraisal may be from the original of the existing Company-serviced loan, which was refinanced via such Time$aver(R) Mortgage Loan. The appraisal was conducted by an appraiser who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof; and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and the appraiser both satisfy the applicable requirements of Fannie Mae or Freddie Mac;

                        (xxvii) Insurance.

            The Mortgaged Property securing each Mortgage Loan is insured by an insurer acceptable to Fannie Mae or Freddie Mac against loss by fire, such hazards as are covered under a standard extended coverage endorsement and such other hazards as are customary in the area where the Mortgaged Property is located pursuant to insurance policies conforming to the requirements of Section 4.10, in an amount which is not less than the lesser of 100% of the insurable value of the Mortgaged Property and the outstanding principal balance of the Mortgage Loan, but in no event less than the minimum amount necessary to fully compensate for any damage or loss on a replacement cost basis; if the Mortgaged Property is a condominium unit, it is included under the coverage afforded by a blanket policy for the project; the insurance policy contains a standard clause naming the originator of such mortgage loan, its successor and assigns, as insured mortgagee; if upon origination of the Mortgage Loan, the improvements on the Mortgaged Property were in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (A) the outstanding principal balance of the Mortgage Loan, (B) the full insurable value and (C) the maximum amount of insurance which was available under the Flood Disaster Protection Act of 1973, as amended. All individual insurance policies contain a standard mortgagee clause naming the Company and its successors and assigns as mortgagee and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement and the Company has not acted or failed to act so as to impair the coverage of any such insurance policy or the validity, binding effect and enforceability thereof;

                        (xxviii) Servicemembers' Civil Relief Act.

             The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act, as amended;

                        (xxix) Payment Terms.

             The Mortgage Note is payable on the first day of each month in equal monthly installments of principal and interest, which installments of interest are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from origination and once the amortization period starts, payments are calculated to fully amortize by maturity. No Mortgage Loan has a shared appreciation or other contingent interest feature, or permits negative amortization. The Mortgage Interest Rate as well as the Lifetime Rate Cap and the Periodic Rate Cap for each Mortgage Loan are as set forth for such Mortgage Loan in the Mortgage Loan Schedule;

                        (xxx) No Defaults.

             Except with respect to delinquencies identified on the Mortgage Loan Schedule, there is no default, breach, violation or event of acceleration existing under any Mortgage or Mortgage Note and no event that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and the Company has not waived any default, breach, violation or event of acceleration;

                        (xxxi) Loan-to-Value Ratio; Modifications; No
                  Foreclosures.

             The Loan-to-Value Ratio of each Mortgage Loan was less than 100% at the time of its origination or refinancing, as applicable. No Mortgage Loan is subject to a written foreclosure agreement or pending foreclosure proceedings;

                        (xxxii) Primary Mortgage Insurance.

             Each Mortgage Loan with an LTV at origination in excess of 80% will be subject to a Primary Mortgage Insurance Policy, issued by an insurer acceptable to Fannie Mae or Freddie Mac, in at least such amounts as are required by Freddie Mac or Fannie Mae. All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Any Mortgage subject to any such Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain such insurance and to pay all premiums and charges in connection therewith unless terminable in accordance with Freddie Mac standards or Applicable Law;

                        (xxxiii) Underwriting Guidelines.

             The Mortgage Loan was underwritten in accordance with the Company's underwriting guidelines in effect at the time of origination with exceptions thereto exercised in a reasonable manner;

                        (xxxiv) No Bankruptcy.

             To the best of the Company's knowledge, no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated and as of the related Closing Date, the Company has not received notice that any Mortgagor is a debtor under any state or federal bankruptcy or insolvency proceeding.

                        (xxxv) No Additional Payments.

             There is no obligation on the part of the Company or any other party to make payments in addition to those made by the Mortgagor;

                        (xxxvi) Comparable Custodial Mortgage Loan File.

              Each document or instrument in the related Custodial or Retained Mortgage File, whether delivered to the Custodian or not is in a form generally acceptable to prudent mortgage lenders that regularly originate or purchase mortgage loans comparable to the Mortgage Loans for sale to prudent investors in the secondary market that invest in mortgage loans such as the Mortgage Loans;

                        (xxxvii) Contents of the Retained Mortgage File.

              The Retained Mortgage File contains the documents listed in items
              (5) through (8) of Exhibit B;

                        (xxxviii) HOEPA.

              No Mortgage Loan is a High Cost Loan or Covered Loan;

                        (xxxix) Fair Credit Reporting Act.

              The Company, in its capacity as servicer for each Mortgage Loan, has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

                        (xl) No Arbitration.

             No Mortgage Loan originated on or after August 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction;

                        (xli) No Pledged Assets.

              No  Mortgage  Loan is subject to the  Servicer's  Pledged  Asset
              Program;

                        (xlii) No Credit Insurance Policies.

              No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor was required to obtain a prepaid single premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan; No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

                        (xliii) Prepayment Penalty Term.

              No Mortgage Loan originated on or after October 1, 2002, will impose a prepayment premium for a term in excess of three years after its origination. No Mortgage Loan originated before October 1, 2002, will impose a prepayment premium for a term in excess of five years after its origination;

                        (xliv) Tax Service Contract; Flood Certification
                  Contract.

              Each Mortgage Loan shall have a tax service contract and, if applicable, a flood insurance contract which shall have a term of the life of the Mortgage Loan. Each such tax service and flood insurance contract shall be fully transferable without penalty, premium or cost to the Purchaser or its designee, unless, with respect to tax service contract, the Company is terminated pursuant to Section 11.2 hereof;

                        (xlv) Violation of Environmental Laws.

              There is no pending action or proceeding directly involving any Mortgaged Property of which the Company is aware in which compliance with any environmental law, rule or regulation is an issue; and to the best of the Company's knowledge, nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

                        (xlvi) No Buydowns.

              No Mortgage Loan contains provisions pursuant to which Monthly Payments are (a) paid or partially paid with funds deposited in any separate account established by the Company, the Mortgagor or anyone on behalf of the Mortgagor, (b) paid by any source other than the Mortgagor or (c) contains any other similar provisions which may constitute a "buydown" provision;

                        (xlvii) Interest Calculation.

              Interest on each Mortgage Loan is calculated on the basis of a 360-day year consisting of twelve 30-day months;

                        (xlviii) The Mortgagor.

              The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with the Underwriting Guidelines;

                        (xlix) No Construction Loans.

              No Mortgage Loan was made in connection with (i) the construction or rehabilitation of a Mortgage Property or (ii) facilitating the trade-in or exchange of a Mortgaged Property other than a construction-to-permanent loan which has converted to a permanent Mortgage Loan;

                        (l) Balloon Payments, Graduated Payments or Contingent
                  Interests.

              No Mortgage Loan is a graduated payment mortgage loan and no Mortgage Loan has a shared appreciation or other contingent interest feature. If a Mortgage Loan has a balloon payment feature, the Mortgage Note is payable in monthly payments based on a fifteen- or thirty-year amortization schedule and a final monthly payment substantially greater than the preceding monthly payment which is sufficient to amortize the remaining principal of the Mortgage Loan;

                        (li) Ground Leases.

              With respect to each Mortgage Loan that is secured in whole or in part by the interest of the mortgagor as a lessee under a ground lease of the related Mortgaged Property (a "Ground Lease") and not by a fee interest in such Mortgaged Property and as further specified in the underwriting guidelines of the Company:

                  (a) The mortgagor is the owner of a valid and subsisting interest as tenant under the Ground Lease;

                  (b) The Ground Lease is in full force and effect, unmodified and not supplemented by any writing or otherwise;

                  (c) The Company has not received notice of default by the mortgagor under the Ground Lease or of circumstances which, with the passage of time or the giving of notice or both, would constitute an event of default;

                  (d) The term of the Ground Lease exceeds the maturity date of the related Mortgage Loan by at least five years;

                  (e) The Ground Lease or a memorandum thereof has been recorded and by its terms permits the leasehold estate to be mortgaged;

                  (f) The Ground Lease does not contain any default provisions that could give rise to forfeiture or termination of the Ground Lease except for the non-payment of the Ground Lease rents;

                  (g) The execution, delivery and performance of the Mortgage do not require the consent (other than those consents which have been obtained and are in full force and effect) under, and will not contravene any provision of or cause a default under, the Ground Lease; and

                  (h) The Ground Lease provides that the leasehold can be transferred, mortgaged and sublet an unlimited number of times either without restriction or on payment of a reasonable fee and delivery of reasonable documentation to the lessor.

                        (lii) Conversion.

              The Adjustable Rate Mortgage Loan is not a Convertible Mortgage Loan;

                        (liii) Anti-Money Laundering Laws.

              With respect to each Mortgage Loan, the Company has complied with all applicable anti-money laundering laws and regulations (the "Anti-Money Laundering Laws"), and has established an anti-money laundering compliance program as required by the applicable Anti-Money Laundering Laws, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws; and

                        (liv) Due on Sale.

              The Mortgage or Mortgage Note contains an enforceable provision, to the extent not prohibited by federal law, for the acceleration of the payment of the unpaid principal balance of the related Mortgage Loan in the event the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder; provided that, with respect to Mortgage Notes which bear an adjustable rate of interest, such provision shall not be enforceable if the Mortgagor causes to be submitted to the Company to evaluate the intended transferee as if a new Mortgage Loan were being made to such transferee, and the Company reasonably determines that the security will not be impaired by such Mortgage Loan assumption and that the risk of breach of any covenant or agreement in such Mortgage is acceptable to the Purchaser.

      3.3 Repurchase.

      It is understood and agreed that the representations and warranties set forth in Sections 3.1 and 3.2 shall survive the sale of the Mortgage Loans to the Purchaser and the delivery of the Mortgage Loan Documents to the Custodian and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Custodial Mortgage File or Retained Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser (or which materially and adversely affects the interests of Purchaser in the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan), the party discovering such breach shall give prompt written notice to the other.

      Within 90 days of the earlier of either discovery by or notice to the Company of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans, (i) the Company shall use its best efforts promptly to cure such breach in all material respects and (ii) if such breach cannot be cured, the Company shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Section 3.1, and such breach cannot be cured within 90 days of the earlier of either discovery by or notice to the Company of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Company at the Repurchase Price. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Section 3.3 shall be accomplished by deposit in the Custodial Account of the amount of the Repurchase Price as required in Section 4.4, for distribution to Purchaser on the Remittance Date for the month following the date of the repurchase, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution for application in accordance with
Section 5.1.

      Notwithstanding the above paragraphs, within 60 days of the earlier of either discovery by, or notice to, the Company of any breach of the representations or warranties set forth in clauses, (xxxviii), (xl) or (xlvi) of
Section 3.2, the Company shall repurchase such Mortgage Loan at the Repurchase Price.

      If pursuant to the foregoing provisions the Company repurchases a Mortgage Loan that is a MERS Mortgage Loan, the Company shall either (i) cause MERS to execute and deliver an assignment of the Mortgage in recordable form to transfer the Mortgage from MERS to the Company on behalf of the Purchaser and shall cause such Mortgage to be removed from registration on the MERS(R) System in accordance with MERS' rules and regulations or (ii) cause MERS to designate on the MERS(R) System the Purchaser as the beneficial holder with respect to such Mortgage Loan.

      At the time of repurchase, the Purchaser and the Company shall arrange for the reassignment of the repurchased Mortgage Loan to the Company and the delivery to the Company of any documents held by the Custodian relating to the repurchased Mortgage Loan. In the event of a repurchase, the Company shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase has taken place and amend the Mortgage Loan Schedule to reflect the withdrawal of the repurchased Mortgage Loan from this Agreement.

      In addition to such repurchase obligation, the Company shall indemnify the Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Company's representations and warranties contained in this Agreement. It is understood and agreed that the obligations of the Company set forth in this
Section 3.3 to cure or repurchase a defective Mortgage Loan and to indemnify the Purchaser as provided in this Section 3.3, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties.

      Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.1 and 3.2 shall accrue as to any Mortgage Loan upon the earliest of (i) discovery of such breach by the Company or the Purchaser or notice thereof by the Purchaser to the Company, (ii) failures by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

                                   ARTICLE IV

                 ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

      Section 4.1 Company to Act as Servicer.

      The Company, as an independent contractor, shall service and administer the Mortgage Loans and shall have full power and authority, acting alone or through the utilization of a third party servicing provider, to do any and all things in connection with such servicing and administration which the Company may deem necessary or desirable, consistent with the terms of this Agreement and with Accepted Servicing Practices. The Servicer shall be responsible for any and all acts of a third party servicing provider, and the Servicer's utilization of a third party servicing provider shall in no way relieve the liability of the Servicer under this Agreement.

      Consistent with the terms of this Agreement and subject to the REMIC Provisions if the Mortgage Loans have been transferred to a REMIC, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser. In the event of any such modification which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 5.3, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances made pursuant to Section 5.3. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself and the Purchaser, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. If reasonably required by the Company, the Purchaser shall furnish the Company with any powers of attorney and other documents necessary or appropriate to enable the Company to carry out its servicing and administrative duties under this Agreement.

      In servicing and administering the Mortgage Loans, the Company shall employ procedures (including collection procedures) and exercise the same care that it customarily employs and exercises in servicing and administering mortgage loans for its own account, giving due consideration to Accepted Servicing Practices where such practices do not conflict with the requirements of this Agreement, and the Purchaser's reliance on the Company.

      Notwithstanding anything to the contrary contained herein, the Company shall not waive a prepayment penalty except under the following circumstances:
(i) such waiver would, in the reasonable judgment of the Company, maximize recovery of total proceeds taking into account the value of such prepayment penalty and the related Mortgage Loan and, if such waiver is made in connection with a refinancing of the related Mortgage Loan, such refinancing is related to a default or a reasonably foreseeable default; or (ii) the Company obtains a written Opinion of Counsel, which may be in-house counsel for the Company, opining that any prepayment penalty or charge is not legally enforceable in the circumstances under which the related Principal Prepayment occurs. In the event the Company waives any prepayment penalty, other than as set forth in (i) and
(ii) above, the Company shall deposit the amount of any such prepayment penalty in the Custodial Account for distribution to the Purchaser on the next Remittance Date.

      The Company is authorized and empowered by the Purchaser, in its own name, when the Company believes it appropriate in its reasonable judgment to register any Mortgage Loan on the MERS(R) System, or cause the removal from the registration of any Mortgage Loan on the MERS(R) System, to execute and deliver, on behalf of the Purchaser, any and all instruments of assignment and other comparable instruments with respect to such assignment or re-recording of a Mortgage in the name of MERS, solely as nominee for the Purchaser and its successors and assigns. The Company will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the MERS Mortgage Loans for as long as such Mortgage Loans are registered with MERS.

      Section 4.2 Liquidation of Mortgage Loans.

      In the event that any payment due under any Mortgage Loan and not postponed pursuant to Section 4.1 is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Company shall take such action as (1) the Company would take under similar circumstances with respect to a similar mortgage loan held for its own account for investment, (2) shall be consistent with Accepted Servicing Practices, and (3) the Company shall determine prudently to be in the best interest of Purchaser. In the event that any payment due under any Mortgage Loan is not postponed pursuant to Section 4.1 and remains delinquent for a period of 90 days or any other default continues for a period of 90 days beyond the expiration of any grace or cure period, the Company shall commence foreclosure proceedings, the Company shall notify the Purchaser in writing of the Company's intention to do so, and the Company shall not commence foreclosure proceedings if the Purchaser objects to such action within three (3) Business Days of receiving such notice. In the event the Purchaser objects to such foreclosure action, the Company shall not be required to make Monthly Advances with respect to such Mortgage Loan, pursuant to Section 5.3, and the Company's obligation to make such Monthly Advances shall terminate on the 90th day referred to above. In such connection, the Company shall from its own funds make all necessary and proper Servicing Advances, provided, however, that the Company shall not be required to expend its own funds in connection with any foreclosure or towards the restoration or preservation of any Mortgaged Property, unless it shall determine (a) that such preservation, restoration and/or foreclosure will increase the proceeds of liquidation of the Mortgage Loan to Purchaser after reimbursement to itself for such expenses and (b) that such expenses will be recoverable by it either through Liquidation Proceeds (respecting which it shall have priority for purposes of withdrawals from the Custodial Account pursuant to
Section 4.5) or through Insurance Proceeds (respecting which it shall have similar priority).

      Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector. The cost for such inspection or review shall be borne by the Purchaser. Upon completion of the inspection or review, the Company shall promptly provide the Purchaser with a written report of the environmental inspection.

      After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property. In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) the Purchaser directs the Company to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Company shall be reimbursed for all reasonable costs associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental clean up costs, as applicable, from the related Liquidation Proceeds, or if the Liquidation Proceeds are insufficient to fully reimburse the Company, the Company shall be entitled to be reimbursed from amounts in the Custodial Account pursuant to Section 4.5 hereof. In the event the Purchaser directs the Company not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Company shall be reimbursed for all Servicing Advances made with respect to the related Mortgaged Property from the Custodial Account pursuant to Section 4.5 hereof.

      Section 4.3 Collection of Mortgage Loan Payments.

      Continuously from the date hereof until the principal and interest on all Mortgage Loans are paid in full, the Company shall proceed diligently to collect all payments due under each of the Mortgage Loans when the same shall become due and payable in accordance with Accepted Servicing Practices, and shall, in accordance with RESPA and applicable state law, take special care in ascertaining and estimating Escrow Payments and all other charges that will become due and payable with respect to the Mortgage Loan and the Mortgaged Property, to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

      Section 4.4 Establishment of and Deposits to Custodial Account.

      The Company shall segregate and hold all funds collected and received pursuant to a Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts, in the form of time deposit or demand accounts, titled "Wells Fargo Bank, N.A., in trust for the Purchaser of Residential Mortgage Loans serviced under a Seller's Warranties and Servicing Agreement, dated as of August 1, 2004, and various Mortgagors - P & I", or as otherwise directed in writing by the Purchaser or its assigns after the related Closing Date in connection with any Whole Loan Transfer or Pass-Through Transfer. The Custodial Account shall be established with a Qualified Depository. Upon request of the Purchaser and within ten (10) days thereof, the Company shall provide the Purchaser with written confirmation of the existence of such Custodial Account. The Custodial Account shall at all times be insured to the fullest extent allowed by Applicable Law. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.5.

      The Company shall deposit in the Custodial Account within one Business Day (or two Business Days in the case of the amounts described in clauses (iii) through (v) below) of the Company's receipt, and retain therein, the following collections received by the Company and payments made by the Company after the related Cut-off Date, other than payments of principal and interest due on or before the related Cut-off Date:

                              (1) all payments on account of principal on the Mortgage Loans, including all Principal Prepayments;

                              (2) all payments on account of interest on the Mortgage Loans, adjusted to the Mortgage Loan Remittance Rate;

                              (3) all Liquidation Proceeds;

                              (4) all Insurance Proceeds including amounts required to be deposited pursuant to Section 4.10 (other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with
      Section 4.14), Section 4.11 and Section 4.15;

                              (5) all Condemnation Proceeds which are not applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 4.14;

                              (6) any amount required to be deposited in the Custodial Account pursuant to Section 4.1, 5.1, 5.3, 6.1 or 6.2;

                              (7) any amounts payable in connection with the repurchase of any Mortgage Loan pursuant to Section 2.3, 3.3 or 6.2;

                              (8) with respect to each Principal Prepayment an amount (to be paid by the Company out of its funds) which, when added to all amounts allocable to interest received in connection with the Principal Prepayment, equals one month's interest on the amount of principal so prepaid at the Mortgage Loan Remittance Rate;

                              (9) any amounts required to be deposited by the Company pursuant to Section 4.11 in connection with the deductible clause in any blanket hazard insurance policy; and

                              (10) any amounts received with respect to or related to any REO Property and all REO Disposition Proceeds pursuant to
      Section 4.16.

      The foregoing requirements for deposit into the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.1, need not be deposited by the Company into the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.5. The Company shall reimburse the Custodial Account for any losses incurred as a result of the investment of amounts on deposit in the Custodial Account.

      Section 4.5 Permitted Withdrawals From Custodial Account.

      The Company shall, from time to time, withdraw funds from the Custodial Account for the following purposes:

                              (1) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.1;

                              (2) to reimburse itself for Monthly Advances of the Company's funds made pursuant to Section 5.3, the Company's right to reimburse itself pursuant to this subclause (2) being limited to amounts received on the related Mortgage Loan which represent late payments of principal and/or interest respecting which any such advance was made, it being understood that, in the case of any such reimbursement, the Company's right thereto shall be prior to the rights of Purchaser, except that, where the Company is required to repurchase a Mortgage Loan pursuant to Section 2.3, 3.3 or 6.2, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such sections and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

                              (3) to reimburse itself for unreimbursed Servicing Advances, and for any unpaid Servicing Fees, the Company's right to reimburse itself pursuant to this subclause (3) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Company from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reimbursement, the Company's right thereto shall be prior to the rights of Purchaser, except that where the Company is required to repurchase a Mortgage Loan pursuant to Section 2.3, 3.3 or 6.2, in which case the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such sections and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

                              (4) to pay itself as servicing compensation any interest on funds deposited in the Custodial Account;

                              (5) to reimburse itself for expenses incurred to the extent reimbursable pursuant to Section 8.1;

                              (6) to pay any amount required to be paid pursuant to Section 4.16 related to any REO Property, it being understood that, in the case of any such expenditure or withdrawal related to a particular REO Property, the amount of such expenditure or withdrawal from the Custodial Account shall be limited to amounts on deposit in the Custodial Account with respect to the related REO Property;

                              (7) to reimburse itself for any Servicing Advances or REO expenses after liquidation of the Mortgaged Property not otherwise reimbursed above;

                              (8) to reimburse the trustee with respect to any Pass-Through Transfer for any unreimbursed Monthly Advances or Servicing Advances made by the Trustee, as applicable, the right to reimbursement pursuant to this subclause (8) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, proceeds of REO Dispositions, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Company from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of such reimbursement, such trustee's right thereto shall be prior to the rights of the Company to reimbursement under (2) and (3), and prior to the rights of the Purchaser under (1);

                              (9) to remove funds inadvertently placed in the Custodial Account by the Company; and


                              (10) to clear and terminate the Custodial Account upon the termination of this Agreement.

      In the event that the Custodial Account is interest bearing, on each Remittance Date, the Company shall withdraw all interest earned on funds on deposit in the Custodial Account. The Company may use such withdrawn funds only for the purposes described in this Section 4.5.

      Section 4.6 Establishment of and Deposits to Escrow Account.

      The Company shall segregate and hold all funds collected and received pursuant to a Mortgage Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts, in the form of time deposit or demand accounts, titled, "Wells Fargo Bank, N.A., in trust for the Purchaser under the Seller's Warranties and Servicing Agreement dated as of August 1, 2004 and/or subsequent purchasers of Mortgage Loans, and various Mortgagors - T & I." The Escrow Accounts shall be established with a Qualified Depository, in a manner which shall provide maximum available insurance thereunder. Upon request of the Purchaser and within ten (10) days thereof, the Company shall provide the Purchaser with written confirmation of the existence of such Escrow Account. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.7.

      The Company shall deposit in the Escrow Account or Accounts within two (2) Business Days of the Company's receipt, and retain therein:

                              (1) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

                              (2) all amounts representing Insurance Proceeds or Condemnation Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

                              (3) all amounts representing proceeds of any Primary Mortgage Insurance Policy.

      The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, as set forth in Section 4.7. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution, other than interest on escrowed funds required by law to be paid to the Mortgagor. To the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account may be non-interest bearing or that interest paid thereon is insufficient for such purposes. The Company shall reimburse the Escrow Account for any losses incurred as a result of the investment of amounts on deposit in the Escrow Account.

      Section 4.7 Permitted Withdrawals From Escrow Account.

      Withdrawals from the Escrow Account or Accounts may be made by the Company only:

                              (1) to effect timely payments of ground rents, taxes, assessments, water rates, mortgage insurance premiums, condominium charges, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage;

                              (2) to reimburse the Company for any Servicing Advances made by the Company pursuant to Section 4.8 with respect to a related Mortgage Loan, but only from amounts received on the related Mortgage Loan which represent late collections of Escrow Payments thereunder;

                              (3) to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan;

                              (4) for transfer to the Custodial Account and application to reduce the principal balance of the Mortgage Loan in accordance with the terms of the related Mortgage and Mortgage Note;

                              (5) for application to restoration or repair of the Mortgaged Property in accordance with the procedures outlined in
      Section 4.14;

                              (6) to pay to the Company, or any Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

                              (7) to remove funds inadvertently placed in the Escrow Account by the Company;

                              (8) to apply the proceeds of Primary Mortgage Insurance as if such proceeds were payments on, or Liquidation Proceeds of, the related Mortgage Loan, as the case may be; and

                              (9) to clear and terminate the Escrow Account on the termination of this Agreement.

      Section 4.8 Payment of Taxes, Insurance and Other Charges.

      With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates, sewer rents, and other charges which are or may become a lien upon the Mortgaged Property and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payment of all such charges irrespective of each Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments, and the Company shall make advances from its own funds to effect such payments.

      Section 4.9 Protection of Accounts.

      The Company may transfer the Custodial Account or the Escrow Account to a different Qualified Depository from time to time, upon prior written notice to the Purchaser.

      Section 4.10 Maintenance of Hazard Insurance.

      The Company shall cause to be maintained for each Mortgage Loan hazard insurance such that all buildings upon the Mortgaged Property are insured by an insurer acceptable to Fannie Mae or Freddie Mac, against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, in an amount which is at least equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan and (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor or the loss payee from becoming a co-insurer. In the event a hazard insurance policy shall be in danger of being terminated, or in the event the insurer shall cease to be acceptable to Fannie Mae or Freddie Mac, the Company shall notify the Purchaser and the related Mortgagor, and shall use its best efforts, as permitted by Applicable Law, to obtain from another Qualified Insurer a replacement hazard insurance policy substantially and materially similar in all respects to the original policy. In no event, however, shall a Mortgage Loan be without a hazard insurance policy at any time, subject only to Section 4.11 hereof.

      If upon origination of the Mortgage Loan, the related Mortgaged Property was located in an area identified by the Flood Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier acceptable to Fannie Mae or Freddie Mac, in an amount representing coverage equal to the lesser of (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement cost basis (or the unpaid balance of the mortgage if replacement cost coverage is not available for the type of building insured) and (ii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended.

      If a Mortgage is secured by a unit in a condominium project, the Company shall verify that the coverage required of the owner's association, including hazard, flood, liability, and fidelity coverage, is being maintained in accordance with then current Fannie Mae or Freddie Mac requirements, secure from the owner's association its agreement to notify the Company promptly of any change in the insurance coverage or of any condemnation or casualty loss that may have a material effect on the value of the Mortgaged Property as security.

      In the event that any Purchaser or the Company shall determine that the Mortgaged Property should be insured against loss or damage by hazards and risks not covered by the insurance required to be maintained by the Mortgagor pursuant to the terms of the Mortgage, the Company shall communicate and consult with the Mortgagor with respect to the need for such insurance and bring to the Mortgagor's attention the desirability of protection of the Mortgaged Property.

      All policies required hereunder shall name the Company as loss payee and shall be endorsed with standard or union mortgagee clauses, without contribution, which shall provide for at least 30 days prior written notice of any cancellation, reduction in amount or material change in coverage.

      The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are acceptable to Fannie Mae and Freddie Mac and are licensed to do business in the jurisdiction in which the Mortgaged Property is located. The Company shall determine that such policies provide sufficient risk coverage and amounts, that they insure the property owner, and that they properly describe the property address.

      Pursuant to Section 4.4, any amounts collected by the Company under any such policies (other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the related Mortgaged Property, or property acquired in liquidation of the Mortgage Loan, or to be released to the Mortgagor, in accordance with the Company's normal servicing procedures as specified in Section 4.4) shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.5.

      Section 4.11 Maintenance of Primary Mortgage Insurance Policy; Claims..

      With respect to each Mortgage Loan with a LTV in excess of 80%, the Company shall, without any cost to the Purchaser, maintain or cause the Mortgagor to maintain in full force and effect a Primary Mortgage Insurance Policy insuring that portion of the Mortgage Loan in excess of a percentage in conformance with Fannie Mae and Freddie Mac requirements. The Company shall pay or shall cause the Mortgagor to pay the premium thereon on a timely basis, at least until the LTV of such Mortgage Loan is reduced to 80%, or such amount as required by Applicable Law, or such other amount as Fannie Mae and Freddie Mac permits for cancellation of mortgage insurance. In the event that such Primary Mortgage Insurance Policy shall be terminated, the Company shall obtain from another insurer a comparable replacement policy, with a total coverage equal to the remaining coverage of such terminated Primary Mortgage Insurance Policy. If the insurer shall cease to be a qualified insurer, the Company shall determine whether recoveries under the Primary Mortgage Insurance Policy are jeopardized for reasons related to the financial condition of such insurer, it being understood that the Company shall in no event have any responsibility or liability for any failure to recover under the Primary Mortgage Insurance Policy for such reason. If the Company determines that recoveries are so jeopardized, it shall notify the Purchaser and the Mortgagor, if required, and obtain from another qualified insurer a replacement insurance policy. The Company shall not take any action which would result in noncoverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Subsection 6.1, the Company shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such Primary Mortgage Insurance Policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under such Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

      In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Primary Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.6, any amounts collected by the Company under any Primary Mortgage Insurance Policy shall be deposited in the Escrow Account, subject to withdrawal pursuant to Section 4.7.

      Section 4.12 Maintenance of Mortgage Impairment Insurance.

      In the event that the Company shall obtain and maintain a blanket policy insuring against losses arising from fire and hazards covered under extended coverage on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section
4.10. The Company shall prepare and make any claims on the blanket policy as deemed necessary by the Company in accordance with Accepted Servicing Practices. Any amounts collected by the Company under any such policy relating to a Mortgage Loan shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.5. Such policy may contain a deductible clause, in which case, in the event that there shall not have been maintained on the related Mortgaged Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, the Company shall deposit in the Custodial Account at the time of such loss the amount not otherwise payable under the blanket policy because of such deductible clause, such amount to be deposited from the Company's funds, without reimbursement therefor. Upon request of any Purchaser, the Company shall cause to be delivered to such Purchaser a certified true copy of such policy and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without 30 days' prior written notice to such Purchaser.

      Section 4.13 Maintenance of Fidelity Bond and Errors and Omissions Insurance.

      The Company shall maintain with responsible companies, at its own expense, a blanket Fidelity Bond and an Errors and Omissions Insurance Policy, with broad coverage on all officers, employees or other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans ("Company Employees"). Any such Fidelity Bond and Errors and Omissions Insurance Policy shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Company Employees. Such Fidelity Bond and Errors and Omissions Insurance Policy also shall protect and insure the Company against losses in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.13 requiring such Fidelity Bond and Errors and Omissions Insurance Policy shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the amounts acceptable to Fannie Mae or Freddie Mac. Upon the request of any Purchaser, the Company shall cause to be delivered to such Purchaser a certified true copy of such fidelity bond and insurance policy and a statement from the surety and the insurer that such fidelity bond and insurance policy shall in no event be terminated or materially modified without 30 days' prior written notice to the Purchaser.

      Section 4.14 Inspections.

      If any Mortgage Loan is more than 45 days delinquent, the Company or its agent shall inspect the Mortgaged Property as promptly as practicable after the 45th day of delinquency and shall conduct subsequent inspections in accordance with Accepted Servicing Practices or as may be required by the primary mortgage guaranty insurer. The Company shall keep a record of each such inspection and, upon request, shall provide the Purchaser with such information.

      Section 4.15 Restoration of Mortgaged Property.

      The Company need not obtain the approval of the Purchaser prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Accepted Servicing Practices. For claims greater than $15,000, at a minimum the Company shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:

                              (i) the Company shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

                              (ii) the Company shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics' and materialmen's liens;

                              (iii) the Company shall verify that the Mortgage Loan is not in default; and

                              (iv) pending repairs or restoration, the Company shall place the Insurance Proceeds or Condemnation Proceeds in the Escrow Account.

      If the Purchaser is named as an additional loss payee, the Company is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Purchaser.

      Section 4.16 Claims.

      In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer in a timely fashion and, in this regard, to take such action as shall be necessary to permit recovery respecting a defaulted Mortgage Loan. Pursuant to
Section 4.04, any amounts collected by the Company under any guaranty shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.5.

      Section 4.17 Title, Management and Disposition of REO Property.

      In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Company, or in the event the Company is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, or the perfection of the ownership or security interest of the Purchaser in such REO Property would be adversely effected, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an Opinion of Counsel obtained by the Company from any attorney duly licensed to practice law in the state where the REO Property is located. The Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the Purchaser.

      The Company shall manage, conserve, protect and operate each REO Property for the Purchaser solely for the purpose of its prompt disposition and sale. The Company, either itself or through an agent selected by the Company, shall manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year, except as otherwise provided below) on such terms and conditions as the Company deems to be in the best interest of the Purchaser.

      The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless (i) a REMIC election has not been made with respect to the arrangement under which the Mortgage Loans and the REO Property are held, and (ii) the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a period longer than one year is permitted under the foregoing sentence and is necessary to sell any REO Property, (i) the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property and (ii) if, with the written consent of the Purchaser, a purchase money mortgage is taken in connection with such sale, such purchase money mortgage (1) shall name the Company as mortgagee, and (2) shall not be held pursuant to this Agreement, but instead a separate participation agreement among the Company and Purchaser shall be entered into with respect to such purchase money mortgage.

      The Company shall also maintain on each REO Property fire and hazard insurance with extended coverage in amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in the amount required above.

      Subject to 5 days' prior written notice to the Purchaser, at the address specified in Section 12.5, of its intent to do so, the disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser. The proceeds of sale of the REO Property shall be promptly deposited in the Custodial Account. As soon as practical thereafter the expenses of such sale shall be paid and the Company shall reimburse itself for any related unreimbursed Servicing Advances, unpaid Servicing Fees and unreimbursed advances made pursuant to Section 5.3. On the Remittance Date immediately following the Principal Prepayment Period in which such sale proceeds are received the net cash proceeds of such sale remaining in the Custodial Account shall be distributed to the Purchaser.

      The Company shall withdraw the Custodial Account funds necessary for the proper operation management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 4.10 and the fees of any managing agent of the Company, or the Company itself. The Company shall make monthly distributions on each Remittance Date to the Purchaser of the net cash flow from the REO Property (which shall equal the revenues from such REO Property net of the expenses described in the Section 4.16 and of any reserves reasonably required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

      Section 4.18 Real Estate Owned Reports.

      Together with the statement furnished pursuant to Section 5.2, the Company shall furnish to the Purchaser on or before the Remittance Date each month a statement with respect to any REO Property covering the operation of such REO Property for the previous month and the Company's efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month. That statement shall be accompanied by such other information as the Purchaser shall reasonably request.

      Section 4.19 Liquidation Reports.

      Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed in lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property.

      Section 4.20 Reports of Foreclosures and Abandonments of Mortgaged
Property.

      Following the foreclosure sale or abandonment of any Mortgaged Property, the Company shall report such foreclosure or abandonment as required pursuant to
Section 6050J of the Code. The Company shall file information reports with respect to the receipt of mortgage interest received in a trade or business and information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property as required by the Code. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by the Code.

      Section 4.21 Fair Credit Reporting Act.

      The Company, in its capacity as servicer for each Mortgage Loan, agrees to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

                                   ARTICLE V

                            PAYMENTS TO PURCHASER

      Section 5.1 Remittances.

      On each Remittance Date the Company shall remit by wire transfer of immediately available funds to the Purchaser (a) all amounts deposited in the Custodial Account as of the close of business on the Determination Date (net of charges against or withdrawals from the Custodial Account pursuant to Section 4.5), plus (b) all amounts, if any, which the Company is obligated to distribute pursuant to Section 5.3, minus (c) any amounts attributable to Principal Prepayments received after the applicable Principal Prepayment Period which amounts shall be remitted on the following Remittance Date, together with any additional interest required to be deposited in the Custodial Account in connection with such Principal Prepayment in accordance with Section 4.4(viii); and minus (d) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the first day of the month of the Remittance Date.

      All cash flows from prepayment penalties shall be passed through to the Purchaser and shall not be waived by the Company, except pursuant to Section 4.1.

      With respect to any remittance received by the Purchaser after the date on which such payment was due, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each charge, plus two percentage points, but in no event greater than the maximum amount permitted by Applicable Law. Such interest shall be deposited in the Custodial Account by the Company on the date such late payment is made and shall cover the period commencing with the day following such second Business Day and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with the distribution payable on the next succeeding Remittance Date. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company.

      Section 5.2 Statements to Purchaser.

      Not later than the Remittance Advice Date, the Company shall furnish to the Purchaser a Monthly Remittance Advice, including the information set forth in Exhibit E attached hereto, with a trial balance report attached thereto, as to the period ending on the last day of the preceding month, in a form to be agreed upon by the Purchaser and the Company.

      Section 5.3 Monthly Advances by Company.

      On the Business Day immediately preceding each Remittance Date, the Company shall deposit in the Custodial Account from its own funds or from amounts held for future distribution an amount equal to all Monthly Payments (with interest adjusted to the Mortgage Loan Remittance Rate) which were due on the Mortgage Loans during the applicable Due Period and which were delinquent at the close of business on the Determination Date immediately preceding such Remittance Date or which were deferred pursuant to Section 4.1. Any amounts held for future distribution and so used shall be replaced by the Company by deposit in the Custodial Account on or before any future Remittance Date if funds in the Custodial Account on such Remittance Date shall be less than payments to the Purchaser required to be made on such Remittance Date. Notwithstanding the foregoing, the Company shall not be permitted to make any advances from amounts held for future distribution, and instead shall be required to make all advances from its own funds, unless the Company, its parent, or their respective successors hereunder shall have a long-term credit rating of at least "A" by Fitch, Inc. (doing business as Fitch Ratings), "A" by Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and "A2" by Moody's Investors Service, Inc. The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the earlier of: (i) the last Remittance Date prior to the Remittance Date for the distribution of all Liquidation Proceeds and other payments or recoveries (including Insurance Proceeds and Condemnation Proceeds) with respect to the Mortgage Loan and (ii) the Remittance Date prior to the date the Mortgage Loan is converted to REO Property, provided however, that if requested by a Rating Agency in connection with Pass-Through Transfer, the Company shall be obligated to make such advances through the Remittance Date prior to the date on which cash is received in connection with the liquidation of REO Property; provided, however, that such obligation shall cease if the Company determines, in its sole reasonable opinion, that advances with respect to such Mortgage Loan are non-recoverable by the Company from Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds, or otherwise with respect to a particular Mortgage Loan. In the event that the Company determines that any such advances are non-recoverable, the Company shall provide the Purchaser with a certificate signed by two officers of the Company evidencing such determination.

                                   ARTICLE VI

                          GENERAL SERVICING PROCEDURES

6.1   Transfers of Mortgaged Property.

      The Company shall use its best efforts to enforce any "due-on-sale" provision contained in any Mortgage or Mortgage Note and to deny assumption by the Person to whom the Mortgaged Property has been or is about to be sold whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains liable on the Mortgage and the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, the Company shall, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the "due-on-sale" clause applicable thereto, provided, however, that the Company shall not exercise such rights if prohibited by law from doing so.

      If the Company reasonably believes it is unable under Applicable Law to enforce such "due-on-sale" clause, the Company shall enter into (i) an assumption and modification agreement with the Person to whom such property has been conveyed, pursuant to which such Person becomes liable under the Mortgage Note and the original Mortgagor remains liable thereon or (ii) in the event the Company is unable under Applicable Law to require that the original Mortgagor remain liable under the Mortgage Note and the Company has the prior consent of the primary mortgage guaranty insurer, a substitution of liability agreement with the purchaser of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note. If an assumption fee is collected by the Company for entering into an assumption agreement the fee will be retained by the Company as additional servicing compensation. In connection with any such assumption, neither the Mortgage Interest Rate borne by the related Mortgage Note, the term of the Mortgage Loan, the outstanding principal amount of the Mortgage Loan nor any other material terms shall be changed without Purchaser's consent.

      To the extent that any Mortgage Loan is assumable, the Company shall inquire diligently into the credit worthiness of the proposed transferee, and shall use the underwriting criteria for approving the credit of the proposed transferee which are used with respect to underwriting mortgage loans of the same type as the Mortgage Loan. If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by Applicable Law, accelerate the maturity of the Mortgage Loan.

      Section 6.2 Satisfaction of Mortgages and Release of Mortgage Files.

      Upon the payment in full of any Mortgage Loan, the Company shall notify the Purchaser in the Monthly Remittance Advice as provided in Section 5.2, and may request the release of any Mortgage Loan Documents. If such Mortgage Loan is a MERS Mortgage Loan, the Company is authorized to cause the removal from the registration on the MERS System of such Mortgage and to execute and deliver, on behalf of the Purchaser, any and all instruments of satisfaction or cancellation or of partial or full release.

      If the Company satisfies or releases a Mortgage without first having obtained payment in full of the indebtedness secured by the Mortgage or should the Company otherwise prejudice any rights the Purchaser may have under the mortgage instruments, upon written demand of the Purchaser, the Company shall repurchase the related Mortgage Loan at the Repurchase Price by deposit thereof in the Custodial Account within 2 Business Days of receipt of such demand by the Purchaser. The Company shall maintain the Fidelity Bond and Errors and Omissions Insurance Policy as provided for in Section 4.12 insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

      Section 6.3 Servicing Compensation.

      As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account or to retain from interest payments on the Mortgage Loans the amount of its Servicing Fee. The Servicing Fee shall be payable monthly and shall be computed on the basis of the Scheduled Principal Balance and for the period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and payable solely from, the interest portion of such Monthly Payments.

      Additional servicing compensation in the form of assumption fees, to the extent provided in Section 6.01, and late payment charges shall be retained by the Company to the extent not required to be deposited in the Custodial Account. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement thereof except as specifically provided for herein.

      Section 6.4 Annual Statement as to Compliance.

      For each Mortgage Loan Package, the Company shall deliver to the Purchaser on or before February 28 each year, beginning in the calendar year immediately succeeding the calendar year of the related Closing Date, an Officer's Certificate, stating that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officer's supervision, and (ii) the Company has complied with the provisions of this Agreement or similar agreements, and (iii) to the best of such officer's knowledge, based on such review, the Company has fulfilled all its obligations under this Agreement or similar agreements throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the action being taken by the Company to cure such default.

      Section 6.5 Annual Independent Public Accountants' Servicing Report.

      For each Mortgage Loan Package, on or before February 28 each year, beginning in the calendar year immediately succeeding the calendar year of the related Closing Date, the Company, at its expense, shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to each Purchaser to the effect that such firm has examined certain documents and records relating to the servicing of the mortgage loans similar in nature and that such firm is of the opinion that the provisions of this or similar agreements have been complied with, and that, on the basis of such examination conducted substantially in compliance with the Uniform Single Attestation Program for Mortgage Bankers, nothing has come to their attention which would indicate that such servicing has not been conducted in compliance therewith, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. By providing Purchaser a copy of a Uniform Single Attestation Program Report from their independent public accountant's on an annual basis, Company shall be considered to have fulfilled its obligations under this Section 6.5.

      Section 6.6 Right to Examine Company Records.

      The Purchaser, or its designee, shall have the right to examine and audit any and all of the books, records, or other information of the Company, whether held by the Company or by another on its behalf, with respect to or concerning this Agreement or the Mortgage Loans, during business hours or at such other times as may be reasonable under applicable circumstances, upon reasonable advance notice. The Purchaser shall pay its own expenses associated with such examination.

      Section 6.7 Compliance with REMIC Provisions.

      If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held, the Company shall not take any action or fail to take any action or fail to cause the REMIC to take any action, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of the REMIC as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on "prohibited transactions" as defined Section 860F(a)(2) of the Code and the tax on "contributions" to a REMIC set forth in Section 860G(d) of the Code) unless the Company has received an Opinion of Counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.

                                  ARTICLE VII

                              COMPANY TO COOPERATE

      Section 7.1 Provision of Information.

      During the term of this Agreement, the Company shall furnish to the Purchaser such periodic, special, or other reports or information, and copies or originals of any documents contained in the Servicing File for each Mortgage Loan provided for herein. All other special reports or information not provided for herein as shall be necessary, reasonable, or appropriate with respect to the Purchaser or any regulatory agency will be provided at the Purchaser's expense. All such reports, documents or information shall be provided by and in accordance with all reasonable instructions and directions which the Purchaser may give.

      The Company shall execute and deliver all such instruments and take all such action as the Purchaser may reasonably request from time to time, in order to effectuate the purposes and to carry out the terms of this Agreement.

      Section 7.2 Financial Statements; Servicing Facility.

      In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective Purchaser a Consolidated Statement of Operations of the Company for the most recently completed two fiscal years for which such a statement is available, as well as a Consolidated Statement of Condition at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Company, upon request, also shall make available any comparable interim statements to the extent any such statements have been prepared by or on behalf of the Company (and are available upon request to members or stockholders of the Company or to the public at large).

      The Company also shall make available to Purchaser or prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions respecting recent developments affecting the Company or the financial statements of the Company, and to permit any prospective purchaser to inspect the Company's servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

                                  ARTICLE VIII

                                 THE COMPANY

      Section 8.1 Indemnification; Third Party Claims.

      The Company shall indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to perform its duties and service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company immediately shall notify the Purchaser if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the prior written consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser promptly shall reimburse the Company for all costs, fees or expenses advanced by it pursuant to this paragraph except when the claim in any way results from, relates to or arises out of any liability, obligation, act or omission of the Company, including without limitation, the Company's indemnification obligation under
Section 3.3 and this Section 8.1, any repurchase obligation of the Company hereunder including Sections 2.3, 3.3 and 6.2, or the failure of the Company to service and administer the Mortgage Loans and otherwise perform its obligations hereunder in strict compliance with the terms of this Agreement.

      Section 8.2 Merger or Consolidation of the Company.

      The Company shall keep in full effect its existence, rights and franchises and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

      Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding, provided, however, that the successor or surviving Person shall be an institution which is a Fannie Mae/Freddie Mac-approved company in good standing. Furthermore, in the event the Company transfers or otherwise disposes of all or substantially all of its assets to an affiliate of the Company, such affiliate shall satisfy the condition above, and shall also be fully liable to the Purchaser for all of the Company's obligations and liabilities hereunder.

      Section 8.3 Limitation on Liability of Company and Others.

      Neither the Company nor any of the directors, officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment, provided, however, that this provision shall not protect the Company or any such Person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement or any other liability which would otherwise be imposed under this Agreement. The Company and any director, officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expense or liability, provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the Company shall be entitled to reimbursement from the Purchaser of the reasonable legal expenses and costs of such action.

      Section 8.4 Limitation on Resignation and Assignment by Company.

      The Purchaser has entered into this Agreement with the Company and subsequent Purchasers will purchase the Mortgage Loans in reliance upon the independent status of the Company, and the representations as to the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing, and the continuance thereof. Therefore, the Company shall neither assign this Agreement or the servicing rights hereunder, or sell or otherwise dispose of all of its property or assets without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

      The Company shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under Applicable Law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in
Section 12.1.

      Without in any way limiting the generality of this Section 8.4, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or sell or otherwise dispose of all or substantially all of its property or assets without the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement upon notice given as set forth in Section 10.1, without any payment of any penalty or damages and without any liability whatsoever to the Purchaser or any third party.

                                   ARTICLE IX

                              PASS-THROUGH TRANSFER

      Section 9.1 Removal of Mortgage Loans from Inclusion Under this Agreement Upon a Pass-Through Transfer

      The Purchaser and the Company agree that with respect to some or all of the Mortgage Loans, the Purchaser, at its sole option, may effect Whole Loan Transfers or Pass-Through Transfers, retaining the Company as the Servicer thereof or subservicer if a master servicer is employed, or as applicable the "seller/servicer". From and after the Reconstitution Date, the Mortgage Loans transferred may remain covered by this Agreement, insofar as the Company shall continue to service such Mortgage Loans on behalf of the Purchaser in accordance with the terms and provisions of this Agreement.

      The Company shall cooperate with the Purchaser in connection with each Whole Loan Transfer or Pass-Through Transfer in accordance with this Section
9.1. In connection therewith the Company shall:

            (a) make all representations and warranties with respect to the Mortgage Loans as of the related Closing Date and with respect to the Company itself as of the closing date of each Whole Loan Transfer or Pass-Through Transfer;

            (b) negotiate in good faith and execute any seller/servicer agreements required by the shelf registrant to effectuate the foregoing provided such agreements create no greater obligation or cost on the part of the Company than otherwise set forth in this Agreement;

            (c) with respect to any Mortgage Loans that are subject to a Pass-Through Transfer or other securitization (a "Securitization") in which the filing of a Sarbanes-Oxley certification directly with the Securities and Exchange Commission is required, by February 28th of each year or in connection with any additional Sarbanes-Oxley certification required to be filed, upon thirty (30) days written request, an officer of the Company shall execute and deliver a Company Certification substantially in the form attached hereto as Exhibit H, to the entity filing the Sarbanes-Oxley certification directly with the Securities and Exchange Commission (such as the Purchaser, any master servicer, any trustee or any depositor) for the benefit of such entity and such entity's affiliates and the officers, directors and agents of such entity and such entity's affiliates, and shall indemnify such entity or persons arising out of any breach of the Company's obligations or representations relating thereto as provided in such Company Certification;

            (d) represent to the Purchaser, the depositor, the trustee, and the initial purchaser of the securities issued in connection with any Pass-Through Transfer that: (1) that the Company has serviced the Mortgage Loans in accordance with the terms of this Agreement, and has otherwise complied with all covenants and obligations hereunder, and (2) that the Company has taken no action that would, nor omitted to take any required action the omission of which would, have the effect of impairing the mortgage insurance or guarantee on the Mortgage Loans. The Company also agrees to represent the accuracy of any information provided to the Purchaser by the Company for inclusion in any prospectus supplement, offering memorandum or term sheet prepared in connection with any Pass-Through Transfers;

            (e) deliver an opinion of counsel (which can be an opinion of in-house counsel to the Company) reasonably acceptable to the Purchaser; provided that any out-of-pocket, third party expenses incurred by the Company in connection with the foregoing shall be paid by the Purchaser;

            (f) provide as applicable:

                  (i) any and all information and appropriate verification of information which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser shall request;

                  (ii) (x) a company certification executed by a senior officer of the Company responsible for the servicing of the Mortgage Loans, and
      (y) such additional statements, certificates or other similar documents of the Company or reports from the Company's accountants in connection with a Pass-Through Transfer and in substance as required by Applicable Law; and

                  (iii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, financial description of the Company as servicer for inclusion in any offering memorandum to be distributed to potential investors in connection with a Pass-Through Transfer with respect to the Mortgage Loans, and certificates of public officials or officers of the Company as are reasonably believed necessary by the trustee, any Rating Agency, the Purchaser, as the case may be, in connection with such Whole Loan Transfers or Pass-Through Transfers. The Purchaser shall pay all third party costs associated with the preparation of such information. The Company shall execute any seller/servicer agreements required within a reasonable period of time after receipt of such seller/servicer agreements which time shall be sufficient for the Company and Company's counsel to review such seller/servicer agreements. Under this Agreement, the Company shall retain a servicing fee for each Mortgage Loan, at the Servicing Fee Rate;

            (g) indemnify the Purchaser for any material misstatements, omissions or alleged material misstatements or omissions contained in the information provided pursuant to (d) or (f) above; provided, that the Purchaser shall provide indemnification to the Company, its successors or assigns, with respect to any material misstatements, omissions or alleged material misstatements or omissions contained in any information (other than the information provided by the Company pursuant to (d) or (f) above) in any securitization offering materials; and

            (h) if required at any time by the Rating Agencies in connection with any Pass-Through Transfer, the Company shall deliver such additional documents from its Retained Mortgage File to the Custodian as the Rating Agencies may require (a "Rating Agency Delivery Event").

      In the event the Purchaser has elected to have the Company hold record title to the Mortgages, prior to the Reconstitution Date and after the related Closing Date the Company shall prepare an Assignment of Mortgage in blank or, at the option of the Purchaser, to the trustee from the Company (to the extent such Assignment has not been prepared on or before the related Closing Date) acceptable to the trustee for each Mortgage Loan that is part of the Whole Loan Transfers or Pass-Through Transfers. The Purchaser shall pay all preparation and recording costs associated therewith. The Company shall execute each Assignment of Mortgage, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the trustee upon the Company's receipt thereof. Additionally, the Company shall prepare and execute, at the direction of the Purchaser, any note endorsements in connection with any and all seller/servicer agreements.

                                   ARTICLE X

                                     DEFAULT

      Section 10.1 Events of Default.

      Each of the following shall constitute an Event of Default on the part of the Company:

                        (i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of three Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

                        (ii) failure by the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser or by the Custodian; or

                        (iii) failure by the Company to maintain its license to do business in any jurisdiction where the Mortgaged Property is located if such license is required; or

                        (iv) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such degree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

                        (v) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

                        (vi) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or cease its normal business operations for three Business Days; or

                        (vii) the Company ceases to meet the qualifications of a Fannie Mae/Freddie Mac servicer; or

                        (viii) the Company attempts to assign its right to servicing compensation hereunder or to assign this Agreement or the servicing responsibilities hereunder in violation of Section 8.4; or

                        (ix) the taking of any action by the Company, any Company Employee, any Affiliate or any director or employee thereof that constitutes fraud or criminal activity in the performance of its obligations under this Agreement or the indictment of any of the foregoing Persons for criminal activity related to the mortgage origination or servicing activities of the Company, in each case, where such indictment materially and adversely affects the ability of the Company to perform its obligations under this Agreement (subject to the condition that such indictment is not dismissed within 90 days).

      In each and every such case, so long as an Event of Default shall not have been remedied, in addition to whatever rights the Purchaser may have at law or equity to damages, including injunctive relief and specific performance, the Purchaser, by notice in writing to the Company, may terminate with cause all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof.

      Upon receipt by the Company of such written notice, all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 12.1. Upon written request from any Purchaser, the Company shall prepare, execute and deliver to the successor entity designated by the Purchaser any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer and endorsement or assignment of the Mortgage Loans and related documents, at the Company's sole expense. The Company shall cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

      If any of the Mortgage Loans are MERS Mortgage Loans, in connection with the termination or resignation (as described in Section 8.4) of the Company hereunder, either (i) the successor servicer shall represent and warrant that it is a member of MERS in good standing and shall agree to comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Mortgage Loans that are registered with MERS, or (ii) the predecessor servicer shall cooperate with the successor servicer either (x) in causing MERS to execute and deliver an assignment of Mortgage in recordable form to transfer the Mortgage from MERS to the Purchaser and to execute and deliver such other notices, documents and other instruments as may be necessary to effect a transfer of such Mortgage Loan or servicing of such Mortgage Loan on the MERS(R) System to the successor servicer or (y) in causing MERS to designate on the MERS(R) System the successor servicer as the servicer of such Mortgage Loan.

      Section 10.2 Waiver of Defaults.

      By a written notice, the Purchaser may waive any default by the Company in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

                                   ARTICLE XI

                                   TERMINATION

      Section 11.1 Termination.

      This Agreement shall terminate upon any of: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of any REO Property with respect to the last Mortgage Loan and the remittance of all funds due hereunder, (ii) mutual consent of the Company and the Purchaser in writing or (iii) termination pursuant to
Section 10.1, 11.2 or 11.3.

      Section 11.2 Termination Without Cause.

      The Purchaser may terminate, at its sole option, any rights the Company may have hereunder, without cause, as provided in this Section 11.2. Any such notice of termination shall be in writing and delivered to the Company and any Rating Agency by registered mail as provided in Section 12.5.

      The Company shall be entitled to receive, as such liquidated damages, upon its termination as servicer hereunder without cause pursuant to this Section
11.2 an amount equal to 2.50% of the aggregate outstanding principal amount of the Mortgage Loans as of the termination date paid by the Purchaser to the Company with respect to all of the Mortgage Loans. In the event of a termination pursuant to this Section 11.2, the Company shall be required, at the expense of the Purchaser, to deliver to the Custodian the entire contents of the Retained Mortgage File, to the extent such contents were not previously delivered to the Custodian pursuant to this Agreement or the Custodial Agreement.

      Section 11.3 Termination With Cause.

      Notwithstanding any other provision hereof to the contrary, the Purchaser, at its option, may terminate this Agreement, and any rights the Company may have hereunder, with cause upon ten (10) Business Days' prior written notice. For all purposes of determining "cause" with respect to termination of this Agreement or the rights of the Company hereunder, such term shall mean, without limitation, termination upon the occurrence of any Event of Default hereunder which is not cured within any applicable cure period. In the event of a termination of the Company for cause under this Section 11.3, no liquidated damages shall be payable to the Company pursuant to Section 11.2 and the Company shall be required, at its own expense, to deliver to the Custodian the entire contents of the Retained Mortgage File, to the extent such contents were not previously delivered to the Custodian pursuant to this Agreement or the Custodial Agreement.

                                  ARTICLE XII

                           MISCELLANEOUS PROVISIONS

      Section 12.1 Successor to Company.

      Prior to termination of the Company's responsibilities and duties under this Agreement pursuant to Sections 8.4, 10.1 or 11.1, the Purchaser shall, (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.2 and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Company pursuant to the aforementioned sections shall not become effective until a successor shall be appointed pursuant to this Section 12.1 and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.1 and
3.2 and the remedies available to the Purchaser under Sections 2.3, 3.3 and 6.2, it being understood and agreed that the provisions of such Sections 2.3, 3.1, 3.2, 3.3, 6.1 and 8.1 shall be applicable to the Company notwithstanding any such sale, assignment, resignation or termination of the Company, or the termination of this Agreement.

      Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, wherein the successor shall make the representations and warranties set forth in Section 3.1, except for the portion of subsection (h) relating to sale of the mortgage loans and all of subsections (j) and (l) thereof, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or termination of this Agreement pursuant to Section 8.4, 10.1, 11.1, 11.2 or 11.3 shall not affect any claims that any Purchaser may have against the Company arising out of the Company's actions or failure to act prior to any such termination or resignation.

      The Company shall deliver promptly to the successor servicer the funds in the Custodial Account and Escrow Account and all Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company.

      Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment in accordance with the procedures set forth in Section 12.5.

      Section 12.2 Amendment.

      This Agreement may be amended from time to time by written agreement signed by the Company and the Purchaser.

      Section 12.3 Governing Law.

      This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

      Each of the Company and the Purchaser hereby knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury in respect or any litigation based on, or arising out of, under, or in connection with, this Agreement, or any other documents and instruments executed in connection herewith, or any course of conduct, course of dealing, statements (whether oral or written), or actions of the Company or the Purchaser. This provision is a material inducement for the Purchaser to enter into this Agreement.

      Section 12.4 Duration of Agreement.

      This Agreement shall continue in existence and effect until terminated as herein provided. This Agreement shall continue notwithstanding transfers of the Mortgage Loans by the Purchaser.

      Section 12.5 Notices.

      All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, addressed as follows:

            (i) if to the Company with respect to servicing and investor reporting issues:

                  Wells Fargo Bank, N.A.
                  1 Home Campus, MAC #X2401042
                  Des Moines, Iowa  503280001
                  Attention:  John B. Brown
                  Tel: (515) 2137071

                  if to the Company with respect to all other issues:

                  Wells Fargo Bank, N.A.
                  7430 New Technology Way
                  Frederick, Maryland 21703
                  Attention:  Trisha Lowe, MAC X3906-012
                  Tel: (301) 846-8043; Fax: (301) 846-8152

                  With a copy to:

                  Wells Fargo Bank, N.A.
                  1 Home Campus, MAC #X240106T
                  Des Moines, Iowa  503280001
                  Attention:  General Counsel
                  Tel: (515) 213-4762; Fax: (515) 213-5192

                  or such other address as may hereafter be furnished to the Purchaser in writing by the Company;

            (ii)  if to Purchaser:

                  Goldman Sachs Mortgage Company
                  100 Second Avenue South, Suite 200 North
                  St. Petersburg, FL 33701
                  Attention: Debbie Brown
                  Tel: (727) 825-3800; Fax: (727) 825-3821

                  With a copy to:

                  Goldman Sachs Mortgage Company
                  85 Broad Street
                  New York, NY 10004
                  Attention: Michelle Gill
                  Tel: (212) 357-8721; Fax: (212) 902-3000

                  or such other address as may hereafter be furnished to the Company in writing by the Purchaser.

      Section 12.6 Severability of Provisions.

      If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

      Section 12.7 Relationship of Parties.

      Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for the Purchaser.

      Section 12.8 Execution; Successors and Assigns.

      This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.4, this Agreement shall inure to the benefit of and be binding upon, and shall be enforceable by, the Company and the Purchaser and their respective successors and assigns, including without limitation, any trustee appointed by the Purchaser with respect to any Whole Loan Transfer or Pass-Through Transfer. The parties agree that this Agreement and signature pages thereof may be transmitted between them by facsimile and that faxed signatures may constitute original signatures and that a faxed signature page containing the signature (faxed or original) is binding on the parties.

      Section 12.9 Recordation of Assignments of Mortgage.

      To the extent permitted by Applicable Law, as to each Mortgage Loan which is not a MERS Mortgage Loan, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, which recordation shall have been effected at the Company's expense in the event recordation is either necessary under Applicable Law or requested by the Purchaser at its sole option.

      Section 12.10 Assignment by Purchaser.

      The Purchaser shall have the right, without the consent of the Company to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any Person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit F hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee.

      Section 12.11 Solicitation of Mortgagor.

      Neither party shall, after the related Closing Date, take any action to solicit the refinancing of any Mortgage Loan. It is understood and agreed that neither (i) promotions undertaken by either party or any affiliate of either party which are directed to the general public at large, including, without limitation, mass mailings based upon commercially acquired mailing lists, newspaper, radio, television advertisements nor (ii) serving the refinancing needs of a Mortgagor who, without solicitation, contacts either party in connection with the refinance of such Mortgage or Mortgage Loan, shall constitute solicitation under this Section.

      IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective duly authorized officers as of the day and year first above written.

                              GOLDMAN SACHS MORTGAGE COMPANY

                              By: Goldman Sachs Real Estate

                                    Funding Corp., its General Partner

                              By:
                                 -----------------------------------------------

                              Name:
                                   ---------------------------------------------

                              Title:
                                    --------------------------------------------


                              WELLS FARGO BANK, N.A.,

                                    As Company



                              By:
                                 -----------------------------------------------

                              Name:
                                   ---------------------------------------------

                              Title:
                                    --------------------------------------------

STATE OF NEW YORK       )
                        ) ss:
COUNTY OF NEW YORK      )

      On the _____ day of August 2004 before me, a Notary Public in and for said State, personally appeared , known to me to be the of Goldman Sachs Real Estate Funding Corp., the general partner of Goldman Sachs Mortgage Company, the partnership that executed the within instrument and also known to me to be the person who executed it on behalf of said partnership, and acknowledged to me that such corporation executed the within instrument.

      IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.


                                    Notary Public

                                    My Commission expires
                                                         -----------------------

STATE OF MARYLAND       )
                        ) ss:
COUNTY OF MONTGOMERY    )

      On the _____ day of August 2004 before me, a Notary Public in and for said State, personally appeared ____________, known to me to be the _______________ of Wells Fargo Bank, N.A., the national banking association that executed the within instrument and also known to me to be the person who executed it on behalf of said bank, and acknowledged to me that such bank executed the within instrument.

      IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.


                                    Notary Public

                                    My Commission expires

                                                                       EXHIBIT A


                            ASSIGNMENT AND CONVEYANCE



      On this ___ day of __________, ____, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Wells Fargo Bank, N.A. ("Company"), as (i) the Seller under that certain Purchase Price and Terms Letter, dated as of ___________, _____ (the "PPTA"), (ii) the Company under that certain Master Seller's Warranties and Servicing Agreement, dated as of August 1, 2004 (the "Purchase Agreement" and, together with the PPTL, the "Agreements") does hereby sell, transfer, assign, set over and convey to Goldman Sachs Mortgage Company ("Purchaser") as the Purchaser under the Agreements, and the Purchaser hereby accepts from the Company, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"). Pursuant to Section 2.03 of the Purchase Agreement, the Company has delivered the Custodial Mortgage File to the Custodian. The Retained Mortgage File and the Servicing File for each Mortgage Loan shall be retained by the Company pursuant to Section 2.1 of the Purchase Agreement.

      In accordance with Article 2 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

      Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                          WELLS FARGO BANK, N.A.



                              By:
                                 -----------------------------------------------

                              Name:
                                   ---------------------------------------------

                              Title:
                                    --------------------------------------------



Accepted and Agreed:


GOLDMAN SACHS MORTGAGE COMPANY

By: Goldman Sachs Real Estate

Funding Corp., its General Partner

By:
   -----------------------------------------------

Name:
     ---------------------------------------------

Title:
      --------------------------------------------

                                    EXHIBIT A


                             MORTGAGE LOAN SCHEDULE



                                  See attached

                                                                     EXHIBIT A-1

                               DATA FILE ELEMENTS

(1)   the Mortgagor's first and last name;

(2)   a code indicating whether the Mortgaged Property is owner-occupied;

(3) the original date of the Mortgage Loan and the remaining months to maturity from the Cut-off Date, based on the original amortization schedule;

(4)   the date on which the first Monthly Payment was due on the Mortgage Loan;

(5)   the current Monthly Payment;

(6)   the amount of the Monthly Payment as of the Cut-off Date;

(7) the last Due Date on which a Monthly Payment was actually applied to the Stated Principal Balance;

(8)   the original principal amount of the Mortgage Loan;

(9)   the first Adjustment Date;

(10) a code indicating the purpose of the loan (i.e., purchase, financing, Rate/Term Refinancing, Cash-Out Refinancing);

(11)  the maximum Mortgage Interest Rate under the terms of the Mortgage Note;

(12)  the Mortgage Interest Rate at origination;

(13)  the Periodic Interest Rate Cap;

(14)  the Index;

(15) the date on which the first Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date;

(16) a code indicating the documentation style (i.e., full (providing two years employment verification - 2 years W-2's and current paystub or 2 years 1040's for self employed borrowers), alternative or reduced),

(17)  a code indicating if the Mortgage Loan is subject to a PMI Policy,

(18)  the Appraised Value of the Mortgage Property,

(19)  the sale price of the Mortgaged Property, if applicable,

(20) the Mortgagor's and Co-Mortgagor's (if applicable) social security numbers;

(21)  the Mortgagor's FICO score;

(22) the street address of the Mortgaged Property including the city, state, county and zip code;

(23)  term of prepayment penalty;

(24) a code indicating whether the Mortgaged Property is a single family residence, a 2-4 family dwelling, a PUD, a townhouse, manufactured housing, a unit in a condominium project, or a mobile home;

(25)  a code indicating the product type;

(26)  a code indicating the Credit Grade of the Mortgage Loan;

(27)  the Loan to Value Ratio;

(28)  the Mortgage Interest Rate as of the Cut-off Date;

(29)  the stated maturity date;

(30)  the original principal amount of the Mortgage Loan;

(31) the sale balance of the Mortgage Loan as of the close of business on the Cut-off Date, after deduction of payments of principal due on or before the Cut-off Date;

(32)  the Mortgage Loan purpose type;

(33)  the next Interest Rate Adjustment Date;

(34)  the Gross Margin;

(35)  the Note date of the Mortgage Loan;

(36)  the Appraised value;

(37)  the Mortgagor's and Co-Mortgagor's race;

(38)  the Mortgagor's and Co-Mortgagor's gender;

(39)  the qualifying monthly income of the Mortgagor;

(40) a code indicating whether the loan was originated through a correspondent, retail or wholesale channel;

(41) the amount of the monthly principal and interest payment at the time of origination;

(42) the Mortgage Insurance Certificate Number and percentage of coverage, if applicable;

(43)  borrower date of birth;

(44)  a code indicating first time buyer;

(45)  the monthly servicing fee;

(46)  a code indicating the HMDA data;

(47)  whether the Mortgage Loan is convertible,

(48)  a code indicating whether the Mortgage Loan is a Time$aver(R) Mortgage
      Loan,

(49)  a code indicating whether the Mortgage Loan is a Cooperative Loan,

(50)  the MIN Number for each MERS Mortgage Loan,

(51)  LEX number,

(52)  employer name,

(53)  subsidy code,

(54)  a code indicating whether the Mortgage Loan is a relocation loan;

(55)  a code indicating whether the Mortgage Loan is a temporary buydown;

(56)  the master service fee, if applicable,

(57)  servicer name,

(58)  total Loan-to-Value,

(59)  the Mortgagor's electronic credit score;

(60)  a code indicating whether the Mortgage Loan is a leasehold loan;

(61)  a code indicating whether the Mortgage Loan is an Alt A loan,

(62)  a code indicating whether the Mortgage Loan is a no ratio loan,

(63)  citizenship type code,

(64)  lien status,

(65)  loan RSCA indicator,

(66)  terminal didget

(67)  servicer code,

(68)  loan term number,

(69)  a code indicating whether the Mortgage Loan is a pledged asset,

(70)  effective LTV percentage for pledged asset mortgage loans,

(71)  a code indicating whether the Mortgage Loan is an interest only loan,

(72)  a code indicating whether the Mortgage Loan is a MERS Mortgage Loan.

                                                                       EXHIBIT B

                         CONTENTS OF EACH MORTGAGE FILE

      With respect to each Mortgage Loan, the Retained and Custodial Mortgage Files shall include the respective items listed below, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be retained by the Company in the Retained Mortgage File or Servicing File or delivered to the Custodian pursuant to the Custodial Agreement and Sections 2.1 and 2.3 of the Master Seller's Warranties and the Servicing Agreement to which this Exhibit is attached (the "Agreement"):


      With respect to each Custodial Mortgage File:

(1) The original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of ______________, without recourse" and signed in the name of the Company by an authorized officer (in the event that the Mortgage Loan was acquired by the Company in a merger, the signature must be in the following form: "[Company], successor by merger to [name of predecessor]"; and in the event that the Mortgage Loan was acquired or originated by the Company while doing business under another name, the signature must be in the following form: "[Company], formerly know as [previous name]").

(2) The originals or certified true copies of all assumption, modification, consolidation or extension agreements, with evidence of recording noted thereon if recordation is required to maintain the lien of the mortgage or is otherwise required, or, if recordation is not so required, an original or copy of any such assumption, modification, consolidation or extension agreements.

(3) The original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording, from the Company to "______________" or as otherwise directed by the Purchaser. If the Mortgage Loan was acquired by the Company in a merger, the Assignment of Mortgage must be made by "[Company], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment of Mortgage must be by "[Company], formerly know as [previous name]." Subject to the foregoing and where permitted under the Applicable Laws of the jurisdiction wherein the Mortgaged property is located, such Assignments of Mortgage may be made by blanket assignments for Mortgage Loans secured by the Mortgaged Properties located in the same county.

(4) The original of any personal endorsement, surety and/or guaranty agreement executed in connection with the Mortgage Note, if any.

      With respect to each Retained Mortgage File:

(5) Except as set forth below, and for each Mortgage Loan that is not a MERS Mortgage Loan, the original Mortgage, with evidence of recording thereon or a certified true and correct copy of the Mortgage sent for recordation. If in connection with any Mortgage Loan, the Company cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the related Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Company shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Company stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Company; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office or by the title insurance company that issued the title policy to be a true and complete copy of the original recorded Mortgage.

(6) Originals or certified true copies of all intervening assignments of the Mortgage necessary to show a complete chain of title from the original mortgagee to the Company, with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Company shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Company stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office or by the title insurance company that issued the title policy to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Company; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment.

(7) The original mortgage policy of title insurance or other evidence of title such as a copy of the title commitment or copy of the preliminary title commitment.

(8) Any security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

With respect to each Mortgage Loan, the Servicing File shall include each of the following items to the extent in the possession of the Company or in the possession of the Company's agent(s):

(9)   Verification of Mortgage Insurance.

(10) The original hazard insurance policy and, if required by law, flood insurance policy, in accordance with Section 4.10 of the Agreement.

(11)  Residential loan application.

(12)  Mortgage Loan closing statement.

(13) Verification of employment and income, unless originated under the Company's Limited Documentation program, Fannie Mae Timesaver Plus.

(14)  Verification of acceptable evidence of source and amount of down payment.

(15)  Credit report on the Mortgagor, if available.

(16)  Residential appraisal report.

(17)  Photograph of the Mortgaged Property.

(18) Survey of the Mortgaged Property, if required by the title company or Applicable Law.

(19) Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e. map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

(20)  All required disclosure statements.

(21) If available, termite report, structural engineer's report, water potability and septic certification.

(22)  Sales contract, if applicable.

(23) Evidence of payment of taxes and insurance premiums, insurance claim files, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

(24)  Amortization schedule, if available.

(25)  Original power of attorney, if applicable.

      In the event an Officer's Certificate of the Company is delivered to the Custodian because of a delay caused by the public recording office in returning any recorded document, the Company shall deliver to the Custodian, within 240 days of the related Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. The Company shall be required to deliver to the Custodian the applicable recorded document by the date specified in (iv) above. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       EXHIBIT C



                           FORM OF CUSTODIAL AGREEMENT


                                 See attached

                                                                       EXHIBIT D

                        FORM OF MASTER OPINION OF COUNSEL



Re:   Sale of Mortgage Loans by

      Wells Fargo Bank, N.A. to
      Goldman Sachs Mortgage Company

      Dear Sir/Madam:

      I am _____ of Wells Fargo Bank, N.A. and have acted as counsel to Wells Fargo Bank, N.A. (the "Company"), with respect to certain matters in connection with the sale by the Company of the mortgage loans (the "Mortgage Loans") pursuant to that certain Master Seller's Warranties and Servicing Agreement (the "Seller's Warranties and Servicing Agreement") by and between the Company and Goldman Sachs Mortgage Company (the "Purchaser"), dated as of August 1, 2004, which sale is in the form of whole Mortgage Loans. Capitalized terms not otherwise defined herein have the meanings set forth in the Seller's Warranties and Servicing Agreement.

      I have examined the following documents:

      1. the Seller's Warranties and Servicing Agreement;

      2. the Custodial Agreement;

      3. the form of endorsement of the Mortgage Notes; and

      4. such other documents, records and papers as I have deemed necessary and relevant as a basis for this opinion.

      To the extent I have deemed necessary and proper, I have relied upon the representations and warranties of the Company contained in the Seller's Warranties and Servicing Agreement. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

      Based upon the foregoing, it is my opinion that:

      1. The Company is a national banking association duly organized, validly existing and in good standing under the laws of the United States.

      2. The Company has the power to engage in the transactions contemplated by the Seller's Warranties and Servicing Agreement and the Custodial Agreement and all requisite power, authority and legal right to execute and deliver the Seller's Warranties and Servicing Agreement, the Custodial Agreement and the Mortgage Loans, and to perform and observe the terms and conditions of such instruments.

      3. Each person who, as an officer or attorney-in-fact of the Company, signed (a) the Seller's Warranties and Servicing Agreement, (b) the Custodial Agreement , and (c) any other document delivered prior hereto or on the date hereof in connection with the sale and servicing of the Mortgage Loans in accordance with the Seller's Warranties and Servicing Agreement was, at the respective times of such signing and delivery, and is, as of the date hereof, duly elected or appointed, qualified and acting as such officer or attorney-in-fact, and the signatures of such persons appearing on such documents are their genuine signatures.

      4. Each of the Seller's Warranties and Servicing Agreement, the Custodial Agreement and the Mortgage Loans, has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement enforceable in accordance with its terms, subject to the effect of insolvency, liquidation, conservatorship and other similar laws administered by the Federal Deposit Insurance Corporation affecting the enforcement of contract obligations of insured banks and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

      5. The Company has been duly authorized to allow any of its officers to execute any and all documents by original or facsimile signature in order to complete the transactions contemplated by the Seller's Warranties and Servicing Agreement and the Custodial Agreement and in order to execute the endorsements to the Mortgage Notes and the assignments of the Mortgages, and the original or facsimile signature of the officer at the Company executing the Seller's Warranties and Servicing Agreement, the Custodial Agreement, the endorsements to the Mortgage Notes and the assignments of the Mortgages represents the legal and valid signature of said officer of the Company.

      6. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Seller's Warranties and Servicing Agreement, the Custodial Agreement or the sale and delivery of the Mortgage Loans or the consummation of the transactions contemplated by the Seller's Warranties and Servicing Agreement and the Custodial Agreement; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

      7. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Seller's Warranties and Servicing Agreement and the Custodial Agreement, will conflict with or results in or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

      8. There is no action, suit, proceeding or investigation pending or, to the best of my knowledge, threatened against the Company which, in my opinion, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Seller's Warranties and Servicing Agreement, and the Custodial Agreement, or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Seller's Warranties and Servicing Agreement and the Custodial Agreement.

      9. For purposes of the foregoing, I have not regarded any legal or governmental actions, investigations or proceedings to be "threatened" unless the potential litigant or governmental authority has manifested to the legal department of the Company or an employee of the Company responsible for the receipt of process a present intention to initiate such proceedings; nor have I regarded any legal or governmental actions, investigations or proceedings as including those that are conducted by state or federal authorities in connection with their routine regulatory activities. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Seller's Warranties and Servicing Agreement is sufficient fully to transfer all right, title and interest of the Company thereto as noteholder and mortgagee, apart from the rights to service the Mortgage Loans pursuant to the Seller's Warranties and Servicing Agreement.

      10. The form of endorsement that is to be used with respect to the Mortgage Loans is legally valid and sufficient to duly endorse the Mortgage Notes to the Purchaser. Upon the completion of the endorsement of the Mortgage Notes and the completion of the assignments of the Mortgages, and the recording thereof, the endorsement of the Mortgage Notes, the delivery to the Custodian of the completed assignments of the Mortgages, and the delivery of the original endorsed Mortgage Notes to the Custodian would be sufficient to permit the entity to which such Mortgage Note is initially endorsed at the Purchaser's direction, and to whom such assignment of Mortgages is initially assigned at the Purchaser's direction, to avail itself of all protection available under Applicable Law against the claims of any present or future creditors of the Company, and would be sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable, such that in a properly presented and argued case under title 11, United States Code (the "Bankruptcy Code"), in which the Company were the debtor, a bankruptcy court having jurisdiction over the Company would consider the transfer of the Mortgage Loans from the Company to the Purchaser to be a true sale of the Mortgage Loans from the Company to the Purchaser and not a secured loan by the Purchaser to the Company and, accordingly, the Mortgage Loans and the payments and other collections thereon (other than those at any given time that may be commingled with unrelated funds held by the Company) and the proceeds thereof transferred to the Purchaser by the Company in accordance with the Company's Warranties and Servicing Agreement would not be deemed property of the Company's estate for purposes of Section 541 of the Bankruptcy Code or be subject to the automatic stay provisions of Section 362 of the Bankruptcy Code.

      This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                                Sincerely,

                                                                       EXHIBIT E

              ITEMS TO BE INCLUDED IN MONTHLY REMITTANCE ADVICE

      On the related Closing Date, the Company shall deliver to the Purchaser an initial set-up report (the "Initial Set-up Report"), dated as of the related Cut-off Date, which shall set forth certain information regarding the Mortgage Pool. Such information shall include, without limitation, the principal balance of each Mortgage Loan, the interest rate, delinquency status and any other information requested by the Purchaser. For each month after the related Closing Date, the Company shall provide a monthly remittance advice report (the "Monthly Remittance Advice Reports") to the Purchaser, which shall set forth for each Mortgage Loan, the trial balance, interest rate, delinquency, foreclosure and related default information, and such other information as may be requested by the Purchaser. The Initial Set-up Report and the Monthly Remittance Advice Reports will be delivered in an Excel format or in such other electronic format as agreed to by the parties. Each Initial Set-up Report and Monthly Remittance Advice Report shall contain only such information as is readily available to the Company and is mutually agreed to by Company and the Purchaser.

                                                                       EXHIBIT F

            FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

      ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT made this _____ day of __________________, 200_, among Wells Fargo Bank, N.A., a ____________________
(the "Servicer"), _________________________ a ________________________ (the
"Assignee"), and _____________________________, a _______________________ (the
"Assignor).

            WHEREAS, Goldman Sachs Mortgage Company and the Servicer have entered into a certain Master Seller's Warranties and Servicing Agreement dated as of August 1, 2004 (the "Servicing Agreement"), pursuant to which the Servicer sold certain mortgage loans listed on the mortgage loan schedule attached as an exhibit to the Servicing Agreement;

            WHEREAS, the Assignee has agreed on certain terms and conditions to purchase from the Assignor certain mortgage loans (the "Mortgage Loans"), which Mortgage Loans are subject to the provisions of the Servicing Agreement and are listed on the mortgage loan schedule attached as Exhibit 1 hereto (the "Mortgage Loan Schedule");

            WHEREAS, pursuant to a Trust Agreement, dated as of [______ __], 200__ (the "Trust Agreement"), between GS Mortgage Securities Corp., as Depositor, and [______], as Trustee (the "Trustee"), the Assignee will transfer the Mortgage Loans to the Trustee, together with the Assignee's rights in the Sale and Servicing Agreement;

            NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

            1. Assignment and Assumption.

                  (a) The Assignor hereby assigns to the Assignee all of its right, title and interest in and to the Mortgage Loans and Servicing Agreement, to the extent relating to the Mortgage Loans (other than the rights of the Assignor to indemnification thereunder), and the Assignee hereby assumes all of the Assignor's obligations under the Servicing Agreement, to the extent relating to the Mortgage Loans from and after the date hereof, and the Servicer hereby acknowledges such assignment and assumption and hereby agrees to the release of the Assignor from any obligations under the Servicing Agreement from and after the date hereof, to the extent relating to the Mortgage Loans. Notwithstanding the foregoing, it is understood that the Assignor is not released from liability for any breaches of the representations and warranties made in Section 3.6 of the Servicing Agreement, and the Assignee is not undertaking any such liability hereunder.

                  (b) The Assignor represents and warrants to the Assignee that the Assignor has not taken any action which would serve to impair or encumber the Assignor's ownership interest in the Mortgage Loans since the date of the Servicing Agreement.

                  (c) The Servicer and the Assignor shall have the right to amend, modify or terminate the Servicing Agreement without the joinder of the Assignee with respect to mortgage loans not conveyed to the Assignee hereunder, provided, however, that such amendment, modification or termination shall not affect or be binding on the Assignee.

            2. Accuracy of Servicing Agreement.

            The Servicer and the Assignor represent and warrant to the Assignee that (i) attached hereto as Exhibit 2 is a true, accurate and complete copy of the Servicing Agreement, (ii) the Servicing Agreement is in full force and effect as of the date hereof, (iii) the Servicing Agreement has not been amended or modified in any respect and (iv) no notice of termination has been given to the Servicer under the Servicing Agreement.

            3. Recognition of Purchaser.

            From and after the date hereof, the Servicer shall note the transfer of the Mortgage Loans to the Assignee in its books and records, shall recognize the Assignee as the owner of the Mortgage Loans and shall service the Mortgage Loans for the benefit of the Assignee pursuant to the Servicing Agreement, the terms of which are incorporated herein by reference. It is the intention of the Assignor, Servicer and Assignee that the Servicing Agreement shall be binding upon and inure to the benefit of the Servicer and the Assignee and their successors and assigns.

            4. Representations and Warranties of the Assignee. The Assignee hereby represents and warrants to the Assignor as follows:

                  (a) Decision to Purchase. The Assignee represents and warrants that it is a sophisticated investor able to evaluate the risks and merits of the transactions contemplated hereby, and that it has not relied in connection therewith upon any statements or representations of the Assignor or the Servicer other than those contained in the Servicing Agreement or this Agreement.

                  (b) Authority. The Assignee hereto represents and warrants that it is duly and legally authorized to enter into this Agreement and to perform its obligations hereunder and under the Servicing Agreement.

                  (c) Enforceability. The Assignee hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by it and (assuming due authorization, execution and delivery thereof by each of the other parties hereto) constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

            5. Representations and Warranties of the Assignor. The Assignor hereby represents and warrants to the Assignee as follows:

                  (a) The Assignor has been duly organized and is validly existing as a limited partnership in good standing under the laws of the State of New York with full power and authority (corporate and other) to enter into and perform its obligations under the Servicing Agreement and this Assignment Agreement.

                  (b) This Assignment Agreement has been duly executed and delivered by the Assignor, and, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid, and binding agreement of the Assignor, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally and to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

                  (c) The execution, delivery and performance by the Assignor of this Assignment Agreement and the consummation of the transactions contemplated thereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except such as has been obtained, given, effected or taken prior to the date thereof.

                  (d) The execution and delivery of this Assignment Agreement have been duly authorized by all necessary corporate action on the part of the Assignor; neither the execution and delivery by the Assignor of this Assignment Agreement, nor the consummation by the Assignor of the transactions therein contemplated, nor compliance by the Assignor with the provisions thereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of the governing documents of the Assignor or any law, governmental rule or regulation or any material judgment, decree or order binding on the Assignor or any of its properties, or any of the provisions of any material indenture, mortgage, deed of trust, contract or other instrument to which the Assignor is a party or by which it is bound.

                  (e) There are no actions, suits or proceedings pending or, to the knowledge of the Assignor, threatened, before or by any court, administrative agency, arbitrator or governmental body (A) with respect to any of the transactions contemplated by this Assignment Agreement or (B) with respect to any other matter that in the judgment of the Assignor will be determined adversely to the Assignor and will if determined adversely to the Assignor materially adversely affect its ability to perform its obligations under this Assignment Agreement.

                  (f) Except for the sale to the Assignee, the Assignor has not assigned or pledged any Mortgage Note or the related Mortgage or any interest or participation therein.

                  (g) The Assignor has not satisfied, canceled, or subordinated in whole or in part, or rescinded the Mortgage, and the Assignor has not released the Mortgaged Property from the lien of the Mortgage, in whole or in part, nor has the Assignor executed an instrument that would effect any such release, cancellation, subordination, or rescission. The Assignor has not released any Mortgagor, in whole or in part, except in connection with an assumption agreement or other agreement approved by the related Federal Insurer, to the extent such approval was required.

            It is understood and agreed that the representations and warranties set forth in this Section 5 shall survive delivery of the respective Mortgage Files to the Custodian and shall inure to the benefit of the Assignee and its assigns notwithstanding any restrictive or qualified endorsement or assignment. Upon the discovery by the Assignor or the Assignee and its assigns of a breach of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other parties to this Assignment Agreement, and in no event later than two (2) Business Days from the date of such discovery. It is understood and agreed that the obligations of the Assignor set forth in Section 6 to repurchase a Mortgage Loan constitute the sole remedies available to the Assignee and its assigns on their behalf respecting a breach of the representations and warranties contained in this Section 5. It is further understood and agreed that the Assignor shall be deemed not to have made the representations and warranties in this Section 5 with respect to, and to the extent of, representations and warranties made, as to the matters covered in this Section 5, by the Servicer in the Servicing Agreement (or any officer's certificate delivered pursuant thereto).

            It is understood and agreed that the Assignor has made no representations or warranties to the Assignee other than those contained in this
Section 5, and no other affiliate of the Assignor has made any representations or warranties of any kind to the Assignee.

            6. Repurchase of Mortgage Loans.

            Upon discovery or notice of any breach by the Assignor of any representation, warranty, or covenant under this Assignment Agreement that materially and adversely affects the value of any Mortgage Loan or the interest of the Assignee therein (it being understood that any such defect or breach shall be deemed to have materially and adversely affected the value of the related Mortgage Loan or the interest of the Assignee therein if the Assignee incurs a loss as a result of such defect or breach), the Assignee promptly shall request that the Assignor cure such breach and, if the Assignor does not cure such breach in all material respects within 60 days from the date on which it is notified of the breach, the Assignee may enforce the Assignor's obligation hereunder to purchase such Mortgage Loan from the Assignee. Notwithstanding the foregoing, however, if such breach is a Qualification Defect, such cure or repurchase must take place within 75 days of the Defect Discovery Date.

            In the event the Servicer has breached a representation or warranty under the Servicing Agreement that is substantially identical to a representation or warranty breached by the Assignor hereunder, the Assignee shall first proceed against the Servicer. If the Servicer does not within 60 days after notification of the breach, take steps to cure such breach (which may include certifying to progress made and requesting an extension of the time to cure such breach, as permitted under the Servicing Agreement) or purchase, or substitute for the Mortgage Loan, the Trustee shall be entitled to enforce the obligations of the Assignor hereunder to cure such breach or to purchase the Mortgage Loan from the Trust. In such event, the Assignor shall succeed to the rights of the Assignee to enforce the obligations of the Servicer to cure such breach or repurchase such Mortgage Loan under the terms of the related Servicing Agreement with respect to such Mortgage Loan

            Except as specifically set forth herein, the Assignee shall have no responsibility to enforce any provision of this Assignment Agreement, to oversee compliance hereof, or to take notice of any breach or default thereof.

            7. Continuing Effect.

            Except as contemplated hereby, the Servicing Agreement shall remain in full force and effect in accordance with its terms.

            8. Governing Law.

            THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

            9. Notices.

            Any notices or other communications permitted or required hereunder or under the Servicing Agreement shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, to:
(i) in the case of the Servicer, [_________________, ____________________] or
such address as may hereafter be furnished by the Servicer; (ii) in the case of the Assignee, _______________, _______________, Attention: ________________, or
such other address as may hereafter be furnished by the Assignee, and (iii) in the case of the Assignor, __________________, Attention: _________________, or
such other address as may hereafter be furnished by the Assignor.

            10. Counterparts.

            This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

            11. Definitions.

            Any capitalized term used but not defined in this Agreement has the same meaning as in the Servicing Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                        ASSIGNEE:

                        By:
                            ----------------------------------------------------

                        Name:
                              --------------------------------------------------

                        Title:
                               -------------------------------------------------



                        ASSIGNOR:

                        By:
                            ----------------------------------------------------

                        Name:
                              --------------------------------------------------

                        Title:
                               -------------------------------------------------

      Acknowledged by:

      SERVICER:

      By:
         ------------------------------

      Name:
           ----------------------------

      Title:
            ---------------------------

                                                                       EXHIBIT G

                      FORM OF COMPANY OFFICER'S CERTIFICATE

      I, ______________________, hereby certify that I am a duly elected [Vice President] of Wells Fargo Bank, N.A., a national banking association organized under the laws of the United States (the "Company") and further as follows:

      1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the articles of association of the Company which is in full force and effect on the date hereof.

      2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof.

      3. The execution and delivery by the Company of the Seller's Warranties and Servicing Agreement, dated as of August 1, 2004 (the "Sale and Servicing Agreement") and the Custodial Agreement, dated as of August 1, 2004 (the "Custodial Agreement" and, together with the Sale and Servicing Agreement, the "Agreements") are in the ordinary course of business of the Company.

      4. A true and correct copy of the resolution of the Mortgage Banking Committee of the Board of Directors of the Company authorizing the Company to enter into the Agreements is attached hereto as Exhibit 3.

      5. Each person who, as an officer or representative of the Company, signed
(a) the Sale and Servicing Agreement, or (b) any other document delivered prior hereto or on the date hereof in connection with any transaction described in the Agreements was, at the respective times of such signing and delivery a duly elected or appointed, qualified and acting officer or representative of the Company and the signatures of such persons appearing on such documents are their genuine signatures.

      6. No proceedings for dissolution, merger, consolidation, liquidation, conservatorship or receivership of the Company or for the sale of all or substantially all of its assets is pending, or to my knowledge threatened, and no such proceeding is contemplated by the Company.


      IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

      Dated:                              By:

                                          Title:  Vice President

      I, __________________ the Secretary of __________________________, hereby certify that _______________________ is a duly elected and acting Vice President of the Company and that the signature appearing above is his genuine signature.

      IN WITNESS WHEREOF, I have hereunto signed my name.

      Dated:                              By:

                                          Title:  Secretary

                                                                       EXHIBIT H

                         FORM OF ANNUAL CERTIFICATION

I, ______________________, Vice President of Wells Fargo Bank, N.A. (the "Servicer"), certify to __________________, and its officers, directors, agents and affiliates (in its role as ____________, the "____________"), and with the knowledge and intent that they will rely upon this certification, that:

(i) Based on my knowledge, the information relating to the Mortgage Loans and the servicing thereof submitted by the Servicer to the ___________ which is used in connection with preparation of the reports on Form 8-K and the annual report on Form 10-K filed with the Securities and Exchange Commission with respect to each transaction listed on the attached Exhibit A, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the date of this certification;

(ii) The servicing information required to be provided to the _____________ by the Servicer under the relevant servicing agreements has been provided to the ______________;

(iii) I am responsible for reviewing the activities performed by the Servicer under the relevant servicing agreements and based upon the review required by the relevant servicing agreements, and except as disclosed in the Annual Statement of Compliance, the Annual Independent Public Accountant's Servicing Report and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans submitted to the ___________, the Servicer has, as of the date of this certification fulfilled its obligations under the relevant servicing agreements; and

(iv) I have disclosed to the ___________ all significant deficiencies relating to the Servicer's compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the relevant servicing agreements.

(v) The Servicer shall indemnify and hold harmless the ___________ and its officers, directors, agents and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Servicer or any of its officers, directors, agents or affiliates of its obligations under this Certification or the negligence, bad faith or willful misconduct of the Servicer in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless the ___________, then the Servicer agrees that it shall contribute to the amount paid or payable by the ___________ as a result of the losses, claims, damages or liabilities of the ___________ in such proportion as is appropriate to reflect the relative fault of the ___________ on the one hand and the Servicer on the other in connection with a breach of the Servicer's obligations under this Certification or the Servicer's negligence, bad faith or willful misconduct in connection therewith.

IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Servicer.

Dated:                                    By:

                                          Name:

                                          Title:

                                                                  EXECUTION COPY

                               AMENDMENT NO. 1 TO
               MASTER SELLER'S WARRANTIES AND SERVICING AGREEMENT

            This AMENDMENT NO. 1 TO MASTER SELLER'S WARRANTIES AND SERVICING AGREEMENT ("Amendment No. 1") dated as of April 26, 2005, by and between Goldman Sachs Mortgage Company (the "Purchaser") and Wells Fargo Bank, N.A. (the "Company").

            WHEREAS, the Purchaser and the Company have entered into a Master Seller's Warranties and Servicing Agreement (the "Master SWSA"), dated as of August 1, 2004, which prescribes the manner of purchase, conveyance, servicing and control of certain Mortgage Loans purchased by the Purchaser from the Company from time to time;

            WHEREAS, the Purchaser and the Company wish to amend provisions of the Master SWSA as provided herein; and

            WHEREAS, capitalized terms not otherwise defined herein shall have the meanings set forth in the Master SWSA.

            NOW THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Company agree as follows:

            1. The following definitions are inserted alphabetically into
Article I of the Master SWSA:

            (a) "Agency/Agencies: Fannie Mae or Freddie Mac, or any of them as applicable."

            (b) "Agency Transfer: Any sale or transfer of some or all of the Mortgage Loans by the Purchaser to an Agency which sale or transfer is not a Pass-Through Transfer or Whole Loan Transfer."

            (c) "Lender Paid Mortgage Insurance Policy or LPMI Policy: A PMI Policy for which the Company pays all premiums from its own funds, without reimbursement therefor."

            (d) "LPMI Proceeds: Proceeds of any Lender Paid Mortgage Insurance Policy."

            2. The definition of "Whole Loan Transfer" in Article I of the Master SWSA is amended by inserting the language "or Agency Transfer" at the end of the definition immediately following "Pass-Through Transfer".

            3. The definition of "Servicing Fee" is deleted in its entirety from
Article I of the Master SWSA and replaced with the following:

            "With respect to each Mortgage Loan, the amount of the per annum fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the unpaid principal balance of such Mortgage Loan. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Company, or as otherwise provided under this Agreement. The Servicing Fee shall be payable monthly, computed on the basis of the same principal amount and same period for which any related interest payment on a Mortgage Loan is received."

            4. Section 3.1(viii) in Article III of the Master SWSA is amended by inserting the language "and fixed rate" immediately following "outstanding adjustable rate".

            5. Section 3.2 (iv) in Article III of the Master SWSA is hereby amended and restated as follows:

            "(iv) Original Terms Unmodified.

            The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, except by a written instrument which has been recorded, if necessary, to protect the interests of the Purchaser, the related Mortgage Note has been delivered to the Purchaser. The substance of any such waiver, alteration or modification has been approved by the mortgage insurer, if the Mortgage Loan is insured, the title insurer, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part. No Mortgage Loan has been modified so as to restructure the payment obligations or re-age the Mortgage Loan;"

            6. Section 3.2(xxxii) in Article III of the Master SWSA is replaced with the following:

            "Primary Mortgage Insurance.

            Except as set forth on the related Data File, each Mortgage Loan with an LTV at origination in excess of 80% will be subject to a Primary Mortgage Insurance Policy or Lender Paid Mortgage Insurance Policy, issued by an insurer acceptable to Fannie Mae or Freddie Mac, in at least such amounts as are required by Freddie Mac or Fannie Mae. All provisions of such Primary Mortgage Insurance Policy or Lender Paid Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Any Mortgage subject to any such Primary Mortgage Insurance Policy or Lender Paid Mortgage Insurance Policy obligates the Mortgagor or Company, as applicable, to maintain such insurance and to pay all premiums and charges in connection therewith unless terminable in accordance with Freddie Mac or Fannie Mae standards or Applicable Law;"

            7. The third paragraph of Section 3.3 in Article III of the Master SWSA is amended and restated as follows:

            "Notwithstanding the above paragraphs, within 60 days of the earlier of either discovery by, or notice to, the Company of any breach of the representations or warranties set forth in clauses, (xxxviii) and (xl) of Section 3.2, the Company shall repurchase such Mortgage Loan at the Repurchase Price."

            8. The first paragraph in Section 4.2 in Article IV of the Master SWSA is amended by inserting ", and (4) is consistent with any related PMI Policy or LPMI Policy" immediately following "(3) the Company shall determine prudently to be in the best interest of Purchaser".

            9. The second paragraph of Section 4.4 in Article IV of the Master SWSA is amended by replacing the language "clauses (iii) through (v)" with "clauses (3) through (5)".

            10. Section 4.11 in Article IV of the Master SWSA is amended by inserting "Lender Paid Mortgage Insurance Policy" immediately after each instance "Primary Mortgage Insurance Policy" is used, except for the second and third instances, within such section.

            11. Section 4.11 in Article IV of the Master SWSA is further amended by inserting the following sentence as the sixth sentence of such section:

            "The Company will maintain or cause to be maintained in full force and effect any LPMI Policy issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is in existence or is obtained."

            12. Section 6.3 in Article VI of the Master SWSA is amended by replacing the first paragraph in its entirety with the following:

            "As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account or to retain from interest payments on the Mortgage Loans the amount of its Servicing Fee. The Servicing Fee shall be computed on the basis of the unpaid principal balance and for the period respecting which any related interest payment on a Mortgage Loan is received. The obligation of the Purchaser to pay the Servicing Fee is limited to, and payable solely from, the interest portion of such Monthly Payments."

            13. Each reference to "Whole Loan Transfers or Pass-Through Transfers" in Section 9.1 in Article IX of the Master SWSA is amended and replaced with "Whole Loan Transfers, Agency Transfers or Pass-Through Transfers".

            14. Section 12.5(i) in Article XII of the Master SWSA is hereby amended by replacing the reference to "Trisha Lowe, MAC X3906-012" with "Structured Finance Manager, MAC X3906-012".

            15. Section 9.1 in Article IX of the Master SWSA is further amended by inserting the following as the last paragraph of said section:

            "All Mortgage Loans (i) not sold or transferred pursuant to Whole Loan Transfers, Agency Transfers or Pass-Through Transfers or (ii) that are subject to a Securitization for which the related trust is terminated for any reason, shall remain subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect."

            16. Except as modified by this Amendment No. 1, all terms, conditions, representations and warranties of the Master SWSA shall remain in full force and effect. If any term or condition of this Amendment No. 1 is in conflict with any term or condition of the Master SWSA, the terms of this Amendment No. 1 shall control.

            17. This Amendment No. 1 may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            18. This Amendment No. 1 shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            19. This Amendment No. 1 shall inure to the benefit of and be binding upon the Purchaser and the Servicer under the Master SWSA, and their respective successors and permitted assigns.

                               [Signatures Follow]

            IN WITNESS WHEREOF, the Company, the Assignee and the Purchaser have caused their names to be signed to the Amendment No. 1 by their respective officers, duly authorized as of the day and year first above written.

                                       GOLDMAN SACHS MORTGAGE COMPANY, as
                                          Purchaser

                                       By: Goldman Sachs Real Estate Funding
                                          Corp., its General Partner

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                       WELLS FARGO BANK, N.A., as Company

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                    EXHIBIT N

   MASTER MORTGAGE LOAN PURCHASE AND INTERIM SERVICING AGREEMENT, DATED MARCH 24, 2004, BETWEEN GOLDMAN SACHS MORTGAGE COMPANY AND FIRST NATIONAL BANK OF
                                     NEVADA

                        MASTER MORTGAGE LOAN PURCHASE AND
                           INTERIM SERVICING AGREEMENT



                         GOLDMAN SACHS MORTGAGE COMPANY
                                    Purchaser

                                       and

                          FIRST NATIONAL BANK OF NEVADA
                                     Company


                           Dated as of March 24, 2004

                     Fixed and Variable Rate Mortgage Loans

             MORTGAGE LOAN PURCHASE AND INTERIM SERVICING AGREEMENT

      This MORTGAGE LOAN PURCHASE AND INTERIM SERVICING AGREEMENT (the "Agreement"), is dated as of March 24, 2004, by and between Goldman Sachs Mortgage Company, having an office at 85 Broad Street, New York, New York 10004(the "Purchaser") and First National Bank of Nevada, having an office at 17600 N. Perimeter Drive, Scottsdale, Arizona 85255 (the "Company").

                             W I T N E S S E T H:
                             - - - - - - - - - -

            WHEREAS, the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, from time to time, certain conventional fixed and variable rate residential first lien mortgage loans as described herein, including all Servicing Rights (as defined below) related thereto (the "Mortgage Loans") which shall be delivered as whole loans;

            WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the related Mortgage Loan Schedule, which is annexed to the related Term Sheet;

            WHEREAS, the Purchaser and the Company wish to prescribe the manner of the conveyance, interim servicing and control of the Mortgage Loans.

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Company agree as follows:

            SECTION 1. Definitions: For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located.

            Adjustment Date: With respect to each adjustable rate Mortgage Loan, the date set forth in the related Mortgage Note on which the Mortgage Interest Rate on the Mortgage Loan is adjusted in accordance with the terms of the Mortgage Note.

            Agreement: This Mortgage Loan Purchase and Interim Servicing Agreement including all exhibits, schedules, amendments and supplements hereto.

            Appraised Value: With respect to any Mortgaged Property, the lesser of (i) the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by a Qualified Appraiser, and (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan, provided, however, in the case of a Refinanced Mortgage Loan, such value of the Mortgaged Property is based solely upon the value determined by an appraisal made for the originator of such Refinanced Mortgage Loan at the time of origination of such Refinanced Mortgage Loan by a Qualified Appraiser.

            Assignment of Mortgage: An individual assignment of Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to give record notice of the sale of the Mortgage to the Purchaser. None of the assignments of Mortgage will be "blanket" assignments of Mortgage.

            Business Day: Any day other than a Saturday or Sunday, or a day on which banking and savings and loan institutions in the State of New York or in the State of Arizona are authorized or obligated by law or executive order to be closed.

            Cash-Out Refinancing: A Refinanced Mortgage Loan the proceeds of which were in excess of the principal balance of any existing first mortgage on the related Mortgaged Property and related closing costs, and were used to pay any such existing first mortgage, related closing costs and subordinate mortgages on the related Mortgaged Property.

            Closing Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

            Closing Documents: The documents required pursuant to Section 9.

            Company: First National Bank of Nevada, their successors in interest and assigns, as permitted by this Agreement.

            Company's Officer's Certificate: A certificate signed by the Chairman of the Board, President, any Vice President or Treasurer of the Company stating the date by which Company expects to receive any missing documents sent for recording from the applicable recording office.

            Condemnation Proceeds: All awards, compensation and settlements in respect of a taking of all or part of a Mortgaged Property by exercise of the power of condemnation or the right of eminent domain.

            Confirmation: The Trade Confirmation Letter between the Purchaser and the Company which relates to the Mortgage Loans.

            Current Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the Company (by a Qualified Appraiser) at the request of a Mortgagor for the purpose of canceling a Primary Mortgage Insurance Policy in accordance with federal, state and local laws and regulations.

            Current LTV: The ratio of the Stated Principal Balance of a Mortgage Loan to the Current Appraised Value of the Mortgaged Property.

            Custodial Account: Each separate account or accounts, each of which shall be an Eligible Account, created and maintained pursuant to this Agreement, which shall be entitled "First National Bank of Nevada, in trust for the [Purchaser], Owner of Mortgage Loans, P&I Account," and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

            Cut-off Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

            Due Date: The day on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace which day is the first day of the month.

            Eligible Account: An account established and maintained: (i) within FDIC insured accounts created or (ii) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Company (or any sub-servicer).

            Escrow Account: Each separate trust account or accounts created and maintained pursuant to this Agreement which shall be entitled "First National Bank of Nevada, in trust for the [Purchaser], Owner of Mortgage Loans, and various Mortgagors, T&I Account," and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

            Escrow Payments: The amounts constituting ground rents, taxes, assessments, water charges, sewer rents, mortgage insurance premiums, fire and hazard insurance premiums and other payments as may be required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of any Mortgage Note or Mortgage.

            Event of Default: Any one of the events enumerated in Subsection 13.01.

            Fannie Mae: Fannie Mae or any successor thereto.

            Fannie Mae Guide(s): The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

            FDIC: The Federal Deposit Insurance Corporation or any successor thereto.

            Freddie Mac: The Federal Home Loan Mortgage Corporation or any successor thereto.

            Freddie Mac Guide: The Freddie Mac Single Family Seller/Servicer Guide and all amendments or additions thereto.

            FIRREA: The Financial Institutions Reform, Recovery, and Enforcement act of 1989, as amended and in effect from time to time.

            GAAP: Generally accepted accounting principles, consistently applied.

            Gross Margin: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note and the related Mortgage Loan Schedule that is added to the Index on each Adjustment Date in accordance with the terms of the related Mortgage Note to determine the new Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan classified as (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994 ("HOEPA") or (b) a "high cost," "threshold," "high risk home," "covered" (other than New Jersey or North Carolina "covered" loans), "predatory" or similar loan under any other applicable state, federal or local law, including any predatory or abusive lending laws (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees, or
(c) in violation of any state or local law or ordinance similar to HOEPA.

            HMDA: The Home Mortgage Disclosure Act, as amended.

            Index: With respect to each adjustable rate Mortgage Loan, the index identified on the related Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

            Initial Rate Cap: With respect to each adjustable rate Mortgage Loan and the first Adjustment Date after the Origination Date, a number of percentage points per annum that is set forth in the related Mortgage Loan Schedule and in the related Mortgage Note, which is the maximum amount by which the Mortgage Interest Rate for such Mortgage Loan may increase (without regard to the Maximum Mortgage Interest Rate) or decrease (without regard to the Minimum Mortgage Interest Rate) on such Adjustment Date from the Mortgage Interest Rate in effect immediately prior to such Adjustment Date.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of any insurance policy insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Paid to Date: With respect to a Mortgage Loan, the last date to which interest has been paid on such Mortgage Loan, as shown on the books and records of Company as of the related Cut-off Date.

            Interim Servicing Period: With respect to any Mortgage Loan, the period during which the Company shall service the Mortgage Loans in accordance with the provisions of this Agreement, commencing on the related Closing Date and ending on the related Servicing Transfer Date.

            Lifetime Rate Cap: As to each adjustable rate Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan.

            Liquidation Proceeds: Amounts, other than Insurance Proceeds and Condemnation Proceeds, received in connection with the liquidation of a defaulted Mortgage Loan through trustee's sale, foreclosure sale or otherwise, other than amounts received following the acquisition of REO Property.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan as of origination, the ratio on such date of the outstanding principal amount of the Mortgage Loan to the lesser of the Appraised Value of the Mortgaged Property as of the Origination Date or the purchase price of the Mortgaged Property.

            Maximum Mortgage Interest Rate: With respect to each adjustable rate Mortgage Loan, a rate that is set forth on the related Mortgage Loan Schedule and in the related Mortgage Note and is the maximum interest rate to which the Mortgage Interest Rate on such Mortgage Loan may be increased on any Adjustment Date.

            MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

            MERS Mortgage Loan: Any Mortgage Loan registered with MERS on the MERS(R) System.

            MERS(R) System: The system of recording transfers of mortgages electronically maintained by MERS.

            MIN: The Mortgage Identification Number for any MERS Mortgage Loan.

            MOM Loan: Any Mortgage Loan as to which MERS is acting as mortgagee, solely as nominee for the originator of such Mortgage Loan and its successors and assigns.

            Minimum Mortgage Interest Rate: With respect to each adjustable rate Mortgage Loan, a rate that is set forth on the related Mortgage Loan Schedule and in the related Mortgage Note and is the minimum interest rate to which the Mortgage Interest Rate on such Mortgage Loan may be decreased on any Adjustment Date.

            Monthly Payment: With respect to any Mortgage Loan, the scheduled combined payment of principal and interest payable by a Mortgagor under the related Mortgage Note on each Due Date.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

            Mortgagee: The mortgagee or beneficiary named in the Mortgage and the successors and assigns of such mortgagee or beneficiary.

            Mortgage File: With respect to each Mortgage Loan, the file consisting of the Mortgage Loan Documents and originals of all other documents referred to in Exhibit 2 annexed hereto and any additional documents related to the origination of a particular Mortgage Loan and all documents, files and other information necessary to service the Mortgage Loans.

            Mortgage Interest Rate: With respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note.

            Mortgage Loan: Each mortgage loan sold, assigned and transferred to the Purchaser pursuant to this Agreement and identified on the related Mortgage Loan Schedule attached to the related Term Sheet, which Mortgage Loan includes without limitation the Servicing Rights, the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such mortgage loan.

            Mortgage Loan Documents: The documents listed in Subsection 6.03 pertaining to any Mortgage Loan.

            Mortgage Loan Schedule: The schedule of Mortgage Loans annexed to the related Term Sheet (which shall also be provided in an electronic format acceptable to Purchaser), such schedule setting forth the following information with respect to each Mortgage Loan: (1) the Company's Mortgage Loan identifying number; (2) the Mortgagor's first and last name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investor property; (5) the type of Residential Dwelling constituting the Mortgaged Property; (6) a code indicating the purpose of the loan (i.e., purchase financing, Rate/Term Refinancing, Cash-Out Refinancing); (7) the original principal amount of the Mortgage Loan; (8) the Mortgage Interest Rate at origination; (9) the date on which the first Monthly Payment was due on the Mortgage Loan; (10) the stated maturity date; (11) the amount of the Monthly Payment at origination; (12) the original months to maturity; (13) the Origination Date of the Mortgage Loan and the remaining months to maturity from the Cut-off Date, based on the original amortization schedule; (14) the last Due Date on which a Monthly Payment was actually applied to the unpaid Stated Principal Balance; (15) the Mortgage Interest Rate in effect immediately following the Cut-off Date; (16) the Stated Principal Balance of the Mortgage Loan as of the Cut-off Date; (17) the amount of the Monthly Payment as of the Cut-off Date; (18) the sales price of the Mortgaged Property, if applicable, the Appraised Value and the Loan-to-Value Ratio at origination; (19) the Current Appraised Value and Current LTV, if applicable; (20) a code indicating the documentation type; (21) credit score and/or mortgage score, each if applicable;
(22) a code indicating whether or not the Mortgage Loan is the subject of Primary Mortgage Insurance Policy and the name of the related; (23) loan type (i.e. fixed, adjustable, 3/1 ARM, etc.); (24) whether the Mortgage Loan is classified as a high cost loan under Section 32 of the Home Ownership and Equity Protection Act of 1994; (25) for any adjustable rate Mortgage Loan, the first Adjustment Date after the Origination Date, the Adjustment Date next following the Cut-off Date, the Index, the Gross Margin, the Initial Rate Cap, if any, the Periodic Rate Cap, if any, the Lifetime Rate Cap, if any, the Minimum Mortgage Interest Rate and the Maximum Mortgage Interest Rate; (26) a code indicating whether or not each Mortgage Loan has a prepayment penalty and if so, the amount and duration of such penalty; (27) reserved; (28) the debt-to-income ratio; (29) a code indicating whether or not the Mortgage Loan is a buydown loan; (30) a code indicating whether or not the Mortgage Loan has "balloon features"; (31) a code indicating whether the Mortgage Loan is a MERS Mortgage Loan; and (32) points and fees. With respect to the Mortgage Loans in the aggregate, the related Mortgage Loan Schedule attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            Mortgage Note: The note or other evidence of the Mortgage Loan indebtedness of a Mortgagor.

            Mortgaged Property: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located which may include condominium units and planned unit developments, improved by a Residential Dwelling.

            Mortgagor: The obligor on a Mortgage Note, the owner of the Mortgaged Property and the grantor or mortgagor named in the related Mortgage and such grantor's or mortgagor's successor(s) in title to the Mortgaged Property.

            Net Escrow Payments: Escrow Payment balances remaining after advances by the Company for taxes and insurance to the extent documented under a detailed statement provided to the Purchaser.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Person on behalf of whom such certificate is being delivered.

            Opinion of Counsel: A written opinion of counsel, who may be salaried counsel for the Person on behalf of whom the opinion is being given, reasonably acceptable to each Person to whom such opinion is addressed.

            Origination Date:  The date on which a Mortgage Loan funded.

            Periodic Rate Cap: With respect to each adjustable rate Mortgage Loan and any Adjustment Date (other than the first Adjustment Date) therefor, a number of percentage points per annum that is set forth in the related Mortgage Loan Schedule and in the related Mortgage Note, which is the maximum amount by which the Mortgage Interest Rate for such Mortgage Loan may increase (without regard to the Maximum Mortgage Interest Rate) or decrease (without regard to the Minimum Mortgage Interest Rate) on such Adjustment Date from the Mortgage Interest Rate in effect immediately prior to such Adjustment Date.

            Person: An individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            Primary Mortgage Insurance Policy or PMI Policy: Each primary policy of mortgage insurance issued by a Qualified Insurer and represented to be in effect pursuant to Section 7.02.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan, full or partial, which is received in advance of its scheduled Due Date, which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid by the Purchaser in exchange for the Mortgage Loans (including the Servicing Rights thereon) purchased on the related Closing Date, calculated as provided in Section 4.

            Purchase Price Percentage: That certain purchase price percentage specified in the related Term Sheet with respect to the Mortgage Loans, as adjusted as provided for therein.

            Purchaser: Goldman Sachs Mortgage Company, a New York limited partnership, its successors in interest and assigns.

            Qualified Appraiser: An appraiser, duly appointed by the Company, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder and the requirements of Fannie Mae or Freddie Mac.

            Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae or Freddie Mac, and whose claims paying ability is rated in the two highest rating categories by each applicable Rating Agency with respect to primary mortgage insurance and in the two highest rating categories in Best's Key Rating Guide with respect to hazard and flood insurance.

            Rate/Term Refinancing: A Refinanced Mortgage Loan, the proceeds of which are limited to the sum of the unpaid principal balance of the existing first mortgage, closing costs (including all prepaid items), points, the amount required to satisfy any subordinate mortgage liens that are more than one year old (if the borrower plans to satisfy them), and other funds for the borrower's use (as long as the amount does not exceed 2% of the principal amount of the new mortgage or $2,000). A property that has subordinate liens that have been in existence for one year or less also may be treated as a rate/term refinance transaction as long as the proceeds of the subordinate lien were used to make documented home improvements.

            Rating Agency: Standard & Poor's, Moody's, Fitch Ratings or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

            Refinanced Mortgage Loan: A Mortgage Loan the proceeds of which were not used to purchase the related Mortgaged Property.

            REO Disposition: The final sale by the Company of any REO Property.

            REO Property: A Mortgaged Property acquired as a result of the liquidation of a Mortgage Loan.

            Repurchase Price: With respect to any Mortgage Loan, a price equal to (w) the product of the Purchase Price Percentage multiplied by the Stated Principal Balance of such Mortgage Loan on the repurchase date, plus (x) up to ninety (90) days' accrued interest on such Stated Principal Balance at the Mortgage Interest Rate from the last interest paid to date through which interest has been paid by or on behalf of the Mortgagor through the date prior to the date of repurchase, less (y) amounts received in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in connection with such Mortgage Loan plus (z) any costs and damages incurred by the related trust with respect to any securitization of the Mortgage Loan in connection with any violation by such Mortgage Loan of any predatory- or abusive-lending law up to the time of such repurchase or substitution that was actually incurred and paid out of or on behalf of the related trust fund, and that directly resulted from such violation.

            Residential Dwelling: Any one of the following: (i) a detached single family dwelling, (ii) a two-to-four family dwelling, (iii) a unit in a condominium project, or (iv) a detached single family dwelling in a planned unit development. Mortgaged Properties that consist of the following property types are not eligible for sale to the Purchaser: (a) co-operative units, (b) log homes, (c) earthen homes, (d) underground homes, (e) mobile homes, (f) homes which are situated on more than ten acres of property and (g) homes which are secured by a leasehold estate.

            SAIF: The Savings Association Insurance Fund, or any successor thereto.

            Servicing Addendum: The terms and conditions attached hereto as
Exhibit 5 which will govern the servicing of the Mortgage Loans by the Company during the Interim Servicing Period.

            Servicing Rights: With respect to each Mortgage Loan, any and all of the following: (a) all rights to service the Mortgage Loan; (b) all rights to receive servicing fees, additional servicing compensation (including without limitation any late fees, assumption fees, prepayment penalties or premiums due in connection with a Principal Prepayment, other penalties, fees or similar payments with respect to the Mortgage Loan, and income on escrow accounts or other receipts on or with respect to the Mortgage Loan), reimbursements or indemnification for servicing the Mortgage Loan, and any payments received in respect of the foregoing and proceeds thereof; (c) the right to collect, hold and disburse Escrow Payments or other similar payments with respect to the Mortgage Loans, Escrow Accounts and any amounts actually collected with respect thereto and to receive interest income on such amounts to the extent permitted by applicable law; (d) all accounts and other rights to payment related to any of the property described in this paragraph; (e) possession and use of any and all Mortgage Files pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans; (f) all rights and benefits relating to the direct solicitation of the related Mortgagors for refinance or modification of the Mortgage Loans and attendant right, title and interest in and to the list of such Mortgagors and data relating to their respective Mortgage Loans; (g) all rights, powers and privileges incident to any of the foregoing; and (h) all agreements or documents creating, defining or evidencing any of the foregoing rights to the extent they relate to such rights and all rights of the Company thereunder including, but not limited to, any clean-up calls and termination options.

            Servicing Rights Owner: The Person to whom the Servicing Rights are transferred at any time, which Person may or may not be the Purchaser of the Mortgage Loans hereunder, and which Person will, on the related Closing Date, be the Purchaser.

            Servicing Transfer Date: As set forth in the related Term Sheet; provided however, if a Mortgage Loan is 60 or more days delinquent or subject to a foreclosure proceeding, then with respect to the Servicing Rights to such Mortgage Loan the related Servicing Transfer Date shall be the close of business on the next Business Day if so requested by the Purchaser.

            Stated Principal Balance: As to each Mortgage Loan (i) the principal balance of such Mortgage Loan as of the related Cut-off Date after application of payments actually received on the Mortgage Loans prior to the related Cut-off Date, minus (ii) all amounts thereafter distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal.

            Successor Servicer: A servicer designated by the Purchaser pursuant to Section 12.01 which is entitled to the benefits of the indemnifications set forth in such Section.

            Term Sheet: A supplemental agreement in the form attached hereto as
Exhibit 1 which shall be executed and delivered by the Company and the Purchaser to provide for the sale pursuant to the terms of this Agreement of the Mortgage Loans including all Servicing Rights related thereto listed on Schedule I attached thereto, which supplemental agreement shall contain certain specific information relating to such sale of such Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans.

            SECTION 2. Agreement to Purchase. The Company agrees to sell, and the Purchaser agrees to purchase, Mortgage Loans, together with the Servicing Rights, having an actual aggregate unpaid principal balance on the related Cut-off Date in an amount set forth on the related Term Sheet or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on the related Closing Date.

            SECTION 3. Mortgage Loan Schedule. The Company shall deliver the related Mortgage Loan Schedule to the Purchaser at least two (2) Business Days prior to the related Closing Date.

            SECTION 4. Purchase Price; Near-term Principal Prepayments.

            Subsection 4.01. Purchase Price.

            The Purchase Price for the Mortgage Loans and Servicing Rights listed on the related Mortgage Loan Schedule shall be the Purchase Price Percentage, multiplied by the Stated Principal Balance as of the related Cut-off Date.

            In addition to the Purchase Price as described above, the Purchaser shall pay to the Company, on the related Closing Date, accrued interest on each Mortgage Loan at the Mortgage Interest Rate net of the Interim Servicing Fee from the related last Interest Paid to Date through the day prior to the related Closing Date, inclusive; provided, however, with respect to those Mortgage Loans for which interest has been paid through a date beyond the related Cut-off Date, such accrued interest owing to Company shall be reduced by the amount of interest accruing on the Stated Principal Balance of each such Mortgage Loan at a rate equal to the Mortgage Interest Rate of such Mortgage Loan, from the related Closing Date to the day prior to the interest paid through date for such Mortgage Loan, inclusive.

            With respect to each Mortgage Loan purchased, the Purchaser shall own and be entitled to receive (except as otherwise described in this Agreement during the related Interim Servicing Period): all payments and/or recoveries of principal collected on or after the related Cut-off Date, all payments of interest on the Mortgage Loans and all fees, prepayment penalties or premiums.

            Subsection 4.02. Near-term Principal Prepayments.

            In the event any Principal Prepayment is made by a Mortgagor on or prior to the date which is 30 days after the related Closing Date occurs, the Company shall remit to the Purchaser an amount equal to (a) with respect to any Mortgage Loan for which there is no prepayment penalty, the excess, if any, of the Purchase Price Percentage for such Mortgage Loan over par multiplied by the amount of such Principal Prepayment (the "Premium") and (b) with respect to any Mortgage Loan which has a prepayment penalty, an amount equal to the Premium for such Mortgage Loan minus the amount of the prepayment penalty received. Such remittance shall be made by the Company to Purchaser no later than the third Business Day following receipt of notice of such Principal Prepayment by the Company. If demand for payment of any amount described in this paragraph is not made prior to ninety (90) days after the date of any Principal Prepayment, the Company shall have no obligation to pay the amount described in this paragraph.

            SECTION 5. Examination of Mortgage Files. With regard to the examination of the Mortgage Loans and Mortgage Files prior to the related Closing Date, Purchaser and Company shall have such rights as are set forth in the related Confirmation. If Purchaser declines, in accordance with its rights under the related Confirmation, to purchase a Mortgage Loan, such Mortgage Loan shall be deleted from the related Mortgage Loan Schedule. The Purchaser may, at its option and without notice to Company, purchase all or a portion of the Mortgage Loans without conducting any partial or complete examination.

            SECTION 6. Conveyance from Company to Purchaser.

            Subsection 6.01. Conveyance of Mortgage Loans; Possession of Mortgage Files.

            On the related Closing Date, the Company, simultaneously with the payment of the related Purchase Price, does hereby sell, transfer, assign, set over and convey to the Purchaser, without recourse, but subject to the terms of this Agreement, all rights, title and interest of the Company in and to the Mortgage Loans (including the Servicing Rights thereon) listed on the related Mortgage Loan Schedule attached to the related Term Sheet, together with the related Mortgage Files and all rights and obligations arising under the documents contained therein. Pursuant to Subsection 6.03 of the Agreement, the Company shall deliver to the Purchaser (or upon Purchaser's request, its designee) the Mortgage Loan Documents. The contents of each related Mortgage File required to be retained by the Company to interim service the Mortgage Loans pursuant to the Agreement and the related Term Sheet and thus not delivered to the Purchaser prior to the related Closing Date are, and shall be, held in trust by the Company for the benefit of the Purchaser as the owner thereof. The Company's possession of any portion of each such Mortgage File is at the will of the Purchaser for the sole purpose of facilitating interim servicing of the related Mortgage Loan pursuant to the Agreement and the related Term Sheet, and such retention and possession by the Company shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, and the contents of the Mortgage File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan and Servicing Rights prepared by or which come into the possession of the Company shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Company at the will of the Purchaser in such custodial capacity only.

            The Mortgage File retained by the Company with respect to each Mortgage Loan pursuant to this Agreement and the related Term Sheet shall be appropriately identified in the Company's computer system to reflect clearly the sale of such related Mortgage Loan to the Purchaser. The Company shall release from its custody the contents of any Mortgage File retained by it only in accordance with this Agreement.

            Subsection 6.02. Books and Records.

            Record title to each Mortgage and the related Mortgage Note as of the related Closing Date shall be in the name of the Company in trust for the benefit of the Purchaser or one or more designees of the Purchaser, as the Purchaser shall designate, solely for the purpose of facilitating the interim servicing of the Mortgage Loans as described herein. Upon Purchaser's request, the Company shall transfer, or cause to be transferred, record title to each Mortgage and the related Mortgage Note to the Purchaser. Notwithstanding the foregoing, beneficial ownership of each Mortgage, the related Mortgage Note and the related Servicing Rights shall be vested solely in the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Company to which Purchaser is entitled as provided in Section 4 shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all such funds shall be received and held by the Company in trust for the benefit of the Purchaser or the assignee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            It is the express intention of the parties that the transactions contemplated by this Agreement and the related Term Sheet be, and be construed as, a sale of the Mortgage Loans, and the Servicing Rights by the Company and not a pledge of the Mortgage Loans or the Servicing Rights by the Company to the Purchaser to secure a debt or other obligation of the Company. Consequently, the sale of each Mortgage Loan and the Servicing Rights shall be reflected as a sale on the Company's business records, tax returns and financial statements.

            Subsection 6.03. Delivery of Mortgage Loan Documents.

            No later than five Business Days prior to the related Closing Date, the Company shall deliver to the Purchaser or its agent the following Mortgage Loan Documents with respect to each Mortgage Loan to be purchased and sold on the related Closing Date and set forth on the related Mortgage Loan Schedule attached to the related Term Sheet:

                  (a) The original Mortgage Note endorsed "Pay to the order of [________________], without recourse," and signed via original signature in the name of the Company by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Company, together with any applicable riders, or an original lost note affidavit executed by Company in a form reasonably acceptable to Purchaser. In no event may an endorsement be a facsimile endorsement. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by "[Company] formerly known as [previous name]";

                  (b) In the case of each Mortgage Loan that is not a MERS Mortgage Loan, the original Assignment of Mortgage, from the Company to blank, or otherwise in accordance with Purchaser's instructions, which assignment of mortgage shall, but for any blanks requested by Purchaser, be in form and substance acceptable for recording. If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment must be by "[Company] formerly known as [previous name]". If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". None of the Assignments are blanket assignments of mortgage;

                  (c) The original of any guarantee executed in connection with the Mortgage Note;

                  (d) Except as provided below and for each Mortgage Loan that is not a MERS Mortgage Loan, the original Mortgage with evidence of recording thereon; provided, that if the mortgage has been delivered to the applicable recording office for recordation, Seller may deliver a copy together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage, and deliver the original upon receipt from the appropriate recording office within 180 days of the Closing Date. With respect to each MERS Mortgage Loan, the original Mortgage, noting the presence of the MIN of the Mortgage Loans and either language indicating that the Mortgage Loan is a MOM Loan or if the Mortgage Loan was not a MOM Loan at origination, the original Mortgage and the assignment thereof to MERS, with evidence of recording indicated thereon, or a copy of the Mortgage certified by the public recording office in which such Mortgage has been recorded;

                  (e) Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company;

                  (f) In the case of each Mortgage Loan that is not a MERS Mortgage Loan, the originals of all intervening assignments of mortgage with evidence of recording thereon, or if any such intervening assignment of mortgage has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignment of mortgage, the Company shall deliver or cause to be delivered to the Purchaser, a photocopy of such intervening assignment of mortgage together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the title insurer insuring the Mortgage stating that such intervening assignment of mortgage has been delivered to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Purchaser upon receipt thereof by the Company; or (ii) in the case of an intervening assignment of mortgage where a public recording office retains the original recorded intervening assignment of mortgage or in the case where an intervening assignment of mortgage is lost after recordation in a public recording office, a copy of such intervening assignment of mortgage with recording information thereon certified by such public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage;

                  (g) The original mortgagee policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, (a) a written commitment or interim binder for title issued by the title insurance or escrow company dated as of the date the Mortgage Loan was funded, with a statement by the title insurance company or closing attorney that the priority of the lien of the related Mortgage during the period between the date of the funding of the related Mortgage Loan and the date of the related title policy (which title policy shall be dated the date of recording of the related Mortgage) is insured or (b) a preliminary title report issued by a title insurer in anticipation of issuing a title insurance policy which evidences existing liens and gives a preliminary opinion as to the absence of any encumbrance on title to the Mortgaged Property, except liens to be removed on or before purchase by the Mortgagor or which constitute customary exceptions acceptable to lenders generally; the original policy of title insurance shall be delivered promptly upon receipt thereof by the Company;

                  (h) The original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage;

                  (i) If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original or copy of power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located, or a copy thereof certified by the public recording office in which such instrument has been recorded or, if the original instrument has not been returned from the applicable public recording office, a true certified copy, certified by the Company; and

                  (j) The original Primary Mortgage Insurance Policy, if applicable.

            If the Company cannot deliver the original recorded Mortgage Loan Documents on the related Closing Date, the Company shall, promptly upon receipt thereof and in any case not later than 120 days from the related Closing Date, deliver such original documents, including original recorded documents, to the Purchaser (unless the Company is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 120 days of the related Closing Date, solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, Company shall deliver such document to Purchaser within such time period as specified in a Company's Officer's Certificate or, if delivery is not made by the expiration of such time period, Company shall use commercially reasonable efforts to cause delivery as soon as possible thereafter.

            The Company shall forward to the Purchaser original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Company shall provide the Purchaser with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety (90) days of its submission for recordation.

            Company shall provide an original or duplicate original of the title insurance policy to Purchaser within ninety (90) days of the receipt of the recorded documents (required for issuance of such policy) from the applicable recording office.

            In addition, in connection with the assignment of any MERS Mortgage Loan, the Company agrees that it will cause, at its own expense, the MERS(R) System to indicate that such Mortgage Loans have been assigned by the Company to the Purchaser in accordance with this Agreement by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files the information required by the MERS(R) System to identify the Purchaser of such Mortgage Loans. The Company further agrees that it will not alter the information referenced in this paragraph with respect to any Mortgage Loan during the term of this Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of this Agreement.

            For any Mortgage Loan that is not a MERS Mortgage Loan, the Company shall prepare the Assignments of Mortgage and shall pay to the Purchaser any recording fees or costs in transferring all original documents to the Purchaser.

            On the date which is two days prior to the related Closing Date (the "Scheduled Delivery Date",) the Seller shall deliver to the Purchaser the Mortgage Loan Schedule.

            SECTION 7. Representations, Warranties and Covenants of the Company;
                       Remedies for Breach.

            Subsection 7.01. Representations and Warranties Respecting the Company.

            The Company hereby represents and warrants to the Purchaser and the Servicing Rights Owner as of the related Closing Date that:

        (i) The Company is a national association duly organized, validly existing and in good standing under the laws of the United States of America and is and will remain in compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loan in accordance with the terms of this Agreement. The Company has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification, and in any event the Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the sale of the Mortgage Loans and Servicing Rights in accordance with the terms of this Agreement and the related Term Sheet;

        (ii) The Company has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan (including the Servicing Rights), to sell each Mortgage Loan and the Servicing Rights, and to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted. The Company has duly authorized the execution, delivery and performance of this Agreement and any agreements contemplated hereby, has duly executed and delivered this Agreement, and any agreements contemplated hereby, and this Agreement and the related Term Sheet, assuming due authorization, execution and delivery by the Purchaser, and each Assignment of Mortgage and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms and all requisite corporate action has been taken by the Company to make this Agreement and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms;

       (iii) Neither the execution and delivery of this Agreement or the related Term Sheet by the Company, nor the origination or purchase of the Mortgage Loans by the Company, the sale of the Mortgage Loans or the Servicing Rights to the Purchaser, the consummation of the transactions contemplated hereby, or the performance of or compliance with the terms and conditions of this Agreement or the related Term Sheet will conflict with any of the terms, conditions or provisions of the Company's articles of incorporation or by-laws, or constitute a default under or result in a breach or acceleration of, any material contract, agreement or other instrument to which the Company is a party or which may be applicable to the Company or its assets, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans;

        (iv) The Company is not in violation of, and the execution and delivery of this Agreement or the related Term Sheet by the Company and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over the Company or its assets, which violation might have consequences that would materially and adversely affect the condition (financial or otherwise) or the operation of the Company or its assets or might have consequences that would materially and adversely affect the performance of its obligations and duties hereunder;

         (v) The Company does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement or the related Term Sheet. The Company is solvent and the sale of the Mortgage Loans and the Servicing Rights will not cause the Company to become insolvent. The sale of the Mortgage Loans and Servicing Rights is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

        (vi) The Company is properly qualified to service the Mortgage Loans and has been servicing the Mortgage Loans prior to the related Closing Date;

        (vii) Immediately prior to the payment of the related Purchase Price for each Mortgage Loan and the Servicing Rights thereto, the Company was the owner of the related Mortgage and the indebtedness evidenced by the related Mortgage Note and the related Servicing Rights and upon the payment of the related Purchase Price by the Purchaser, in the event that the Company retains record title, the Company shall retain such record title to each Mortgage, each related Mortgage Note and the related Mortgage Files with respect thereto in trust for the Purchaser as the owner thereof and only for the purpose of interim servicing and supervising the interim servicing of each Mortgage Loan;

        (viii) There are no actions or proceedings against, or, to Company's knowledge, investigations of, the Company before any court, administrative or other tribunal (A) that might prohibit its entering into this Agreement or the related Term Sheet, (B) seeking to prevent the sale of the Mortgage Loans, the sale of the Servicing Rights or the consummation of the transactions contemplated by this Agreement, (C) that might prohibit or materially and adversely affect the performance by the Company of its obligations under, or the validity or enforceability of, this Agreement or (D) that is reasonably likely to have a material adverse effect on the financial condition of the Company;

        (ix) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of, or compliance by the Company with, this Agreement or the sale of the Mortgage Loans and Servicing Rights and delivery of the Mortgage Files to the Purchaser or the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the related Closing Date;

        (x) The consummation of the transactions contemplated by this Agreement and the related Term Sheet are in the ordinary course of business of the Company, and the transfer, assignment and conveyance of the Mortgage Notes, the Mortgages and/or the Servicing Rights by the Company pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

        (xi) In the opinion of Company, the consideration received by Company upon the sale of the Mortgage Loans and the Servicing Rights to Purchaser under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans and Servicing Rights under current market conditions. The Company will treat the sale of the Mortgage Loans and the Servicing Rights to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

        (xii) The Company has delivered to the Purchaser financial statements for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Company since the date of the Company's financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement and the related Term Sheet;

        (xiii) The Company has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans or the Servicing Rights; and

            Subsection 7.02. Representations and Warranties Regarding Individual
                             Mortgage Loans.

      The Company hereby represents and warrants to the Purchaser and the Servicing Rights Owner, with respect to each Mortgage Loan, as of the related Closing Date or such other date specified herein:

            i The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

            ii No payment under any Mortgage Loan is delinquent as of the related Closing Date nor has any scheduled payment been delinquent for more than thirty (30) days at any time prior to the related Closing Date. The Mortgage Loan has not been dishonored. There are no material defaults under the terms of the Mortgage Loan. Each Mortgage Loan has a monthly Due Date of the first day of each month. For purposes of this paragraph, a Mortgage Loan will be deemed delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

            iii There is no valid offset, right of rescission, defense or counterclaim of any obligor under any Mortgage Note or Mortgage, including the obligation of the Mortgagor to pay the unpaid principal of or interest on such Mortgage Note, and any applicable right of rescission has expired, nor will the operation of any of the terms of such Mortgage Note or Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, recoupment, counterclaim or defense, including, without limitation, the defense of usury, and no such right of rescission, set-off, recoupment, counterclaim or defense has been asserted with respect thereto. No Mortgage Loan is subject to any pending bankruptcy, insolvency, reorganization or moratorium;

            iv There are no mechanics' liens or similar liens or claims for work, labor or material affecting any Mortgaged Property which have been filed (and no rights are outstanding that under law could give rise to such liens), which are or may be a lien prior to, or equal with, the lien of such Mortgage, except those which are insured against by the title insurance policy referred to in clause (ix) below;

            v As of the date of origination of the Mortgage Loan, there was no damage to any Mortgaged Property. At origination of the Mortgage Loan there was not any proceeding pending for the total or partial condemnation of the Mortgaged Property. The Company has not received notification that any such proceedings are scheduled to commence at a future date.

            vi Each Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property securing the related Mortgage Note, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Each Mortgaged Property is owned by the Mortgagor in fee simple and is free and clear of all adverse claims, encumbrances and liens having priority over the first lien of the Mortgage, subject only to (1) the lien of nondelinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage, such exceptions appearing of record being acceptable to mortgage lending institutions generally and specifically reflected in the appraisal made in connection with the origination of the related Mortgage Loan or referred to in the lender's title insurance policy delivered to the originator of the related Mortgage Loan, and (3) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by such Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting enforceable, and perfected first lien and first priority security interest on the property described therein, and immediately prior to the sale of such Mortgage Loan to the Purchaser pursuant to this Agreement and the related Term Sheet, the Company had full right to sell and assign the same to the Purchaser;

            vii Each Mortgage Loan complies with, and the Company has complied with, applicable local, state and federal laws, regulations and other requirements including, without limitation, usury, equal credit opportunity, real estate settlement procedures, the Federal Truth-In-Lending Act, all applicable predatory and abusive lending laws, all applicable unfair and deceptive practices laws and disclosure laws and the consummation of the transactions contemplated hereby, including without limitation, the receipt of interest by the owner of such Mortgage Loan, will not involve the violation of any such laws, rules or regulations. Each Mortgage Loan is being (and has been) serviced in accordance with Accepted Servicing Practices and applicable state and federal laws, including, without limitation, the Federal Truth-In-Lending Act and other consumer protection laws, real estate settlement procedures, usury, equal credit opportunity and disclosure laws.

            viii Neither the Company nor any prior holder of any Mortgage Loan has impaired, waived, altered or modified the Mortgage or Mortgage Note (except that a Mortgage Loan may have been modified by a written instrument (a copy of which is in the Mortgage File and the terms of which are reflected on the Mortgage Loan Schedule) which has been recorded, if necessary to protect the interests of the owner of such Mortgage Loan; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies); satisfied, canceled, rescinded or subordinated such Mortgage in whole or in part; released the applicable Mortgaged Property in whole or in part from the lien of such Mortgage; or executed any instrument of cancellation, rescission or satisfaction with respect thereto. No instrument of release or waiver has been executed in connection with any Mortgage Loan, and no Mortgagor has been released, in whole or in part from its obligations in connection with a Mortgage Loan. No Mortgage Loan has been modified so as to restructure the payment obligations or re-age the Mortgage Loan;

            ix Each Mortgage Loan is covered by an ALTA lender's title insurance policy or equivalent form of policy or insurance acceptable to Fannie Mae or Freddie Mac in a form acceptable to, and issued by a title insurer acceptable to, Fannie Mae or Freddie Mac, together with all applicable ALTA endorsements, including without limitation, an adjustable rate mortgage loan endorsement, if applicable, a condominium endorsement, a planned unit development endorsement, an extended coverage endorsement, and an 8.1 ALTA or equivalent environmental endorsement, insuring the Company, its successors and assigns, as to the first lien priority of the Mortgage (subject to the exceptions contained in (vi) (1), (2), and (3) above), in an amount at least equal to the original principal balance of each such Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Each title insurance policy affirmatively insures ingress and egress and insures against encroachments by or upon the Mortgaged Property and each such policy was issued on the date of the origination of each related Mortgage Loan by a title insurer qualified to do business in the jurisdiction where the Mortgaged Property is located. The Company, its successors and assigns, are the sole insured of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Company's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. Where required by law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Company, nor any Mortgagor, has done, by act or omission, anything which would materially impair the coverage of such lender's title insurance policy;

            x All of the improvements which were included for the purpose of determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of such property (and wholly within the project with respect to a condominium unit), and no improvements on adjoining properties encroach upon the Mortgaged Property;

            xi No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation, subdivision law or ordinance. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities, and the Mortgaged Property is lawfully occupied under applicable law;

            xii Each Mortgage Note and the applicable Mortgage are original and genuine, and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, receivership and other similar laws relating to creditors' rights generally or by equitable principles (regardless of whether such enforcement is considered in a proceeding in equity or at law) and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had legal capacity to execute the Mortgage Note and the Mortgage and each Mortgage Note and Mortgage has been duly and properly executed by such parties. The Mortgage Loan Documents are on forms acceptable to Fannie Mae or Freddie Mac. Either the Mortgagor or the guarantor of a Mortgage Loan is a natural person;

            xiii The proceeds of the Mortgage Loan have been fully disbursed; there is no requirement for future advances thereunder and any and all requirements as to completion of any on-site or off-site improvements and as to disbursement of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making, closing or recording the Mortgage Loan were paid and the Mortgagor is not entitled to any refund of amounts paid or due under the Mortgage Note or Mortgage;

            xiv Each Mortgage contains customary and enforceable provisions that render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security, including (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure or if applicable, non-judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the property. There is no homestead or other exemption available to the Mortgagor which would interfere with such right to foreclose;

            xv With respect to each Mortgage constituting a deed of trust, either a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in such Mortgage or if no duly qualified trustee has been properly designated and so serves, the Mortgage contains satisfactory provisions for the appointment of such trustee by the holder of the Mortgage at no cost or expense to such holder, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            xvi There are no defaults by Company in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents or other outstanding charges affecting the Mortgaged Property which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable. There exist no deficiencies with respect to escrow deposits and payments, if such are required, for which customary arrangements for repayment thereof have not been made, and no escrow deficits or payments of other charges or payments due the Company have been capitalized under the Mortgage or the applicable Mortgage Note;

            xvii The Mortgage Note is not and has not been secured by any collateral, pledged account or other security other than the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation and no Mortgage Loan is secured by more than one Mortgaged Property;

            xviii The buildings and improvements upon each Mortgaged Property are insured by a Qualified Insurer pursuant to a standard, valid and existing hazard insurance policy acceptable to Fannie Mae or Freddie Mac which policy insures against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or Freddie Mac Guide representing coverage in an amount not less than the lesser of (A) the maximum insurable value of the improvements securing such Mortgage Loan and (B) the outstanding principal balance of the related Mortgage Loan, but in no event an amount less than an amount that is required to prevent the Mortgagor from being deemed to be a co-insurer thereunder. If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy in a form meeting the requirements of the current guidelines of the Flood Insurance Administration (which policy conforms to Fannie Mae or Freddie Mac requirements) is in effect with respect to such Mortgaged Property with a Qualified Insurer in an amount representing coverage not less than the least of (A) the outstanding Stated Principal Balance of the Mortgage Loan, (B) the maximum insurable value of the improvements securing such Mortgage Loan or (C) the maximum amount of insurance that is available under federal law. All individual insurance policies contain a standard mortgagee clause naming the Company or the original holder of the Mortgage, and its successors in interest, as loss payee, and all of the premiums due and payable thereon have been paid; the Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and upon the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. Neither the Company (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either; All such insurance policies contain a clause that the insurer will notify the named mortgagee at least ten
      (10) days prior to any reduction in coverage or cancellation of the policy;

            xix There is no default, breach or event of acceleration existing under the Mortgage or the applicable Mortgage Note; and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and none of (i) the Company and any of its affiliates (ii) any servicer or subservicer and (iii) any prior mortgagee, of any Mortgage Loan has waived any default, breach or event of acceleration; no foreclosure action is threatened or has been commenced with respect to the Mortgage Loan;

            xx The Company has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

            xxi The Company has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required by the Mortgage Loan;

            xxii The Mortgage File contains an appraisal of the Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, approved by the Company, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated and conforms to the underwriting requirements of the Company. The appraisal is in a form acceptable to Fannie Mae or Freddie Mac and was made by a Qualified Appraiser;

            xxiii Each of the Mortgaged Properties consists of a single parcel of real property with a detached single-family residence erected thereon, or a two- to four-family dwelling, or a townhouse, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development. No Mortgaged Property consists of cooperative housing or stock in a cooperative housing corporation. Any condominium unit or planned unit development either conforms with applicable Fannie Mae or Freddie Mac requirements regarding such dwellings or is covered by a waiver confirming that such condominium unit or planned unit development is acceptable to Fannie Mae or Freddie Mac or is otherwise "warrantable" with respect thereto or "nonwarrantable" if underwritten in accordance with the Company's underwriting guidelines attached hereto. No such residence is a mobile home. Any residence that is a manufactured dwelling was underwritten in accordance with Fannie Mae guidelines. No Mortgage Loan is a manufactured, modular, or row-house loan in Baltimore or Philadelphia or New Mexico. None of the Mortgage Loans are considered agricultural loans. No Mortgaged Property consists of a log home, earthen home, underground home or a home which is situated on more than ten acres of property. Any Mortgage Property which is secured by a leasehold estate was underwritten in accordance with Fannie Mae guidelines. No Mortgaged Property (and no portion of a Mortgaged Property) is being used for commercial purposes. None of the Mortgage Loans are made for the purchase of land only;

            xxiv None of the Mortgage Loans provide for deferred interest or negative amortization. None of the Mortgage Loans are simple interest Mortgage Loans; No Mortgaged Property is a timeshare;

            xxv No Mortgage Loan contains any provisions currently in effect which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment Mortgage Loan. Any Mortgage Loan containing a "balloon" feature is marked as such on the related Mortgage Loan Schedule;

            xxvi Company is the sole owner of record and is the holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note and the related Servicing Rights thereto. Upon the sale of the Mortgage Loan to the Purchaser, and prior to the transfer of Servicing Rights to the Purchaser, the Company will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or if requested by the Purchaser, it's designee, in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment sale or pledge to any person other than Purchaser and the Company had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and the related Term Sheet and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of interim servicing the Mortgage Loan as set forth in this Agreement. After the related Closing Date, the Company will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Company will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement or the related Term Sheet, or as otherwise agreed to by the Company and the Purchaser. The Company acquired any right, title and interest in and to the Mortgage Loans in good faith and without notice of any adverse claim;

            xxvii The Mortgage Note is payable on the first day of each month. Principal payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. Monthly payments of interest are calculated on the basis of a year comprised of twelve 30-day months;

            xxviii The Mortgage contains a provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, at the option of the mortgagee and such provision is enforceable;

            xxix Each of the Mortgage and the Assignment of Mortgage (for each Mortgage Loan that is not a MERS Mortgage Loan) is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

            xxx The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act;

            xxxi There exists no violation of any local, state, or federal environmental law, rule or regulation with respect to the Mortgaged Property which violation has or could have a material adverse effect on the market value of such Mortgaged Property. The Company has no knowledge of any pending action or proceeding directly involving the related Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to the use and enjoyment of such Mortgaged Property;

            xxxii For each Mortgage Loan, the related Mortgage File is complete and contains a true, accurate and correct copy of each of the documents and instruments specified to be included therein;

            xxxiii Each Mortgage Note, each Mortgage, each Assignment of Mortgage and any other documents required pursuant to this Agreement to be delivered by the Company hereunder has been delivered to the Purchaser or its agent;

            xxxiv No Mortgage Loan was originated based on an appraisal of the related Mortgaged Property made prior to completion of construction of the improvements thereon. No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            xxxv The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company's portfolio; No statement, tape, diskette, form, report or other document furnished or to be furnished by Company pursuant to this Agreement or the related Term Sheet or in connection with the transactions contemplated hereby contains or will contain any statement that is or will be inaccurate or misleading in any material respect or omits to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading;

            xxxvi No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Company or the Mortgagor or any other party, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan; no predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the borrower to repay and the extension of credit which has no apparent benefit to the borrower, were employed in the origination of the Mortgage Loan;

            xxxvii The Mortgagor has received and has executed, where applicable, prior to origination of the Mortgage Loan, all disclosure and rescission materials required by applicable law with respect to the making of the Mortgage Loan;

            xxxviii Each Mortgage Loan was originated by or for the Company pursuant to, and conforms with, the Company's underwriting guidelines attached as Exhibit 9 hereto;

            xxxix None of the Mortgage Loans are High Cost Loans. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

            xl All Mortgage Loans originated in New Jersey comply with the Purchaser's standards for purchasing New Jersey mortgage loans, set forth on Exhibit 11 hereto.

            xli No Mortgage Loan (a) is secured by property located in the state of New York; (b) had an original principal balance of $300,000 or less, and (c) has an application date on or after April 1, 2003, the terms of which Mortgage Loan equal or exceed either the APR or the points and fees threshold for "high-cost home loans," as defined in Section 6-L of the New York State Banking Law;

            xlii No Mortgage Loan secured by property located in the State of Georgia was originated on or after October 1, 2002 and on or prior to March 7, 2003. There is no Mortgage Loan that was originated on or after March 7, 2003 that is a "high cost home loan" as defined under the Georgia Fair Lending Act;

            xliii The Mortgage Loan is not subject to any outstanding litigation for fraud, origination, predatory lending, servicing or closing practices;

            xliv No Mortgage Loan secured by property located in the State of New Mexico is a home improvement loan or manufactured home loan subject to the provisions of New Mexico's Home Loan Protection Act closed on or after January 1, 2004;

            xlv No Mortgage Loan secured by property located in the State of South Carolina and subject to the South Carolina High Cost and Consumer Home Loan Act is a refinance or non-purchase money Mortgage Loan;

            xlvi Each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices and the Interim Servicer has reported the Mortgagor credit files to each of the three credit repositories in a timely manner;

            xlvii As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Company to the Purchaser, that Company has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage, subject to Purchaser's and the subsequent or prospective purchaser's adherence to applicable federal and state credit reporting and privacy laws and regulations, including, but not limited to the Fair Credit Reporting Act and the Gramm Leach Bliley Act. The Company shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees actually incurred) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto, unless such damage, loss, cost and expense arises out of Purchaser's noncompliance with applicable federal or state credit reporting and privacy laws and regulations. The Company has or has caused the related servicer to, for each Mortgage Loan, fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

            xlviii With respect to each Mortgage Loan for which the related Mortgage Loan Schedule indicates there is a prepayment penalty feature (a "Prepayment Penalty Mortgage Loan"), the Prepayment Penalty Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note. With respect to each Prepayment Penalty Mortgage Loan, each such prepayment penalty is enforceable and will be enforced by the Company for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may be imposed for a term in excess of five
      (5) years;

            xlix The LTV of the Mortgage Loan either is not more than 80% or the excess over 75% of the Appraised Value is and will be insured as to payment defaults by a PMI Policy until the LTV of such Mortgage Loan is reduced to 80%. All provisions of such PMI Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a PMI Policy (other than a lender paid PMI Policy) obligates the Mortgagor thereunder to maintain the PMI Policy and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Mortgage Loans as set forth on the Mortgage Loan Schedule accurately reflects the Mortgage Interest Rate of the Mortgage Loans, net of any such insurance premium;

            xl The Company represents and warrants to the Purchaser that as of the related Closing Date or as of such date specifically provided herein:

                  (1) No Mortgage Loan is a "High Cost Home Loan" as defined in the Arkansas Home Loan Protection Act effective July 16, 2003 (Act 1340 of 2003);

                  (2) No Mortgage Loan is a "High Cost Home Loan" as defined in the Kentucky high-cost home loan statute effective June 24, 2003 (Ky. Rev. Stat. Section 360.100);

                  (3) No borrower was encouraged or required to select a
            Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such borrower did not qualify taking into account credit history and debt to income ratios for a lower cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the borrower may have qualified for a for a lower cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the borrower's application to such affiliate for underwriting consideration;

                  (4) The methodology used in underwriting the extension of
            credit for each Mortgage Loan employs objective mathematical principles which relate the borrower's income, assets and liabilities to the proposed payment and/or the borrower's past credit history and such underwriting methodology does not rely solely on the extent of the borrower's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the borrower had a reasonable ability to make timely payments on the Mortgage Loan;

                  (5) With respect to any Mortgage Loan that contains a
            provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the loan's origination, the borrower agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the loan's origination, the borrower was offered the option of obtaining a mortgage loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the borrower in the loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Company shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the borrower's default in making the loan payments;

                  (6) No borrower was required to purchase any credit life,
            disability, accident or health insurance product as a condition of obtaining the extension of credit. No borrower obtained a prepaid single premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan; No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

                  (7) All points and fees related to each Mortgage Loan were disclosed in writing to the borrower in accordance with applicable state and federal law and regulation. Except in the case of a Mortgage Loan in an original principal amount of less than $60,000 which would have resulted in an unprofitable origination, no borrower was charged "points and fees" (whether or not financed) in an amount greater than 5% of the principal amount of such loan.

                  (8) All fees and charges (including finance charges) and
            whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the borrower in accordance with applicable state and federal law and regulation; and

                  (9) The Company will transmit full-file credit reporting data for each Mortgage Loan and that for each Mortgage Loan, Company agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

                  xli No Mortgage Loan is subject to Oakland's Anti-Predatory
            Lending Ordinance.

            Subsection 7.03. Remedies for Breach of Representations and Warranties; Post-Closing Due Diligence.

            It is understood and agreed that the covenants, representations and warranties of Company set forth in this Agreement and the related Term Sheet shall survive the sale of the Mortgage Loans and the Servicing Rights to the Purchaser and shall inure to the benefit of the Purchaser for a period of ten
(10) years after the applicable Closing Date, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or lack of examination of any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans (or the Servicing Rights) or the interest of the Purchaser therein (or which materially and adversely affects the value of a Mortgage Loan (or related Servicing Rights) or the interests of the Purchaser in the related Mortgage Loan (including the Servicing Rights thereon)) in the case of a representation and warranty relating to a particular Mortgage Loan), the party discovering such breach shall give prompt written notice to the other.

            Within sixty (60) days after the earlier of either discovery by or notice to the Company of any breach of a representation or warranty which materially and adversely affects the value of a Mortgage Loan or the Mortgage Loans, or the interest of the Purchaser therein, the Company shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Company shall, at the Purchaser's or Servicing Right's Owner's option, repurchase such Mortgage Loan (including the related Servicing Rights) at the Repurchase Price. Any repurchase of a Mortgage Loan or Mortgage Loans (including the corresponding Servicing Rights) pursuant to the foregoing provisions of this Subsection 7.03 shall occur on a date designated by the Purchaser or the Servicing Right's Owner and shall be accomplished by wire transfer of immediately available funds on the repurchase date to an account designated by the Purchaser in writing; provided that the Company is given adequate notice of such information to comply with such instructions.

            If pursuant to the foregoing provisions the Company repurchases a Mortgage Loan that is a MERS Mortgage Loan, the Company shall either (a) cause MERS to execute and deliver an assignment of the Mortgage in recordable form to transfer the Mortgage from MERS to the Company and shall cause such Mortgage to be removed from registration on the MERS(R) System in accordance with MERS' rules and regulations or (b) cause MERS to designate on the MERS(R) System the Company as the beneficial holder of such Mortgage Loan.

            At the time of repurchase, the Purchaser, the Servicing Rights Owner, as applicable, and the Company shall arrange for the reassignment of the repurchased Mortgage Loan and/or the related Servicing Rights, as applicable, to the Company and the delivery to the Company of any documents held by the Purchaser and/or the Servicing Rights Owner and their respective designees relating to the repurchased Mortgage Loan or Servicing Rights, as applicable. Upon the repurchase of a Mortgage Loan, the Mortgage Loan Schedule shall be amended to reflect the withdrawal of the repurchased Mortgage Loan from this Agreement.

            Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Subsections 7.01 or
7.02 shall accrue as to any Mortgage Loan or Servicing Rights upon (i) discovery of such breach by the Purchaser or notice thereof by the Company to the Purchaser and Servicing Rights Owner, (ii) failure by the Company to cure such breach or repurchase such Mortgage Loan and/or Servicing Rights as specified above, and (iii) demand upon the Company by the Purchaser or Servicing Rights Owner for compliance with the relevant provisions of this Agreement.

            In the event that any Mortgage Loan prepays in full on or prior to the date which is thirty days after the related Closing Date occurs, the Seller shall pay the Purchaser, within three Business Days of such prepayment in full,
(a) with respect to any Mortgage Loan without a prepayment penalty, the difference between the Purchase Price for such Mortgage Loan and the outstanding principal balance of such Mortgage Loan as of the Cut-off Date (the "Premium") and (b) with respect to any Mortgage Loan with a prepayment penalty, the difference between the Premium and the amount of the prepayment penalty collected with respect to the Mortgage Loan.

            SECTION 8. Closing. The closing for the Mortgage Loans shall take place on the related Closing Date. At the Purchaser's option, the closing shall be either by telephone and facsimile, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            Subsection 8.1 Conditions to Purchaser's Obligations.

            The obligation of Purchaser to purchase the Mortgage Loans and the Servicing Rights on the related Closing Date is subject to the satisfaction at or prior to the related Closing Date of each of the following conditions (any or all of which may be waived by Purchaser):

            (a) Representations and Warranties Correct. Each of the representations and warranties of Company contained in this Agreement and the related Term Sheet shall be true and correct in all material respects as of the related Closing Date.

            (b) Compliance with Covenants. Company shall have performed and be in compliance with, in all material respects, all of its respective covenants, acts, and obligations to be performed on or prior to the related Closing Date under this Agreement and the related Term Sheet.

            (c) Closing Documents. Company shall have executed and delivered this Agreement and the related Term Sheet and all other Closing Documents and all other documents required to be delivered by Company hereunder.

            (d) Corporate Actions. All corporate, partnership and other acts necessary to authorize the execution, delivery, and performance of this Agreement and the related Term Sheet and the consummation of the transactions contemplated hereunder shall have been taken by Company.

            (e) Mortgage File. The Company shall have delivered to the Purchaser or its designee all of the Mortgage Loan Documents in accordance with
      Section 6.03 and a complete Mortgage File with respect to each Mortgage Loan.

            (f) Material Adverse Effect. There is no pending action, suit, proceeding or governmental investigation or inquiry against the Company, which would have a material adverse effect on the business, operations, financial condition, properties or assets of the Company, the mortgage loans contemplated herein, or would likely impair materially the ability of the Company to perform under the terms of this Agreement.

            Subsection 8.2 Conditions to Company's Obligations.

            The obligation of Company to sell the Mortgage Loans and the Servicing Rights on the related Closing Date is subject to the satisfaction at or prior to the related Closing Date of each of the following conditions (any or all of which may be waived by Company):

            (a) Purchase Price. The related Purchase Price, plus accrued interest pursuant to Section 4, shall have been delivered to Company by wire transfer of immediately available funds pursuant to Company's reasonable instructions.

            (b) Compliance with Covenants. Purchaser shall have performed and be in compliance with, in all material respects, all of its respective covenants, acts, and obligations to be performed under this Agreement and the related Term Sheet.

            (c) Closing Documents. Purchase shall have executed and delivered this Agreement and the related Term Sheet.

            (d) Corporate Actions. All corporate and other acts necessary to authorize the execution, delivery, and performance of this Agreement and the related Term Sheet and the consummation of the transactions contemplated hereunder shall have been taken by Purchaser.

            SECTION 9. Closing Documents.

            The Closing Documents for the Mortgage Loans and the Servicing Rights to be purchased on the related Closing Date shall consist of fully executed originals of the following documents:

            1. this Agreement (which shall only be required on the initial Closing Date), in two (2) counterparts;

            2. upon the request of Purchaser, a Custodial Account Letter Agreement in the form attached as Exhibit 3 hereto;

            3. Upon the request of Purchaser, an Escrow Account Letter Agreement in the form attached as Exhibit 4 hereto;

            4. the related Mortgage Loan Schedule, one copy to be attached to the related Term Sheet;

            5.    the related Term Sheet; and

            6. such other documents related to the purchase and sale of the Mortgage Loans and the Servicing Rights as the Purchaser may reasonably request.

            SECTION 10. Costs; Assignments. The Purchaser shall pay any commissions due its salesmen, the expenses of its accountants and attorneys and the expenses and fees of any broker retained by the Purchaser with respect to the transaction covered by this Agreement. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and related Servicing Rights including, without limitation, fees for the preparation of intervening assignments of Mortgage and Assignments of Mortgage, any termination fees owed to Company's document custodian, any costs relating to transfer of the Mortgage File, and other Mortgage Loan records to Purchaser, the costs of delivering complete master file tape information and other electronically stored information to the Purchaser, the costs of notifying the Mortgagors, hazard and flood insurance companies and other third parties as required, the costs of transferring "lifetime" tax service contracts (as described in Section 14.01) to the Purchaser, the costs of transferring "lifetime" flood certification contracts (as described in Section 14.02) to the Purchaser, and the legal fees and expenses of its attorneys shall be paid by the Company.

            SECTION 11. Company's Interim Servicing Obligations. Company, as independent contract servicer, shall service and administer the Mortgage Loans during the related Interim Servicing Period in accordance with the terms and provisions set forth in this Agreement, the related Term Sheet and in the Servicing Addendum attached hereto as Exhibit 5, which Servicing Addendum is incorporated herein by reference. The Company shall not take, or fail to take, any action which would result in the Purchaser's interest in the Mortgage Loans being adversely affected.

            SECTION 12. The Company.

            Subsection 12.01  Indemnification

            (a) The Company agrees to indemnify the Purchaser, the Successor Servicer and the Servicing Rights Owner and hold them harmless from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses (including, without limitation, reasonable attorney's fees and expenses) that the Purchaser, the Successor Servicer or the Servicing Rights Owner may sustain in any way related to (i) any act, negligence or omission on the part of the Company or its designees in receiving, processing, funding or servicing any Mortgage Loan prior to the related Servicing Transfer Date or otherwise arising from the transfer of the Servicing Rights provided for in this Agreement; (ii) any negligence, act or omission by Company or its designees to cause the transfer of the Mortgage Loans or Servicing Rights to Purchaser unless such inability is the sole result of any act or omission of the Purchaser; (iii) the failure of the Company to perform in any way its duties and interim service the Mortgage Loans in strict compliance with the terms of this Agreement; and (iv) for breach of any covenant, representation or warranty of the Company contained herein. In addition to the obligations of the Company set forth in this Subsection 12.01(a), the Purchaser, the Successor Servicer and Servicing Rights Owner may pursue any and all remedies otherwise available at law or in equity, including, but not limited to, the right to seek damages. The Company shall immediately notify the Purchaser and Servicing Rights Owner if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser and Servicing Rights Owner and with counsel reasonably satisfactory to the Purchaser and Servicing Rights Owner) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser or Servicing Rights Owner in respect of such claim but failure to so notify the Purchaser and Servicing Rights Owner shall not limit its obligations hereunder. The Company agrees that it will not enter into any settlement of any such claim without the consent of the Purchaser and Servicing Rights Owner, as applicable. The provisions of this Section 12.01 shall survive termination of this Agreement. For purposes of this paragraph, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean the Person then acting as the Successor Servicer under this Agreement and any and all Persons who previously were "Successor Servicers" under this Agreement. Upon the request of the Purchaser, the Company hereby agrees to execute a recognition agreement recognizing the servicer designated by the Purchaser therein as the Successor Servicer.

            (b) The Purchaser agrees to indemnify the Company and hold it harmless from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses (including, without limitation, reasonable attorney's fees and expenses) that the Company may sustain in any way related to (i) the breach of any covenant, representation or warranty of the Purchaser contained herein; (ii) any negligence, act or omission on the part of Purchaser or its designees in receiving, processing, funding or servicing any Mortgage Loan after the Servicing Transfer Date; and (iii) any negligence, act or omission of the Purchaser or its designees to cause the transfer of the Mortgage Loans or the Servicing Rights unless such inability is the sole result of any act or omission of the Company. In addition to the obligations of the Purchaser set forth in this Subsection 12.01(b), the Company may pursue any and all remedies otherwise available at law or in equity, including, but not limited to, the right to seek damages. The Purchaser shall immediately notify the Company if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Company and with counsel reasonably satisfactory to the Company) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Company in respect of such claim but failure to so notify the Company shall not limit its obligations hereunder. The Purchaser agrees that it will not enter into any settlement of any such claim without the consent of the Company. The provisions of this
Section 12.01 shall survive termination of this Agreement.

            Subsection 12.02. Merger or Consolidation of the Company.

            The Company shall keep in full force and effect its existence, rights and franchises as a national association under the laws of its formation except as permitted herein, and shall obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans, and to enable the Company to perform its duties under this Agreement.

            Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall satisfy any requirements of Section 15 with respect to the qualifications of a successor to the Company.

            Subsection 12.03. Limitation on Liability of the Company and Others.

            Neither the Company nor any of the officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken, or for refraining from the taking of any action, in good faith in connection with the interim servicing of the Mortgage Loans pursuant to this Agreement, or for errors in judgment in connection with the interim servicing of the Mortgage Loans; provided, however, that this provision shall not protect the Company or any such person against any breach of warranties or representations made herein, or failure to perform its obligations materially in compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of any breach of the terms and conditions of this Agreement. The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its obligation to sell, or duty to interim service, the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expenses or liability; provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser shall be liable, the Company shall be entitled to reimbursement therefor from the Purchaser upon written demand except when such expenses, costs and liabilities are subject to the Company's indemnification under Subsections 7.03 or 12.01.

            Subsection 12.04  Company Not to Resign.

            The Company shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its servicing duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company in which event the Company may resign as interim servicer. Any such determination permitting the resignation of the Company as interim servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance reasonably acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 15.

            Subsection 12.05. No Transfer of Servicing.

            With respect to the retention of the Company to service the Mortgage Loans during the Interim Servicing Period, the Company acknowledges that the Purchaser has acted in reliance upon the Company's independent status, the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, during the Interim Servicing Period, the Company shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent will not be unreasonably withheld.

            SECTION 13. Default

            Subsection 13.01. Events of Default.

            In case one or more of the following Events of Default by the Company shall occur and be continuing, that is to say:

                (i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of two (2) Business Days after the date in which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser or the Servicing Rights Owner; or

                (ii) failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement or the related Term Sheet which continues unremedied for a period of thirty (30) days (except that such number of days shall be fifteen (15) in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

                (iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

                (iv) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of, or relating to, the Company or of, or relating to, all or substantially all of its property; or

                (v) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

                (vi) failure by the Company to be in compliance with the "doing business" or licensing laws of any jurisdiction where a Mortgaged Property is located; or

                (vii) the Company ceases to be approved by either Fannie Mae or Freddie Mac as a mortgage loan seller or servicer for more than thirty days; or

                (viii) the Company attempts to assign, sell, pledge or hypothecate its right to servicing compensation hereunder.

then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company may, in addition to whatever rights the Purchaser may have at law or equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company as interim servicer under this Agreement. On or after the receipt by the Company of such written notice, all authority and power of the Company to interim service the Mortgage Loans under this Agreement shall on the date set forth in such notice pass to and be vested in the successor appointed pursuant to Section 15.

      If any of the Mortgage Loans are MERS Mortgage Loans, in connection with the termination or resignation (as described in Subsection 12.04) of the Company hereunder, either (i) the successor to the Company shall represent and warrant that it is a member of MERS in good standing and shall agree to comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Mortgage Loans that are registered with MERS, or (ii) the predecessor Company shall cooperate with the successor either (x) in causing MERS to execute and deliver an assignment of Mortgage in recordable form to transfer the Mortgage from MERS to the Purchaser and to execute and deliver such other notices, documents and other instruments as may be necessary or desirable to effect a transfer of such Mortgage Loan or servicing of such Mortgage Loan on the MERS(R) System to the successor or (y) in causing MERS to designate on the MERS(R) System the successor as the servicer of such Mortgage Loan.

            Subsection 13.02. Waiver of Defaults. The Purchaser may waive any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

            SECTION 14. Termination; Servicing Transfer. With respect to a Mortgage Loan, the respective obligations and responsibilities of the Company, as interim servicer, shall terminate at the expiration of the related Interim Servicing Period unless earlier terminated in accordance with the terms of this Agreement or the related Term Sheet, without the payment of any termination fee. Upon request from the Purchaser in connection with any such termination, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in the Purchaser's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, to prepare notices to the mortgagors and related insurance companies, or otherwise, at the Company's sole expense. The Company agrees to cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder as interim servicer, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans. The Company shall follow the servicing transfer instructions of the Purchaser contained herein and attached hereto as Exhibit 7 with respect to servicing transfer procedures. Company and Purchaser will each, at the request of the other, execute and deliver to each other all such documents that either may reasonably request in order to perfect the transfer, assignment and delivery to Purchaser of the Servicing Rights to be sold, transferred, assigned and delivered as of the consummation of this Agreement. The Company shall not be entitled to any transfer fee.

            Subsection 14.01.Obligations of the Company Prior to the Servicing Transfer Date.

            The Company shall take, or cause to be taken, the following actions with respect to the Mortgage Loans prior to the related Servicing Transfer Date (or within such time as may otherwise be specified below) in order to effect the transfer of the Servicing Rights to the Purchaser on the related Servicing Transfer Date:

            (a) Preliminary Test Tape. On or prior to the related Closing Date, the Company shall forward to the Purchaser a preliminary test tape (including master file, escrow file, payee file, ARM master file, ARM history, all HMDA data required by the Agencies, etc.) containing all of the Mortgage Loans as of the date mutually agreed upon by the Company and the Purchaser. The preliminary test tape shall include all field descriptions and record layouts;

            (b) Notice to Hazard Insurers. The Company shall inform by written notice all hazard insurance companies and/or their agents of the transfer and request a change in the loss payee mortgage endorsement clause to the Purchaser's name. The Company shall provide the Purchaser with a copy of the notification letter and an officer's written certification that all hazard insurance companies have been notified by an identical letter;

            (c) Notice to Mortgage Insurance Companies. The Company shall inform by written notice all mortgage insurance companies providing any Primary Mortgage Insurance Policy of the change in insured's name on each such policy to the Purchaser's name. The Company shall provide the Purchaser with a copy of one notification letter and an officer's written certification that all such mortgage insurance companies have been notified by an identical letter;

            (d) Tax Service Contracts. The Company shall have obtained a life of loan, transferable real estate tax service contract with a tax service company reasonably acceptable to the Purchaser on all of the Mortgage Loans and shall assign all such contracts to the Purchaser or, in the alternative, the Company shall notify the Purchaser as to any Mortgage Loans for which it has not procured the requisite contract and shall pay to the Purchaser a fee for each such Mortgage Loan equal to the fee or premium that is customarily charged for each such contract, as determined by the Purchaser in its reasonable discretion;

            (e) Flood Certifications. The Company shall have obtained a life of loan, transferable flood certification contract for each Mortgage Loan and shall assign all such contracts to the Purchaser or, in the alternative, the Company shall notify the Purchaser as to any Mortgage Loans for which it has not procured the flood certification referenced above and shall pay to the Purchaser a fee for each such Mortgage Loan equal to the fee that is customarily charged for each such contract, as determined by the Purchaser in its reasonable discretion;

            (f) Notice to Mortgagors. The Company shall, no later than fifteen
(15) days prior to the related Servicing Transfer Date, inform in writing all Mortgagors of the change in servicer from the Company to the Purchaser, all in accordance with applicable law. The Company shall obtain the Purchaser's approval of the form of such notifications prior to their mailing. The Company acknowledges that the Purchaser's review of this notice shall not be a review for statutory or regulatory compliance purposes, and that the Company shall have the sole responsibility for such compliance. The Company shall provide the Purchaser with a copy of one notification letter and an officer's written certification that all Mortgagors have been notified by an identical letter;

            (g) Payment of Real Estate Taxes. The Company shall make or cause to be made all payments of all real estate taxes on the Mortgage Loans which (i) will be delinquent on or prior to the related Servicing Transfer Date, (ii) are required to be paid within thirty (30) days after the related Servicing Transfer Date to receive a discount, or (iii) will be delinquent within thirty (30) days after the related Servicing Transfer Date. If tax bills have not been received by the Company by the related Servicing Transfer Date on any Mortgage Loans subject to this subsection, the Company shall obtain and pay all tax bills subsequent to the related Servicing Transfer Date and the Purchaser will promptly reimburse the Company upon receipt from the Company of documentation evidencing such payment. On non-impounded accounts, the Company shall ensure that all taxes which would otherwise be delinquent by the related Servicing Transfer Date, if not paid by such date, have been paid. With respect to each of the Mortgage Loans which do not have an impound or escrow account maintained for the payment of taxes and insurance, the Company shall hold harmless and indemnify the Purchaser against any and all costs, expenses, penalties, fines, damages and judgments of whatever kind arising from the Company's failure to pay, or cause to be paid, any delinquent taxes or tax penalties outstanding as of the related Servicing Transfer Date;

            (h) Payment of Insurance Premiums. The Company shall pay all hazard and flood insurance and Primary Mortgage Insurance Policy premiums required to be paid prior to the related Servicing Transfer Date or within thirty (30) days after the related Servicing Transfer Date on all impounded accounts relating to the Mortgage Loans and shall ensure that all premiums required to be paid prior to the related Servicing Transfer Date by the Mortgagors on non-impounded accounts have been paid. With respect to each of the Mortgage Loans which do not have an impound or escrow account maintained for the payment of taxes and insurance, the Company shall hold harmless and indemnify the Purchaser against any and all costs, expenses, penalties, fines, damages and judgments of whatever kind arising from the Company's failure to ensure that the related Mortgagor is maintaining adequate insurance coverage on the Mortgaged Property at all times prior to the related Servicing Transfer Date in accordance with the terms of any document contained in the Mortgage File or any applicable law or regulation including, without limitation, adequate flood insurance coverage for all Mortgaged Properties located within an "A" or "V" flood hazard area;

            (i) ARM Adjustments. With respect to each adjustable rate Mortgage Loan whose index value for any Interest Adjustment Date is available on or prior to the related Servicing Transfer Date, the Company shall make all such adjustments and shall inform the related Mortgagors of such adjustments; and

            (j) Notice to Sub-servicers. On or prior to the related Closing Date, the Company shall inform by written notice all sub-servicers who perform servicing obligations with respect to the Mortgage Loans of the sale of the Mortgage Loans to the Purchaser and of the transfer of the Servicing Rights to the Purchaser on the related Servicing Transfer Date. The Company shall provide the Purchaser with a copy of the notification letter and an officer's certification that all sub-servicers have been notified by an identical letter.

            Subsection 14.02 Obligations of the Company after the Servicing Transfer Date.

            Without limiting the generality of Section 14., the Company shall take, or cause to be taken, the following actions with respect to the Mortgage Loans within three (3) Business Days following the related Servicing Transfer Date (or within such time as may otherwise be specified below):

            (a) Tape. The Company shall furnish to the Purchaser all available computer or like records requested by the Purchaser reflecting the status of payments, balances and other pertinent information with respect to the Mortgage Loans as of the related Servicing Transfer Date (including, without limitation, (i) master file, (ii) escrow file, (iii) payee file, which includes comprehensive tax and insurance information identifying payee, payee address, next payment due date, next amount payable and policy number/parcel number, (iv) ARM master file, (v) ARM history, and (vi) all HMDA data required by the Agencies). Such records shall include magnetic tapes reflecting all computer files maintained on the Mortgage Loans and shall include reports in electronic format as specifically requested by the Purchaser;

            (b) Mortgage File. If the Company has not already done so, the Company shall have forwarded a complete Mortgage File with respect to each Mortgage Loan;

            (c) Accounting Reports. The Company shall furnish to the Purchaser copies of all accounting reports relating to the Mortgage Loans as of the related Servicing Transfer Date including, without limitation, a trial balance and reports of collections, delinquencies, prepaids, curtailments, escrow payments, escrow balances, partial payments, partial payment balances and other like information with respect to the Mortgage Loans;

            (d) Other Documentation. The Company shall provide the Purchaser any and all further documents reasonably required by the Purchaser in order to fully transfer to the Purchaser possession of all tangible evidence of the Servicing Rights and escrow, impound and trust funds transferred hereunder;

            (e) Transfer of Escrow Funds and Other Proceeds. The Company shall transfer to the Purchaser, by wire transfer to the account designated by the Purchaser, an amount equal to the sum of (i) the Net Escrow Payments, (ii) all undistributed insurance loss draft funds, (iii) all unapplied funds received by the Company, (iv) all unapplied interest on escrow balances accrued through the related Servicing Transfer Date, (v) all buydown funds held by the Company as of the related Servicing Transfer Date, and (vi) all other amounts held by the Company with respect to the Mortgage Loans as of the related Servicing Transfer Date for which the Company is not entitled to retain (collectively, the "Escrow Proceeds"). Within five (5) Business Days following the Purchaser's receipt of the Escrow Proceeds, the Company and the Purchaser shall resolve any discrepancies between the Company's accounting statement and the Purchaser's reconciliation with respect thereto. No later than ten (10) Business Days following the related Servicing Transfer Date, the Company or the Purchaser, as the case may be, shall transfer to the other, by wire transfer to the designated account, any amounts to which the other party is entitled; and

            (f) Mortgage Payments Received After Servicing Transfer Date. The Company shall promptly forward to the Purchaser any payment received by it after the related Servicing Transfer Date with respect to any of the Mortgage Loans, whether such payment is in the form of principal, interest, taxes, insurance, loss drafts, insurance refunds, etc., in the original form received, unless such payment has been received in cash or by the Company's lock box facility, in which case the Company shall forward such payment in a form acceptable to the Purchaser. The Company shall notify the Purchaser of the particulars of the payment, which notification shall set forth sufficient information to permit timely and appropriate processing of the payment by the Purchaser.

            Subsection 14.03. Limited Power of Attorney. If requested by Purchaser, Company shall furnish to Purchaser a limited power of attorney in the form attached here as Exhibit 10 appointing Purchaser and any of its employees to act as Company's attorney in fact to execute documents pertaining to the discharge and satisfaction of Mortgages which were recorded in Company's name and to endorse checks received by the Purchaser from Mortgagor after the related Servicing Transfer Date in the Company's name.

            Subsection 14.04. Supplementary Information. From time to time prior to the related Servicing Transfer Date for the servicing of any given Mortgage Loan, Company shall furnish to Purchaser such information supplementary to the information contained in the documents and schedules delivered pursuant hereto and file such reports as purchaser may reasonably request.

            Subsection 14.06. Reasonable Access. Between the date of this Agreement and the related Servicing Transfer Date, Company shall give Purchaser its authorized representatives reasonable access to all documents, files, books, records, accounts, offices and other facilities of Company related to the Mortgage Loans and Servicing Rights transferred hereby, and permit Purchaser to make such inspections thereof as Purchaser may reasonably request during normal business hours, provided, however, that such investigation or inspection shall be conducted in such a manner as to not interfere unreasonably with Company's business operations.

            SECTION 15. Successor to the Company. Prior to termination of the Company's responsibilities and duties as interim servicer under this Agreement pursuant to Section 13 or 14, the Purchaser shall (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations as interim servicer under this Agreement, or (ii) appoint a successor which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company as interim servicer under this Agreement provided, however, that the successor or surviving Person shall have a net worth of at least $25,000,000. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities as interim servicer under this Agreement should be terminated pursuant to the aforementioned Sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of the Purchaser or such successor. The termination of the Company as interim servicer pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section 15 and shall in no event relieve the Company of the representations and warranties made pursuant to Subsections 7.01 and 7.02 and the remedies available to the Purchaser under Subsection 7.03 or 12.01, it being understood and agreed that the provisions of such Subsections 7.01, 7.02,
7.03 or 12.01 shall be applicable to the Company notwithstanding any such resignation or termination of the Company, or the termination of this Agreement. The Successor Servicer shall be an intended third party beneficiary of this Agreement to the same extent as if it were a party hereto, and shall have the right to enforce the provisions of this Agreement.

            SECTION 16. Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or by overnight courier or facsimile, when received by the other party at the address as follows:

                  (i)   if to the Company:

                        First National Bank of Nevada
                        17600 N. Perimeter Drive,
                        Scottsdale, Arizona 85255
                        Attention:  Secondary Marketing
                        Facsimile: (480) 609-5695

                        with a copy to

                        First National Bank of Nevada
                        17600 N. Perimeter Drive,
                        Scottsdale, Arizona 85255
                        Attention:  General Counsel
                        Facsimile: (480) 609-7078

                  (ii)  if to the Purchaser:

                        Goldman Sachs Mortgage Company
                        85 Broad Street
                        New York, NY  10004
                        Attention:  Michelle Gill
                        Facsimile: (212) 902-3000

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt, by signed receipt if by overnight courier, or by written electronic confirmation if by facsimile).

            SECTION 17. Severability Clause. Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 18. Counterparts. This Agreement and each Term Sheet may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 19. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York without regard to any conflicts of laws provisions.

            SECTION 20. Intention of the Parties. It is the intention of the parties that the Purchaser is purchasing, and the Company is selling the Mortgage Loans and the Servicing Rights, and not a debt instrument of the Company or another security. Accordingly, the parties hereto each intend to treat the transaction for federal income tax purposes as a sale by the Company, and a purchase by the Purchaser, of the Mortgage Loans and the Servicing Rights. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the federal income tax consequences of owning the Mortgage Loans and the Servicing Rights and the Company shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 21. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Company and the Purchaser and the respective successors and assigns of the Company and the Purchaser. The Purchaser may assign this Agreement to any Person to whom any Mortgage Loan is transferred whether pursuant to a sale or financing and to any Person to whom the servicing or master servicing of any Mortgage Loan is sold or transferred. Upon any such assignment, the Person to whom such assignment is made shall succeed to all rights and obligations of the Purchaser under this Agreement. A form of such assignment is attached as Exhibit 8 hereto. This Agreement shall not be assigned, pledged or hypothecated by the Company to a third party without the consent of the Purchaser.

            SECTION 22. Waivers. No term or provision of this Agreement and a Term Sheet may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 23. Exhibits. The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 24. General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration; and

            (g) the headings used in this Agreement are for reference purposes only and shall not have any effect on the substantive interpretation of the provisions of this Agreement.

            SECTION 25. Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 26. Nonsolicitation. From and after the Closing Date, the Company agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Company's behalf, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance a Mortgage Loan, in whole or in part, without (i) the prior written consent of the Purchaser; or
(ii) written notice from the related borrower or obligor under a Mortgage Loan of such party's intention to refinance such Mortgage Loan. It is understood and agreed that all rights and benefits relating to the solicitation of any mortgagors to refinance any Mortgage Loans shall be transferred to the Purchaser pursuant to this Purchase Agreement on the Closing Date and the Company shall take no action to undermine these rights and benefits. The Company shall (a) not sell the name of any Mortgagor, and (b) use its best efforts to prevent the sale of the name of any Mortgagor by the Company's wholly owned subsidiaries and affiliates, to any person or entity for the direct or indirect purpose of allowing such person or entity to solicit the refinancing of any Mortgage Loan. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Company or any affiliate of the Company which are directed to the general public at large, including, without limitation, mass mailing, internet, and email solicitations based, in all instances, on commercially acquired mailing lists (which may not be specifically targeted at the Mortgagors,) and newspaper, radio and television advertisements shall not constitute solicitation under this Section 26.

            SECTION 27. Survival. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement.

            SECTION 28. Integration. This Agreement and the applicable Term Sheet contain the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supercede any prior or contemporaneous understandings, agreements, covenants, statements, representations or warranties, if any, with regard to the subject matter hereof. If there is any conflict between the terms of this Agreement and any Term Sheet dated subsequent to this Agreement, the provisions of such Term Sheet shall control with respect to Mortgage Loans sold pursuant to such Term Sheet.

            SECTION 29. Availability of Information. The Purchaser agrees to make available, or to cause any servicer of the Mortgage Loans to make available, to the Company on a monthly basis, any information relating to the performance of the Mortgage Loans, including, without limitation, delinquency, default and prepayment information. Such information may be provided in a form convenient to Purchaser or servicer, as the case may be.

            SECTION 30. Loan Sales and Securitization. With respect to the Mortgage Loans, the Company and the Purchaser acknowledge and agree that the Purchaser or any prospective purchaser may sell or transfer from time to time some or all of the Mortgage Loans or the related Servicing Rights to one or more purchasers in connection with whole loan sales, servicing rights sales and/or securitizations of the Mortgage Loans (each, a "Transaction). With respect to any such Transaction, the Company shall use its reasonable best efforts to assist the Purchaser, and any prospective purchaser, if the Purchaser or such prospective purchaser so requests, in connection with each Transaction, which assistance shall include, but not be limited to, (i) providing any information relating to the Mortgage Loans necessary to assist in the preparation of any disclosure documents, and (ii) restating certain representations and warranties as set forth in the Purchase Agreement as to the Company and the Mortgage Loans on the date of the Transaction as of the related Closing Date. The Company agrees to enter into an assignment, assumption and recognition agreement pursuant to which the Company assigns the certain restated representations and warranties and remedies to the Transaction as of the related Closing Date. The Company shall indemnify the Purchaser, each Affiliate of the Purchaser participating in any such Transaction, each person who controls the Purchaser or such Affiliate, and the successor servicer and hold them harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser or the successor servicer may sustain in any way related to the provision by the Company of any information regarding the Company, the Mortgage Loans, or the servicing thereof, or the Company's Underwriting Guidelines attached hereto in connection with any Transaction. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            SECTION 31. Confidential Information. The Company understands and agrees that this Agreement, any other agreements executed in connection with the sale contemplated hereunder, any agreements executed in connection with the securitization of the Mortgage Loans, and any offering circulars or other disclosure documents produced in connection with such securitization are confidential and proprietary to the Purchaser, and the Company agrees to hold such documents confidential and not to divulge such documents to anyone except
(a) to the extent required by law or judicial order or to enforce its rights or remedies under this letter agreement or the Agreements, (b) to the extent such information enters into the public domain other than through the wrongful act of the Seller, or (c) as is necessary in working with legal counsel, auditors, agents, taxing authorities or other governmental agencies. The rights and obligations set forth in this paragraph shall survive the Closing Date and shall not merge into the closing documents but shall be independently enforceable by the parties hereto.

            IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                    FIRST NATIONAL BANK OF NEVADA
                                    Company




                                    By:
                                        ----------------------------------------
                                        Name:   Clay Minich
                                        Title:  Senior Vice President






                                    GOLDMAN SACHS MORTGAGE COMPANY
                                    Purchaser


                                    By:
                                        ----------------------------------------
                                        Name:   Janet Bell
                                        Title:  Vice President

                                    EXHIBIT 1

                               FORM OF TERM SHEET

      This TERM SHEET (the "Term Sheet") dated _____________, between First National Bank of Nevada, a national association, located at 14635 N. Kierland Boulevard, Suite 201, Scottsdale, Arizona 85254 (the "Company") and ____________________, a _________corporation, located at ______________________
______________________ (the "Purchaser") is made pursuant to the terms and conditions of that certain Mortgage Loan Purchase and Interim Servicing Agreement (the "Agreement") dated as of _________, 2001, between the Company and the Purchaser, the provisions of which are incorporated herein as if set forth in full herein, as such terms and conditions may be modified or supplemented hereby. All initially capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

      The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser, all of the Company's right, title and interest in and to the Mortgage Loans described on the Mortgage Loan Schedule annexed hereto as
Schedule I, pursuant to and in accordance with the terms and conditions set forth in the Agreement, as same may be supplemented or modified hereby. Hereinafter, the Company shall service the Mortgage Loans for the benefit of the Purchaser and all subsequent transferees of the Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1.    Definitions

      For purposes of the Mortgage Loans to be sold pursuant to this Term Sheet, the following terms shall have the following meanings:

Aggregate Principal Balance
(as of the Cut-Off Date):                 $[________]

Closing Date:                             [__________]

Cut-off Date:                             [__________]

Initial Weighted Average
Mortgage Loan Remittance Rate:            [__________]

Mortgage Loan:                            [__________]

Purchase Price Percentage:                [__________]

Servicing Transfer Date:                  [__________]

Additional Closing Conditions:

In addition to the conditions specified in the Agreement, the obligation of each of the Company and the Purchaser is subject to the fulfillment, on or prior to the applicable Closing Date, of the following additional conditions: [None].

Additional Loan Documents:

In addition to the contents of the Mortgage File specified in the Agreement, the following documents shall be delivered with respect to the Mortgage Loans:
[None]

[Additional] [Modification] of Representations and Warranties:

[In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage Loans: [None]. [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]

[(a) As of the related Closing Date, all of the Mortgage Loans will have an actual paid-to-date of [____________] (or later) and will be due for the [__________] scheduled monthly payment (or later).]

Except as modified herein, Section ______ of the Agreement shall remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

                                 FIRST NATIONAL BANK OF NEVADA

                                 By:
                                    ------------------------------------
                                 Name:
                                      ----------------------------------
                                 Title:
                                       ---------------------------------



                                 GOLDMAN SACHS MORTGAGE COMPANY



                                 By:
                                    ------------------------------------
                                 Name:
                                      ----------------------------------
                                 Title:
                                       ---------------------------------

                                   SCHEDULE I

                             MORTGAGE LOAN SCHEDULE

                                    EXHIBIT 2

                         CONTENTS OF EACH MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and which shall be delivered to the Purchaser or upon Purchaser's request its designee:

      1.    Mortgage Loan Documents.

      2.    Residential loan application.

      3.    Mortgage Loan closing statement.

      4.    Verification of employment and income, if applicable.

      5. Verification of acceptable evidence of source and amount of down payment, if applicable.

      6.    Credit report on Mortgagor.

      7.    Residential appraisal report.

      8.    Photograph of the Mortgaged Property.

      9.    Survey of the Mortgaged Property.

      10. Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e., map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

      11. All required disclosure statements and statement of Mortgagor confirming receipt thereof.

      12. If available, termite report, structural engineer's report, water portability and septic certification.

      13. Sales Contract, if applicable.

      14. Hazard insurance policy.

      15. Tax receipts, insurance premium receipts, ledger sheets, payment history from date of origination, insurance claim files, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

      16. Amortization schedule, if available.

      17. Payment history for each of the Mortgage Loans.

                                    EXHIBIT 3

                   FORM OF CUSTODIAL ACCOUNT LETTER AGREEMENT

                                             ________________________ __, 2004

To:   _____________________________


            (the "Depository")


            As the Company under the Mortgage Loan Purchase and Interim Servicing Agreement, dated as of March 24, 2004, we hereby authorize and request you to establish an account, as a Custodial Account, to be designated as "__________, in trust for the Purchaser and various Mortgagors, Mortgage Loans, P&I Account." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. You may refuse any deposit which would result in violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.

                                    ___________________


                                    By:    _____________________________________
                                    Name:  _____________________________________
                                    Title  _____________________________________
                                    Date:  _____________________________________


            The undersigned, as Depository, hereby certifies that the above-described account has been established under Account Number ___________ at the office of the Depository indicated above, and agrees to honor withdrawals on such account as provided above.


                                    Depository


                                    By:    _____________________________________
                                    Name:  _____________________________________
                                    Title  _____________________________________
                                    Date:  _____________________________________

                                    EXHIBIT 4

                    FORM OF ESCROW ACCOUNT LETTER AGREEMENT

                                                                  ______ _, 2004

To:   _______________________________


      (the "Depository")

            As the Company under the Mortgage Loan Purchase and Interim Servicing Agreement, dated as of March 24, 2004, we hereby authorize and request you to establish an account, as an Escrow Account, to be designated as "_____________, in trust for the Purchaser and various Mortgagors, Mortgage Loans, T&I Account." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. You may refuse any deposit which would result in violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.


                                    ___________________


                                    By:    _____________________________________
                                    Name:  _____________________________________
                                    Title  _____________________________________
                                    Date:  _____________________________________

            The undersigned, as Depository, hereby certifies that the above-described account has been established under Account Number ___________ at the office of the Depository indicated above, and agrees to honor withdrawals on such account as provided above.

                                    Depository


                                    By:    _____________________________________
                                    Name:  _____________________________________
                                    Title  _____________________________________
                                    Date:  _____________________________________

                                    EXHIBIT 5

                               SERVICING ADDENDUM

      SECTION 11. Servicing.

      Subsection 11.00  Additional Definitions.

            Ancillary Income: Additional servicing compensation in the form of assumption fees, late payment charges and other miscellaneous fees. Prepayment penalties or premiums due in connection with a Principal Prepayment shall not constitute Ancillary Income and shall be deposited in the Custodial Account as set forth in Subsection 11.04. The Company's right to Ancillary Income shall terminate on the Servicing Transfer Date.

            BIF:  The Bank Insurance Fund, or any successor thereto.

            Code: The Internal Revenue Code of 1986, or any successor statute thereto.

            Determination Date: With respect to each Distribution Date, the close of business of the last day of the month preceding the month in which such Distribution Date occurs.

            Distribution Date: The fifth (5th) Business Day of each month, commencing on the fifth (5th) Business Day of the month next following the month in which the Cut-off Date occurs.

            Final Recovery Determination: With respect to any defaulted Mortgage Loan or any REO Property (other than a Mortgage Loan or REO Property purchased by the Company pursuant to this Agreement), a determination made by the Company that all Insurance Proceeds, Liquidation Proceeds and other payments or recoveries which the Company, in its reasonable good faith judgment, expects to be finally recoverable in respect thereof have been so recovered. The Company shall maintain records, prepared by a servicing officer of the Company, of each Final Recovery Determination.

            Interim Servicing Fee: With respect to each Mortgage Loan, the amount of the servicing fee the Purchaser shall pay to the Company, which shall, for each month, be equal to $12.00 per Mortgage Loan per month. Such fee shall be payable monthly. If the Interim Servicing Period includes any partial calendar month, the Interim Servicing Fee for such month shall be pro rated at a per diem rate based upon a 30-day month. For each Mortgage Loan, such servicing fee will be payable solely from amounts representing interest actually received by the Company from the related Mortgagor.

            Permitted Investments: Any one or more of the following obligations or securities:

            (i) direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

                  (ii) (a) demand or time deposits, federal funds or bankers'
            acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

            (iii) repurchase obligations with a term not to exceed thirty (30) days and with respect to (a) any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

            (iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such investment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of securities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstanding principal balances of all of the Mortgage Loans and Permitted Investments;

            (v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

            (vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

            (vii) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency.

provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the obligations underlying such instrument or if such security provides for payment of both principal and interest with a yield to maturity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

            Prime Rate: The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

            Qualified Depository: A depository, the accounts of which are insured by the FDIC through the BIF or the SAIF and the short term debt ratings and the long term deposit ratings of which are rated in the highest rating category by each Rating Agency.

            REMIC: A "real estate mortgage investment conduit" as such term is defined in the Code, as amended.

            Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Company of its interim servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the interim servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Company specifies the Mortgage Loan(s) to which such expenses relate and, upon Purchaser's request, provides documentation supporting such expense (which documentation would be acceptable to Fannie Mae or Freddie Mac), and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Company hereunder), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Company with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under this Agreement.

      Subsection 11.01  Company to Act as Servicer.

Company, as independent contract servicer, shall interim service and administer the Mortgage Loans in accordance with Accepted Servicing Practices and this Agreement and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Company may deem necessary or desirable and consistent with the terms of this Agreement. Without limiting the generality of the foregoing, the Company shall not take, or fail to take, any action which would result in the Purchaser's interest in the Mortgage Loans being adversely affected.

      Consistent with the terms of this Agreement and Accepted Servicing Practices, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser; provided, however, that unless the Company has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer or forgive the payment thereof or of any principal or interest payments, reduce the outstanding principal amount (except for actual payments of principal), make additional advances of additional principal or extend the final maturity date on such Mortgage Loan. Without limiting the generality of the foregoing, during the Interim Servicing Period the Company shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself, and the Purchaser, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Property. If required by the Company, the Purchaser shall furnish the Company with powers of attorney at the Purchaser's option and other documents necessary or appropriate to enable the Company to carry out its servicing and administrative duties under this Agreement.

      In interim servicing and administering the Mortgage Loans, the Company shall employ procedures including collection procedures and exercise the same care that it customarily employs and exercises in servicing and administering mortgage loans for its own account giving due consideration to Accepted Servicing Practices. If Company elects to utilize a subservicer to perform any or all of Company's duties hereunder, Company shall remain liable as though such duties were performed directly by Company and Company shall be responsible for the payment of any and all fees of any such subservicer.

      Subsection 11.02  Collection of Mortgage Loan Payments.

      Continuously from the related Closing Date until the related Servicing Transfer Date, the Company shall proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of any related Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Company shall take special care in ascertaining and estimating annual ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, mortgage insurance premiums, and all other charges that, as provided in the Mortgage, will become due and payable to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

      Subsection 11.03  Realization Upon Defaulted Mortgage Loans.

            (a) The Company shall use its best efforts, consistent with the procedures that the Company would use in servicing loans for its own account, to foreclose upon or otherwise comparably convert the ownership of such Mortgaged Properties as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Subsection 11.01. The Company shall use its best efforts to realize upon defaulted Mortgage Loans in such a manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which Mortgaged Property shall have suffered damage, the Company shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Company through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Subsection 11.05. In the event that any payment due under any Mortgage Loan is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Company shall take such action as it shall deem to be in the best interest of the Purchaser. If a Mortgage Loan becomes sixty (60) or more days delinquent or subject to a foreclosure proceeding, then with respect to the Servicing Rights to such Mortgage Loan the related Servicing Transfer Date shall be the close of business on the next Business Day if so requested by the Purchaser. In the event that any payment due under any Mortgage Loan remains delinquent for a period of ninety (90) days or more, and the Purchaser has not exercised its right to accelerate the related Servicing Transfer Date as described in the previous sentence, the Company shall commence foreclosure proceedings, provided that prior to commencing foreclosure proceedings, the Company shall notify the Purchaser in writing of the Company's intention to do so, and the Company shall not commence foreclosure proceedings if the Purchaser objects to such action within ten (10) Business Days of receiving such notice. The Company shall notify the Purchaser in writing of the commencement of foreclosure proceedings. In such connection, the Company shall be responsible for all costs and expenses incurred by it in any such proceedings; provided, however, that it shall be entitled to reimbursement thereof from the related Mortgaged Property, as contemplated in Subsection 11.05.

      (b) Notwithstanding the foregoing provisions of this Subsection 11.03, with respect to any Mortgage Loan as to which the Company has received actual notice of, or has actual knowledge of, the presence of any toxic or hazardous substance on the related Mortgaged Property, the Company shall not either (i) obtain title to such Mortgaged Property as a result of or in lieu of foreclosure or otherwise, or (ii) otherwise acquire possession of, or take any other action, with respect to, such Mortgaged Property if, as a result of any such action, the Purchaser would be considered to hold title to, to be a mortgagee-in-possession of, or to be an owner or operator of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Company has received approval from the Purchaser and has also previously determined, based on its reasonable judgment and a prudent report prepared by a Person who regularly conducts environmental audits using customary industry standards, that:

                (1) such Mortgaged Property is in compliance with applicable environmental laws or, if not, that it would be in the best economic interest of the Purchaser to take such actions as are necessary to bring the Mortgaged Property into compliance therewith; and

                (2) there are no circumstances present at such Mortgaged
            Property relating to the use, management or disposal of any hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation, or that if any such materials are present for which such action could be required, that it would be in the best economic interest of the Purchaser to take such actions with respect to the affected Mortgaged Property.

      The cost of the environmental audit report contemplated by this Subsection
11.03 shall be advanced by the Company, subject to the Company's right to be reimbursed therefor from the Custodial Account as provided in Subsection 11.05(vii).

      If the Company determines, in consultation with the Purchaser, as described above, that it is in the best economic interest of the Purchaser to take such actions as are necessary to bring any such Mortgaged Property into compliance with applicable environmental laws, or to take such action with respect to the containment, clean-up or remediation of hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials affecting any such Mortgaged Property, then the Company shall take such action as it deems to be in the best economic interest of the Purchaser. The cost of any such compliance, containment, cleanup or remediation shall be advanced by the Company, subject to the Company's right to be reimbursed therefor from the Custodial Account as provided in Subsection 11.05(vii).

      (c) The Company shall also promptly notify the Purchaser upon learning of any state insolvency or federal bankruptcy proceedings in which any Mortgagor is seeking relief or is the defendant debtor, or of the death or incapacity or any Mortgagor or guarantor.

      Subsection 11.04 Establishment of Custodial Accounts; Deposits in Custodial Accounts.

      The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts, with a Qualified Depository, in the form of time deposit or demand accounts. Funds deposited in the Custodial Account shall at all times be insured by the FDIC up to the FDIC insurance limits, or must be invested in Permitted Investments for the benefit of the Purchaser. Upon the request of the Purchaser, the Company shall deliver to the Purchaser a Custodial Account Letter Agreement in the form of Exhibit 3.

      The Company shall deposit in the Custodial Account on a daily basis within two Business Days of receipt, and retain therein the following payments and collections received by it subsequent to the related Cut-off Date:

            (i) all payments on account of principal including Principal Prepayments (and any prepayment penalty fees collected from Mortgagors for any Principal Prepayments) on the Mortgage Loans;

            (ii) all payments on account of interest on the Mortgage Loans;

            (iii) all Liquidation Proceeds;

            (iv) all Insurance Proceeds including amounts required to be deposited pursuant to Subsections 11.10 and 11.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

            (v) all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

            (vi) all proceeds of any Mortgage Loan repurchased in accordance with Subsection 7.03;

            (vii) any amounts required to be deposited by the Company pursuant to Subsection 11.11 in connection with the deductible clause in any blanket hazard insurance policy. Such deposit shall be made from the Company's own funds, without reimbursement therefor;

            (viii) any amounts required to be deposited by the Company in connection with any REO Property pursuant to Subsection 11.13; and

            (ix) any amounts required to be deposited in the Custodial Account pursuant to Subsections 11.19 or 11.20.

      The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, Ancillary Income need not be deposited by the Company in the Custodial Account. Such Custodial Account shall be an Eligible Account. Any interest or earnings on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Subsection 11.05(iv). The Company shall give notice to the Purchaser of the location of the Custodial Account when established and prior to any change thereof.

      Subsection 11.05  Permitted Withdrawals From the Custodial Account.

      The Company may, from time to time, withdraw from the Custodial Account for the following purposes:

            (i) to make distributions to the Servicing Rights Owner in the amounts and in the manner provided for in Subsection 11.14;

            (ii) to reimburse itself for unreimbursed Servicing Advances, the Company's right to reimburse itself pursuant to this subclause (ii) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Company from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of such reimbursement, the Company's right thereto shall be prior to the rights of the Purchaser, except that, where the Company is required to repurchase a Mortgage Loan, pursuant to Subsection 7.03, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to Subsection 7.03 and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loans;

            (iii) to pay to itself pursuant to Subsection 11.21 as servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Distribution Date), and (b) the Interim Servicing Fee;

            (iv) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Subsection 7.03, all amounts received thereon and not distributed as of the date on which the related Repurchase Price is determined;

            (v) to pay, or to reimburse the Company for advances in respect of, expenses incurred in connection with any Mortgage Loan pursuant to Subsection 11.03(b), but only to the extent of amounts received in respect of the Mortgage Loans to which such expense is attributable;

            (vi) to reimburse itself for any expenses that are reimbursable pursuant to Subsection 11.03; and

            (vii) to clear and terminate the Custodial Account on the termination of this Agreement.

            The Company shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Custodial Account pursuant to such subclauses (ii), (iv),
(v) and (vi) above. The Company shall provide written notification in the form of an Officers' Certificate to the Purchaser, on or prior to the next succeeding Distribution Date, upon making any withdrawals from the Custodial Account pursuant to subclause (v) above.

      Subsection 11.06 Establishment of Escrow Accounts; Deposits in Escrow Accounts.

      The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts, with a Qualified Depository, in the form of time deposit or demand accounts. Upon the request of the Purchaser, the Company shall deliver to the Purchaser an Escrow Account Letter Agreement in the form of Exhibit 4.

      The Company shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein, (i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement, and (ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property. The Company shall make withdrawals therefrom only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Subsection 11.08. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes.

      Subsection 11.07  Permitted Withdrawals From Escrow Account.

      Withdrawals from the Escrow Account may be made by the Company (i) to effect timely payments of ground rents, taxes, assessments, water rates, hazard insurance premiums, Primary Mortgage Insurance Policy premiums, if applicable, and comparable items, (ii) to reimburse the Company for any Servicing Advance made by the Company with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder, (iii) to refund to the Mortgagor any funds as may be determined to be overages, (iv) for transfer to the Custodial Account in accordance with the terms of this Agreement, (v) for application to the restoration or repair of the Mortgaged Property, (vi) to pay to the Company, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account, or (vii) to clear and terminate the Escrow Account on the termination of this Agreement.

      Subsection 11.08  Payment of Taxes, Insurance and Other Charges.

      With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including insurance renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage and applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Company shall determine that any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

      Subsection 11.09  Transfer of Accounts.

      The Company may transfer the Custodial Account or the Escrow Account to a different Qualified Depository institution from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser.. In any case, the Custodial Account and Escrow Account shall be Eligible Accounts.

      Subsection 11.10  Maintenance of Hazard Insurance.

      The Company shall cause to be maintained for each Mortgage Loan fire, and hazard insurance with extended coverage as is customary in the area where the Mortgaged Property is located in an amount which is at least equal to the lesser of (i) the amount necessary to fully compensate for any damage or loss to the improvements which are a part of such property on a replacement cost basis or
(ii) the outstanding principal balance of the Mortgage Loan, in each case in an amount not less than such amount as is necessary to prevent the Mortgagor and/or the Mortgagee from becoming a co-insurer. If the Mortgaged Property is in an area identified on a Flood Hazard Boundary Map or Flood Insurance Rate Map issued by the Flood Emergency Management Agency as having special flood hazards and such flood insurance has been made available, the Company will cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in an amount representing coverage not less than the lesser of (i) the outstanding principal balance of the Mortgage Loan or (ii) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended. The Company also shall maintain on any REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the lesser of (i) the maximum insurable value of the improvements which are a part of such property and (ii) the outstanding principal balance of the related Mortgage Loan at the time it became an REO Property plus accrued interest at the Mortgage Interest Rate and related Servicing Advances, liability insurance and, to the extent required and available under the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Pursuant to Subsection 11.04, any amounts collected by the Company under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with the Company's normal servicing procedures, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Subsection 11.05. Any cost incurred by the Company in maintaining any such insurance shall not, for the purpose of calculating distributions to the Purchaser, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. It is understood and agreed that no earthquake or other additional insurance need be required by the Company of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Company, or upon request to the Purchaser, and shall provide for at least thirty (30) days' prior written notice of any cancellation, reduction in the amount of, or material change in, coverage to the Company. The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies currently reflect a General Policy Rating of A:VI or better in Best's Key Rating Guide and are licensed to do business in the state wherein the property subject to the policy is located.

      Subsection 11.11  Maintenance of Mortgage Impairment Insurance Policy.

      In the event that the Company shall obtain and maintain a mortgage impairment or blanket policy issued by an issuer that has an A.M. Best rating of A:VI or better insuring against hazard losses on all of Mortgaged Properties securing the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Subsection 11.10 and otherwise complies with all other requirements of Subsection 11.10, the Company shall conclusively be deemed to have satisfied its obligations as set forth in Subsection 11.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Company shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Subsection 11.10, and there shall have been one or more losses which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Company agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Company shall cause to be delivered to the Purchaser a certified true copy of such policy and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

      Subsection 11.12  Fidelity Bond, Errors and Omissions Insurance.

      The Company shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies that would meet the requirements of Fannie Mae or Freddie Mac on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loans to handle funds, money, documents and papers relating to the Mortgage Loans. The fidelity bond and errors and omissions insurance shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such persons. Such fidelity bond shall also protect and insure the Company against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Subsection 11.12 requiring the fidelity bond and errors and omissions insurance shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Servicing Guide or by Freddie Mac in the Freddie Mac Seller's and Servicers' Guide. Upon request of the Purchaser, the Company shall cause to be delivered to the Purchaser a certified true copy of the fidelity bond and insurance policy and a statement from the surety and the insurer that such fidelity bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

      Subsection 11.13  Title, Management and Disposition of REO Property.

      In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

      The Company shall either itself or through an agent selected by the Company, manage, conserve, protect and operate each REO Property (and may temporarily rent the same) in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. If a REMIC election is or is to be made with respect to the arrangement under which the Mortgage Loans and any REO property are held, the Company shall manage, conserve, protect and operate each REO Property in a manner which does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code or result in the receipt by such REMIC of any "income from non-permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code or any "net income from foreclosure property" within the meaning of Section 860G(c)(2) of the Code. The Company shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least annually thereafter. The Company shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Company to the Purchaser. The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within three (3) years after title has been taken to such REO Property, unless the Company determines, and gives appropriate notice to the Purchaser, that a longer period is necessary for the orderly liquidation of such REO Property. If a period longer than three years is necessary to sell any REO property, (i) the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property and (ii) if, with the written consent of the Purchaser, a purchase money mortgage is taken in connection with such sale, such purchase money mortgage shall name the Company as mortgagee, and a separate servicing agreement among the Company and the Purchaser shall be entered into with respect to such purchase money mortgage. Notwithstanding the foregoing, if a REMIC election is made with respect to the arrangement under which the Mortgage Loans and the REO Property are held, such REO Property shall be disposed of within three (3) years or such other period as may be permitted under Section 860G(a)(8) of the Code.

      With respect to each REO Property, the Company shall segregate and hold all funds collected and received in connection with the operation of the REO Property separate and apart from its own funds or general assets and shall deposit or cause to be deposited, on a daily basis within one Business Day of receipt in the Custodial Account all revenues received with respect to the related REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Subsection 11.10 hereof and the fees of any managing agent acting on behalf of the Company.

      The Company shall furnish to the Purchaser on each Distribution Date, an operating statement for each REO Property covering the operation of each REO Property for the previous month. Such operating statement shall be accompanied by such other information as the Purchaser shall reasonably request.

      Each REO Disposition shall be carried out by the Company at such price and upon such terms as the Purchaser shall direct. If as of the date title to any REO Property was acquired by the Company there were outstanding unreimbursed Servicing Advances with respect to the REO Property, the Company, upon an REO Disposition of such REO Property, shall be entitled to reimbursement for any related unreimbursed Servicing Advances from proceeds received in connection with such REO Disposition. The proceeds from the REO Disposition, net of any payment to the Company as provided above, shall be deposited in the Custodial Account within one Business Day of receipt.

      Subsection 11.14  Distributions.

      On each Distribution Date, the Company shall distribute to the Servicing Rights Owner all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Subsection 11.05.

      All distributions made to the Purchaser on each Distribution Date shall be based on the Mortgage Loans owned and held by the Purchaser, and shall be made by wire transfer of immediately available funds to the account of the Purchaser at a bank or other entity having appropriate facilities therefor, if the Purchaser shall have so notified the Company or by check mailed to the address of the Purchaser.

      With respect to any remittance received by the Purchaser on or after the second Business Day following the Business Day on which such payment was due, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to Prime Rate, adjusted as of the date of each change, plus three percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be paid by the Company to the Purchaser on the date such late payment is made and shall cover the period commencing with the day following such second Business Day and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with such late payment. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company.

      Subsection 11.15 Remittance Reports.

      No later than the fifth Business Day each month, the Company shall furnish to the Purchaser or its designee a computer tape and a hard copy of the monthly data, together with such other information with respect to the Mortgage Loans as the Purchaser may reasonably require to allocate distributions made pursuant to this Agreement and provide appropriate statements with respect to such distributions. On the same date, the Company shall forward to the Purchaser by overnight mail a computer readable magnetic tape containing the information set forth in the remittance report with respect to the related Distribution Date.

      Subsection 11.16 Statements to the Purchaser.

      No later than the Distribution Date, the Company shall forward to the Purchaser or its designee a statement prepared by the Company setting forth the status of the Custodial Account as of the close of business on such Distribution Date and showing, for the period covered by such statement, the aggregate amount of deposits into and withdrawals from the Custodial Account of each category of deposit specified in Subsection 11.04 and each category of withdrawal specified in Subsection 11.05.

      Upon the request of the Purchaser, in connection with any Transaction, the Company shall furnish to the Purchaser a complete, true and correct Mortgage Loan Schedule with respect to the related Mortgage Loans.

      In addition, not more than ninety (90) days after the end of each calendar year, the Company shall furnish to each Person who was the Purchaser at any time during such calendar year, (i) as to the aggregate of remittances for the applicable portion of such year, an annual statement in accordance with the requirements of applicable federal income tax law, and (ii) listing of the principal balances of the Mortgage Loans outstanding at the end of such calendar year.

      The Company shall prepare and file any and all tax returns, information statements or other filings required to be delivered to any governmental taxing authority or to any Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide the Purchaser with such information concerning the Mortgage Loans as is necessary for the Purchaser to prepare its federal income tax return as any Purchaser may reasonably request from time to time.

      Subsection 11.17  Real Estate Owned Reports.

      Together with the statement furnished pursuant to Subsection 11.13, with respect to any REO Property, the Company shall furnish to the Purchaser a statement covering the Company's efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month, together with the operating statement. Such statement shall be accompanied by such other information as the Purchaser shall reasonably request.

      Subsection 11.18  Liquidation Reports.

      Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Company shall deliver to the Purchaser within three Business Days after completion of the foreclosure sale a liquidation report with respect to such Mortgaged Property.

      Subsection 11.19  Assumption Agreements.

      The Company shall, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause applicable thereto; provided, however, that the Company shall not exercise any such rights if prohibited by law from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any. If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company, upon prior Purchaser consent, shall enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Subsection 11.19, the Company, with the prior written consent of the insurer under the Primary Mortgage Insurance Policy, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original Mortgagor is released from liability and such Person is substituted as Mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

      In connection with any such assumption or substitution of liability, the Company shall follow the underwriting guidelines of Company attached as Exhibit 9 hereto. With respect to an assumption or substitution of liability, the Mortgage Interest Rate, the amount of the Monthly Payment, and the final maturity date of such Mortgage Note may not be changed. The Company shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof.

      Notwithstanding the foregoing paragraphs of this Subsection or any other provision of this Agreement, the Company shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Company may be restricted by law from preventing, for any reason whatsoever. For purposes of this Subsection 11.19, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

      Subsection 11.20  Satisfaction of Mortgages and Release of Mortgage Files.

      Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company will immediately notify the Purchaser by a certification of a servicing officer of the Company (a "Servicing Officer"), which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Subsection 11.04 have been or will be so deposited, and shall request execution of any document necessary to satisfy the Mortgage Loan and delivery to it of the portion of the Mortgage File held by the Purchaser or the Purchaser's designee. Upon receipt of such certification and request, the Purchaser, shall promptly release the related mortgage documents to the Company and the Company shall prepare and process any satisfaction or release. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account or the Purchaser.

      In the event the Company satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Company, upon written demand, shall remit to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Company shall maintain the fidelity bond insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

      From time to time and as appropriate for the interim servicing or foreclosure of any Mortgage Loan, including for this purpose collection under any Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Company and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the requested portion of the related Mortgage File held by the Purchaser to the Company. Such servicing receipt shall obligate the Company to return the related Mortgage documents to the Purchaser when the need therefor by the Company no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Company has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.

      Subsection 11.21 Servicing Compensation.

      As compensation for its services hereunder, the Company shall be entitled to receive on the Mortgage Loans the amounts provided for as the Company's Interim Servicing Fee and Ancillary Income. Ancillary Income shall be retained by the Company to the extent not required to be deposited in the Custodial Account. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

      Subsection 11.22 Notification of Adjustments.

      On each Adjustment Date, the Company shall make interest rate adjustments for each Mortgage Loan in compliance with the requirements of the related Mortgage and Mortgage Note. The Company shall execute and deliver the notices required by each Mortgage and Mortgage Note regarding interest rate adjustments. The Company also shall provide timely notification to the Purchaser of all applicable data and information regarding such interest rate adjustments and the Company's methods of implementing such interest rate adjustments. Upon the discovery by the Company or the Purchaser that the Company has failed to adjust a Mortgage Interest Rate or a Monthly Payment pursuant to the terms of the related Mortgage Note and Mortgage, the Company shall immediately deposit in the Custodial Account from its own funds the amount of any interest loss caused thereby without reimbursement therefor.

      Subsection 11.23 Access to Certain Documentation.

      The Company shall provide to any federal or state banking or insurance regulatory authority that may exercise authority over the Purchaser access to the documentation regarding the Mortgage Loans interim serviced by the Company required by applicable laws and regulations. Such access shall be afforded without charge, but only upon reasonable request and during normal business hours at the offices of the Company.

      Subsection 11.24 Reports and Returns to be Filed by the Company.

      The Company shall file information reports with respect to the receipt of mortgage interest received in a trade or business, reports of foreclosures and abandonments of any Mortgaged Property and information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property as required by Sections 6050H, 6050J and 6050P of the Code. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by such Sections 6050H, 6050J and 6050P of the Code.

      Subsection 11.25 Compliance with REMIC Provisions.

      If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held, the Company shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of the REMIC as a REMIC or
(ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on "contributions" to a REMIC set forth in Section 860G(d) of the Code) unless the Company has received an Opinion of Counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.

                                    EXHIBIT 6

                                   [RESERVED]

                                    EXHIBIT 7

                         SERVICING TRANSFER INSTRUCTIONS

                                    EXHIBIT 8

            FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

      This Assignment, Assumption and Recognition Agreement (the "Agreement") is made and entered into as of [___________], 200[_] (the "Closing Date"), among [__________________________], a [__________] corporation, having an address at
[___________________] (the "Assignor"), [_____________________________], a
[___________________] corporation, having an address at [_________________________________] (the "Assignee"), and [__________________],
a [___________] corporation, having an address at [_________________] (the
"Company"). Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Purchase Agreement (as defined below).

      In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Assignment and Assumption. Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee (a) all of its right, title and interest as "Purchaser" in, to and under that certain Mortgage Loan Purchase and Interim Servicing Agreement dated as of [_______________], 200[__] and duly executed by the Company and [ ] ("Purchaser") (the "Purchase Agreement") attached hereto as Exhibit A, only with respect to the Mortgage Loans, and (b) all of its right, title and interest in and to each of the mortgage loans identified in Exhibit B hereto (the "Mortgage Loans"). Notwithstanding anything to the contrary contained herein, the Assignor is not assigning to the Assignee any of its right, title and interest as "Purchaser" in, to and under the Purchase Agreement with respect to any other mortgage loan other than those set forth on Exhibit B and furthermore, the Assignor is not assigning to the Assignee, but instead is expressly reserving for the Servicing Rights Owner's exclusive right and benefit only, the following:

            a) any of the Servicing Rights relating to the Mortgage Loans, as the term "Servicing Rights" is defined in the Purchase Agreement and further described herein;

            b) all rights and benefits accorded the Servicing Rights Owner under the Purchase Agreement;

    Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Purchase Agreement, or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to repurchase any of the Mortgage Loans or to indemnify the Assignee), and that all such obligations are assumed by the Company.

    The Assignor acknowledges and agrees that upon execution of this Agreement, [____________] shall become the "Purchaser" under the Purchase Agreement, and all representations, warranties and covenants by the "Company" to the "Purchaser" under such Purchase Agreement including, but not limited to, the rights to require repurchase of any Mortgage Loan and to receive indemnification, shall accrue to Assignee by virtue of this Agreement.

2. Consideration. In consideration for the sale of the Mortgage Loans to the Assignee, the Assignee agrees to pay to the Assignor the amount referenced in that certain trade confirmation dated as of [____________], 200[__] (the "Confirmation"), and duly executed by the Assignor and the Assignee (the "Purchase Price"). The Assignee shall pay the Purchase Price to the Assignor by wire transfer of immediately available funds to the account designated by the Assignor on or before the Closing Date, as defined in this Confirmation.

3. Servicing of the Mortgage Loans. [From and after the related Servicing Transfer Date, the Servicing Rights Owner shall service the Mortgage Loans for the Assignee in accordance with that certain Servicing Agreement dated as of [________________] , by and between the Servicing Rights Owner and the Assignee (the "Servicing Agreement").] Prior to the related Servicing Transfer Date, the Company shall service the Mortgage Loans on an interim basis on behalf of the Assignee and the Servicing Rights Owner in accordance with the Purchase Agreement. The address of the "Purchaser" set forth in
    Section 16 of the Purchase Agreement shall be changed to read as follows:

                        [___________________]
                        [___________________]
                        [___________________]
                        Attention: [________]

    The wire transfer instructions for distributions to the Assignee on each Distribution Date shall be as follows:

                        Bank:
                        ABA Routing Number:
                        For Credit to:
                        Attn:

4. Status of Purchase Agreement. The Assignor represents and warrants that (a) the Purchase Agreement attached hereto as Exhibit A is a true, complete and accurate copy of the Purchase Agreement, (b) the Purchase Agreement with respect to each of the Mortgage Loans is in full force and effect as of the date hereof, (c) the Purchase Agreement has not been amended or modified in any respect, (d) there has been no waiver or modification or any agreement to waive or modify any provision, nor has any notice of termination been given, under the Purchase Agreement, (e) the Assignor is not in default, and has received no notice of default, under the Purchase Agreement, and, to the best of the Assignor's knowledge, the Company is not in default under the Purchase Agreement, and (f) to the best of the Assignor's knowledge, there are no offsets, claims or defenses available to the Company with respect to the Purchase Agreement or Mortgage Loans.

5. Covenants, Representations and Warranties of the Assignor. The Assignor represents and warrants to, and covenants with, the Assignee that:

    a. The Assignor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to acquire, own and sell the Mortgage Loans;

    b. The Assignor has full corporate power and authority to execute, deliver and perform under this Agreement, and to consummate the transactions set forth herein. The execution, delivery and performance of the Assignor of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignor. This Agreement has been fully executed and delivered by the Assignor and constitutes the valid and legally binding obligation of the Assignor enforceable against the Assignor in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights and to the application of equitable principles in any proceeding, whether at law or in equity;

    c. No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignor in connection with the execution, delivery or performance by the Assignor of this Agreement, or the consummation by it of the transactions contemplated hereby;

    d. There is no action, suit, proceeding, investigation or litigation pending or, to the Assignor's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to the Assignor, would adversely affect the sale of the Mortgage Loans to the Assignee, the execution, delivery or enforceability of this Agreement, or the Assignor's ability to perform its obligations under this Agreement;

    e. Immediately prior to payment of the Purchase Price for the Mortgage Loans, the Assignor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans free from any and all claims and encumbrances whatsoever.

    f. The Assignor shall use its reasonable commercial efforts to cause to be delivered to the Assignee all of the Mortgage Loan Documents in accordance with Section 6.03 of the Purchase Agreement.

    g. Each of the terms and conditions set forth in the Purchase Agreement which are required to be satisfied on or before the Closing Date by the Assignor in order for the Assignor to acquire title to the Mortgage Loans has been satisfied unless waived by the prejudiced party(ies).

    h. The Assignor shall deliver to the Assignee on or before the Closing Date the following documents:

                 (1) a fully executed Agreement and Purchase Agreement; and

                 (2) the Mortgage Loan Schedule;

6. Covenants, Representations and Warranties of the Company. The Company represents and warrants to, and covenants with, the Assignee that:

    a. The representations and warranties made by the Company under Subsection
    7.01 and Subsection 7.02 of the Purchase Agreement are true and correct in all material respects as of the related Closing Date and no event has occurred which, with notice or the passage of time, would constitute a default under the Purchase Agreement.

    b. The Company acknowledges and agrees that upon execution of this Agreement, [___________] shall become the "Purchaser" under the Purchase Agreement but not the Servicing Rights Owner, and all representations, warranties and covenants by the Company as the "Seller" thereunder, including, but not limited to, the representations, warranties and covenants to repurchase any Mortgage Loan and to indemnify the "Purchaser", shall accrue to [__________] by virtue of this Agreement.

7. Covenants, Representations and Warranties of Assignee. The Assignee agrees to be bound, as "Purchaser", by all of the terms, covenants and conditions of the Agreement and the Mortgage Loans, and from and after the date hereof, the Assignee assumes for the benefit of each of the Company and the Assignor all of the Assignor's obligations as "Purchaser" thereunder, with respect to the Mortgage Loans (except for any obligations relating to the Servicing Rights);

8. Governing Law. This Agreement shall be construed in accordance with the laws of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of [________________], except to the extent preempted by federal law.

9. Conflict with Purchase Agreement. To the extent there is any conflict between the terms of the Purchase Agreement and this Agreement, the latter shall be controlling, notwithstanding anything to the contrary contained in the Purchase Agreement.

10. Capitalized Terms. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

11. Counterparts. This Agreement may be executed in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

[Assignor_______________________]               [Assignee _____________________]
the Assignor                                    the Assignee

BY:_____________________________                BY:____________________________

ITS:____________________________                ITS:____________________________

[Company_______________________]
the Company

BY:_____________________________

ITS:____________________________

                                    EXHIBIT 9

                        COMPANY'S UNDERWRITING GUIDELINES

                                    EXHIBIT 10

                           FORM OF POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

      WHEREAS, pursuant to the terms of the Mortgage Loan Purchase and Interim Servicing Agreement dated as of ________, 200_ (the "Agreement"), between __________ ("Company") and [ ] ("Purchaser"), Company is selling certain mortgage loans (the "Mortgage Loans") to Purchaser;

      AND WHEREAS, Company is providing this Limited Power of Attorney pursuant to the Agreement;

      NOW, THEREFORE, ______ does hereby make, constitute and appoint Purchaser, Company's true and lawful agent and attorney-in-fact with respect to each Mortgage Loan in Company's name, place and stead: (i) to complete (to the extent necessary) and to cause to be submitted for filing or recording in the appropriate public filing or recording offices, all assignments of mortgage, deeds of trust or similar documents, assignments or reassignments of rents, leases and profits, in each case in favor of Purchaser, and all Form UCC-2 or UCC-3 assignments of financing statements and all other comparable instruments or documents with respect to the Mortgage Loans which are customarily and reasonably necessary or appropriate to assign agreements, documents and instruments pertaining to the Mortgage Loans, and to evidence, provide notice of and perfect such assignments and conveyances in favor of Purchaser in the public records of the appropriate filing and recording offices; (ii) to file or record in the appropriate public filing or recording offices, all other Mortgage Loan documents to be recorded under the terms of the Agreement or any such Mortgage Loan which have not been submitted for filing or recordation by Company on or before the date hereof or which have been so submitted but are subsequently lost or returned unrecorded or unfiled as a result of actual or purported defects therein, in order to evidence, provide notice of and perfect such documents in the public records of the appropriate filing and recording offices; and (iii) to do and perform all acts in connection with the servicing, administration and management of the Mortgage Loans, including but not limited to:

(1) execute and deliver customary consents or waivers and other instruments and documents,

(2) consent to transfers of any Mortgaged Property and assumptions of the Mortgage Notes and related Mortgages,

(3)   collect any insurance proceeds and other liquidation proceeds,

(4) effectuate foreclosure or other conversion of the ownership of the Mortgaged Property securing any Mortgage Loan,

(5) execute and deliver any and all instruments of satisfaction or cancellation or of partial or full release or discharge and all other comparable instruments, with respect to the Mortgage Loans, and with respect to the Mortgaged Properties, and

(6) execute all documents customarily and reasonably necessary and appropriate for the transfer post-foreclosure of the previously Mortgaged Properties to third parties, and then to collect the sales proceeds from that transfer.

      The enumeration of particular powers herein is not intended in any way to limit the grant to Purchaser as Company's attorney-in-fact of full power and authority with respect to the Mortgage Loans to complete (to the extent necessary), file and record any documents, instruments or other writings referred to above as fully, to all intents and purposes, as Company might or could do if personally present, hereby ratifying and confirming whatsoever such attorney-in-fact shall and may do by virtue hereof; and Company agrees and represents to those dealing with such attorney-in-fact that they may rely upon this Limited Power of Attorney until termination thereof under the provisions of
Article III below. Any and all third parties dealing with Purchaser as Company's attorney-in-fact may rely completely, unconditionally and conclusively on the authority of Purchaser, as applicable, and need not make any inquiry about whether Purchaser is acting pursuant to the Agreement. Any purchaser, title insurance company or other third party may rely upon a written statement by Purchaser that any particular Mortgage Loan or related mortgaged real property in question is subject to and included under this Limited Power of Attorney and the Agreement.

      Any act or thing lawfully done hereunder by Purchaser shall be binding on Company and Company's successors and assigns.

      This Limited Power of Attorney shall continue in full force and effect until the earliest occurrence of any of the following events:

      (i) the transfer by Purchaser of its servicing obligations under the Agreement to another servicer;

      (ii) with respect to any Mortgage Loan, such Mortgage Loan is no longer a part of the Agreement; and

      (iii) the termination of the Agreement in accordance with its terms.

      Nothing herein shall be deemed to amend or modify the Agreement or the respective rights, duties or obligations of Company under the Agreement, and nothing herein shall constitute a waiver of any rights or remedies thereunder.

      Capitalized terms used but not defined herein have the respective meanings assigned thereto in the Agreement.

      IN WITNESS WHEREOF, Company has caused this instrument to be executed and its corporate seal to be affixed hereto by its officer duly authorized as of _____ ___, 200_.




                                       _________________________________________

                                       By:______________________________________
                                       Name:  __________________________________
                                       Title: __________________________________

                                 ACKNOWLEDGEMENT

STATE OF_______________ )
                        ) ss:
COUNTY OF ____________  )

      On this ___ day of __________, 200__, before me appeared _______________________, to me personally known, who, being by me duly sworn did say that he/she is the _____________________ of _____________, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation, and that said instrument was signed and sealed in behalf of said corporation by authority of its board of directors, and said ____________ acknowledged said instrument to be the free act and deed of said corporation.




                                       Name:____________________________________
                                             Notary Public in and for said
                                             County and State


My Commission Expires:

______________________

                                   EXHIBIT 11

                          NEW JERSEY LOAN STIPULATIONS

Goldman will purchase the following loans subject to the New Jersey Home Ownership Act of 2002 ("Act"), predicated upon the acceptance of the below outlined stipulations:

Home Loans

Purchase Money

Rate-term refinances

Cash-out refinances

Junior Liens

Rate-term refinances

Cash-out refinances

Stipulations:

-- No Mortgage Loan is a `high cost home loan', `home improvement loan', `manufactured home loan', or junior lien `covered loan' as defined under the Act.

-- `Covered' Rate-term refinances and `Covered' Cash-out refinances do not comprise more than 5% of the pool, in the aggregate.

-- The points and fees threshold calculations under the Act include yield-spread premiums.

-- All loans originated under the Act will be subject to up to 100% due diligence subject to the 20% due diligence maximum.

-- Mortgage Loan files must contain tangible net benefit and high-cost worksheets.

-- Seller will make the Representation that all Mortgage Loans subject to New Jersey's `flipping' prohibition, as defined under the Act, are in compliance with the `reasonable, tangible net benefit' standard, as defined under the Act.

                                    EXHIBIT O

    FLOW SERVICING RIGHTS PURCHASE AND SERVICING AGREEMENT, DATED AUGUST 22, 2005, BETWEEN GOLDMAN SACHS MORTGAGE COMPANY AND M&T MORTGAGE CORPORATION

             FLOW SERVICING RIGHTS PURCHASE AND SERVICING AGREEMENT

                                      among

                         GOLDMAN SACHS MORTGAGE COMPANY,

                                      Owner

                                       and

                            M&T MORTGAGE CORPORATION

                                    Servicer

                           Dated as of August 22, 2005

           FIXED AND ADJUSTABLE RATE, ALT-A RESIDENTIAL MORTGAGE LOANS

                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                                   DEFINITIONS

Section 1.01  Definitions...................................................

                                   ARTICLE II

                                    SERVICING

Section 2.01  Sale of Servicing Rights......................................
Section 2.02  Purchase Price................................................
Section 2.03  The Servicer to Act as the Servicer...........................
Section 2.04  Liquidation of Mortgage Loans.................................
Section 2.05  Collection of Mortgage Loan Payments..........................
Section 2.06  Establishment of and Deposits to Custodial Account............
Section 2.07  Permitted Withdrawals From Custodial Account..................
Section 2.08  Establishment of and Deposits to Escrow Account...............
Section 2.09  Permitted Withdrawals From Escrow Account.....................
Section 2.10  Payment of Taxes, Insurance and Other Charges.................
Section 2.11  Protection of Accounts........................................
Section 2.12  Maintenance of Hazard Insurance...............................
Section 2.13  Maintenance of Blanket Hazard Insurance Coverage..............
Section 2.14  Maintenance of Fidelity Bond and Errors and Omissions
               Insurance....................................................
Section 2.15  Inspections...................................................
Section 2.16  Restoration of Mortgaged Property.............................
Section 2.17  Title, Management and Disposition of REO Property.............
Section 2.18  Permitted Withdrawals with Respect to REO Property............
Section 2.19  Real Estate Owned Reports.....................................
Section 2.20  Liquidation Reports...........................................
Section 2.21  Reports of Foreclosures and Abandonments of Mortgaged
               Property.....................................................
Section 2.22  Notification of Adjustments...................................
Section 2.23  Fair Credit Reporting.........................................
Section 2.24  Compliance With REMIC Provisions..............................

                                   ARTICLE III

                                PAYMENTS TO OWNER

Section 3.01  Remittances...................................................
Section 3.02  Statements to Owner...........................................
Section 3.03  Advances by the Servicer......................................
Section 3.04  Monthly Advances by the Servicer..............................

                                   ARTICLE IV

                          GENERAL SERVICING PROCEDURES

Section 4.01  Transfers of Mortgaged Property...............................
Section 4.02  Satisfaction of Mortgages and Release of Mortgage Files.......
Section 4.03  Servicing Compensation........................................
Section 4.04  Annual Statement as to Compliance.............................
Section 4.05  Annual Independent Public Accountants' Servicing Report.......
Section 4.06  Right to Examine the Servicer Records.........................
Section 4.07  Compliance with Gramm-Leach-Bliley Act of 1999................

                                    ARTICLE V

                              SERVICER TO COOPERATE

Section 5.01  Provision of Information......................................
Section 5.02  Financial Statements; Servicing Facilities....................

                                   ARTICLE VI

                                   TERMINATION

Section 6.01  Termination...................................................
Section 6.02  Transfer Procedures...........................................

                                   ARTICLE VII

                                BOOKS AND RECORDS

Section 7.01  Possession of Servicing Files Prior to the related
               Transfer Date................................................

                                  ARTICLE VIII

                         INDEMNIFICATION AND ASSIGNMENT

Section 8.01  Indemnification; Third Party Claims...........................
Section 8.02  Limitation on Liability of the Servicer and Others............
Section 8.03  Limitation on Assignment and Resignation by the Servicer......
Section 8.04  Assignment by Owner...........................................
Section 8.05  Merger or Consolidation of the Servicer.......................

                                   ARTICLE IX

                   REPRESENTATIONS AND WARRANTIES OF SERVICER

Section 9.01  Due Organization and Authority................................
Section 9.02  Ordinary Course of Business...................................
Section 9.03  No Violation..................................................
Section 9.04  Ability to Service............................................
Section 9.05  Ability to Perform............................................
Section 9.06  Litigation....................................................
Section 9.07  No Consent Required...........................................

                                    ARTICLE X

                     REPRESENTATIONS AND WARRANTIES OF OWNER

Section 10.01 Organization and Good Standing; Licensing.....................
Section 10.02 Authorization; Binding Obligations............................
Section 10.03 No Consent Required...........................................
Section 10.04 No Violations.................................................
Section 10.05 Litigation....................................................
Section 10.06 Good Title....................................................
Section 10.07 Compliance with Law...........................................
Section 10.08 Indemnification by the Owner..................................
Section 10.09 Representations and Warranties................................

                                   ARTICLE XI

                                     DEFAULT

Section 11.01 Events of Default.............................................
Section 11.02 Waiver of Defaults............................................

                                   ARTICLE XII

                                    TRANSFER

Section 12.01 Transfer Documents............................................

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

Section 13.01 Notices.......................................................
Section 13.02 Entire Agreement; Amendment...................................
Section 13.03 Execution; Binding Effect.....................................
Section 13.04 Headings......................................................
Section 13.05 Duration of Agreement.........................................
Section 13.06 Governing Law.................................................
Section 13.07 Relationship of Parties.......................................
Section 13.08 Severability of Provisions....................................
Section 13.09 Recordation of Assignments of Mortgage........................
Section 13.10 Exhibits......................................................
Section 13.11 Counterparts..................................................
Section 13.12 No Solicitation...............................................
Section 13.13 Cooperation of the Servicer with a Reconstitution.............

                                    EXHIBITS

EXHIBIT 1   INFORMATION TO BE INCLUDED IN MONTHLY REMITTANCE ADVICE
EXHIBIT 2   FORM OF CUSTODIAL ACCOUNT CERTIFICATION
EXHIBIT 3   FORM OF CUSTODIAL ACCOUNT LETTER AGREEMENT
EXHIBIT 4   FORM OF ESCROW ACCOUNT CERTIFICATION
EXHIBIT 5   FORM OF ESCROW ACCOUNT LETTER AGREEMENT
EXHIBIT 6   FORM OF OPINION OF COUNSEL TO THE SERVICER
EXHIBIT 7   FORM OF OFFICER'S CERTIFICATE
EXHIBIT 8   MORTGAGE LOAN DOCUMENTS
EXHIBIT 9   FORM OF ACKNOWLEDGMENT AGREEMENT
EXHIBIT 10  REPORTING REQUIREMENTS
EXHIBIT 11  FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 12  FORM OF POWER OF ATTORNEY
EXHIBIT 13  FORM OF ANNUAL CERTIFICATION

            FLOW SERVICING RIGHTS PURCHASE AND SERVICING AGREEMENT

            This Flow Servicing Rights Purchase and Servicing Agreement ("Servicing Agreement" or "Agreement") is entered into as of August 22, 2005, by and between M&T MORTGAGE CORPORATION, a New York State Chartered Corporation (the "Servicer") and GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership (the "Owner").

            WHEREAS, the Owner has purchased and will purchase in the future certain Alt-A residential, fixed and adjustable rate first lien mortgage loans (the "Mortgage Loans");

            WHEREAS, the Servicer regularly services residential mortgage loans and has agreed to service the Mortgage Loans that become subject to this Agreement, and the parties desire to provide the terms and conditions of such servicing by the Servicer; and

            WHEREAS, the Owner desires, from time to time, to sell, transfer and assign to the Servicer all of its right, title and interest in and to the Servicing Rights (as hereinafter defined) with respect to the Mortgage Loans and the Servicer, from time to time, desires to purchase such Servicing Rights.

            NOW, THEREFORE, in consideration of the mutual premises and agreements set forth herein and for other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            Section 1.01 Definitions. The following terms are defined as follows:

            Accepted Servicing Practices: With respect to any Mortgage Loan or REO Property, those mortgage servicing practices including collection procedures of mortgage banking institutions that service mortgage loans of the same type as such Mortgage Loan and that are in accordance with servicing guidelines as set forth in the Fannie Mae Guide or Freddie Mac Guides, consistent with the manner in which the Servicer services and administers similar mortgage loans for the Servicer's own portfolio, and in accordance with the terms of the applicable Mortgage, Mortgage Note and all applicable laws and regulations.

            Acknowledgment Agreement: The document substantially in the form of
Exhibit 9, to be executed by the Owner and the Servicer in connection with the sale and purchase of each Servicing Rights Package.

            Adjustable Rate Mortgage Loan: A Mortgage Loan for which the Mortgage Interest Rate is adjusted from time to time in accordance with the terms of the related Mortgage Note..

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Amortization Fraction: With respect to each Mortgage Loan, (a) 1.00 for any repurchase made during the first year following the Sale Date, (b) 0.83 for any repurchase made during the second year following the Sale Date, (c) 0.67 for any repurchase made during the third year following the Sale Date, (d) 0.50 for any repurchase made during the fourth year following the Sale Date, (e) 0.33 for any repurchase made during the fifth year following the Sale Date, (f) 0.17 for any repurchase made during the sixth year following the Sale Date and (g)
0.00 for any repurchase made after the sixth anniversary of the Sale Date.

            Ancillary Income: All income derived from the Mortgage Loans other than payments of principal, interest, Escrow Payments, Servicing Fees and prepayment penalties attributable to the Mortgage Loans, which Ancillary Income shall include but not be limited to interest received on funds deposited in the Custodial Account or any Escrow Account (to the extent permitted by applicable law and to the extent not required to be paid the related Mortgagor), all late charges, assumption fees, escrow account benefits, reinstatement fees, fees received with respect to checks on bank drafts returned by the related bank for insufficient funds, and similar types of fees arising from or in connection with any Mortgage Loan to the extent not otherwise payable to the Mortgagor under applicable law or pursuant to the terms of the related Mortgage Note.

            Appraised Value: The value of any Mortgaged Property, as determined by a qualified appraiser made for the originator of the Mortgage Loan at the time of origination of such Mortgage Loan.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Owner.

            BPO: A broker's price opinion.

            Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions are closed for business in the State of New York or the states where the parties and the master servicer with respect to the related Pass-Through Transfer are located.

            Code: Internal Revenue Code of 1986, as amended.

            Commission: The United States Securities and Exchange Commission.

            Commitment Letter: With respect to each Servicing Rights Package, the letter agreement between the Owner and the Servicer setting forth certain business terms pursuant to which the Owner agrees to sell the Servicing Rights with respect to the Mortgage Loans to the Servicer and the Servicer agrees to purchase the Servicing Rights with respect to the Mortgage Loans from the Owner and service the Mortgage Loans in accordance with this Agreement.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.06.

            Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents.

            Custodian: The custodian of the Mortgage Loan Documents as specified under the related Custodial Agreement.

            Data File: Shall have the meaning set forth in Section 3.02.

            Data File Delivery Date: Shall have the meaning set forth in Section 3.02.

            Default: A Mortgage Loan shall be considered in default where more than one Monthly Payment is due.

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Due Period: With respect to each Remittance Date, the period commencing on the second day of the month preceding the month in which such Remittance Date occurs and ending on (and including) the first day of the month in which such Remittance Date occurs.

            Eligible Investments: Any one or more of the obligations and securities listed below which investment provides for a date of maturity not later than one day prior to the Remittance Date in each month (or such other date as permitted under this Agreement):

                  (i) direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America ("Direct Obligations");

                  (ii) federal funds, demand and time deposits in, certificates of deposits of, or bankers' acceptances issued by, any depository institution or trust company (including U.S. subsidiaries of foreign depositories) incorporated or organized under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities, so long as at the time of such investment or the contractual commitment providing for such investment the commercial paper or other short-term debt obligations of such depository institution or trust company (or, in the case of a depository institution or trust company which is the principal subsidiary of a holding company, the commercial paper or other short-term debt or deposit obligations of such holding company or deposit institution, as the case may be) have been rated by each Rating Agency in its highest short-term rating category or one of its two highest long-term rating categories;

                  (iii) repurchase agreements collateralized by Direct
            Obligations or securities guaranteed by Fannie Mae or Freddie Mac with any registered broker/dealer subject to Securities Investors' Protection Corporation jurisdiction or any commercial bank insured by the FDIC, if such broker/dealer or bank has an uninsured, unsecured and unguaranteed obligation rated by each Rating Agency in its highest short-term rating category;

                  (iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof which have a credit rating from each Rating Agency, at the time of investment or the contractual commitment providing for such investment, at least equal to one of the two highest long-term credit rating categories of each Rating Agency; provided, however, that securities issued by any particular corporation will not be Eligible Investments to the extent that investment therein will cause the then outstanding principal amount of securities issued by such corporation to exceed 20% of the aggregate principal amount of all Eligible Investments in the Custodial Accounts and the Escrow Accounts; provided, further, that such securities will not be Eligible Investments if they are published as being under review with negative implications from either Rating Agency;

                  (v) commercial paper (including both non-interest-bearing
            discount obligations and interest-bearing obligations payable on demand or on a specified date not more than 180 days after the date of issuance thereof) rated by each Rating Agency in its highest short-term rating category;

                  (vi) certificates or receipts representing direct ownership interests in future interest or principal payments on obligations of the United States of America or its agencies or instrumentalities (which obligations are backed by the full faith and credit of the United States of America) held by a custodian in safekeeping on behalf of the holders of such receipts; and

                  (vii) any other demand, money market, common trust fund or time deposit or obligation, or interest-bearing or other security or investment rated in the highest rating category by each Rating Agency;

            provided, however, that (a) any such instrument shall be acceptable to the Rating Agencies, and (b) no such instrument shall be an Eligible Investment if such instrument evidences either (i) a right to receive only interest payments with respect to the obligations underlying such instrument, or
(ii) both principal and interest payments derived from obligations underlying such instrument and the principal and interest payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations.

            Errors and Omissions Insurance Policy: An errors and omissions insurance policy to be maintained by the Servicer pursuant to Section 2.14.

            Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.08.

            Escrow Payment: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Event of Default: Any one of the conditions or circumstances enumerated in Section 11.01.

            Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

            FHLMC or Freddie Mac: The Federal Home Loan Mortgage Corporation, or any successor thereto.

            Fidelity Bond: A fidelity bond to be maintained by the Servicer pursuant to Section 2.14.

            Fitch: Fitch, Inc., or its successor in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Forbearance: Shall have the meaning set forth in Section 2.03.

            Foreclosure Commencement: The delivery of the applicable file to the Servicer's foreclosure counsel for initiation of foreclosure proceedings.

            Freddie Mac: The Federal Home Loan Mortgage Corporation, or any successor thereto.

            Freddie Mac Guides: The Freddie Mac Single-Family Seller/Servicer Guide and all amendments or additions thereto.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            Guarantor: Any guarantor, insurer or credit enhancement provider of the securities issued in connection with a Pass-Through Transfer.

            Index: With respect to each Adjustable Rate Mortgage Loan, the index set forth in the related Mortgage Note.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Note.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan, to the lesser of (a) the Appraised Value and (b) if the Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

            MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the state of Delaware, or any successor thereto.

            Monthly Advance: With respect to each Mortgage Loan and any Remittance Date, advances of interest and principal required to be made on the Business Day immediately preceding such Remittance Date to cover any shortfall between (i) Monthly Payments for each Mortgage Loan and (ii) the amounts actually collected on account of such Monthly Payments for each such Mortgage Loan during the related Due Period. For the avoidance of doubt, Monthly Advances shall include any Monthly Advances made by the Servicer that relate to Monthly Payments due prior to the related Sale Date and that are made in connection with the conversion of servicing by the related Underlying Seller on an "actual/actual" basis to servicing by the Servicer on a "scheduled/scheduled" basis.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Monthly Remittance Advice: As described in Section 3.02.

            Moody's: Moody's Investors Service, Inc., and any successor thereto.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien upon a leasehold estate of the Mortgagor.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to as the Mortgage File in Exhibit 8 annexed hereto to the extent received by the Servicer from the prior servicer, sub-servicer or originator, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Loan: An individual mortgage loan the Servicing Rights of which are sold in a Servicing Rights Package pursuant to this Agreement, as identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Prepayment Charge, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents listed on Exhibit 8 attached hereto pertaining to any Mortgage Loan.

            Mortgage Loan Schedule: The schedule of Mortgage Loans with respect to a Servicing Rights Package setting forth, to the extent available, the following information with respect to each Mortgage Loan: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e. a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the original months to maturity or the remaining months to maturity from the related cut-off date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (7) the LTV at the origination; (8) the Mortgage Interest Rate as of the related cut-off date;
(9) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (10) the stated maturity date; (11) the amount of the Monthly Payment as of the related cut-off date; (12) the last payment date on which a Monthly Payment was actually applied to pay interest and the outstanding principal balance; (13) the original principal amount of the Mortgage Loan; (14) the principal balance of the Mortgage Loan as of the close of business on the related cut-off date, after deduction of payments of principal due and collected on or before the related cut-off date; (15) with respect to Adjustable Rate Mortgage Loans, the Interest Rate Adjustment Date; (16) with respect to Adjustable Rate Mortgage Loans, the Gross Margin; (17) with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap under the terms of the Mortgage Note; (18) with respect to Adjustable Rate Mortgage Loans, a code indicating the type of Index; (19) with respect to Adjustable Rate Mortgage Loans, the Periodic Rate Cap under the terms of the Mortgage Note; (20) with respect to Adjustable Rate Mortgage Loans, the Periodic Rate Floor under the terms of the Mortgage Note; (21) the type of Mortgage Loan (i.e., Fixed Rate, Adjustable Rate, First Lien); (22) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (23) whether such Mortgage Loan provides for a Prepayment Charge; (24) the Mortgage Interest Rate as of origination; (25) the credit risk score (FICO score) at origination; (26) the date of origination; (27) the Mortgage Interest Rate adjustment period; (28) the Mortgage Interest Rate adjustment percentage; (29) the Mortgage Interest Rate floor; (30) the Mortgage Interest Rate calculation method (i.e., 30/360, simple interest, other); (31) a code indicating whether the Mortgage Loan is assumable; (32) the one year payment history; (33) the Due Date for the first Monthly Payment; (34) the original Monthly Payment due; (35) with respect to the related Mortgagor, the debt-to-income ratio; (36) the Appraised Value of the Mortgaged Property; and (37) the sales price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related cut-off date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            The Mortgage Loan Schedule for each Servicing Rights Package shall be attached as an exhibit to the related Acknowledgment Agreement.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: The real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

            Mortgagor: The obligor on a Mortgage Note.

            Nonrecoverable Advance: Any Servicing Advance or Monthly Advance previously made or proposed to be made in respect of a Mortgage Loan which, in the good faith judgment of the Servicer, will not or, in the case of a proposed advance, would not, be ultimately recoverable from related Insurance Proceeds, Liquidation Proceeds or otherwise from such Mortgage Loan (including any advance which will not be recoverable because the Servicer is not proceeding to liquidation as a result of environmental contamination). The determination by the Servicer that it has made a Nonrecoverable Advance or that any proposed advance, if made, would constitute a Nonrecoverable Advance, shall be evidenced by an Officer's Certificate delivered to the Owner.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or Vice President, Senior Vice President, Administrative Vice President, Assistant Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Servicer, and delivered to the Owner.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Servicer, reasonably acceptable to the Owner, provided that any Opinion of Counsel relating to (a) qualification of the Mortgage Loans in a REMIC or (b) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Servicer, (ii) does not have any material direct or indirect financial interest in the Servicer and (iii) is not connected with the Servicer as an officer, employee, director or person performing similar functions.

            Originator: With respect to a Mortgage Loan, the originator of the related Mortgage Loan.

            Pass-Through Transfer: The direct or indirect sale or transfer of some or all of the Loans by the Owner to a trust or other entity to be formed as part of a publicly offered or privately placed mortgage-backed securities transaction.

            Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

            Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            Premium Percentage: Has the meaning assigned to such term in the related Commitment Letter.

            Prepayment Charge: With respect to any Mortgage Loan, the prepayment premium or charge, if any, required under the terms of the related Mortgage Note to be paid in connection with a prepayment of principal, in whole or in part, to the extent permitted by applicable law.

            Prepayment Interest Shortfall: With respect to each Mortgage Loan and any Remittance Date, an amount (to be paid by the Servicer out of its own funds, without reimbursement) which, when added to all amounts allocable to interest received in connection with any Principal Prepayment on such Mortgage Loan, equals one month's interest on the amount of such Principal Prepayment, calculated at a rate equal to the mortgage rate specified in the related Mortgage Note.

            Prime Rate: The prime rate of United States money center commercial banks as published in The Wall Street Journal.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan, including amounts received in connection with repurchases of Mortgage Loans by the Servicer, in accordance with the terms of this Agreement, which is received in advance of its scheduled Due Date which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any calendar month or months subsequent to the month of prepayment.

            Principal Prepayment Period: The month preceding the month in which the related Remittance Date occurs.

            Purchase Agreement: The agreement pursuant to which the Owner purchased the Mortgage Loans from the Seller.

            Purchase Price: The price calculated in accordance with the Commitment Letter and paid on the related Sale Date by the Servicer to the Owner in consideration for the Owner selling the related Servicing Rights Package, as set forth in the related Acknowledgment Agreement.

            Qualified Depository: A depository the accounts of which are insured by the FDIC.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Owner.

            Reconstituted Mortgage Loans: The Mortgage Loans transferred pursuant to a Pass-Through Transfer and set forth on Exhibit I of the related assignment, assumption and recognition agreement.

            Reconstitution: Either a Whole Loan Transfer or a Pass-Through Transfer.

            Reconstitution Agreements: As defined in Section 13.13 hereof.

            Reconstitution Date: As defined in Section 13.13 hereof.

            Regulation AB: Regulation AB of the Securities Act of 1933, as amended from time to time.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Advice Date: The 10th day (or if such 10th day is not a Business Day, the immediately preceding Business Day) of any month, beginning in the month in which the related Sale Date occurs.

            Remittance Date: The 18th day (or if such 18th day is not a Business Day, the immediately preceding Business Day) of any month, beginning in the month in which the related Sale Date occurs.

            REO Property: A Mortgaged Property acquired by the Servicer on behalf of the Owner through foreclosure or by deed in lieu of foreclosure, as described in Section 2.17 hereof.

            Repurchase Price: Unless agreed otherwise by the Owner and the Servicer (including, without limitation, as set forth in the Commitment Letter), a price equal to (i) the Stated Principal Balance of the Mortgage Loan plus (ii) interest on such Stated Principal Balance at the Mortgage Loan Remittance Rate from the date on which interest has last been paid and distributed to the Owner to the last day of the month of repurchase, less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase, to the extent such amounts are actually paid to the Owner upon the repurchase of the Mortgage Loan, plus with respect to any Mortgage Loan subject to a Pass-Through Transfer, any costs and damages incurred by a related trust in connection with any violation by or associated with such Mortgage Loan of any predatory or abusive lending law.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Sale Date: With respect to each Servicing Rights Package, the date on which the Servicer purchases the related Servicing Rights as set forth in the related Acknowledgment Agreement.

            Securities Act: The federal Securities Act of 1933, as amended.

            Securities Exchange Act: The federal Securities Exchange Act of 1934, as amended.

            Seller: With respect to each Servicing Rights Package, the Seller set forth in the related Purchase Agreement.

            Servicer: M&T Mortgage Corporation or any entity which services the Mortgage Loans pursuant to this Agreement or its successor in interest or any successor or assign to or designee of Servicer under this Agreement as herein provided. Unless the context requires otherwise, all references to "Servicer" in this Agreement shall be deemed to include such Servicer's successors in interest, assignees or designees.

            Servicer Acknowledgement: The acknowledgement executed by the related Underlying Seller pursuant to which such Underlying Seller recognizes M&T Mortgage Corporation as the "Successor Servicer" under the Underlying Agreements, a copy of which shall be attached as an exhibit to the related Commitment Letter.

            Servicer Employees: As defined in Section 2.14 hereof.

            Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Servicer or, to the extent reimbursed to the prior servicer by the Servicer on the related Sale Date, prior Servicers of its servicing obligations in respect of the Mortgage Loans, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any fees relating to any enforcement or judicial proceedings, excluding foreclosures, (c) foreclosure actions per FHLMC attorney fees and costs guidelines, (d) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage, (e) taxes, assessments, water rates, sewer rents and other charges which are or may become a lien upon the Mortgaged Property and (f) compliance with the obligations pursuant to the provisions of this Agreement.

            Servicing Fee: With respect to each Mortgage Loan, the amount of the fee the Owner shall pay to the Servicer, as set forth in the related Commitment Letter.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Servicer consisting of originals, if provided, or copies of all documents in the Mortgage File which are not delivered to the Owner, its designee or the Custodian and copies of the Mortgage Loan Documents.

            Servicing Repurchase Price: With respect to each Mortgage Loan, an amount equal to the product of (x) the Amortization Fraction and (y) the product of (i) the Premium Percentage and (ii) the Stated Principal Balance of such Mortgage Loan at the date of repurchase.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Servicer for servicing the Mortgage Loans; (c) any Ancillary Income with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Servicer thereunder; (e) any and all rights to and in the Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Servicer with respect thereto (but subject to the applicable Mortgage's rights under applicable law); (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Servicing Rights Package: The Servicing Rights relating to the Mortgage Loans described on the Mortgage Loan Schedule annexed to the related Acknowledgment Agreement, to be sold to the Servicer by Owner on the related Sale Date.

            Servicing Transfer Date: With respect to a Servicing Rights Package, the date on which the physical servicing of the Mortgage Loans in a Servicing Rights Package is transferred to the Servicer pursuant to this Agreement, or such other date as the Owner and the Servicer may mutually agree upon.

            Special Deposit Account: An account which the Owner and Servicer agree shall be a special deposit account for the benefit of the Owner under applicable law.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and any successor thereto.

            Stated Principal Balance: As to each Mortgage Loan, (i) the principal balance of the Mortgage Loan as of the date of determination after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Owner with respect to the related Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

            Termination Fee: With respect to each Mortgage Loan, a fee equal to the greater of (i) the product of the Premium Percentage multiplied by the Stated Principal Balance of such Mortgage Loan and (ii) the fair market value of the related Servicing Rights, in each case as of the date of termination.

            Transfer Date: As defined in Section 6.02 hereof.

            Transfer Documents: As defined in Section 12.01 hereof.

            Transfer Instructions: The customary transfer instructions regularly used by the Servicer provided in connection with any given transfer of additional Mortgage Loans for servicing under this Agreement.

            Underlying Agreements: Has the meaning assigned to such term in the related Commitment Letter and Acknowledgement Agreement.

            Underlying Seller: Has the meaning assigned to such term in the related Commitment Letter and Acknowledgement Agreement.

            Whole Loan Transfer: The sale or transfer by Owner of some or all of the Mortgage Loans in a whole loan or participation format.

                                   ARTICLE II

                                    SERVICING

            Section 2.01 Sale of Servicing Rights.

            Upon the terms and subject to the conditions of this Agreement effective as of each Sale Date, Owner, simultaneously with the execution and delivery of the related Acknowledgment Agreement, hereby sells, assigns, transfers, conveys and delivers to Servicer all of Owner's right, title and interest in and to, and all economic benefit derived from, the Servicing Rights related to Mortgage Loans in the related Servicing Rights Package and Servicer hereby purchases and assumes such Servicing Rights from Owner.

            Section 2.02 Purchase Price.

            The Purchase Price for the Servicing Rights in each Servicing Rights Package shall be set forth in the related Acknowledgment Agreement. It is understood and agreed that the Purchase Price shall be paid by the Servicer to the Owner in consideration for the Owner selling the Servicing Rights in accordance with this Agreement.

            The Servicer shall pay an amount equal to 90% of the Purchase Price to the Owner on the related Sale Date by wire transfer of immediately available funds to an account designated by the Owner in writing. The Servicer shall pay the remainder of the Purchase Price to the Owner within 5 Business Days of the related Sale Date as set forth in the immediately preceding sentence.

            If, subsequent to the payment of the Purchase Price or the payment of any other amounts due under this Agreement to either party, the principal on which the Purchase Price with respect to a Mortgage Loan was based is found to be in error, or if, for any other reason, the Purchase Price or such other amounts are found to be in error, within five (5) Business Days after the receipt of information sufficient to provide notice that payment is due, the party benefiting from the error shall pay to the other party an amount sufficient to correct and reconcile the Purchase Price or such other amounts and shall provide the other party with a reconciliation statement and such other documentation sufficient to reasonably satisfy the other party concerning the accuracy of such reconciliation.

            In connection with the repurchase of a Mortgage Loan by a Seller from the Owner due to a breach of a representation or warranty or other defect, the Servicer shall be entitled to receive from the Owner the Servicing Repurchase Price. This amount shall be paid by the Owner to the Servicer within thirty (30) Business Days of any such repurchase by wire transfer of immediately available funds to an account designated by the Servicer.

            Concurrently with any repurchase and payment described in the paragraph above, the Servicer shall transfer, assign, set over and convey to the Owner all of its right, title and interest in and to the related Servicing Rights with respect to such repurchased Mortgage Loan. In addition, this Agreement shall terminate with respect to such Mortgage Loan, except as otherwise provided herein.

            Section 2.03 The Servicer to Act as the Servicer.

            From and after the related Sale Date, the Servicer as an independent contractor, shall service and administer each Mortgage Loan in the related Servicing Rights Package and shall have full power and authority, acting alone, to do any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable, consistent with the terms of this Agreement and with Accepted Servicing Practices.

            In servicing and administering the Mortgage Loans, the Servicer shall employ Accepted Servicing Practices except and to the extent that such practices conflict with the requirements of this Agreement. The Servicer shall retain adequate personnel to effect such servicing and administration of the Mortgage Loans.

            In the event that any Mortgage Loan is in Default or, in the judgment of the Servicer, such a Default is reasonably foreseeable, the Servicer, consistent with Accepted Servicing Practices, may also waive, modify or vary any term of such Mortgage Loan (including modifications that would change the Mortgage Rate, or forgive the payment of principal or interest,), accept payment from the related Mortgagor of an amount less than the Stated Principal Balance in final satisfaction of such Mortgage Loan, or consent to the postponement of strict compliance with any such term or otherwise grant indulgence to any Mortgagor (any and all such waivers, modifications, payment plans, variances, forgiveness of principal or interest, postponements, or indulgences collectively referred to herein as "Forbearance") provided, however, that prior to any related Reconstitution, the terms of any Mortgage Loan may only be waived, modified or varied with the consent of the Purchaser. The Servicer shall not, except as provided in the following paragraph, waive any Prepayment Charge. The Servicer's analysis supporting any Forbearance and the conclusion that any Forbearance meets the standards of this section shall be reflected as appropriate in the Servicer's records. The Servicer shall maintain any documents documenting any such modification in the Mortgage File.

            In addition, notwithstanding the foregoing, the Servicer may in the Servicer's sole but reasonable discretion waive, in whole or in part, a Prepayment Charge if such Prepayment Charge is (i) not permitted to be collected by applicable law, (ii) the enforceability thereof is limited (1) by bankruptcy, insolvency, moratorium, receivership or other similar laws relating to creditor's rights or (2) due to acceleration in connection with a foreclosure or other involuntary payment or (iii) with the consent of the Owner. If a Prepayment Charge is waived other than as permitted above, then the Servicer is required to deposit the amount of such waived Prepayment Charge into the Custodial Account together with and at the time that the amount prepaid on the related Mortgage Loan is required to be deposited into the Custodial Account; provided, however, that the Servicer shall not have an obligation to pay the amount of any uncollected Prepayment Charge if the failure to collect such amount is the direct result of inaccurate or incomplete information on the Mortgage Loan Schedule in effect at such time.

            Without limiting the generality of the foregoing, the Servicer shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself and the Owner, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. If reasonably required by the Servicer, the Owner shall furnish the Servicer with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement.

            The Servicer's computer system shall clearly reflect the ownership of each Mortgage Loan. The Servicer shall release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or at the written direction of the Owner.

            With respect to the performance of any service required to be provided for the Servicer hereunder, including, without limitation, the obtainment of credit report data, the provision of field or other inspections, the provision of title-related services, and the sale or management of REO properties, the Servicer may obtain such services from an Affiliate if such services are provided on a commercially reasonable basis with respect to the price and quality of such services. Notwithstanding anything herein to the contrary, in the event that the Servicer retains any third party service provider in fulfilling its obligations hereunder, the Servicer shall nevertheless remain primarily liable to the Owner for such obligations.

            Section 2.04 Liquidation of Mortgage Loans.

            In the event that any payment due under any Mortgage Loan and not postponed pursuant to Section 2.03 is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Servicer shall take such action (1) as is consistent with Accepted Servicing Practices, (2) as the Servicer shall determine prudently to be in the best interest of the Owner and (3) if applicable, is consistent with any related PMI Policy. In the event that any payment due under any Mortgage Loan is not postponed pursuant to Section 2.03 and remains delinquent for a period of 90 days or any other default continues for a period of 90 days beyond the expiration of any grace or cure period (or such other period as is required by law in the jurisdiction where the related Mortgaged Property is located) or earlier as determined by the Servicer, the Servicer shall commence foreclosure proceedings in accordance with Accepted Servicing Practices. In such connection, the Servicer shall from its own funds make all necessary and proper Servicing Advances through final disposition but only to the extent that the Servicer shall determine, in its good faith judgment, that the amount of a proposed Servicing Advance is recoverable. The determination by the Servicer that an advance, if made, would be unrecoverable, shall be evidenced by an Officer's Certificate of the Servicer, delivered to the Owner, which details the reasons for such determination. The Servicer shall be reimbursed for all Servicing Advances in accordance with this Agreement.

            The Servicer acknowledges and agrees that it shall take and initiate any legal actions with respect to any Mortgage Loans and REO Properties, including, without limitation, any foreclosure actions, acceptance of deeds-in-lieu of foreclosure, and any collection actions with respect to any Mortgage Loans or REO Properties on behalf of the Owner, but only in the name of the Servicer and without reference to the Owner. Except as otherwise required by law or with the consent of the Owner, under no circumstances shall any such action be taken in the name of, or with any reference to, the Owner. The Servicer shall provide prior written notice to the Owner if the Servicer is required by applicable law to take any legal actions with respect to the Mortgage Loan or REO Properties in the name of, or with reference to, the Owner. Owner agrees to provide all the documentation, appropriately recorded, if applicable, necessary for the Servicer to initiate legal actions in its own name.

            Notwithstanding anything to the contrary contained herein, (a) all actions must be approved by the Owner relating to any Mortgaged Property that is determined to be contaminated by hazardous or toxic substances or wastes and
(b), in connection with a foreclosure, in the event the Servicer has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Owner otherwise requests an environmental inspection or review of such Mortgaged Property to be conducted by a qualified inspector, the Servicer shall cause the Mortgaged Property to be so inspected at the Owner's expense. Upon completion of the inspection, the Servicer shall promptly provide the Owner with a written report of the environmental inspection.

            Notwithstanding anything to the contrary contained herein, after reviewing the environmental inspection report, the Owner shall determine how the Servicer shall proceed with respect to the Mortgaged Property; provided, that the Servicer may determine in its sole discretion that it will not proceed with a foreclosure or acceptance of a deed in lieu of foreclosure with respect to a Mortgaged Property that has been determined to be contaminated by hazardous or toxic substances or wastes and with respect to which the Servicer would be expected to take title in its own name. In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) the Owner directs the Servicer to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Servicer shall be reimbursed for all reasonable costs associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental clean up costs, as applicable, from the related Liquidation Proceeds, or if the Liquidation Proceeds are insufficient to fully reimburse the Servicer, the Servicer shall be entitled to be reimbursed from amounts in the Custodial Account pursuant to Section 2.07 hereof. In the event the Owner directs the Servicer not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Servicer shall be reimbursed for all Servicing Advances made with respect to the related Mortgaged Property from the Custodial Account pursuant to Section 2.07 hereof.

            Section 2.05 Collection of Mortgage Loan Payments.

            Following the related Sale Date, the Servicer shall proceed diligently to collect all payments due under each of the related Mortgage Loans when the same shall become due and payable and shall take reasonable care in ascertaining and estimating Escrow Payments, to the extent applicable, and all other charges that will become due and payable with respect to the Mortgage Loans and each related Mortgaged Property, to the extent that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

            Section 2.06 Establishment of and Deposits to Custodial Account.

            The Servicer shall segregate and hold all funds collected and received in respect of any Mortgage Loans separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts, in the form of time deposit or demand accounts, titled "M&T Mortgage Corporation, in trust for Goldman Sachs Mortgage Company re: Fixed and Adjustable Rate Residential Mortgage Loans". The Custodial Account shall be established with a Qualified Depository acceptable to the Owner as a Special Deposit Account. Any funds deposited in the Custodial Account shall at all times be fully insured to the full extent permitted under applicable law and any amounts therein may be invested in Eligible Investments. The creation of any Custodial Account shall be evidenced by a certification in the form of Exhibit 2 hereto, in the case of an account established with the Servicer, or by a letter agreement in the form of Exhibit 3 hereto, in the case of an account held by a depository other than the Servicer. A copy of such certification or letter agreement shall be furnished to the Owner and, upon request, to any subsequent Owner.

            The Servicer shall deposit in the Custodial Account no more than one
(1) Business Day following receipt thereof, and retain therein, the following collections received by the Servicer and payments made by the Servicer after the related Sale Date, other than payments of principal and interest due on or before the related Sale Date, or received by the Servicer prior to the related Sale Date but allocable to a period subsequent thereto:

            (i) all payments on account of principal on the Mortgage Loans, including all Principal Prepayments;

            (ii) all payments on account of interest on the Mortgage;

            (iii) all Liquidation Proceeds and any amount received with respect to REO Property;

            (iv) all Insurance Proceeds including amounts required to be deposited pursuant to Section 2.12 (other than proceeds to be held in a suspense account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 2.16);

            (v) all Condemnation Proceeds which are not applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 2.16;

            (vi) any amount required to be deposited in the Custodial Account pursuant to Section 2.11, 2.14, 2.17, 3.01, 3.04 or 4.02;

            (vii) any prepayment penalties received with respect to any Mortgage Loan;

            (viii) the amount of any Prepayment Interest Shortfall with respect to any Mortgage Loans;

            (ix) any amounts required to be deposited by the Servicer pursuant to Section 3.04; and

            (x) any amounts required to be deposited by the Servicer pursuant to
      Section 2.13 in connection with the deductible clause in any blanket hazard insurance policy.

            The foregoing requirements for deposit into the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, unless otherwise provided herein, payments in the nature of the Servicing Fee and Ancillary Income need not be deposited by the Servicer into the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution or any other non-interest benefits shall accrue to the benefit of the Servicer and the Servicer shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 2.07 or retain such other benefits, as the case may be.

            Section 2.07 Permitted Withdrawals From Custodial Account.

            Subject to Section 3.01, the Servicer shall be entitled to withdraw funds from the Custodial Account for the following purposes:

            (i) to make payments to the Owner in the amounts and in the manner provided Section 3.01;

            (ii) to pay to itself the Servicing Fee (to the extent the Servicer has not retained the Servicing Fee);

            (iii) to reimburse itself for unreimbursed Servicing Advances and unreimbursed Monthly Advances (except to the extent reimbursed pursuant to Section 2.09), any accrued but unpaid Servicing Fees and for unreimbursed advances of the Servicer funds made pursuant to Section 2.17, the Servicer's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Servicer from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reimbursement, the Servicer's right thereto shall be prior to the rights of the Owner;

            (iv) following the liquidation of a Mortgage Loan, to reimburse itself from amounts unrelated to the Mortgage Loan for any unpaid Servicing Fees to the extent not recoverable from Liquidation Proceeds, Insurance Proceeds or other amounts received with respect to the related Mortgage Loan;

            (v) to reimburse itself for any unreimbursed Nonrecoverable Advances made by the Servicer in accordance with this Agreement;

            (vi) to invest funds in Eligible Investments in accordance with
      Section 2.11

            (vii) to withdraw funds deposited in error;

            (viii) to pay itself any interest earned on funds deposited in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date);

            (ix) to clear and terminate the Custodial Account upon the termination of this Agreement; and

            (x) to reimburse the Owner from its own funds without reimbursement for any losses on amounts on deposit in the Custodial Account which were invested in Eligible Investments.

            Section 2.08 Establishment of and Deposits to Escrow Account.

            The Servicer shall segregate and hold all funds collected and received pursuant to a Mortgage Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts, in the form of time deposit or demand accounts, titled, "M&T Mortgage Corporation, in trust for Owners of Residential Fixed and Adjustable Rate Mortgage Loans, and various Mortgagors". The Escrow Account shall be established with a Qualified Depository as a Special Deposit Account, in a manner which shall provide maximum available insurance thereunder. Funds deposited in the Escrow Accounts may be drawn on by the Servicer in accordance with Section 2.09. The creation of any Escrow Account shall be evidenced by a certification in the form of Exhibit 4 hereto, in the case of an account established with the Servicer, or by a letter agreement in the form of
Exhibit 5 hereto, in the case of an account held by a depository other than the Servicer. A copy of such certification shall be furnished to the Owner and, upon request, to any subsequent Owner.

            The Servicer shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement.

            The Servicer shall deposit in a suspense account on a daily basis, and retain therein all amounts representing Insurance Proceeds or Condemnation Proceeds which are to be applied to the restoration or repair of any Mortgaged Property. The suspense account shall be established with a Qualified Depository as a Special Deposit Account, in a manner which shall provide maximum available insurance thereunder.

            The Servicer shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, as set forth in
Section 2.09. The Servicer shall be entitled to retain any interest paid on funds deposited in the Escrow Account or a suspense account by the depository institution, other than interest on escrowed funds required by law to be paid to the Mortgagor. To the extent required by law, the Servicer shall pay from its own funds interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account may be non-interest bearing or that interest paid thereon is insufficient for such purposes.

            Section 2.09 Permitted Withdrawals From Escrow Account.

            Withdrawals from the Escrow Account or Accounts may be made by the Servicer only:

            (i) to effect timely payments of ground rents, taxes, assessments, water rates, mortgage insurance premiums, condominium charges, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage;

            (ii) to reimburse the Servicer for any Servicing Advance made by the Servicer pursuant to Section 2.12 with respect to a related Mortgage Loan, but only from amounts received on the related Mortgage Loan which represent late collections of Escrow Payments thereunder;

            (iii) to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan or applicable federal or state law or judicial or administrative ruling;

            (iv) for transfer to the Custodial Account and application to reduce the principal balance of the Mortgage Loan in accordance with the terms of the related Mortgage and Mortgage Note;

            (v) to pay to the Servicer, or any Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account; and

            (vi) to clear and terminate the Escrow Account on the termination of this Agreement.

            Section 2.10 Payment of Taxes, Insurance and Other Charges.

            With respect to each Mortgage Loan that provides for Escrow Payments, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates, sewer rents, and other charges which are or may become a lien upon the Mortgaged Property and the status of PMI Policy and LPMI Policy premiums, if applicable, fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage.

            To the extent that any Mortgage Loan does not provide for Escrow Payments, the Servicer shall determine that any such payments are made by the Mortgagor. With respect to each Mortgage Loan, subject to Accepted Servicing Practices, the Servicer assumes full responsibility for the timely payment of all such bills and shall effect payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make Servicing Advances from its own funds to effect such payments within the time period required to avoid the loss of the related Mortgaged Property by foreclosure from a tax or other lien; provided that the Servicer shall use its best efforts to make such Servicing Advances within 60 days of knowledge that such payments are delinquent and, in any event within 90 days of such notice. Notwithstanding the foregoing, if the Servicer determines that such Servicing Advance would be a Nonrecoverable Advance, the Servicer shall have no obligation to make such Servicing Advance. If the Servicer fails to make a Servicing Advance with respect to any payment prior to the date on which any late payment penalties or costs related to protecting the lien accrue, except in the case of a Nonrecoverable Advance, the Servicer shall make Servicing Advances on behalf of the Mortgagor to pay any such penalties or costs which accrued after the date which was thirty (30) Business Days after the date on which the Servicer had knowledge that such payment had not been made by the Mortgagor; provided that, in any event, Servicer shall pay such penalties or costs within the time period required to avoid the loss of the related Mortgaged Property by foreclosure from a lien related to a tax payment delinquency.

            Section 2.11 Protection of Accounts.

            The Servicer may transfer the Custodial Account or the Escrow Account to a different Qualified Depository from time to time. Such transfer shall be made only upon obtaining the consent of the Owner, which consent shall not be withheld unreasonably.

            The Servicer shall bear any expenses, losses or damages sustained by the Owner because the Custodial Account and/or Escrow Account are not demand deposit accounts.

            Amounts on deposit in the Custodial Account may at the option of the Servicer be invested in Eligible Investments. Any such Eligible Investment shall mature no later than one day prior to the Remittance Date in each month; provided, however, that if such Eligible Investment is an obligation of a Qualified Depository (other than the Servicer) that maintains the Custodial Account, then such Eligible Investment may mature on the related Remittance Date. Any such Eligible Investment shall be made in the name of the Servicer in trust for the benefit of the Owner. All income on or gain realized from any such Eligible Investment shall be for the benefit of the Servicer and may be withdrawn at any time by the Servicer. Any losses incurred in respect of any such investment shall be deposited in the Custodial Account, by the Servicer out of its own funds immediately as realized. If, at any time, the amount on deposit in the Custodial Account exceeds the amount of the applicable FDIC insurance, such excess above the amount of the applicable FDIC insurance shall be invested in Eligible Investments.

            All suspense and clearing accounts in which funds relating to the Mortgage Loans are deposited shall be established with a Qualified Depository, in a manner which shall provide maximum available insurance thereunder.

            Section 2.12 Maintenance of Hazard Insurance.

            The Servicer shall cause to be maintained for each Mortgage Loan, hazard insurance such that all buildings upon the Mortgaged Property are insured by a generally acceptable insurer acceptable under the Fannie Mae Guides and Freddie Mac Guides against loss by fire, hazards of extended coverage and such other hazards as are required to be insured pursuant to the Fannie Mae Guides and Freddie Mac Guides, in an amount which is at least equal to the lesser of
(i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the outstanding principal balance of the Mortgage Loan provided that such amount represents at least 80% of the insurable value of the Mortgaged Property.

            If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is, and shall continue to be, covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with a generally acceptable insurance carrier acceptable under the Fannie Mae Guides and Freddie Mac Guides in an amount representing coverage not less than the lesser of (i) the aggregate unpaid principal balance of the Mortgage Loan and (ii) maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended (regardless of whether the area in which such Mortgaged Property is located is participating in such program. If a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance in the amount required by the National Flood Insurance Act of 1968, as amended, the Servicer shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty five (45) days after such notification, the Servicer shall immediately force place the required flood insurance on the Mortgagor's behalf.

            If a Mortgage is secured by a unit in a condominium project, the Servicer shall verify that the hazard and flood coverages required of the owner's association is being maintained in accordance with then current Fannie Mae requirements. If the Servicer receives a cancellation notice of property damage on an uninsured individual unit, the Servicer shall immediately respond.

            The Servicer shall cause to be maintained on each Mortgaged Property such other or additional insurance as may be required pursuant to such applicable laws and regulations as shall at any time be in force and shall require such additional insurance, or pursuant to the requirements of any private mortgage guaranty insurer, or as may be required to conform with Accepted Servicing Practices.

            In the event that the Owner or the Servicer shall determine that the Mortgaged Property should be insured against loss or damage by hazards and risks not covered by the insurance required to be maintained by the Mortgagor pursuant to the terms of the Mortgage, the Servicer shall communicate and consult with the Mortgagor with respect to the need for such insurance and bring to the Mortgagor's attention the desirability of protection of the Mortgaged Property.

            All policies required hereunder shall name the Servicer and its successors and assigns as a mortgagee and loss payee and shall be endorsed with non contributory standard or New York mortgagee clauses which shall provide for at least 30 days prior written notice of any cancellation, reduction in amount or material change in coverage.

            The Servicer shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Servicer shall not accept any such insurance policies from insurance companies unless such companies are acceptable under the Fannie Mae Guides and Freddie Mac Guides and are licensed to do business in the jurisdiction in which the Mortgaged Property is located. The Servicer shall determine that such policies provide sufficient risk coverage and amounts as required pursuant to the Fannie Mae Guides and Freddie Mac Guides, that they insure the property owner, and that they properly describe the property address. The Servicer shall furnish to the Mortgagor a formal notice of expiration of any such insurance in conformance with the Servicer's standard practices; provided, however, that in the event that no such notice is furnished by the Servicer, the Servicer shall ensure that replacement insurance policies (whether forced placed or other insurance policies) are in place in the required coverages and the Servicer shall be solely liable for any losses in the event coverage is not provided.

            Pursuant to Sections 2.06 and 2.08, any amounts collected by the Servicer under any such policies (other than amounts to be deposited in a suspense account and applied to the restoration or repair of the related Mortgaged Property, or property acquired in liquidation of the Mortgage Loan, or to be released to the Mortgagor, in accordance with the Servicer's normal servicing procedures as specified in Section 2.16) shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 2.07.

            Section 2.13 Maintenance of Blanket Hazard Insurance Coverage.

            In the event that the Servicer shall obtain and maintain a blanket policy insuring against losses arising from fire and hazards covered under extended coverage on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section
2.12 and otherwise complies with all other requirements of Section 2.12, it shall conclusively be deemed to have satisfied its obligations as set forth in
Section 2.12. Any amounts collected by the Servicer under any such policy relating to a Mortgage Loan shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 2.07. Such policy may contain a deductible clause, in which case, in the event that there shall not have been maintained on the related Mortgaged Property a policy complying with Section 2.12, and there shall have been a loss which would have been covered by such policy, the Servicer shall deposit in the Custodial Account at the time of such loss the amount not otherwise payable under the blanket policy because of such deductible clause, such amount to be deposited from the Servicer's funds, without reimbursement therefor. Upon request of the Owner, the Servicer shall cause to be delivered to the Owner a certified true copy of such policy and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without 30 days' prior written notice to the Owner.

            Section 2.14 Maintenance of Fidelity Bond and Errors and Omissions Insurance.

            The Servicer shall maintain with responsible companies, at its own expense, a blanket Fidelity Bond and an Errors and Omissions Insurance Policy, with broad coverage on all officers, employees or other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans ("the Servicer Employees"). Any such Fidelity Bond and Errors and Omissions Insurance Policy shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Servicer against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Servicer Employees. Such Fidelity Bond and Errors and Omissions Insurance Policy also shall protect and insure the Servicer against losses in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 2.14 requiring such Fidelity Bond and Errors and Omissions Insurance Policy shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The Servicer shall maintain minimum coverage amounts under any such Fidelity Bond and Errors and Omissions Insurance Policy acceptable to Fannie Mae and Freddie Mac. Upon the request of the Owner, the Servicer shall cause to be delivered to the Owner a certified true copy of such Fidelity Bond and Errors and Omissions Insurance Policy.

            Section 2.15 Inspections.

            The Servicer shall inspect the Mortgaged Property as often as is deemed necessary by the Servicer to assure itself that the value of the Mortgaged Property is being preserved; provided that, if any Mortgage Loan is more than 60 days delinquent, the Servicer shall immediately inspect the Mortgaged Property and shall conduct subsequent inspections as often as is deemed necessary by the Servicer to assure itself that the value of the Mortgaged Property is being preserved in accordance with Accepted Servicing Practices; provided further that if the Servicer determines that any Mortgaged Property is vacant, the Servicer shall immediately inspect the Mortgaged Property and shall conduct subsequent inspections every 25 to 35 days to assure itself that the value of the Mortgaged Property is being preserved in accordance with Accepted Servicing Practices. The Servicer shall maintain appropriate records of each such inspection.

            Section 2.16 Restoration of Mortgaged Property.

            The Servicer need not obtain the approval of the Owner prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Accepted Servicing Practices and the terms of this Agreement. At a minimum, with respect to claims greater than $10,000, the Servicer shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:

            (i) the Servicer shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

            (ii) the Servicer shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to, requiring waivers with respect to mechanics' and materialmen's liens;

            (iii) the Servicer shall verify that the Mortgage Loan is not in default; and

            (iv) pending repairs or restoration, the Servicer shall place the Insurance Proceeds or Condemnation Proceeds in a suspense account.

            If the Owner is named as an additional loss payee, the Servicer is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Owner.

            Section 2.17 Title, Management and Disposition of REO Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Servicer on behalf of the Owner and without reference to the Owner except as otherwise required by law or in the event the Servicer is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an Opinion of Counsel obtained by the Servicer from an attorney duly licensed to practice law in the state where the REO Property is located. The Servicer shall hold such title as nominee for the Owner, and any Person or Persons holding such title other than the Owner or the Servicer shall acknowledge in writing that such title is being held as nominee for the Owner.

            The Servicer shall manage, conserve, protect and operate each REO Property for the Owner solely for the purpose of its prompt disposition and sale. The Servicer, either itself or through an agent selected by the Servicer, shall manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account. The Servicer shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year, except as otherwise provided below) on such terms and conditions as the Servicer deems to be in the best interest of the Owner. The Servicer shall notify the Owner from time to time as to the status of each REO Property.

            The Servicer shall use its commercially reasonable efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Servicer determines, and gives an appropriate notice to the Owner to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a period longer than one year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Servicer shall report monthly to the Owner as to the progress being made in selling such REO Property.

            The Servicer shall also maintain on each REO Property fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the National Flood Insurance Act of 1968, as amended, flood insurance in the amount required in Section 2.12 hereof.

            The disposition of REO Property shall be carried out by the Servicer at such price, and upon such terms and conditions, as the Servicer deems to be in the best interests of the Owner. The proceeds of sale of the REO Property shall be promptly deposited in the Custodial Account. As soon as practical thereafter, the expenses of such sale shall be paid and the Servicer shall reimburse itself for any related unreimbursed Servicing Advances and unpaid Servicing Fees made pursuant to this Section, and on the Remittance Date immediately following the Principal Prepayment Period in which such sale proceeds are received the net cash proceeds of such sale remaining in the Custodial Account shall be distributed to the Owner.

            With respect to each REO Property, the Servicer shall hold all funds collected and received in connection with the operation of the REO Property in the Custodial Account. The Servicer shall cause to be deposited on a daily basis upon the receipt thereof in each Custodial Account all revenues received with respect to the conservation and disposition of the related REO Property.

            Section 2.18 Permitted Withdrawals with Respect to REO Property.

            The Servicer shall withdraw funds on deposit in the Custodial Account with respect to each related REO Property necessary for the proper operation, management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 2.12 and the fees of any managing agent acting on behalf of the Servicer. The Servicer shall make monthly distributions on each Remittance Date to the Owner of the net cash flow from the REO Property (which shall equal the revenues from such REO Property net of the expenses described in Sections 2.17 and 2.18 and of any reserves reasonably required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

            Section 2.19 Real Estate Owned Reports.

            Together with the statement furnished pursuant to Section 2.21, the Servicer shall furnish to the Owner on or before the 5th Business Day of each month a statement with respect to any REO Property covering the operation of such REO Property for the previous month and the Servicer's efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month. That statement shall be accompanied by such other information as the Owner shall reasonably request.

            Section 2.20 Liquidation Reports.

            Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Owner pursuant to a deed in lieu of foreclosure, the Servicer shall submit to the Owner a liquidation report with respect to such Mortgaged Property.

            Section 2.21 Reports of Foreclosures and Abandonments of Mortgaged Property.

            Following the foreclosure sale or abandonment of any Mortgaged Property, the Servicer shall report such foreclosure or abandonment as required pursuant to Section 6050J of the Code.

            Section 2.22 Notification of Adjustments.

            With respect to each Adjustable Rate Mortgage Loan, the Servicer shall adjust the Mortgage Interest Rate on the related Interest Rate Adjustment Date in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. The Servicer shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. The Servicer shall promptly upon written request thereof, deliver to the Owner such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments. Upon the discovery by the Servicer, or the Owner that the Servicer has failed to adjust a Mortgage Interest Rate or a Monthly Payment pursuant to the terms of the related Mortgage Note and Mortgage, .the Servicer shall (a) immediately deposit in the Custodial Account from its own funds the amount of any interest loss caused by the Owner thereby, or (b) withdraw from the Custodial Account the amount of any interest overage previously passed through to the Purchaser..

            Section 2.23 Fair Credit Reporting.

            The Servicer, with respect to each Mortgage Loan, shall fully furnish, in accordance with the Fair Credit Reporting Act of 1970, as amended, and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (or successors to such credit repositories), on a monthly basis.

            Section 2.24 Compliance With REMIC Provisions.

            If the Servicer has received written notice from the Owner that a REMIC election has been made with respect to the arrangement under which any Mortgage Loans and REO Property are held, the Servicer shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC provisions, if taken or not taken, as the case may be, could (i) endanger the status of the REMIC as a REMIC, or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on "contributions" to a REMIC set forth in Section 860G(d) of the Code) unless the Servicer has received an opinion of counsel satisfactory to the Owner and any Guarantor, in its reasonable discretion (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.

            Section 2.25 Maintenance of PMI Policy; Claims.

            The Servicer will maintain in full force and effect (a) Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage was required at the time the loan was originated irrespective of the Mortgagor's faithful performance in the payment of the same and (b) LPMI Policies with respect to each Mortgage Loan which has an LPMI Policy. Such coverage will be maintained until the ratio of the current outstanding principal balance of the related Mortgage Loan to the Appraised Value of the related Mortgaged Property, based on the most recent appraisal of the Mortgaged Property performed by a qualified appraiser, such appraisal to be included in the Servicing File, is reduced to an amount as permitted in the Fannie Mae Guide or applicable law. The Servicer will not cancel or refuse to renew any Primary Mortgage Insurance Policy that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy or LPMI Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Servicer shall not take any action which would result in noncoverage under any applicable Primary Mortgage Insurance Policy or LPMI Policy of any loss which, but for the actions of the Servicer would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Servicer shall promptly notify the insurer under the related Primary Mortgage Insurance Policy or LPMI Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy or LPMI Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Servicer shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

            In connection with its activities as servicer, the Servicer agrees to prepare and present, on behalf of itself and the Owner, claims to the insurer under any Private Mortgage Insurance Policy or LPMI Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy or LPMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any PMI Policy respecting a defaulted Mortgage Loan. Pursuant to
Section 2.04, any amounts collected by the Servicer under any PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 2.06.

                                   ARTICLE III

                                PAYMENTS TO OWNER

            Section 3.01 Remittances.

            On each Remittance Date the Servicer shall remit by wire transfer of immediately available funds to the Owner (a) all amounts deposited in the Custodial Account as of the close of business on the preceding Business Day (net of charges against or withdrawals from the Custodial Account pursuant to Section
2.07 with respect to such Remittance Date), plus (b) all amounts, if any, which the Servicer is obligated to distribute pursuant to Section 3.04 with respect to such Remittance Date, together with any Prepayment Interest Shortfalls, minus
(c) any amounts attributable to Principal Prepayments received after the applicable Principal Prepayment Period, which amounts shall be remitted on the following Remittance Date, and minus any amounts attributable to Monthly Payments collected but due on a Due Date or Due Dates subsequent to the first day of the month of the Remittance Date, which amounts shall be remitted on the following Remittance Date, together with any Monthly Advances.

            With respect to any funds remitted to the Owner after the Business Day on which such deposit was required to be made, the Servicer shall pay to the Owner interest on any such late payment accrued from the Remittance Date to (and including) the date on which such remittance is actually received by the Owner at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be deposited in the Custodial Account by the Servicer on the date such late payment is made and shall cover the period commencing with the Remittance Date on which such payment was due and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with the distribution payable on the next succeeding Remittance Date. The payment by the Servicer of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Servicer.

            Section 3.02 Statements to Owner.

            On or before each Remittance Advice Date, the Servicer shall provide to the Owner (or its designee) a computer tape or electronically transmitted data file in Excel format (or such other mutually agreeable format) setting forth the information contained in Exhibit 1 hereto (the "Monthly Remittance Advice").

            In addition, not more than 60 days after the end of each calendar year, the Servicer shall furnish to each Person who was an Owner at any time during such calendar year an annual statement as to the aggregate of remittances for the applicable portion of such year. In addition, the Servicer shall provide the Owner with such information concerning the Mortgage Loans as is necessary for the Owner to prepare its federal income tax return as the Owner may reasonably request from time to time and which is reasonably available to the Servicer.

            On the Remittance Advice Date of each month (the "Data File Delivery Date") commencing in the month after the initial Sale Date, the Servicer shall deliver to the Owner a data file in ".csv" format incorporating the fields set forth in the data file layout in substantial compliance with the form set forth on Exhibit 10 hereto (the "Data File").

            Section 3.03 Advances by the Servicer.

            Except as otherwise provided herein, the Servicer shall be entitled to first priority reimbursement pursuant to Section 2.07 hereof for Monthly Advances and Servicing Advances from recoveries from the related Mortgagor or from all Liquidation Proceeds and other payments or recoveries (including Insurance Proceeds and Condemnation Proceeds) with respect to the related Mortgage Loan.

            Section 3.04 Monthly Advances by the Servicer.

            On the Business Day immediately preceding each Remittance Date, the Servicer shall deposit in the Custodial Account from its own funds or from amounts held for future distribution an amount equal to all Monthly Payments (with interest adjusted to a rate equal to the excess of the mortgage rate specified in the Mortgage Note over the rate of the Servicing Fee) which were due on the Mortgage Loans during the applicable Due Period and which were delinquent at the close of business on the Business Day immediately preceding such Remittance Date. Any amounts held for future distribution and so used shall be replaced by the Servicer by deposit in the Custodial Account on or before any future Remittance Date if funds in the Custodial Account on such Remittance Date shall be less than payments to the Servicer required to be made on such Remittance Date. Following a Pass-Through Transfer, the Guarantor, in its reasonable judgment, shall have the right to require the Servicer to remit, from its own funds, to the Custodial Account an amount equal to all advances previously made with respect to the Reconstituted Mortgage Loans out of funds held in the Custodial Account and not previously repaid from collections on the Reconstituted Mortgage Loans, and in such event, the Servicer shall thereafter remit all advances with respect to the Reconstituted Mortgage Loans from its own funds. In no event shall the preceding sentence be construed as limiting the Servicer's right to (i) pass through late collections on the Mortgages related to the Reconstituted Mortgage Loans in lieu of making advances or (ii) reimburse itself for such advances from late collections on such Mortgages. Subject to the provisions of Section 2.04, the Servicer's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the earlier of: (i) the last Remittance Date prior to the Remittance Date for the distribution of all Liquidation Proceeds and other payments or recoveries (including Insurance Proceeds and Condemnation Proceeds) with respect to the Mortgage Loan and (ii) the Remittance Date prior to the date the Mortgage Loan is converted to REO Property; provided, however, that such obligation shall cease if the Servicer determines, in its sole reasonable opinion, that advances with respect to such Mortgage Loan are Non-Recoverable Advances.

                                   ARTICLE IV

                          GENERAL SERVICING PROCEDURES

            Section 4.01 Transfers of Mortgaged Property.

            The Servicer shall be required to enforce any "due-on-sale" provision contained in any Mortgage or Mortgage Note and to deny assumption by the person to whom the Mortgaged Property has been or is about to be sold whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains liable on the Mortgage and the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, the Servicer shall, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the "due-on-sale" clause applicable thereto, provided, however, that the Servicer shall not exercise such rights if prohibited by law from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related PMI Policy, if any.

            If the Servicer reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Servicer, shall, to the extent permitted by applicable law, enter into (i) an assumption and modification agreement with the person to whom such property has been conveyed, pursuant to which such person becomes liable under the Mortgage Note and the original Mortgagor remains liable thereon or (ii) in the event the Servicer is unable under applicable law to require that the original Mortgagor remain liable under the Mortgage Note and the Servicer has the prior consent of the primary mortgage guarantee insurer, a substitution of liability agreement with the purchaser of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note. If an assumption fee is collected by the Servicer for entering into an assumption agreement, such fee will be retained by the Servicer as additional servicing compensation. In connection with any such assumption, neither the Mortgage Interest Rate borne by the related Mortgage Note, the term of the Mortgage Loan nor the outstanding principal amount of the Mortgage Loan shall be changed.

            To the extent that any Mortgage Loan is assumable, the Servicer shall inquire diligently into the creditworthiness of the proposed transferee, and shall follow Accepted Servicing Practices including but not limited to the Servicer conducting a review of the credit and financial capacity of the individual receiving the property, and may approve the assumption if it believes the recipient is capable of assuming the mortgage obligations. If the credit of the proposed transferee does not satisfy the relevant underwriting criteria and the transfer of ownership actually occurs, the Servicer diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan.

            Section 4.02 Satisfaction of Mortgages and Release of Mortgage
Files.

            Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Servicer shall notify the Owner in the Monthly Remittance Advice as provided in Section 3.02, and may request the release of any Mortgage Loan Documents from the Owner or its designee in accordance with this Section 4.02 hereof. The Servicer shall obtain discharge of the related Mortgage Loan as of record within any related time limit required by applicable law; provided that the Owner has provided, or caused to be provided, all necessary documents requested by the Servicer.

            If the Servicer satisfies or releases a Mortgage without first having obtained payment in full of the indebtedness secured by the Mortgage (or such lesser amount in connection with a discounted payoff accepted by the Servicer with respect to a defaulted Mortgage Loan) or should the Servicer otherwise prejudice any rights the Owner may have under the mortgage instruments, upon written demand of the Owner, the Servicer shall purchase the related Mortgage Loan at the Repurchase Price by deposit thereof in the Custodial Account within 5 Business Days of receipt of such demand by the Owner or such longer period if the Servicer is able to reasonably demonstrate that it will be able to cause the amount of the unpaid indebtedness to be reinstated and secured under the related Mortgage. The Servicer shall maintain the Fidelity Bond and Errors and Omissions Insurance Policy as provided for in Section 2.14 insuring the Servicer against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

            Section 4.03 Servicing Compensation.

            As consideration for servicing the Mortgage Loans following the related Sale Date, the Servicer shall be entitled to retain the applicable Servicing Fee from payments on the Mortgage Loans or to withdraw the applicable Servicing Fee with respect to each Mortgage Loan from the Custodial Account pursuant to Section 2.07 hereof.

            Additional servicing compensation in the form of Ancillary Income shall be retained by the Servicer to the extent not required to be deposited in the Custodial Account. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement thereof except as specifically provided for herein.

            Section 4.04 Annual Statement as to Compliance.

            So long as any Mortgage Loans are being serviced hereunder, or were serviced hereunder during the prior calendar year, the Servicer shall deliver to the Owner, on or before March 15th of each year, and on the related Transfer Date, an Officer's Certificate, stating that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement has been made under such officer's supervision, and (ii) the Servicer has complied fully with the provisions of Article II and Article IV, and (iii) to the best of such officer's knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the action being taken by the Servicer to cure such default.

            Section 4.05 Annual Independent Public Accountants' Servicing
Report.

            So long as any Mortgage Loans are being serviced hereunder, or were serviced hereunder during the prior calendar year, on or before March 15th of each year, the Servicer, at its expense, shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to each Owner to the effect that such firm has examined certain documents and records relating to the servicing of the Mortgage Loans and this Agreement and that such firm is of the opinion that the provisions of Article II and Article III have been complied with, and that, on the basis of such examination conducted substantially in compliance with the Single Audit Program for Mortgage Bankers, nothing has come to their attention which would indicate that such servicing has not been conducted in compliance therewith, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement.

            Section 4.06 Right to Examine the Servicer Records.

            The Owner, or its designee, and, following any Pass-Through Transfer, the Guarantor, or its designee, shall have the right to examine and audit any and all of the books, records, or other information of the Servicer, whether held by the Servicer or by another on its behalf, with respect to or concerning this Agreement or, in the case of the Owner, the Mortgage Loans, and, in the case of the Guarantor, the Reconstituted Mortgage Loans, during business hours or at such other times as may be reasonable under applicable circumstances, upon reasonable advance notice; provided, however, in the event the Owner or the Guarantor, as applicable, have a reasonable good faith belief that the books and records of the Servicer concerning this Agreement or, in the case of the Owner, the Mortgage Loans and, in the case of the Guarantor, the Reconstituted Mortgage Loans, are not being maintained in accordance with generally accepted accounting procedures or Accepted Servicing Practices, the Owner and the Guarantor may request additional opportunities to examine the Servicer's books and records. Each of the Owner and the Guarantor shall pay its own travel expenses associated with such examination with respect to the Mortgage Loans.

            Section 4.07 Compliance with Gramm-Leach-Bliley Act of 1999.

            With respect to each Mortgage Loan and the related Mortgagor, the Servicer shall as required comply with Title V of the Gramm-Leach-Bliley Act of 1999 and all applicable regulations promulgated thereunder, and shall provide all notices required of the Servicer thereunder.

                                    ARTICLE V

                              SERVICER TO COOPERATE

            Section 5.01 Provision of Information.

            During the term of this Agreement, the Servicer shall furnish to the Owner all reports required hereunder, including those set forth on Exhibit 10 hereto, and such other periodic, special, or other reports or information, whether or not provided for herein, as shall be reasonably requested by the Owner or the purposes of this Agreement to the extent such reports or information are readily accessible to the Servicer without undue expense. All such reports or information shall be provided by and in accordance with all reasonable instructions and directions which the Owner may give.

            The Servicer shall execute and deliver all such instruments and take all such action as the Owner may reasonably request from time to time, in order to effectuate the purposes and to carry out the terms of this Agreement.

            Section 5.02 Financial Statements; Servicing Facilities.

            In connection with marketing the Mortgage Loans or a proposed Reconstitution, the Owner may make available to a prospective purchaser audited financial statements of the consolidated group that includes the Servicer for the most recently completed three fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two fiscal years covered by any Consolidated Statement of Operations; provided that this requirement shall not apply for any year in which the Servicer's financial statements are consolidated into those of a corporation subject to the periodic reporting requirements of the Securities Act of 1934. The Servicer also shall make available any comparable interim statements to the extent any such statements have been prepared by or on behalf of the corporate group that includes the Servicer (and are available upon request to members or stockholders of the corporate group that includes the Servicer or to the public at large). The Servicer shall furnish promptly to the Owner or a prospective purchaser copies of the statements specified above.

            The Servicer shall make available to the Owner or any prospective Owner a knowledgeable financial or accounting officer for the purpose of answering questions respecting recent developments affecting the Servicer or the financial statements of the corporate group that includes the Servicer, and to permit any prospective purchaser to inspect the Servicer's servicing facilities for the purpose of satisfying such prospective purchaser that the Servicer has the ability to service the Mortgage Loans as provided in this Agreement.

                                   ARTICLE VI

                                   TERMINATION

            Section 6.01 Termination.

            (a) This Agreement shall terminate upon any of: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of any REO Property with respect to the last Mortgage Loan and the remittance of all funds due hereunder; or (ii) mutual consent of the Servicer, the Owner and the Guarantor (with respect to the Reconstituted Mortgage Loans only) in writing; or (iii) with respect to each pool of Mortgage Loans, as set forth in the related Commitment Letter or (iv) termination pursuant to the terms of this Section 6.01 or Section 11.01.

            (b) The Owner may terminate, at its sole option, the Agreement with respect to some or all of the Mortgage Loans or REO Property, without cause. The Owner shall use its best efforts to provide written notice of such termination to the Servicer by registered mail at least 30 days prior to the effective date of termination; provided that in no event shall the Owner provide such notice less than 20 days prior to the effective date of such termination. In the event the Owner terminates the Servicer without cause with respect to some or all of the Mortgage Loans, the Owner shall be required to pay to the Servicer the applicable Termination Fee, all related costs and expenses of transfer (including, but not limited to, costs and expenses associated with (i) preparing, delivering and/or recording assignments, to the extent not previously reimbursed to the Servicer by the Owner, or (ii) effecting beneficiary name changes on Mortgage Loans registered with MERS, each as applicable) and amounts due under Section 6.02(b).

            (c) The Servicer may terminate this Agreement upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Servicer. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Owner. No such resignation shall become effective until a successor shall have assumed the Servicer's responsibilities and obligations hereunder in the manner provided in Section 6.02.

            Section 6.02 Transfer Procedures.

            In the event the Servicer is replaced pursuant to the terms of this Agreement, the Servicer agrees to cooperate reasonably with the Owner and with any party designated as the successor servicer or subservicer in transferring the servicing to such successor servicer. In addition, the Servicer shall be responsible for notifying the related Mortgagors of any transfer of servicing in accordance with the requirements of the Real Estate Settlement Procedure Act and the Cranston Gonzalez National Affordable Housing Act of 1990. On or before the date upon which servicing is transferred from the Servicer to any successor servicer (the "Transfer Date"), the Servicer shall prepare, execute and deliver to the successor servicer any and all documents and other instruments, place in such successor's possession all Mortgage Loan Documents in the possession of the Servicer which are necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer and endorsement or assignment of the related Mortgage Loans and related documents. The Servicer shall reasonably cooperate with the Owner and such successor in effecting the termination of the Servicer's responsibilities and rights hereunder.

            On the related Transfer Date, the Servicer shall comply with all of the provisions of this Agreement to effect a complete transfer of the servicing with respect to the related Mortgage Loans. Except as otherwise provided in this Agreement, on the related Transfer Date for each related Mortgage Loan, this Agreement, except for Articles VI, VIII and X and Sections 13.01, 13.06, 13.12 and 13.13 which shall survive the related Transfer Date, shall terminate with respect to such Mortgage Loan.

            (a) Mortgage Loans in Foreclosure. The servicing with respect to Mortgage Loans in foreclosure on or before the related Transfer Date shall not be transferred from the Servicer to the Owner or the successor servicer, as the case may be, and such Mortgage Loans shall continue to be serviced by the Servicer pursuant to the terms of this Agreement. However, if the Owner so elects, the Owner may waive the provisions of this paragraph (a) and accept transfer of servicing of such Mortgage Loans and all amounts received by the Servicer thereunder.

            (b) Advances. Subject to the limitations set forth in the definition of "Nonrecoverable Advances", the Servicer shall be entitled to be reimbursed for all unreimbursed Servicing Advances and Monthly Advances and any other advances made by the Servicer pursuant to this Agreement with respect to any Mortgage Loan on the related Transfer Date, but only if the servicer after the related Transfer Date is not the Servicer or an Affiliate. In addition, the Owner shall cause the Servicer to be reimbursed for any accrued and unpaid Servicing Fees and for any trailing expenses representing Servicing Advances or Monthly Advances for which invoices are received by the Servicer after the Transfer Date; provided, that the Owner shall not be liable for any amounts pursuant to this paragraph unless the Servicer has requested reimbursement and delivered appropriate evidence of such reimbursable expense on or prior to the date which is ninety days after the Transfer Date.

                                   ARTICLE VII

                                BOOKS AND RECORDS

            Section 7.01 Possession of Servicing Files Prior to the related Transfer Date.

            Prior to the related Transfer Date, the contents of each Servicing File, to the extent the Mortgage Loan Documents have been received by the Servicer, are and shall be held in trust by the Servicer for the benefit of the Owner as the owner thereof. The Servicer shall maintain in the Servicing File a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Owner. The possession of the Servicing File by the Servicer is at the will of the Owner for the sole purpose of servicing the related Mortgage Loan, pursuant to this Agreement, and such retention and possession by the Servicer is in its capacity as the Servicer only and at the election of the Owner; provided that the Servicer may keep copies of any records it deems necessary for compliance with any state or federal record retention requirements or as it deems advisable for use in defending any litigation, action or claim. The Servicer shall release its custody of the contents of any Servicing File only in accordance with written instructions from the Owner, unless such release is required as incidental to the Servicer's servicing of the Mortgage Loans pursuant to this Agreement.

            The Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Owner. In particular, the Servicer shall maintain in its possession, available for inspection by the Owner or its designee, and shall deliver to the Owner or its designee upon demand, evidence of compliance with this Agreement, with all federal, state and local laws, rules and regulations, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by Fannie Mae and periodic inspection reports as required by Section 2.15. To the extent that original documents (other than documents evidencing the Mortgage Loans) are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Servicer may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Servicer complies with the requirements of the Fannie Mae Guide and Freddie Mac Guide.

            The Servicer shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Servicer shall note transfers of Mortgage Loans. With respect to any assignment or transfer made by the Owner pursuant to Section 8.05 of this Agreement, upon receipt of notice of such assignment or transfer, the Servicer shall cause its books and records to reflect the ownership of the Mortgage Loans of such assignee, and shall release the previous Owner from its obligations hereunder with respect to the Mortgage Loans sold or transferred arising following the date of such sale or transfer. For the purposes of this Agreement, the Servicer shall be under no obligation to deal with any person with respect to this Agreement or the Mortgage Loans unless the books and records show such person as the owner of the Mortgage Loan; provided, however, that with respect to the Reconstituted Mortgage Loans, the Servicer is obligated to deal with the Guarantor.

                                  ARTICLE VIII

                         INDEMNIFICATION AND ASSIGNMENT

            Section 8.01 Indemnification; Third Party Claims.

            (a) The Servicer shall indemnify and hold harmless the Owner (including prior Owners) (and if the Mortgage Loans are securitized, Goldman Sachs & Co., GS Mortgage Securities Corp., the trustee, in its capacity as trustee for the trust issuing the securities backed by the Mortgage Loans, and the entity, if any, acting in the capacity of a master servicer in connection with any securitization) and its officers, directors, employees and agents and any successor servicer and its directors, officers, employees and agents (the "Indemnified Parties"), and, if a Pass-Through Transfer occurs, the Guarantor against any and all claims, losses, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Parties incur as a result of (i) the failure of the Servicer to perform its duties, obligations, covenants and agreements and service the Mortgage Loans in strict compliance with the terms of this Agreement or (ii) a breach of any of the Servicer's representations and warranties set forth in Article IX hereof. The Servicer shall immediately notify Owner if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, and the Servicer shall assume (with the written consent of Owner) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against the Servicer or the Indemnified Parties in respect of such claim. The Servicer shall provide Owner with a written report of all expenses and advances incurred by the Servicer pursuant to this Section 8.01 and Owner shall promptly reimburse the Servicer for all amounts advanced by it pursuant to the preceding sentence except when the claim in any way relates to the Servicer's failure to service and administer the Mortgage Loans in strict compliance with the terms of this Agreement or for which the Indemnified Parties are indemnified hereunder. Notwithstanding anything to the contrary in this Agreement, in the event that Owner or its designee becomes record owner of any Mortgaged Property, the Servicer shall not be deemed to have failed to perform its obligations hereunder where it fails to act in response to any notice delivered to the record holder of the Mortgaged Property if (i) statutory notice was not delivered to the Servicer, (ii) the Servicer had no actual knowledge of the situation surrounding such notice and (iii) the Servicer's inaction was due entirely to the Servicer's lack of receipt of such notice.

            Section 8.02 Limitation on Liability of the Servicer and Others.

            The Servicer and any director, officer, employee or agent of the Servicer may rely on any document of any kind which it in good faith reasonably believes to be genuine and to have been adopted or signed by the proper authorities respecting any matters arising hereunder. Subject to the terms of
Section 8.01, the Servicer shall have no obligation to appear with respect to, prosecute or defend any legal action which is not incidental to the Servicer's duty to service the Mortgage Loans in accordance with this Agreement.

            Section 8.03 Limitation on Assignment and Resignation by the
Servicer.

            The Servicer shall not assign this Agreement nor resign from the obligations and duties hereby imposed on it except by mutual consent of the Servicer and the Owner or upon the determination that the Servicer's duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Servicer as evidenced by an Opinion of Counsel delivered to the Owner.

            Section 8.04 Assignment by Owner.

            No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. The Owner shall have the right to assign its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any Person to exercise any rights of the Owner hereunder; provided that (a) Owner and such Person execute an Assignment and Assumption Agreement substantially in the form of Exhibit 11 and such agreement is delivered to the Servicer and (b) the Owner provides the Servicer with written notice of the transfer 30 days prior to the effective date of such transfer.

            Upon such assignment of rights and assumption of obligations, the assignee or designee shall accede to the rights and obligations hereunder of the Owner with respect to such Mortgage Loans and the Owner as assignor shall be released from all obligations hereunder with respect to such Mortgage Loans from and after the date of such assignment and assumption. All references to the Owner in this Agreement shall be deemed to include its permitted assignee or designee.

            Section 8.05 Merger or Consolidation of the Servicer.

            Any Person into which the Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to all or substantially all of the business of the Servicer (whether or not related to loan servicing), shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the Servicer shall not, without the prior written approval of the Owner, be a party to any such merger, conversion or consolidation, or sell or otherwise dispose of all or substantially all of its business or assets if, (i) as a result of such merger, conversion or consolidation, sale or other disposition, an Event of Default under Section 11.01 hereof would exist with respect to such successor servicer, (ii) such successor is not an FNMA and FHLMC-approved servicer in good standing, (iii) such successor is not an institution whose deposits are insured by FDIC or a company whose business includes the servicing of mortgage loans and which has a tangible net worth of $25,000,000 or greater or (iv) such successor has a residential primary servicer rating for servicing of mortgage loans issued by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., Fitch, Inc. or Moody's Investors Service, Inc. below "average" or its equivalent. The Servicer shall give 60 days' prior written notice to the Owner of any such merger, conversion, consolidation, sale or other disposition to which the Servicer proposes to be a party. In the event that any successor entity to the Servicer fails to meet the requirements set forth in the immediately preceding sentence and the Owner does not consent to such successor becoming the servicer hereunder, the Owner shall have the right to terminate this Agreement with respect to the Servicer and any such successor upon notice given as set forth in Section 11.01 hereof, without any payment of any penalty or damages and without any liability whatsoever to the Servicer or any third party.

                                   ARTICLE IX

                   REPRESENTATIONS AND WARRANTIES OF SERVICER

            As of each Sale Date, the Servicer warrants and represents to, and covenants and agrees with, the Owner as follows:

            Section 9.01 Due Organization and Authority.

            The Servicer is a New York State Chartered Corporation duly organized, validly existing and in good standing under the laws of the State of New York as now being conducted and is licensed, qualified and in good standing in each state where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Servicer, and in any event the Servicer is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan in accordance with the terms of this Agreement. The Servicer has the power and authority to make, execute, deliver and perform this Agreement, and perform all of the transactions contemplated to be performed by it under this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of the Servicer enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the availability of equitable remedies.

            Section 9.02 Ordinary Course of Business.

            The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Servicer.

            Section 9.03 No Violation.

            The execution, delivery and performance of this Agreement by the Servicer will not violate any provision of any existing law or regulation or any order or decree of any court applicable to the Servicer, except for violations that will not adversely affect the Servicer's ability to perform its obligations under this Agreement or the certificate of incorporation of the Servicer, or constitute a material breach of any mortgage, indenture, contract or other agreement to which the Servicer is a party or by which the Servicer may be bound.

            Section 9.04 Ability to Service.

            The Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Servicer is in good standing to enforce and service mortgage loans in the jurisdiction wherein the Mortgaged Properties are located.

            Section 9.05 Ability to Perform.

            The Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement.

            Section 9.06 Litigation.

            No litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending or to the knowledge of the Servicer threatened, against the Servicer or with respect to this Agreement, which if adversely determined would have a material adverse effect on the transactions contemplated by this Agreement.

            Section 9.07 No Consent Required.

            The Servicer is not required to obtain the consent of any other party or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except such as have been obtained or made or as to which the failure to obtain or make will not materially adversely affect the ability of the Servicer to perform all obligations hereunder.

                                    ARTICLE X

                     REPRESENTATIONS AND WARRANTIES OF OWNER

            As of each Sale Date, the Owner warrants and represents to, and covenants and agrees with, the Servicer as follows:

            Section 10.01 Organization and Good Standing; Licensing.

            The Owner is a New York limited partnership duly organized, validly existing and has the power and authority to own its assets and to transact the business in which it is currently engaged.

            Section 10.02 Authorization; Binding Obligations.

            The Owner has the power and authority to make, execute, deliver and perform this Agreement, and perform all of the transactions contemplated to be performed by it under this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of the Owner enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the availability of equitable remedies.

            Section 10.03 No Consent Required.

            The Owner is not required to obtain the consent of any other party or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except such as have been obtained or made or as to which the failure to obtain or make will not materially adversely affect the ability of the Owner to perform all obligations hereunder.

            Section 10.04 No Violations.

            The execution, delivery and performance of this Agreement by the Owner will not violate any provision of any existing law or regulation or any order or decree of any court applicable to the Owner, except for violations that will not adversely affect the Owner's ability to perform its obligations under this Agreement or the organizational documents of the Owner, or constitute a material breach of any mortgage, indenture, contract or other agreement to which the Owner is a party or by which the Owner may be bound.

            Section 10.05 Litigation.

            No litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending or to the knowledge of the Owner threatened, against the Owner or with respect to this Agreement, which if adversely determined would have a material adverse effect on the transactions contemplated by this Agreement.

            Section 10.06 Good Title.

            The Owner is the sole holder of the Servicing Rights in respect of each Mortgage Loan and has good and marketable title to and has the right to assign and transfer the Servicing Rights, and to assign, transfer and deliver the Servicing Rights as contemplated by this Agreement free and clear of any and all claims, charges, defenses, security interests, liens, offsets and encumbrances. The sale, transfer and assignment of the Servicing Rights by the Owner are valid and enforceable and will effectively vest in the Servicer good title to the Servicing Rights, free and clear of any and all liens, claims and encumbrances.

            Section 10.07 Compliance with Law.

      The Owner has complied in all material respects with all applicable laws, the violation of which would be reasonably likely to materially and adversely affect the Servicing Rights, or delay the consummation of the transactions contemplated hereby.

            Section 10.08 Indemnification by the Owner.

      The Owner shall defend and indemnify the Servicer and hold it harmless against any losses, damages, penalties, fines, forfeitures, judgments and any related costs including, without limitation, reasonable and necessary legal fees, resulting from any claim, demand, defense or liability based upon or arising out of any assertion based on, grounded upon or resulting from a breach of any of the Owner's representations and warranties contained in this Article
X. In addition to the obligations of the Owner set forth in this Article X, the Servicer may pursue any and all remedies otherwise available at law or in equity, including, but not limited to, the right to seek damages.

            Section 10.09 Representations and Warranties.

      The Owner and the Servicer hereby acknowledge that, pursuant to each Servicer Acknowledgement, the related Underlying Seller shall acknowledge that the Servicer is the "Successor Servicer" under the related Underlying Agreement(s), copies of which shall be attached to the related Commitment Letter. The Owner hereby restates for the benefit of the Servicer the representations and warranties relating to the Mortgage Loans made by the related Underlying Seller to the Owner in the related Underlying Agreements; provided, however, that the Servicer shall only be entitled to pursue against the Owner the remedies for a breach of any such representation and warranty to the extent that the Servicer, as Successor Servicer, shall have first used commercially reasonable efforts, exclusive of bringing legal action against the Underlying Seller, to secure the Underlying Seller's cooperation and compliance in curing, to Servicer's reasonable satisfaction, any breach of a representation and warranty relating to a Mortgage Loan or Mortgage Loans.

                                   ARTICLE XI

                                     DEFAULT

            Section 11.01 Events of Default.

            The following shall constitute an Event of Default under this Agreement on the part of the Servicer:

            (a) any failure by the Servicer to remit to the Owner any payment required to be made under the terms of this Agreement which continues unremedied for a period of one Business Day after the date upon which notice of such failure is given to the Servicer, requiring the same to be remedied, shall have been given to the Servicer by the Owner; or

            (b) any failure by the Servicer to deliver (i) the annual statement of compliance required under Section 4.04, (ii) the annual independent public accountants' servicing report or attestation required under Section 4.05, (iii) the annual assessment of servicing compliance required under Section 4.08, or
(iv) the certification required under Section 13.13(a)(vii) in the form of
Exhibit 13, within 15 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Owner;

            (c) the failure by the Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer set forth in this Agreement or in the Custodial Agreement which continues unremedied for a period of 30 days after the date on which notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Owner (the date of delivery of such notice, the "Notice Date"); provided, however, that in the case of a failure that cannot be cured within thirty (30) days after the Notice Date, the cure period will be extended for a successive thirty (30) day period if the Servicer can demonstrate to the reasonable satisfaction of the Owner that the failure can be cured and the Servicer is diligently pursuing remedial action; provided, further, that if the failure cannot be cured within such successive thirty (30) day period, the cure period may be extended in the Owner's sole discretion for another successive thirty (30) day period; or

            (d) the failure by the Servicer in any month, to deliver to the Owner the Data File on the Data File Delivery Date and such failure continues uncured for more than 30 days;

            (e) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

            (f) the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property; or

            (g) the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

            (h) the Servicer fails to maintain its license to do business or service residential mortgage loans in any jurisdiction where the Mortgaged Properties are located; or

            (i) the Servicer ceases to meet the qualifications of a FNMA, Freddie Mac or GNMA servicer; or

            (j) the Servicer attempts to assign its right to servicing compensation hereunder or the Servicer attempts, without the consent of the Owner, to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof in a manner not permitted under this Agreement; or

            (k) the Servicer fails to maintain a tangible net worth of not less than $25,000,000.

            In each and every such case, so long as an Event of Default shall not have been remedied, in addition to whatsoever rights the Owner may have at law or equity to damages, including injunctive relief and specific performance, the Owner or, if applicable, the Guarantor, by notice in writing to the Servicer, may terminate without compensation all the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof.

            Upon receipt by the Servicer of such written notice, all authority and power of the Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 6.02. Upon written request from the Owner, the Servicer shall prepare, execute and deliver any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things reasonably necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Servicer's sole expense. The Servicer agrees to cooperate reasonably with the Owner and such successor in effecting the termination of the Servicer's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

            Section 11.02 Waiver of Defaults.

            The Owner or, if applicable, the Guarantor, may waive any default by the Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

                                   ARTICLE XII

                                    TRANSFER

            Section 12.01 Transfer Documents.

            The "Transfer Documents" for the Mortgage Loans to be serviced hereunder shall consist of fully executed originals of the following documents:

With respect to the initial Sale Date:

            1.    this Agreement;

            2. a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required hereunder, in the form of either Exhibit 2 or 3 hereto;

            3. an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required hereunder, in the form of either Exhibit 4 or 5 hereto;

            4. an Officer's Certificate, in the form of Exhibit 7 hereto, with respect to the Servicing Rights Purchaser, the Servicer and the Purchaser, including all attachments thereto; and

            5. an Opinion of Counsel to the Servicer (who may be an employee of the Servicer), in the form of Exhibit 6 hereto ("Opinion of Counsel to the Servicer"); and

            6.    a Power of Attorney in the form of Exhibit 12 hereto

With respect to each Sale Date:

            1.    An Acknowledgment Agreement, in the form of Exhibit 9 hereto;
                  and

            2.    A Mortgage Loan Schedule.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

            Section 13.01 Notices.

            All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered or certified mail, return receipt requested:

            (a)   If to Owner to:

                  Goldman Sachs Mortgage Company
                  85 Broad Street, 27th Floor
                  New York, New York 10004
                  Attention:  Christina Liepold

            With a Copy to:

                  General Counsel (at the above-stated address)

            (b)   If to the Servicer:

                  M&T Mortgage Corporation
                  One Fountain Plaza
                  Buffalo, NY  14203
                  Attention:  Kathryn Kwaizer
                  Telecopier No.:

            With a Copy to:

                  M&T Mortgage Corporation
                  One M&T Plaza
                  12th Floor
                  Buffalo, NY  14203
                  Attention:  General Counsel

            Section 13.02 Entire Agreement; Amendment.

            This Agreement, including all documents and exhibits incorporated by reference herein, constitutes the entire agreement between the parties with respect to servicing of the Mortgage Loans. This Agreement may be amended and any provision hereof waived, but, only in writing signed by the party against whom such enforcement is sought.

            Section 13.03 Execution; Binding Effect.

            This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.03, this Agreement shall inure to the benefit of and be binding upon the Servicer and the Owner and their respective permitted successors and assigns.

            Section 13.04 Headings.

            Headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

            Section 13.05 Duration of Agreement.

            This Agreement shall continue in existence and effect until terminated as herein provided.

            Section 13.06 Governing Law.

            This Agreement shall be construed in accordance with the laws of the State of New York, except to the extent preempted by Federal law, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            Section 13.07 Relationship of Parties.

            Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto. The duties and responsibilities of the Servicer shall be rendered by it as an independent contractor and not as an agent of the Owner. The Servicer shall have full control of all of its acts, doings, proceedings, relating to or requisite in connection with the discharge of its duties and responsibilities under this Agreement.

            Section 13.08 Severability of Provisions.

            If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such inability.

            Section 13.09 Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Servicer. The Servicer shall bear the costs of such recordation to the extent that it has been provided funds for such purpose by the Owner as set forth in the related Commitment Letter.

            Section 13.10 Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are integral parts of this Agreement.

            Section 13.11 Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            Section 13.12 No Solicitation.

            From and after the date hereof, the Servicer agrees that it will not take any action or permit or cause any action to be taken by any of its employees, agents or affiliates, or by any independent contractors acting on the Servicer's behalf, to target solicit in any manner whatsoever any Mortgagor to prepay or refinance a Mortgage Loan.

            Section 13.13 Cooperation of the Servicer with a Reconstitution.

            The Servicer and the Owner agree that with respect to some or all of the Mortgage Loans, the Owner may effect either:

                  (1)   one or more Whole Loan Transfers;

                  (2)   one or more Pass-Through Transfers.

            The Servicer shall reasonably cooperate with the Owner with respect to any Servicing Rights Package in connection with up to three (or such other number as may be reflected in the related Commitment Letter) Whole Loan Transfers or Pass-Through Transfers contemplated by the Owner pursuant to this
Section 13.13 with respect to the related Mortgage Loans.

            In connection with any Reconstitution in which the Owner and the Servicer have agreed that the Servicer shall act as the servicer in the Reconstitution, the Owner shall deliver any agreement (the "Reconstitution Agreement") or other document related to the Whole Loan Transfer or Pass Through Transfer to the Servicer at least 15 Business Days prior to such transfer. Such Reconstitution Agreement may, in the Owner's reasonable discretion, contain contractual provisions not set forth in this Agreement, including, but not limited to, (i) customary certificate payment delays, (ii) representations and warranties (dated as of the Reconstitution Date) of the Servicer conforming in all material respects to the representations and warranties in this Agreement, and (iii) such provisions with regard to servicing responsibilities, investor reporting, segregation and deposit of principal and interest payments, custody of the Mortgage Loans, and other provisions that conform to secondary market standards for mortgage-backed securities backed by mortgage loans similar to the Mortgage Loans or as may be required by one or more Rating Agencies. The Servicer shall promptly review such Reconstitution Agreement and/or related documents, and provided that such Reconstitution Agreement contains servicing provisions substantially similar to those herein or otherwise acceptable to the Servicer in its sole discretion, shall execute such Reconstitution Agreement and/or related documents. The Servicer's refusal to execute any Reconstitution Agreement or related documents may be based on any provision which materially
(a) increases the liability of the Servicer and/or (b) affects the Servicer's profitability from that contemplated in the applicable Commitment Letter. Any cooperation, from the Servicer in connection with any Whole Loan Transfer or Pass-Through Transfer contemplated by this Section shall include (a) delivery of a legal opinion relating to the Servicer; (b) the furnishing, at Owner's expense, to any Guarantor and the master servicer or trustee, as applicable, and/or Owner any and all publicly available information and appropriate verification of information which may be reasonably available to the Servicer, whether through letters of its auditors and counsel or otherwise, as Owner, the Guarantor, the trustee or a master servicer shall reasonably request as to the related Mortgage Loans; (c) with respect to any Mortgage Loans sold in a Pass-Through Transfer, the Servicer agrees that it will deliver on or before March 1st of each year beginning March 1, 2004, to the depositor, the master servicer (if any), the Guarantor (if any) and the trustee for the securitization trust in the Pass-Through Transfer, and their officers, directors and affiliates, a certification in the form attached as Exhibit 13 hereto, executed by the senior officer in charge of servicing at the Servicer for use in connection with any Form 10-K to be filed with the Securities and Exchange Commission with respect to the securitization trust and (d) the furnishing of information to the Owner, any Guarantor and the master servicer or trustee, as applicable, for use in an offering document for such Pass-Through Transfer, conforming to market standards for Pass-Through Transfers of this type, relating to the Servicer and its servicing practices and portfolio (the "Servicer Information"). The Servicer shall enter into a customary indemnification agreement pursuant to which it shall indemnify the Guarantor, the Owner, each Affiliate of the Owner participating in any such Reconstitution and each Person who controls the Owner or such Affiliate, and their respective present and former officers and directors, and hold each of them harmless from and against any losses, claims, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to the Servicer Information. The Owner shall enter into a customary indemnification agreement pursuant to which it shall indemnify the Servicer and each Person who controls the Servicer, and their respective present and former officers and directors, and hold each of them harmless from and against any losses, claims, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to information set forth in the offering document for such Pass-Through Transfer, other than the related Servicer Information.

            If requested by the Owner in connection with any Reconstitution, the Servicer and the Owner shall execute a letter agreement setting forth the indemnification obligations set forth in this Section 13.13. In the event that the Servicer is not the master servicer, servicer or sub-servicer with respect to a Reconstitution, any and all reasonable costs, fees and expenses incurred by the Servicer in connection with the foregoing shall be reimbursed by Owner after receipt by the Owner from the Servicer of an invoice therefor.

            All Mortgage Loans not sold or transferred pursuant to a Whole Loan Transfer or Pass-Through Transfer shall be subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

            The Owner and the Servicer hereby agree that prior to the effectiveness of Regulation AB, the parties shall enter into an amendment to this agreement in form and substance acceptable to the Owner and Servicer, providing for the additional Servicer reporting required under Regulation AB.



                        [SIGNATURES APPEAR ON NEXT PAGE]

            IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       GOLDMAN SACHS MORTGAGE
                                          COMPANY
                                          (Owner),

                                       By: Goldman Sachs Real Estate Funding
                                           Corp., its General Partner



                                       By:
                                          ------------------------------------
                                          Name:
                                               -------------------------------
                                          Title:
                                                ------------------------------

                                       M&T MORTGAGE CORPORATION
                                          (Servicer)



                                       By:
                                          ------------------------------------
                                          Name:
                                               -------------------------------
                                          Title:
                                                ------------------------------

                                    EXHIBIT 1

             INFORMATION TO BE INCLUDED IN MONTHLY REMITTANCE ADVICE

Loan number;
Servicer loan number;
Borrower name;
Scheduled payment amount;
Note interest rate;
Net rate;
Servicing fee rate;
New payment amount;
New loan rate;
ARM index rate;
Actual beginning balance;
Actual ending balance;
Next due date;
Curtailment amount 1;
Curtailment date 1;
Curtailment adjustment amount 1;
Curtailment amount 2;
Curtailment date 2;
Curtailment adjustment amount 2;
Curtailment amount 3;
Curtailment date 3;
Curtailment adjustment amount 3;
Scheduled beginning balance;
Scheduled ending balance;
Scheduled principal balance;
Scheduled net amount;
Liquidation amount;
PIF date;
Action code;
Principal adjustment date;
Interest adjustment date;
Prepayment Charge amount;
Soldier and sailor adjustment amount;
Non-adv loan amount; and
CAT.

                                    EXHIBIT 2

                         CUSTODIAL ACCOUNT CERTIFICATION

                                                                _______ __, 200_

            The Servicer hereby certifies that it has established the account described below as a Custodial Account pursuant to Section 2.08 of the Flow Servicing Rights Purchase and Servicing Agreement, dated as of August 22, 2005, Fixed and Adjustable Rate Alt-A Mortgage Loans. The parties hereto intend that the Custodial Account established hereby shall be a Special Deposit Account.

Title of Account:          M&T Mortgage Corporation, in trust for "Goldman
                           Sachs Mortgage Company, Fixed and Adjustable Rate
                           Alt-A Residential Mortgage Loans."
Account Number:            ______________________________
Address of office or branch
of the Servicer at
which Account is maintained:  ______________________________



                                       M&T MORTGAGE CORPORATION
                                       Servicer



                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________
                                       Date:__________________________________

                                    EXHIBIT 3

                       CUSTODIAL ACCOUNT LETTER AGREEMENT

                                                                _______ __, 200_

To:______________________________
   ______________________________
   ______________________________
   (the "Depository")

            As the Servicer under the Flow Servicing Rights Purchase and Servicing Agreement, dated as of August 22, 2005, Fixed and Adjustable Rate Alt-A Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 2.08 of the Agreement, to be designated "M&T Mortgage Corporation, as servicer, in trust for Goldman Sachs Mortgage Company" All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. You may refuse any deposit which would result in violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.


                                       M&T MORTGAGE CORPORATION
                                       Servicer



                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________
                                       Date:__________________________________

            The undersigned, as Depository, hereby certifies that the above described account has been established under Account Number __________, at the office of the Depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured by the Federal Deposit Insurance Corporation. The parties hereto intend that the Custodial Account established hereby shall be a Special Deposit Account.



                                          ______________________________________
                                                       Depository



                                          By:_________________________________
                                          Name:_______________________________
                                          Title:______________________________
                                          Date:_______________________________

                                    EXHIBIT 4

                          ESCROW ACCOUNT CERTIFICATION

                                                             _________ ___, 200_

            ________________________ hereby certifies that it has established the account described below as an Escrow Account pursuant to Section 2.10 of the Flow Servicing Rights Purchase and Servicing Agreement, dated as of August 22, 2005, Fixed and Adjustable Rate Alt-A Residential Mortgage Loans. The parties hereto intend that the Escrow Account established hereby shall be a Special Deposit Account.

Title of Account:             "M&T Mortgage Corporation, in trust for Owners of
                              Residential Fixed and Adjustable Rate Mortgage
                              Loans, and various Mortgagors."
Account Number:               _________________________
Address of office or branch
of the Servicer at
which Account is maintained:  _________________________



                                       _________________________________________


                                       _________________________________________


                                       _________________________________________



                                       M&T MORTGAGE CORPORATION
                                       Servicer



                                       By:
                                       Name:__________________________________
                                       Title:_________________________________

                                    EXHIBIT 5

                         ESCROW ACCOUNT LETTER AGREEMENT

                                                               _______ ___, 200_

To:________________________________

   ________________________________

   ________________________________
   (the "Depository")

            As the Servicer under the Flow Servicing Rights Purchase and Servicing Agreement, dated as of August 22, 2005, Fixed and Adjustable Rate Alt-A Residential Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section
2.10 of the Agreement, to be designated as "M&T Mortgage Corporation, in trust for the Owners of Residential Fixed and Adjustable Rate Mortgage Loans, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. You may refuse any deposit which would result in violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.


                                       M&T MORTGAGE CORPORATION
                                       Servicer


                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________
                                       Date:__________________________________

            The undersigned, as Depository, hereby certifies that the above described account has been established under Account Number ______, at the office of the Depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured by the Federal Deposit Insurance Corporation. The parties hereto intend that the Escrow Account established hereby shall be a Special Deposit Account.



                                              _________________________
                                                     Depository



                                          By:_________________________________

                                          Name:_______________________________

                                          Title:______________________________

                                          Date:_______________________________

                                    EXHIBIT 6
                        FORM OF OPINION OF COUNSEL TO THE
                                 SERVICER (DATE)

Goldman Sachs Mortgage Company
85 Broad Street
New York, New York 10004

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to M&T Mortgage Corporation (the "Company"), with respect to certain matters in connection with the Flow Servicing Rights Purchase and Servicing Agreement, dated as of August 22, 2005, among the Company and Goldman Sachs Mortgage Company (the "Owner") (the "Servicing Agreement"). Capitalized terms not otherwise defined herein have the meanings set forth in the Servicing Agreement.

            [We] [I] have examined the following documents:

1.    the Servicing Agreement; and

2. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company contained in the Servicing Agreement. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

3. The Company is a New York State Chartered Corporation duly organized, validly existing and in good standing under the laws of its state of New York and is qualified and in good standing in each state where a Mortgaged Property is located if the laws of such state require qualification in order to conduct business of the type conducted by the Servicer.

4. The Company has the power to engage in the transactions contemplated by the Servicing Agreement to which it is a party and all requisite power, authority and legal right to execute and deliver such Servicing Agreement and to perform and observe the terms and conditions of such Servicing Agreement.

5. The Servicing Agreement has been duly authorized, executed and delivered by the Company, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder.

6. The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Servicing Agreement by original [or facsimile] signature.

7. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Servicing Agreement or the consummation of the transactions contemplated by the Servicing Agreement or (ii) any required consent, approval, authorization or order has been obtained by the Company.

8. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Servicing Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

9. There is no action, suit, proceeding or investigation pending or threatened against the Company which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Servicing Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company to perform under the terms of the Servicing Agreement.

            This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.


                                       Very truly yours,




                                       _________________________________________
                                                       [Name]
                                             [Assistant] General Counsel

                                    EXHIBIT 7

                    FORM OF SERVICER'S OFFICER'S CERTIFICATE

            I, ____________________, hereby certify that I am the duly elected [Vice] President of M&T Mortgage Corporation, a New York State Chartered Corporation, organized under the laws of the state of New York (the "Company") and further as follows:

1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification.

2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification.

3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver the Flow Servicing Rights Purchase and Servicing Agreement, dated as of August 22, 2005, among the Company, and Goldman Sachs Mortgage Company (the "Owner"), (the "Servicing Agreement") and such resolutions are in effect on the date hereof.

5. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Servicing Agreement, and (b) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on
      Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.


Dated:                                 By:______________________________________
                                       Name:____________________________________
[Seal]                                 Title: [Vice] President

            I, ________________________, an [Assistant] Secretary of
[___________________________], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.


Dated:___________________________     By:______________________________
                                      Name:____________________________
[Seal]                                Title: [Assistant] Secretary

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

NAME                           TITLE                         SIGNATURE
----                           -----                         ----------

_________________________      ________________________      ________________________

_________________________      ________________________      ________________________

_________________________      ________________________      ________________________

_________________________      ________________________      ________________________

_________________________      ________________________      ________________________

_________________________      ________________________      ________________________

                                    EXHIBIT 8

                             MORTGAGE LOAN DOCUMENTS

            The following documents shall constitute the Mortgage Loan Documents with respect to each Mortgage Loan:

            (a) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _________, without recourse" and signed in the name of the last endorsee (the "Last Endorsee") by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the loan seller that state law so allows. If the Mortgage Loan was acquired by the loan seller in a merger, the endorsement must be by "[Last Endorsee], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the endorsement must be by "[Last Endorsee], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the loan seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the related Sale Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the loan seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the loan seller (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the loan seller; or
      (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Owner as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Owner. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the loan seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the loan seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignment from the Originator to the Last Endorsee with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the loan seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officers Certificate of the loan seller (or certified by the title company, escrow agent, or closing attorney) stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the loan seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company;

            (h) original powers of attorney, if applicable, or, if in connection with any Mortgage Loan, the loan seller cannot deliver or cause to be delivered the original power of attorney with evidence of recording thereon, if applicable, on or prior to the related Sale Date because of a delay caused by the public recording office, the loan seller shall deliver or cause to be delivered to the Custodian, a photocopy of such power of attorney, together with an Officer's Certificate of the loan seller (or certified by the title company, escrow agent, or closing attorney) stating that such power of attorney has been dispatched to the appropriate public recording office for recordation and that the original recorded power of attorney or a copy of such power of attorney certified by such public recording office to be a true and complete copy of the original recorded power of attorney will be promptly delivered to the Custodian upon receipt thereof by the loan seller;

            (i) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; and

            The following documents, together with the Mortgage Loan Documents, shall constitute the Mortgage File with respect to each Mortgage Loan:

            (a) The original hazard insurance policy and, if required by law, flood insurance policy.

            (b) Residential loan application.

            (c) Mortgage Loan closing statement.

            (d) Verification of employment and income except for Mortgage Loans originated under a Limited Documentation Program.

            (e) Verification of acceptable evidence of source and amount of downpayment.

            (f) Credit report on the Mortgagor.

            (g) Residential appraisal report, if available.

            (h) Photograph of the Mortgaged Property.

            (i) Survey of the Mortgaged Property, if any.

            (j) Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e., map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

            (k) All required disclosure statements.

            (l) If available, termite report, structural engineer's report, water potability and septic certification.

            (m) Sales contract, if applicable.

            (n) All processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

            (o) Amortization schedule, if applicable.

                                    EXHIBIT 9
                        FORM OF ACKNOWLEDGMENT AGREEMENT

      THIS ACKNOWLEDGMENT AGREEMENT ("Acknowledgement Agreement") entered into as of the Sale Date set forth below by and between GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership (the "Owner") and M&T MORTGAGE CORPORATION, a New York State Chartered Corporation (the "Servicer"), provides as follows:

      A. Purchase Agreement. Reference is made to the Flow Servicing Rights Purchase and Servicing Agreement dated as of August 22, 2005 (the "Servicing Rights Purchase Agreement"), which terms are expressly incorporated herein. All terms and conditions of this transaction shall be governed by the Servicing Rights Purchase Agreement and this Acknowledgment Agreement; provided, however, that in the event the terms of the Servicing Rights Purchase Agreement are inconsistent with the terms of this Acknowledgment Agreement, this Acknowledgment Agreement shall control.

      B. Defined Terms. The following terms as used in the Servicing Rights Purchase Agreement and this Acknowledgment Agreement shall have the meanings set forth below:

      1.    Sale Date: [Date]

      2.    Custodian: [Custodian]

      3.    Custodial Agreement: Custodial Agreement, dated as of
            [____________], by and between the Seller and the Custodian.

      4. Mortgage Loans: The residential mortgage loans identified on the Mortgage Loan Schedule attached as Schedule I to this Acknowledgment Agreement.

      5. Purchase Price: The "Purchase Price" for the Servicing Rights related to the Mortgage Loans shall equal to the product of (i) [________]% and (ii) the unpaid principal balance of the Mortgage Loans as of the Sale Date.

      6.    Underling Seller: [Name of underlying Seller]

      7.    Underlying Agreements: [Underlying MLPA and Interim Servicing
            Agreement]

      C. Agreement to Sell the Servicing Rights. Subject to the terms and provisions of the Servicing Rights Purchase Agreement and this Acknowledgment Agreement, the Owner hereby sells, assigns, conveys and sets over to the Servicer as of the Sale Date, without recourse, the Servicing Rights with respect to the Mortgage Loans. The Servicer hereby accepts the Servicing Rights and agrees to pay the Purchase Price for the Servicing Rights to the Owner.

      D. Acceptance of Servicing Responsibilities. The Servicer shall perform all servicing responsibilities with respect to the Mortgage Loans. The Servicer accepts such servicing responsibilities and agrees to service the Mortgage Loans in accordance with the Agreement.

      E. Payment Instructions. The Servicer shall pay the Purchase Price to the Owner pursuant to the following wiring instructions:

            Beneficiary Bank:         Citibank, NYC
            ABA Routing Number:       021000089
            Beneficiary Account Name: Goldman Sachs Mortgage Company
            Account Number:           40711421
            Reference:                [Purchase of Servicing Rights--Name of
                                      Underlying Seller and Sale Date]

      F. Limited Effect. Provisions of the Servicing Rights Purchase Agreement not expressly amended hereby shall remain in full force and effect without change or modification. Nothing contained herein shall be deemed to waive any rights, remedies or privileges of the Owner including, without limitation, the remedies accorded the Owner under Section 8.01.

      G. Applicable Law. THIS ACKNOWLEDGMENT AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES), EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW.

      H. Counterparts. This Acknowledgment Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed an original, and all such counterparts shall constitute one and the same instrument.

                   Remainder of Page Intentionally Left Blank

      IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the Sale Date.

                                          PURCHASER:

                                          GOLDMAN SACHS MORTGAGE COMPANY,

                                          By: Goldman Sachs Real Estate
                                              Funding Corp.,
                                              its General Partner

                                          By:___________________________________

                                          Name:_________________________________

                                          Title:________________________________





                                          SERVICER

                                          M&T MORTGAGE CORPORATION

                                          By:___________________________________

                                          Name:_________________________________

                                          Title:________________________________

                                   EXHIBIT 10

                             REPORTING REQUIREMENTS

(Pursuant to Section 3.02 of the Servicing Agreement, the Servicer shall deliver the information in this Exhibit 10 to the Owner on the Data Delivery Date in
                                  .csv format.)

LOAN NUMBER
INVESTOR ID
INVESTOR NAME
INVESTOR LOAN NUMBER
MORTGAGOR LAST NAME
MORTGAGOR FIRST NAME
NEXT PAYMENT DUE DATE
FIRST PRINCIPAL BALANCE
FIRST P AND I AMOUNT
T AND I MONTHLY AMOUNT
LOAN MATURES DATE
ANNUAL INTEREST RATE
RECOVER CORP ADVANCE BALANCE
THIRD PARTY RECOVERABLE CA BAL
NON REC CORP ADVANCE BALANCE
ESCROW BALANCE
ESCROW ADVANCE BALANCE
RESTRICTED ESCROW BALANCE
BAD CHECK TABLE
STATE
ZIP CODE
SERVICING TYPE
SENIOR LIEN AMOUNT
INTEREST PAID TO DATE
LAST PAYMENT DATE
DAYS PAST DUE_____
DELINQUENCY CONVENTION
NEXT PAYMENT RESET DATE
NEXT RATE RESET DATE
DELINQUENCY STATUS-T30
DELINQUENCY STATUS-T60
DELINQUENCY STATUS-T90
DELINQUENCY STATUS T120
RECENT PROPERTY VALUATION
RECENT PROPERTY VALUATION DATE
TOTAL MONTHLY PAYMENT PRINCIPAL
TOTAL MONTHLY PAYMENT INTEREST
TOTAL MONTHLY PAYMENT PENALTIES/FEES
TOTAL MONTHLY ESCROW PAYMENT
TOTAL MONTHLY PREPAYMENT AMOUNT
TOTAL PREPAYMENT PENALTIES
TOTAL MONTHLY PAYMENT
BKR STATUS CODE
CKR CHAPTER TYPE
BKR FILING DATE
BKR PREPETITION CONFIRM DATE
BKR PREPETITION CONF DATE
BKR POST PETITION DUE DATE
BKR REMOVAL DATE
BKR REMOVAL CODE
FC STATUS CODE
FC STOP CODE
FC STOP CODE DESCRIPTION
FC STATUS CODE CHANGE DATE
FC SALE DATE
FC SALE AMOUNT
LOSS MIT STATUS CODE
LOSS MIT SET UP DATE
LOSS MIT STAGE CODE
LOSS MIT TYPE CODE
LOSS MIT REMOVAL DATE
REO STATUS CODE
REO STAGE CODE
REO CMA AS IS VALUE
REO CMA COMPLETED DATE
REO EVICTION START DATE
REO EVICTION COMPLETED DATE
REO LISTING START DATE
REO LISTING PRICE AMOUNT
REO COMPLETED DATE
REO SALE PRICE AMOUNT
APPRAISAL DATE
PROPERTY VALUE AMOUNT
CONVEYANCE CONDITION
FHA PART A FILED
FHA PART A RECD
DEED SENT FOR RECORDING
TITLE APPROVAL
FHA PART B FILED
FHA PART B RECD
VA CLAIM FILED
LOAN_NBR
SERVICER LOAN_NBR
BORROWER_NAME
SCHED_PMT_AMT
NOTE_INT_RATE
SERV_FEE_RATE
NEW_PAY_AMT
NEW_LOAN_RATE
ARM_INDEX_RATE
ACTL_BEG_BAL
ACTL_END_BAL
NEXT_DUE_DATE
CURT_DATE_1
CURT_ADJ_AMT_1
CURT_AMT_2
CURT_DATE_2
CURT_ADJ_AMT_2
CURT_AMT_3
CURT_DATE_3
CURT_ADJ_AMT_3
SCHED_BEG_BAL
SECHED_END_BAL
SCHED_PRIN_AMT
SCHED_NET_INT
LIQ_AMT
PIF_DATE
ACTION_CODE
PRIN_ADJ_AMT
INT_ADJ_AMT
PREPAYMENT PENALTY AMT
SOLDIER_SAILOR ADJ AMT
NON ADV LOAN AMT
CAT
REMITTANCE
PAYMENT DATE
1 If Counts in Totals
SCHED_PMT_AMT
SCHED_BEG_BAL
SCHED_END_BAL
ACTL_BEG_BAL
ACTL_END_BAL

                                   EXHIBIT 11
                   FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT


      ASSIGNMENT AND ASSUMPTION AGREEMENT made this ___ day of ________, 200_ (this "Agreement"), among _____________________, as servicer (the
"Servicer"), _______________________, as assignee (the "Assignee"), and
_____________________, as assignor (the "Depositor") and as acknowledged by
_______________________, as master servicer (the "Master Servicer").

      WHEREAS, Goldman Sachs Mortgage Servicer (the "Assignor") and the Servicer have entered into the Flow Servicing Rights Purchase and Servicing Agreement dated as of ________, 200_ (the "Servicing Agreement") pursuant to which the Servicer sold certain mortgage loans listed on the Mortgage Loan Schedule attached as an exhibit to the Servicing Agreement;

      WHEREAS, the Assignor, the Depositor and the Servicer have entered into an Assignment, Assumption and Recognition Agreement dated as of ________, 200_ (the "GSMC Assignment Agreement"), pursuant to which the Assignor assigned its right title and interest in and to the Mortgage Loans and the Servicing Agreement to the Depositor;

      WHEREAS, the Assignee has agreed on certain terms and conditions to purchase from the Depositor certain mortgage loans (the "Mortgage Loans"), which Mortgage Loans are subject to the provisions of the Servicing Agreement and are listed on the mortgage loan schedule attached as Exhibit 1 hereto (the "Mortgage Loan Schedule"); and

      WHEREAS, pursuant to a Master Servicing and Trust Agreement, dated as of _______, 200_ (together with the _______ 200_ Edition of the Standard Terms thereto, the "Trust Agreement"), among _______________________, as depositor, Goldman Sachs Mortgage Servicer, as Assignor, _______________________, as master servicer (the "Master Servicer"), _______________________, as guarantor (the "Guarantor")_______________________, as Trustee (the "Trustee"), and
_______________________, as custodian (the "Custodian"), the Depositor will transfer the Mortgage Loans to the Trustee on behalf of the Assignee, together with the Depositor's rights in the Servicing Agreement.

      NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. Assignment and Assumption.

      The Depositor hereby assigns to the Assignee, as of the date hereof, all of its right, title and interest in and to the Mortgage Loans and the Servicing Agreement, to the extent relating to the Mortgage Loans, and the Assignee hereby assumes all of the Depositor's obligations under the Servicing Agreement, to the extent relating to the Mortgage Loans from and after ________, 200_; the Servicer hereby acknowledges such assignment and assumption and hereby agrees to the release of the Depositor from any obligations under the Servicing Agreement from and after _____, 200_, to the extent relating to the Mortgage Loans.

      The Depositor represents and warrants to the Assignee that the Depositor has not taken any action which would serve to impair or encumber the Depositor's ownership interest in the Mortgage Loans since the date of the Servicing Agreement.

      The Servicer and the Depositor shall have the right to amend, modify or terminate the Servicing Agreement without the joinder of the Assignee with respect to mortgage loans not conveyed to the Assignee hereunder; provided, however, that such amendment, modification or termination shall not affect or be binding on the Assignee.

      2. Accuracy of the Servicing Agreement.

      The Servicer and the Depositor represent and warrant to the Assignee that
(i) attached hereto as Exhibit 2 is a true, accurate and complete copy of the Servicing Agreement, (ii) the Servicing Agreement is in full force and effect as of the date hereof, (iii) the Servicing Agreement has not been amended or modified in any respect, other than by the amendments described in the recitals hereto and appended to such Servicing Agreement and (iv) no notice of termination has been given to the Servicer under the Servicing Agreement. The Servicer, in its capacity as seller and/or servicer under the Servicing Agreement, further represents and warrants that the representations and warranties contained in Section 3.01 of the Servicing Agreement are true and correct as of the Closing Date (as defined in the Trust Agreement).

      3. Recognition of Assignee; Recognition of Master Servicer.

      From and after the date hereof, the Servicer shall note the transfer of the Mortgage Loans to the Assignee in its books and records, shall recognize the Assignee as the owner of the Mortgage Loans and shall, subject to clause (b) below, service the Mortgage Loans for the benefit of the Assignee pursuant to the Servicing Agreement, the terms of which are incorporated herein by reference. It is the intention of the Depositor, Servicer and the Assignee that the Servicing Agreement shall be binding upon and inure to the benefit of the Servicer and the Assignee and their successors and assigns.

      The Servicer further acknowledges that, from and after the date hereof, it (and any of its successors under the Servicing Agreement) will be subject to the supervision of the Master Servicer (except that the Master Servicer shall not be responsible for supervising the servicing of defaulted Mortgage Loans and REO Properties) and that the Master Servicer, acting on behalf of the Trustee as the owner of the Mortgage Loans, shall have the same rights as were assigned by the Assignor, in its capacity as the original Owner under the Servicing Agreement, to the Depositor under the GSMC Assignment Agreement, and further assigned by the Depositor to the Trustee, on behalf of the Trust, hereunder. Such rights will include, without limitation, the right to terminate the Servicer under the Servicing Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Servicer under the Servicing Agreement, the right to receive all monthly reports and other data required to be delivered by the Servicer under the Servicing Agreement, indemnification rights and the right to exercise certain rights of consent and approval relating to actions taken by the Servicer.

      All reports, notices and other written information required to be delivered to the Trustee, as the successor in interest to the Assignor and the Depositor under the Servicing Agreement, shall also be delivered to the Master Servicer at the address set forth in Section 10 hereof. All remittances required to be made to the Trustee, as the successor in interest to the Assignor and the Depositor under the Servicing Agreement, shall be made instead to the Master Servicer by wire transfer to the following account:

                        ____________________________
                        ABA# [       ]
                        For credit to: ________________
                        Account Number: [        ]
                        For further credit to: ________________ Collection Acct#
                        [      ]

      4. Representations and Warranties of the Assignee. The Assignee hereby represents and warrants to the Assignor as follows:

      Decision to Purchase. The Assignee represents and warrants that it is a sophisticated investor able to evaluate the risks and merits of the transactions contemplated hereby, and that it has not relied in connection therewith upon any statements or representations of the Depositor or the Servicer other than those contained in the Servicing Agreement or this Agreement.

      Authority. The Assignee hereto represents and warrants that it is duly and legally authorized to enter into this Agreement and to perform its obligations hereunder and under the Servicing Agreement.

      Enforceability. The Assignee hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by it and (assuming due authorization, execution and delivery thereof by each of the other parties hereto) constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

      5. Representations and Warranties of the Depositor. The Depositor hereby represents and warrants to the Assignee as follows:

      Organization. The Depositor has been duly organized and is validly existing as a limited partnership in good standing under the laws of the State of New York with full power and authority (corporate and other) to enter into and perform its obligations under the Servicing Agreement and this Agreement.

      Enforceability. This Agreement has been duly executed and delivered by the Depositor, and, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid, and binding agreement of the Depositor, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally and to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

      No Consent. The execution, delivery and performance by the Depositor of this Agreement and the consummation of the transactions contemplated thereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except such as has been obtained, given, effected or taken prior to the date hereof.

      Authorization; No Breach. The execution and delivery of this Agreement have been duly authorized by all necessary corporate action on the part of the Depositor; neither the execution and delivery by the Depositor of this Agreement, nor the consummation by the Depositor of the transactions herein contemplated, nor compliance by the Depositor with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of the governing documents of the Depositor or any law, governmental rule or regulation or any material judgment, decree or order binding on the Depositor or any of its properties, or any of the provisions of any material indenture, mortgage, deed of trust, contract or other instrument to which the Depositor is a party or by which it is bound.

      Actions; Procedures. There are no actions, suits or proceedings pending or, to the knowledge of the Depositor, threatened, before or by any court, administrative agency, arbitrator or governmental body (A) with respect to any of the transactions contemplated by this Agreement or (B) with respect to any other matter that in the judgment of the Depositor will be determined adversely to the Depositor and will if determined adversely to the Depositor materially adversely affect its ability to perform its obligations under this Agreement.

      Prior Assignments; Pledges. Except for the sale to the Assignee, the Depositor has not assigned or pledged any Mortgage Note or the related Mortgage or any interest or participation therein.

      Releases. The Depositor has not satisfied, canceled, or subordinated in whole or in part, or rescinded any Mortgage, and the Depositor has not released any Mortgaged Property from the lien of the related Mortgage, in whole or in part, nor has the Depositor executed an instrument that would effect any such release, cancellation, subordination, or rescission.

      It is understood and agreed that the representations and warranties set forth in this Section 5 shall survive delivery of the respective Mortgage Files to the Custodian and shall inure to the benefit of the Assignee and its assigns notwithstanding any restrictive or qualified endorsement or assignment. Upon the discovery by the Depositor, the Master Servicer or the Trustee of a breach of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other parties to this Agreement, and in no event later than two (2) Business Days from the date of such discovery. It is understood and agreed that the obligations of the Depositor set forth in Section 6 to repurchase a Mortgage Loan constitute the sole remedies available to the Assignee and its assigns on their behalf respecting a breach of the representations and warranties contained in this Section 5.

      It is understood and agreed that the Depositor has made no representations or warranties to the Assignee other than those contained in this Section 5, and no other affiliate of the Depositor has made any representations or warranties of any kind to the Assignee.

      6. Repurchase of Mortgage Loans.

      Upon discovery or notice of any breach by the Depositor of any representation, warranty, or covenant under this Agreement that materially and adversely affects the value of any Mortgage Loan or the interest of the Assignee therein (it being understood that any such defect or breach shall be deemed to have materially and adversely affected the value of the related Mortgage Loan or the interest of the Assignee therein if the Assignee incurs a loss as a result of such defect or breach), the Assignee promptly shall request that the Depositor cure such breach and, if the Depositor does not cure such breach in all material respects within 60 days from the date on which it is notified of the breach, the Assignee may enforce the Depositor's obligation hereunder to purchase such Mortgage Loan from the Assignee. Notwithstanding the foregoing, however, if such breach is a Qualification Defect, such cure or repurchase must take place within 45 days of the discovery date of such defect.

      Except as specifically set forth herein, the Depositor shall have no responsibility to enforce any provision of this Agreement, to oversee compliance hereof, or to take notice of any breach or default thereof.

      7. Amendment of the Servicing Agreements.

      In connection with the transfer of the Mortgage Loans hereunder, the Servicer agrees that, from and after the date hereof, each Mortgage Loan transferred hereunder will be subject to, and serviced under, the Servicing Agreement under which the Mortgage Loans were originally transferred to the Assignor. Notwithstanding anything to the contrary set forth herein, the amended provisions shall apply only to the Mortgage Loans transferred hereunder and any other mortgage loans subject to the Agreement shall continue to be serviced under all of the existing provisions of the Servicing Agreement. For purposes of this Section 7, capitalized terms used herein shall have the meanings assigned to such terms in the Servicing Agreement. Each reference herein to "Agreement" shall be understood as a reference to the Servicing Agreement and each reference to "Servicer" shall be understood as a reference to the Servicer.

      (a) Article I of the Servicing Agreement shall be amended as follows:

                  (i) by replacing the existing definition of "Guarantor" with the following:

                 "Guarantor: With respect to the Reconstituted Mortgage Loans, [______], in its capacity as guarantor of certain classes of securities issued in connection with the securitization of such Reconstituted Mortgage Loans."

                  (ii) by deleting the definition of "Stated Principal Balance"
            in its entirety and restating it as follows: "For any Mortgage Loan as of any Due Date subsequent to the cut-off date for the Pass-Through Transfer up to and including, the date on which such Mortgage Loan is finally liquidated or repurchased from the Trustee, the scheduled principal balance thereof as of such cut-off date, as reduced by (A) the principal portion of all Monthly Payments due on or before such Due Date, to the extent actually paid by the related Mortgagor or advanced by the Servicer, or the master servicer or trustee with respect to the Pass-Through Transfer, net of any portion thereof that represents principal due on a Due Date occurring on or before the date on which such proceeds were received, and (B) the principal portion of all Principal Prepayments, including Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and all payoffs received on or before the last day of the Principal Prepayment Period preceding the applicable date of determination."

      (b) Section 2.06 of the Servicing Agreement shall be amended by changing each reference to "Mortgage Loan" or "Mortgage Loans" to "Reconstituted Mortgage Loan" or "Reconstituted Mortgage Loans."

      8. Continuing Effect.

      Except as contemplated hereby, the Servicing Agreement shall remain in full force and effect in accordance with their respective terms.

      9. Governing Law.

      THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF).

      EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY OTHER DOCUMENTS AND INSTRUMENTS EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF SUCH PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

      10. Notices.

      Any notices or other communications permitted or required hereunder or under the Servicing Agreement shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, to:

(a) in the case of the Servicer,

            [[                ]]

      With a copy to:

            [[                ]]

      or such address as may hereafter be furnished by the Servicer;

(b) in the case of the Assignee,

            [[                ]]

      or such other address as may hereafter be furnished by the Assignee,

(c) in the case of the Depositor,

            [[                ]]

      With a copy to:

            [[                ]]

      or such other address as may hereafter be furnished by the Depositor,

(d) in the case of the Master Servicer,

      [[                  ]]

      or such other address as may hereafter be furnished by the Master
Servicer.

      11. Counterparts.

      This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

      12. Definitions.

      Any capitalized term used but not defined in this Agreement has the meaning assigned thereto in the Servicing Agreement.

                                    Exh. 11-9

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                    ASSIGNEE:

                                    [           ]

                              By:   [           ],
                                    not in its individual capacity but solely
                                    as Trustee

                                    By:_______________________________________
                                    Name:
                                    Title:



                                    DEPOSITOR:
                                    [           ]

                                    By:_________________________________________
                                    Name:
                                    Title:



Acknowledged by:

SERVICER:

________________________________________


By:_____________________________________
Name:
Title:


MASTER SERVICER:
[            ]

By:_____________________________________
Name:
Title:

                                                                       EXHIBIT 1

                             Mortgage Loan Schedule

                                                                       EXHIBIT 2

                               Servicing Agreement

                                   EXHIBIT 12

                            LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

      THAT _____________, A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF _____, AND HAVING ITS PRINCIPAL OFFICE LOCATED AT _____________, IN THE CITY OF _______, STATE OF _____, HATH MADE, CONSTITUTED AND APPOINTED, AND DOES BY THESE PRESENTATIONS MAKE, CONSTITUTE AND APPOINT [ ], A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF [ ], ITS TRUE AND LAWFUL ATTORNEY-IN-FACT, WITH FULL POWER AND AUTHORITY HEREBY CONFERRED IN ITS NAME, PLACE AND STEAD AND FOR ITS USE AND BENEFIT, TO MAKE, SIGN, EXECUTE, ACKNOWLEDGE, DELIVER, FILE FOR RECORD, AND RECORD ANY INSTRUMENT ON ITS BEHALF AND TO PERFORM SUCH OTHER ACT OR ACTS AS MAY BE CUSTOMARILY AND REASONABLY NECESSARY AND APPROPRIATE TO EFFECTUATE THE FOLLOWING ENUMERATED TRANSACTIONS IN RESPECT OF ANY OF THE MORTGAGES OR DEEDS OF TRUST (THE "MORTGAGE" AND THE "DEED OF TRUST", RESPECTIVELY) FOR WHICH THE RELATED SERVICING RIGHTS ARE TO BE SOLD
AND TRANSFERRED BY THE UNDERSIGNED TO [                      ].

THIS APPOINTMENT SHALL APPLY TO THE FOLLOWING ENUMERATED TRANSACTIONS ONLY:

1. THE MODIFICATION OR RE-RECORDING OF A MORTGAGE OR DEED OF TRUST, WHERE SAID MODIFICATION OR RE-RECORDING IS FOR THE PURPOSE OF CORRECTING THE MORTGAGE OR DEED OF TRUST TO CONFORM SAME TO THE ORIGINAL INTENT OF THE PARTIES THERETO OR TO CORRECT TITLE ERRORS DISCOVERED AFTER SUCH TITLE INSURANCE WAS ISSUED AND SAID MODIFICATION OR RE-RECORDING, IN EITHER INSTANCE, DOES NOT ADVERSELY AFFECT THE LIEN OF THE MORTGAGE OR DEED OF TRUST AS INSURED.

2. THE SUBORDINATION OF THE LIEN OF A MORTGAGE OR DEED OF TRUST TO AN EASEMENT IN FAVOR OF A PUBLIC UTILITY INVESTOR OR A GOVERNMENTAL AGENCY OR UNIT WITH POWERS OF EMINENT DOMAIN (THIS SECTION, SHALL INCLUDE THE EXECUTION OF PARTIAL SATISFACTION/RELEASES, PARTIAL RECONVEYANCES OR THE EXECUTION OF REQUESTS TO TRUSTEES TO ACCOMPLISH SAME).

3. WITH RESPECT TO A MORTGAGE OR DEED OF TRUST, THE FORECLOSURE, COMPLETION OF JUDICIAL OR NON-JUDICIAL FORECLOSURE OR TERMINATION, CANCELLATION OR RESCISSION OF ANY SUCH FORECLOSURE, INCLUDING, WITHOUT LIMITATION, ANY AND ALL OF THE FOLLOWING ACTS: (i) THE SUBSTITUTION OF TRUSTEE(S) SERVING UNDER A DEED OF TRUST IN ACCORDANCE WITH STATE LAW AND THE DEED OF TRUST; (ii) STATEMENTS OF BREACH OR NON-PERFORMANCE; (iii) NOTICES OF DEFAULT; (iv) NOTICES OF SALES; (v) CANCELLATIONS/RESCISSIONS OF NOTICES OF DEFAULT AND/OR NOTICES OF SALE; (vi) THE TAKING A FA DEED IN LIEU OF FORECLOSURE; (vii) THE ACCEPTANCE OF A SHORT PAYOFF IN LIEU OF FORECLOSURE, AND (viii) SUCH OTHER DOCUMENTS AS MAY BE NECESSARY UNDER THE TERMS OF THE MORTGAGE, DEED OF TRUST OR STATE LAW TO EXPEDITIOUSLY COMPLETE SAID TRANSACTIONS.

4. THE CONVEYANCE OF THE PROPERTIES TO THE MORTGAGE INSURER, OR THE CLOSING OF THE TITLE TO THE PROPERTY TO BE ACQUIRED AS REAL ESTATE OWNED, OR CONVEYANCE OF TITLE TO REAL ESTATE OWNED.

5. THE COMPLETION OF LOAN ASSUMPTION AGREEMENTS.

6. THE FULL SATISFACTION/RELEASE OF A MORTGAGE OR DEED OF TRUST OR FULL RECONVEYANCES UPON PAYMENT AND DISCHARGE OF ALL SUMS SECURED THEREBY INCLUDING WITHOUT LIMITATION CANCELLATION OF THE RELATED MORTGAGE NOTE.

7. THE FULL ASSIGNMENT OF A MORTGAGE OR DEED OF TRUST UPON PAYMENT AND DISCHARGE OF ALL SUMS SECURED THEREBY IN CONJUNCTION WITH THE REFINANCING THEREOF, INCLUDING WITHOUT LIMITATION THE ASSIGNMENT OF THE RELATED MORTGAGE NOTE.

8. TO RECEIVE, ENDORSE, CASH OR DEPOSIT CHECKS OR OTHER ORDERS OF PAYMENT, PAYABLE TO THE ORDER OF ________, AND TO SIGN ITS NAME, PLACE AND STEAD ANY DOCUMENT WHATSOEVER NECESSARY UNDER LAW TO CARRY OUT THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT AND ONLY WITH RESPECT TO THOSE LOANS WHOSE SERVICING RIGHTS WERE SOLD AND TRANSFERRED PURSUANT TO THE TERMS OF THE AGREEMENT.

THE UNDERSIGNED GIVES TO SAID ATTORNEY-IN-FACT FULL POWER AND AUTHORITY TO EXECUTE SUCH INSTRUMENTS AND TO DO AND PERFORM ALL AND EVERY ACT AND THING NECESSARY AND PROPER TO CARRY INTO EFFECT THE POWER OR POWERS GRANTED BY OR UNDER THIS LIMITED POWER OF ATTORNEY AS FULLY AS THE UNDERSIGNED MIGHT OR COULD DO, AND HEREBY DOES RATIFY AND CONFIRM TO ALL THAT SAID ATTORNEY-IN-FACT SHALL LAWFULLY DO OR CAUSE TO BE DONE BY AUTHORITY HEREOF.

THIRD PARTIES WITHOUT ACTUAL NOTICE MAY RELY UPON THE EXERCISE OF THE POWER GRANTED UNDER THIS LIMITED POWER OF ATTORNEY; AND MAY BE SATISFIED THAT THIS LIMITED POWER OF ATTORNEY SHALL CONTINUE IN FULL FORCE AND EFFECT AND HAS NOT BEEN REVOKED UNLESS AN INSTRUMENT OF REVOCATION HAS BEEN MADE IN WRITING BY THE UNDERSIGNED. THIS LIMITED POWER OF ATTORNEY IS GRANTED AS OF __________, 2004.

WITNESS:




________________________________________________________________________________

                                    VICE PRESIDENT





________________________________________________________________________________
                                    ASST. SECRETARY

STATE OF __________________)
___________________________)  SS
COUNTY OF _________________)




      ON ________________, 2004, BEFORE ME, A NOTARY IN AND FOR THE COUNTY OF _____________________, STATE OF ________________, PERSONALLY APPEARED
__________________ AND ___________________ PERSONALLY KNOWN TO ME (OR PROVED TO
ME ON THE BASIS OF SATISFACTORY EVIDENCE) TO BE THE PERSON(S) WHOSE NAME(S) IS/ARE SUBSCRIBED TO THE WITHIN INSTRUMENT AND ACKNOWLEDGEMENT TO ME THAT HE/SHE/THEY EXECUTED THE SAME IN HIS/HER/THEIR AUTHORIZED CAPACITY(IES) AS ___________________ AND ______________________ OF ______________, AND THAT BY
HIS/HER/THEIR SIGNATURE(S) ON THE INSTRUMENT THE PERSON(S) OR THE ENTITY UPON BEHALF OF WHICH THE PERSON(S) ACTED, EXECUTED THE INSTRUMENT.

WITNESS MY HAND AND OFFICIAL SEAL.


                                    ___________________________________
                                    SIGNATURE



                                    ___________________________________
                                    TYPE OR PRINT NAME




                                    ___________________________________
                                    MY COMMISSION EXPIRES

                                   EXHIBIT 13

                          FORM OF ANNUAL CERTIFICATION

            Re: [_______________] (the "Trust"), Mortgage Pass-Through Certificates, Series [_____], issued pursuant to the [Pooling and Servicing][Trust] Agreement, dated as of [_____], 2004 (the "Operative Agreement"), among [_____], as depositor (the "Depositor"), [_____], as trustee (the "Trustee"), [_____], as servicer (the "Servicer"), and [_____], as responsible party

            I, [identify the certifying individual], certify to _____________, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

            (i) The information relating to the Mortgage Loans and the servicing thereof submitted by the Servicer to the ___________ which is used in connection with preparation of the reports on Form 8-K and the annual report on Form 10-K filed with the Securities and Exchange Commission with respect to each transaction listed on the attached Exhibit A, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the date of this certification;

            (ii) The servicing information required to be provided to the _____________ by the Servicer under the relevant servicing agreements has been provided to the _________;

            (iii) I am responsible for reviewing the activities performed by the Servicer under the relevant servicing agreements and based upon the review required by the relevant servicing agreements, and except as disclosed in the Annual Statement of Compliance, the Annual Independent Public Accountant's Servicing Report and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans submitted to the ___________, the Servicer has, as of the date of this certification fulfilled its obligations under the relevant servicing agreements; and

            (iv) I have disclosed all significant deficiencies relating to the Servicer's compliance with the minimum servicing standards for purposes of the report provided by an independent public accountant, after conducting a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the Pooling and Servicing Agreement, have been disclosed to such accountant and are included in such report; and

             (vi) The Servicer shall indemnify and hold harmless the entity required to provide the certification to the Securities and Exchange Commission pursuant to the provisions of the Sarbanes-Oxley Act and the regulations issued thereunder, and their respective officers, directors, agents and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and expenses and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Servicer or any of its officers, directors, agents or affiliates of its obligations under this Certification or any material misstatement or omission, negligence, bad faith or willful misconduct of the Servicer in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless any indemnified party, then the Servicer agrees that it shall contribute to the amount paid or payable by the such indemnified party as a result of the losses, claims, damages or liabilities of such indemnified party in such proportion as is appropriate to reflect the relative fault of such indemnified party on the one hand and the Servicer on the other in connection with a breach of the Servicer's obligations under this Certification or any material misstatement or omission, negligence, bad faith or willful misconduct of the Servicer in connection therewith.

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Servicer.



            Dated: ____________________         By: ____________________________

                                                Name: __________________________

                                                Title: _________________________

                                    EXHIBIT P

   FORM OF MASTER LOAN PURCHASE AGREEMENT, BETWEEN VARIOUS SELLERS AND GOLDMAN
                             SACHS MORTGAGE COMPANY

================================================================================





                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT



                                ----------------



                         GOLDMAN SACHS MORTGAGE COMPANY,



                                    Purchaser



                         ______________________________,



                                     Seller


                             ______________________



                         Dated as of ____________, 200_



                                  Conventional,
         Adjustable and Fixed Rate, Subprime Residential Mortgage Loans



================================================================================

                                TABLE OF CONTENTS



SECTION 1.     DEFINITIONS..................................................

SECTION 2.     AGREEMENT TO PURCHASE........................................

SECTION 3.     MORTGAGE SCHEDULES...........................................

SECTION 4.     PURCHASE PRICE...............................................

SECTION 5.     EXAMINATION OF MORTGAGE FILES................................

SECTION 6.     CONVEYANCE FROM SELLER TO PURCHASER..........................

   Subsection 6.01   Conveyance of Mortgage Loans...........................

   Subsection 6.02   Books and Records......................................

   Subsection 6.03   Delivery of Mortgage Loan Documents....................

   Subsection 6.04   Quality Control Procedures.............................

SECTION 7.     SERVICING OF THE MORTGAGE LOANS..............................

SECTION 8.     TRANSFER OF SERVICING........................................

SECTION 9.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
               REMEDIES FOR BREACH..........................................

   Subsection 9.01   Representations and Warranties Regarding the Seller....

   Subsection 9.02   Representations and Warranties Regarding Individual
                     Mortgage Loans.........................................

   Subsection 9.03   Remedies for Breach of Representations and Warranties..

   Subsection 9.04   [Repurchase of Mortgage Loans With Early
                     Payment Defaults.......................................

   Subsection 9.05   [Repurchase of Certain Mortgage Loans That
                     Prepay in Full.........................................

   Subsection 9.06   Purchaser's Right to Review............................

SECTION 10.    CLOSING......................................................

SECTION 11.    CLOSING DOCUMENTS............................................

SECTION 12.    COSTS........................................................

SECTION 13.    COOPERATION OF SELLER WITH A RECONSTITUTION..................

SECTION 14.    THE SELLER...................................................

   Subsection 14.01  Additional Indemnification by the Seller;
                     Third Party Claims.....................................

   Subsection 14.02  Merger or Consolidation of the Seller..................

SECTION 15.    FINANCIAL STATEMENTS.........................................

SECTION 16.    MANDATORY DELIVERY; GRANT OF SECURITY INTEREST...............

SECTION 17.    NOTICES......................................................

SECTION 18.    SEVERABILITY CLAUSE..........................................

SECTION 19.    COUNTERPARTS.................................................

SECTION 20.    GOVERNING LAW................................................

SECTION 21.    INTENTION OF THE PARTIES.....................................

SECTION 22.    SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT.....

SECTION 23.    WAIVERS......................................................

SECTION 24.    EXHIBITS.....................................................

SECTION 25.    GENERAL INTERPRETIVE PRINCIPLES..............................

SECTION 26.    REPRODUCTION OF DOCUMENTS....................................

SECTION 27.    FURTHER AGREEMENTS...........................................

SECTION 28.    RECORDATION OF ASSIGNMENTS OF MORTGAGE.......................

SECTION 29.    NO SOLICITATION..............................................

SECTION 30.    WAIVER OF TRIAL BY JURY......................................

SECTION 31.    SUBMISSION TO JURISDICTION; WAIVERS..........................

                                    EXHIBITS


EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B   CONTENTS OF EACH CREDIT FILE

EXHIBIT C   MORTGAGE LOAN SCHEDULE FIELDS

EXHIBIT D   MORTGAGE LOAN SCHEDULE

EXHIBIT E   FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT F   FORM OF OPINION OF COUNSEL TO THE SELLER

EXHIBIT G   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT H   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT I   UNDERWRITING GUIDELINES

EXHIBIT J   REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
            CHARACTERISTICS OF THE MORTGAGE LOANS

EXHIBIT K   SERVICER ACKNOWLEDGMENT

                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT
                 -----------------------------------------------

            This MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT, dated as of _________, 200_ ("Agreement"), by and between Goldman Sachs Mortgage Company, a New York limited partnership, having an office at 85 Broad Street, New York, New York 10004 (the "Purchaser") and [SELLER], a __________ [corporation], having an office at _______________________________________ (the "Seller").


                              W I T N E S S E T H:
                              - - - - - - - - - -

            WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, certain first [and second] lien, adjustable and fixed rate, subprime residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered as a pool of whole loans on the date as provided herein (the "Closing Date");

            WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first [and second] lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule;

            WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing by the Servicer and control of the Mortgage Loans; and

            WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction;

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

            SECTION 1  Definitions.

            For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: A Mortgage Loan purchased pursuant to this Agreement the Mortgage Interest Rate of which is adjusted from time to time in accordance with the terms of the related Mortgage Note.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Agreement: This Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association, or any successor thereto.

            Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made at the time of origination of such refinanced Mortgage Loan[, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan].

            [Appropriate Federal Banking Agency: As defined in Section 1813(q) of Title 12 of the United States Code, as amended from time to time.]

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Business Day: Any day other than (i) a Saturday or Sunday or (ii) a day on which banking and savings and loan institutions in (a) the State of New York, (b) the state in which the Servicer's servicing operations are located or
(c) the State in which the Custodian's operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: __________, 200_, or such other date as is mutually agreed upon by the parties.

            [CLTV: As of the date of origination and as to any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan as of the date of origination and (ii) the outstanding principal balance as of the date of origination of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.]

            Code: Internal Revenue Code of 1986, as amended.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

            Credit File: The items pertaining to a particular Mortgage Loan referred to in Exhibit B annexed hereto, and any additional documents required to be added to the Credit File pursuant to this Agreement.

            Current CLTV: As of any date and as to any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan as of such date and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

            Custodial Account: The separate account or accounts created and maintained pursuant to the Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents.

            Custodian: Deutsche Bank National Trust Company, or any successor thereto under the Custodial Agreement.

            Cut-off Date: _________, 200_.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Servicer, a copy of which is attached to the Servicing Agreement.

            Determination Date: The date specified in the Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

            Escrow Account: The separate account or accounts created and maintained pursuant to the Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Fannie Mae: Fannie Mae, or any successor thereto.

            Fannie Mae Guides: The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Section 13 hereof.

            FDIC: Federal Deposit Insurance Corporation, or any successor thereto.

            [First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.]

            Fitch: Fitch, Inc., or any successor thereto.

            FHA: The Federal Housing Administration, an agency within HUD, and its successors in interest, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            FHA Approved Mortgagee: A corporation or institution approved as a mortgagee by the FHA under the National Housing Act, and applicable HUD regulations, and eligible to own and service mortgage loans such as the FHA insured mortgage loans.

            FHA Regulations: Regulations promulgated by HUD under the National Housing Act, codified in 24 Code of Federal Regulations, and other HUD issuances relating to FHA insured mortgage loans, including the related handbooks, circular, notices and mortgagee letters.

            First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: Freddie Mac, or any successor thereto.

            Freddie Mac Transfer: As defined in Section 13 hereof.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on the Mortgage Loan Schedule.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            [Insured Depository Institution: As defined in Section 1813(c)(2) of Title 12 of the United States Code, as amended from time to time.]

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            [Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.]

            [Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.]

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the Mortgage Loan Schedule.

            Limited Documentation Program: The guidelines under which the Seller generally originates Mortgage Loans principally on the basis of the Loan-to-Value Ratio of the related Mortgage Loan and the creditworthiness of the Mortgagor.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

            [MERS:  MERSCORP, Inc., its successors and assigns.]

            [MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Custodian as the Investor on the MERS(R) System.]

            [MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.]

            [MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.]

            [MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.]

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc., and its successors in interest.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first [or second] lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first [or second] lien upon a leasehold estate of the Mortgagor.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Credit File, the Servicing File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, Prepayment Penalties, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Schedule: The schedule of Mortgage Loans, a copy of which will be attached hereto as Exhibit D setting forth the information attached hereto as Exhibit C.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: The real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

            Mortgagor: The obligor on a Mortgage Note.

            Net Mortgage Interest Rate: With respect to any Mortgage Loan, the Mortgage Interest Rate minus the Servicing Fee Rate.

            OCC: Office of the Comptroller of the Currency, and its successors in interest.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any master servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            OTS: Office of Thrift Supervision, and its successors in interest.

            Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above or below the Mortgage Interest Rate previously in effect.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            [PMI Policy: A policy of primary mortgage guaranty insurance issued by a Qualified Insurer.]

            Preliminary Mortgage Schedule: As defined in Section 3.

            Prepayment Penalty: With respect to each Mortgage Loan, the fee, if any, payable upon the prepayment, in whole or in part, of such Mortgage Loan, as set forth in the related Mortgage Note.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any Prepayment Penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: That certain letter agreement setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased hereunder, by and between the Seller and the Purchaser.

            Purchaser: Goldman Sachs Mortgage Company, a New York limited partnership, and its successors in interest and assigns, and any successor to the Purchaser under this Agreement as herein provided.

            Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae and Freddie Mac and whose claims paying ability is rated in the highest rating category by any of the Rating Agencies with respect to primary mortgage insurance and in the two highest rating categories by A.M. Best's with respect to hazard and flood insurance (or such other rating as may be required by a Rating Agency in connection with a Securitization Transfer in order to achieve the desired ratings for the securities to be issued in connection with such Securitization Transfer).

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than, and not more than 1% greater than, the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than, and not more than one year less than, that of the Deleted Mortgage Loan (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed rate or adjustable rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: A Whole Loan Transfer of a Securitization Transfer.

            Reconstitution Agreements: The agreement or agreements entered into by the Seller and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transfer pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transfer.

            Reconstitution Date: As defined in Section 13.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The date specified in the Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

            Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty under this Agreement or the Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date on which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation, (i) costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder and (ii) any costs and damages incurred by the Purchaser in connection with any violation by such Mortgage Loan of any predatory lending law or abusive lending law.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            [Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.]

            Securitization Transfer: The sale or transfer of some or all of the Mortgage Loans to a trust or other entity as part of a publicly-issued or privately-placed, rated or unrated mortgage pass-through or other mortgage-backed securities transaction.

            Seller: ______________________, a _______ [corporation] and its successors in interest.

            Servicer: The servicer named in the Servicing Agreement, and its successors in interest, or any successor to such servicer under the Servicing Agreement, as therein provided.

            Servicing Agreement: The agreement to be entered into by the Purchaser and the Servicer, providing for the Servicer to service the Mortgage Loans as specified by the Servicing Agreement.

            Servicing Fee: With respect to each Mortgage Loan subject to the Servicing Agreement, a fee payable monthly equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly and shall be pro-rated for any portion of a month during which the Mortgage Loan is serviced by the Servicer under the Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Servicer, or as otherwise provided under this Agreement.

            Servicing Fee Rate: An amount per annum as set forth in the Servicing Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents set forth in Section 2 of the Custodial Agreement.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Seller for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans but not including any Prepayment Penalties; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Seller thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Seller with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

            Stated Principal Balance: As to each Mortgage Loan, (i) the principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal.

            Successor Servicer: A servicer designated by the Purchaser pursuant to Section 9.03 which is entitled to the benefits of the indemnifications set forth in such Section and Section 14.01.

            Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans, and the Seller shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Seller in accordance with the Servicing Agreement.

            Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I.

            VA Approved Lender: A lender which is approved by the VA to act as a lender in connection with the origination of VA guaranteed mortgage loans.

            [Well Capitalized: With respect to any Insured Depository Institution, the maintenance by such Insured Depository Institution of capital ratios at or above the required minimum levels for such capital category under the regulations promulgated pursuant to Section 1831(o) of the United States Code, as amended from time to time, by the Appropriate Federal Banking Agency for such institution, as such regulation may be amended from time to time.]

            Whole Loan Agreement: Any Reconstitution Agreement in respect of a Whole Loan Transfer.

            Whole Loan Transfer: The sale or transfer by Purchaser of some or all of the Mortgage Loans in a whole loan or participation format pursuant to a Reconstitution Agreement.

            SECTION 2. Agreement to Purchase.

            The Seller agrees to sell, and the Purchaser agrees to purchase, Mortgage Loans having an aggregate principal balance on the Cut-off Date in an amount as set forth in the Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on the Closing Date.

            SECTION 3. Mortgage Schedules.

            The Seller shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on the Closing Date in accordance with the Purchase Price and Terms Agreement and this Agreement (a "Preliminary Mortgage Schedule").

            The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on the Closing Date to the Purchaser at least two (2) Business Days prior to the Closing Date. The Mortgage Loan Schedule shall be the Preliminary Mortgage Schedule with those Mortgage Loans which have not been funded prior to the Closing Date deleted. The Mortgage Loan Schedule shall be attached hereto as Exhibit D.

            SECTION 4. Purchase Price.

            The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein), multiplied by the aggregate principal balance, as of the Cut-off Date, of the Mortgage Loans, after application of scheduled payments of principal due on or before the Cut-off Date, to the extent such payments were actually received. The initial principal amount of the Mortgage Loans shall be the aggregate principal balance of the Mortgage Loans, so computed as of the Cut-off Date. If so provided in the Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately.

            In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, at closing, accrued interest on the current principal amount of the related Mortgage Loans as of the Cut-off Date at the weighted average Net Mortgage Interest Rate of those Mortgage Loans from the date through which interest on the Mortgage Loan has been paid through (the "Paid-Through Date") through the day prior to the Closing Date, inclusive. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

            The Purchaser shall be entitled to (l) all scheduled principal due after the Cut-off Date, (2) all other recoveries of principal collected on or after the Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the Cut-off Date is determined after application of payments of principal due on or before the Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off date, but to be applied on a due date beyond the Cut-off Date shall not be applied to the principal balance as of the Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

            SECTION 5. Examination of Mortgage Files.

            At least five (5) Business Days prior to the Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage [(except with respect to each MERS Designated Mortgage Loan )], pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the Servicing Files and Credit Files. Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the Closing Date. If the Purchaser makes such examination prior to the Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan as the price and in the manner specified in Subsection 9.03.

            SECTION 6. Conveyance from Seller to Purchaser.

            Subsection 6.01  Conveyance of Mortgage Loans.

            The Seller, simultaneously with the execution and delivery of this Agreement, does hereby sell, transfer, assign, set over and convey to the Purchaser, without recourse, but subject to the terms of this Agreement, all right, title and interest of the Seller in and to the Mortgage Loans and the Mortgage Files and all rights and obligations arising under the documents contained therein. The Seller shall cause the Servicing File retained by the Servicer pursuant to this Agreement to be appropriately identified in the Servicer's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

            Subsection 6.02  Books and Records.

            Record title to each Mortgage as of the Closing Date shall be in the name of the Seller, an Affiliate of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller after the Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            The Seller shall or shall cause the Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Servicer may be in the form of microfilm or microfiche so long as the Seller or the Servicer complies with the requirements of the Fannie Mae Guides.

            Subsection 6.03 Delivery of Mortgage Loan Documents.

            The Seller shall deliver and release to the Custodian no later than ten (10) Business Days prior to the Closing Date those documents and instruments in the Mortgage File for each Mortgage Loan that are required to be delivered to the Custodian pursuant to the Custodial Agreement.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the Closing Date, as evidenced by the certification and trust receipt of the Custodian in the form annexed to the Custodial Agreement. The Seller shall comply with the terms of the Custodial Agreement and the Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

            The Seller shall forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

            In the event any document required to be delivered to the Custodian pursuant to the preceding paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank on or prior to the Closing Date and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the Closing Date.

            The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

            Subsection 6.04 Quality Control Procedures.

            The Seller shall, or shall cause the Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Seller. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines, guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            SECTION 7. Servicing of the Mortgage Loans.

            The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to and upon the terms and conditions of this Agreement, the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

            The Purchaser shall retain the Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). The Purchaser and Servicer shall execute the Servicing Agreement on the Closing Date. Pursuant to the Servicing Agreement, the Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to the Servicing Fee with respect to such Mortgage Loans from the Closing Date until the termination of the Servicing Agreement as set forth therein.

            SECTION 8. Transfer of Servicing.

            On the Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cease all servicing responsibilities related to the Mortgage Loans. The Transfer Date shall be the date determined in accordance with the Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            On or prior to the Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (a) Notice to Mortgagors. The Seller shall mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall provide the Purchaser with copies of all such related notices no later than the Transfer Date.

            (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall provide the Purchaser with copies of all such notices no later than the Transfer Date.

            (c) Delivery of Servicing Records. The Seller shall forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Seller's possession relating to each related Mortgage Loan including the information enumerated in the Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

            (d) Escrow Payments. The Seller shall provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall provide the Purchaser with an accounting statement of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Seller.

            (e) Payoffs and Assumptions. The Seller shall provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Seller on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

            (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

            (g) Mortgage Payments Received After Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall comply with the foregoing requirements with respect to all Monthly Payments received by the it after the Transfer Date.

            (h) Misapplied Payments. Misapplied payments shall be processed as follows:

                  (1) All parties shall cooperate in correcting misapplication errors;

                  (2) The party receiving notice of a misapplied payment
            occurring prior to the Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

                  (3) If a misapplied payment which occurred prior to the
            Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

                  (4) If a misapplied payment which occurred prior to the
            Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

                  (5) Any check issued under the provisions of this Section 8(h)
            shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

            (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

            (k) IRS Forms. The Seller shall file all IRS Forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

            SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

            Subsection 9.01  Representations and Warranties Regarding the
Seller.

            The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of the Closing Date:

            (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan in accordance with the terms of this Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

            (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (d) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement;

            (f) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the VA is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the Closing Date;

            (g) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (h) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian;

            (i) Mortgage Loan Characteristics. The characteristics of the Mortgage Loans are as set forth on the description of the pool characteristics for the Mortgage Loans in the form attached as Exhibit J hereto;

            (j) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transfer or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

            (k) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (l) Loan Experience. The Seller has delivered information as to its loan gain and loss experience in respect of foreclosures, its loan delinquency experience for the immediately preceding three-year period, prepayment speed and individual loan loss severities and delinquency histories for at least the immediately preceding year, in each case with respect to mortgage loans owned by it and such mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects;

            (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (o) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

            (p) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

            (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

            (r) Ability to Service. The Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

            (s) [Reports. On or prior to the Closing Date, Seller has provided the Custodian and the Purchaser with a MERS Report listing the Custodian as the Investor with respect to each MERS Designated Mortgage Loan;]

            (t) [MERS Designations. With respect to each MERS Designated Mortgage Loan, the Seller has designated the Custodian as the Investor and no Person is listed as Interim Funder on the MERS(R) System; and]

            (u) [Insured Depository Institution Representations. The Seller is an Insured Depository Institution, and accordingly, the Seller makes the following additional representations and warranties:

                  (i) This Agreement conforms to all statutory and regulatory requirements applicable to Seller. This Agreement is (a) executed contemporaneously with the agreement reached by the Seller and the Purchaser, (b) approved by a specific corporate or banking association resolution by the board of directors of the Seller, which approval shall be reflected in the minutes of said board, and
            (c) continuously, from the time of its execution, an official record of the Seller;

                  (ii) This Agreement has been duly and validly authorized by a specific corporate or banking association resolution by the board of directors of the Seller. A copy of such resolution, certified by the corporate secretary of the Seller or attested to by a vice president or higher officer of the Seller has been provided to the Purchaser; and

                  (iii) The Seller will maintain a copy of this Agreement in its official books and records and shall make same available for the Purchaser's inspection and copying on one Business Day's notice.]

            Subsection 9.02 Representations and Warranties Regarding Individual Mortgage Loans.

            The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first three Monthly Payments after the Cut-off Date shall be made with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the Due Date of the first installment of principal and interest;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by [the issuer of any related PMI Policy and] the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by [the issuer of any related PMI Policy and] the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in the Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in the Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without 30 days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws or unfair and deceptive practices laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule [except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate] and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development [and that no residence or dwelling is (i) a mobile home or (ii) a manufactured home], provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part VIII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. [In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, and (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

            (j) Valid First [and Second Lien]. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, [or second lien, with respect to Second Lien Loans,] of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                  (1) the lien of current real property taxes and assessments not yet due and payable;

                  (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal;

                  (3) other matters to which like properties are commonly
            subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property; [and

                  (4) [with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property].

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or [(B) second lien and second priority security interest with respect to each Second Lien Loan,] in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) [CLTV], LTV, [PMI Policy]. [No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of [90]%]. No Mortgage Loan has an LTV greater than [100]%. [The LTV of the Mortgage Loan either is not more than 80% or the excess over 75% of the Appraised Value is and will be insured as to payment defaults by a PMI Policy until the LTV of such Mortgage Loan is reduced to 80%. All provisions of such PMI Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid.] No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. [Any Mortgage Loan subject to a PMI Policy obligates the Mortgagor thereunder to maintain the PMI Policy and to pay all premiums and charges in connection therewith.] The Mortgage Interest Rate for the Mortgage Loan as set forth on the Mortgage Loan Schedule is net of any such insurance premium;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) [or second priority lien (with respect to Second Lien Loans)] of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1), (2), (3) [and (4)] of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. Other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. [With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage];

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as the Lifetime Rate Cap and the Periodic Cap are as set forth on the Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the description of pool characteristics attached as Exhibit J hereto, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached hereto as Exhibit I). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and the Seller has not made any representations to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loans to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from Fannie Mae or Freddie Mac. The representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

            (cc) Transfer of Mortgage Loans. The Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller's knowledge, such provision is enforceable;

            (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first [or second, as applicable,] lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Seller with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper and prudent in the mortgage origination and servicing business. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

            (kk) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (ll) Soldiers' and Sailors' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

            (mm) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a qualified appraiser, duly appointed by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

            (nn) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

            (oo) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (pp) Value of Mortgaged Property. The Seller has no knowledge of any circumstances existing that could reasonably be expected to adversely affect the value or the marketability of any Mortgaged Property or Mortgage Loan or to cause the Mortgage Loans to prepay during any period materially faster or slower than similar mortgage loans held by the Seller generally secured by properties in the same geographic area as the related Mortgaged Property;

            (qq) No Defense to Insurance Coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any applicable, special hazard insurance policy, [PMI Policy] or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay;

            (rr) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (ss) Prior Servicing. Each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices and the Servicer has reported the Mortgagor credit files to each of the three credit repositories in a timely manner;

            (tt) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

            (uu) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

            (vv) Prepayment Penalty. Each Mortgage Loan is subject to a Prepayment Penalty as provided in the related Mortgage Note unless otherwise as set forth on the Mortgage Loan Schedule hereof, and no Mortgage Loan has a Prepayment Penalty period in excess of five years;

            (ww) Predatory Lending Regulations. None of the Mortgage Loans are
(i) covered by the Home Ownership and Equity Protection Act of 1994 or (ii) in violation of, or classified as "high cost", "threshold," or "predatory" loans under, any other applicable state, federal or local law;

            (xx) Single-premium Credit Life Insurance Policy. In connection with the origination of any Mortgage Loan, no proceeds from any Mortgage Loan were used to finance a single-premium credit life insurance policy;

            (yy) Tax Service Contract; Flood Certification Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract and a paid in full, life of loan, flood certification contract and each of these contracts is assignable to the Purchaser;

            (zz) Qualified Mortgage. The Mortgage Loan is a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code;

            (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons [and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts];

            (bbb) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

            (ccc) Recordation. Each original Mortgage was recorded and[, except for those Mortgage Loans subject to the MERS identification system,] all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

            (ddd) FICO Scores. Each Mortgage Loan has a non-zero FICO score. No Mortgage Loan has a Mortgagor with a FICO score of less than ___; and

            (eee) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.

            Subsection 9.03 Remedies for Breach of Representations and
Warranties.

            It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            Within 60 days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, within 60 days of the earlier of either discovery by, or notice to, the Seller of any breach of the representations or warranties set forth in clauses (vv), (ww), (xx) or (zz) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and such breach cannot be cured within 60 days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clauses (vv), (ww), (xx) or (zz) of such Subsection) and the Seller discovers or receives notice of any such breach within 120 days of the Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either
(a) if the Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection
6.03 and the Custodial Agreement, with the Mortgage Note endorsed as required by Subsection 6.03 and the Custodial Agreement. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall or shall cause the Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

            In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and the Successor Servicer and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser as provided in this Subsection 9.03 constitute the sole remedies of the Purchaser and the Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean the Person then acting as the Successor Servicer under this Agreement and any and all Persons who previously were "Successor Servicers" under this Agreement.

            Upon the request of the Purchaser, the Seller hereby agrees to execute a recognition agreement in the form of Exhibit K hereto recognizing the servicer designated by the Purchaser therein as the Successor Servicer.

            Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

            Subsection 9.04 Repurchase of Mortgage Loans With Early Payment Defaults.

            If the related Mortgagor is delinquent with respect to (i) the Mortgage Loan's first Monthly Payment after origination, or (ii) the Mortgage Loan's first three (3) Monthly Payments after the Cut-off Date, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            Subsection 9.05 Repurchase of Certain Mortgage Loans That Prepay in Full.

            With respect to Mortgage Loans without Prepayment Penalties, in the event that any such Mortgage Loan is prepaid in full on or before a Securitization Transfer or _________, 200_, the Seller shall pay the Purchaser, within three (3) Business Days of such prepayment in full, the difference between (a) the Purchase Price for such Mortgage Loan and (b) the sum of the outstanding principal balance of such Mortgage Loan as of the Cut-off Date and any principal received by the Purchaser after the Closing Date with respect to such Mortgage Loan.

            Subsection 9.06 Purchaser's Right to Review.

            From the Closing Date until ninety (90) days after such Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any Mortgage Loan which in the Purchaser's sole opinion is an unacceptable investment. In the event that the Purchaser so rejects any Mortgage Loan, the Seller shall, no later than five (5) Business Days following receipt of notice of such rejection, repurchase the rejected Mortgage Loan in the manner prescribed in Subsection 9.03 hereof at the Purchase Price, together with accrued and unpaid interest at the Mortgage Interest Rate through the date of repurchase. Any rejected Mortgage Loan shall be removed from the terms of this Agreement.

            All rights of the Purchaser under this Subsection 9.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

            Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement.

            SECTION 10. Closing.

            The closing for the purchase and sale of the Mortgage Loans shall take place on the Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on the Closing Date shall be subject to each of the following conditions:

            (i) at least two Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser via electronic medium acceptable to the Purchaser, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (ii) all of the representations and warranties of the Seller under this Agreement and under the Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein) shall be true and correct as of the Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Servicing Agreement;

            (iii) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (iv) the Seller shall have delivered and released to the Custodian all documents required pursuant to the Custodial Agreement; and

            (v) all other terms and conditions of this Agreement and the Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the Closing Date the Purchase Price, plus accrued interest pursuant to
Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

            SECTION 11. Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on the Closing Date shall consist of fully executed originals of the following documents:

1.    this Agreement;

2.    the Servicing Agreement, dated as of the Cut-off Date;

3.    the Custodial Agreement, dated as of the Cut-off Date;

4. the Mortgage Loan Schedule, one copy to be attached hereto, and one copy to be attached to the Custodian's counterpart of the Custodial Agreement;

5. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit 2 to the Custodial Agreement;

6. a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required under the Servicing Agreement;

7. an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required under the Servicing Agreement;

8. an Officer's Certificate, in the form of Exhibit E hereto with respect to the Seller, including all attachments thereto;

9. an Opinion of Counsel of the Seller (who may be an employee of the Seller), in the form of Exhibit F hereto ("Opinion of Counsel of the Seller");

10. an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement;

11. a Security Release Certification, in the form of Exhibit G or H, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

12. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable; and

13. [a MERS Report reflecting the Custodian as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.]

            The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 12. Costs.

            The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including, but not limited to, recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

            SECTION 13. Cooperation of Seller with a Reconstitution.

            The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after the Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

            (i) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each a "Fannie Mae Transfer"); or

            (ii)  Freddie Mac (the "Freddie Mac Transfer"); or

            (iii) one or more third party purchasers in one or more Whole Loan
                  Transfers; or

            (iv) one or more trusts or other entities to be formed as part of one or more Securitization Transfers.

            The Seller agrees to execute (i) in connection with any Agency Transfer, any and all pool purchase contracts, and/or agreements reasonably acceptable to the Purchaser among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer, (ii) in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the Purchaser, and (iii) in connection with a Securitization Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the Purchaser (collectively the agreements referred to herein are designated, the "Reconstitution Agreements").

            With respect to each Whole Loan Transfer and each Securitization Transfer entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Servicing Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date") or make the representations and warranties set forth in the related selling/servicing guide of the master servicer or issuer, as the case may be, or such representations and warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution. The Seller shall use its reasonable best efforts to provide to such master servicer or issuer, as the case may be, and any other participants or purchasers in such
Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller and/or the Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each Affiliate designated by the Purchaser and each Person who controls the Purchaser or such Affiliate and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            In the event the Purchaser has elected to have the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Seller, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Seller shall execute each Assignment of Mortgage, [(except with respect to each MERS Designated Mortgage
Loan)],track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Seller's receipt thereof. Additionally, the Seller shall prepare and execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Servicing Agreement shall remain in effect with respect to the Mortgage Loans, shall continue to be serviced in accordance with the terms of this Agreement and the Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 14. The Seller.

            Subsection 14.01 Additional Indemnification by the Seller; Third Party Claims.

            The Seller shall indemnify the Purchaser and the Successor Servicer and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including (without limitation) legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Subsection 14.01) and related costs, judgments, and any other costs, fees and expenses that the Purchaser or the Successor Servicer may sustain in any way related to the failure of the Seller to perform its duties under this Agreement or any breach of any of Seller's representations, warranties or covenants set forth in this Agreement, and to service the Mortgage Loans in strict compliance with the terms of the Servicing Agreement or any Reconstitution Agreement entered into pursuant to Section 13. The Seller immediately shall notify the Purchaser if a claim is made by a third party with respect to this Agreement or any Reconstitution Agreement or the Mortgage Loans, assume (with the prior written consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Purchaser promptly shall reimburse the Seller for all amounts advanced by it pursuant to the preceding sentence, except when the claim is in any way related to the Seller's indemnification pursuant to Section 9, or is in any way related to the failure of the Seller to service and administer the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement.

            Subsection 14.02 Merger or Consolidation of the Seller.

            The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $25,000,000.

            SECTION 15. Financial Statements.

            The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

            The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

            SECTION 16. Mandatory Delivery; Grant of Security Interest.

            The sale and delivery on the Closing Date of the Mortgage Loans is mandatory from and after the date of the execution of the Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            SECTION 17. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address as follows:

                  (i)  if to the Seller:

                       _____________________________

                       _____________________________

                       _____________________________

                       Attention: ____________________

                  (ii) if to the Purchaser:

                       Goldman Sachs Mortgage Company
                       85 Broad Street
                       New York, New York 10004
                       Attention: Christopher Gething

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 18. Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 19. Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 20. Governing Law.

            This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by the Purchaser in the State of New York and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), except to the extent preempted by Federal law.

            SECTION 21. Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 22. Successors and Assigns; Assignment of Purchase
Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto. The Successor Servicer shall be an intended third party beneficiary of this Agreement to the same extent as if it were a party hereto, and shall have the right to enforce the provisions of this Agreement.

            SECTION 23. Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 24. Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 25. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 26. Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 27. Further Agreements.

            The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 28. Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

            SECTION 29. No Solicitation.

            From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

            SECTION 30. Waiver of Trial by Jury.

            THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            SECTION 31. Submission To Jurisdiction; Waivers.

            The Seller hereby irrevocably and unconditionally:

            (A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

            (B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

            (C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH THE PURCHASER SHALL HAVE BEEN NOTIFIED; AND

            (D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

                     [Signatures Commence on Following Page]

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       GOLDMAN SACHS MORTGAGE COMPANY, a New
                                       York limited partnership
                                              (Purchaser)

                                             By:GOLDMAN SACHS REAL ESTATE
                                             FUNDING CORP., a New York
                                             corporation, as General Partner

                                             By:______________________________
                                             Name:____________________________
                                             Title:___________________________


                                       _________________________________
                                                 (Seller)


                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE
                         ------------------------------

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _________, without recourse" and signed in the name of the last endorsee (the "Last Endorsee") by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Last Endorsee], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the endorsement must be by "[Last Endorsee], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) [except with respect to each MERS Designated Mortgage Loan,] the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignment from the Seller [(or MERS with respect to each MERS Designated Mortgage Loan)]to the Last Endorsee with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; [and]

            (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; [and

            (i) [the original PMI Policy or certificate of insurance, where required pursuant to the Agreement.]

            In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 90 days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian.

                                    EXHIBIT B

                          CONTENTS OF EACH CREDIT FILE
                          ----------------------------


            (a) The original mortgagee policy of title insurance.

            (b) Any security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

            (c) The original hazard insurance policy and, if required by law, flood insurance policy.

            (d) Residential loan application.

            (e) Mortgage Loan closing statement.

            (f) Verification of employment and income except for Mortgage Loans originated under a Limited Documentation Program.

            (g) Verification of acceptable evidence of source and amount of downpayment.

            (h) Credit report on the Mortgagor.

            (i) Residential appraisal report.

            (j) Photograph of the Mortgaged Property.

            (k) Survey of the Mortgaged Property, if any.

            (l) Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e., map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

            (m) All required disclosure statements.

            (n) If available, termite report, structural engineer's report, water potability and septic certification.

            (o) Sales contract.

            (p) Tax receipts, insurance premium receipts, ledger sheets, payment history from date of origination, insurance claim files, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

            (q) Amortization schedule.

                                    EXHIBIT C

                          MORTGAGE LOAN SCHEDULE FIELDS
                          -----------------------------

            (1) the Seller's Mortgage Loan identifying number;

            (2) the Mortgagor's name;

            (3) the street address of the Mortgaged Property including the city, state and zip code;

            (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property;

            (5) the number and type of residential units constituting the Mortgaged Property (i.e. a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing);

            (6) the original months to maturity or the remaining months to maturity from the Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

            (7) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV, each at the origination;

            (8) the Mortgage Interest Rate as of the Cut-off Date;

            (9) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date;

            (10) the stated maturity date;

            (11) the amount of the Monthly Payment as of the Cut-off Date;

            (12) the last payment date on which a payment was actually applied to the outstanding principal balance;

            (13) the original principal amount of the Mortgage Loan;

            (14) the principal balance of the Mortgage Loan as of the close of business on the Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date;

            (15) with respect to Adjustable Rate Mortgage Loans, the Interest Rate Adjustment Date;

            (16) with respect to Adjustable Rate Mortgage Loans, the Gross
Margin;

            (17) with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap under the terms of the Mortgage Note;

            (18) with respect to Adjustable Rate Mortgage Loans, a code indicating the type of Index;

            (19) with respect to Adjustable Rate Mortgage Loans, the Periodic Rate Cap under the terms of the Mortgage Note;

            (20) with respect to Adjustable Rate Mortgage Loans, the Periodic Rate Floor under the terms of the Mortgage Note;

            (21) the type of Mortgage Loan (i.e., Fixed Rate, Adjustable Rate, First Lien[, Second Lien]);

            (22) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance);

            (23) a code indicating the documentation style (i.e. full, alternative or reduced);

            (24) the loan credit classification (as described in the Underwriting Guidelines);

            (25) whether such Mortgage Loan provides for a Prepayment Penalty;

            (26) the Prepayment Penalty period of such Mortgage Loan, if applicable;

            (27) a description of the Prepayment Penalty, if applicable;

            (28) the Mortgage Interest Rate as of origination;

            (29) the credit risk score (FICO score) at origination;

            (30) the date of origination;

            (31) the Mortgage Interest Rate adjustment period;

            (32) the Mortgage Interest Rate adjustment percentage;

            (33) the Mortgage Interest Rate floor;

            (34) the Mortgage Interest Rate calculation method (i.e., 30/360, simple interest, other);

            (35) a code indicating whether the Mortgage Loan is a Section 32 Mortgage Loan;

            (36) a code indicating whether the Mortgage Loan is assumable;

            (37) a code indicating whether the Mortgage Loan has been modified;

            (38) the Current CLTV;

            (39) the one year payment history;

            (40) the Due Date for the first Monthly Payment;

            (41) the original Monthly Payment due;

            (42) with respect to the related Mortgagor, the debt-to-income ratio;

            [(43) with respect to Second Lien Loans, the outstanding principal balance of the superior lien;]

            (44) the Appraised Value of the Mortgaged Property;

            (45) the sales price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property;

            (46) the MERS Identification Number].

            With respect to the Mortgage Loans in the aggregate:

            (1) the number of Mortgage Loans;

            (2) the current aggregate outstanding principal balance of the Mortgage Loans;

            (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and

            (4) the weighted average maturity of the Mortgage Loans.

                                    EXHIBIT D

                             MORTGAGE LOAN SCHEDULE
                             ----------------------

                                    EXHIBIT E

                         SELLER'S OFFICER'S CERTIFICATE
                         ------------------------------

            I, ____________________, hereby certify that I am the duly elected [Vice] President of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company") and further as follows:

            1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

            2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

            3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

            4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver each of [the Mortgage Loan Purchase and Warranties Agreement, dated as of _______ __, 200_, by and between Goldman Sachs Mortgage Company (the "Purchaser") and the Company (the "Purchase Agreement"),] [the Servicing Agreement, dated as of _______ __, 200_, by and between the Company and the Purchaser (the "Servicing Agreement")] and the Custodial Agreement dated as of _____ __, 200_ by and among the Company, the Purchaser and ______________[CUSTODIAN] (the "Custodial Agreement") [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature], and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since _____________.

            5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with [the Purchase Agreement,] [the Servicing Agreement,] the Custodial Agreement, [the sale of the mortgage loans] or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

            6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of [the Purchase Agreement] [the Servicing Agreement] and the Custodial Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

            7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of [the Purchase Agreement] [the Servicing Agreement] and the Custodial Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of [the Purchase Agreement] [the Servicing Agreement] and the Custodial Agreement.

            8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed [(a) the Purchase Agreement,] [(a) the Servicing Agreement,] (b) the Custodial Agreement and
      (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on
      Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

            9. The Company is duly authorized to engage in the transactions described and contemplated in [the Purchase Agreement] [the Servicing Agreement] and the Custodial Agreement.

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________    By:___________________________
                              Name:_________________________
[Seal]                        Title: [Vice] President


            I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________    By:___________________________
                              Name:_________________________
                              Title: [Assistant] Secretary

                                  EXHIBIT 5 to
                         Company's Officer's Certificate



           NAME                         TITLE                   SIGNATURE
           ----                         -----                   ---------

________________________      ________________________     _____________________

________________________      ________________________     _____________________

________________________      ________________________     _____________________

________________________      ________________________     _____________________

________________________      ________________________     _____________________

________________________      ________________________     _____________________

________________________      ________________________     _____________________

                                    EXHIBIT F

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                    ----------------------------------------

                                     (date)


Goldman Sachs Mortgage Company
85 Broad Street
New York, New York 10004


Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to ___________________ (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Mortgage Loan Purchase and Warranties Agreement by and between the Company and Goldman Sachs Mortgage Company (the "Purchaser"), dated as of _________ __, 200_ (the "Purchase Agreement") which sale is in the form of whole loans, delivered pursuant to a Custodial Agreement dated as of _____ __, 200_ among the Purchaser, the Company and [CUSTODIAN] (the "Custodial Agreement" and, collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement.

            [We] [I] have examined the following documents:

            1.    the Purchase Agreement;

            2.    the Custodial Agreement;

            3.    the form of Assignment of Mortgage;

            4.    the form of endorsement of the Mortgage Notes; and

            5. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company contained in the Purchase Agreement. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

            1. The Company is a [type of entity] duly organized, validly existing and in good standing under the laws of ___________ and is qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

            2. The Company has the power to engage in the transactions contemplated by the Agreements and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

            3. Each of the Agreements has been duly authorized, executed and delivered by the Company, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

            4. The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements.

            5. The Company has been duly authorized to allow any of its officers to execute by original [or facsimile] signature the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

            6. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the with the Agreements and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements or (ii) any required consent, approval, authorization or order has been obtained by the Company.

            7. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

            8. There is no action, suit, proceeding or investigation pending or, to the best of [our] [my] knowledge, threatened against the Company which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Agreements.

            9. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Purchase Agreement and the Custodial Agreement is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

            10. The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Custodial Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

            This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                                Very truly yours,



                                                -----------------------------
                                                [Name]
                                                [Assistant] General Counsel

                                    EXHIBIT G

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------


                                                    ___________________, 200__

[Federal Home Loan Bank of
______(the "Association")]
__________________________
__________________________
__________________________

Attention:     ___________________________
               ___________________________

         Re:   Notice of Sale and Release of Collateral
               -----------------------------------------

Dear Sirs:

            This letter serves as notice that ________________________[COMPANY] a [type of entity], organized pursuant to the laws of [the state of incorporation] (the "Company") has committed to sell to Goldman Sachs Mortgage Company under a Mortgage Loan Purchase and Warranties Agreement, dated as of ______ __, 200_, certain mortgage loans originated by the Association. The Company warrants that the mortgage loans to be sold to Goldman Sachs Mortgage Company are in addition to and beyond any collateral required to secure advances made by the Association to the Company.

            The Company acknowledges that the mortgage loans to be sold to Goldman Sachs Mortgage Company shall not be used as additional or substitute collateral for advances made by the Association. Goldman Sachs Mortgage Company understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by the Association, and confirms that it has no interest therein.

            Execution of this letter by the Association shall constitute a full and complete release of any security interest, claim, or lien which the Association may have against the mortgage loans to be sold to Goldman Sachs Mortgage Company.

                                                Very truly yours,


                                                ____________________________



                                                By:_________________________
                                                Name:_______________________
                                                Title:______________________
                                                Date:_______________________


Acknowledged and approved:

[FEDERAL HOME LOAN BANK OF]


___________________________

By:_____________________________
Name:___________________________
Title:__________________________
Date:___________________________

                                    EXHIBIT H

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                         I.  Release of Security Interest
                             ----------------------------

            The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by to Goldman Sachs Mortgage Company from the Company named below pursuant to that certain Mortgage Loan Purchase and Warranties Agreement, dated as of ______ __, 200_, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to Goldman Sachs Mortgage Company.

Name and Address of Financial Institution


      ________________________________
                (name)


      ________________________________
               (Address)

      By:_____________________________

                          II. Certification of Release
                              ------------------------

            The Company named below hereby certifies Goldman Sachs Mortgage Company that, as of the date and time of the sale of the above-mentioned Mortgage Loans to Goldman Sachs Mortgage Company the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.



                                                _____________________________

                                                By:__________________________
                                                Title:_______________________
                                                Date:________________________

                                    EXHIBIT I

                             UNDERWRITING GUIDELINES
                             -----------------------

                                    EXHIBIT J

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                     CHARACTERISTICS OF THE MORTGAGE LOANS
             -------------------------------------------------------


  Pool Characteristics of the Mortgage Loans as delivered on the Closing Date:

            With respect to both aggregate outstanding principal balance of all the Mortgage Loans, (a) no more than ___% of the Mortgage Loans are secured by real property improved by two- to four- family dwellings, (b) no more than ___% are secured by real property improved by individual condominium units, (c) no more than ___% are secured by real property improved by an individual unit in a planned unit development, and (d) at least ___% are secured by real property with a detached one family residence erected thereon. With respect to the aggregate unpaid principal balance of the Mortgage Loans, (a) no more than ____% are "cash-out" refinance mortgage loans, (b) no more than ____% are rate and term refinance mortgage loans and (c) at least ____% are purchase mortgage loans. With respect to the aggregate unpaid principal balance of the Mortgage Loans at the time of origination, (a) no more than ____% of the Mortgaged Properties were owner-occupied second homes, (b) no more than ____% of the Mortgaged Properties were investor properties and (c) at least ____% of the Mortgaged Properties were owner-occupied primary residences. With respect to the aggregate unpaid principal balance of the Mortgage Loans, the weighted average FICO Score shall be at least _______. No Mortgage Loan shall have a FICO Score less than ___. With respect to the aggregate unpaid principal balance of the Mortgage Loans, (i) no more than __% of the Mortgage Loans were originated under the Seller's `stated documentation' program, (ii) no more than __% of the Mortgage Loans were originated under a documentation program which is lacking ratio verification, (iii) no more than __% of the Mortgage Loans have no documentation and (iv) at least _________% of the Mortgage Loan were originated under the Seller's `full documentation' program. The maximum Mortgage Interest Rate on the Mortgage Loans as of the Cut-off Date was ____%. The minimum Mortgage Interest Rate on the Mortgage Loans as of the Cut-off Date was ____%. The Mortgage Loans have a weighted average remaining term of ___ months. The maximum original principal balance of the Mortgage Loans is $_______________. The minimum original principal balance of the Mortgage Loans is $______________. The average original principal balance of the Mortgage Loans is $ _______________. With respect to the aggregate unpaid principal balance of the Mortgage Loans: (a) __% of the Mortgaged Properties will be located in [_______]; (b) __% of the Mortgaged Properties will be located in [______] and
(c) not more than __% of the Mortgaged Properties will be located in any other single state. The Mortgage Loan, as of the date of its origination, has an LTV equal to or less than ___%. The weighted average LTV of all the Mortgage Loans as of their respective dates of origination was not greater than ____%

                                    EXHIBIT K

                             SERVICER ACKNOWLEDGMENT
                             -----------------------











                                As of [_________]

[SELLER]
[ADDRESS].

Re: Letter Agreement in connection with the purchase by Goldman Sachs Mortgage Company (the "Purchaser") and the sale by [SELLER] (the "Company") of mortgage loans pursuant to that certain Mortgage Loan Purchase and Warranties Agreement (the "Agreement"), dated as of [____], 200[__], by and between the Company and the Purchaser
            -------------------------------------------------------------------

Ladies and Gentlemen:

            In connection with the above-referenced transaction, and in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Purchaser and the Company hereby agree as follows:

1. Unless otherwise specified in this letter agreement, all capitalized terms herein shall have the meaning as provided in the Agreement.

2. The Purchaser hereby requests, and the Company hereby acknowledges, that [SERVICER] shall be the "Successor Servicer" under the agreement.

3. This letter may be executed in any number of counterparts each of which shall constitute one and the same instrument, and either party hereto may execute this letter by signing any such counterpart.

            [the remainder of this page intentionally left blank]

4. This letter shall be deemed in effect when a fully executed counterpart thereof is received by the Company in the State of New York and shall be deemed to have been made in the State of New York. This letter shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York except to the extent preempted by Federal law.

                                       Very truly yours,

                                       GOLDMAN SACHS MORTGAGE COMPANY


                                       By:_____________________________________

                                       Name:___________________________________

                                       Title:__________________________________


Accepted and Agreed:

 [SELLER]

By:______________________________

Name:____________________________

Title:___________________________

                                    EXHIBIT Q

   FLOW SERVICING AGREEMENT, DATED MAY 1, 2005, BETWEEN GOLDMAN SACHS MORTGAGE
                 COMPANY AND COUNTRYWIDE HOME LOANS SERVICING LP

                                                                  EXECUTION COPY

================================================================================



                            FLOW SERVICING AGREEMENT


                                     between


                         GOLDMAN SACHS MORTGAGE COMPANY,


                                      Owner


                                       and


                      COUNTRYWIDE HOME LOANS SERVICING LP,
                                    Servicer


                             Dated as of May 1, 2005


              FIXED AND ADJUSTABLE RATE, RESIDENTIAL MORTGAGE LOANS




================================================================================

                                TABLE OF CONTENTS


                                    ARTICLE I

                                   DEFINITIONS

Section 1.01  Definitions...................................................

                                   ARTICLE II

                                    SERVICING

Section 2.01  Servicer to Act as Servicer...................................
Section 2.02  Liquidation of Mortgage Loans.................................
Section 2.03  Collection of Mortgage Loan Payments..........................
Section 2.04  Establishment of and Deposits to Custodial Account............
Section 2.05  Permitted Withdrawals From Custodial Account..................
Section 2.06  Establishment of and Deposits to Escrow Account...............
Section 2.07  Permitted Withdrawals From Escrow Account.....................
Section 2.08  Payment of Taxes, Insurance and Other Charges.................
Section 2.09  Protection of Accounts........................................
Section 2.10  Maintenance of Hazard Insurance...............................
Section 2.11  Maintenance of Mortgage Impairment Insurance..................
Section 2.12  Maintenance of Fidelity Bond and Errors and Omissions
               Insurance....................................................
Section 2.13  Inspections...................................................
Section 2.14  Restoration of Mortgaged Property.............................
Section 2.15  Title, Management and Disposition of REO Property.............
Section 2.16  Permitted Withdrawals with Respect to REO Property............
Section 2.17  Real Estate Owned Reports.....................................
Section 2.18  Liquidation Reports...........................................
Section 2.19  Reports of Foreclosures and Abandonments of Mortgaged
               Property.....................................................
Section 2.20  Notification of Adjustments...................................
Section 2.21  Recordation of Assignments of Mortgage........................
Section 2.22  Additional Servicing Requirements.............................
Section 2.23  Credit Reporting..............................................
Section 2.24  [Reserved]....................................................
Section 2.25  Early Payment Default and Repurchase Obligations..............
Section 2.26  Tax and Flood Service Contracts...............................

                                   ARTICLE III

                                PAYMENTS TO OWNER

Section 3.01  Remittances...................................................
Section 3.02  Monthly Reports  to Owner.....................................
Section 3.03  Advances by Servicer..........................................
Section 3.04  Principal and Interest Advances by Servicer...................
Section 3.05  Charge off and Advance Analysis...............................

                                   ARTICLE IV

Section 4.01  Transfers of Mortgaged Property...............................
Section 4.02  Satisfaction of Mortgages and Release of Mortgage Files.......
Section 4.03  Servicing Compensation........................................
Section 4.04  Annual Statement as to Compliance.............................
Section 4.05  Annual Independent Public Accountants' Servicing Report.......
Section 4.06  Sarbanes-Oxley Certification..................................
Section 4.07  Right to Examine Servicer Records.............................
Section 4.08  Compliance with Gramm-Leach-Bliley Act of 1999................
Section 4.09  On-Line Access................................................
Section 4.10  Assessment of Servicing Compliance............................
Section 4.11  Subservicing..................................................

                                    ARTICLE V

                              SERVICER TO COOPERATE

Section 5.01  Provision of Information......................................
Section 5.02  Financial Statements; Servicing Facilities....................

                                   ARTICLE VI

                                   TERMINATION

Section 6.01  Termination...................................................
Section 6.02  Transfer of Servicing.........................................

                                   ARTICLE VII

                                BOOKS AND RECORDS

Section 7.01  Possession of Servicing Files Prior to the related
               Transfer Date................................................

                                  ARTICLE VIII

                         INDEMNIFICATION AND ASSIGNMENT

Section 8.01  Indemnification...............................................
Section 8.02  Limitation on Liability of Servicer and Others................
Section 8.03  Limitation on Resignation and Assignment by Servicer..........
Section 8.04  Assignment by Owner...........................................
Section 8.05  Merger or Consolidation of the Servicer.......................

                                   ARTICLE IX

               REPRESENTATIONS, WARRANTIES AND COVENANTS OF OWNER

Section 9.01  Organization and Good Standing; Licensing.....................
Section 9.02  Authorization; Binding Obligations............................
Section 9.03  No Consent Required...........................................
Section 9.04  No Violations.................................................
Section 9.05  Litigation....................................................

                                    ARTICLE X

                   REPRESENTATIONS AND WARRANTIES OF SERVICER

Section 10.01  Due Organization and Authority...............................
Section 10.02  Ordinary Course of Business..................................
Section 10.03  No Conflicts.................................................
Section 10.04  Ability to Service...........................................
Section 10.05  Ability to Perform...........................................
Section 10.06  No Litigation Pending........................................
Section 10.07  No Consent Required..........................................
Section 10.08  No Untrue Information........................................

                                    ARTICLE XI

                                      DEFAULT

Section 11.01  Events of Default............................................
Section 11.02  Waiver of Defaults...........................................

                                    ARTICLE XII

                                      CLOSING

Section 12.01  Closing Documents............................................

                                   ARTICLE XIII

                             MISCELLANEOUS PROVISIONS

Section 13.01  Notices......................................................
Section 13.02  Waivers......................................................
Section 13.03  Entire Agreement; Amendment..................................
Section 13.04  Execution; Binding Effect....................................
Section 13.05  Headings.....................................................
Section 13.06  Applicable Law...............................................
Section 13.07  Relationship of Parties......................................
Section 13.08  Severability of Provisions...................................
Section 13.09  Recordation of Assignments of Mortgage.......................
Section 13.10  Exhibits.....................................................
Section 13.11  Counterparts.................................................
Section 13.12  No Solicitation..............................................
Section 13.13  Cooperation of Servicer with a Reconstitution................
Section 13.14  Trademarks...................................................
Section 13.15  Confidentiality of Information...............................
Section 13.16  Seller Representations and Warranties........................
Section 13.17  Waiver of Trial by Jury......................................
Section 13.18  LIMITATION OF DAMAGES........................................
Section 13.19  SUBMISSION TO JURISDICTION; WAIVERS..........................


EXHIBITS

EXHIBIT 1      FORM OF MONTHLY REPORTS
EXHIBIT 2      FORM OF CUSTODIAL ACCOUNT CERTIFICATION
EXHIBIT 3      FORM OF CUSTODIAL ACCOUNT LETTER AGREEMENT
EXHIBIT 4      FORM OF ESCROW ACCOUNT CERTIFICATION
EXHIBIT 5      FORM OF ESCROW ACCOUNT LETTER AGREEMENT
EXHIBIT 6      FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT
EXHIBIT 7      FORM OF OFFICER'S CERTIFICATE
EXHIBIT 8      MORTGAGE LOAN DOCUMENTS
EXHIBIT 9      REPORTING REQUIREMENTS
EXHIBIT 10     FORM OF CONFIDENTIALITY AGREEMENT
EXHIBIT 11     FORM OF ANNUAL CERTIFICATION
EXHIBIT 12     FORM OF POWER OF ATTORNEY
EXHIBIT 13     HELLO AND GOODBYE LETTER FORMS
EXHIBIT 14     SUBPRIME DEFAULT AND REO SERVICING STANDARDS
EXHIBIT 15     REO SERVICING STANDARDS
EXHIBIT 16     FORM OF COMMITMENT LETTER

                            FLOW SERVICING AGREEMENT

            This Flow Servicing Agreement ("Flow Servicing Agreement" or "Agreement") is entered into as of May 1, 2005, by and between COUNTRYWIDE HOME LOANS SERVICING LP, a Texas limited partnership (the "Servicer"), and GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership (the "Owner").

            WHEREAS, the Owner has purchased and may, from time to time, purchase conventional, residential, fixed and adjustable rate, first and second lien mortgage loans (the "Mortgage Loans") from various originators to be delivered as whole loans on a servicing released basis pursuant to the related Purchase Agreement (as defined below) by and between the Owner and Seller (as defined below);

            WHEREAS, the Servicer regularly services residential mortgage loans and is or will be servicing the Mortgage Loans pursuant to one or more other servicing agreements between the Owner and Servicer; and

            WHEREAS, the Owner may from time to time desire that some or all of the Mortgage Loans be serviced pursuant to the terms of this Agreement, and the Servicer has agreed to service and administer the Mortgage Loans that become subject to this Agreement on an "at-will" basis, and the parties desire to provide the terms and conditions of such servicing by the Servicer.

            NOW, THEREFORE, in consideration of the mutual premises and agreements set forth herein and for other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            Section 1.01 Definitions. The following terms are defined as follows:

            Accepted Servicing Practices: With respect to any Mortgage Loan or REO Property, each of (a) those mortgage servicing practices (including collection procedures) of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and in compliance with all applicable federal, state and local laws which (i) servicing practices are in compliance with all federal, state and local laws and regulations, (ii) shall be in accordance with the Servicer's policies and procedures as amended from time to time for mortgage loans of the same type, (iii) are in accordance with the terms of the Mortgage and the Mortgage Note and (iv) at a minimum based on the requirements set forth from time to time by Fannie Mae.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Ancillary Income: All income derived from the Mortgage Loans (other than payments or other collections in respect of principal, interest, Escrow Payments and Prepayment Penalties) including, but not limited, to all late charges, interest received on funds deposited in the Custodial Account or any Escrow Account (subject to applicable law), assumption fees, reconveyance fees, subordination fees, SpeedPay fees, Mortgage Pay on the Web, ACH fees, demand statement fees, modification fees, if any, reinstatement fees, fees received with respect to checks on bank drafts returned by the related bank for insufficient funds, assumption fees and other similar types of fees arising from or in connection with any Mortgage Loan to the extent not otherwise payable to the Mortgagor under applicable law or pursuant to the terms of the related Mortgage Note.

            Assignment, Assumption, and Recognition Agreement: The document substantially in the form of Exhibit 6, to be executed by the Owner, the Servicer, and the assignee of the Owner in connection with the transfer, conveyance, grant, sale or assignment, of a Mortgage Loan.

            Appraised Value: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Owner.

            Best's: The current Best's Key Rating Guide.

            BPO: A broker price opinion.

            Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in (a) the States of New York or New Jersey, or (b) the state(s) in which the Servicer's servicing operations are located.

            Code:  Internal Revenue Code of 1986, as amended.

            Commission: The federal Securities and Exchange Commission.

            Commitment Letter: With respect to each Mortgage Loan Package, that certain letter agreement, substantially in the form of Exhibit 16 hereto, to be entered into between Owner and the Servicer setting forth certain business terms relating to the Mortgage Loans in the Mortgage Loan Package subject to this Agreement and when such Mortgage Loans are subject to a Reconstitution Agreement for the Mortgage Loan Package.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Cut-off Date: The date set forth in the related Purchase Agreement.

            Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04.

            Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents.

            Custodian: The custodian of the Mortgage Loan Documents as specified under the related Custodial Agreement.

            Determination Date: The last day of the month preceding the related Remittance Date.

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Due Period: With respect to amounts collected by the Servicer and required to be remitted to the Owner on each Remittance Date, the period commencing on the first day of the month and ending on the last day of the month preceding the month of the Remittance Date.

            Early Payment Default: With respect to the Mortgage Loan purchased under any Purchase Agreement, the failure of the related Mortgagor to make the first two Scheduled Payments due the Owner within thirty (30) days of each Due Date, or such other provision as specified by the Owner to the Servicer.

            Eligible Investments: Any one or more of the obligations and securities listed below which investment provides for a date of maturity not later than one day prior to the Remittance Date in each month (or such other date as permitted under this Agreement):

            (i) direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America ("Direct Obligations");

            (ii) federal funds, demand and time deposits in, certificates of deposits of, or bankers' acceptances issued by, any depository institution or trust company (including U.S. subsidiaries of foreign depositories) incorporated or organized under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities, so long as at the time of such investment or the contractual commitment providing for such investment the commercial paper or other short term debt obligations of such depository institution or trust company (or, in the case of a depository institution or trust company which is the principal subsidiary of a holding company, the commercial paper or other short term debt or deposit obligations of such holding company or deposit institution, as the case may be) have been rated by each Rating Agency in its highest short-term rating category or one of its two highest long-term rating categories;

            (iii) repurchase agreements collateralized by Direct Obligations or securities guaranteed by Fannie Mae or Freddie Mac with any registered broker/dealer subject to Securities Investors' Protection Corporation jurisdiction or any commercial bank insured by the FDIC, if such broker/dealer or bank has an uninsured, unsecured and unguaranteed obligation rated by each Rating Agency in its highest short-term rating category;

            (iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof which have a credit rating from each Rating Agency, at the time of investment or the contractual commitment providing for such investment, at least equal to one of the two highest long term credit rating categories of each Rating Agency; provided, however, that securities issued by any particular corporation will not be Eligible Investments to the extent that investment therein will cause the then outstanding principal amount of securities issued by such corporation to exceed 20% of the aggregate principal amount of all Eligible Investments in the Custodial Accounts and the Escrow Accounts; provided, further, that such securities will not be Eligible Investments if they are published as being under review with negative implications from either Rating Agency;

            (v) commercial paper (including both non-interest-bearing discount obligations and interest bearing obligations payable on demand or on a specified date not more than 180 days after the date of issuance thereof) rated by each Rating Agency in its highest short-term rating category;

            (vi) certificates or receipts representing direct ownership interests in future interest or principal payments on obligations of the United States of America or its agencies or instrumentalities (which obligations are backed by the full faith and credit of the United States of America) held by a custodian in safekeeping on behalf of the holders of such receipts; and

            (vii) any other demand, money market, common trust fund or time deposit or obligation, or interest bearing or other security or investment rated in the highest rating category by each Rating Agency;

provided, however, that (a) any such instrument shall be acceptable to the Rating Agencies, and (b) no such instrument shall be an Eligible Investment if such instrument evidences either (i) a right to receive only interest payments with respect to the obligations underlying such instrument, or (ii) both principal and interest payments derived from obligations underlying such instrument and the principal and interest payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations.

            Eligible Mortgage Loan: Either (a) a mortgage loan which meets any of the following loan characteristics: A conventional fixed rate mortgage loan or adjustable rate mortgage loan that is either a 1st lien or closed-end 2nd lien prime, Alt-A or subprime single family residential mortgage loan which mortgaged property is located in the United States or (b) such other mortgage loan products as are mutually agreed upon by the Servicer and the Owner in writing.

            Errors and Omissions Insurance Policy: An errors and omissions insurance policy to be maintained by the Servicer pursuant to Section 2.12.

            Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06.

            Escrow Payment: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Event of Default: Any one of the conditions or circumstances enumerated in Section 11.01.

            Fannie Mae: Federal National Mortgage Association, or any successor thereto.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

            Fidelity Bond: A fidelity bond to be maintained by the Servicer pursuant to Section 2.12.

            Fitch: Fitch, Inc., or its successor in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Flood Zone Service Contract: A transferable contract maintained for a Mortgaged Property with a nationally recognized flood zone service provider for the purpose of obtaining the current flood zone status relating to such Mortgaged Property.

            Foreclosure Commencement: The delivery of the applicable file to the Servicer's foreclosure counsel for initiation of foreclosure proceedings.

            Freddie Mac: Federal Home Loan Mortgage Corporation, or any successor thereto.

            Freddie Mac Transfer: Shall have the meaning set forth in Section 13.13.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994, as amended, or (b) classified as a "high cost," "threshold," "covered," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

            HOEPA: The federal Home Ownership and Equity Protection Act of 1994, as amended.

            HOEPA Loan: A Mortgage Loan which (a) the Owner has identified to the Servicer in the Mortgage Loan Schedule as being subject to HOEPA, or (b) which the Servicer discovers is subject to HOEPA.

            Index: With respect to each Adjustable Rate Mortgage Loan, the index set forth in the related Mortgage Note.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan, to the lesser of (a) the appraised value of the Mortgaged Property at origination or (b) if the Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

            MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

            MERS Mortgage Loan: Any Mortgage Loan as to which the related mortgage or assignment of Mortgage has been recorded in the name of MERS, as agent for the holder from time to time of the Mortgage Note and which is identified as a MERS Mortgage Loan on the related Mortgage Loan Schedule.

            MERS(R) System: The system of recording transfers of Mortgages electronically maintained by MERS.

            MIN: The Mortgage Identification Number of Mortgage Loans registered with MERS on the MERS(R) System.

            MOM Loan: Any Mortgage Loan where MERS acts as the mortgagee of record of such Mortgage Loan, solely as nominee for the originator of such Mortgage Loan and its successors and assigns, at the origination thereof.

            Monthly Advance: Any advance made by the Servicer pursuant to
Section 3.04.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc., and any successor thereto.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first or second lien, as applicable, on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first or second lien, as applicable, upon a leasehold estate of the Mortgagor.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to as the Mortgage File in Exhibit 8 annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as described in Section 2.11.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Loan: An individual mortgage loan to be serviced pursuant to this Agreement, as identified on the Mortgage Loan Schedule, which mortgage loan shall be an Eligible Mortgage Loan and includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights and all other rights, benefits, proceeds and obligations arising from or in connection with such mortgage loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents listed on Exhibit 8 attached hereto pertaining to any Mortgage Loan.

            Mortgage Loan Package: A pool of Mortgage Loans to be serviced by the Servicer hereunder and subject to the applicable Commitment Letter.

            Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Owner, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee.

            Mortgage Loan Schedule: The schedule of Mortgage Loans with respect to a Mortgage Loan Package, in a form mutually agreed upon by the Owner and the Servicer, to be delivered by the Owner to the Servicer, which schedule shall include, but not be limited to, the following information with respect to each Mortgage Loan: (1) the [name of the Seller and the] Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e. a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (7) the Loan-to-Value Ratio at origination; (8) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (9) the Mortgage Interest Rate as of the related Cut-off Date; (10) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (11) the stated maturity date; (12) the amount of the Monthly Payment as of the related Cut-off Date; (13) the last payment date on which a Monthly Payment was actually applied to pay interest and the outstanding principal balance; (14) the original principal amount of the Mortgage Loan; (15) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the related Cut-off Date; (16) with respect to Adjustable Rate Mortgage Loans, the Interest Rate Adjustment Date; (17) with respect to Adjustable Rate Mortgage Loans, the Gross Margin; (18) with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap under the terms of the Mortgage Note; (19) with respect to Adjustable Rate Mortgage Loans, a code indicating the type of Index; (20) with respect to Adjustable Rate Mortgage Loans, the Periodic Rate Cap under the terms of the Mortgage Note; (21) with respect to Adjustable Rate Mortgage Loans, the Periodic Rate Floor under the terms of the Mortgage Note; (22) the type of Mortgage Loan (i.e., Fixed Rate, Adjustable Rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance);
(24) a code indicating the documentation style (i.e. full, alternative or reduced); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) whether such Mortgage Loan provides for a Prepayment Penalty;
(27) the Prepayment Penalty period of such Mortgage Loan, if applicable; (28) a description of the Prepayment Penalty, if applicable; (29) the Mortgage Interest Rate as of origination; (30) the credit risk score (FICO score) at origination;
(31) the date of origination; (32) the Mortgage Interest Rate adjustment period;
(33) the Mortgage Interest Rate adjustment percentage; (34) the Mortgage Interest Rate floor; (35) the Mortgage Interest Rate calculation method (i.e., 30/360, simple interest, other); (36) a code indicating whether the Mortgage Loan is a Section 32 Mortgage Loan; (37) a code indicating whether the Mortgage Loan is assumable; (38) a code indicating whether the Mortgage Loan has been modified; (39) the one year payment history; (40) the Due Date for the first Monthly Payment; (41) the original Monthly Payment due; (42) with respect to the related Mortgagor, the debt-to-income ratio; (43) the Appraised Value of the Mortgaged Property; (44) the sales price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (45) the MERS identification number, (46) if the Mortgage Loan has borrower paid, lender paid or deep primary mortgage insurance coverage and, if so, (i) the insurer's name, (ii) the policy or certification number, (iii) the premium rate and (iv) the coverage percentage, (47) with respect to Second Lien Loans, the outstanding principal balance of the superior lien, (48) a code indicating whether the Mortgage Loan is a HOEPA Loan, (49) a code indicating whether the Mortgage Loan is a High Cost Loan, (50) a code indicating whether the Mortgage Loan is a subject to a buydown and (51) flood zone and flood insurance coverage information with respect to each Mortgage Loan (to the extent known by the Owner). With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: The real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

            Mortgagor:  The obligor on a Mortgage Note.

            Nonrecoverability Analysis:  As defined in Section 3.05.

            Nonrecoverable Advance: Any Servicing Advance or Monthly Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property which, in the good faith judgment of the Servicer, will not or, in the case of a proposed advance, would not, be ultimately recoverable from related Insurance Proceeds, Liquidation Proceeds or otherwise from such Mortgage Loan or REO Property. The determination by the Servicer that it has made a Nonrecoverable Advance or that any proposed Servicing Advance or Monthly Advance, if made, would constitute a Nonrecoverable Advance shall be evidenced by an Officer's Certificate delivered to the Owner.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Servicer, and delivered to the Owner.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Servicer, reasonably acceptable to the Owner, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the related Servicer and any master servicer of the related Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the related Servicer or any master servicer of the related Mortgage Loans or in an Affiliate of either and (iii) is not connected with the related Servicer or any master servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            Originator: With respect to a Mortgage Loan, the originator of the related Mortgage Loan.

            Other Fees: With respect to each Mortgage Loan, those fees set forth in Commitment Letter for the specific services described therein.

            Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

            Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            Prepayment Interest Shortfall Amount: With respect to any Mortgage Loan that was subject to a Principal Prepayment in full or in part during the Principal Prepayment Period, the amount, if any, by which one month's interest at the related Mortgage Loan Remittance Rate on such Principal Prepayment exceeds the amount of interest paid in connection with such Principal Prepayment.

            Prepayment Penalty: Any prepayment premium, penalty or charge collected by the Servicer with respect to a Mortgage Loan from a Mortgagor in connection with any Principal Prepayment pursuant to the terms of such Mortgage Loan.

            Prime Rate: The prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal (Northeast edition).

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any Prepayment Penalty and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Principal Prepayment Period: The month preceding the month in which the related Remittance Date occurs.

            Purchase Agreement: The agreement pursuant to which the Owner purchased the related Mortgage Loans from the related Seller.

            Qualified Depository: A depository the accounts of which are insured by the FDIC or is otherwise acceptable to the Rating Agencies.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Owner.

            Reconstitution: Either a Whole Loan Transfer or a Securitization Transfer.

            Reconstitution Agreements:  As defined in Section 13.13 hereof.

            Reconstitution Date:  As defined in Section 13.13 hereof.

            Regulation AB: Regulation AB under the Securities Act and the Securities Exchange Act, as such regulation may be amended from time to time.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: With respect to each Mortgage Loan, the 18th day of any month, or if such 18th day is not a Business Day, the following Business Day.

            REO Management Fee: With respect to each REO Property being managed by the Servicer, that fee set forth in the applicable Commitment Letter.

            REO Property: A Mortgaged Property acquired by the Servicer on behalf of the Owner through foreclosure or by deed in lieu of foreclosure, as described in Section 2.15.

            Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the outstanding principal balance of the Mortgage Loan as of the date of repurchase plus (ii) interest on such outstanding principal balance at the Mortgage Interest Rate from the date on which interest has last been paid and distributed to the Owner to the date of repurchase, less (y) amounts received in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in connection with such Mortgage Loan plus (z) any costs and damages incurred by the related trust with respect to any securitization of the Mortgage Loan in connection with any violation by such Mortgage Loan of any predatory- or abusive-lending law.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Securities Act: The federal Securities Act of 1933, as amended.

            Securities Exchange Act: The federal Securities Exchange Act of 1934, as amended.

            Securitization Transfer: The sale or transfer of some or all of the Mortgage Loans to a trust or other entity as part of a publicly offered or privately placed, rated or unrated mortgage pass-through or other mortgage-backed securities transaction.

            Seller: With respect to each Mortgage Loan, the Seller set forth in the related Purchase Agreement.

            Servicer: Countrywide Home Loans Servicing LP or any entity which services the Mortgage Loans pursuant to this Agreement or its successor in interest or any successor or assign to or designee of Servicer under this Agreement as herein provided. Unless the context requires otherwise, all references to "Servicer" in this Agreement shall be deemed to include such Servicer's successors in interest, assignees or designees.

            Servicer Employees:  As defined in Section 2.12.

            Servicer Information: As defined in Section 13.13.

            Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred (regardless if any such advance is not, in the reasonable determination of the Servicer, a Nonrecoverable Servicing Advance when made but, thereafter, becomes a Nonrecoverable Servicing Advance) in the performance by the Servicer of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property or REO Property, (b) any fees relating to any enforcement or judicial proceedings, excluding foreclosures, (c) any appraisals, valuations, broker price opinions, inspections, or environmental assessments, (d) foreclosure actions per FNMA attorney fees and costs guidelines, (e) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage, (f) taxes, assessments, water rates, sewer rents and other charges which are or may become a lien upon the Mortgaged Property, and (g) executing and recording instruments of satisfaction, deeds of reconveyance.

            Servicing Criteria: The "servicing criteria" set forth in Item 1122(d) of Regulation AB, which as of the date hereof consists of the following:

            (A)   General servicing considerations.

                  (1) Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.

                  (2) If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party's performance and compliance with such servicing activities.

                  (3) Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loan are maintained.

                  (4) A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

            (B)   Cash collection and administration.

                  (1) Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days of receipt.

                  (2) Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.

                  (3) Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

                  (4) The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

                  (5) Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

                  (6) Unissued checks are safeguarded so as to prevent unauthorized access.

                  (7) Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate;
                        (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

            (C)   Investor remittances and reporting.

                  (1) Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors' or the trustee's records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

                  (2) Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

                  (3) Disbursements made to an investor are posted within two business days to the Servicer's investor records.

                  (4) Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.

            (D)   Mortgage loan administration.

                  (1) Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.

                  (2) Mortgage Loans and related documents are safeguarded as required by the transaction agreements.

                  (3) Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

                  (4) Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer's obligor records maintained no more than two business days after receipt and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

                  (5) The Servicer's records regarding the mortgage loans agree with the Servicer's records with respect to an obligor's unpaid principal balance.

                  (6) Changes with respect to the terms or status of an obligor's mortgage loan (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related mortgage loan documents.

                  (7) Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

                  (8) Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

                  (9) Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.

                  (10) Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loan, or such other number of days specified in the transaction agreements.

                  (11) Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

                  (12) Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer's funds and not

                  (13) charged to the obligor, unless the late payment was due to the obligor's error or omission.

                  (14) Disbursements made on behalf of an obligor are posted within two business days to the obligor's records maintained by the servicer.

                  (15) Delinquencies, charge-offs and uncollectable accounts are recognized and recorded in accordance with the transaction agreements.

                  (16)  Any external enhancement or other support, identified in
                        Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

            Servicing Fee: With respect to each Mortgage Loan and any Remittance Date, an amount equal to the product of (i) one-twelfth of the Servicing Fee Rate, and (ii) the Stated Principal Balance of such Mortgage Loan as of the first day of the calendar month preceding the month in which such Distribution Date occurs. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Servicer under this Agreement. With respect to each Mortgage Loan, the Servicer shall be entitled to receive accrued and unpaid Servicing Fees upon disposition of any related REO Property or the date on which the Mortgage Loan is no longer serviced by Servicer. The Servicer shall be entitled to the Servicing Fee applicable to foreclosures through and including the month following the filing of the claim.

            Servicing Fee Rate: With respect to each Mortgage Loan, the servicing fee rate set forth in the applicable Commitment Letter.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Servicer consisting of originals, if provided, or copies of all documents in the Mortgage File which are not delivered to the Owner, its designee or the Custodian and copies of the Mortgage Loan Documents.

            Servicing Officer: Any officer of the Servicer involved in or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Servicer to the Owner upon request, as such list may from time to time be amended.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Servicer for servicing the Mortgage Loans; (c) any Ancillary Income with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Servicer thereunder; (e) any and all rights to and in the Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Special Deposit Account: An account which the Owner and Servicer agree shall be a special deposit account for the benefit of the related Owner under applicable law.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and any successor thereto.

            Stated Principal Balance: As to each Mortgage Loan, (i) the principal balance of the Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Owner with respect to the related Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

            Tax Service Contract: A life-of-loan tax service contract maintained for the Mortgaged Property with a tax service provider for the purpose of obtaining current information from local taxing authorities relating to such Mortgaged Property.

            Transfer Date: With respect to a Mortgage Loan, the date on which the physical servicing of the Mortgage Loans is transferred from the Servicer pursuant to this Agreement to a successor servicer.

            Underwriting Guidelines: The underwriting guidelines of the Originator, as identified or specified in the related Purchase Agreement.

            Whole Loan Transfer: The sale or transfer by Owner of some or all of the Mortgage Loans in a whole loan or participation format (including, without limitation, a Fannie Mae Transfer or Freddie Mac Transfer).


                                   ARTICLE II

                                    SERVICING

            Section 2.01 Servicer to Act as Servicer.

            With respect to the Mortgage Loans in each Mortgage Loan Package, from and after the date set forth in the applicable Commitment Letter, the Servicer, as an independent contractor, shall service and administer the Mortgage Loans, pursuant to the terms of this Agreement, under the Servicer's name on a scheduled/scheduled basis, and shall have full power and authority to do any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable, consistent with the terms of this Agreement and with Accepted Servicing Practices. The Servicer shall acknowledge by email to the Owner its receipt of each Mortgage Loan Schedule and the Servicer's assumption of the servicing responsibilities with respect to the related Mortgage Loan Package; provided, that each Mortgaged Loan Package will become subject to this Agreement only upon the execution and delivery of the Commitment Letter by both the Owner and the Servicer.

            The Servicer shall provide the Owner with a description of its modification plan types. The Servicer shall not enter into any modification plan which is not a modification plan type approved by the Owner.

            Unless provided herein, Owner shall delegate authority to the Servicer to carry out its servicing and administration duties without obtaining Owner's prior written approval. Notwithstanding anything in this Agreement to the contrary, the Servicer shall not (i) permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, reduce or increase the principal balance (except for reductions resulting from actual payments of principal) or change the final maturity date on such Mortgage Loan (except for (A) a reduction of interest payments resulting from the application of the Servicemembers' Civil Relief Act or any similar state laws, or (B) as provided in the following paragraph, the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Servicer, reasonably foreseeable) or (ii) except as provided in the following paragraph, waive any Prepayment Penalty.

            Consistent with the terms of this Agreement and Accepted Servicing Practices, the Servicer may (i) waive any late payment charge or, if applicable, any penalty interest, or (ii) extend the due dates for the Monthly Payments due on a Mortgage Note for a period of not greater than 180 days; provided, that any extension pursuant to clause (ii) above shall not affect the amortization schedule of any Mortgage Loan for purposes of any computation hereunder, except as provided below. In the event of any such arrangement pursuant to clause (ii) above, the Servicer shall make timely advances on such Mortgage Loan during such extension pursuant to Section 3.04 and in accordance with the amortization schedule of such Mortgage Loan without modification thereof by reason of such arrangements, provided that the Servicer shall not be required to make any such advances that are Nonrecoverable Advances. Notwithstanding the foregoing, in the event that any Mortgage Loan is in default or, in the judgment of the Servicer, such default is reasonably foreseeable, the Servicer, consistent with the standards set forth in this Agreement and Accepted Servicing Practices, may also waive, modify or vary any term of such Mortgage Loan (including modifications that would change the Mortgage Rate, forgive the payment of principal or interest, extend the final maturity date of such Mortgage Loan or waive, in whole or in part, a Prepayment Penalty), accept payment from the related Mortgagor of an amount less than the Stated Principal Balance in final satisfaction of such Mortgage Loan, or consent to the postponement of strict compliance with any such term or otherwise grant indulgence to any Mortgagor (any and all such waivers, modifications, variances, forgiveness of principal or interest, postponements, or indulgences collectively referred to herein as "forbearance"); provided, however, that the terms of any Mortgage Loan may only be waived, modified, varied or forgiven once without the consent of the Owner while the Mortgage Loan remains outstanding. The Servicer's analysis supporting any forbearance and the conclusion that any forbearance meets the standards of this section shall be reflected in writing in the Servicing File. The Servicer is hereby authorized and empowered to execute and deliver on behalf of itself and the Owner, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. If reasonably required by the Servicer, the Owner shall furnish the Servicer with a fully executed Power of Attorney and other documents necessary or appropriate to enable Servicer to carry out its servicing and administrative duties under this Agreement. Servicer may request the consent of Owner in writing by certified mail, overnight courier or such other means as may be agreed to by the parties to a course of action that Servicer proposes to take under this Agreement. Unless Owner shall give written notice to Servicer that it objects to any recommended course of action within ten (10) Business Days immediately following the day on which Owner received Servicer's written consent request (together with its recommended course of action and relevant supporting documentation), Owner shall be deemed to have consented to such recommended course of action, and Servicer may take the action recommended to Owner, unless Servicer determines, in its reasonable discretion, that such action is no longer prudent or applicable and the Servicer notifies the Owner of such decision not to act. In the event that Owner shall object to Servicer's recommended course of action, Servicer shall take such action as is required by Owner, and Servicer shall have no liability therefor if it is not negligent in performing such action. Further, to the extent Servicer has provided Owner with reasonably timely notice, Owner shall indemnify and hold harmless Servicer from and against any penalty, fine or damages that may result from Owner's decision to wait for any period of time up to ten (10) Business Days before providing Servicer with direction as to the course of action to be taken as permitted in the second immediately preceding sentence. In addition, notwithstanding the foregoing, the Servicer may also waive, in whole or in part, a Prepayment Penalty if such Prepayment Penalty is
(i) not permitted to be collected by applicable law, or (ii) the enforceability thereof is limited (1) by bankruptcy, insolvency, moratorium, receivership or other similar laws relating to creditor's rights or (2) due to acceleration in connection with a foreclosure or other involuntary payment. If a Prepayment Penalty is waived other than as permitted above, then the Servicer is required to deposit the amount of such waived Prepayment Penalty into the Custodial Account together with and at the time that the amount prepaid on the related Mortgage Loan is required to be deposited into the Custodial Account; provided, however, that the Servicer shall not have an obligation to pay the amount of any uncollected Prepayment Penalty if the failure to collect such amount is the direct result of inaccurate or incomplete information on the Mortgage Loan
Schedule in effect at such time. In servicing and administering the Mortgage Loans, the Servicer shall employ procedures (including collection procedures) and exercise the same care that it customarily employs and exercises in servicing and administering mortgage loans for its own account, where such procedures do not conflict with the requirements of this Agreement, and the Owner's reliance on the Servicer. In addition, the Servicer shall retain adequate personnel to effect such servicing and administration of the Mortgage Loans.

            The Owner may sell and transfer, in whole or in part, some or all of the Mortgage Loans at any time and from time to time (including, without limitation, in connection with a Securitization Transfer). Upon any such sale, the Servicer shall execute and deliver an Assignment, Assumption and Recognition Agreement; provided, that the Servicer shall not be obligated to recognize the transferee of such Mortgage Loans as the assignee of the rights of the Owner hereunder with respect to such Mortgage Loans unless such transferee executes and delivers such Assignment, Assumption and Recognition Agreement. Upon such execution, the Servicer shall mark its books and records to reflect the ownership of the Mortgage Loans by such transferee. Upon such assignment of rights and assumption of obligations, the assignee or designee shall accede to the rights and obligations hereunder of the Owner with respect to the transferred Mortgage Loans, except as otherwise set forth in the Assignment, Assumption and Recognition Agreement, and the Owner shall be released from its obligations hereunder accruing on and after the date of such transfer, but shall remain liable for any obligations hereunder accruing prior to the date of such transfer. Notwithstanding the foregoing, there shall not be more than three Owners of the Mortgage Loans with respect to any particular Mortgage Loan Package inclusive of the Mortgage Loans included in a Securitization Transfer.

            The Servicer shall notify MERS of the ownership interest of Owner in each MOM Loan through the MORNET system or MIDANET system, as applicable, or any other comparable system acceptable to MERS. At any time during the term of this Agreement, Owner may direct Servicer to cause any MOM Loan to be deactivated from the MERS System.

            The Servicing File maintained by the Servicer pursuant to this Agreement shall be appropriately marked and identified in the Servicer's computer system to clearly reflect the ownership of the related Mortgage Loan by the Owner. The Servicer shall release from its custody the contents of any Servicing File maintained by it only in accordance with this Agreement.

            The Servicer shall be responsible for the actions of any vendors which the Servicer utilizes to carry out its obligations hereunder and any fees paid to such vendors shall be paid by the Servicer from its own funds.

            Section 2.02 Liquidation of Mortgage Loans.

            In the event that any payment due under any Mortgage Loan and not postponed pursuant to Section 2.01 is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Servicer shall take such action as the Servicer shall determine reasonably to be in the best interest of the Owner in accordance with Accepted Servicing Practices. In the event that any payment due under any Mortgage Loan is not postponed pursuant to Section 2.01 and remains delinquent for a period of 90 days or any other default continues for a period of 90 days beyond the expiration of any grace or cure period (or such other period as is required by law in the jurisdiction where the related Mortgaged Property is located) or earlier as determined by the Servicer, the Servicer shall cause a Foreclosure Commencement in accordance with Accepted Servicing Practices. In such connection, the Servicer shall from its own funds make all necessary and proper Servicing Advances, provided, however, that the Servicer shall not be required to expend its own funds in connection with any foreclosure or towards the restoration or preservation of any Mortgaged Property, unless it shall determine (a) that such preservation, restoration and/or foreclosure will increase the proceeds of liquidation of the Mortgage Loan to Owner after reimbursement to itself for such expenses and (b) that such expenses will be recoverable by it either through Liquidation Proceeds (respecting which it shall have priority for purposes of withdrawals from the Custodial Account pursuant to
Section 2.05) or through Insurance Proceeds (respecting which it shall have similar priority). Notwithstanding anything herein to the contrary, no Servicing Advance shall be required to be made hereunder if such Servicing Advance would, if made, constitute a Nonrecoverable Advance. The determination by the Servicer that it has made a Nonrecoverable Advance or that any proposed Servicing Advance would constitute a Nonrecoverable Advance shall be evidenced by an Officers' Certificate of the Servicer, delivered to the Owner which details the reasons for such determination.

            The Servicer acknowledges and agrees that it shall take and initiate any legal actions with respect to any Mortgage Loans and REO Properties, including, without limitation, any foreclosure actions, acceptance of deeds-in-lieu of foreclosure, and any collection actions with respect to any Mortgage Loans or REO Properties on behalf of the Owner, but only in the name of the Servicer or its nominee and without reference to the Owner. Except as otherwise required by law or with the consent of the Owner, under no circumstances shall any such action be taken in the name of, or with any reference to, the Owner. The Servicer shall provide prior written notice to the Owner if the Servicer is required by applicable law to take any legal actions with respect to the Mortgage Loan or REO Properties in the name of, or with reference to, the Owner.

            Notwithstanding the foregoing, all actions must be approved by the Owner relating to any Mortgaged Property that is determined to be contaminated by hazardous or toxic substances or wastes.

            With respect to any HOEPA Loan which is in default, but prior to the commencement of any loss mitigation procedures or foreclosure proceedings if a Loan is known to be a HOEPA Loan at time of commencement of such proceedings, the Servicer shall (A) review the related Mortgage File to determine whether or not the Mortgage File contains the disclosure documents required by HOEPA, whether or not such documents were executed by the related Mortgagor(s), and whether or not such documents were executed three or more days in advance of closing and (B) inform the Owner if such timely and executed disclosure documents are not in the Mortgage File.

            Further, prior to the commencement of any loss mitigation procedures with respect to a HOEPA Loan, the Servicer shall notify those servicing personnel involved in loss mitigation related to the Mortgage Loan as to whether or not any such disclosure documentation is defective or missing.

            In addition, once the Servicer determines to commence a foreclosure proceeding with respect to a HOEPA Loan, but prior to such commencement, the Servicer and its outside counsel shall review the Mortgage File to determine whether or not the requirements of HOEPA shall have been satisfied in connection with the origination, underwriting, servicing and sale of such HOEPA Loan, including whether or not required and accurate disclosures were made to and acknowledged by the related Mortgagor(s). Finally, the Servicer shall notify the Owner within 3 Business Days of receipt of notice by the Servicer's proper servicing department if at any time the Mortgagor asserts a claim or defense based on HOEPA, whether in a written notice, as a defense to a foreclosure proceeding, or otherwise.

            Notwithstanding anything to the contrary contained herein, in connection with a foreclosure, in the event the Servicer has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Owner otherwise requests an environmental inspection or review of such Mortgaged Property to be conducted by a qualified inspector the Servicer shall cause the Mortgaged Property to be so inspected. Upon completion of the inspection, the Servicer shall promptly provide the Owner with a written report of the environmental inspection.

            After reviewing the environmental inspection report, the Owner shall determine how the Servicer shall proceed with respect to the Mortgaged Property. In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) the Owner directs the Servicer to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Servicer shall be reimbursed for all reasonable costs associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental clean up costs, as applicable, from the related Liquidation Proceeds, or if the Liquidation Proceeds are insufficient to fully reimburse the Servicer, the Servicer shall be entitled to be reimbursed from amounts in the Custodial Account pursuant to Section 2.05 hereof. In the event the Owner directs the Servicer not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Servicer shall be reimbursed for all Servicing Advances made with respect to the related Mortgaged Property from the Custodial Account pursuant to Section 2.05 hereof.

            Section 2.03 Collection of Mortgage Loan Payments.

            The Servicer shall proceed diligently to collect all payments due under each of the related Mortgage Loans when the same shall become due and payable and shall take special care in ascertaining and estimating Escrow Payments, to the extent applicable, and all other charges that will become due and payable with respect to the Mortgage Loans and each related Mortgaged Property, to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable. Notwithstanding anything herein to the contrary, Servicer shall not be required to institute or join in litigation with respect to collection of any payment (whether under a Mortgage, Mortgage Note, PMI Policy or otherwise or against any public or governmental authority with respect to a taking or condemnation) if in its reasonable judgment it believes that it will be unable to enforce the provision of the Mortgage or other instrument pursuant to which payment is required.

            Section 2.04 Establishment of and Deposits to Custodial Account.

            The Servicer shall segregate and hold all funds collected and received pursuant to the Mortgage Loans separate and apart from any of its own funds and general assets and shall establish one or more Custodial Accounts, in the form of time deposit or demand accounts, titled "Countywide Home Loans Servicing LP, in trust for [Name of Owner]". The Custodial Account shall be established with a Qualified Depository acceptable to the Owner as a Special Deposit Account. Any funds deposited in the Custodial Account shall at all times be fully insured to the full extent permitted by the FDIC and as otherwise acceptable to the Rating Agencies and any amounts therein may be invested in Eligible Investments. The creation of any Custodial Account shall be evidenced by a certification in the form of Exhibit 2 hereto, in the case of an account established with the Servicer, or by a letter agreement in the form of Exhibit 3 hereto, in the case of an account held by a depository other than the Servicer. A copy of such certification or letter agreement shall be furnished to the Owner and, upon request, to any subsequent Owner.

            The Servicer shall deposit in the Custodial Account on or prior to the second Business Day following receipt thereof, and retain therein, the following collections received by the Servicer and payments made by the Servicer pursuant to this Agreement:

            (i) all payments on account of principal on the Mortgage Loans, including all Principal Prepayments;

            (ii) all payments on account of interest on the Mortgage adjusted to the Mortgage Loan Remittance Rate;

            (iii) all Liquidation Proceeds and any amount received with respect to REO Property;

            (iv) all Insurance Proceeds including amounts required to be deposited pursuant to Section 2.10 (other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 2.14), and Section 2.11;

            (v) all Condemnation Proceeds which are not applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 2.14;

            (vi) any amount required to be deposited in the Custodial Account pursuant to Section 2.15, 3.01, or 4.02;

            (vii) any amounts payable in connection with the repurchase of any Mortgage Loan pursuant to the related Purchase Agreement;

            (viii) with respect to each Principal Prepayment in full or in part, the Prepayment Interest Shortfall Amount, if any, for the month of distribution. Such deposit shall be made from the Servicer's own funds, without any right of reimbursement therefor up to a maximum amount per month of one-half of the Servicing Fee actually received for such month for the Mortgage Loans;

            (ix) any Prepayment Penalties received with respect to any Mortgage Loan; and

            (x) any amounts required to be deposited by the Servicer pursuant to
      Section 2.11 in connection with the deductible clause in any blanket hazard insurance policy.

            The foregoing requirements for deposit into the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, unless otherwise provided herein, payments in the nature of Ancillary Income need not be deposited by the Servicer into the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Servicer and the Servicer may retain any such interest.

            With respect to any Mortgage Loan subject to a Securitization Transfer, the Servicer shall establish a separate custodial account for the related securitization and deposit all amounts that have been or are subsequently received with respect to such Mortgage Loan into the custodial account created for the securitization on the date of the Securitization Transfer, or as soon as possible thereafter (but not to exceed 48 hours after such date).

            Section 2.05  Permitted Withdrawals From Custodial Account.

            Subject to Section 3.01, the Servicer shall be entitled to withdraw funds from the Custodial Account for the following purposes:

            (i) to make payments to the Owner in the amounts and in the manner provided Section 3.01;

            (ii) to reimburse itself for Monthly Advances of the Servicer's funds made pursuant to Section 3.04, the Servicer's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan (including without limitation, late recoveries of payments from the Mortgagor, Liquidation Proceeds and Insurance Proceeds with respect to such Mortgage Loan to the extent collected) which represent late payments of principal and/or interest respecting which any such advance was made; it being understood that, in the case of any such reimbursement, the Servicer's right thereto shall be prior to the rights of the Owner;

            (iii) to pay itself the Servicing Fee from Liquidation Proceeds, Insurance Proceeds or other amounts received with respect to the related Mortgage Loan (to the extent the Servicer has not retained the Servicing
      Fee);

            (iv) to reimburse itself for unreimbursed Servicing Advances (except to the extent reimbursed pursuant to Section 2.07), any accrued but unpaid Servicing Fees, Other Fees and for unreimbursed advances of Servicer funds made pursuant to Section 2.15, the Servicer's right to reimburse itself pursuant to this subclause (iv) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Servicer from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reimbursement, the Servicer's right thereto shall be prior to the rights of the Owner;

            (v) following the liquidation of a Mortgage Loan, to reimburse itself for (a) any unpaid Servicing Fees to the extent not recoverable from Liquidation Proceeds, Insurance Proceeds or other amounts received with respect to the related Mortgage Loan under Section 2.05(iii) and (b) any unreimbursed Nonrecoverable Advances made by the Servicer in accordance with this Agreement;

            (vi) to invest funds in Eligible Investments in accordance with
      Section 2.09;

            (vii) to withdraw funds deposited in the Custodial Account in error;

            (viii) to pay to itself any interest earned on funds deposited in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date); and

            (ix) to clear and terminate the Custodial Account upon the termination of this Agreement.

            Section 2.06 Establishment of and Deposits to Escrow Account. The Servicer shall segregate and hold all funds collected and received pursuant to a Mortgage Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts, in the form of time deposit or demand accounts, titled "Countrywide Home Loans Servicing LP, in trust for [Name of Owner] and various Mortgagors". The Escrow Account shall be established with a Qualified Depository as a Special Deposit Account, in a manner which shall provide maximum available insurance by the FDIC and as otherwise acceptable to the Rating Agencies. Funds deposited in the Escrow Accounts may be drawn on by the Servicer in accordance with Section
2.07. The creation of any Escrow Account shall be evidenced by a certification in the form of Exhibit 4 hereto, in the case of an account established with the Servicer, or by a letter agreement in the form of Exhibit 5 hereto, in the case of an account held by a depository other than the Servicer. A copy of such certification shall be furnished to the Owner and, upon request, to any subsequent Owner.

            The Servicer shall deposit in the Escrow Account or Accounts on or prior to the second Business Day following receipt thereof, and retain therein:

            (i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement; and

            (ii) all amounts representing Insurance Proceeds or Condemnation Proceeds which are to be applied to the restoration or repair of any Mortgaged Property.

            The Servicer shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, as set forth in
Section 2.07. Any interest paid on funds deposited in the Escrow Account by the depository institution shall accrue to the benefit of the Servicer, other than interest on escrowed funds required by law to be paid to the Mortgagor. To the extent required by law, the Servicer shall be responsible to pay from its own funds interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account may be non-interest bearing or that interest paid thereon is insufficient for such purposes.

            Section 2.07 Permitted Withdrawals From Escrow Account.

            Withdrawals from the Escrow Account or Accounts may be made by the Servicer only:

            (i) to effect timely payments of ground rents, taxes, assessments, water rates, mortgage insurance premiums, condominium charges, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage;

            (ii) to reimburse the Servicer for any Servicing Advance made by the Servicer pursuant to Section 2.08 with respect to a related Mortgage Loan, but only from amounts received on the related Mortgage Loan which represent late collections of Escrow Payments thereunder;

            (iii) to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan or applicable federal or state law or judicial or administrative ruling;

            (iv) for transfer to the Custodial Account in accordance with the terms of the related Mortgage and Mortgage Note;

            (v) for application to restoration or repair of the Mortgaged Property in accordance with the procedures outlined in Section 2.14;

            (vi) to pay the Servicer, or any Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

            (vii) to reimburse itself for any amounts deposited in the Escrow Account in error; and

            (viii) to clear and terminate the Escrow Account on the termination of this Agreement.

            Section 2.08 Payment of Taxes, Insurance and Other Charges.

            With respect to each Mortgage Loan that provides for Escrow Payments, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates, sewer rents, and other charges which are or may become a lien upon the Mortgaged Property and the status fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage.

            To the extent that any Mortgage Loan does not provide for Escrow Payments, the Servicer shall determine that any such payments are made by the Mortgagor. With respect to each Mortgage Loan, subject to Accepted Servicing Practices, the Servicer assumes full responsibility for the payment of all such bills and shall effect payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make Servicing Advances from its own funds to effect such payments within the time period required to avoid the loss of the related Mortgaged Property by foreclosure from a tax or other lien. Notwithstanding the foregoing, if the Servicer reasonably determines that such Servicing Advance would be a Nonrecoverable Advance, the Servicer shall have no obligation to make such Servicing Advance. If Servicer fails to make a Servicing Advance with respect to any payment prior to the date on which any late payment penalties or costs related to protecting the lien accrue, the Servicer shall pay any such penalties or costs within the time period required to avoid the loss of the related Mortgaged Property by foreclosure from a tax or other lien; provided, however, that if the Servicer reasonably determines that such Servicing Advance would be a Nonrecoverable Advance, the Servicer shall have no obligation to make such Servicing Advance.

            Section 2.09 Protection of Accounts.

            The Servicer may transfer the Custodial Account or the Escrow Account to a different Qualified Depository from time to time. Such transfer shall be made only upon notice to the Owner, which notice shall be provided prior to such transfer unless such transfer is due to an emergency.

            The Servicer shall bear any expenses, losses or damages sustained by the Owner because the Custodial Account and/or Escrow Account are not demand deposit accounts.

            Amounts on deposit in the Custodial Account or Escrow Account may at the option of the Servicer be invested in Eligible Investments. Any such Eligible Investment shall mature no later than one day prior to the Remittance Date in each month; provided, however, that if such Eligible Investment is an obligation of a Qualified Depository (other than the Servicer) that maintains the Custodial Account or the Escrow Account, then such Eligible Investment may mature on the related Remittance Date. Any such Eligible Investment shall be made in the name of the Servicer in trust for the benefit of the Owner. All income on or gain realized from any such Eligible Investment shall be for the benefit of the Servicer and may be withdrawn at any time by the Servicer. Any losses incurred in respect of any such investment shall be deposited in the Custodial Account or the Escrow Account, by the Servicer out of its own funds immediately as realized. If, at any time, the amount on deposit in the Custodial Account or the Escrow Account exceeds the amount of the applicable FDIC insurance, such excess above the amount of the applicable FDIC insurance shall be invested in Eligible Investments.

            Section 2.10 Maintenance of Hazard Insurance.

            The Servicer shall cause to be maintained for each Mortgage Loan, hazard insurance such that all buildings upon the Mortgaged Property are insured by a generally acceptable insurer acceptable under the Fannie Mae Guides against loss by fire, hazards of extended coverage and such other hazards as are required to be insured pursuant to the Fannie Mae Guides, in an amount which is at least equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan and (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan or (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor or the loss payee from becoming a co-insurer.

            If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is, and shall continue to be, covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier acceptable under the Fannie Mae Guides in an amount representing coverage not less than the lesser of (i) the aggregate unpaid principal balance of the Mortgage Loan, (ii) maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended (regardless of whether the area in which such Mortgaged Property is located is participating in such program), or (iii) the full replacement value of the improvements which are part of such Mortgaged Property. If a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the National Flood Insurance Act of 1968, as amended, the Servicer shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Servicer shall immediately force place the required flood insurance on the Mortgagor's behalf.

            If a Mortgage is secured by a unit in a condominium project, the Servicer shall verify that the coverage required of the owner's association, including hazard, flood, liability, and fidelity coverage, is being maintained in accordance with then current Fannie Mae requirements, and secure from the owner's association its agreement to notify the Servicer promptly of any change in the insurance coverage or of any condemnation or casualty loss that may have a material effect on the value of the Mortgaged Property as security.

            The Servicer shall cause to be maintained on each Mortgaged Property such other or additional insurance as may be required pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance, or pursuant to the requirements of any private mortgage guaranty insurer, or as may be required to conform with Accepted Servicing Practices.

            In the event that the Owner or the Servicer shall determine that the Mortgaged Property should be insured against loss or damage by hazards and risks not covered by the insurance required to be maintained by the Mortgagor pursuant to the terms of the Mortgage, the Servicer shall in accordance with the Fannie Mae Guides make commercially reasonable efforts to communicate and consult with the Mortgagor with respect to the need for such insurance and bring to the Mortgagor's attention the desirability of protection of the Mortgaged Property.

            All policies required hereunder shall name the Servicer and its successors and assigns as a mortgagee and loss payee and shall be endorsed with non contributory standard or New York mortgagee clauses which shall provide for at least 30 days prior written notice of any cancellation, reduction in amount or material change in coverage.

            The Servicer shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Servicer shall not accept any such insurance policies from insurance companies unless such companies are acceptable under the Fannie Mae Guides and are licensed to do business in the jurisdiction in which the Mortgaged Property is located. The Servicer shall determine that such policies provide sufficient risk coverage and amounts as required pursuant to the Fannie Mae Guides, that they insure the property owner, and that they properly describe the property address. The Servicer shall furnish to the Mortgagor a formal notice of expiration of any such insurance in sufficient time for the Mortgagor to arrange for renewal coverage by the expiration date; provided, however, that in the event that no such notice is furnished by the Servicer, the Servicer shall ensure that replacement insurance policies are in place in the required coverages and the Servicer shall be solely liable for any losses in the event coverage is not provided.

            Pursuant to Section 2.04, any amounts collected by the Servicer under any such policies (other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the related Mortgaged Property, or property acquired in liquidation of the Mortgage Loan, or to be released to the Mortgagor, in accordance with the Servicer's normal servicing procedures as specified in Section 2.14) shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 2.05.

            Section 2.11 Maintenance of Mortgage Impairment Insurance.

            In the event that the Servicer shall obtain and maintain a blanket policy insuring against losses arising from fire and hazards covered under extended coverage on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section
2.10 and otherwise complies with all other requirements of Section 2.10, it shall conclusively be deemed to have satisfied its obligations as set forth in
Section 2.10. Any amounts collected by the Servicer under any such policy relating to a Mortgage Loan shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 2.05. Such policy may contain a deductible clause, in which case, in the event that there shall not have been maintained on the related Mortgaged Property a policy complying with Section 2.10, and there shall have been a loss which would have been covered by such policy, the Servicer shall deposit in the Custodial Account at the time of such loss the amount not otherwise payable under the blanket policy because of such deductible clause, such amount to be deposited from the Servicer's funds, without reimbursement therefor. Upon request of the Owner, the Servicer shall cause to be delivered to the Owner a certified true copy of such policy and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without 30 days' prior written notice to the Owner.

            Section 2.12 Maintenance of Fidelity Bond and Errors and Omissions Insurance.

            The Servicer shall maintain with responsible companies, at its own expense, a blanket Fidelity Bond and an Errors and Omissions Insurance Policy, with broad coverage on all officers, employees or other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans ("Servicer Employees"). Any such Fidelity Bond and Errors and Omissions Insurance Policy shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Servicer against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Servicer Employees. Such Fidelity Bond and Errors and Omissions Insurance Policy also shall protect and insure the Servicer against losses in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 2.12 requiring such Fidelity Bond and Errors and Omissions Insurance Policy shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The minimum coverage under any such Fidelity Bond and Errors and Omissions Insurance Policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Mortgage-Backed Securities Selling and Servicing Guide. Upon the request of the Owner, the Servicer shall cause to be delivered to the Owner a certified true copy of such Fidelity Bond and Errors and Omissions Insurance Policy.

            Section 2.13 Inspections.

            The Servicer shall inspect the Mortgaged Property as often as is deemed necessary by the Servicer to assure itself that the value of the Mortgaged Property is being preserved. In addition, if any Mortgage Loan is more than 90 days delinquent, the Servicer shall promptly inspect the Mortgaged Property and shall conduct subsequent inspections in accordance with Accepted Servicing Practices; provided further that if the Servicer determines that any Mortgaged Property is vacant, the Servicer shall promptly inspect to the Mortgaged Property and should conduct subsequent inspections every 30 days. The Servicer shall document on its servicing system each such inspection. The costs of such inspections shall be treated as Servicing Advances for which the Servicer shall be entitled to full reimbursement for in accordance with Section 2.05(iii).

            Section 2.14 Restoration of Mortgaged Property.

            The Servicer need not obtain the approval of the Owner prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Accepted Servicing Practices and the terms of this Agreement. At a minimum, the Servicer shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation
Proceeds:

            (i) the Servicer shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

            (ii) the Servicer shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics' and materialmen's liens;

            (iii) the Servicer shall verify that the Mortgage Loan is not in default; and

            (iv) pending repairs or restoration, the Servicer shall place the Insurance Proceeds or Condemnation Proceeds in the Escrow Account.

            If the Owner is named as an additional loss payee, the Servicer is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Owner.

            Section 2.15 Title, Management and Disposition of REO Property.

            In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Servicer on behalf of the Owner and without reference to the Owner except as otherwise required by law. The Person or Persons holding such title other than the Owner shall acknowledge in writing that such title is being held as nominee for the Owner.

            The Servicer shall manage, conserve, protect and operate each REO Property for the Owner solely for the purpose of its prompt disposition and sale. In consideration therefor, the Owner shall pay the Servicer the REO Management Fee per month as set forth in the applicable Commitment Letter. The Servicer, either itself or through an agent selected by the Servicer, shall manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Servicer shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year, except as otherwise provided below) on such terms and conditions as the Servicer deems to be in the best interest of the Owner in accordance with Accepted Servicing Practices. The Servicer shall provide the Owner on a monthly basis a report on the status of each REO Property.

            In consideration therefor, the Owner shall pay the Servicer the REO Management Fee per month as set forth in the applicable Commitment Letter.

            The Servicer shall use commercially reasonable efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Servicer determines, and gives an appropriate notice to the Owner to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a period longer than one year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Servicer shall report monthly to the Owner as to the progress being made in selling such REO Property.

            The Servicer shall also maintain on each REO Property fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the National Flood Insurance Act of 1968, as amended, flood insurance in the amount required in Section 2.10 hereof.

            The disposition of REO Property shall be carried out by the Servicer at such price, and upon such terms and conditions, as the Servicer deems to be in the best interests of the Owner in accordance with Accepted Servicing Practices. The proceeds of sale of the REO Property shall be promptly deposited in the Custodial Account pursuant to the terms of this Agreement but not later than the second Business Day following receipt thereof. As soon as practical thereafter, the expenses of such sale shall be paid and the Servicer shall reimburse itself for any related unreimbursed Servicing Advances and unpaid Servicing Fees made pursuant to this Section.

            With respect to each REO Property, the Servicer shall hold all funds collected and received in connection with the operation of the REO Property in the Custodial Account. The Servicer shall cause to be deposited on or prior to the second Business Day following the receipt thereof in each Custodial Account all revenues received with respect to the conservation and disposition of the related REO Property.

            Section 2.16 Permitted Withdrawals with Respect to REO Property.

            The Servicer shall withdraw funds on deposit in the Custodial Account with respect to each related REO Property necessary for the proper operation, management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 2.10 and the fees of any managing agent acting on behalf of the Servicer. The Servicer shall make monthly distributions on each Remittance Date to the Owner of the net cash flow from the REO Property (which shall equal the revenues from such REO Property net of the expenses described in Section 2.15 and of any reserves reasonably required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

            Section 2.17 Real Estate Owned Reports.

            Together with the statement furnished pursuant to Section 2.19, the Servicer shall furnish to the Owner on or before the 5th Business Day of each month a report with respect to any REO Property covering the operation of such REO Property for the previous month and the Servicer's efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month. That statement shall be accompanied by such other information available to the Servicer as the Owner shall reasonably request.

            Section 2.18 Liquidation Reports.

            Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Owner pursuant to a deed in lieu of foreclosure, the Servicer shall submit to the Owner a liquidation report with respect to such Mortgaged Property.

            Section 2.19 Reports of Foreclosures and Abandonments of Mortgaged Property.

            Following the foreclosure sale or abandonment of any Mortgaged Property, the Servicer shall report such foreclosure or abandonment as required pursuant to Section 6050J of the Code.

            Section 2.20 Notification of Adjustments.

            With respect to each Adjustable Rate Mortgage Loan, the Servicer shall adjust the Mortgage Interest Rate on the related Interest Rate Adjustment Date in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. The Servicer shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. The Servicer shall promptly upon Owner's reasonable written request, deliver to the Owner such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments. Upon the discovery by the Servicer, or the Owner that the Servicer has failed to adjust a Mortgage Interest Rate or a Monthly Payment pursuant to the terms of the related Mortgage Note and Mortgage, the Servicer shall immediately deposit in the Custodial Account from its own funds the amount of any interest loss caused the Owner thereby.

            Section 2.21 Recordation of Assignments of Mortgage.

            Except in connection with Accepted Servicing Practices for defaulted Mortgage Loans, the Servicer shall not be responsible for the preparation or recording of the Assignments of Mortgage relating to the Mortgage Loans to the Owner, the securitization trustee or any other party; provided, however, that in the event the Servicer agrees to record any mortgage assignment, any expense, including the fees of third party service providers, incurred by the Servicer in connection with the preparation and recordation of Assignments of Mortgage shall be reimbursable by the Owner, or if not reimbursed by the Owner, as a Servicing Advance. The Servicer shall not be liable for, and shall be indemnified by the Owner, against any losses, costs, penalties and damages incurred as a result of incorrect or incomplete, or untimely submission of, Assignments of Mortgage and applicable recording information.

            Section 2.22 Additional Servicing Requirements.

            The Servicer shall comply with the following additional requirements:

            (a) Get updated FICO scores quarterly for the entire portfolio at the Owner's expense.

            (b) Apply all payments received from borrowers to principal and interest prior to any application of advances or fees.

            (c) Make staff available to participate in weekly calls to discuss loans in default including foreclosures, bankruptcy and REO Properties.

            (d) the additional requirements set forth in Exhibit 14 (in the case of subprime Mortgage Loans) and Exhibit 15.

            Section 2.23 Credit Reporting.

            The Servicer shall fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information on the Mortgagor credit files to Equifax, Experian and Trans Union Credit Information Company (or their respective successors) on a monthly basis and in accordance with applicable federal, state and local laws.

            Section 2.24 [Reserved].

            Section 2.25 Early Payment Default and Repurchase Obligations.

            With respect to each Mortgage Loan, the Servicer agrees deliver to the Owner, on or prior to the fifth Business Day of each month, a report setting forth information with respect to (a) any Early Payment Default provisions or
(b) any prepayments in full of the Mortgage Loan.

            Section 2.26 Tax and Flood Service Contracts.

            The Servicer, at Owner's expense, shall cause each Mortgage Loan which is transferred to the Servicer for servicing to be covered by (a) a Tax Service Contract and (b) Flood Zone Service Contract. Servicer shall place such Tax Service Contracts and Flood Service Contracts in place, and shall bill the Owner the fee associated with acquiring such contracts as set forth in the applicable Commitment Letter.


                                   ARTICLE III

                                PAYMENTS TO OWNER

            Section 3.01 Remittances.

            On each Remittance Date the Servicer shall remit by wire transfer of immediately available funds to the Owner (a) all amounts deposited in the Custodial Account related to the Due Period (net of charges against or withdrawals from the Custodial Account pursuant to Section 2.05), plus (b) all amounts, if any, which the Servicer is obligated to remit pursuant to Section 3.04, minus (c) any amounts attributable to Principal Prepayments received after the applicable Principal Prepayment Period which amounts shall be remitted on the following Remittance Date, together with any additional interest required to be deposited in the Custodial Account in connection with such Principal Prepayment in accordance with Section 2.04(viii), and minus (d) any amount attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the first day of the month in which such Remittance Date occurs, which amounts shall be remitted on the following Remittance Date.

            With respect to any funds remitted after the Business Day following the date on which such remittance was required to be made, the Servicer shall pay to the Owner interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three (3) percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be deposited in the Custodial Account by the Servicer on the date such late payment is made and shall cover the period commencing with the Business Day following the Business Day on which such payment was due and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with the distribution payable on the next succeeding Remittance Date. The payment by the Servicer of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Servicer.

            Section 3.02 Monthly Reports to Owner.

            Not later than each Remittance Date, the Servicer shall furnish to the Owner standard monthly reports as set forth on Exhibit 1 attached hereto in electronic medium mutually acceptable to the parties as of the related Determination Date. Such monthly reports shall be in electronic format and include mortgage loan information electronically generated through Servicer's loan administration servicing system including: (i) the actual balance as of the last day of the related Due Period; (ii) all Principal Prepayments applied to the Mortgagor's account during the related Principal Prepayment Period (separately stating all related Prepayment Premiums); (iii) principal and interest collections received during the related Due Period; (iv) the amounts of the monthly collection that are to be remitted to Owner; (v) an identification of Mortgage Loans that are thirty (30), sixty (60) or ninety (90) days or more delinquent as of the end of the prior month with respect to Monthly Payments; Mortgage Loans that are in foreclosure or bankruptcy; and (vi) Mortgage Loans that have become REO Properties. For all purposes of this Agreement, delinquency status shall be determined in accordance with standard ABS or RMBS methodology, as is appropriate, as determined by the Owner for the applicable Mortgage Loan type.

            In addition, on or before March 15th of each calendar year, the Servicer shall furnish to each Person who was a Owner at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

            Such obligation of the Servicer shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Servicer pursuant to any requirements of the Internal Revenue Code as from time to time are in force.

            The Servicer shall prepare and file any and all tax returns, information statements or other filings required to be delivered to any governmental taxing authority or to the Owner pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Servicer shall provide the Owner with such information concerning the Mortgage Loans as is necessary for the Owner to prepare its federal income tax return as the Owner may reasonably request from time to time and which is reasonably available to the Servicer.

            On the 5th Business Day of each month (the "Data Dictionary Delivery Date"), the Servicer shall deliver to the Owner by FTP an electronic data file incorporating the fields set forth in the on Exhibit 9 hereto (the "Data Dictionary").

            Section 3.03 Advances by Servicer.

            Except as otherwise provided herein, the Servicer shall be entitled to first priority reimbursement pursuant to Section 2.05 for Servicing Advances and Monthly Advances from recoveries from the related Mortgagor or from all Liquidation Proceeds and other payments or recoveries (including Insurance Proceeds and Condemnation Proceeds) with respect to the related Mortgage Loan.

            Section 3.04 Principal and Interest Advances by Servicer.

            On the Business Day immediately preceding each Remittance Date, the Servicer shall deposit in the Custodial Account from its own funds or from amounts held for future distribution, or both, an amount equal to all Monthly Payments (with interest adjusted to the Mortgage Loan Remittance Rate) which were due on the Mortgage Loans during the applicable Due Period and which were delinquent on the Business Day immediately preceding such Remittance Date or which were deferred pursuant to Section 4.01. Any amounts held for future distribution and so used shall be replaced by the Servicer by deposit in the Custodial Account on or before any future Remittance Date if funds in the Custodial Account on such Remittance Date shall be less than remittances to the Owner required to be made on such Remittance Date. The Servicer shall keep appropriate records of such amounts. The Servicer's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the last Remittance Date prior to the Remittance Date for the distribution of all Liquidation Proceeds and other payments or recoveries (including Insurance Proceeds and Condemnation Proceeds) with respect to the Mortgage Loan; provided, that the Servicer shall not be obligated to make Monthly Advances which the Servicer determines to be Nonrecoverable Advances. The Servicer shall not be obligated to advance shortfalls of interest resulting from the application of the Servicemembers' Civil Relief Act or any similar state laws.

            Section 3.05 Charge off and Advance Analysis.

            Once a month, the Servicer will analyze, utilizing its internal proprietary models, all first lien Mortgage Loans that are greater than 90 days delinquent (excluding those on a forbearance plan or court approved bankruptcy payment plan) to determine if any such Mortgage Loans should be charged off or if future Servicing Advances should be deemed to be Nonrecoverable Advances based on the projections of such proprietary models (the "Nonrecoverability Analysis"). The Servicer will charge off Mortgage Loans and will not make Servicer Advances that are deemed to be Nonrecoverable Advances based on such Nonrecoverability Analysis; provided, however, that with respect to Mortgage Loans included in a Reconstitution, such actions are permitted under the related Reconstitution Agreement.

            Upon reasonable prior request and without limitation on Sections
4.07 and 5.02 hereof), the Owner may during normal business hours review the Servicer's policies and procedures related to the Nonrecoverability Analysis and may no more than twice a year perform an audit to determine whether the Servicer is taking actions consistent with the Nonrecoverability Analysis. The Servicer agrees to make such reasonable changes to the Nonrecoverability Analysis as requested by the Owner; provided, however, that with respect to Mortgage Loans included in a Reconstitution, such changes are permitted under the related Reconstitution Agreement.

            The Servicer shall retain the Nonrecoverability Analysis for a period of one year from the date such analysis was undertaken and shall make such analysis available upon request to the Owner during such period.


                                   ARTICLE IV

                          GENERAL SERVICING PROCEDURES

            Section 4.01 Transfers of Mortgaged Property.

            The Servicer shall be required to enforce any "due-on-sale" provision contained in any Mortgage or Mortgage Note and to deny assumption by the person to whom the Mortgaged Property has been or is about to be sold whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains liable on the Mortgage and the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, the Servicer shall, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the "due-on-sale" clause applicable thereto, provided, however, that the Servicer shall not exercise such rights if prohibited by law from doing so.

            If the Servicer reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Servicer, shall, to the extent permitted by applicable law, enter into (i) an assumption and modification agreement with the person to whom such property has been conveyed, pursuant to which such person becomes liable under the Mortgage Note and the original Mortgagor remains liable thereon or (ii) in the event the Servicer is unable under applicable law to require that the original Mortgagor remain liable under the Mortgage Note and the Servicer has the prior consent of the primary mortgage guarantee insurer, a substitution of liability agreement with the purchaser of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note. If an assumption fee is collected by the Servicer for entering into an assumption agreement, such fee will be retained by the Servicer as additional servicing compensation. In connection with any such assumption, neither the Mortgage Interest Rate borne by the related Mortgage Note, the term of the Mortgage Loan nor the outstanding principal amount of the Mortgage Loan shall be changed.

            To the extent that any Mortgage Loan is assumable, the Servicer shall inquire diligently into the creditworthiness of the proposed transferee, and shall follow Accepted Servicing Practices and the underwriting practices and procedures of prudent mortgage lenders in the respective states where the Mortgage Properties are located including but not limited to Servicer conducting a review of the credit and financial capacity of the individual receiving the property, and may approve the assumption if it believes the recipient is capable of assuming the mortgage obligations. If the credit of the proposed transferee does not satisfy the relevant underwriting criteria and the transfer of ownership actually occurs, the Servicer diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan.

            Section 4.02 Satisfaction of Mortgages and Release of Mortgage
Files.

            Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Servicer shall notify the Owner in the Monthly Remittance Advice as provided in Section 3.02, and may request the release of any Mortgage Loan Documents from the Owner in accordance with this Section 4.02 hereof. The Servicer shall obtain discharge of the related Mortgage Loan as of record within any related time limit required by applicable law.

            In connection with any instrument of satisfaction or deed of reconveyance, the Servicer shall be entitled to a reconveyance fee. Such reconveyance fee shall only be reimbursable to Servicer by Owner to the extent the reconveyance fee is uncollectible from the Mortgagor based on the terms of the security instrument or in the Servicer's reasonable opinion that such fee is not allowable by statute.

            Servicer shall have no liability for third party delays (unless such third party is an affiliate of the Servicer) that may result in assessed penalties. To the extent applicable, Servicer shall bill Owner for any reconveyance fees and recording fees uncollectible from the Mortgagor in connection with any instrument of satisfaction or deed of reconveyance. Upon receipt of such request, the Owner or its designee shall within five (5) Business Days release or cause to be released the related Mortgage Loan Documents to Servicer and Servicer shall prepare and process any satisfaction or release. If Owner or its designee or the Custodian does not release the related Mortgage Loan Documents to Servicer within five (5) Business Days of receipt of request to do so, Servicer may retain a third party to complete the reconveyance and charge Owner the actual cost of services provided by such third party. Servicer shall have no liability for third party delays that may result in assessed penalties.

            If the Servicer satisfies or releases a Mortgage without first having obtained payment in full of the indebtedness secured by the Mortgage (or such lesser amount in connection with a discounted payoff accepted by the Servicer with respect to a defaulted Mortgage Loan) or should the Servicer otherwise prejudice any rights the Owner may have under the mortgage instruments, upon written demand of the Owner, the Servicer shall purchase the related Mortgage Loan at an amount equal to (a) Repurchase Price, minus (b) any costs and damages incurred by the related trust with respect to any securitization of the Mortgage Loan in connection with any violation by such Mortgage Loan of any predatory- or abusive-lending law by deposit thereof in the Custodial Account within five (5) Business Days of receipt of such demand by the Owner if the Servicer is unable to demonstrate that it will be able to cause the amount of the unpaid indebtedness to be reinstated and secured under the related Mortgage. The Servicer shall maintain the Fidelity Bond and Errors and Omissions Insurance Policy as provided for in Section 2.12 insuring the Servicer against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

            Section 4.03 Servicing Compensation.

            As consideration for servicing the Mortgage Loans hereunder, the Servicer shall be entitled to retain the applicable Servicing Fee from payments on the Mortgage Loans or to withdraw the applicable Servicing Fee with respect to each Mortgage Loan from the Custodial Account pursuant to Section 2.05. The obligation of the Owner to pay, and the Servicer's right to withdraw, the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by Section 2.05) of such Monthly Payment collected by the Servicer, or as otherwise provided under Section 2.05. The Servicer shall be entitled to all accrued and unpaid Servicing Fees upon the termination of its servicing of the related Mortgage Loans.

            Additional servicing compensation in the form of Ancillary Income shall be retained by the Servicer to the extent not required to be deposited in the Custodial Account. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement thereof except as specifically provided for herein.

            Notwithstanding anything set forth in this section related to Ancillary Income, the Servicer shall not collect from the Mortgagor, pass through as an advance or as a liquidation expense any charges other than bona fide fees, which fees must be in compliance with local law. Servicer can not add on a processing, or review fee or any additional fee, mark up or otherwise directly make a profit on or from services or activities rendered by a third party or affiliate (examples include but not limited to: letters and notices, force placed insurance, BPOs, appraisals, inspections, property preservation costs). Servicer may collect any third party fees which are charged in accordance with Accepted Servicing Practices.

            Section 4.04 Annual Statement as to Compliance.

            So long as any Mortgage Loans are being serviced hereunder, or were serviced hereunder during the prior calendar year, the Servicer shall deliver to the Owner, (a) on or before March 15, 2006, and, if applicable, on the related Transfer Date an Officer's Certificate, stating that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement has been made under such officer's supervision, and (ii) to the best of such officer's knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the action being taken by the Servicer to cure such default and (b) on or before March 15th of each year beginning March 15, 2007, the servicer compliance statement required by Item 1123 of Regulation AB, which as of the date hereof requires a statement to the effect that (i) an authorized officer of the Servicer has reviewed (or a review has been made under its supervision) of the Servicer's activities under this Agreement during the prior calendar year and
(ii) to the best of such officers' knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the period covered by the prior calendar year or, if there has been a failure to fulfill any such obligation in any material respect, a statement of such failure known to such officer and the nature and the status thereof.

            Section 4.05 Annual Independent Public Accountants' Servicing
Report.

            So long as any Mortgage Loans are being serviced hereunder, or were serviced hereunder during the prior calendar year, (a) on or before March 15, 2006, the Servicer, at its expense, shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Owner to the effect that such firm has examined certain documents and records relating to the servicing of the Mortgage Loans and this Agreement and that such firm is of the opinion that the provisions of Article II and Article III have been complied with, and that, on the basis of such examination conducted substantially in compliance with the Single Audit Program for Mortgage Bankers, nothing has come to their attention which would indicate that such servicing has not been conducted in compliance therewith, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement and (b) on or before March 15th of each year beginning March 15, 2007 a report by a registered public accounting firm that attests to, and reports on, the assessment made by the Servicer pursuant to Section 4.10, as required by Rules 13a-18 and 15d-18 of the Securities Exchange Act, which attestation shall be in accordance with Rule 1-02(a)(3) and Rule 2-02(g) of Regulation S-X under the Securities Act and the Securities Exchange Act.

            Section 4.06 Sarbanes-Oxley Certification.

            With respect to any Mortgage Loans sold in a Securitization Transfer in which the Servicer is a servicer, the Servicer agrees that on or before March 15th of each year beginning March 15, 2005, the Servicer shall deliver to the depositor, the master servicer (if any) and the trustee for the securitization trust created in the Securitization Transfer, and their officers, directors and affiliates, a certification in the form attached as Exhibit 12 hereto, executed by the senior officer in charge of servicing at the Servicer for use in connection with any Form 10-K to be filed with the Securities and Exchange Commission with respect to the securitization trust. The Servicer shall indemnify and hold harmless the depositor in the Securitization Transfer, the master servicer (if any), and the trustee, and their respective officers, directors and Affiliates, from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon any breach of the Servicer's obligations under this paragraph or any material misstatement or omission, negligence, bad faith or willful misconduct of the Servicer in connection therewith. If the indemnification provided for in the preceding sentence is unavailable or insufficient to hold harmless any indemnified party, then the Servicer agrees that it shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities of such indemnified party in such proportion as is appropriate to reflect the relative fault of such indemnified party, on the one hand, and the Servicer, on the other, in connection with a breach of the Servicer's obligations under this paragraph or any material misstatement or omission, negligence, bad faith or willful misconduct of the Servicer in connection therewith.

            Section 4.07 Right to Examine Servicer Records.

            The Owner shall have the right during the term of this Agreement to examine and audit any and all of the books, records, or other information of the Servicer, whether held by the Servicer or by another on its behalf, with respect to or concerning this Agreement or the Mortgage Loans, during normal business hours or as otherwise acceptable to the Servicer, upon reasonable advance notice and at the sole cost and expense of the Owner; provided, however, that unless otherwise required by law, the Servicer shall not be required to provide access to such information if the provision thereof would violate any law or legal obligation of the Servicer including the legal right to privacy of any Mortgagor.

            Section 4.08 Compliance with Gramm-Leach-Bliley Act of 1999.

            With respect to each Mortgage Loan and the related Mortgagor, the Servicer shall comply with Title V of the Gramm-Leach-Bliley Act of 1999 and all applicable regulations and guidelines promulgated thereunder, and the Servicer shall provide all notices required thereunder using the notice language supplied by the Owner.

            Section 4.09 On-Line Access.

            The Servicer shall permit the Owner as owner of the servicing rights, internet access to certain computer screens in the Servicer's loan administration computer system which contain Mortgage Loan information. The Servicer shall update such Mortgage Loan information on a "real time" basis. The Servicer shall provide the Owner with access to the system, as well as the tools to create and administer log-in identifications and passwords for each of its authorized users. In accessing the Servicer's computerized loan administration system, the Owner agrees that it will: (i) only log-in with the identification assigned by the Servicer; (ii) correctly and completely log-off the system immediately upon completion of each session of service; (iii) not allow any unauthorized employee or agent of the Owner to use the assigned log-in identification or improperly access the Servicer's computer system; (iv) keep the assigned log-in identification and all other information enabling such access strictly confidential; (v) not access, or attempt to access any Servicer systems or data other than that which is specifically authorized; (vi) not intentionally spread viruses or other malicious computer codes to the Servicer's computer systems; (vii) not copy or infringe upon any content contained on the Servicer's loan administration computer system; (viii) designate in writing an administrator (an "Owner Administrator") who shall review on an annual basis the list of employees or agents of the Owner who have been authorized to access the Servicer's loan administration computer system and assigned log-in identifications and passwords (each an "Authorized User"); (ix) require the Owner Administrator in conducting its review to ensure that each Authorized User is currently an employee or agent of the Owner and whose employment or function as agent of the Owner requires the Authorized User to have continued access to the Servicer's loan administration computer system; (x) require the Owner Administrator to remove from the list of Authorized Users, and deny access to, any individual who is not currently an employee or agent of the Owner or whose employment or function as agent no longer requires such employee or agent of the Owner to remain an Authorized User and to have access to the Servicer's loan administration computer system, and (xi) deliver to the Servicer on or before the end of the month following each anniversary of the date of execution of this Agreement, beginning on the first such anniversary following the execution of this Agreement, a notice stating that the Owner Administrator has conducted the review of the list of Authorized Users required by clause (viii) above, and has updated the list of Authorized Users as required by clause (ix) above.

            The Servicer shall have no liability to the Owner in the event that access to the Servicer's loan administration system becomes limited or otherwise unavailable during periods of heavy use, upgrades, maintenance to address security concerns or otherwise. The Servicer shall ensure any periods of unavailability are limited as much as possible in frequency and amount of time.

            Section 4.10 Assessment of Servicing Compliance.

            The Servicer shall deliver to the Owner or its designee on or before March 15th of each year beginning March 15, 2007 a report reasonably satisfactory to the Owner regarding its assessment of compliance with Servicing Criteria as required by Rules 13a-18 and 15d-18 of the Securities Exchange Act and Item 1122 of Regulation AB, which as of the date hereof require a report by an authorized officer of the Servicer that contains the following:

            (a) A statement by such officer of its responsibility of assessing the Servicing Criteria applicable to the Servicer;

            (b) A statement by such officer that it used the Servicing Criteria to assess compliance with the Servicing Criteria applicable to the Servicer;

            (c) A statement by such officer of the Servicer's compliance with the applicable Servicing Criteria as of the immediately preceding December 31 and for the period covered by the preceding calendar year and disclosure of any material instance of noncompliance with respect thereto;

            (d) A statement that a registered public accounting firm has issued an attestation report on the Servicer's compliance with the applicable Servicing Criteria as of the immediately preceding December 31, and for the period covered by the preceding calendar year; and

            (e) A statement as to which of the Servicing Criteria, if any, are not applicable to the Servicer (which statement shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Servicer that are backed by the same asset type as the Mortgage Loans).

            Section 4.11 Subservicing.

            The Servicer shall not hire or otherwise utilize a subservicer hereunder without the prior written consent of the Owner and its designee. Any such subservicer must agree in writing to comply with Sections 4.04, 4.05, 4.10 and 4.11.


                                    ARTICLE V

                              SERVICER TO COOPERATE

            Section 5.01 Provision of Information.

            During the term of this Agreement, the Servicer shall furnish to the Owner all reports required hereunder, and such other periodic, special, or other reports or information, whether or not provided for herein, as shall be necessary, reasonable, or appropriate with respect to the Owner or the purposes of this Agreement to the extent such reports or information are readily accessible to the Servicer without undue expense. All such reports or information shall be provided by and in accordance with all reasonable instructions and directions which the Owner may give and to the extent the Servicer incurs any material cost or expense related to this Section 5.01 not otherwise required to be incurred pursuant to this Agreement, such expense shall be at the sole cost and expense of the Owner.

            The Servicer shall execute and deliver all such instruments and take all such action as the Owner may reasonably request from time to time to the extent such action is in accordance with Accepted Servicing Practices, in order to effectuate the purposes and to carry out the terms of this Agreement.

            Section 5.02 Financial Statements; Servicing Facilities.

            In connection with marketing the Mortgage Loans or a proposed Reconstitution, the Owner shall make available to a prospective purchaser audited financial statements of the consolidated group that includes the Servicer for the most recently completed three fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two fiscal years for which such statements are available covered by any Consolidated Statement of Operations. The Servicer also shall make available any comparable interim statements to the extent any such statements have been prepared by or on behalf of the corporate group that includes the Servicer (and are available upon request to the public at large). The Servicer shall furnish to the Owner or a prospective purchaser copies of the statements specified above.

            The Servicer shall make available to the Owner or any prospective purchaser a knowledgeable representative for the purpose of answering questions respecting recent developments affecting the Servicer or the financial statements of the corporate group that includes the Servicer, and to permit any prospective purchaser (upon reasonable notice) to inspect the Servicer's servicing facilities (no more than 12 times per year unless mutually agreed to between the parties) for the purpose of satisfying such prospective purchaser that the Servicer has the ability to service the Mortgage Loans as provided in this Agreement provided that such access is necessary, reasonable, or appropriate with respect to the Owner or the purposes of this Agreement to the extent such access or information are readily accessible to the Servicer without undue expense.


                                   ARTICLE VI

                                   TERMINATION

            Section 6.01 Termination.

            (a) This Agreement shall terminate upon the earlier of: (i) the termination of the Servicer pursuant to this Section 6.01, 8.03 or 11.01, (ii) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of any REO Property with respect to the last Mortgage Loan and the remittance of all funds due hereunder;
(iii) mutual consent of the Servicer and the Owner in writing; or (iv) one year from the date hereof, unless mutually extended by the Owner and the Servicer before the end of such one year period; provided, however, that this Agreement shall not be terminable pursuant to this clause (iv) with respect to any Mortgage Loans that have been subject to a Securitization Transfer.

            (b) With respect to any Mortgage Loans serviced by Servicer for more than one year that have been subject to a Securitization Transfer, Servicer shall be entitled to a market Servicing Fee Rate for mortgage loans similar to the Mortgage Loans, but not in excess of the servicing fee rate as set forth or described in the pooling & servicing agreement, trust agreement, assignment agreement or other similar document for such Securitization Transfer.

            (c) The Owner may terminate, at its sole option, any rights the Servicer may have hereunder, without cause. Any such notice of termination shall be in writing and delivered to the Servicer by registered mail at least 30 days prior to the effective date of termination. The Owner shall have the right to receive and retain any proceeds upon the subsequent sale of the Servicing Rights to any successor servicer. In the event the Owner terminates the Servicer without cause with respect to some or all of the Mortgage Loans, with respect to each such Mortgage Loan the Owner shall be required to pay the Servicer any termination fee set forth in the applicable Commitment Letter. In addition, with respect to each Mortgage Loan released from servicing, the Servicer shall be entitled to any accrued and unpaid Servicing Fee, any outstanding and unreimbursed Servicing Advances and Monthly Advances, and any accrued and unpaid Ancillary Income.

            (d) Notwithstanding and in addition to the foregoing, in the event that (i) a Mortgage Loan becomes delinquent for a period of 120 days or more (a "Delinquent Mortgage Loan") or (ii) a Mortgage Loan becomes an REO Property, the Owner may at its election terminate this Agreement with respect to such Delinquent Mortgage Loan or REO Property upon 30 days' written notice to the Servicer, provided, however, upon such transfer and assignment which shall be in accordance with all applicable laws, the Owner shall reimburse the Servicer for its Servicing Fee, any outstanding and unreimbursed Servicing Advances, and any other outstanding, unreimbursed fees and costs of the Servicer with respect to such Delinquent Mortgage Loan or REO Property.

            (e) In the event that the Servicer's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned sections, the Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof (provided, that the Servicer shall have no obligations to service the Mortgage Loan after the date which is 180 days from the date of such termination) with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. Following any such termination, the Owner shall act diligently to retain a successor servicer. The resignation or removal of the Servicer pursuant to the aforementioned sections shall not become effective until a successor shall be appointed by the Owner. Notwithstanding anything to the contrary contained herein, in no event shall a termination of this Agreement or the Servicer hereunder terminate any indemnification obligations of the Servicer, which obligations shall survive any such termination.

            Section 6.02 Transfer of Servicing.

            On the Transfer Date or upon any termination of the Servicer as Servicer pursuant to Section 6.01, the Owner, or its designee, shall assume all servicing responsibilities related to, and the Servicer shall cease all servicing responsibilities related to the Mortgage Loans.

            On or prior to the related Transfer Date, the Servicer shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Successor Servicer, including but not limited to the following:

            (a) Notice to Mortgagors. The Servicer shall mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Owner, or its designee, in accordance with RESPA; provided, however, such letters shall be substantially in the form attached hereto as Exhibit 14.

            (b) Mortgage Loans in Foreclosure. The servicing with respect to Mortgage Loans in foreclosure on or before the related Transfer Date shall not be transferred from the Servicer to the Owner or the successor servicer, as the case may be, and such Mortgage Loans shall continue to be serviced by the Servicer pursuant to the terms of this Agreement. However, if the Owner so elects, the Owner may waive the provisions of this paragraph (a) and accept transfer of servicing of such Mortgage Loans and all amounts received by the Servicer thereunder.

            (c) Servicing Advances. Subject to the limitations set forth in the definition of "Nonrecoverable Advances", the Servicer shall be entitled to be reimbursed for all unreimbursed Servicing Advances and any other advances made by the Servicer pursuant to this Agreement with respect to any Mortgage Loan on the related Transfer Date, but only if the servicer after the related Transfer Date is not the Servicer or an affiliate. In addition, the Owner shall cause the Servicer to be reimbursed for any accrued and unpaid Servicing Fees, Other Fees and for any trailing expenses representing Servicing Advances for which invoices are received by the Servicer after the Transfer Date; provided, that the Owner shall not be liable for any amounts pursuant to this paragraph unless the Servicer has requested reimbursement and delivered appropriate evidence of such reimbursable expense. The Owner shall cause the Servicer to be reimbursed for such trailing expenses within ten (10) Business Days of receipt of such documentation.

            (d) Notice to Taxing Authorities and Insurance Companies. The Servicer shall transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Owner, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Owner from and after the related Transfer Date.

            (e) Delivery of Servicing Records. The Servicer shall forward to the Owner, or its designee, all servicing records and the Servicing File in the Servicer's possession relating to each related Mortgage Loan.

            (f) Escrow Payments. The Servicer shall provide the Owner, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Servicer shall also provide the Owner with an accounting statement of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Owner to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Servicer shall wire transfer to the Owner the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Servicer.

            (g) Payoffs and Assumptions. The Servicer shall provide to the Owner, or its designee, copies of all assumption and payoff statements generated by the Seller or the Servicer on the related Mortgage Loans from the related Cut-off Date to the related Transfer Date.

            (h) Mortgage Payments Received Prior to the Related Transfer Date. Prior to the related Transfer Date all payments received by the Servicer on each related Mortgage Loan shall be properly applied to the account of the particular Mortgagor.

            (i) Mortgage Payments Received After Transfer Date. The amount of any related Monthly Payments received by the Servicer after the related Transfer Date shall be forwarded to the Owner or its designee within two (2) Business Days after the date of receipt. The Servicer shall notify the Owner or its designee of the particulars of the payment, which notification requirement shall be satisfied if the Servicer forwards with its payment sufficient information to permit appropriate processing of the payment by the Owner or its designee. The Servicer shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Servicer after the related Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Owner with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Servicer shall comply with the foregoing requirements with respect to all Monthly Payments received by the it after the related Transfer Date.

            (j) Misapplied Payments. Misapplied payments shall be processed as follows:

            (i) All parties shall cooperate in correcting misapplication errors;

            (ii) The party receiving notice of a misapplied payment occurring prior to the related Transfer Date and discovered after the related Transfer Date shall immediately notify the other party;

            (iii) If a misapplied payment which occurred prior to the related Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, and such misapplied payment was the direct result of the Servicer's error, the Servicer shall be liable for the amount of such shortage. In such case, the Servicer shall reimburse the Owner for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Owner;

            (iv) If a misapplied payment which occurred prior to the related Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance and such misapplied payment was the direct result of the Servicer's error, a check shall be issued to the party shorted by the improper payment application within thirty (30) days after notice thereof by the other party; and

            (v) Any check issued under the provisions of this Section 6.02(j) shall be accompanied by a statement indicating the Owner Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (k) Books and Records. On the related Transfer Date, the books, records and accounts of the Servicer with respect to the related Mortgage Loans shall be in accordance with all Accepted Servicing Practices.

            On the related Transfer Date, the Servicer shall comply with all of the provisions of this Agreement to effect a complete transfer of the servicing with respect to the related Mortgage Loans. Except as otherwise provided in this Agreement, on the related Transfer Date for each related Mortgage Loan, this Agreement, except for Articles VI, VIII, IX, X and Section 13.12 which shall survive the related Transfer Date, shall terminate with respect to such Mortgage Loan.


                                   ARTICLE VII

                                BOOKS AND RECORDS

            Section 7.01 Possession of Servicing Files Prior to the related Transfer Date.

            Prior to the related Transfer Date, the contents of each Servicing File are and shall be held in trust by the Servicer for the benefit of the Owner as the owner thereof. The Servicer shall maintain in the Servicing File a hard or electronic copy, if available, of each Mortgage Loan Document received by Owner or Owner's designee and the originals or copies of documents not delivered to the Owner in Servicer's possession received during the term of this Agreement. The possession of the Servicing File by the Servicer is at the will of the Owner for the sole purpose of servicing the related Mortgage Loan, pursuant to this Agreement, and such retention and possession by the Servicer is in its capacity as Servicer only and at the election of the Owner. The Servicer shall release its custody of the contents of any Servicing File only in accordance with written instructions from the Owner, unless such release is required as incidental to the Servicer's servicing of the Mortgage Loans pursuant to this Agreement, or is in connection with a repurchase of any Mortgage Loan by the related Seller pursuant to the related Purchase Agreement.

            The Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Owner. In particular, the Servicer shall maintain in its possession, available for inspection by the Owner or its designee, and shall deliver to the Owner or its designee upon written demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by Fannie Mae and periodic inspection reports as required by Section 2.13, as applicable.

            The Servicer shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Servicer shall note transfers of Mortgage Loans.


                                  ARTICLE VIII

                         INDEMNIFICATION AND ASSIGNMENT

            Section 8.01 Indemnification.

            (a) The Servicer agrees to indemnify and hold the Owner and any successor servicer harmless from any liability, claim, loss or damage (including, without limitation, any reasonable legal fees, judgments or expenses relating to such liability, claim, loss or damage) to the Owner directly or indirectly resulting from the Servicer's failure:

            (i) to observe and perform any or all of Servicer's duties, obligations, covenants, agreements, warranties or representations contained in this Agreement including, without limitation, Sections 4.04, 4.05, 4.12 and 4.13; or

            (ii) to comply with all applicable requirements with respect to the servicing of the Mortgage Loans as set forth herein.

            The Servicer immediately shall notify the Owner if a claim is made by a third party with respect to this Agreement. For purposes of this Section 8.01(a), "Owner" shall mean the Person then acting as the Owner under this Agreement and any and all Persons who previously were "Owners" under this Agreement.

            (b) The Owner agrees to indemnify and hold the Servicer harmless from any liability, claim, loss or damage (including without limitation, any reasonable legal fees, judgments or expenses relating to such liability, claim, loss or damage) to the Servicer (a) directly or indirectly resulting from the Owner's failure to observe and perform any or all of the Owner's duties, obligations, covenants, agreements, warranties or representations contained in this Agreement or (b) directly resulting from the Servicer taking any legal actions with respect to any Mortgage Loans and/or REO Properties in the name of the Servicer and without reference to the Owner, or (c) any act or omission on the part of the Owner, any prior servicer or any other third party which occurred in connection with the prior servicing of a Mortgage Loan, but, in each case, only to the extent such loss does not result from the failure of the Servicer (i) to observe and perform any or all of Servicer's duties, obligations, covenants, agreements, warranties or representations contained in this Agreement or in any other agreement pursuant to which the Servicer services or has serviced any such Mortgage Loan; or (ii) to comply with all applicable requirements with respect to the servicing of the Mortgage Loans as set forth herein or in any other agreement pursuant to which the Servicer services or has serviced any such Mortgage Loan.

            Section 8.02 Limitation on Liability of Servicer and Others.

            Neither the Servicer nor any of the directors, officers, employees or agents of the Servicer shall be under any liability to the Owner for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment, provided, however, that this provision shall not protect the Servicer or any such person against any breach of warranties or representations made herein, its own negligent actions, or failure to perform its obligations in compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of any breach of the terms and conditions of this Agreement. The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expense or liability, provided, however, that the Servicer may undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the Servicer shall be entitled to reimbursement from the Owner of the reasonable legal expenses and costs of such action.

            Section 8.03 Limitation on Resignation and Assignment by Servicer.

            The Owner has entered into this Agreement with the Servicer and subsequent purchasers will purchase the Mortgage Loans in reliance upon the independent status of the Servicer, and the representations as to the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing, and the continuance thereof. Therefore, the Servicer shall not assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion hereof or sell or otherwise dispose of all or substantially all of its property or assets without the prior written consent of the Owner, which consent shall be granted or withheld in the reasonable discretion of the Owner.

            The Servicer may, without the consent of the Owner, retain third party contractors to perform certain servicing and loan administration functions, including without limitation, hazard insurance administration, tax payment and administration, flood certification and administration, collection services and similar functions; provided, that the retention of such contractors by Servicer shall not limit the obligation of the Servicer to service the Mortgage Loans pursuant to the terms and conditions of this Agreement.

            The Servicer shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Servicer and the Owner or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Servicer. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Owner which Opinion of Counsel shall be in form and substance acceptable to the Owner. No such resignation shall become effective until a successor shall have assumed the Servicer's responsibilities and obligations hereunder in the manner provided in
Section 6.02.

            Without in any way limiting the generality of this Section 8.03, in the event that the Servicer either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof or sell or otherwise dispose of all or substantially all of its property or assets to without the prior written consent of the Owner, then the Owner shall have the right to terminate this Agreement upon notice given as set forth in Section 6.01(a)(ii), without any payment of any penalty or damages and without any liability whatsoever to the Servicer or any third party.

            Notwithstanding any provision in this Agreement to the contrary, the Servicer may at any time upon notice to the Owner, or trustee in the case of a Reconstitution, and without the consent of any party, solely in connection with a financing or other facility (any such arrangement, an "Advance Facility"), assign as collateral security or pledge to another Person all its rights, title and interest under this Agreement to its rights to reimbursement of Servicing Advances.

            Section 8.04 Assignment by Owner.

            Subject to the limitations and requirements set forth in the fifth paragraph of Section 2.01, the Owner shall have the right, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Owner hereunder, by executing an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit 6 attached hereto.

            Section 8.05 Merger or Consolidation of the Servicer.

            The Servicer will keep in full effect its existence, rights and franchises as a limited partnership under the laws of the state of its filing except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement. Any Person into which the Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation (including by means of the sale of all or substantially all of the Servicer's assets to such Person) to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer (whether or not related to loan servicing), shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the Servicer shall not, without the prior written approval of the Owner, be a party to any such merger, conversion or consolidation, or sell or otherwise dispose of all or substantially all of its business or assets if, (i) as a result of such merger, conversion or consolidation, sale or other disposition, an Event of Default under Section 11.01 hereof would exist with respect to such successor Servicer or (ii) such successor has (a) a residential primary servicer rating for servicing of mortgage loans issued by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., Fitch, Inc. or Moody's Investors Service, Inc. below "average" or its equivalent or (b) a net worth of less than $25,000,000.

            The Servicer shall give 90 days' prior written notice to the Owner to the extent permitted by applicable law of any such merger, conversion, consolidation, sale or other disposition to which the Servicer proposes to be a party. In the event that any successor entity to the Servicer fails to meet the requirements set forth in this Section 8.04 and the Owner does not consent to such successor becoming the servicer hereunder, then the Servicer shall have the right to terminate this Agreement with respect to the Servicer and any such successor upon notice given as set forth in Section 6.01, without any payment of any termination penalty or termination damages and without any additional liability whatsoever to the Servicer or any third party, except for liabilities accrued under this Agreement prior to the date of termination and for liabilities resulting from Owner's obligations hereunder, including the payment of the Servicing Fee pursuant to Section 4.03.


                                   ARTICLE IX

               REPRESENTATIONS, WARRANTIES AND COVENANTS OF OWNER

            As of the date hereof and on each date on which a Mortgage Loan Package becomes subject to the terms of this Agreement, the Owner warrants and represents to, and covenants and agrees with, the Servicer as follows:

            Section 9.01 Organization and Good Standing; Licensing.

            The Owner is a New York limited partnership duly organized, validly existing and has the power and authority to own its assets and to transact the business in which it is currently engaged.

            Section 9.02 Authorization; Binding Obligations.

            The Owner has the power and authority to make, execute, deliver and perform this Agreement, and perform all of the transactions contemplated to be performed by it under this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of the Owner enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the availability of equitable remedies.

            Section 9.03 No Consent Required.

            The Owner is not required to obtain the consent of any other party or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except such as have been obtained or made or as to which the failure to obtain or make will not materially adversely affect the ability of the Owner to perform all obligations hereunder.

            Section 9.04 No Violations.

            The execution, delivery and performance of this Agreement by the Owner will not violate any provision of any existing law or regulation or any order or decree of any court applicable to the Owner, except for violations that will not adversely affect the Owner's ability to perform its obligations under this Agreement or the certificate of incorporation of the Owner, or constitute a material breach of any mortgage, indenture, contract or other agreement to which the Owner is a party or by which the Owner may be bound.

            Section 9.05 Litigation.

            No litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending or to the knowledge of the Owner threatened, against the Owner or with respect to this Agreement, which if adversely determined would have a material adverse effect on the transactions contemplated by this Agreement.


                                    ARTICLE X

                   REPRESENTATIONS AND WARRANTIES OF SERVICER

            As of the date hereof and on each date on which a Mortgage Loan Package becomes subject to the terms of this Agreement, the Servicer warrants and represents to, and covenants and agrees with, the Owner as follows:

            Section 10.01 Due Organization and Authority.

            The Servicer is a Texas limited partnership duly organized, validly existing and in good standing under the laws of the United States as now being conducted and is licensed, qualified and in good standing in each state where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Servicer, and in any event the Servicer is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan in accordance with the terms of this Agreement; the Servicer has the full power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments or transfer to be delivered pursuant to this Agreement) by the Servicer and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of the Servicer; and all requisite action has been taken by the Servicer to make this Agreement valid and binding upon the Servicer in accordance with its terms;

            Section 10.02 Ordinary Course of Business.

            The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Servicer.

            Section 10.03 No Conflicts.

            Neither the execution and delivery of this Agreement, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Servicer's organizational documents or any legal restriction or any agreement or instrument to which the Servicer is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Servicer or its property is subject, or impair the ability of the Owner to realize on the Mortgage Loans, or impair the value of the Mortgage Loans.

            Section 10.04 Ability to Service.

            The Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Servicer is in good standing to enforce and service mortgage loans in the jurisdiction wherein the Mortgaged Properties are located.

            Section 10.05 Ability to Perform.

            The Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement.

            Section 10.06 No Litigation Pending.

            There is no action, suit, proceeding or investigation pending or to the best of Servicer's knowledge threatened against the Servicer, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Servicer, or in any material impairment of the right or ability of the Servicer to carry on its business substantially as now conducted, or in any material liability on the part of the Servicer, or which would draw into question the validity of this Agreement, or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Servicer contemplated herein, or which would be likely to impair materially the ability of the Servicer to perform under the terms of this Agreement.

            Section 10.07 No Consent Required.

            No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer of or compliance by the Servicer with this Agreement, or the servicing of the Mortgage Loans as evidenced by the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the date hereof.

            Section 10.08 No Untrue Information.

            No statement, report or other document relating to the Servicer furnished or to be furnished by the Servicer pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained therein not misleading.


                                   ARTICLE XI

                                     DEFAULT

            Section 11.01 Events of Default.

            The following shall constitute an Event of Default under this Agreement on the part of the Servicer:

            (a) any failure by the Servicer to remit to the Owner any payment required to be made under the terms of this Agreement which continues unremedied for a period of two (2) Business Days after the date upon which notice of such failure is given to the Servicer, requiring the same to be remedied, shall have been given to the Servicer by the Owner; or

            (b) the failure by the Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer set forth in this Agreement or in the Custodial Agreement which continues unremedied for a period of 30 days after the date on which notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Owner (the date of delivery of such notice, the "Notice Date"); provided, however, that in the case of a failure that cannot be cured within thirty (30) days after the Notice Date, the cure period may be extended if the Servicer can demonstrate to the reasonable satisfaction of the Owner that the failure can be cured and the Servicer is diligently pursuing remedial action; or

            (c) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

            (d) the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property; or

            (e) the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

            (f) the Servicer fails to maintain its license to do business or service residential mortgage loans in any jurisdiction where the Mortgaged Properties are located for more than thirty (30) days after receiving notice from any Person thereof; or

            (g) Any reduction, withdrawal or qualification of the servicing credit of the Servicer by any Rating Agency which results in the inability of the Servicer to act as a primary or special servicer for any mortgage-backed or asset-backed transaction rated or to be rated by any such Rating Agency; or

            (h) the Servicer attempts to assign its right to servicing compensation hereunder or the Servicer attempts, without the consent of the Owner, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof in a manner not permitted under this Agreement.

In each and every such case, so long as an Event of Default shall not have been remedied, in addition to whatsoever rights the Owner may have at law or equity to damages, including injunctive relief and specific performance, the Owner, by notice in writing to the Servicer, may terminate without compensation all the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof.

            Upon receipt by the Servicer of such written notice, all authority and power of the Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 6.02. Upon written request from the Owner, the Servicer shall prepare, execute and deliver any and all documents and other instruments, place in such successor's possession all Mortgage Files to the extent initially provided to the Servicer, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Servicer's sole expense or as otherwise provided under Accepted Servicing Practices. The Servicer agrees to cooperate with the Owner and such successor in effecting the termination of the Servicer's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

            Section 11.02 Waiver of Defaults.

            The Owner may waive any default by the Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.


                                   ARTICLE XII

                                     CLOSING

            Section 12.01 Closing Documents.

            The Closing Documents shall consist of fully executed originals of the following documents:

            1.    this Agreement;

            2. a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required hereunder, in the form of either Exhibit 2 or 3 hereto;

            3. an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required hereunder, in the form of either Exhibit 4 or 5 hereto;

            4. an Officer's Certificate, in the form of Exhibit 7 hereto, with respect to the Servicer, including all attachments thereto.


                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

            Section 13.01 Notices.

            All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon the delivery or mailing thereof, as the case may be, sent by registered or certified mail, return receipt requested:

            (a)   If to Owner to:

                  Goldman Sachs Mortgage Company
                  85 Broad Street
                  New York, New York 10004
                  Attention: John Cassidy

                  With a copy to:

                  Goldman Sachs Mortgage Company
                  85 Broad Street
                  New York, New York 10004
                  Attention: General Counsel

            (b)   If to Servicer:

                  Countrywide Home Loans Servicing LP
                  450 American Street
                  MS SV3-A
                  Simi Valley, California 93065
                  Attention:  Thomas P. Lin

                  With a copy to:

                  Countrywide Home Loans, Inc.
                  4500 Park Granada
                  Calabasas, CA 91302
                  Attention: Legal Department

            Section 13.02 Waivers.

            Any of the Servicer or the Owner may upon consent of all parties, by written notice to the others:

            (a) Waive compliance with any of the terms, conditions or covenants required to be complied with by the others hereunder; and

            (b) Waive or modify performance of any of the obligations of the others hereunder.

            The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

            Section 13.03 Entire Agreement; Amendment.

            This Agreement, including all documents and exhibits incorporated by reference herein, constitutes the entire agreement between the parties with respect to servicing of the Mortgage Loans. This Agreement may be amended and any provision hereof waived, but, only in writing signed by the party against whom such enforcement is sought.

            Section 13.04 Execution; Binding Effect.

            This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Sections 8.02 and 8.03, this Agreement shall inure to the benefit of and be binding upon the Servicer and the Owner and their respective permitted successors and assigns.

            Section 13.05 Headings.

            Headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

            Section 13.06 Applicable Law.

            THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES), EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW.

            Section 13.07 Relationship of Parties.

            Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties. The duties and responsibilities of the Servicer shall be rendered by it as an independent contractor and not as an agent of the Owner. The Servicer shall have full control of all of its acts, doings, proceedings, relating to or requisite in connection with the discharge of its duties and responsibilities under this Agreement.

            Section 13.08 Severability of Provisions.

            If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

            Section 13.09 Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Owner or the Owner's designee.

            Section 13.10 Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are integral parts of this Agreement.

            Section 13.11 Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            Section 13.12 No Solicitation.

            The Owner and the Servicer each agree that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on its behalf, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan for the purpose of refinancing such Mortgage Loan, provided, that the Servicer may solicit any mortgagor for whom the Servicer has received a mortgagor initiated request for verification of mortgage, a request for demand for payoff, a mortgagor initiated written or verbal communication indicating a desire to prepay the related Mortgage Loan, or the mortgagor initiates a title search, provided further, that the Servicer is not prohibited from responding to unsolicited requests or inquiries made by a mortgagor or an agent of a mortgagor. Notwithstanding the foregoing, the following solicitations, if undertaken by the or Servicer or any affiliate of the Servicer, shall not be prohibited: (i) solicitations which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements and other mass media advertisements, (ii) promotions undertaken by the Servicer or any of its affiliates which concern optional insurance products (other than single premium credit life insurance) and (iii) borrower messages included on, and statement inserts provided with, the monthly statements sent to mortgagors; provided, however, that similar messages and inserts are sent to the borrowers of other mortgage loans owned by a multitude of Persons other than the Owner which are serviced by the Servicer.

            Section 13.13 Cooperation of Servicer with a Reconstitution.

            (a) The Servicer and the Owner agree that with respect to some or all of the Mortgage Loans, on one or more dates (each a "Reconstitution Date") at the Owner's sole option, the Owner may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

            (i) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each a "Fannie Mae Transfer"); or

            (ii) Freddie Mac (the "Freddie Mac Transfer"); or

            (iii) one or more third party purchasers in one or more Whole Loan Transfers; or

            (iv) one or more trusts or other entities to be formed as part of one or more Securitization Transfers.

            With respect to each Whole Loan Transfer, Agency Transfer or Securitization Transfer, as the case may be, entered into by the Owner:

            (b) The Servicer agrees to execute (i) in connection with any Agency Transfer, any and all pool purchase contracts, and/or agreements reasonably acceptable to the Servicer among the Owner, the Servicer, Fannie Mae or Freddie Mac (as the case may be) and any servicer, (ii) in connection with a Whole Loan Transfer, a warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the Servicer, and (iii) in connection with a Securitization Transfer, a pooling and servicing agreement or other similar agreement in form and substance reasonably acceptable to the Servicer (collectively the agreements referred to herein are designated, the "Reconstitution Agreements"); provided that provisions of such Reconstitution Agreements will not contain any substantially greater obligations of, or any substantially lower benefits to, the Servicer than those contained in this Agreement and each of the Servicer and Owner is given an opportunity to review and reasonably negotiate in good faith the content of such provisions (which shall not be more onerous than those required under this Agreement) including, but not limited to servicing representations and warranties (dated as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date")) related to the Mortgage Loans for the period of time from the date on which the Servicer began servicing the Mortgage Loans through the Reconstitution Date to the effect that (a) the Servicer has serviced the Mortgage Loans in accordance with this Agreement and has provided accurate "paid through" data with respect to the Mortgage Loans to the Owner, (b) except as reflected in the "paid through" data delivered to the Owner, there is no payment default existing under any Mortgage or any Mortgage Note as of the cut-off date for the Reconstitution, and (c) to the best of the Servicer's knowledge, there is no non-payment default existing under any Mortgage or Mortgage Note, or any event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a non-payment default, breach, violation or event which would permit acceleration as of the closing date for the Reconstitution; and representations and warranties (dated as of the Reconstitution Date); and, provided, further, that each of the Servicer and the Owner is given an opportunity to review and reasonably negotiate in good faith the content of any such documents not specifically referenced or provided for herein. Servicer shall cooperate in good faith in negotiating any delinquency and cumulative loss termination triggers in the Reconstitution Agreement.

            (c) With respect to each Whole Loan Transfer and each Securitization Transfer entered into by the Owner, the Servicer agrees (1) to cooperate with the Owner and any prospective purchaser with respect to all reasonable requests and due diligence procedures including participating in meetings with rating agencies, bond insurers and such other parties as the Owner shall designate and participating in meetings with prospective purchasers of the Mortgage Loans or interests therein and providing information reasonably requested by such purchasers; (2) to execute, deliver and perform all Reconstitution Agreements required by the Owner; (3) (a) to restate the representations and warranties set forth in this Agreement as of the Reconstitution Date which shall not be more onerous than those required under this Agreement or (b) make the representations and warranties with respect to the servicing of the Mortgage Loans set forth in the related selling/servicing guide of the master servicer or issuer, as the case may be, or such representations and warranties with respect to the servicing of the Mortgage Loans as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution; provided, however, that such representations and warranties shall not be more onerous than those required under this Agreement. The Servicer shall use its reasonable best efforts to provide to such master servicer or issuer, as the case may be, and any other participants in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Servicer or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Owner or any such other participant shall reasonably request and (ii) subject to the provisions of Section 13.13(b), to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Owner or any such participant.

            (d) In connection with any Securitization Transfer, the Servicer shall, if requested by the Owner or its designee, deliver to the Owner or its designee within 7 Business Days after such request information with respect to such Servicer information reasonably requested by the Owner or its designee and the information set forth under Item 1108(b) of Regulation AB (collectively, the "Servicer Information"), which as of the date hereof includes:

            (i) a description of the Servicer's form of organization;

            (ii) a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer's experience in servicing assets of any type as well as a more detailed discussion of the Servicer's experience in, and procedures for the servicing function it will perform under the Servicing Agreement; material information regarding the size, composition and growth of the Servicer's portfolio of mortgage loans of the type similar to the Mortgage Loans and information on factors related to the Servicer that may be material to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable (including, without limitation, whether any prior securitizations of mortgage loans of the type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing, the extent of outsourcing the Servicer utilizes or if there has been previous disclosure of material noncompliance with Servicing Criteria with respect to other securitizations involving the Servicer);

            (iii) a description of any material changes to the Servicer's policies or procedures in the servicing function it will perform in under the Agreement for mortgage loans of the type similar to the Mortgage Loans during the past three years; and

            (iv) information regarding the Servicer's financial condition to the extent that there is a material risk that the effect on one or more aspects of servicing resulting from such financial condition could have a material impact on the performance of the pool of Mortgage Loans or performance of the related asset-backed securities.

            (e) The Servicer shall indemnify the Owner, any party acting as depositor in any Securitization Transfer, each Person who controls the Owner or such depositor, and each underwriter and placement agent in any Securitization Transfer, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Servicer regarding the Servicer Information. For purposes of the previous sentence, "Owner" shall mean the Person then acting as the Owner under this Agreement and any and all Persons who previously were "Owners" under this Agreement. The Owner shall indemnify the Servicer and each Person who controls the Servicer and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by the Owner in any offering document prepared in connection with any Reconstitution.

            (f) The Servicer shall execute one or more subservicing agreements between the Servicer and the Owner and/or any master servicer which is generally considered to be a prudent master servicer in the secondary mortgage market, designated by the Owner in its sole discretion after consultation with the Servicer and/or one or more custodial and servicing agreements among the Owner, the Servicer and a third party custodian/trustee which is generally considered to be a prudent custodian/trustee in the secondary mortgage market designated by the Owner in its sole discretion after consultation with the Servicer, in either case for the purpose of pooling the Mortgage Loans with other mortgage loans not the subject of this Agreement in connection with a Reconstitution; and

            (g) Any execution of a subservicing agreement or Reconstitution Agreement by the Servicer shall be conditioned on the Servicer receiving the Servicing Fee or such other servicing fee acceptable to Servicer. Notwithstanding any provision to the contrary in this Agreement, in the event that the Servicer is the master servicer, servicer or sub-servicer with respect to a Reconstitution, the Owner agrees that in such Reconstitution any servicing performance termination triggers shall be approved by the Servicer in its reasonable discretion; provided, that in the event that the Servicer does not approve any servicing performance termination triggers, the Owner shall have the right to terminate the Servicer hereunder (a "Servicing Performance Trigger Termination") and designate a successor servicer to act as master servicer, servicer or sub-servicer with respect to the Reconstitution, subject to payment of any termination fee as set forth in the applicable Commitment Letter, pursuant to Section 6.01(b). All Mortgage Loans not sold or transferred pursuant to a Whole Loan Transfer or Pass-Through Transfer shall be subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

            (h) All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and with respect thereto this Agreement shall remain in full force and effect. Any execution of a Reconstitution Agreement by the Servicer shall be conditioned on the Servicer receiving the Servicing Fee or such other servicing fee acceptable to Servicer. Notwithstanding any provision to the contrary in this Agreement, in the event that the Servicer is the master servicer, servicer or sub-servicer with respect to a Reconstitution, the Owner agrees that in such Reconstitution any servicing performance termination triggers shall be included upon approved by the Servicer in its reasonable discretion.

            (i) The Owner agrees to execute a confidentiality agreement in the form of Exhibit 10 hereto prior to any Securitization Transfer and that its obligation under this clause (i) may not be assigned.

            Section 13.14 Trademarks.

            The Owner and the Servicer agree that they and their employees, subcontractors and agents, shall not, without the prior written consent of the other party in each instance, (i) use in advertising, publicity or otherwise the name of each and every other party to this Agreement or their Affiliates or any of their managing directors, partners or employees, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the other party or their Affiliates, or (ii) represent, directly or indirectly, any product or any service provided by the Owner and the Servicer as approved or endorsed by the other parties to this Agreement or their Affiliates.

            Section 13.15 Confidentiality of Information.

            If, during the term of this Agreement, Owner requests that Servicer provide to Owner non-public, confidential information related to Servicer and other affiliates of Servicer (collectively, "Countrywide"), and if Countrywide, in its sole discretion agrees to provide this information, the parties agree that they shall enter into a confidentiality agreement in form and substance mutually agreeable to the parties prior to the release of such information (which obligation shall not be assigned by the Owner).

            Section 13.16 Seller Representations and Warranties

            The Owner hereby covenants that, as of the date of the related Commitment Letter, the Servicer shall be the successor servicer of the Mortgage Loans under the related Purchase Agreement or the Seller shall have executed an acknowledgment agreement and in both cases, without further steps having to be taken by the Owner, the Seller or the Servicer, the Servicer is entitled to (a) the benefit of the representations and warranties made by the Seller to the Owner in the related Purchase Agreement and (b) the rights and remedies available to the Owner under such Purchase Agreement with respect to such representations and warranties (including, but not limited to, the right to enforce the Seller's indemnification obligations under the Purchase Agreement). Upon request of the Servicer, the Owner shall deliver to the Servicer the related acknowledgment agreement, Purchase Agreement or any revisions to the Owner's seller guide.

            Section 13.17 Waiver of Trial by Jury.

            THE SERVICER AND THE OWNER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            Section 13.18 LIMITATION OF DAMAGES.

            NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE PARTIES AGREE THAT NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES WHATSOEVER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLE, PROVIDED, HOWEVER, THAT SUCH LIMITATION SHALL NOT BE APPLICABLE WITH RESPECT TO THIRD PARTY CLAIMS MADE AGAINST A PARTY.

            Section 13.19 SUBMISSION TO JURISDICTION; WAIVERS.

            The Servicer and the Owner hereby irrevocably and unconditionally:

            (a) SUBMITS FOR ITSELF IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

            (b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

            (c) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

                        [SIGNATURES APPEAR ON NEXT PAGE]

            IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       GOLDMAN SACHS MORTGAGE COMPANY
                                          (Owner)


                                       By: GOLDMAN SACHS REAL ESTATE
                                           FUNDING CORP., its General Partner


                                       By:____________________________________
                                          Name:_______________________________
                                          Title:______________________________


                                       COUNTRYWIDE HOME LOANS SERVICING LP, a
                                          Texas limited partnership
                                          (Servicer)


                                       By: COUNTRYWIDE GP, INC., general
                                          partner

                                       By:____________________________________
                                          Name:_______________________________
                                          Title:______________________________

                                    EXHIBIT 1

                                 MONTHLY REPORTS

                                  Trial Balance
                                   Remittance
                                   Delinquency

                                    EXHIBIT 2

                         CUSTODIAL ACCOUNT CERTIFICATION

                                                                _______ __, 200_


            The Servicer hereby certifies that it has established the account described below as a Custodial Account pursuant to Section 2.04 of the Flow Servicing Agreement, dated as of May 1, 2005, Fixed and Adjustable Rate Mortgage Loans. The Custodial Account shall be a Special Deposit Account.

Title of Account:             Countrywide  Home Loans  Servicing  LP, in trust
                              for "Goldman Sachs Mortgage Company."

Account Number:               _____________________

Address of office or branch
  of the Servicer at
  which Account is maintained:______________________________


                                       COUNTRYWIDE HOME LOANS SERVICING LP,
                                          Servicer

                                       By:____________________________________
                                          Name:_______________________________
                                          Title:______________________________
                                          Date:_______________________________

                                    EXHIBIT 3

                       CUSTODIAL ACCOUNT LETTER AGREEMENT

                                                                _______ __, 200_

To:______________________________
   ______________________________
   ______________________________
   (the "Depository")

            As Servicer under the Flow Servicing Agreement, dated as of May 1, 2005, Fixed and Adjustable Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 2.04 of the Agreement, to be designated "Countrywide Home Loans Servicing LP, as servicer, in trust for [Name of Owner]" All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. You may refuse any deposit which would result in violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.

                                       COUNTRYWIDE HOME LOANS SERVICING LP
                                          Servicer

                                       By:____________________________________
                                          Name:_______________________________
                                          Title:______________________________
                                          Date:_______________________________

            The undersigned, as Depository, hereby certifies that the above described account has been established under Account Number __________, at the office of the Depository indicated above, and agrees to honor withdrawals on such account as provided above. The Custodial Account shall be a Special Deposit Account. The full amount deposited at any time in the account will be insured by the Federal Deposit Insurance Corporation.


                                       _______________________________________
                                                     Depository

                                       By:____________________________________
                                          Name:_______________________________
                                          Title:______________________________
                                          Date:_______________________________

                                    EXHIBIT 4

                          ESCROW ACCOUNT CERTIFICATION


                                                             _________ ___, 200_

            ________________________ hereby certifies that it has established the account described below as an Escrow Account pursuant to Section 2.06 of the Flow Servicing Agreement, dated as of May 1, 2005, Fixed and Adjustable Rate Residential Mortgage Loans. The Escrow Account shall be a Special Deposit Account.

Title of Account:            "Countrywide  Home Loans  Servicing  LP, in trust
                              for [Name of Owner], and various Mortgagors."

Account Number:              ___________________

Address of office or
  branch
  of the Servicer at
  which Account is maintained:_________________________


                                          ____________________________________

                                          ____________________________________

                                          ____________________________________


                                       COUNTRYWIDE HOME LOANS SERVICING LP



                                       Servicer

                                       By:____________________________________
                                          Name:_______________________________
                                          Title:______________________________
                                          Date:_______________________________

                                    EXHIBIT 5

                         ESCROW ACCOUNT LETTER AGREEMENT

                                                               _______ ___, 200_

To:   _____________________________
      _____________________________
      _____________________________
      (the "Depository")


            As Servicer under the Flow Servicing Agreement, dated as of May 1, 2005, Fixed and Adjustable Rate Residential Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 2.06 of the Agreement, to be designated as "Countrywide Home Loans Servicing LP, in trust for [Name of Owner], and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. You may refuse any deposit which would result in violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.

                                       COUNTRYWIDE HOME LOANS SERVICING LP
                                          Servicer

                                       By:____________________________________

                                          Name:_______________________________

                                          Title:______________________________

                                          Date:_______________________________

            The undersigned, as Depository, hereby certifies that the above described account has been established under Account Number ______, at the office of the Depository indicated above, and agrees to honor withdrawals on such account as provided above. The Escrow Account shall be a Special Deposit Account. The full amount deposited at any time in the account will be insured by the Federal Deposit Insurance Corporation.

                                              -------------------------
                                                     Depository

                                       By:____________________________________

                                          Name:_______________________________

                                          Title:______________________________

                                          Date:_______________________________

                                    EXHIBIT 6

            FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT, dated ______________("Agreement"), among Goldman Sachs Mortgage Company ("Assignor"), GS Mortgage Securities Corp. ("Assignee") and Countrywide Home Loans Servicing LP (the "Company").

__________________For and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

            1.  Assignment, Assumption and Conveyance

            The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest (other than those rights specifically retained by the Assignor pursuant to this Agreement) of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans"), and (b) solely insofar as it relates to the Mortgage Loans, that certain Flow Servicing Agreement, dated as of May [__] 2005 (the "Servicing Agreement"), by and between the Assignor (in such capacity, the "Owner") and the Company. The Assignor hereby agrees that it will (i) deliver possession of notes evidencing the Mortgage Loans to, or at the direction of, the Assignee or its designee and (ii) take in a timely manner all necessary steps under all applicable laws to convey and to perfect the conveyance of the Mortgage Loans as required under the Pooling Agreement (as defined below).

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Servicing Agreement that are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement, (ii) any rights and obligations of the Assignor pursuant to the Servicing Agreement arising prior to the date hereof, (iii) the rights and obligations of the Owner under Section 6.01(b) (relating to the Owner's right to terminate the Company),
Section 4.09 (relating to the Owner's right to receive information from the Servicer) and Sections 13.13(i) and 13.15 (relating the Owner's obligation to execute certain confidentiality agreements) or (iv) any rights of the Assignor under the Commitment Letter, dated as of [_____ __], 200[_] (the "Commitment Letter") between the Owner and the Company, which rights shall survive the execution and delivery of this Agreement.

            The Assignee hereby assumes all of the Assignor's obligations under the Mortgage Loans and the Servicing Agreement solely insofar as such obligations relate to the Mortgage Loans, other than the obligations set forth in clauses (ii) and (iii) of the preceding paragraph.

            The parties hereto agree that, notwithstanding anything to the contrary contained in the Commitment Letter, with respect to the Mortgage Loans being serviced under the Servicing Agreement: (a) the Servicing Fee Rate for the Mortgage Loans shall be the rate set forth on the Mortgage Loan Schedule, (b) the REO Management Fee for the Mortgage Loans shall be [__], (c) [the Other Fees with respect to the Mortgage Loans shall include ___] and (d) the fee upon termination of the Company as Servicer of the Mortgage Loans shall be [__]%.

            2. Recognition of the Company

            From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Servicing Agreement (solely to the extent set forth herein) and this Agreement to _____________________, as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), of the __________________ (the "Trust") created pursuant to a Pooling and Servicing Agreement or Trust Agreement, dated as of _________________ (the "Pooling Agreement"), among the Assignee, the Trustee and ____________________, as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans and the Servicer will be the servicer of the Mortgage Loans on or after the applicable Transfer Date pursuant to the terms set forth in the Pooling Agreement, (ii) the Company shall look solely to the Trust (including the Trustee and the Servicer acting on the Trust's behalf) for performance of any obligations of the Assignor under the Mortgage Loans and the Servicing Agreement (solely insofar as it relates to the Mortgage Loans) (except for such obligations of the Assignor retained by the Assignor hereunder), (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement and the Servicing Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6.03 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, including without limitation, the remedies for breaches of representations and warranties set forth in Article 10 of the Servicing Agreement (except for the rights and remedies retained by the Assignor hereunder), (iv) all references to the Owner under the Servicing Agreement insofar as they relate to the Mortgage Loans shall be deemed to refer to the Trust (except to the extent of the rights and obligations retained by the Assignor hereunder) (including the Trustee and the Servicer acting on the Trust's behalf) and (v) the Mortgage Loans will be part of a REMIC, and the Company shall service the Mortgage Loans and any real property acquired upon default thereof (including, without limitation, making or permitting any modification, waiver or amendment of any term of any Mortgage Loan) prior to the applicable Transfer Date in accordance with the Servicing Agreement but in no event in a manner that would (A) cause the REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon the REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code, the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, and the tax on "net income from foreclosure property" as set forth in
Section 860G(c) of the Code). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Servicing Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

            3. Representations and Warranties of the Company

            The Company warrants and represents to and covenants with, the Assignor, the Assignee and the Trust as of the date hereof that:

            (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

            (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under this Agreement and the Servicing Agreement The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

            (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by it of the transaction contemplated hereby;

            (d) The Company shall establish a Custodial Account and an Escrow Account under the Servicing Agreement in favor of the Trust with respect to the Mortgage Loans separate from the Custodial Account and Escrow Account previously established under the Servicing Agreement in favor of the Assignor;

            (e) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Servicing Agreement, or which, either in any one instance or in the aggregate, is likely to result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Servicing Agreement, and the Company is solvent;

            (f) The Company has serviced the Mortgage Loans in accordance with the Servicing Agreement and has provided accurate "paid through" data (assuming the correctness of all "paid through" data provided by the Assignor to the Company at the time the Company began servicing the Mortgage Loans) with respect to the Mortgage Loans to the Assignor;

            (g) Except as reflected in the "paid through" data delivered to the Assignor (assuming the correctness of all "paid through" data provided by the Assignor to the Company at the time the Company began servicing the Mortgage Loans), there is no payment default existing under any Mortgage or any Mortgage Note as of the Securitization Closing Date; and

            (h) To the Company's knowledge, there is no non-payment default existing under any Mortgage or Mortgage Note, or any event which, with the passage of time or with notice and the termination of any grace or cure period, would constitute a non-payment default, breach, violation or event which would permit acceleration as of the Securitization Closing Date.

            Pursuant to Section 13.13 of the Servicing Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Article X of the Servicing Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof.

            4. Representations and Warranties of the Assignor

            The Assignor warrants and represents to the Assignee and the Trust as of date hereof that:

            (a) The Assignor is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note. The Mortgage Loan is not assigned or pledged, and the Assignor has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Assignee free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Assignee will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Assignor intends to relinquish all rights to possess, control and monitor the Mortgage Loan;

            (b) The Assignor has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

            (c) With respect to the Mortgage Loans, any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws, all applicable predatory and abusive lending laws or unfair and deceptive practices laws applicable to the Mortgage Loan, including, without limitation, any provisions related to Prepayment Premiums, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations; and

            (d) With respect to the Mortgage Loans, none of the Mortgage Loans are (a) subject to the Home Ownership and Equity Protection Act of 1994 or
      (b) classified as "high cost," "threshold," "covered" or "predatory" loans under any other applicable federal, state or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

            5. Remedies for Breach of Representations and Warranties of the Assignor

            The Assignor hereby acknowledges and agrees that in the event of any breach of the representations and warranties made by the Assignor set forth in
Section 4 hereof that materially and adversely affects the value of the Mortgage Loans or the interest of the Assignee or the Trust therein, within 60 days of the earlier of either discovery by or notice to the Assignor of such breach of a representation or warranty, it shall cure, purchase, cause the purchase of, or substitute for the applicable Mortgage Loan in the same manner and subject to the conditions set forth in Section [___] of the Pooling Agreement with respect to the Assignee's obligations to provide certain representations and warranties for the Mortgage Loans.

            6. Miscellaneous

            (a) This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            (b) No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            (c) This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which the Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            (d) Each of this Agreement and the Servicing Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement and the Servicing Agreement (to the extent assigned hereunder) by the Assignor to the Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement and the Servicing Agreement.

            (e) This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            (f) In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement or the Servicing Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            (g) Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement or the Servicing Agreement, as applicable.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       GS MORTGAGE SECURITIES CORP.


                                       By:____________________________________
                                          Name:_______________________________
                                          Title:______________________________


                                       GOLDMAN SACHS MORTGAGE COMPANY, a New
                                           York limited partnership


                                       By: GOLDMAN SACHS REAL ESTATE
                                           FUNDING CORP., a New York
                                           corporation, as General Partner

                                       By:____________________________________
                                          Name:_______________________________
                                          Title:______________________________


                                       COUNTRYWIDE HOME LOANS SERVICING LP, a
                                           Texas limited partnership
                                           (Servicer)

                                       By: COUNTRYWIDE GP, INC., general
                                           partner

                                       By:____________________________________
                                          Name:_______________________________
                                          Title:______________________________

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                                    EXHIBIT 7

                          FORM OF OFFICER'S CERTIFICATE

            I, ____________________, hereby certify that I am the duly elected [Vice] President of [Servicer], a federal savings bank organized under the laws of the United States (the "Company") and further as follows:

            1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the partnership agreement of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification.

            2. Attached hereto as Exhibit 2 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

            3. Attached hereto as Exhibit 3 is a true, correct and complete copy of the resolutions of the partnership of the Company authorizing the Company to execute and deliver the Flow Servicing Agreement, dated as of May 1, 2005, between the Company, and Goldman Sachs Mortgage Company (the "Owner"), (the "Flow Servicing Agreement") and such resolutions are in effect on the date hereof.

            4. Each person listed on Exhibit 4 attached hereto who, as an officer or representative of the Company, signed (a) the Flow Servicing Agreement, and (b) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on
      Exhibit 4, and the signatures of such persons appearing on such documents are their genuine signatures.

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:_________________________________
                                         By:____________________________________
                                            Name:_______________________________
[Seal]                                      Title: [Vice] President


            I, ________________________, an [Assistant] Secretary of [Servicer], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:_________________________________
                                         By:____________________________________
                                            Name:_______________________________
[Seal]                                      Title: [Vice] President

                                  EXHIBIT 4 to

                         Company's Officer's Certificate



           NAME                       TITLE                    SIGNATURE
           ----                       -----                    ---------

__________________________   _______________________   _________________________

__________________________   _______________________   _________________________

__________________________   _______________________   _________________________

__________________________   _______________________   _________________________

__________________________   _______________________   _________________________

__________________________   _______________________   _________________________

__________________________   _______________________   _________________________

                                    EXHIBIT 8

                             MORTGAGE LOAN DOCUMENTS

            The following documents shall constitute the Mortgage Loan Documents with respect to each Mortgage Loan:

            (a) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _________, without recourse" and signed in the name of the last endorsee (the "Last Endorsee") by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Owner that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Last Endorsee], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the endorsement must be by "[Last Endorsee], formerly known as [previous name]";(b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Owner cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Owner (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Owner; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;(d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Owner as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Owner or as directed by the Owner. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Owner while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignment from the Originator to the Last Endorsee with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officers Certificate of the Owner (or certified by the title company, escrow agent, or closing attorney) stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company (provided, that the original mortgagee policy of title insurance shall be added when available);

            (h) original powers of attorney, if applicable, or, if in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original power of attorney with evidence of recording thereon, if applicable, because of a delay caused by the public recording office, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such power of attorney, together with an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such power of attorney has been dispatched to the appropriate public recording office for recordation and that the original recorded power of attorney or a copy of such power of attorney certified by such public recording office to be a true and complete copy of the original recorded power of attorney will be promptly delivered to the Custodian upon receipt thereof by the Seller; and

            (i) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

            The following documents, together with the Mortgage Loan Documents, shall constitute the Mortgage File with respect to each Mortgage Loan:

            (a) The original hazard insurance policy and, if required by law, flood insurance policy.

            (b) Residential loan application.

            (c) Mortgage Loan closing statement.

            (d) Verification of employment and income except for Mortgage Loans originated under a Limited Documentation Program.

            (e) Verification of acceptable evidence of source and amount of downpayment.

            (f) Credit report on the Mortgagor.

            (g) Residential appraisal report, if available.

            (h) Photograph of the Mortgaged Property.

            (i) Survey of the Mortgaged Property, if any.

            (j) Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, ie., map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

            (k) All required disclosure statements.

            (l) If available, termite report, structural engineer's report, water potability and septic certification.

            (m) Sales contract, if applicable.

            (n) Tax receipts, insurance premium receipts, ledger sheets, payment history from date of origination, insurance claim files, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

            (o) Amortization schedule, if applicable.

                                    EXHIBIT 9

                                 DATA DICTIONARY


Field
Loan Number
Prior Loan Number
Custodian File Number
Custodian Loan Number
Origination Date
Original Balance
First Payment Date
Original Maturity Date
Original Term
Balloon Flag
Loan Type
Amortization Type
Original Amortization Term
Interest Calculation Method
Daily Simple Interest Flag
Original Principal and Interest
Original Interest Rate
Arm Index Description
Margin
ARM Rounding Feature
Lookback Days
First Payment Reset Date
First Rate Reset Date
Initial Rate Reset Period
Rate Reset Period
Initial Payment Reset Period
Payment Reset Period
Initial Rate Adjustment Cap
Rate Adjustment Cap
Lifetime Caps
Lifetime Floor
Max Rate
Min Rate
Negative Amortization Flag
Negam Percent Cap
Payment Cap
Servicing Fee
Property Type
Property Address
Property City
Property State
Property Zip
Borrower Name
CoBorrower Name
Original FICO score
Original Credit Grade
Original Loan To Value Ratio
Original Appraised Value
Original Appraisal Date
Original Appraisal Firm
Original Purchase Price
Purchase BPO
Purchase BPO Date
Lien Position
Original Senior Lien Amount
PMI Provider
PMI Coverage Percentage
PMI Certificate ID
Occupancy Type
Purpose of Loan
Prepayment Flag
Prepayment Penalty Type
Prepayment Term
As Of Date
Loan Number
Investor Number
Investor Category
Current Maturity Date
Remaining Term
Current Principal & Interest Payment
Current Interest Rate
Next Payment Reset Date
Next Rate Reset Date
Next Due Date
Interest Paid To Date
Last Payment Date
Current Balance
Days Past Due
Delinquency Status
Status of Loan
12 Month Pay String
Time 30 Days Delinquent in Past 12 Months
Time 60 Days Delinquent in Past 12 Months
Time 90 Days Delinquent in Past 12 Months
Last Modification Date
Property Sale Date
Debt To Income Ratio
Senior Lien Amount
Recent Property Valuation
Recent Property Valuation Date
Valuation Method
Current FICO
FICO Date
Total Monthly Payment
Total Monthly Payment Principal
Total Monthly Payment Interest
Total Monthly Payment  Penalties / Fee
Total Monthly Escrow Payment
Total Monthly Prepayment Amount
Payment Date
Scheduled P&I
REO Rent Collection
Monthly Escrow Advances
Monthly Corporate Advances
Monthly Non Recoverable Corporate Advances
Principal Advances
Interest Advances
Account Balances
Beginning Scheduled Balance
Ending Scheduled Balance
Escrow Balance
Escrow Advance Balance
Recoverable Corporate Advance  Balance
Non Recoverable Corporate Advance Balance
Suspense Account Balance
Accrued Interest
Forced Placed Insurance Flag
Annual Forced Placed Insurance
Last Contact Date
Last Attempt Date
Bankruptcy Flag
Bankruptcy Chapter
Bankruptcy Start Date
Bankruptcy End Date
Bankruptcy Post Petition Due Date
Motion for Relief Request Date
Motion for Relief Filing Date
Motion for Relief Hearing Date
Motion for Relief Granted Date
In Demand Flag
In Demand Start Date
In Demand End Date
Foreclosure Start Date
Due Date At Referral
Foreclosure Estimated End Date
Foreclosure Sale Date
Foreclosure end date
First Legal Date
Foreclosure Resolution Flag
Foreclosure Resolution Type
Foreclosure On Hold
Foreclosure Hold Start Date
Forbearance Start Date
Forbearance Payment
Forbearance End Date
Eviction Start Date
Eviction End Date
REO Start Date
REO End Date
REO Sub Status
Eviction Date
Listed Date
Estimated Sale Date
Days In REO
Estimated Sales Price
Possession Date
Redemption End Date
Initial Listing Price
Initial Listing Date
Current List Price
Current List Date
Reason For Default
Termination Type
Balance at Termination
Scheduled Sale Date
Property Sales Price
Liquidation Date
Gross Total Proceeds
Net Total Proceeds
Principal Advanced
Interest Advanced
Corporate Advances Recovered at Termination
Escrow Advances Recovered at Termination
Commission
Seller Concession
Taxes
Repairs
Water and Sewer
Expenses Recovered at Termination
Corporate Advances at Termination
Days from Acquisition to Close
Days from Possession to Close
Charge-off amount
Severity
Severity Formula
Hazard Insurance Claim Date
Hazard Insurance Claim Due Date
Hazard Insurance Claim Amount
Hazard Insurance Claim Paid Amount
MI Insurance Claim Date
MI Insurance Claim Due Date
MI Insurance Claim Amount
MI Insurance Claim Paid Amount
The original term in months before the balloon term
Buydown Flag
IO Flag
IO Term
Number of Units
Convertible Flag
Documentation Type
Amortization Term
Credit Grade
Convertible Term
Principal at termination
Net Interest at termination
Gross Interest at termination
initial set-up fee
other fees
Curtailment Adjustment
Total Remit Amount
Interest Adjustment
Principal Adjustment
Map Panel Number
Flood Zone
Certificate Number

                                   EXHIBIT 10

                            CONFIDENTIALITY AGREEMENT

            THIS CONFIDENTIALITY AGREEMENT dated __________ (the "Agreement"), by and between Countrywide Home Loans Servicing LP ("Countrywide"), a Texas limited partnership, having its executive office located at 7105 Corporate Drive, Plano Texas 75024, and Goldman Sachs Mortgage Company (the "Investor"), a New York Limited Partnership, having its principal place of business located at 85 Broad Street, New York, NY 10004.

                                   WITNESSETH

            WHEREAS, the Investor has requested that it be furnished with certain Confidential Information (as defined below) relating to certain mortgage related securities issued or serviced, or to be issued or serviced, by Countrywide, as described on Schedule A hereto (the "Securities"), and the mortgage loans in which the Securities represent an ownership interest (the "Mortgage Loans");

            WHEREAS, the Investor is an affiliate of an owner or a beneficial owner of one or more of the classes of the Securities not registered under the Securities Act of 1933, as amended (the "Subject Securities") or a prospective purchaser thereof;

            WHEREAS, Countrywide is willing to provide the Confidential Information to the Investor subject to the Investor executing and delivering this Agreement; and

            WHEREAS, this Agreement is intended to facilitate the disclosure of information by Countrywide to the Investor without Countrywide's having an obligation to disclose the same information publicly under Regulation FD of the United States Securities and Exchange Commission, 17 CFR ss.243.100-103.

            NOW THEREFORE, in consideration of being granted the right to receive and review the Confidential Information, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and upon the promises and mutual covenants contained herein, the parties agree as follows:

            1. Confidential Information. The term "Confidential Information" shall mean all written, oral or electronic information or material related to the Securities or the Mortgage Loans as set forth on Exhibit 10 to the Flow Servicing Agreement between Countrywide and the Investor, or similar information related to the Securities or the Mortgage Loans, which is furnished by Countrywide to the Investor. The term "Confidential Information" shall not include information that: (i) is or becomes generally available to and known by the public other than as a result of disclosure by the Investor or its Representatives or Advisors (as defined below) in violation of this Agreement (or in the case of Advisors, violation of their Agreement); (ii) was available to the Investor prior to its disclosure to the Investor by or at the direction of Countrywide; (iii) becomes available to the Investor from a source other than Countrywide, provided that the Investor has no knowledge that such source is prohibited from disclosing such information to the Investor by a contractual, legal or fiduciary obligation to Countrywide or any affiliate of Countrywide; or
(iv) is independently developed by the Investor without reliance on the Confidential Information.

            2. Nondisclosure of Information. (a) As a condition to the Investor being furnished with the Confidential Information, the Investor agrees to treat the Confidential Information in accordance with the provisions of this Agreement and agrees to take or abstain from taking certain actions with respect thereto as set forth herein. The Investor agrees not to use any of the Confidential Information for any purpose other than the purpose of evaluating the Investor's or its affiliate's investment in, and the value of, the Subject Securities and the underlying Mortgage Loans (including evaluating compliance with the terms of the related pooling and servicing agreement). Except as otherwise expressly provided herein, the Investor agrees that the Confidential Information will be kept confidential by the Investor and its affiliates, directors, officers and employees who have access to, obtain, or receive the Confidential Information either directly or indirectly from the Investor under this Agreement (collectively, its "Representatives").

                  (b) The Investor may disclose the Confidential Information to its Representatives and its affiliates' Representatives and agents, partners and representatives, including without limitation any accountants, attorneys, and financial advisors (collectively "Advisors") who need to know such information for the purpose of evaluating the Investor's or its affiliate's investment in, and valuing, the Subject Securities and the underlying Mortgage Loans, provided that any such Representatives are informed of the confidential nature of the Confidential Information and any such Advisors (with the exception of counsel who have professional obligations of confidentiality and who the Investor will direct to maintain the confidentiality of the information) first execute a substantially similar form of confidentiality agreement as this Agreement with Investor with respect to the Confidential Information, which agreement shall name Countrywide as a third party beneficiary thereto. The Investor agrees that, except as permitted herein it will not, and will direct its Representatives not to, disclose to any person any Confidential Information. The Investor will be responsible for any breach of this Agreement by its affiliates' and its Representatives. In addition, the Investor may disclose the Confidential Information to a prospective purchaser of the Mortgage Loans or the Securities (in the case of Securities in particular as may be necessary to comply with securities laws, including without limitation, Regulation AB under the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended, or any similar successor rule or regulation), provided that such prospective purchaser shall have executed a similar form confidentiality agreement as this Agreement with Investor with respect to the Confidential Information.

                  (c) Notwithstanding anything herein to the contrary, the Investor and Countrywide agree that they (and their employees, representatives, and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the U.S. federal and state income tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it in relation to the tax treatment and tax structure. For this purpose, "tax structure" is limited to facts relevant to the U.S. federal and state income tax treatment of the transaction and does not include information relating to the identity of the parties, their affiliates, agents or advisors.

            3. Compelled Disclosure. If the Investor or any of its Representatives are requested or required to disclose any Confidential Information as a matter of law, regulation, legal process or by regulatory authority, the Investor will promptly notify Countrywide (so long as legally permitted to provide such notification) in order to permit Countrywide to seek a protective order to take other appropriate action. The Investor also will reasonably cooperate in Countrywide's efforts, at Countrywide's expense, to obtain a protective order or other reasonable assurance that confidential treatment will be accorded to the Confidential Information. If, in the absence of a protective order or receipt of a waiver hereunder, the Investor or any of its Representatives is so compelled to disclose any portion of the Confidential Information, the Investor may disclose to the party compelling disclosure only the part of such Confidential Information that is so required, based on consultation and advice of its counsel, to be disclosed.

            4. Purchase of Securities; Disclosure Related to Resale of Securities. The Investor hereby acknowledges that it may receive material non-public information under this Agreement and that it is aware and understands that United States securities laws prohibit any person with material, non-public information about an issuer from purchasing or selling securities of such issuer or, subject to certain limited exceptions, from communicating such information to any other person. The Investor further agrees to use any Confidential Information in compliance with all applicable laws and regulations promulgated by the United States Securities and Exchange Commission.

            5. Debtor Contact. The Investor agrees not to knowingly, as a result of knowledge obtained from the Confidential Information, communicate (except for the communications made in the ordinary course of business unrelated to the subject matter hereof) with any borrower, debtor, guarantor, appraiser under any Mortgage Loan or any such borrower's, debtor's or guarantor's accountant or attorney, or any other person or party having an interest in any of the Mortgage Loans, including any tenant, managing or leasing agent, whose name is obtained from the Confidential Information, in each case with respect to its investment in the Subject Securities and/or the underlying Mortgage Loans without the prior written consent of Countrywide, which consent can be arbitrarily withheld; provided, however, to the extent the Investor or any of its affiliates is servicing such Mortgage Loan, Countrywide shall be deemed to have given consent to any such communication subject to the terms and conditions contained in any agreement (to which Investor or any of its affiliates, as applicable, is a party) governing the terms of such servicing.

            6. Not an Offer to Buy or Sell Securities. The Investor acknowledges and agrees that the Confidential Information does not constitute an offer to buy or sell or a solicitation of an offer to buy or sell any security or instrument or to participate in any trading strategy.

            7. Entire Agreement. This Agreement represents the entire agreement between the Investor and Countrywide relating to the treatment of the Confidential Information hereupon or hereafter reviewed or inspected by the Investor. This Agreement supersedes all other agreements relating to the Confidential Information that have previously been executed by the Investor in favor of Countrywide.

            8. General Provisions. No failure or delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The parties acknowledge and agree that, in the event of any breach of this Agreement, Countrywide might be irreparably harmed and unable to be made whole by monetary damages. It is accordingly agreed that Countrywide, in addition to any other remedy to which it may be entitled in law or equity, will be entitled to seek an injunction to remedy breaches of this Agreement and/or to compel specific performance of this Agreement. This Agreement (a) may not be assigned by Countrywide or the Investor without the prior written consent of the other party; (b) cannot be amended, nor can any of its provisions be waived, except by a writing signed by Countrywide and the Investor; and (c) will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns. The Investor consents to personal jurisdiction in any action brought in any federal or state court within the State of New York located in the County of New York having subject matter jurisdiction in the matter for purposes of any action arising out of this Agreement. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

            9. Purpose of Review. The Investor represents and warrants that it is reviewing the Confidential Information in connection with evaluating the Investor's or an affiliate's investment in, and the value of, the Subject Securities and the underlying Mortgage Loans (including evaluating compliance with the terms of the related pooling and servicing agreement); provided, however, this shall not prohibit the Investor's future purchase of any other instrument or security.

            10. Indemnification. The Investor agrees to indemnify and hold harmless Countrywide, its officers, directors and each person, if any, who controls Countrywide within the meaning of either Section 15 of the Act or
Section 20 of the Securities Exchange Act of 1934, as amended (each, an "Indemnified Party"), from and against any and all losses, penalties, fines, forfeitures, judgments, claims, damages, expenses, and any related costs (including, without limitation, attorney's fees and costs) and liabilities incurred by or on behalf of any Indemnified Party related to, based upon or arising out of any breach of any provision of this Agreement by the Investor or any of its Representatives. The parties hereto agree that neither party will claim punitive, consequential, indirect or special damages against the other party under this Agreement.

Promptly after receipt by the Investor under the immediately previous paragraph of notice of the commencement of any action, Countrywide shall, if a claim in respect thereof is to be made against the Investor under such subsection, notify the Investor in writing of the commencement thereof. In case any such action shall be brought against Countrywide and it shall notify the Investor of the commencement thereof, the Investor shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to Countrywide, and, after notice from the Investor to Countrywide of its election so to assume the defense thereof, the Investor shall not be liable to Countrywide under the immediately previous paragraph for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by Countrywide, in connection with the defense thereof other than reasonable costs of investigation.

Notwithstanding the foregoing, Countrywide shall have the right to employ separate counsel, the reasonable fees and expenses of such counsel to be paid by Investor, in any action and to participate in the defense thereof if the named parties to any such action (including any impleaded parties) include both the Investor and Countrywide, and Countrywide shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Investor and that joint representation may be inappropriate under professional standards, in which case the Investor shall not have the right to assume the defense of such action on behalf of Countrywide, it being understood, however, that the Investor shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for Countrywide (including controlling persons), and any such firm shall be designated in writing by Countrywide.

            11. Non-public Personal Information. The Investor understands that the Confidential Information may contain "nonpublic personal information" as that term is defined in Section 6809(4) of the Gramm-Leach-Bliley Act (the "Act") and the Investor agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the Act and other applicable federal and state privacy laws.

            12. Ongoing Provision of Confidential Information. This Agreement shall apply to any and all Confidential Information provided by Countrywide to the Investor at any time on or after the date hereof relating to the Securities or the Mortgage Loans. In the event of any transfer of the Securities by the Investor, this Agreement shall not result in any obligation on the part of Countrywide to provide any similar information to any transferee. The obligations of the Investor pursuant to the terms of this Agreement shall terminate three years from the date hereof.

            13. Prohibition on Sale Transfer of Information. The Investor hereby covenants that it shall not transfer or make available any Confidential Information directly or indirectly to any third parties (except as permitted herein or to service providers, rating agencies, agents and subcontractors solely in their capacity as such and to Representatives, Advisors and prospective purchasers as set forth in Section 2(b) above), without the express prior written consent of Countrywide.

            14. Tax Disclaimer. Notwithstanding anything herein to the contrary, Investor (and each employee, representative or agent of Investor) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the potential investment and all materials of any kind (including tax opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure. However, any information relating to the U.S. federal income tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable any person to comply with applicable securities laws. For this purpose, "tax treatment" means U.S. federal income tax treatment, and "tax structure" is limited to any facts relevant to the U.S. federal income tax treatment of the potential investment but shall not include information regarding the identity of the parties thereto.

            15. Offering of Securities. Notwithstanding any of the foregoing, in connection with any offering of securities by Countrywide or an affiliate (the "Issuer"), in which Investor or an affiliate (the "GS Entity") is involved as underwriter, dealer, agent or other similar participant, nothing in this letter agreement shall (i) prevent either the Issuer or the GS Entity from complying with all applicable disclosure laws, regulations and principles in connection with such offering or sale of securities, (ii) restrict the ability of the GS Entity to consider information for due diligence purposes or to share information with other underwriters participating in such offering or sale of securities, (iii) prevent the GS Entity from retaining documents or other information in connection with due diligence or (iv) prevent the GS Entity from using any such documents or other information in investigating or defending itself against claims made or threatened by purchasers, regulatory authorities or others in connection with such an offering or sale of securities.

                            [Signature Page Follows]

            IN WITNESS WHEREOF, this Agreement has been executed as of the ____day of ______________.


                                       GOLDMAN SACHS MORTGAGE COMPANY



                                       By:____________________________________
                                          Name:
                                          Title:


                                       COUNTRYWIDE HOME LOANS SERVICING LP, a
                                          Texas limited partnership
                                          (Servicer)


                                       By: COUNTRYWIDE GP, INC., general
                                          partner


                                       By:____________________________________
                                          Name:
                                          Title:

                                   SCHEDULE A

            For Deal: ___________________________________________

                                   EXHIBIT 11

                          FORM OF ANNUAL CERTIFICATION

            [_______________] (the "Trust"), Mortgage Pass-Through Certificates, Series [_____], issued pursuant to the Pooling and Servicing Agreement, dated as of [_____], 200[_] (the "Pooling and Servicing Agreement"), among [_____], as depositor (the "Depositor"), [_____], as trustee (the "Trustee"), [_____], as servicer (the "Servicer"), and [_____], as responsible party

            I, [identify the certifying individual], certify to the Depositor and the Trustee, and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

            1. The servicing information required to be provided to the Trustee by the Servicer under the Pooling and Servicing Agreement has been so provided;

            2. I am responsible for reviewing the activities performed by the Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance review required under the Pooling and Servicing Agreement, and except as disclosed in the annual compliance statement required to be delivered to the Trustee in accordance with the terms of the Pooling and Servicing Agreement (which has been so delivered to the Trustee), the Servicer has fulfilled its obligations under the Pooling and Servicing Agreement; and

            3. [If the Securitization Transfer occurs in 2005.] All significant deficiencies relating to the Servicer's compliance with the minimum servicing standards for purposes of the report provided by an independent public accountant, after conducting a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the Pooling and Servicing Agreement, have been disclosed to such accountant and are included in such reports.

            4. [If the Securitization Transfer occurs in 2006 or thereafter.] The report on assessment of compliance with servicing criteria required to be delivered by us under the Pooling and Servicing Agreement has been delivered to the Trustee and complied with the requirements thereunder and any material instance of non-compliance with the Servicing Criteria has been disclosed on such report.

                                       Date:__________________________________



                                            __________________________________
                                            [Signature]
                                            [Title]

                                   EXHIBIT 12

                            FORM OF POWER OF ATTORNEY

                        FORM OF LIMITED POWER OF ATTORNEY

                            LIMITED POWER OF ATTORNEY

            GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership, organized under the laws of the United States and having its principal place of business at 85 Broad Street, New York, New York 10004, as Owner (hereinafter called "Owner") hereby appoints Countrywide Home Loans Servicing LP (hereinafter called "Countrywide"), as its true and lawful attorney-in-fact to act in the name, place and stead of Owner solely for the purposes set forth below.

            The said attorney-in-fact is hereby authorized and empowered, solely with respect to the Mortgage Loans and REO Properties, as defined in, and subject to the terms of, that certain Flow Servicing Agreement, between Countrywide and Owner, dated as of May 1, 2005 (the "Servicing Agreement"), as follows:

            1. To execute, acknowledge, seal and deliver deed of trust/mortgage note endorsements, lost note affidavits, assignments of deed of trust/mortgage and other recorded documents, satisfactions/releases/reconveyances of deed of trust/mortgage, subordinations and modifications, tax authority notifications and declarations, deeds, bills of sale, and other instruments of sale, conveyance, and transfer, appropriately completed, with all ordinary or necessary endorsements, acknowledgments, affidavits, and supporting documents as may be necessary or appropriate to effect its execution, delivery, conveyance, recordation or filing.

            2. To execute and deliver insurance filings and claims, affidavits of debt, substitutions of trustee, substitutions of counsel, non-military affidavits, notices of rescission, foreclosure deeds, transfer tax affidavits, affidavits of merit, verifications of complaints, notices to quit, bankruptcy declarations for the purpose of filing motions to lift stays, and other documents or notice filings on behalf of Owner in connection with insurance, foreclosure, bankruptcy and eviction actions.

            3. To endorse any checks or other instruments received by Countrywide and made payable to Owner.

            4. To pursue any deficiency, debt or other obligation, secured or unsecured, including but not limited to those arising from foreclosure or other sale, promissory note or check. This power also authorizes Countrywide to collect, negotiate or otherwise settle any deficiency claim, including interest and attorney's fees.

            5. To do any other act or complete any other document that arises in the normal course of servicing of all Mortgage Loans and REO Properties, as defined in, and subject to the terms of the Servicing Agreement.

            This Limited Power of Attorney shall expire on _____ __, 200_.




                                               Goldman Sachs Mortgage Company


Dated:________________________, 200___.


Witness:  ____________________________     By:_________________________________
                                              Name:
                                              Title:


   ___________________________________
   Name:


   ___________________________________
   Name

                                   EXHIBIT 14

                  Subprime Default and REO Servicing Standards

o Right Party Contact Rate of twenty-seven and a half percent (27.50%) per month. Termination standard is twenty-two and a half percent (22.50%), after Servicer has failed to respond to the notice provisions contained in the Flow Servicing Agreement

o Servicer shall meet the foreclosure timeline requirements as set forth in the FNMA guidelines

Time Zones
----------

All accounts should be called until 9:00 p.m. in each time zone Monday through Thursday.

Collection Call Statistics
--------------------------

With respect to only loans owned by GS ("GS Loans"), Servicer shall report monthly to GS to the extent permitted by applicable law the following dialer statistical information broken out by delinquency bucket and on a loan level basis:
o     Number of attempts made; ACD, predictive and non-predictive ;
o     Number of right party contacts ;
o     Number of commitments obtained; and
o     Number of performing commitments.

The reports provided by Servicer to Owner will stratify the collection work efforts and/or results in such a manner as to reasonably assure Owner that Servicer is in material compliance with the agreed upon service levels.

Skip Tracing Statistics
-----------------------

A minimum of 50% of the accounts referred to skip tracing should result in a good phone number for the borrower.

Broken Repayment Plans or Broken Promise to Pay
-----------------------------------------------

Follow-up with the Mortgagor within seventy-two (72) hours of the repayment plan being broken.

FICO's
------

Updated FICO scores must be ordered, at GS's sole cost and expense, on all GS Loans on a quarterly basis and reported to GS on the following month end tape.

VALUATIONS
----------

BPO should be ordered on the day in which a loan becomes sixty-five (65) days delinquent if such loan is not cash flowing through a forbearance plan or bankruptcy plan. Servicer should receive the requested BPO within twenty-one
(21) days of such BPO order with the understanding that such BPOs may be received at any time depending on the totality of the circumstances; provided, however, the Servicer shall provide GS with notice and weekly updates of any developments with respect to any BPO which is not received by the Servicer within twenty-one (21) days of such BPO order. Reconciliation should be performed on a BPO within five (5) business days of receipt thereof. Servicer system should reflect reconciled value upon receipt of the BPO. The reconciled value should then be reported to GS with the next month end data tape.

BANKRUPTCY
----------

All bankruptcy actions will be managed according to FNMA guidelines including, without limitation, bankruptcy set-up, filing proofs of claims, monitoring plans, referring loans to an attorney, filing motions for relief, and/or releasing bankruptcies back to foreclosure/normal servicing.

All loans owned by GS should be run though BANKO or a similar system once every thirty (30) days.

FORECLOSURE
-----------

Servicer shall follow FNMA timelines for all GS loans in foreclosure. Allowable delays shall include bankruptcy filings, litigation, loss mitigation which results in cash being applied to the loan. Assignment delays should be no longer than thirty (30) days. Title issues should be no longer than sixty (60) days. Any delays that shall exceed these estimated timelines should be reported to GS on a monthly basis. GS loans will not be referred to foreclosure until the reconciled value has been received and evaluated.

Servicer shall maintain a foreclosure resolution rate of fifty percent (50%).

                                   EXHIBIT 15

                             REO Servicing Standards

Purpose: The purpose of these standards is to serve as a guideline for valuations, reporting and overall management of Goldman REO Assets.

Property Valuations:

      o BPO - As soon as the REO property in possession, by our attached definition an interior BPO should be ordered by the servicer. The BPO should state a Value as-is and a Repaired Value. It should include interior photos, photos of outbuildings, and deferred maintenance. Upon completion an original copy of the BPO is to be forwarded to the REO Department of Goldman Sachs either in PDF format or overnight hard copy. Sale and listing information on the BPO should be in a grid format acceptable to Goldman Sachs.

      o APPRAISAL - (Only on new REO acquisitions) As soon as the property is re-keyed and trashed out the servicer will at Goldman request, order a full interior appraisal on form 1004 from an Appraiser acceptable to Goldman Sachs. The appraiser should be given the access instructions by the servicer. The full appraisal will include interior photos, photos of all outbuildings and deferred maintenance. Required is "The Supplemental REO Addendum Form" giving 3 listing comps, itemization of needed repairs, and as-is and as-repaired value. Upon completion an original copy of the Appraisal is to be forwarded or made available to the REO Department of Goldman Sachs either in PDF format or overnight hard copy.

      o OTHER - Any and all subsequent BPO's, CMA's Appraisals, AVM's or other evaluations ordered during the course of the REO term are to be made available in the same manner.

Vendors:

      o From time to time, Goldman Sachs will provide the Servicer with a published list of Appraisers, Appraisal Vendors, Realtors, Brokers and other service providers with whom they prefer not to do business. The Servicer will make commercially reasonable efforts to refrain from using anyone named on such a list and Goldman Sachs reserves the right to refuse any product or service and payment for that product or service provided by such listed Appraisers, Appraisal Vendors, Realtors, Brokers and other service providers - if, and only if, such product or service does not comply with reasonable standards as determined by generally accepted mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such mortgage loan in the jurisdiction where the related mortgaged property is located.

Possession:

      o RE-KEYING - The property should be Re-keyed as soon as it is in our possession both to keep prior occupants out and allow access to new service providers and Goldman Sachs personnel. Goldman Sachs suggests that the door be re-keyed to a master key code (key code to be furnished to REO personnel at Goldman Sachs) and the new keys be placed in a combo lock box. The servicer will keep REO personnel at Goldman Sachs informed with proper access information.

      o TRASH OUT - Defined as but not limited to; grass cut, shrubs and trees trimmed, all debris cleared from interior and exterior, appliances emptied, cleaned and secured, all trash removed from premises, windows and doors secured, any fire or safety hazard removed. The property should be trashed out before the full appraisal is ordered and the "For Sale" sign is placed on the property.

      o CASH FOR KEYS - The maximum allowable payment to either an owner or tenant to vacate the property without Goldman Sachs' prior consent should be one thousand five hundred dollars ($1,500). If the servicer intends to pay either an owner or tenant to vacate the property an amount in excess of one thousand five hundred dollars ($1,500), the servicer should make commercially reasonable efforts to obtain Goldman Sachs' prior consent. Every advance should be cost justified and that data available to Goldman Sachs upon request. The exact amount of the advance should be proportional to the benefit and made to avoid a lengthily eviction process. Payments should be made only after the property is actually vacated and inspected by designated agents of the servicer. The servicer will report each month on all cash for keys transactions.

      o INSURANCE CLAIMS- The servicer will report on a monthly basis all Insurance claims filed, claims denied and claims aged over ninety
            (90) days during the reporting period.

On the Market:

      o     LISTING -

            o All properties are expected to be listed within thirty (30) days of possession.

            o Properties not listed within thirty (30) days will require an exceptions report at month end.

            o     All listings should be in the local MLS.

            o     Listing Agreements should not be for more than six (6) months.

            o All listing agreements are subject to cancellation at any time without penalty of liability to Goldman Sachs

      o     SIGNAGE -

            o All listed properties are to have a sign that is conspicuous and readable from the street which clearly indicates the property is available for sale and contact information for prospective buyers.

            o From the date of acquisition through the date of listing , the broker/agent/servicer is to reasonably inspect the property until a sale sign is posted.

                                   EXHIBIT 16

                            FORM OF COMMITMENT LETTER

     [OWNER]

     [DATE]

     Countrywide Home Loans Servicing LP
     450 American Street, MSN SV-3A
     Simi Valley, California 93065
     Attn: Portfolio Services

         Re:  Flow Servicing Agreement dated May __ , 2005 (the
         "Servicing Agreement"), between Goldman Sachs Mortgage Company ("Owner") and Countrywide Home Loans Servicing LP, as servicer ("Countrywide").


Gentlemen and Ladies:

            This letter (this "Commitment Letter") and the Term Sheet attached hereto as Exhibit A, identifies certain mortgage loans (the "Added Mortgage Loans") which Owner proposes to add and make subject to the Servicing Agreement and the business terms under which Servicer agrees to service the Added Mortgage Loans.

            Upon the mutual execution of this Commitment Letter, the Added Mortgage Loans shall be deemed to have been made subject to the terms and conditions of the Servicing Agreement. The transfer and servicing of the Added Mortgage Loans shall, unless otherwise agreed, occur on the dates specified herein.

            All exhibits hereto are incorporated herein in their entirety. In the event there exists any inconsistency between the Servicing Agreement and this Commitment Letter, the latter shall be controlling notwithstanding anything contained in the Servicing Agreement to the contrary. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Servicing Agreement.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, this Agreement has been executed as of the ____day of ______________.


                                       GOLDMAN SACHS MORTGAGE COMPANY,
                                          as Owner


                                       By:____________________________________
                                          Name:
                                          Title:


                                       COUNTRYWIDE HOME LOANS SERVICING LP, a
                                          Texas limited partnership, as
                                          Servicer


                                       By: COUNTRYWIDE GP, INC., general
                                           partner

                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT R

     REPRESENTATIONS AND WARRANTIES AGREEMENT, DATED AS OF OCTOBER 28, 2005, BETWEEN GOLDMAN SACHS MORTGAGE COMPANY AND GS MORTGAGE SECURITIES CORP.

                                                                  EXECUTION COPY

                    REPRESENTATIONS AND WARRANTIES AGREEMENT

            This REPRESENTATIONS AND WARRANTIES AGREEMENT (the "Agreement"), dated as of October 28, 2005 (the "Closing Date"), is between GOLDMAN SACHS MORTGAGE COMPANY ("GSMC") and GS MORTGAGE SECURITIES CORP. (the "Depositor").

            WHEREAS, GSMC acquired certain mortgage loans (the "Conduit Mortgage Loans") set forth on the mortgage loan schedule attached hereto as Exhibit I (the "Mortgage Loan Schedule") from various mortgage loan sellers pursuant to certain master loan purchase agreements (each, a "Purchase Agreement"), in each case between GSMC, as purchaser and the related mortgage loan seller;

            WHEREAS, pursuant to an Assignment, Assumption and Recognition Agreement, dated as of October 28, 2005 (the "AAR"), among the Depositor, GSMC and Countrywide Home Loans Servicing LP, GSMC will convey, transfer, sell, grant, and assign the Mortgage Loans to the Depositor;

            WHEREAS, pursuant to a Master Servicing and Trust Agreement, dated as of October 1, 2005 (the "Trust Agreement"), among GS Mortgage Securities Corp., as depositor, HSBC Bank USA, National Association, as trustee (the "Trustee"), Wells Fargo Bank, N.A., as master servicer, as securities administrator and as a custodian, and Deutsche Bank National Trust Company and J.P. Morgan Trust Company, National Association, as custodians, the Depositor will transfer the Mortgage Loans to the Trustee;

            NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

            1. Representations and Warranties of GSMC. To GSMC's knowledge, all of the representations and warranties as to the Conduit Mortgage Loans, as set forth in the Goldman Sachs Mortgage Company Sellers Guide, dated as of August 30, 2004 (the "Seller's Guide"), are true and correct in all respects as of the date hereof as if made on the date hereof. With respect to those representations and warranties which are made to the best of GSMC's knowledge, if it is discovered by GSMC that the substance of such representation and warranty is inaccurate, notwithstanding GSMC's lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

            It is understood and agreed that the representations and warranties set forth in this Section 1 shall survive delivery of the Mortgage Loan Documents to the Depositor or its designee and shall inure to the benefit of the Depositor and its assigns notwithstanding any restrictive or qualified endorsement or assignment. Upon the discovery by GSMC or the Depositor and its assigns of a breach of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other parties to this Agreement, and in no event later than two (2) Business Days from the date of such discovery. It is understood and agreed that the obligations of GSMC set forth in Section 2 to repurchase or, in limited circumstances, substitute a Mortgage Loan constitute the sole remedies available to the Depositor and its assigns on their behalf respecting a breach of the representations and warranties contained in this Section 1.

            2. Repurchase of Mortgage Loans. Upon discovery or notice of any breach by GSMC of any representation, warranty or covenant under this Agreement that materially and adversely affects the value of any Mortgage Loan or the interest of the Depositor therein (it being understood that any such defect or breach shall be deemed to have materially and adversely affected the value of the related Mortgage Loan or the interest of the Depositor therein if the Depositor incurs a loss as a result of such defect or breach), the Depositor promptly shall request that GSMC cure such breach and, if GSMC does not cure such breach in all material respects within 60 days from the date on which it is notified of the breach, the Depositor may enforce GSMC's obligation hereunder to repurchase such Mortgage Loan from the Depositor at an amount equal to the stated principal balance for such Mortgage Loan plus all accrued and unpaid interest from the last date on which interest was paid through the last day of the month of the date of such repurchase plus any advances for taxes or insurance made by the servicer, plus any costs and damages incurred in connection with any violation by any Mortgage Loan of any predatory or abusive lending law, plus any fees or costs incurred in asserting its right to cause GSMC to repurchase such Mortgage Loan or, in limited circumstances (as set forth below), substitute for such mortgage loan a Substitute Mortgage Loan (as defined below) provided that any substitution shall be effected not later than two years after the date hereof.

            In the event of a repurchase or substitution of any Mortgage Loan by GSMC, the Depositor shall promptly deliver to GSMC or its designee the related Mortgage File.

            Except as specifically set forth herein, the Depositor shall have no responsibility to enforce any provision of this Agreement, to oversee compliance hereof or to take notice of any breach or default thereof.

            For purposes of this Section, "Deleted Mortgage Loan" and "Substitute Mortgage Loan" shall be defined as set forth below.

            "Deleted Mortgage Loan": A Mortgage Loan which is to be, pursuant to this Section 2, replaced or to be replaced by GSMC with a Substitute Mortgage Loan and Substitution Adjustment Amount, if any.

            "Substitute Mortgage Loan": A mortgage loan substituted by GSMC for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the Stated Principal Balance of the Deleted Mortgage Loan; (ii) be accruing interest at a rate no lower than and not more than 2% per annum higher than that of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed rate); and (v) comply with each representation and warranty set forth in
Section 2 of the Seller's Guide.

            "Substitution Adjustment Amount" means with respect to any Mortgage Loan, the amount remitted by GSMC on the applicable Distribution Date which is the difference between the outstanding principal balance of a Substitute Mortgage Loan as of the date of the substitution and the outstanding principal balance of the Deleted Mortgage Loan as of the date of the substitution.

            3. Governing Law.

            THIS ASSIGNMENT AGREEMENT AND THE RIGHTS AND OBLIGATIONS HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF).

            EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS ASSIGNMENT AGREEMENT, OR ANY OTHER DOCUMENTS AND INSTRUMENTS EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF SUCH PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS ASSIGNMENT AGREEMENT.

            4. Counterparts. This Assignment Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

            5. Definitions. Any capitalized term used but not defined in this Agreement has the meaning assigned thereto in the Purchase Agreement or the Trust Agreement, as applicable.

            6. Third Party Beneficiary. The parties agree that the Trustee and the Class AF-3W Certificate Insurer are intended to be, and shall have the rights of, a third party beneficiary of this Agreement.

            7. Amendments. This Agreement may be amended from time to time by the parties hereto with the Class AF-3W Certificate Insurer's consent (which consent shall not be unreasonably withheld); provided that this Agreement may be amended without the Class AF-3W Certificate Insurer's consent if no Class AF-3W Certificate is Outstanding.

            IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement the day and year first above written.


                                  GOLDMAN SACHS MORTGAGE
                                     COMPANY

                                  By: Goldman Sachs Real Estate Funding
                                          Corp., its General Partner

                                  By: __________________________________
                                      Name:
                                      Title:

                                  GS MORTGAGE SECURITIES CORP.


                                  By: __________________________________
                                      Name:
                                      Title:

                                    EXHIBIT I

                             Mortgage Loan Schedule